Form 10-K, Exhibit 13
period 2023-12-31
WELLS FARGO & COMPANY/MN
filed 2024-02-20
CIK 72971

Exhibit 13

		Financial Review
4		Overview	110	4	Equity Securities
9		Earnings Performance	112	5	Loans and Related Allowance for Credit Losses
27		Balance Sheet Analysis	127	6	Mortgage Banking Activities
29		Off-Balance Sheet Arrangements	129	7	Intangible Assets and Other Assets
30		Risk Management	130	8	Leasing Activity
52		Capital Management	132	9	Deposits
58		Regulatory Matters	133	10	Long-Term Debt
61		Critical Accounting Policies	135	11	Preferred Stock
65		Current Accounting Developments	136	12	Common Stock and Stock Plans
66		Forward-Looking Statements	138	13	Legal Actions
68		Risk Factors	140	14	Derivatives
		Controls and Procedures	146	15	Fair Values of Assets and Liabilities
82		Disclosure Controls and Procedures	157	16	Securitizations and Variable Interest Entities
82		Internal Control Over Financial Reporting	162	17	Guarantees and Other Commitments
82		Management’s Report on Internal Control over Financial Reporting	165	18	Securities and Other Collateralized Financing Activities
83		Report of Independent Registered Public Accounting Firm (KPMG LLP, Charlotte, NC, Auditor Firm ID: 185)	167	19	Pledged Assets and Collateral
			168	20	Operating Segments
		Financial Statements	170	21	Revenue and Expenses
84		Consolidated Statement of Income	173	22	Employee Benefits
85		Consolidated Statement of Comprehensive Income	178	23	Income Taxes
86		Consolidated Balance Sheet	181	24	Earnings and Dividends Per Common Share
87		Consolidated Statement of Changes in Equity	182	25	Other Comprehensive Income
89		Consolidated Statement of Cash Flows	184	26	Regulatory Capital Requirements and Other Restrictions
			186	27	Parent-Only Financial Statements
		Notes to Financial Statements
90	1	Summary of Significant Accounting Policies	188		Report of Independent Registered Public Accounting Firm
103	2	Trading Activities	192		Quarterly Financial Data
104	3	Available-for-Sale and Held-to-Maturity Debt Securities	193		Glossary of Acronyms

Wells Fargo & Company	3

This Annual Report, including the Financial Review and the Financial Statements and related Notes, contains forward-looking statements, which may include forecasts of our financial results and condition, expectations for our operations and business, and our assumptions for those forecasts and expectations. Do not unduly rely on forward-looking statements. Actual results may differ materially from our forward-looking statements due to several factors. Factors that could cause our actual results to differ materially from our forward-looking statements are described in this Report, including in the “Forward-Looking Statements” section, and in the “Risk Factors” and “Regulation and Supervision” sections of our Annual Report on Form 10-K for the year ended December 31, 2023 (2023 Form 10-K).

When we refer to “Wells Fargo,” “the Company,” “we,” “our,” or “us” in this Report, we mean Wells Fargo & Company and Subsidiaries (consolidated). When we refer to the “Parent,” we mean Wells Fargo & Company. See the “Glossary of Acronyms” for definitions of terms used throughout this Report.

Financial Review

Overview
Wells Fargo & Company is a leading financial services company that has approximately $1.9 trillion in assets. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth and Investment Management. Wells Fargo ranked No. 47 on Fortune’s 2023 rankings of America’s largest corporations. We ranked fourth in assets and third in the market value of our common stock among all U.S. banks at December 31, 2023.
Wells Fargo’s top priority remains building a risk and control infrastructure appropriate for its size and complexity. The Company is subject to a number of consent orders and other regulatory actions, some of which are described below. These regulatory actions may require the Company, among other things, to undertake certain changes to its business, operations, products and services, and risk management practices. Addressing these regulatory actions is expected to take multiple years, and we are likely to continue to experience issues or delays along the way in satisfying their requirements. We are also likely to continue to identify more issues as we implement our risk and control infrastructure, which may result in additional regulatory actions. Regulators have indicated the potential for escalating consequences for banks that do not timely resolve open issues or have repeat issues. Furthermore, issues or delays with one regulatory action could affect our progress on others. Failure to satisfy the requirements of a regulatory action on a timely basis could result in additional fines, penalties, business restrictions, limitations on subsidiary capital distributions, increased capital or liquidity requirements, enforcement actions, and other adverse consequences, which could be significant. While we still have significant work to do and have not yet satisfied certain aspects of these regulatory actions, the Company is committed to devoting the resources necessary to operate with strong business practices and controls, maintain the highest level of integrity, and have an appropriate culture in place.

Federal Reserve Board Consent Order Regarding Governance Oversight and Compliance and Operational Risk Management
On February 2, 2018, the Company entered into a consent order with the Board of Governors of the Federal Reserve System (FRB). As required by the consent order, the Company’s Board of Directors (Board) submitted to the FRB a plan to further enhance the Board’s governance and oversight of the Company, and the Company submitted to the FRB a plan to further improve the Company’s compliance and operational risk management program. The Company continues to engage with the FRB as the
Company works to address the consent order provisions. The consent order also requires the Company, following the FRB’s acceptance and approval of the plans and the Company’s adoption and implementation of the plans, to complete an initial third-party review of the enhancements and improvements provided for in the plans. Until this third-party review is complete and the plans are adopted and implemented to the satisfaction of the FRB, the Company’s total consolidated assets as defined under the consent order will be limited to the level as of December 31, 2017. Compliance with this asset cap is measured on a two-quarter daily average basis to allow for management of temporary fluctuations. After removal of the asset cap, a second third-party review must also be conducted to assess the efficacy and sustainability of the enhancements and improvements.

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

4	Wells Fargo & Company

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

Retail Sales Practices Matters
In September 2016, we announced settlements with the CFPB, the OCC, and the Office of the Los Angeles City Attorney, and entered into related consent orders with the CFPB and the OCC, in connection with allegations that some of our retail customers received products and services they did not request. As a result, it remains a priority to rebuild trust through a comprehensive action plan that includes making things right for our customers, employees, and other stakeholders, and building a better Company for the future. On September 8, 2021, the CFPB consent order regarding retail sales practices expired. On February 15, 2024, the OCC announced the termination of its consent order regarding retail sales practices.

Customer Remediation Activities
Our priority of rebuilding trust has included an effort to identify areas or instances where customers may have experienced financial harm, provide remediation as appropriate, and implement additional operational and control procedures. We are working with our regulatory agencies in this effort.
We have accrued for the probable and estimable costs related to our customer remediation activities, which amounts may change based on additional facts and information, as well as ongoing reviews and communications with our regulators. We had $819 million and $2.3 billion of accrued liabilities for customer remediation activities as of December 31, 2023 and 2022, respectively. As our ongoing reviews continue and as we continue to strengthen our risk and control infrastructure, we have identified and may in the future identify additional items or areas of potential concern. To the extent issues are identified, we will continue to assess any customer harm and provide remediation as appropriate.
Recent Developments
Federal Deposit Insurance Corporation Special Assessment
In November 2023, the Federal Deposit Insurance Corporation (FDIC) finalized a rule to recover losses to the FDIC deposit insurance fund as a result of bank failures in the first half of 2023. Under the rule, the FDIC will collect a special assessment based on a calculation using an insured depository institution’s (IDI) estimated amount of uninsured deposits. Upon the FDIC’s finalization of the rule, we expensed the entire estimated amount of our special assessment of $1.9 billion (pre-tax), which will be paid over eight quarters beginning in June 2024. The amount of our special assessment may change as the FDIC determines the actual losses to the deposit insurance fund and evaluates any amendments by IDIs to uninsured deposit amounts reported for December 31, 2022.

Overdraft Fees Proposal
On January 17, 2024, the CFPB issued a proposed rule that would limit overdraft fees charged by certain banks. We expect a significant reduction to our overdraft fees, which are included in deposit-related fees, if the rule is adopted as currently proposed.

Debit Card Interchange Fees Proposal
On October 25, 2023, the FRB issued a proposed rule that would reduce the amount of debit card interchange fees received by debit card issuers. In addition, the proposed rule would allow for an update to the debit card interchange fee cap every other year based on an analysis of certain costs incurred by debit card issuers. We expect a significant reduction to our debit card interchange fees, which are included in card fees, if the rule is adopted as currently proposed.

Capital Matters
On July 27, 2023, federal banking regulators issued a proposed rule to implement the final components of Basel III, which would impact risk-based capital requirements for certain banks. The proposed rule would eliminate the current Advanced Approach and replace it with a new expanded risk-based approach for the measurement of risk-weighted assets, including more granular risk weights for credit risk, a new market risk framework, and a new standardized approach for measuring operational risk. The new requirements would be phased in over a three-year period beginning July 1, 2025. The Company expects a significant increase in its risk-weighted assets and a net increase in its capital requirements based on an assessment of the proposed rule. The Company is considering a range of potential actions to address the impact of the proposed rule, including balance sheet and capital optimization strategies.
For additional information about capital planning, see the “Capital Management – Capital Planning and Stress Testing” section in this Report.

Wells Fargo & Company	5

Overview (continued)

Financial Performance
Adoption of Accounting Standards Update 2018-12
In first quarter 2023, we adopted Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts.
We adopted this ASU with retrospective application, which required revision of prior period financial statements. Prior period risk-based capital and certain other regulatory related metrics were not revised. For additional information, including the financial statement line items impacted by the adoption of ASU 2018-12, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.
In 2023, we generated $19.1 billion of net income and diluted earnings per common share (EPS) of $4.83, compared with $13.7 billion of net income and diluted EPS of $3.27 in 2022. Financial performance for 2023, compared with 2022, included the following:
•total revenue increased due to higher net interest income and higher noninterest income;
•provision for credit losses reflected increases for commercial real estate loans, primarily office loans, as well as for increases in credit card loan balances;
•noninterest expense decreased due to lower operating losses, partially offset by higher personnel expense and higher other expense driven by an FDIC special assessment;
•average loans increased driven by loan growth in both our commercial and consumer loan portfolios; and
•average deposits decreased driven by reductions in Consumer Banking and Lending, Commercial Banking, and Wealth and Investment Management, partially offset by growth in Corporate and Investment Banking and Corporate.

Capital and Liquidity
We maintained a strong capital position in 2023, with total equity of $187.4 billion at December 31, 2023, compared with $182.2 billion at December 31, 2022. In addition, capital and liquidity at December 31, 2023, included the following:
•our Common Equity Tier 1 (CET1) ratio was 11.43% under the Standardized Approach (our binding ratio), which continued to exceed the regulatory minimum and buffers of 8.90%;
•our total loss absorbing capacity (TLAC) as a percentage of total risk-weighted assets was 25.05%, compared with the regulatory minimum of 21.50%; and
•our liquidity coverage ratio (LCR) was 125%, which continued to exceed the regulatory minimum of 100%.
See the “Capital Management” and the “Risk Management – Asset/Liability Management – Liquidity Risk and Funding” sections in this Report for additional information regarding our capital and liquidity, including the calculation of our regulatory capital and liquidity amounts.
Credit Quality
Credit quality reflected the following:
•The allowance for credit losses (ACL) for loans of $15.1 billion at December 31, 2023, increased $1.5 billion from December 31, 2022.
•Our provision for credit losses for loans was $5.4 billion in 2023, compared with $1.5 billion in 2022. The ACL for loans and the provision for credit losses for loans reflected increases for commercial real estate loans, primarily office loans, as well as for increases in credit card loan balances.
•The allowance coverage for total loans was 1.61% at December 31, 2023, compared with 1.42% at December 31, 2022.
•Commercial portfolio net loan charge-offs were $923 million, or 17 basis points of average commercial loans, in 2023, compared with net loan charge-offs of $79 million in 2022, due to higher losses in all commercial portfolios, primarily in our commercial real estate portfolio driven by the office property type.
•Consumer portfolio net loan charge-offs were $2.5 billion, or 65 basis points of average consumer loans, in 2023, compared with net loan charge-offs of $1.5 billion, or 39 basis points, in 2022, due to higher losses in all consumer portfolios, primarily in our credit card portfolio.
•Nonperforming assets (NPAs) of $8.4 billion at December 31, 2023, increased $2.7 billion, or 47%, from December 31, 2022, driven by higher commercial real estate nonaccrual loans, predominantly within the office property type, partially offset by lower residential mortgage nonaccrual loans. NPAs represented 0.90% of total loans at December 31, 2023.
•Criticized loans in the commercial portfolio were $33.0 billion at December 31, 2023, compared with $25.1 billion at December 31, 2022, primarily driven by an increase in criticized commercial real estate loans in the office and apartments property types.

6	Wells Fargo & Company

Table 1 presents a three-year summary of selected financial data and Table 2 presents selected ratios and per common share data.
Table 1: Summary of Selected Financial Data

	Year ended December 31,
(in millions, except per share amounts)	2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022	2021	$ Change 2022/ 2021	% Change 2022/ 2021
Income statement
Net interest income	$52,375	44,950	7,425	17%	$35,779	9,171	26%
Noninterest income (1)	30,222	29,418	804	3	43,387	(13,969)	(32)
Total revenue	82,597	74,368	8,229	11	79,166	(4,798)	(6)
Net charge-offs	3,450	1,609	1,841	114	1,582	27	2
Change in the allowance for credit losses	1,949	(75)	2,024	NM	(5,737)	5,662	(99)
Provision for credit losses (2)	5,399	1,534	3,865	252	(4,155)	5,689	NM
Noninterest expense (1)	55,562	57,205	(1,643)	(3)	53,758	3,447	6
Net income before noncontrolling interests	19,029	13,378	5,651	42	23,799	(10,421)	(44)
Less: Net income from noncontrolling interests	(113)	(299)	186	62	1,690	(1,989)	NM
Wells Fargo net income (1)	19,142	13,677	5,465	40	22,109	(8,432)	(38)
Earnings per common share	4.88	3.30	1.58	48	5.13	(1.83)	(36)
Diluted earnings per common share	4.83	3.27	1.56	48	5.08	(1.81)	(36)
Dividends declared per common share	1.30	1.10	0.20	18	0.60	0.50	83
Balance sheet (period-end)
Debt securities	490,458	496,808	(6,350)	(1)	537,531	(40,723)	(8)
Loans	936,682	955,871	(19,189)	(2)	895,394	60,477	7
Allowance for credit losses for loans	15,088	13,609	1,479	11	13,788	(179)	(1)
Equity securities	57,336	64,414	(7,078)	(11)	72,886	(8,472)	(12)
Assets (1)	1,932,468	1,881,020	51,448	3	1,948,073	(67,053)	(3)
Deposits	1,358,173	1,383,985	(25,812)	(2)	1,482,479	(98,494)	(7)
Long-term debt	207,588	174,870	32,718	19	160,689	14,181	9
Common stockholders’ equity (1)	166,444	160,952	5,492	3	168,111	(7,159)	(4)
Wells Fargo stockholders’ equity (1)	185,735	180,227	5,508	3	187,386	(7,159)	(4)
Total equity (1)	187,443	182,213	5,230	3	189,889	(7,676)	(4)
NM – Not meaningful
(1)In first quarter 2023, we adopted Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. We adopted ASU 2018-12 with retrospective application, which required revision of prior period financial statements. For additional information, including the financial statement line items impacted by the adoption of ASU 2018-12, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.
(2)Includes provision for credit losses for loans, debt securities, and other financial assets.

Wells Fargo & Company	7

Overview (continued)
Table 2: Ratios and Per Common Share Data (1)

	Year ended December 31,
	2023	2022	2021
Performance ratios
Return on average assets (ROA) (2)	1.02%	0.72	1.14
Return on average equity (ROE) (3)	11.0	7.8	12.3
Return on average tangible common equity (ROTCE) (4)	13.1	9.3	14.8
Efficiency ratio (5)	67	77	68
Capital and other metrics (6)
Wells Fargo common stockholders’ equity to assets	8.61	8.56	8.63
Total equity to assets	9.70	9.69	9.75
Risk-based capital ratios and components:
Standardized Approach:
Common Equity Tier 1 (CET1)	11.43	10.60	11.35
Tier 1 capital	12.98	12.11	12.89
Total capital	15.67	14.82	15.84
Risk-weighted assets (RWAs) (in billions)	$1,231.7	1,259.9	1,239.0
Advanced Approach:
Common Equity Tier 1 (CET1)	12.63%	12.00	12.60
Tier 1 capital	14.34	13.72	14.31
Total capital	16.40	15.94	16.72
Risk-weighted assets (RWAs) (in billions)	$1,114.3	1,112.3	1,116.1
Tier 1 leverage ratio	8.50%	8.26	8.34
Supplementary Leverage Ratio (SLR)	7.09	6.86	6.89
Total Loss Absorbing Capacity (TLAC) Ratio (7)	25.05	23.27	23.03
Liquidity Coverage Ratio (LCR) (8)	125	122	118
Average balances:
Average Wells Fargo common stockholders’ equity to average assets	8.67	8.53	8.69
Average total equity to average assets	9.80	9.67	9.81
Per common share data
Dividend payout ratio (9)	26.9	33.6	11.8
Book value (10)	$46.25	41.98	43.26
(1)In first quarter 2023, we adopted Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. We adopted ASU 2018-12 with retrospective application, which required revision of prior period financial statements. Prior period risk-based capital and certain other regulatory related metrics were not revised. For additional information, including the financial statement line items impacted by the adoption of ASU 2018-12, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.
(2)Represents Wells Fargo net income divided by average assets.
(3)Represents Wells Fargo net income applicable to common stock divided by average common stockholders’ equity.
(4)Tangible common equity is a non-GAAP financial measure and represents total equity less preferred equity, noncontrolling interests, goodwill, certain identifiable intangible assets (other than mortgage servicing rights) and goodwill and other intangibles on investments in consolidated portfolio companies, net of applicable deferred taxes. The methodology of determining tangible common equity may differ among companies. Management believes that return on average tangible common equity, which utilizes tangible common equity, is a useful financial measure because it enables management, investors, and others to assess the Company’s use of equity. For additional information, including a corresponding reconciliation to generally accepted accounting principles (GAAP) financial measures, see the “Capital Management – Tangible Common Equity” section in this Report.
(5)The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
(6)See the “Capital Management” section and Note 26 (Regulatory Capital Requirements and Other Restrictions) to Financial Statements in this Report for additional information.
(7)Represents TLAC divided by risk-weighted assets (RWAs), which is our binding TLAC ratio, determined by using the greater of RWAs under the Standardized and Advanced Approaches.
(8)Represents average high-quality liquid assets divided by average projected net cash outflows, as each is defined under the LCR rule.
(9)Dividend payout ratio is dividends declared per common share as a percentage of diluted earnings per common share.
(10)Book value per common share is common stockholders’ equity divided by common shares outstanding.

8	Wells Fargo & Company

Earnings Performance
Wells Fargo net income for 2023 was $19.1 billion ($4.83 diluted EPS), compared with $13.7 billion ($3.27 diluted EPS) in 2022. Net income increased in 2023, compared with 2022, predominantly due to a $7.4 billion increase in net interest income and a $1.6 billion decrease in noninterest expense, partially offset by a $3.9 billion increase in provision for credit losses.
For a discussion of our 2022 financial results, compared with 2021, see the “Earnings Performance” section of our Annual Report on Form 10-K for the year ended December 31, 2022.

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
Net interest income and net interest margin increased in 2023, compared with 2022, driven by the impact of higher interest rates, which resulted in both higher interest income on interest-earning assets and higher interest expense for interest-bearing deposits and long-term debt.
Table 3 presents the individual components of net interest income and net interest margin. Net interest income and net interest margin are presented on a taxable-equivalent basis in Table 3 to consistently reflect income from taxable and tax-exempt loans and debt and equity securities based on a 21% federal statutory tax rate for the periods ended December 31, 2023, 2022 and 2021.

Wells Fargo & Company	9

Earnings Performance (continued)
Table 3: Average Balances, Yields and Rates Paid (Taxable-Equivalent Basis) (1)

	Year ended December 31,
			2023			2022			2021
($ in millions)	Average balance	Interest income/ expense	Average interest rates	Average balance	Interest income/ expense	Average interest rates	Average balance	Interest income/ expense	Interest rates
Assets
Interest-earning deposits with banks	$149,401	6,973	4.67%	$145,802	2,245	1.54%	$236,281	314	0.13%
Federal funds sold and securities purchased under resale agreements	69,878	3,374	4.83	62,137	859	1.38	69,720	14	0.02
Debt securities:
Trading debt securities	104,588	3,805	3.64	91,515	2,490	2.72	88,282	2,107	2.39
Available-for-sale debt securities	142,743	5,365	3.76	141,404	3,167	2.24	189,237	2,924	1.55
Held-to-maturity debt securities	275,441	7,246	2.63	296,540	6,480	2.19	245,304	4,589	1.87
Total debt securities	522,772	16,416	3.14	529,459	12,137	2.29	522,823	9,620	1.84
Loans held for sale (2)	5,762	363	6.29	13,900	513	3.69	27,554	865	3.14
Loans:
Commercial and industrial – U.S.	307,953	20,941	6.80	291,996	11,293	3.87	252,025	6,526	2.59
Commercial and industrial – Non-U.S.	74,410	5,043	6.78	80,033	2,681	3.35	71,114	1,448	2.04
Commercial real estate mortgage	129,437	8,312	6.42	131,304	4,974	3.79	121,638	3,276	2.69
Commercial real estate construction	24,324	1,898	7.80	21,510	991	4.61	21,589	667	3.09
Lease financing	15,386	749	4.87	14,555	607	4.17	15,519	692	4.46
Total commercial loans	551,510	36,943	6.70	539,398	20,546	3.81	481,885	12,609	2.62
Residential mortgage – first lien	252,857	8,477	3.35	249,985	7,912	3.17	249,862	7,903	3.16
Residential mortgage – junior lien	12,074	836	6.92	14,703	729	4.95	19,710	818	4.15
Credit card	48,202	6,246	12.96	41,275	4,752	11.51	35,471	4,086	11.52
Auto	51,116	2,415	4.72	55,429	2,366	4.27	51,576	2,317	4.49
Other consumer	28,157	2,349	8.34	29,030	1,489	5.13	25,784	962	3.73
Total consumer loans	392,406	20,323	5.18	390,422	17,248	4.42	382,403	16,086	4.21
Total loans (2)	943,916	57,266	6.07	929,820	37,794	4.06	864,288	28,695	3.32
Equity securities	25,920	683	2.63	30,575	708	2.31	31,946	608	1.91
Other	9,638	463	4.80	13,275	204	1.54	10,052	6	0.06
Total interest-earning assets	$1,727,287	85,538	4.95%	$1,724,968	54,460	3.16%	$1,762,664	40,122	2.28%
Cash and due from banks	27,463	—		25,817	—		24,562	—
Goodwill	25,173	—		25,177	—		26,087	—
Other	105,552	—		118,341	—		128,750	—
Total noninterest-earning assets	$158,188	—		169,335	—		179,399	—
Total assets	$1,885,475	85,538		1,894,303	54,460		1,942,063	40,122
Liabilities
Deposits:
Demand deposits	$418,542	6,947	1.66%	$432,745	1,356	0.31%	$450,131	127	0.03%
Savings deposits	376,233	2,723	0.72	433,415	406	0.09	423,221	124	0.03
Time deposits	132,492	6,215	4.69	33,148	449	1.36	36,519	122	0.33
Deposits in non-U.S. offices	19,278	618	3.21	19,191	138	0.72	28,297	15	0.05
Total interest-bearing deposits	946,545	16,503	1.74	918,499	2,349	0.26	938,168	388	0.04
Short-term borrowings:
Federal funds purchased and securities sold under agreements to repurchase	65,696	3,313	5.04	24,553	407	1.66	35,245	8	0.02
Other short-term borrowings	15,337	535	3.49	15,257	175	1.15	12,020	(48)	(0.41)
Total short-term borrowings	81,033	3,848	4.75	39,810	582	1.46	47,265	(40)	(0.09)
Long-term debt	180,464	11,572	6.41	157,742	5,505	3.49	178,742	3,173	1.78
Other liabilities	32,950	820	2.49	34,126	638	1.87	28,809	395	1.37
Total interest-bearing liabilities	$1,240,992	32,743	2.64%	$1,150,177	9,074	0.79%	$1,192,984	3,916	0.33%
Noninterest-bearing demand deposits	399,737	—		505,770	—		499,644	—
Other noninterest-bearing liabilities	59,886	—		55,189	—		58,933	—
Total noninterest-bearing liabilities	$459,623	—		560,959	—		558,577	—
Total liabilities	$1,700,615	32,743		1,711,136	9,074		1,751,561	3,916
Total equity	184,860	—		183,167	—		190,502	—
Total liabilities and equity	$1,885,475	32,743		1,894,303	9,074		1,942,063	3,916

Interest rate spread on a taxable-equivalent basis (3)			2.31%			2.37%			1.95%
Net interest margin and net interest income on a taxable-equivalent basis (3)		$52,795	3.06%		$45,386	2.63%		$36,206	2.05%
(1)The average balance amounts represent amortized costs, except for certain held-to-maturity (HTM) debt securities, which exclude unamortized basis adjustments related to the transfer of those securities from available-for-sale (AFS) debt securities. The average interest rates are based on interest income or expense amounts for the period and are annualized. Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.
(2)Nonaccrual loans and any related income are included in their respective loan categories.
(3)Includes taxable-equivalent adjustments of $420 million, $436 million, and $427 million for the years ended December 31, 2023, 2022 and 2021, respectively, predominantly related to tax-exempt income on certain loans and securities.

10	Wells Fargo & Company

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

Table 4: Analysis of Changes in Net Interest Income

	Year ended December 31,
	2023 vs. 2022			2022 vs. 2021
(in millions)	Volume	Rate	Total	Volume	Rate	Total
Increase (decrease) in interest income:
Interest-earning deposits with banks	$56	4,672	4,728	(162)	2,093	1,931
Federal funds sold and securities purchased under resale agreements	120	2,395	2,515	(2)	847	845
Debt securities:
Trading debt securities	391	924	1,315	80	303	383
Available-for-sale debt securities	30	2,168	2,198	(858)	1,101	243
Held-to-maturity debt securities	(482)	1,248	766	1,039	852	1,891
Total debt securities	(61)	4,340	4,279	261	2,256	2,517
Loans held for sale	(396)	246	(150)	(484)	132	(352)
Loans:
Commercial and industrial – U.S.	650	8,998	9,648	1,158	3,609	4,767
Commercial and industrial – Non-U.S.	(200)	2,562	2,362	201	1,032	1,233
Commercial real estate mortgage	(72)	3,410	3,338	276	1,422	1,698
Commercial real estate construction	144	763	907	(2)	326	324
Lease financing	36	106	142	(42)	(43)	(85)
Total commercial loans	558	15,839	16,397	1,591	6,346	7,937
Residential mortgage – first lien	95	470	565	1	8	9
Residential mortgage – junior lien	(146)	253	107	(230)	141	(89)
Credit card	854	640	1,494	670	(4)	666
Auto	(191)	240	49	166	(117)	49
Other consumer	(46)	906	860	132	395	527
Total consumer loans	566	2,509	3,075	739	423	1,162
Total loans	1,124	18,348	19,472	2,330	6,769	9,099
Equity securities	(116)	91	(25)	(26)	126	100
Other	(70)	329	259	3	195	198
Total increase in interest income	$657	30,421	31,078	1,920	12,418	14,338
Increase (decrease) in interest expense:
Deposits:
Demand deposits	$(46)	5,637	5,591	(5)	1,234	1,229
Savings deposits	(58)	2,375	2,317	3	279	282
Time deposits	3,173	2,593	5,766	(12)	339	327
Deposits in non-U.S. offices	1	479	480	(7)	130	123
Total interest-bearing deposits	3,070	11,084	14,154	(21)	1,982	1,961
Short-term borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,312	1,594	2,906	(3)	402	399
Other short-term borrowings	1	359	360	(10)	233	223
Total short-term borrowings	1,313	1,953	3,266	(13)	635	622
Long-term debt	891	5,176	6,067	(412)	2,744	2,332
Other liabilities	(23)	205	182	82	161	243
Total increase (decrease) in interest expense	5,251	18,418	23,669	(364)	5,522	5,158
Increase (decrease) in net interest income on a taxable-equivalent basis	$(4,594)	12,003	7,409	2,284	6,896	9,180

Wells Fargo & Company	11

Earnings Performance (continued)
Noninterest Income

Table 5: Noninterest Income

	Year ended December 31,
($ in millions)	2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022	2021	$ Change 2022/ 2021	% Change 2022/ 2021
Deposit-related fees	$4,694	5,316	(622)	(12)%	$5,475	(159)	(3)%
Lending-related fees	1,446	1,397	49	4	1,445	(48)	(3)
Investment advisory and other asset-based fees	8,670	9,004	(334)	(4)	11,011	(2,007)	(18)
Commissions and brokerage services fees	2,375	2,242	133	6	2,299	(57)	(2)
Investment banking fees	1,649	1,439	210	15	2,354	(915)	(39)
Card fees	4,256	4,355	(99)	(2)	4,175	180	4
Net servicing income	436	533	(97)	(18)	194	339	175
Net gains on mortgage loan originations/sales	393	850	(457)	(54)	4,762	(3,912)	(82)
Mortgage banking	829	1,383	(554)	(40)	4,956	(3,573)	(72)
Net gains from trading activities	4,799	2,116	2,683	127	284	1,832	645
Net gains from debt securities	10	151	(141)	(93)	553	(402)	(73)
Net gains (losses) from equity securities	(441)	(806)	365	45	6,427	(7,233)	NM
Lease income	1,237	1,269	(32)	(3)	996	273	27
Other	698	1,552	(854)	(55)	3,412	(1,860)	(55)
Total	$30,222	29,418	804	3	$43,387	(13,969)	(32)
NM – Not meaningful
Full year 2023 vs. full year 2022

Deposit-related fees decreased reflecting:
•our efforts to help customers avoid overdraft fees; and
•lower fees on commercial accounts driven by higher earnings credits due to an increase in interest rates.

Investment advisory and other asset-based fees decreased reflecting net outflows of advisory assets and lower market valuations.

Fees from the majority of Wealth and Investment Management (WIM) advisory assets are based on a percentage of the market value of the assets at the beginning of the quarter. For additional information on certain client investment assets, see the “Earnings Performance – Operating Segment Results – Wealth and Investment Management – WIM Advisory Assets” section in this Report.

Commissions and brokerage services fees increased due to higher service fee rates and higher transactional revenue.

Investment banking fees increased due to increased activity across all products, as well as a write-down on unfunded leveraged finance commitments in 2022.

Net servicing income decreased driven by:
•lower servicing fees due to a lower balance of mortgage loans serviced for others, including the impact of MSR sales;
partially offset by:
•higher income from net hedge results related to MSR valuations.
Net gains on mortgage loan originations/sales decreased
due to lower residential mortgage origination volumes related to higher interest rates and our more focused strategy for Home Lending, including our exit from the correspondent business.

For additional information on net servicing income and net gains on mortgage loan originations/sales, see Note 6 (Mortgage Banking Activities) to Financial Statements in this Report.

Net gains from trading activities increased driven by improved trading results across all asset classes.

Net gains from debt securities decreased due to lower gains on sales of asset-based securities and municipal bonds in our investment portfolio as a result of decreased sales volumes.

Net losses from equity securities decreased reflecting:
•lower impairment of equity securities; and
•higher unrealized gains on marketable equity securities;
partially offset by:
•lower unrealized and realized gains on nonmarketable equity securities driven by our venture capital and private equity investments.

Other income decreased driven by the change in fair value of liabilities associated with our reinsurance business, which was recognized as a result of our adoption of ASU 2018-12 in first quarter 2023. For additional information on our adoption of ASU 2018-12, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.

12	Wells Fargo & Company

Noninterest Expense

Table 6: Noninterest Expense

	Year ended December 31,
($ in millions)	2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022	2021	$ Change 2022/ 2021	% Change 2022/ 2021
Personnel	$35,829	34,340	1,489	4%	$35,541	(1,201)	(3)%
Technology, telecommunications and equipment	3,920	3,375	545	16	3,227	148	5
Occupancy	2,884	2,881	3	—	2,968	(87)	(3)
Operating losses (1)	1,183	6,984	(5,801)	(83)	1,568	5,416	345
Professional and outside services	5,085	5,188	(103)	(2)	5,723	(535)	(9)
Leases (2)	697	750	(53)	(7)	867	(117)	(13)
Advertising and promotion	812	505	307	61	600	(95)	(16)
Other	5,152	3,182	1,970	62	3,264	(82)	(3)
Total	$55,562	57,205	(1,643)	(3)	$53,758	3,447	6
(1)Includes expenses for legal actions of $179 million, $3.3 billion, and $341 million for the years ended December 31, 2023, 2022 and 2021, respectively, and expenses for customer remediation activities of $207 million, $2.7 billion, and $536 million for the years ended December 31, 2023, 2022 and 2021, respectively.
(2)Represents expenses for assets we lease to customers.
Full year 2023 vs. full year 2022

Personnel expense increased due to:
•higher severance expense for planned actions; and
•higher incentive compensation expense;
partially offset by:
•lower revenue-related compensation expense driven by lower origination volumes in Home Lending.

For additional information on personnel expense, see
Note 21 (Revenue and Expenses) to Financial Statements in this Report.
Technology, telecommunications and equipment expense increased due to higher expense for software maintenance and licenses and for the amortization of internally developed software.

Operating losses decreased driven by:
•lower expense for legal actions, compared with higher expense in 2022 that included amounts related to the December 2022 CFPB consent order. For additional information on legal actions, see Note 13 (Legal Actions) to Financial Statements in this Report; and
•lower expense for customer remediation activities, compared with higher expense in 2022 that included amounts related to the further refinement of the scope of remediation for historical mortgage lending, automobile lending, and consumer deposit accounts matters. Expenses for customer remediation activities in 2023 were lower related to matters that had lower estimated costs and complexity than historical matters. For additional information on customer remediation activities, see the “Overview” section above.

As previously disclosed, we have outstanding legal actions and customer remediation activities that could impact operating losses in the coming quarters.
For additional information on operating losses, see Note 21 (Revenue and Expenses) to Financial Statements in this Report.
Advertising and promotion expense increased due to higher marketing volume.

Other expense increased reflecting a $1.9 billion FDIC special assessment. For additional information on the FDIC’s special assessment, see Note 21 (Revenue and Expenses) to Financial Statements in this Report.

Income Tax Expense

Table 7: Income Tax Expense

	Year ended December 31,
($ in millions)	2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022	2021	$ Change 2022/ 2021	% Change 2022/ 2021
Income before income tax expense	$21,636	15,629	6,007	38%	29,563	(13,934)	(47%)
Income tax expense	2,607	2,251	356	16	5,764	(3,513)	(61)
Effective income tax rate (1)	12.0%	14.1			20.7
(1)Represents (i) Income tax expense (benefit) divided by (ii) Income (loss) before income tax expense (benefit) less Net income (loss) from noncontrolling interests.
Income tax expense for 2023, compared with 2022, increased due to higher pre-tax income, partially offset by the impact of discrete tax benefits related to the resolution of prior period tax matters. The effective income tax rate for 2023, compared with 2022, decreased primarily due to the impact of discrete tax benefits related to the resolution of prior period tax matters.
For additional information on income taxes, see Note 23 (Income Taxes) to Financial Statements in this Report.

Wells Fargo & Company	13

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
When a line of business uses a service provided by another line of business or enterprise function (included in Corporate), expense is generally allocated based on the cost and use of the service provided. We periodically assess and update our revenue and expense allocation methodologies.

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

Allocated Capital Reportable operating segments are allocated capital under a risk-sensitive framework that is primarily based on aspects of our regulatory capital requirements, and the assumptions and methodologies used to allocate capital are periodically assessed and updated. Effective January 1, 2023, management modified its capital allocation methodology to improve alignment of allocated capital with the binding regulatory constraints of the Company. Management believes that return on allocated capital is a useful financial measure because it enables management, investors, and others to assess a reportable operating segment’s use of capital.

Selected Metrics We present certain financial and nonfinancial metrics that management uses when evaluating reportable operating segment results. Management believes that these metrics are useful to investors and others to assess the performance, customer growth, and trends of reportable operating segments or lines of business.
Table 8: Management Reporting Structure

Wells Fargo & Company

Consumer Banking and Lending	Commercial Banking	Corporate and Investment Banking	Wealth and Investment Management	Corporate

• Consumer, Small and Business Banking • Home Lending • Credit Card • Auto • Personal Lending	• Middle Market Banking • Asset-Based Lending and Leasing	• Banking • Commercial Real Estate • Markets	• Wells Fargo Advisors • The Private Bank	• Corporate Treasury • Enterprise Functions • Investment Portfolio • Venture capital and private equity investments • Non-strategic businesses

14	Wells Fargo & Company

Table 9 and the following discussion present our results by reportable operating segment. For additional information, see Note 20 (Operating Segments) to Financial Statements in this Report.

Table 9: Operating Segment Results – Highlights

(in millions)	Consumer Banking and Lending	Commercial Banking	Corporate and Investment Banking	Wealth and Investment Management	Corporate (1)	Reconciling Items (2)	Consolidated Company
Year ended December 31, 2023
Net interest income	$30,185	10,034	9,498	3,966	(888)	(420)	52,375
Noninterest income	7,734	3,415	9,693	10,725	431	(1,776)	30,222
Total revenue	37,919	13,449	19,191	14,691	(457)	(2,196)	82,597
Provision for credit losses	3,299	75	2,007	6	12	—	5,399
Noninterest expense	24,024	6,555	8,618	12,064	4,301	—	55,562
Income (loss) before income tax expense (benefit)	10,596	6,819	8,566	2,621	(4,770)	(2,196)	21,636
Income tax expense (benefit)	2,657	1,704	2,140	657	(2,355)	(2,196)	2,607
Net income (loss) before noncontrolling interests	7,939	5,115	6,426	1,964	(2,415)	—	19,029
Less: Net income (loss) from noncontrolling interests	—	11	—	—	(124)	—	(113)
Net income (loss)	$7,939	5,104	6,426	1,964	(2,291)	—	19,142
Year ended December 31, 2022
Net interest income	$27,044	7,289	8,733	3,927	(1,607)	(436)	44,950
Noninterest income	8,766	3,631	6,509	10,895	1,192	(1,575)	29,418
Total revenue	35,810	10,920	15,242	14,822	(415)	(2,011)	74,368
Provision for credit losses	2,276	(534)	(185)	(25)	2	—	1,534
Noninterest expense	26,277	6,058	7,560	11,613	5,697	—	57,205
Income (loss) before income tax expense (benefit)	7,257	5,396	7,867	3,234	(6,114)	(2,011)	15,629
Income tax expense (benefit)	1,816	1,366	1,989	812	(1,721)	(2,011)	2,251
Net income (loss) before noncontrolling interests	5,441	4,030	5,878	2,422	(4,393)	—	13,378
Less: Net income (loss) from noncontrolling interests	—	12	—	—	(311)	—	(299)
Net income (loss)	$5,441	4,018	5,878	2,422	(4,082)	—	13,677
Year ended December 31, 2021
Net interest income	$22,807	4,960	7,410	2,570	(1,541)	(427)	35,779
Noninterest income	12,070	3,589	6,429	11,776	10,710	(1,187)	43,387
Total revenue	34,877	8,549	13,839	14,346	9,169	(1,614)	79,166
Provision for credit losses	(1,178)	(1,500)	(1,439)	(95)	57	—	(4,155)
Noninterest expense	24,648	5,862	7,200	11,734	4,314	—	53,758
Income (loss) before income tax expense (benefit)	11,407	4,187	8,078	2,707	4,798	(1,614)	29,563
Income tax expense (benefit)	2,852	1,045	2,019	680	782	(1,614)	5,764
Net income before noncontrolling interests	8,555	3,142	6,059	2,027	4,016	—	23,799
Less: Net income (loss) from noncontrolling interests	—	8	(3)	—	1,685	—	1,690
Net income	$8,555	3,134	6,062	2,027	2,331	—	22,109
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

Wells Fargo & Company	15

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
Table 9a: Consumer Banking and Lending – Income Statement and Selected Metrics

	Year ended December 31,
($ in millions, unless otherwise noted)	2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022	2021	$ Change 2022/ 2021	% Change 2022/ 2021
Income Statement
Net interest income	$30,185	27,044	3,141	12%	$22,807	4,237	19%
Noninterest income:
Deposit-related fees	2,702	3,093	(391)	(13)	3,045	48	2
Card fees	3,967	4,067	(100)	(2)	3,930	137	3
Mortgage banking	512	1,100	(588)	(53)	4,490	(3,390)	(76)
Other	553	506	47	9	605	(99)	(16)
Total noninterest income	7,734	8,766	(1,032)	(12)	12,070	(3,304)	(27)
Total revenue	37,919	35,810	2,109	6	34,877	933	3
Net charge-offs	2,784	1,693	1,091	64	1,439	254	18
Change in the allowance for credit losses	515	583	(68)	(12)	(2,617)	3,200	122
Provision for credit losses	3,299	2,276	1,023	45	(1,178)	3,454	293
Noninterest expense	24,024	26,277	(2,253)	(9)	24,648	1,629	7
Income before income tax expense	10,596	7,257	3,339	46	11,407	(4,150)	(36)
Income tax expense	2,657	1,816	841	46	2,852	(1,036)	(36)
Net income	$7,939	5,441	2,498	46	$8,555	(3,114)	(36)
Revenue by Line of Business
Consumer, Small and Business Banking	$26,384	23,421	2,963	13	$18,958	4,463	24
Consumer Lending:
Home Lending	3,389	4,221	(832)	(20)	8,154	(3,933)	(48)
Credit Card	5,347	5,271	76	1	4,928	343	7
Auto	1,464	1,716	(252)	(15)	1,733	(17)	(1)
Personal Lending	1,335	1,181	154	13	1,104	77	7
Total revenue	$37,919	35,810	2,109	6	$34,877	933	3

Selected Metrics
Consumer Banking and Lending:
Return on allocated capital (1)	17.5%	10.8			17.2%
Efficiency ratio (2)	63	73			71
Retail bank branches (#, period-end)	4,311	4,598		(6)	4,777		(4)
Digital active customers (# in millions, period-end) (3)	34.8	33.5		4	33.0		2
Mobile active customers (# in millions, period-end) (3)	29.9	28.3		6	27.3		4

Consumer, Small and Business Banking:
Deposit spread (4)	2.6%	2.0			1.5%
Debit card purchase volume ($ in billions) (5)	$492.8	486.6	6.2	1	$471.5	15.1	3
Debit card purchase transactions (# in millions) (5)	10,000	9,852		2	9,808		—
(continued on following page)

16	Wells Fargo & Company

(continued from previous page)

	Year ended December 31,
($ in millions, unless otherwise noted)	2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022	2021	$ Change 2022/ 2021	% Change 2022/ 2021
Home Lending:
Mortgage banking:
Net servicing income	$300	368	(68)	(18)%	$35	333	951%
Net gains on mortgage loan originations/sales	212	732	(520)	(71)	4,455	(3,723)	(84)
Total mortgage banking	$512	1,100	(588)	(53)	$4,490	(3,390)	(76)

Originations ($ in billions):
Retail	$24.2	64.3	(40.1)	(62)	$138.5	(74.2)	(54)
Correspondent	1.1	43.8	(42.7)	(97)	66.5	(22.7)	(34)
Total originations	$25.3	108.1	(82.8)	(77)	$205.0	(96.9)	(47)

% of originations held for sale (HFS)	44.6%	52.5			64.6%
Third-party mortgage loans serviced ($ in billions, period-end) (6)	$559.7	679.2	(119.5)	(18)	$716.8	(37.6)	(5)
Mortgage servicing rights (MSR) carrying value (period-end)	7,468	9,310	(1,842)	(20)	6,920	2,390	35
Ratio of MSR carrying value (period-end) to third-party mortgage loans serviced (period-end) (6)	1.33%	1.37			0.97%
Home lending loans 30+ days delinquency rate (period-end) (7)(8)(9)	0.32	0.31			0.39

Credit Card:
Point of sale (POS) volume ($ in billions)	$136.4	119.1	17.3	15	$95.3	23.8	25
New accounts (# in thousands)	2,547	2,153		18	1,640		31
Credit card loans 30+ days delinquency rate (period-end) (8)	2.89%	2.08			1.52%
Credit card loans 90+ days delinquency rate (period-end) (8)	1.48	1.01			0.72

Auto:
Auto originations ($ in billions)	$17.2	23.1	(5.9)	(26)	$33.9	(10.8)	(32)
Auto loans 30+ days delinquency rate (period-end) (8)(9)	2.80%	2.64			1.84%

Personal Lending:
New volume ($ in billions)	$11.9	12.6	(0.7)	(6)	$9.8	2.8	29
(1)Return on allocated capital is segment net income (loss) applicable to common stock divided by segment average allocated capital. Segment net income (loss) applicable to common stock is segment net income (loss) less allocated preferred stock dividends.
(2)Efficiency ratio is segment noninterest expense divided by segment total revenue (net interest income and noninterest income).
(3)Digital and mobile active customers is based on the number of consumer and small business customers who have logged on via a digital or mobile device, respectively, in the prior 90 days. Digital active customers includes both online and mobile customers.
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
(8)Excludes loans held for sale.
(9)Excludes nonaccrual loans.
Full year 2023 vs. full year 2022
Revenue increased driven by:
•higher net interest income driven by higher interest rates and deposit spreads, partially offset by lower deposit balances;
partially offset by:
•lower mortgage banking noninterest income due to lower residential mortgage origination volumes related to higher interest rates and our more focused strategy for Home Lending, including our exit from the correspondent business, as well as lower servicing income, including the impact of MSR sales; and
•lower deposit-related fees reflecting our efforts to help customers avoid overdraft fees.
Provision for credit losses increased driven by credit card loan growth.

Noninterest expense decreased due to:
•lower operating losses driven by lower expense for legal actions and customer remediation activities; and
•lower personnel expense driven by the impact of efficiency initiatives, as well as lower revenue-related compensation expense due to lower origination volumes in Home Lending;
partially offset by:
•higher advertising costs due to higher marketing volume.

Wells Fargo & Company	17

Earnings Performance (continued)
Table 9b: Consumer Banking and Lending – Balance Sheet

	Year ended December 31,
($ in millions)	2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022	2021	$ Change 2022/ 2021	% Change 2022/ 2021
Selected Balance Sheet Data (average)
Loans by Line of Business:
Consumer, Small and Business Banking	$9,104	10,132	(1,028)	(10)%	$16,625	(6,493)	(39)%
Consumer Lending:
Home Lending	219,601	219,157	444	—	224,446	(5,289)	(2)
Credit Card	40,530	34,151	6,379	19	29,052	5,099	18
Auto	51,689	55,994	(4,305)	(8)	52,293	3,701	7
Personal Lending	14,996	12,999	1,997	15	11,469	1,530	13
Total loans	$335,920	332,433	3,487	1	$333,885	(1,452)	—
Total deposits	811,091	883,130	(72,039)	(8)	834,739	48,391	6
Allocated capital	44,000	48,000	(4,000)	(8)	48,000	—	—

Selected Balance Sheet Data (period-end)
Loans by Line of Business:
Consumer, Small and Business Banking	$9,042	9,704	(662)	(7)	$11,270	(1,566)	(14)
Consumer Lending:
Home Lending	215,823	223,525	(7,702)	(3)	214,407	9,118	4
Credit Card	44,428	38,475	5,953	15	31,671	6,804	21
Auto	48,283	54,281	(5,998)	(11)	57,260	(2,979)	(5)
Personal Lending	15,291	14,544	747	5	11,966	2,578	22
Total loans	$332,867	340,529	(7,662)	(2)	$326,574	13,955	4
Total deposits	782,309	859,695	(77,386)	(9)	883,674	(23,979)	(3)
Full year 2023 vs. full year 2022
Total loans (average) increased due to:
•higher loan balances in our Credit Card business driven by higher point of sale volume and the impact of new product launches; and
•higher loan balances in our Personal Lending business;
partially offset by:
•a decline in loan balances in our Auto business due to lower origination volumes reflecting credit tightening actions; and
•a decline in Paycheck Protection Program loans in Consumer, Small and Business Banking.
Total loans (period-end) decreased driven by:
•a decline in loan balances in our Home Lending business driven by a decrease in residential mortgage origination volumes related to higher interest rates and our more focused strategy for Home Lending, including our exit from the correspondent business; and
•a decline in loan balances in our Auto business due to lower origination volumes reflecting credit tightening actions;
partially offset by:
•higher loan balances in our Credit Card business driven by higher point of sale volume and the impact of new product launches.

Total deposits (average and period-end) decreased due to consumer deposit outflows on consumer spending, as well as customer migration to higher yielding alternatives.

18	Wells Fargo & Company

Commercial Banking provides financial solutions to private, family owned and certain public companies. Products and services include banking and credit products across multiple industry sectors and municipalities, secured lending and lease products, and treasury management. Table 9c and Table 9d provide additional information for Commercial Banking.
Table 9c: Commercial Banking – Income Statement and Selected Metrics

	Year ended December 31,
($ in millions)	2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022	2021	$ Change 2022/ 2021	% Change 2022/ 2021
Income Statement
Net interest income	$10,034	7,289	2,745	38%	$4,960	2,329	47%
Noninterest income:
Deposit-related fees	998	1,131	(133)	(12)	1,285	(154)	(12)
Lending-related fees	531	491	40	8	532	(41)	(8)
Lease income	644	710	(66)	(9)	682	28	4
Other	1,242	1,299	(57)	(4)	1,090	209	19
Total noninterest income	3,415	3,631	(216)	(6)	3,589	42	1
Total revenue	13,449	10,920	2,529	23	8,549	2,371	28
Net charge-offs	96	4	92	NM	101	(97)	(96)
Change in the allowance for credit losses	(21)	(538)	517	96	(1,601)	1,063	66
Provision for credit losses	75	(534)	609	114	(1,500)	966	64
Noninterest expense	6,555	6,058	497	8	5,862	196	3
Income before income tax expense	6,819	5,396	1,423	26	4,187	1,209	29
Income tax expense	1,704	1,366	338	25	1,045	321	31
Less: Net income from noncontrolling interests	11	12	(1)	(8)	8	4	50
Net income	$5,104	4,018	1,086	27	$3,134	884	28

Revenue by Line of Business
Middle Market Banking	$8,762	6,574	2,188	33	$4,642	1,932	42
Asset-Based Lending and Leasing	4,687	4,346	341	8	3,907	439	11
Total revenue	$13,449	10,920	2,529	23	$8,549	2,371	28

Revenue by Product
Lending and leasing	$5,314	5,253	61	1	$4,835	418	9
Treasury management and payments	6,214	4,483	1,731	39	2,825	1,658	59
Other	1,921	1,184	737	62	889	295	33
Total revenue	$13,449	10,920	2,529	23	$8,549	2,371	28

Selected Metrics
Return on allocated capital	19.1%	19.7			15.1%
Efficiency ratio	49	55			69
NM – Not meaningful
Full year 2023 vs. full year 2022
Revenue increased driven by:
•higher net interest income reflecting higher interest rates and higher loan balances, partially offset by lower deposit balances;
partially offset by:
•lower deposit-related fees driven by the impact of higher earnings credits, which resulted in lower fees for commercial customers; and
•lower other noninterest income due to lower net gains from equity securities, partially offset by higher revenue from renewable energy investments.
Provision for credit losses reflected loan growth.

Noninterest expense increased due to higher operating costs and personnel expense, including severance expense, partially offset by the impact of efficiency initiatives.

Wells Fargo & Company	19

Earnings Performance (continued)
Table 9d: Commercial Banking – Balance Sheet

	Year ended December 31,
($ in millions)	2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022	2021	$ Change 2022/ 2021	% Change 2022/ 2021
Selected Balance Sheet Data (average)
Loans:
Commercial and industrial	$164,062	147,379	16,683	11%	$120,396	26,983	22%
Commercial real estate	45,705	45,130	575	1	47,018	(1,888)	(4)
Lease financing and other	14,335	13,523	812	6	13,823	(300)	(2)
Total loans	$224,102	206,032	18,070	9	$181,237	24,795	14
Loans by Line of Business:
Middle Market Banking	$120,819	114,634	6,185	5	$102,882	11,752	11
Asset-Based Lending and Leasing	103,283	91,398	11,885	13	78,355	13,043	17
Total loans	$224,102	206,032	18,070	9	$181,237	24,795	14
Total deposits	165,235	186,079	(20,844)	(11)	197,269	(11,190)	(6)
Allocated capital	25,500	19,500	6,000	31	19,500	—	—

Selected Balance Sheet Data (period-end)
Loans:
Commercial and industrial	$163,797	163,797	—	—	$131,078	32,719	25
Commercial real estate	45,534	45,816	(282)	(1)	45,467	349	1
Lease financing and other	15,443	13,916	1,527	11	13,803	113	1
Total loans	$224,774	223,529	1,245	1	$190,348	33,181	17
Loans by Line of Business:
Middle Market Banking	$118,482	121,192	(2,710)	(2)	$106,834	14,358	13
Asset-Based Lending and Leasing	106,292	102,337	3,955	4	83,514	18,823	23
Total loans	$224,774	223,529	1,245	1	$190,348	33,181	17
Total deposits	162,526	173,942	(11,416)	(7)	205,428	(31,486)	(15)
Full year 2023 vs. full year 2022
Total loans (average) increased driven by loan growth and higher average line utilization in Asset-Based Lending and Leasing.
Total loans (period-end) increased driven by loan growth in Asset-Based Lending and Leasing due to an increase in client working capital needs, partially offset by lower line utilization for commercial and industrial loans in Middle Market Banking.
Total deposits (average and period-end) decreased due to customer migration to higher yielding alternatives, partially offset by additions of deposits from new and existing customers.

20	Wells Fargo & Company

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
Table 9e: Corporate and Investment Banking – Income Statement and Selected Metrics

	Year ended December 31,
($ in millions)	2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022	2021	$ Change 2022/ 2021	% Change 2022/ 2021
Income Statement
Net interest income	$9,498	8,733	765	9%	$7,410	1,323	18%
Noninterest income:
Deposit-related fees	976	1,068	(92)	(9)	1,112	(44)	(4)
Lending-related fees	790	769	21	3	761	8	1
Investment banking fees	1,738	1,492	246	16	2,405	(913)	(38)
Net gains from trading activities	4,553	1,886	2,667	141	272	1,614	593
Other	1,636	1,294	342	26	1,879	(585)	(31)
Total noninterest income	9,693	6,509	3,184	49	6,429	80	1
Total revenue	19,191	15,242	3,949	26	13,839	1,403	10
Net charge-offs	581	(48)	629	NM	(22)	(26)	NM
Change in the allowance for credit losses	1,426	(137)	1,563	NM	(1,417)	1,280	90
Provision for credit losses	2,007	(185)	2,192	NM	(1,439)	1,254	87
Noninterest expense	8,618	7,560	1,058	14	7,200	360	5
Income before income tax expense	8,566	7,867	699	9	8,078	(211)	(3)
Income tax expense	2,140	1,989	151	8	2,019	(30)	(1)
Less: Net loss from noncontrolling interests	—	—	—	—	(3)	3	100
Net income	$6,426	5,878	548	9	$6,062	(184)	(3)

Revenue by Line of Business
Banking:
Lending	$2,872	2,222	650	29	$1,948	274	14
Treasury Management and Payments	3,036	2,369	667	28	1,468	901	61
Investment Banking	1,404	1,206	198	16	1,654	(448)	(27)
Total Banking	7,312	5,797	1,515	26	5,070	727	14
Commercial Real Estate	5,311	4,534	777	17	3,963	571	14
Markets:
Fixed Income, Currencies, and Commodities (FICC)	4,688	3,660	1,028	28	3,710	(50)	(1)
Equities	1,809	1,115	694	62	897	218	24
Credit Adjustment (CVA/DVA) and Other	65	20	45	225	91	(71)	(78)
Total Markets	6,562	4,795	1,767	37	4,698	97	2
Other	6	116	(110)	(95)	108	8	7
Total revenue	$19,191	15,242	3,949	26	$13,839	1,403	10

Selected Metrics
Return on allocated capital	13.8%	15.3			16.9%
Efficiency ratio	45	50			52
NM – Not meaningful
Full year 2023 vs. full year 2022
Revenue increased driven by:
•higher net gains from trading activities driven by improved trading results across all asset classes;
•higher net interest income reflecting higher interest rates; and
•higher investment banking fees due to increased activity across all products, as well as a write-down on unfunded leveraged finance commitments in 2022.
Provision for credit losses increased reflecting a $1.6 billion increase in the allowance for credit losses driven by commercial real estate office loans.

Noninterest expense increased driven by higher operating costs and personnel expense, including severance expense, partially offset by the impact of efficiency initiatives.

Wells Fargo & Company	21

Earnings Performance (continued)
Table 9f: Corporate and Investment Banking – Balance Sheet

	Year ended December 31,
($ in millions)	2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022	2021	$ Change 2022/ 2021	% Change 2022/ 2021
Selected Balance Sheet Data (average)
Loans:
Commercial and industrial	$191,602	198,424	(6,822)	(3)%	$170,713	27,711	16%
Commercial real estate	100,373	98,560	1,813	2	86,323	12,237	14
Total loans	$291,975	296,984	(5,009)	(2)	$257,036	39,948	16
Loans by Line of Business:
Banking	$95,783	106,440	(10,657)	(10)	$93,766	12,674	14
Commercial Real Estate	135,702	133,719	1,983	1	110,978	22,741	20
Markets	60,490	56,825	3,665	6	52,292	4,533	9
Total loans	$291,975	296,984	(5,009)	(2)	$257,036	39,948	16
Trading-related assets:
Trading account securities	$118,130	112,213	5,917	5	$110,386	1,827	2
Reverse repurchase agreements/securities borrowed	61,510	50,491	11,019	22	59,044	(8,553)	(14)
Derivative assets	18,636	27,421	(8,785)	(32)	25,315	2,106	8
Total trading-related assets	$198,276	190,125	8,151	4	$194,745	(4,620)	(2)
Total assets	553,722	557,396	(3,674)	(1)	523,344	34,052	7
Total deposits	162,062	161,720	342	—	189,176	(27,456)	(15)
Allocated capital	44,000	36,000	8,000	22	34,000	2,000	6

Selected Balance Sheet Data (period-end)
Loans:
Commercial and industrial	$189,379	196,529	(7,150)	(4)	$191,391	5,138	3
Commercial real estate	98,053	101,848	(3,795)	(4)	92,983	8,865	10
Total loans	$287,432	298,377	(10,945)	(4)	$284,374	14,003	5
Loans by Line of Business:
Banking	$93,987	101,183	(7,196)	(7)	$101,926	(743)	(1)
Commercial Real Estate	131,968	137,495	(5,527)	(4)	125,926	11,569	9
Markets	61,477	59,699	1,778	3	56,522	3,177	6
Total loans	$287,432	298,377	(10,945)	(4)	$284,374	14,003	5
Trading-related assets:
Trading account securities	$115,562	111,801	3,761	3	$108,697	3,104	3
Reverse repurchase agreements/securities borrowed	63,614	55,407	8,207	15	55,973	(566)	(1)
Derivative assets	18,023	22,218	(4,195)	(19)	21,398	820	4
Total trading-related assets	$197,199	189,426	7,773	4	$186,068	3,358	2
Total assets	547,203	550,177	(2,974)	(1)	546,549	3,628	1
Total deposits	185,142	157,217	27,925	18	168,609	(11,392)	(7)
Full year 2023 vs. full year 2022
Total loans (average and period-end) decreased driven by lower originations.

Total trading-related assets (average and period-end) increased reflecting:
•increased volume of reverse repurchase agreements; and
•higher trading account securities driven by higher mortgage-backed securities;
partially offset by:
•lower trading-related derivative assets due to declines in derivative balances for commodities and equities.

Total deposits (average and period-end) increased driven by additions of deposits from new and existing customers.

22	Wells Fargo & Company

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
Table 9g: Wealth and Investment Management

	Year ended December 31,
($ in millions, unless otherwise noted)	2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022	2021	$ Change 2022/ 2021	% Change 2022/ 2021
Income Statement
Net interest income	$3,966	3,927	39	1%	$2,570	1,357	53%
Noninterest income:
Investment advisory and other asset-based fees	8,446	8,847	(401)	(5)	9,574	(727)	(8)
Commissions and brokerage services fees	2,058	1,931	127	7	2,010	(79)	(4)
Other	221	117	104	89	192	(75)	(39)
Total noninterest income	10,725	10,895	(170)	(2)	11,776	(881)	(7)
Total revenue	14,691	14,822	(131)	(1)	14,346	476	3
Net charge-offs	(1)	(7)	6	86	10	(17)	NM
Change in the allowance for credit losses	7	(18)	25	139	(105)	87	83
Provision for credit losses	6	(25)	31	124	(95)	70	74
Noninterest expense	12,064	11,613	451	4	11,734	(121)	(1)
Income before income tax expense	2,621	3,234	(613)	(19)	2,707	527	19
Income tax expense	657	812	(155)	(19)	680	132	19
Net income	$1,964	2,422	(458)	(19)	$2,027	395	19

Selected Metrics
Return on allocated capital	30.7%	27.1			22.6%
Efficiency ratio	82	78			82
Client assets ($ in billions, period-end):
Advisory assets	$891	797	94	12	$964	(167)	(17)
Other brokerage assets and deposits	1,193	1,064	129	12	1,219	(155)	(13)
Total client assets	$2,084	1,861	223	12	$2,183	(322)	(15)

Selected Balance Sheet Data (average)
Total loans	$82,755	85,228	(2,473)	(3)	$82,364	2,864	3
Total deposits	112,069	164,883	(52,814)	(32)	176,562	(11,679)	(7)
Allocated capital	6,250	8,750	(2,500)	(29)	8,750	—	—

Selected Balance Sheet Data (period-end)
Total loans	$82,555	84,273	(1,718)	(2)	$84,101	172	—
Total deposits	103,902	138,760	(34,858)	(25)	192,548	(53,788)	(28)
NM- Not meaningful
Full year 2023 vs. full year 2022
Revenue decreased driven by:
•lower investment advisory and other asset-based fees due to net outflows of advisory assets and lower market valuations;
partially offset by:
•higher commissions and brokerage services fees due to higher service fee rates and higher transactional revenue.
Noninterest expense increased driven by:
•higher personnel expense driven by higher revenue-related compensation and severance expense; and
•higher operating costs;
partially offset by:
•the impact of efficiency initiatives.

Total deposits (average and period-end) decreased due to customer migration to higher yielding alternatives.

Wells Fargo & Company	23

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
For the years ended December 31, 2023, 2022 and 2021, the average fee rate by account type ranged from 50 to 120 basis points.
Table 9h: WIM Advisory Assets

	Year ended
(in billions)	Balance, beginning of period	Inflows (1)	Outflows (2)	Market impact (3)	Balance, end of period
December 31, 2023
Client-directed (4)	$165.2	33.0	(34.7)	21.8	185.3
Financial advisor-directed (5)	222.9	40.3	(38.3)	39.7	264.6
Separate accounts (6)	176.5	24.1	(26.5)	24.3	198.4
Mutual fund advisory (7)	78.6	7.4	(12.8)	10.1	83.3
Total Wells Fargo Advisors	$643.2	104.8	(112.3)	95.9	731.6
The Private Bank (8)	153.6	25.0	(34.5)	15.4	159.5
Total WIM advisory assets	$796.8	129.8	(146.8)	111.3	891.1
December 31, 2022
Client-directed (4)	$205.6	31.8	(39.0)	(33.2)	165.2
Financial advisor-directed (5)	255.5	41.6	(44.2)	(30.0)	222.9
Separate accounts (6)	203.3	24.6	(26.5)	(24.9)	176.5
Mutual fund advisory (7)	102.1	8.7	(15.0)	(17.2)	78.6
Total Wells Fargo Advisors	$766.5	106.7	(124.7)	(105.3)	643.2
The Private Bank (8)	198.0	27.4	(47.1)	(24.7)	153.6
Total WIM advisory assets	$964.5	134.1	(171.8)	(130.0)	796.8
December 31, 2021
Client directed (4)	$186.3	41.5	(45.0)	22.8	205.6
Financial advisor directed (5)	211.0	48.7	(41.1)	36.9	255.5
Separate accounts (6)	174.6	31.8	(30.7)	27.6	203.3
Mutual fund advisory (7)	91.4	15.6	(15.0)	10.1	102.1
Total Wells Fargo Advisors	$663.3	137.6	(131.8)	97.4	766.5
The Private Bank (8)	189.4	40.0	(51.1)	19.7	198.0
Total WIM advisory assets	$852.7	177.6	(182.9)	117.1	964.5
(1)Inflows include new advisory account assets, contributions, dividends, and interest.
(2)Outflows include closed advisory account assets, withdrawals, and client management fees.
(3)Market impact reflects gains and losses on portfolio investments.
(4)Investment advice and other services are provided to the client, but decisions are made by the client and the fees earned are based on a percentage of the advisory account assets, not the number and size of transactions executed by the client.
(5)Professionally managed portfolios with fees earned based on respective strategies and as a percentage of certain client assets.
(6)Professional advisory portfolios managed by third-party asset managers. Fees are earned based on a percentage of certain client assets.
(7)Program with portfolios constructed of load-waived, no-load, and institutional share class mutual funds. Fees are earned based on a percentage of certain client assets.
(8)Discretionary and non-discretionary portfolios held in personal trusts, investment agency, or custody accounts with fees earned based on a percentage of client assets.

24	Wells Fargo & Company

Corporate includes corporate treasury and enterprise functions, net of allocations (including funds transfer pricing, capital, liquidity and certain expenses), in support of the reportable operating segments, as well as our investment portfolio and venture capital and private equity investments. Corporate also includes certain lines of business that management has determined are no longer consistent with the long-term strategic goals of the Company as well as results for previously divested businesses. In third quarter 2023, we sold investments in certain private equity funds, which had a minimal impact to net income. Table 9i and Table 9j provide additional information for Corporate.
Table 9i: Corporate – Income Statement

	Year ended December 31,
($ in millions)	2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022	2021	$ Change 2022/ 2021	% Change 2022/ 2021
Income Statement
Net interest income	$(888)	(1,607)	719	45%	$(1,541)	(66)	(4)%
Noninterest income	431	1,192	(761)	(64)	10,710	(9,518)	(89)
Total revenue	(457)	(415)	(42)	(10)	9,169	(9,584)	NM
Net charge-offs	(10)	(33)	23	70	54	(87)	NM
Change in the allowance for credit losses	22	35	(13)	(37)	3	32	NM
Provision for credit losses	12	2	10	500	57	(55)	(96)
Noninterest expense	4,301	5,697	(1,396)	(25)	4,314	1,383	32
Income (loss) before income tax expense (benefit)	(4,770)	(6,114)	1,344	22	4,798	(10,912)	NM
Income tax expense (benefit)	(2,355)	(1,721)	(634)	(37)	782	(2,503)	NM
Less: Net income (loss) from noncontrolling interests (1)	(124)	(311)	187	60	1,685	(1,996)	NM
Net income (loss)	$(2,291)	(4,082)	1,791	44	$2,331	(6,413)	NM
NM – Not meaningful
(1)Reflects results attributable to noncontrolling interests predominantly associated with the Company’s consolidated venture capital investments.
Full year 2023 vs. full year 2022
Revenue decreased driven by:
•lower other noninterest income reflecting the change in fair value of liabilities associated with our reinsurance business, which was recognized as a result of our adoption of ASU 2018-12 in first quarter 2023. For additional information on our adoption of ASU 2018-12, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report; and
•lower net gains from debt securities due to lower gains on sales of asset-based securities and municipal bonds in our investment portfolio as a result of decreased sales volumes;
partially offset by:
•higher net interest income reflecting higher interest rates; and
•higher net gains on equity securities driven by lower impairment of equity securities and higher unrealized gains on marketable equity securities, partially offset by lower unrealized and realized gains on nonmarketable equity securities from our venture capital and private equity investments.

Noninterest expense decreased driven by:
•lower operating losses due to lower expense for legal actions;
partially offset by:
•a $1.9 billion FDIC special assessment; and
•higher personnel expense driven by higher severance expense.
Corporate includes our rail car leasing business, which had long-lived operating lease assets, net of accumulated depreciation, of $4.6 billion and $4.7 billion as of December 31, 2023 and 2022, respectively. The average age of our rail cars is 22 years and the rail cars are typically leased to customers under short-term leases of 3 to 5 years. Our four largest concentrations, which represented 66% of our rail car fleet as of December 31, 2023, were rail cars used for the transportation of cement/sand, agricultural grain, plastics, and coal products. We may incur impairment charges in the future based on changing economic and market conditions affecting the long-term demand and utility of specific types of rail cars. Our assumptions for impairment are sensitive to estimated utilization and rental rates as well as the estimated economic life of the leased asset. For additional information on the accounting for impairment of operating lease assets, see Note 1 (Summary of Significant Accounting Policies) and Note 8 (Leasing Activity) to Financial Statements in this Report.

Wells Fargo & Company	25

Earnings Performance (continued)
Table 9j: Corporate – Balance Sheet

	Year ended December 31,
($ in millions)	2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022	2021	$ Change 2022/ 2021	% Change 2022/ 2021
Selected Balance Sheet Data (average)
Cash and due from banks, and interest-earning deposits with banks	$153,538	147,192	6,346	4%	$236,124	(88,932)	(38)%
Available-for-sale debt securities (1)	123,542	124,308	(766)	(1)	181,841	(57,533)	(32)
Held-to-maturity debt securities (1)	267,672	290,087	(22,415)	(8)	244,735	45,352	19
Equity securities	15,635	15,695	(60)	—	12,720	2,975	23
Total loans	9,164	9,143	21	—	9,766	(623)	(6)
Total assets	619,002	638,011	(19,009)	(3)	743,247	(105,236)	(14)
Total deposits	95,825	28,457	67,368	237	40,066	(11,609)	(29)

Selected Balance Sheet Data (period-end)
Cash and due from banks, and interest-earning deposits with banks	$211,420	127,106	84,314	66	$209,696	(82,590)	(39)
Available-for-sale debt securities (1)	118,923	102,669	16,254	16	165,926	(63,257)	(38)
Held-to-maturity debt securities (1)	259,748	294,141	(34,393)	(12)	269,285	24,856	9
Equity securities	15,810	15,508	302	2	16,549	(1,041)	(6)
Total loans	9,054	9,163	(109)	(1)	9,997	(834)	(8)
Total assets	674,075	601,218	72,857	12	721,340	(120,122)	(17)
Total deposits	124,294	54,371	69,923	129	32,220	22,151	69
(1)In first quarter 2023, we reclassified HTM debt securities with a fair value of $23.2 billion to AFS debt securities in connection with the adoption of ASU 2022-01 – Derivatives and Hedging (Topic 815): Fair Value Hedging – Portfolio Layer Method. For additional information, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.
Full year 2023 vs. full year 2022
Total assets (period-end) increased driven by:
•an increase in cash and due from banks, and interest-earning deposits with banks that are managed by corporate treasury as a result of an increase in issuances of certificates of deposits (CDs) and long-term debt, partially offset by a reduction in deposits held by our operating segments; and
•sales of and net unrealized losses on AFS debt securities.

Total deposits (average and period-end) increased driven by issuances of CDs.

26	Wells Fargo & Company

Balance Sheet Analysis
At December 31, 2023, our assets totaled $1.93 trillion, up $51.4 billion from December 31, 2022.
The following discussion provides additional information about the major components of our consolidated balance sheet. See the “Capital Management” section in this Report for information on changes in our equity.
Available-for-Sale and Held-to-Maturity Debt Securities
Table 10: Available-for-Sale and Held-to-Maturity Debt Securities

	December 31, 2023				December 31, 2022
($ in millions)	Amortized cost, net (1)	Net unrealized gains (losses)	Fair value	Weighted average expected maturity (yrs)	Amortized cost, net (1)	Net unrealized gains (losses)	Fair value	Weighted average expected maturity (yrs)
Available-for-sale (2)	$137,155	(6,707)	130,448	4.7	$121,725	(8,131)	113,594	5.4
Held-to-maturity (3)	262,708	(35,392)	227,316	7.6	297,059	(41,538)	255,521	8.1
Total	$399,863	(42,099)	357,764	n/a	$418,784	(49,669)	369,115	n/a
(1)Represents amortized cost of the securities, net of the allowance for credit losses of $1 million and $6 million related to available-for-sale debt securities and $93 million and $85 million related to held-to-maturity debt securities at December 31, 2023 and 2022, respectively.
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
The HTM debt securities portfolio predominantly consists of liquid, high-quality U.S. Treasury and federal agency debt, and agency MBS. The portfolio also includes securities issued by U.S. states and political subdivisions and highly rated CLOs. Debt securities are classified as HTM at the time of purchase or when transferred from the AFS debt securities portfolio. Our intent is to hold these securities to maturity and collect the contractual cash flows. In first quarter 2023, we changed our intent with respect to certain HTM debt securities and reclassified them to AFS debt securities in connection with the adoption of ASU 2022-01, Derivatives and Hedging (Topic 815): Fair Value Hedging – Portfolio Layer Method. For additional information on our adoption of ASU 2022-01, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.
The amortized cost, net of the allowance for credit losses, of AFS and HTM debt securities decreased from December 31, 2022. Purchases of AFS and HTM debt securities were more than offset by paydowns and maturities, as well as sales of AFS debt securities. We reclassified HTM debt securities with an aggregate fair value of $23.2 billion and amortized cost of $23.9 billion to AFS debt securities in 2023 in connection with the adoption of ASU 2022-01. In addition, we transferred AFS debt securities with a fair value of $3.7 billion to HTM debt securities in 2023 due to actions taken to reposition the overall portfolio for capital management purposes. Debt securities transferred from AFS to HTM in 2023 had $320 million of pre-tax unrealized losses at the time of the transfers.
The total net unrealized losses on AFS and HTM debt securities decreased from December 31, 2022, due to changes in interest rates.
At December 31, 2023, 99% of the combined AFS and HTM debt securities portfolio was rated AA- or above. Ratings are based on external ratings where available and, where not available, based on internal credit grades. See Note 3 (Available-for-Sale and Held-to-Maturity Debt Securities) to Financial Statements in this Report for additional information on AFS and HTM debt securities, including a summary of debt securities by security type.

Wells Fargo & Company	27

Balance Sheet Analysis (continued)

Loan Portfolios
Table 11 provides a summary of total outstanding loans by portfolio segment. Commercial loans decreased from December 31, 2022, due to decreases in both the commercial and industrial and commercial real estate loan portfolios as paydowns exceeded originations and advances. Consumer loans decreased from December 31, 2022, as increases in the credit card portfolio were more than offset by decreases in the residential mortgage loan portfolio as well as the auto loan portfolio.
Table 11: Loan Portfolios

($ in millions)	Dec 31, 2023	Dec 31, 2022	$ Change	% Change
Commercial	$547,427	557,516	(10,089)	(2)%
Consumer	389,255	398,355	(9,100)	(2)
Total loans	$936,682	955,871	(19,189)	(2)
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
Table 12: Loan Maturities

	December 31, 2023
	Loan maturities					Loans maturing after one year
(in millions)	Within one year	After one year through five years	After five years through fifteen years	After fifteen years	Total	Fixed interest rates	Floating/variable interest rates
Commercial and industrial	$134,720	224,669	19,883	1,116	380,388	23,899	221,769
Commercial real estate	51,726	80,164	17,265	1,461	150,616	18,428	80,462
Lease financing	3,697	10,782	1,892	52	16,423	12,649	77
Total commercial	190,143	315,615	39,040	2,629	547,427	54,976	302,308
Residential mortgage	10,085	30,044	87,401	133,194	260,724	176,485	74,154
Credit card	52,230	—	—	—	52,230	—	—
Auto	12,205	34,132	1,425	—	47,762	35,557	—
Other consumer	23,421	4,582	516	20	28,539	4,498	620
Total consumer	97,941	68,758	89,342	133,214	389,255	216,540	74,774
Total loans	$288,084	384,373	128,382	135,843	936,682	271,516	377,082
Deposits
Deposits decreased from December 31, 2022, reflecting:
•customer migration to higher yielding alternatives; and
•consumer deposit outflows on consumer spending;
partially offset by:
•higher time deposits driven by issuances of CDs.

Table 13 provides additional information regarding deposit balances. Information regarding the impact of deposits on net interest income and a comparison of average deposit balances is provided in the “Earnings Performance – Net Interest Income” section and Table 3 earlier in this Report. Our average deposit cost in fourth quarter 2023 increased to 1.58%, compared with 0.46% in fourth quarter 2022, as a result of higher interest rates and shifts in deposit mix.
Table 13: Deposits

($ in millions)	Dec 31, 2023	% of total deposits	Dec 31, 2022	% of total deposits	$ Change	% Change
Noninterest-bearing demand deposits	$360,279	26%	$458,010	33%	$(97,731)	(21)%
Interest-bearing demand deposits	436,908	32	428,877	31	8,031	2
Savings deposits	349,181	26	410,139	30	(60,958)	(15)
Time deposits	187,989	14	66,197	5	121,792	184
Interest-bearing deposits in non-U.S. offices	23,816	2	20,762	1	3,054	15
Total deposits	$1,358,173	100%	$1,383,985	100%	$(25,812)	(2)

28	Wells Fargo & Company

As of December 31, 2023 and 2022, total deposits that exceed FDIC insurance limits, or are otherwise uninsured, were estimated to be $505 billion and $510 billion, respectively. Estimated uninsured domestic deposits reflect amounts disclosed in the U.S. regulatory reports of our subsidiary banks, with adjustments for amounts related to consolidated subsidiaries. All non-U.S. deposits are treated for these purposes as uninsured.
Table 14 presents the contractual maturities of estimated time deposits that exceed FDIC insurance limits, or are otherwise uninsured. All non-U.S. time deposits are uninsured.
Table 14: Uninsured Time Deposits by Maturity

(in millions)	Three months or less	After three months through six months	After six months through twelve months	After twelve months	Total
December 31, 2023
Domestic time deposits	$12,625	11,016	21,000	644	45,285
Non-U.S. time deposits	1,675	692	1,911	—	4,278
Total	$14,300	11,708	22,911	644	49,563

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

Wells Fargo & Company	29

Risk Management
Wells Fargo manages a variety of risks that can significantly affect our financial performance and our ability to meet the expectations of our customers, shareholders, regulators and other stakeholders.

Risk is Part of our Business Model. Risk is the possibility of an event occurring that could adversely affect the Company’s ability to achieve its strategic and business objectives. The Company routinely takes risks to achieve its business goals and to serve its customers. These risks include financial risks, such as interest rate, credit, liquidity, and market risks, and non-financial risks, such as operational (which includes compliance and model risks), strategic and reputation risks.

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

Risk Appetite. Risk appetite is the nature and level of risk the Company is willing to take, within its risk capacity, while pursuing its strategic and business objectives. Risk appetite is articulated in our Statement of Risk Appetite, which establishes acceptable risks and at what level and includes risk appetite principles. The Company’s Statement of Risk Appetite is defined by senior management, approved at least annually by the Board, and helps guide the Company’s business and risk leaders. The Company continuously monitors its risk appetite, and the Board reviews reports which include risk appetite information and analysis.

Risk and Strategy. The Chief Executive Officer (CEO) drives the Company’s strategic planning process, which identifies the Company’s most significant opportunities and challenges, develops plans to address them, evaluates the risks of those plans, and articulates the resulting decisions in the form of a company-wide strategic plan. The Company’s risk profile, risk capacity, risk appetite, and risk management effectiveness are considered in the strategic planning process, which is linked with the Company’s capital planning process. The Company’s Independent Risk Management (IRM) organization participates in strategic planning, providing challenge to and independent assessment of the risks associated with strategic initiatives. IRM also independently assesses and challenges the impact of the strategic plan on risk capacity, risk appetite, and risk management effectiveness at the principal lines of business, enterprise functions, and aggregate Company levels. The strategic plan is presented to the Board each year with IRM’s evaluation.

Risk and Climate Change. The Company views climate change as a global challenge that presents significant impacts for businesses and communities around the world. The Company expects that climate change will increasingly impact the risk types it manages, and the Company continues to integrate climate considerations into its risk management framework as its understanding of climate change and risks driven by it evolve.
Risk is Managed by Everyone. Every employee, in the course of their daily activities, creates risk and is responsible for managing risk. Every employee has a role to play in risk management, including establishing and maintaining the Company’s risk and control environment. Every employee must comply with applicable laws, regulations, and Company policies.
Risk and Culture. Senior management sets the tone at the top by supporting a strong culture, defined by the Company’s expectations and Code of Conduct, that guides how employees conduct themselves and make decisions. The Board is responsible for holding senior management accountable for establishing and maintaining this culture and effectively managing risk. Senior management expects employees to speak up when they see something that could cause harm to the Company’s customers, communities, employees, shareholders, or reputation. Because risk management is everyone’s responsibility, all employees are empowered to and expected to challenge risk decisions when appropriate and to escalate their concerns when they have not been addressed. The Company’s performance management and incentive compensation programs are designed to establish a balanced framework for risk and reward under core principles that employees are expected to know and practice. The Board, through its Human Resources Committee, plays an important role in overseeing and providing credible challenge to the Company’s performance management and incentive compensation programs. Effective risk management is a central component of employee performance evaluations.

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

30	Wells Fargo & Company

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
Table 15 presents, as of December 31, 2023, the structure of the Company’s Board committees and escalation paths of relevant management governance committees reporting to a Board committee.
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
The ERCC is co-chaired by the CEO and CRO, with membership comprising the heads of principal lines of business and certain enterprise functions. The Chief Auditor or a designee attends all meetings of the ERCC. The ERCC has a direct escalation path to the Risk Committee. The ERCC also has an escalation path for certain human capital risks and issues to the Human Resources Committee. In addition, the CRO may escalate directly to the Board. Risks and issues are escalated to the ERCC in accordance with the Company’s escalation management policy.
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
•Independent Risk Management IRM is the second line of defense. It establishes and maintains the Company’s risk management program and provides oversight, including challenge to and independent assessment and monitoring

Wells Fargo & Company	31

Risk Management (continued)
of, the Front Line’s execution of its risk management responsibilities.
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
The Board’s Risk Committee has primary oversight responsibility for operational risk, including significant supporting programs and/or policies regarding the Company’s business resiliency and disaster recovery, change management, data management, information security, technology, and third-party risk management. As part of its oversight responsibilities, the Board’s Risk Committee reviews and approves significant operational risk policies and oversees the Company’s operational risk management program.
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

Information Security Risk Management. Information security risk, which includes cybersecurity risk, is a significant operational risk for financial institutions such as Wells Fargo and includes the risk arising from unauthorized access, use, disclosure, disruption, modification, or destruction of information or information systems.
The Board’s Risk Committee has primary oversight responsibility for information security risk and approves the Company’s information security program, which includes information protection and cyber resiliency. The Risk Committee receives regular reports from the Company’s Head of Technology, as well as from Operational Risk Management representatives, on information security risks, and the Board receives a report from the Head of Technology on Wells Fargo’s information security program and receives reports from management on significant information security developments, including certain incidents involving third parties.
As described above, at the management level, Operational Risk Management has oversight responsibility for information security risk. As a second line of defense, Operational Risk Management reviews and provides guidance to the Front Line technology team, including with respect to the development and maintenance of risk management policies, governance documents, processes, and controls, and oversees and challenges the Front Line technology team’s risk assessment activities.
The Company’s cybersecurity team, which is part of the broader technology team, provides Front Line information security risk assessment and management and is responsible for protecting the Company’s information systems, networks, and data, including customer and employee data, through the design, execution, and oversight of our information security program.
The technology team is led by the Company’s Head of Technology, who reports to the CEO and leads our efforts to manage information security and related risks across the enterprise, including overseeing the Company’s Chief Information Security Officer (CISO). Our Head of Technology has nearly 20 years of technology and information security risk management experience in the financial services industry, including prior roles with Wells Fargo as Chief Information Officer for the Consumer Technology group and the Enterprise Functions Technology group. Prior to joining Wells Fargo, our Head of Technology served as Chief Operations and Technology Officer at a financing and investment solutions company, and prior to that served in several technology leadership roles at large financial institutions.
The Company has processes designed to prevent, detect, mitigate, escalate, and remediate cybersecurity incidents, including monitoring of the Company’s networks for actual or potential attacks or breaches. The Company’s incident response program includes notification, escalation, and remediation protocols for cybersecurity incidents, including to our Head of Technology and CISO. In addition, to help monitor and assess our exposure to ongoing and evolving risks in these areas, the Company has a cyber and information security focused risk committee led by the CISO and a technology risk committee led by the Head of Technology.
Additional components of the Company’s information security program include: (i) enhancing and strengthening of our practices, policies, and procedures in response to the evolving information security landscape; (ii) designing our information security program to align with regulatory and industry standards; (iii) investing in emerging technologies to proactively monitor new vulnerabilities and reduce risk; (iv) conducting periodic internal and third-party assessments to test our information security systems and controls; (v) leveraging third-party specialists and advisors to review and strengthen our information security program; (vi) evaluating and updating our incident response planning and protocols; and (vii) requiring employees and third-party service providers who have access to our systems to complete annual information security training modules designed to provide guidance for identifying and avoiding information security risks.
In addition, Operational Risk Management oversees the Company’s third-party risk management program, which, among other things, is designed to identify and address information security risks arising from third-party service providers. Components of this program include incorporating information security and cybersecurity incident notification requirements into contracts with third-party service providers, requiring third parties to adhere to defined information security and control standards, and performing periodic third-party risk assessments.
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

32	Wells Fargo & Company

and services provided by third parties, and have targeted the infrastructure of the internet causing the widespread unavailability of websites and degrading website performance. As a result, information security and the continued development and enhancement of our controls, processes and systems designed to protect our networks, computers, software and data from attack, damage or unauthorized access remain a priority for Wells Fargo. Wells Fargo is also involved in industry cybersecurity efforts and working with other parties, including our third-party service providers and governmental agencies, to continue to enhance defenses and improve resiliency to information security threats. See the “Risk Factors” section in this Report for additional information regarding the risks and potential impacts associated with a failure or breach of our operational or security systems or infrastructure, including as a result of cyber attacks or other information security incidents.
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

Credit Risk Management
Credit risk is the risk of loss associated with a borrower or counterparty default (failure to meet obligations in accordance with agreed upon terms). Credit risk exists with many of the Company’s assets and exposures such as debt security holdings, certain derivatives, and loans.
The Board’s Risk Committee has primary oversight responsibility for credit risk. A Credit Subcommittee of the Risk

Wells Fargo & Company	33

Risk Management – Credit Risk Management (continued)

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

Table 16: Total Loans Outstanding by Portfolio Segment and Class of Financing Receivable

(in millions)	Dec 31, 2023	Dec 31, 2022
Commercial and industrial	$380,388	386,806
Commercial real estate	150,616	155,802
Lease financing	16,423	14,908
Total commercial	547,427	557,516
Residential mortgage	260,724	269,117
Credit card	52,230	46,293
Auto	47,762	53,669
Other consumer	28,539	29,276
Total consumer	389,255	398,355
Total loans	$936,682	955,871
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

Credit Quality Overview  Table 17 provides credit quality trends.
Table 17: Credit Quality Overview

($ in millions)	Dec 31, 2023	Dec 31, 2022
Nonaccrual loans
Commercial loans	$4,914	1,823
Consumer loans	3,342	3,803
Total nonaccrual loans	$8,256	5,626
Nonaccrual loans as a % of total loans	0.88%	0.59

Allowance for credit losses (ACL) for loans	$15,088	13,609
ACL for loans as a % of total loans	1.61%	1.42

Net loan charge-offs as a % of:
Average commercial loans	0.17%	0.01
Average consumer loans	0.65	0.39
Additional information on our loan portfolios and our credit quality trends follows.

Significant Loan Portfolio Reviews  Our credit risk monitoring process is designed to enable early identification of developing risk and to support our determination of an appropriate allowance for credit losses. The following discussion provides additional characteristics and analysis of our significant portfolios. See Note 5 (Loans and Related Allowance for Credit Losses) to Financial Statements in this Report for more analysis and credit metric information for each of the following portfolios.

COMMERCIAL AND INDUSTRIAL LOANS AND LEASE FINANCING
For purposes of portfolio risk management, we aggregate commercial and industrial loans and lease financing according to market segmentation and standard industry codes. We generally subject commercial and industrial loans and lease financing to individual risk assessment using our internal borrower and collateral quality ratings. Our ratings are aligned to regulatory definitions of pass and criticized categories with criticized segmented among special mention, substandard, doubtful, and loss categories.
We had $14.6 billion of the commercial and industrial loans and lease financing portfolio internally classified as criticized in accordance with regulatory guidance at December 31, 2023, compared with $12.6 billion at December 31, 2022. The increase was driven by the technology, telecom and media, and retail industries.
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
The portfolio decreased at December 31, 2023, compared with December 31, 2022, as a result of paydowns and decreased loan draws. Table 18 provides our commercial and industrial loans and lease financing by industry. The industry categories are based on the North American Industry Classification System.

34	Wells Fargo & Company

Table 18: Commercial and Industrial Loans and Lease Financing by Industry

	December 31, 2023				December 31, 2022
($ in millions)	Nonaccrual loans	Loans outstanding balance	% of total loans	Total commitments (1)	Nonaccrual loans	Loans outstanding balance	% of total loans	Total commitments (1)
Financials except banks	$9	146,635	16%	$234,513	44	147,171	15%	$229,822
Technology, telecom and media	60	25,460	3	59,216	31	27,767	3	66,340
Real estate and construction	55	24,987	3	54,345	73	24,478	3	56,393
Retail	72	19,596	2	48,829	47	19,487	2	49,334
Equipment, machinery and parts manufacturing	37	24,785	3	48,265	83	23,675	2	47,507
Materials and commodities	112	14,235	2	37,758	86	16,610	2	39,667
Food and beverage manufacturing	15	16,047	2	33,957	17	17,393	2	33,951
Oil, gas and pipelines	2	10,730	1	32,544	55	9,991	1	31,077
Health care and pharmaceuticals	26	14,863	2	30,386	21	14,861	2	30,294
Auto related	8	15,203	2	28,795	10	13,168	1	27,451
Commercial services	37	11,095	1	26,025	50	11,418	1	26,693
Utilities	1	8,325	*	25,710	18	9,457	*	26,899
Diversified or miscellaneous	67	8,284	*	22,877	2	8,161	*	21,498
Entertainment and recreation	18	13,968	1	20,250	28	13,085	1	18,741
Transportation services	134	9,277	*	16,750	237	8,389	*	16,064
Insurance and fiduciaries	1	4,715	*	15,724	1	4,691	*	15,592
Banks	—	11,820	1	12,981	—	14,403	2	16,537
Agribusiness	31	6,466	*	12,080	24	6,180	*	11,457
Government and education	26	5,603	*	11,552	25	6,482	*	12,590
Other (2)	15	4,717	*	12,297	13	4,847	*	12,301
Total	$726	396,811	42%	$784,854	865	401,714	42%	$790,208
*Less than 1%.
(1)Total commitments consist of loans outstanding plus unfunded credit commitments, excluding issued letters of credit. Effective first quarter 2023, unfunded credit commitments exclude discretionary amounts where our approval or consent is required prior to any loan funding or commitment increase. Prior period balances have been revised to conform with the current period presentation. For additional information on issued letters of credit, see Note 17 (Guarantees and Other Commitments) to Financial Statements in this Report.
(2)No other single industry had total loans in excess of $3.0 billion and $3.4 billion at December 31, 2023 and 2022, respectively.
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
Table 18a: Financials Except Banks Industry Category

	December 31, 2023				December 31, 2022
($ in millions)	Nonaccrual loans	Loans outstanding balance	% of total loans	Total commitments (1)	Nonaccrual loans	Loans outstanding balance	% of total loans	Total commitments (1)
Asset managers and funds (2)	$—	51,842	6%	$98,074	1	52,254	5%	$97,998
Commercial finance (3)	2	52,007	6	78,369	31	53,269	5	76,016
Consumer finance (4)	—	20,308	2	33,547	4	17,028	2	29,047
Real estate finance (5)	7	22,478	2	24,523	8	24,620	3	26,761
Total	$9	146,635	16%	$234,513	44	147,171	15%	$229,822
(1)Total commitments consist of loans outstanding plus unfunded credit commitments. Effective first quarter 2023, unfunded credit commitments exclude discretionary amounts where our approval or consent is required prior to any loan funding or commitment increase. Prior period balances have been revised to conform with the current period presentation. For additional information on issued letters of credit, see Note 17 (Guarantees and Other Commitments) to Financial Statements in this Report.
(2)Includes loans for subscription or capital calls and loans to prime brokerage customers and securities firms.
(3)Includes asset-based lending and leasing, including loans to special purpose entities, loans to commercial leasing entities, structured lending facilities to commercial loan managers, and also includes collateralized loan obligations (CLOs) in loan form, all of which were rated AA or above, of $7.6 billion and $7.8 billion at December 31, 2023 and 2022, respectively.
(4)Includes originators or servicers of financial assets collateralized by consumer loans such as auto loans and leases, and credit cards.
(5)Includes originators or servicers of financial assets collateralized by commercial or residential real estate loans.
Our commercial and industrial loans and lease financing portfolio included non-U.S. loans of $72.9 billion and $79.7 billion at December 31, 2023 and 2022, respectively. Significant industry concentrations of non-U.S. loans at December 31, 2023 and 2022, respectively, included:
•$40.5 billion and $45.7 billion in the financials except banks industry;
•$11.4 billion and $14.1 billion in the banks industry; and
•$2.0 billion and $1.2 billion in the oil, gas and pipelines industry.
Risk mitigation actions, including the restructuring of repayment terms, securing collateral or guarantees, and entering into extensions, are based on a re-underwriting of the loan and our assessment of the borrower’s ability to perform under the agreed-upon terms. Extension terms generally range from six to thirty-six months and may require that the borrower provide

Wells Fargo & Company	35

Risk Management – Credit Risk Management (continued)

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

COMMERCIAL REAL ESTATE (CRE)  Our CRE loan portfolio is composed of CRE mortgage and CRE construction loans. The total CRE loan portfolio decreased $5.2 billion from December 31, 2022, as paydowns exceeded originations and advances. The portfolio is diversified both geographically and by property type. The largest geographic concentrations of CRE loans are in California, New York, Florida, and Texas, which represented a combined 48% of the total CRE portfolio. The largest property type concentrations are apartments at 28% and office at 21% of the portfolio. Unfunded credit commitments at December 31, 2023 and 2022 were $7.7 billion and $8.8 billion, respectively, for CRE mortgage loans and $13.2 billion and $20.7 billion, respectively, for CRE construction loans.
We generally subject CRE loans to individual risk assessment using our internal borrower and collateral quality ratings. We had $17.5 billion of CRE mortgage loans classified as criticized at December 31, 2023, compared with $11.3 billion at December 31, 2022, and $830 million of CRE construction loans classified as criticized at December 31, 2023, compared with $1.1 billion at December 31, 2022. The increase in criticized CRE mortgage loans was predominantly driven by the office and apartments property types. The credit quality of the office property type continued to be adversely affected as weakened demand for office space continued to drive higher vacancy rates and deteriorating operating performance. Loans in California and New York represented approximately 40% of the office property type at December 31, 2023. We continue to closely monitor this portfolio.

36	Wells Fargo & Company

Table 19 provides our CRE loans by state and property type.

Table 19: CRE Loans by State and Property Type

					December 31, 2023				December 31, 2022
	Real estate mortgage		Real estate construction		Total commercial real estate				Total commercial real estate
($ in millions)	Nonaccrual loans	Loans outstanding balance	Nonaccrual loans	Loans outstanding balance	Nonaccrual loans	Loans outstanding balance	Loans as % of total loans	Total commitments (1)	Loans outstanding balance	Total commitments (1)
By state:
California	$1,138	27,565	—	4,054	1,138	31,619	3%	$35,629	34,285	39,594
New York	922	14,229	—	2,346	922	16,575	2	17,930	17,294	19,360
Florida	114	10,324	—	2,168	114	12,492	1	14,577	11,418	14,690
Texas	19	10,562	—	1,471	19	12,033	1	14,224	12,807	14,941
Georgia	165	5,111	—	994	165	6,105	*	6,804	5,428	6,651
North Carolina	45	4,239	—	1,158	45	5,397	*	6,408	5,227	6,650
Washington	287	4,076	—	1,171	287	5,247	*	5,994	5,603	6,868
Arizona	12	4,579	—	603	12	5,182	*	5,806	5,302	6,288
New Jersey	8	2,599	—	1,765	8	4,364	*	5,130	4,119	5,660
Illinois	313	4,125	24	279	337	4,404	*	4,985	4,591	5,394
Other (2)	1,140	39,466	1	7,732	1,141	47,198	5	53,979	49,728	59,224
Total	$4,163	126,875	25	23,741	4,188	150,616	16%	$171,466	155,802	185,320
By property:
Apartments	$56	31,467	—	11,118	56	42,585	5%	$51,749	39,743	51,567
Office (3)	3,357	28,504	—	3,022	3,357	31,526	3	34,295	36,144	40,827
Industrial/warehouse	28	20,994	—	4,419	28	25,413	3	28,493	20,634	24,546
Hotel/motel	171	11,847	—	878	171	12,725	1	13,612	12,751	13,758
Retail (excl shopping center)	271	11,591	1	79	272	11,670	1	12,338	11,753	12,486
Shopping center	183	8,401	—	344	183	8,745	*	9,356	9,534	10,131
Institutional	57	4,431	24	1,555	81	5,986	*	6,568	7,725	9,178
Mixed use properties	32	3,172	—	339	32	3,511	*	3,763	5,887	7,139
Storage facility	—	2,614	—	168	—	2,782	*	3,002	2,929	3,201
1-4 family structure	—	7	—	1,188	—	1,195	*	2,691	1,324	3,589
Other	8	3,847	—	631	8	4,478	*	5,600	7,378	8,898
Total	$4,163	126,875	25	23,741	4,188	150,616	16%	$171,467	155,802	185,320
*    Less than 1%.
(1)Total commitments consist of loans outstanding plus unfunded credit commitments, excluding issued letters of credit. For additional information on issued letters of credit, see Note 17 (Guarantees and Other Commitments) to Financial Statements in this Report.
(2)Includes 40 states and non-U.S. loans. No state in Other had loans in excess of $4.4 billion and $4.1 billion at December 31, 2023 and 2022, respectively. Non-U.S. loans were $6.9 billion and $7.6 billion at December 31, 2023 and 2022, respectively.
(3)In second quarter 2023, we reclassified certain CRE loans to better align with regulatory reporting guidance, which resulted in a decrease in loans outstanding of approximately $2.0 billion to the office property type.
NON-U.S. LOANS Our classification of non-U.S. loans is based on whether the borrower’s primary address is outside of the United States. At December 31, 2023, non-U.S. loans totaled $80.0 billion, representing approximately 9% of our total consolidated loans outstanding, compared with $87.5 billion, or approximately 9% of our total consolidated loans outstanding, at December 31, 2022. Non-U.S. loans were approximately 4% and 5% of our total consolidated assets at December 31, 2023 and 2022, respectively.

COUNTRY RISK EXPOSURE Our country risk monitoring process incorporates centralized monitoring of economic, political, social, legal, and transfer risks in countries where we do or plan to do business, along with frequent dialogue with our customers, counterparties and regulatory agencies. We establish exposure limits for each country through a centralized oversight process based on customer needs, and through consideration of the relevant and distinct risk of each country. We monitor exposures closely and adjust our country limits in response to changing conditions. We evaluate our individual country risk exposure based on our assessment of a borrower’s ability to repay, which gives consideration for allowable transfers of risk, such as guarantees and collateral, and may be different from the reporting based on a borrower’s primary address.
Our largest single country exposure outside the U.S. at December 31, 2023, was the United Kingdom, which totaled $27.8 billion, or approximately 1% of our total assets, and included $4.1 billion of sovereign claims. Our United Kingdom sovereign claims arise from deposits we have placed with the Bank of England pursuant to regulatory requirements in support of our London branch.
Table 20 provides information regarding our top 20 exposures by country (excluding the U.S.), based on our assessment of risk, which gives consideration to the country of any guarantors and/or underlying collateral. With respect to Table 20:
•Lending and deposits with banks exposure includes outstanding loans, unfunded credit commitments (excluding discretionary amounts where our approval or consent is required prior to any loan funding or commitment increase), and deposits with non-U.S. banks. These balances are presented prior to the deduction of allowance for credit

Wells Fargo & Company	37

Risk Management – Credit Risk Management (continued)

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
Table 20: Select Country Exposures

	December 31, 2023
	Lending and deposits with banks (1)		Securities		Derivatives and other		Total exposure
(in millions)	Sovereign	Non-sovereign	Sovereign	Non-sovereign	Sovereign	Non-sovereign	Sovereign	Non-sovereign (2)	Total
Top 20 country exposures:
United Kingdom	$4,096	22,249	10	213	2	1,212	4,108	23,674	27,782
Canada	8	16,547	(11)	352	133	513	130	17,412	17,542
Japan	8,513	595	—	66	—	86	8,513	747	9,260
Cayman Islands	—	8,173	—	—	—	193	—	8,366	8,366
Luxembourg	—	7,526	—	232	—	288	—	8,046	8,046
Ireland	5	4,898	—	163	1	215	6	5,276	5,282
France	34	4,278	—	358	19	104	53	4,740	4,793
Bermuda	—	3,786	—	12	—	57	—	3,855	3,855
Germany	—	2,990	(138)	377	9	167	(129)	3,534	3,405
China	13	1,351	(88)	1,456	21	8	(54)	2,815	2,761
Netherlands	—	2,350	—	110	—	138	—	2,598	2,598
Guernsey	—	2,482	—	—	—	2	—	2,484	2,484
South Korea	—	1,899	(55)	348	—	4	(55)	2,251	2,196
Australia	—	1,588	—	412	—	29	—	2,029	2,029
Norway	—	1,427	—	109	—	1	—	1,537	1,537
Switzerland	—	1,222	—	25	—	289	—	1,536	1,536
Chile	—	1,475	—	15	—	1	—	1,491	1,491
Brazil	—	1,246	—	(13)	—	—	—	1,233	1,233
Spain	—	819	—	52	—	223	—	1,094	1,094
India	—	980	(68)	139	—	1	(68)	1,120	1,052
Total top 20 country exposures	$12,669	87,881	(350)	4,426	185	3,531	12,504	95,838	108,342
(1)Includes sovereign and non-sovereign deposits with banks of $12.6 billion and $2.3 billion, respectively.
(2)Total non-sovereign exposure consisted of $45.3 billion exposure to financial institutions and $50.6 billion to non-financial corporations at December 31, 2023.
RESIDENTIAL MORTGAGE LOANS Our residential mortgage loan portfolio is composed of 1–4 family first and junior lien mortgage loans. Residential mortgage – first lien loans represented 96% of the total residential mortgage loan portfolio at December 31, 2023, compared with 95% at December 31, 2022.
The residential mortgage loan portfolio includes loans with adjustable-rate features. We monitor the risk of default as a result of interest rate increases on adjustable-rate mortgage (ARM) loans, which may be mitigated by product features that limit the amount of the increase in the contractual interest rate. The default risk of these loans is considered in our ACL for loans. ARM loans were 7% of total loans at both December 31, 2023 and 2022, with an initial reset date in 2025 or later for the majority of this portfolio at December 31, 2023. We do not offer option ARM products, nor do we offer variable-rate mortgage products with fixed payment amounts, commonly referred to within the financial services industry as negative amortizing mortgage loans.
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
The outstanding balance of residential mortgage lines of credit was $15.0 billion at December 31, 2023, compared with $18.3 billion at December 31, 2022. The unfunded credit commitments for these lines of credit totaled $28.6 billion at December 31, 2023, compared with $35.5 billion at December 31, 2022. Our residential mortgage lines of credit (both first and junior lien) generally have draw periods of 10, 15 or 20 years with variable interest rate and payment options available during the draw period of (1) interest-only or (2) 1.5% of outstanding principal balance plus accrued interest. The lines that enter their amortization period may experience higher delinquencies and higher loss rates than the ones in their draw or term period. We have considered this increased risk in our ACL for loans estimate. Interest-only lines and loans were approximately 2% of total loans at both December 31, 2023 and 2022.
During the draw period, the borrower has the option of converting all or a portion of the line from a variable interest rate to a fixed rate. At the end of the draw period, a line of credit generally converts to an amortizing payment schedule with repayment terms of up to 30 years based on the balance at time of conversion. Certain lines and loans have been structured with a

38	Wells Fargo & Company

balloon payment, which requires full repayment of the outstanding balance at the end of the term period. The conversion of lines or loans to fully amortizing or balloon payoff may result in a significant payment increase, which can affect some borrowers’ ability to repay the outstanding balance. As borrowers near the end of their draw period, we work with them to transition from interest-only to fully-amortizing payments or full repayment.
We monitor changes in real estate values and underlying economic or market conditions for the geographic areas of our residential mortgage portfolio as part of our credit risk management process. Our periodic review of this portfolio includes original appraisals adjusted for the change in Home Price Index (HPI) or estimates from automated valuation models (AVMs) to support property values. AVMs are computer-based tools used to estimate the market value of homes. We have processes to periodically validate AVMs and specific risk management guidelines addressing the circumstances when AVMs may be used. For additional information about our use of appraisals and AVMs, see Note 5 (Loans and Related Allowance for Credit Losses) to Financial Statements in this Report.
Part of our credit monitoring includes tracking delinquency, current Fair Isaac Corporation (FICO) credit scores and loan to collateral values (LTV) on the entire residential mortgage loan portfolio. For junior lien mortgages, LTV uses the total combined loan balance of first and junior lien mortgages (including unused line of credit amounts). For additional information regarding credit quality indicators, see Note 5 (Loans and Related Allowance for Credit Losses) to Financial Statements in this Report.
We continue to modify residential mortgage loans to assist homeowners and other borrowers experiencing financial difficulties. Under these programs, we may provide concessions such as interest rate reductions, term extensions, forbearance of principal, and in some cases, principal forgiveness. These programs generally include a trial payment period of three months, and after successful completion and compliance with terms during this period, the loan is permanently modified. For additional information on loan modifications, see Note 5 (Loans and Related Allowance for Credit Losses) to Financial Statements in this Report.

Residential Mortgage – First Lien Portfolio Our residential mortgage – first lien portfolio decreased $6.2 billion from
December 31, 2022, due to loan paydowns, partially offset by originations.
Table 21 shows certain delinquency and loss information for the residential mortgage – first lien portfolio and lists the top five states by outstanding balance.
Table 21: Residential Mortgage – First Lien Portfolio Performance

	Outstanding balance		% of total loans		% of loans 30 days or more past due		Net loan charge-off rate
	December 31,		December 31,		December 31,		Year ended December 31,
($ in millions)	2023	2022	2023	2022	2023	2022	2023	2022
California (1)	$109,972	110,877	11.74%	11.60	0.36	0.45	0.01	—
New York	31,322	31,753	3.34	3.32	0.79	0.80	—	(0.02)
Washington	10,672	10,523	1.14	1.10	0.29	0.30	(0.02)	—
New Jersey	10,161	10,416	1.08	1.09	1.13	1.24	0.01	0.01
Florida	10,065	10,535	1.07	1.10	1.11	1.13	(0.07)	(0.08)
Other (2)	69,893	72,843	7.46	7.62	0.82	0.93	0.01	0.01
Total	242,085	246,947	25.83	25.83	0.61	0.69	—	—
Government insured/guaranteed loans (3)	7,568	8,860	0.81	0.93
Total first lien mortgage portfolio	$249,653	255,807	26.64%	26.76
(1)Our residential mortgage loans to borrowers in California are located predominantly within the larger metropolitan areas, with no single California metropolitan area consisting of more than 4% of total loans.
(2)Consists of 45 states; no state in Other had loans in excess of $7.4 billion and $7.7 billion at December 31, 2023 and 2022, respectively.
(3)Represents loans, substantially all of which were purchased from Government National Mortgage Association (GNMA) loan securitization pools, where the repayment of the loans is predominantly insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA). For additional information on GNMA loan securitization pools, see the “Risk Management – Credit Risk Management – Mortgage Banking Activities” section in this Report.

Wells Fargo & Company	39

Risk Management – Credit Risk Management (continued)

Residential Mortgage – Junior Lien Portfolio Our residential mortgage – junior lien portfolio decreased $2.2 billion from December 31, 2022, driven by loan paydowns.
Table 22 shows certain delinquency and loss information for the residential mortgage – junior lien portfolio and lists the top five states by outstanding balance.
Table 22: Residential Mortgage – Junior Lien Portfolio Performance

	Outstanding balance		% of total loans		% of loans 30 days or more past due		Net loan charge-off rate
	December 31,		December 31,		December 31,		Year ended December 31,
($ in millions)	2023	2022	2023	2022	2023	2022	2023	2022
California	$3,101	3,550	0.33%	0.37	1.65	2.02	(0.10)	(0.26)
New Jersey	1,114	1,383	0.12	0.14	2.81	2.76	(0.13)	0.10
Florida	924	1,165	0.10	0.12	2.42	2.69	(0.37)	(0.71)
Pennsylvania	673	832	0.07	0.09	2.70	2.76	(0.01)	(0.17)
New York	661	794	0.07	0.08	3.26	2.86	0.07	(0.09)
Other (1)	4,598	5,586	0.49	0.58	2.05	2.05	(0.38)	(0.53)
Total junior lien mortgage portfolio	$11,071	13,310	1.18%	1.38	2.16	2.27	(0.23)	(0.36)
(1)Consists of 45 states; no state in Other had loans in excess of $640 million and $790 million at December 31, 2023 and 2022, respectively.
CREDIT CARD, AUTO, AND OTHER CONSUMER LOANS Table 23 shows the outstanding balance of our credit card, auto, and other consumer loan portfolios. For information regarding credit quality indicators for these portfolios, see Note 5 (Loans and Related Allowance for Credit Losses) to Financial Statements in this Report.
Table 23: Credit Card, Auto, and Other Consumer Loans

	December 31, 2023		December 31, 2022
($ in millions)	Outstanding balance	% of total loans	Outstanding balance	% of total loans
Credit card	$52,230	5.58%	$46,293	4.84%
Auto	47,762	5.10	53,669	5.61
Other consumer (1)	28,539	3.05	29,276	3.06
Total	$128,531	13.73%	$129,238	13.51%
(1)Includes $18.3 billion and $19.4 billion at December 31, 2023 and 2022, respectively, of securities-based loans originated by the WIM operating segment.
Credit Card  The increase in the outstanding balance at December 31, 2023, compared with December 31, 2022, was primarily due to higher purchase volume and new account growth.
Auto  The decrease in the outstanding balance at December 31, 2023, compared with December 31, 2022, was due to lower origination volumes reflecting credit tightening actions.
Other Consumer  The decrease in the outstanding balance at December 31, 2023, compared with December 31, 2022, was due to a decline in securities-based lending.

40	Wells Fargo & Company

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
Table 24 summarizes nonperforming assets (NPAs).
Table 24: Nonperforming Assets (Nonaccrual Loans and Foreclosed Assets)

($ in millions)	Dec 31, 2023	Dec 31, 2022
Nonaccrual loans:
Commercial and industrial	$662	746
Commercial real estate	4,188	958
Lease financing	64	119
Total commercial	4,914	1,823
Residential mortgage (1)	3,192	3,611
Auto	115	153
Other consumer	35	39
Total consumer	3,342	3,803
Total nonaccrual loans	$8,256	5,626
As a percentage of total loans	0.88%	0.59
Foreclosed assets:
Government insured/guaranteed (2)	$12	22
Non-government insured/guaranteed	175	115
Total foreclosed assets	187	137
Total nonperforming assets	$8,443	5,763
As a percentage of total loans	0.90%	0.60
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
Commercial nonaccrual loans increased $3.1 billion from December 31, 2022, driven by an increase in commercial real estate nonaccrual loans, predominantly within the office property type. For additional information on commercial nonaccrual loans, see the “Risk Management – Credit Risk Management – Commercial and Industrial Loans and Lease Financing” and “Risk Management – Credit Risk Management – Commercial Real Estate” sections in this Report.
Consumer nonaccrual loans decreased $461 million from December 31, 2022, due to lower residential mortgage nonaccrual loans.

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
Table 25: Analysis of Changes in Nonaccrual Loans

	Year ended December 31,
(in millions)	2023	2022
Commercial nonaccrual loans
Balance, beginning of period	$1,823	2,376
Inflows	6,524	1,391
Outflows:
Returned to accruing	(474)	(451)
Foreclosures	(70)	(20)
Charge-offs	(1,054)	(247)
Payments, sales and other	(1,835)	(1,226)
Total outflows	(3,433)	(1,944)
Balance, end of period	4,914	1,823
Consumer nonaccrual loans
Balance, beginning of period	3,803	4,836
Inflows	1,314	1,728
Outflows:
Returned to accruing	(737)	(1,599)
Foreclosures	(101)	(85)
Charge-offs	(167)	(245)
Payments, sales and other	(770)	(832)
Total outflows	(1,775)	(2,761)
Balance, end of period	3,342	3,803
Total nonaccrual loans	$8,256	5,626
We considered the risk of losses on nonaccrual loans in developing our allowance for loan losses. We believe exposure to losses on nonaccrual loans is mitigated by the following factors at December 31, 2023:
•99% of total commercial nonaccrual loans are secured, predominantly by real estate.
•76% of commercial nonaccrual loans were current on interest and 66% of commercial nonaccrual loans were current on both principal and interest, but were on nonaccrual status because the full or timely collection of interest or principal had become uncertain.
•99% of total consumer nonaccrual loans are secured, of which 96% are secured by real estate and 98% have a LTV ratio of 80% or less.
•$489 million of the $629 million of consumer loans in bankruptcy or discharged in bankruptcy, and classified as nonaccrual, were current.

Table 26 provides a summary of foreclosed assets and an analysis of changes in foreclosed assets.

Table 26: Foreclosed Assets

(in millions)	December 31,
	2023	2022
Summary by loan segment
Government insured/guaranteed	$12	22
Commercial	135	65
Consumer	40	50
Total foreclosed assets	$187	137
(in millions)	Year ended December 31,
	2023	2022
Analysis of changes in foreclosed assets
Balance, beginning of period	$137	112
Net change in government insured/guaranteed (1)	(10)	6
Additions to foreclosed assets (2)	576	420
Reductions from sales and write-downs	(516)	(401)
Balance, end of period	$187	137
(1)Foreclosed government insured/guaranteed loans are temporarily transferred to and held by us as servicer, until reimbursement is received from the FHA or the VA.
(2)Includes loans moved into foreclosed assets from nonaccrual status and repossessed autos.

42	Wells Fargo & Company

NET CHARGE-OFFS Table 27 presents net loan charge-offs.

Table 27: Net Loan Charge-offs

	Quarter ended December 31,				Year ended December 31,
	2023		2022		2023		2022
($ in millions)	Net loan charge- offs	% of avg. loans (1)	Net loan charge- offs	% of avg. loans (1)	Net loan charge- offs	% of avg. loans	Net loan charge- offs	% of avg. loans
Commercial and industrial	$90	0.09%	$66	0.07%	$345	0.09%	$83	0.02%
Commercial real estate	377	0.99	10	0.03	566	0.37	(11)	(0.01)
Lease financing	5	0.14	3	0.06	12	0.08	7	0.04
Total commercial	472	0.34	79	0.06	923	0.17	79	0.01
Residential mortgage	3	—	(12)	(0.02)	(24)	(0.01)	(63)	(0.02)
Credit card	520	4.02	274	2.42	1,680	3.49	851	2.06
Auto	130	1.06	137	1.00	478	0.93	422	0.76
Other consumer	127	1.79	82	1.13	413	1.47	319	1.11
Total consumer	780	0.79	481	0.48	2,547	0.65	1,529	0.39
Total	$1,252	0.53%	$560	0.23%	$3,470	0.37%	$1,608	0.17%
(1)Net loan charge-offs (recoveries) as a percentage of average loans are annualized.
The increase in commercial net loan charge-offs in 2023, compared with 2022, was due to higher losses in all commercial portfolios, primarily in our commercial real estate portfolio driven by the office property type.
The increase in consumer net loan charge-offs in 2023, compared with 2022, was due to higher losses in all consumer portfolios, primarily in our credit card portfolio.

ALLOWANCE FOR CREDIT LOSSES  We maintain an allowance for credit losses (ACL) for loans, which is management’s estimate of the expected lifetime credit losses in the loan portfolio and unfunded credit commitments, at the balance sheet date, excluding loans and unfunded credit commitments carried at fair value or held for sale. Additionally, we maintain an ACL for debt securities classified as either AFS or HTM, other financial assets measured at amortized cost, including deposits with banks, net investments in leases, and other off-balance sheet credit exposures.
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
Table 28 presents the allocation of the ACL for loans by loan portfolio segment and class.

Wells Fargo & Company	43

Risk Management – Credit Risk Management (continued)

Table 28: Allocation of the ACL for Loans

	Dec 31, 2023			Dec 31, 2022
($ in millions)	ACL	ACL as % of loan class	Loans as % of total loans	ACL	ACL as % of loan class	Loans as % of total loans
Commercial and industrial	$4,272	1.12%	40	$4,507	1.17%	40
Commercial real estate	3,939	2.62	16	2,231	1.43	16
Lease financing	201	1.22	2	218	1.46	2
Total commercial	8,412	1.54	58	6,956	1.25	58
Residential mortgage (1)	652	0.25	28	1,096	0.41	28
Credit card	4,223	8.09	6	3,567	7.71	5
Auto	1,042	2.18	5	1,380	2.57	6
Other consumer	759	2.66	3	610	2.08	3
Total consumer	6,676	1.72	42	6,653	1.67	42
Total	$15,088	1.61%	100	$13,609	1.42%	100
Components:
Allowance for loan losses			$14,606			12,985
Allowance for unfunded credit commitments			482			624
Allowance for credit losses			$15,088			13,609
Ratio of allowance for loan losses to total net loan charge-offs			4.21x			8.08
Ratio of allowance for loan losses to total nonaccrual loans			1.77			2.31
Allowance for loan losses as a percentage of total loans			1.56%			1.36
(1)Includes negative allowance for expected recoveries of amounts previously charged off.
The ratios for the allowance for loan losses and the ACL for loans presented in Table 28 may fluctuate from period to period due to such factors as the mix of loan types in the portfolio, borrower credit strength, and the value and marketability of collateral.
The ACL for loans increased $1.5 billion, or 11%, from December 31, 2022, reflecting increases for commercial real estate loans, primarily office loans, as well as for increases in credit card loan balances, partially offset by a decrease for residential mortgage loans related to the adoption of ASU 2022-02. For additional information on ASU 2022-02, see
Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report. The detail of the changes in the ACL for loans by portfolio segment (including charge-offs and recoveries by loan class) is included in Note 5 (Loans and Related Allowance for Credit Losses) to Financial Statements in this Report.
We consider multiple economic scenarios to develop our estimate of the ACL for loans, which generally include a base scenario, along with an optimistic (upside) and one or more pessimistic (downside) scenarios. We weighted the base scenario and the downside scenarios in our estimate of the ACL for loans at December 31, 2023. The base scenario assumed elevated inflation and economic contraction in the near term, reflecting declining property values and increased unemployment rates from historically low levels. The downside scenarios assumed a more substantial economic contraction due to declining property values, high inflation, and lower business and consumer confidence.
Additionally, we consider qualitative factors that represent the risk of limitations inherent in our processes and assumptions such as economic environmental factors, modeling assumptions and performance, and other subjective factors, including industry trends and emerging risk assessments.
The forecasted key economic variables used in our estimate of the ACL for loans at December 31 and September 30, 2023, are presented in Table 29.

Table 29: Forecasted Key Economic Variables

	2Q 2024	4Q 2024	2Q 2025
Weighted blend of economic scenarios:
U.S. unemployment rate (1):
December 31, 2023	4.4%	5.3	5.9
September 30, 2023	4.6	5.6	6.0

U.S. real GDP (2):
December 31, 2023	(1.2)	(0.5)	0.8
September 30, 2023	(1.5)	0.3	1.6

Home price index (3):
December 31, 2023	(2.3)	(6.7)	(6.6)
September 30, 2023	(6.1)	(6.8)	(5.8)

Commercial real estate asset prices (3):
December 31, 2023	(6.6)	(14.0)	(10.4)
September 30, 2023	(13.8)	(10.3)	(4.5)
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
We believe the ACL for loans of $15.1 billion at December 31, 2023, was appropriate to cover expected credit losses, including unfunded credit commitments, at that date. The entire allowance is available to absorb credit losses from the total loan portfolio. The ACL for loans is subject to change and reflects existing factors as of the date of determination, including economic or market conditions and ongoing internal and external examination processes. Due to the sensitivity of the ACL for loans to changes in the economic and business environment, it is possible that we will incur incremental credit losses not anticipated as of the balance sheet date. Our process for

44	Wells Fargo & Company

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
We provide recourse to GSEs for commercial mortgage loans sold under various programs and arrangements. The terms of certain programs require that we incur a pro-rata share of actual losses in the event of borrower default. See Note 17 (Guarantees and Other Commitments) to Financial Statements in this Report for additional information about our exposure to loss related to these programs.
In addition to servicing loans in our portfolio, we act as servicer and/or master servicer of residential and commercial mortgage loans included in GSE mortgage securitizations, GNMA-guaranteed mortgage securitizations of FHA-insured/VA-guaranteed mortgages and private label mortgage securitizations, as well as for unsecuritized loans owned by institutional investors.
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
In accordance with applicable servicing guidelines, upon transfer as servicer, we have the option to repurchase loans from certain loan securitizations, which generally becomes exercisable based on delinquency status such as when three scheduled loan payments are past due. When we have the unilateral option to repurchase a loan, we recognize the loan and a corresponding liability on our balance sheet regardless of our intent to repurchase the loan. We may repurchase these loans for cash and as a result, our total consolidated assets do not change.
Loans repurchased from GNMA securitization pools that regain current status or are otherwise modified in accordance with applicable servicing guidelines may be included in future GNMA loan securitization pools. At December 31, 2023 and 2022, these loans, which we have repurchased or have the unilateral option to repurchase, were $7.8 billion and $9.8 billion, respectively, which included $7.4 billion and $8.6 billion, respectively, in loans held for investment, with the remainder in loans held for sale. See Note 16 (Securitizations and Variable Interest Entities) to Financial Statements in this Report for additional information about our involvement with mortgage loan securitizations.
Each agreement under which we act as servicer or master servicer generally specifies a standard of responsibility for actions we take in such capacity. We are required to indemnify the securitization trustee against any failure by us, as servicer or master servicer, to perform our servicing obligations. In addition, if we commit a breach of our obligations as servicer or master servicer, we may be subject to termination if the breach is not cured within a specified period. The standards governing servicing in GSE-guaranteed securitizations, and the possible remedies for violations of such standards, vary, and those standards and remedies are determined by servicing guides maintained by the GSEs, contracts between the GSEs and individual servicers and topical guides published by the GSEs from time to time. Such remedies could include indemnification or repurchase of an affected mortgage loan. In addition, in connection with our servicing activities, we could continue to become subject to consent orders and settlement agreements with federal and state regulators for alleged servicing issues and practices. In general, these can require us to provide customers with loan modification relief, refinancing relief, and foreclosure prevention and assistance, and can result in business restrictions or the imposition of certain monetary penalties on us.

Wells Fargo & Company	45

Asset/Liability Management
Asset/liability management involves measuring, monitoring and managing interest rate risk, market risk, liquidity and funding. Primary oversight of interest rate risk and market risk resides with the Finance Committee of the Board, while primary oversight of liquidity and funding resides with the Risk Committee of the Board. These committees oversee the administration and effectiveness of financial risk management policies and processes used to assess and manage these risks.
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

INTEREST RATE RISK Interest rate risk is the risk that market fluctuations in interest rates, credit spreads, or foreign exchange can cause a loss of the Company’s earnings and capital stemming from mismatches in the cash flows of the Company’s assets and liabilities generally arising from customer-related lending and deposit-taking activities. We are subject to interest rate risk because:
•assets and liabilities may mature or reprice at different times or by different amounts;
•short-term and long-term market interest rates may change independently or with different magnitudes;
•the remaining maturity for various assets or liabilities may shorten or lengthen as interest rates change; or
•interest rates may also have a direct or indirect effect on loan demand, collateral values, credit losses, loan origination volume, and the fair value of financial instruments and MSRs.
We assess interest rate risk by comparing the earnings outcomes from multiple interest rate scenarios that differ in the direction of interest rate changes, the degree and speed of interest rate changes over time, and the projected shape of the yield curve. These scenarios require assumptions regarding drivers of earnings and balance sheet composition such as loan originations, prepayment rates on loans and debt securities, deposit flows and mix, as well as pricing strategies. We periodically assess and enhance our scenarios and assumptions. Our scenario assumptions reflected the following:
•Scenarios are dynamic and reflect anticipated changes to our assets and liabilities over time.
•Mortgage prepayment and origination assumptions vary across scenarios and reflect only the impact of the higher or lower interest rates.
•Other macroeconomic variables that could be correlated with the changes in interest rates are held constant.
•The funding forecast in our base scenario incorporates deposit mix changes and market funding levels consistent with the base interest rate trajectory. Our hypothetical scenarios incorporate deposit mix that is the same as in the base scenario. In higher interest rate scenarios, customer deposit activity that shifts balances into higher yielding products and/or requires additional market funding could reduce the expected benefit from higher rates.
•The interest rate sensitivity of deposits as market interest rates change, referred to as deposit betas, are informed by historical behavior and expectations for near-term pricing strategies. Our actual experience may differ from expectations due to the lag or acceleration of deposit repricing, changes in consumer behavior, and other factors.

Table 30 presents the results of the estimated net interest income sensitivity over the next 12 months from the multiple scenarios compared with our base scenario. The base scenario is a reference point used by the Company for financial planning purposes. These hypothetical scenarios include instantaneous movements across the yield curve with both lower and higher interest rates under a parallel shift, as well as steeper and flatter non-parallel changes in the yield curve. Long-term interest rates are defined as all tenors three years and longer, and short-term interest rates are defined as all tenors less than three years.
Table 30: Net Interest Income Sensitivity Over the Next 12 Months Using Instantaneous Movements

($ in billions)	Dec 31, 2023	Dec 31, 2022
Parallel shift:
+100 bps shift in interest rates	$1.8	2.3
-100 bps shift in interest rates	(2.0)	(1.7)

Steeper yield curve:
+100 bps shift in long-term interest rates	1.1	0.8
-100 bps shift in short-term interest rates	(1.0)	(1.0)

Flatter yield curve:
+100 bps shift in short-term interest rates	0.7	1.5
-100 bps shift in long-term interest rates	(1.1)	(0.7)
Our interest rate sensitivity indicates that we would expect to benefit from higher interest rates as our assets would reprice faster and to a greater degree than our liabilities, while in the case of lower interest rates, our assets would reprice downward and to a greater degree than our liabilities resulting in lower net interest income. The changes in our interest rate sensitivity from December 31, 2022, to December 31, 2023, reflected updates for our expected balance sheet composition, including a shift to higher cost deposits. The magnitude of the benefit, if any, from higher interest rates may vary from our scenarios, including because future deposit pricing and balances may be different from our current expectations. The realized impact of interest rate changes may also vary from our base and hypothetical scenarios for various reasons, including any deposit pricing lags.
We use interest rate derivatives and our debt securities portfolio to manage our interest rate exposures. We use derivatives for asset/liability management to (i) convert cash flows from selected assets and/or liabilities from floating-rate payments to fixed-rate payments, or vice versa, (ii) reduce accumulated other comprehensive income (AOCI) sensitivity of our AFS debt securities portfolio, and/or (iii) economically hedge our mortgage origination pipeline, funded mortgage loans, and MSRs. Derivatives used to hedge our interest rate risk exposures are presented in Note 14 (Derivatives) to Financial Statements in this Report. As interest rates increase, changes in the fair value of AFS debt securities may negatively affect AOCI, which lowers the amount of our regulatory capital. AOCI also includes unrealized gains or losses related to the transfer of debt securities from AFS to HTM, which are subsequently amortized into earnings over the life of the security with no further impact from interest rate changes. See Note 1 (Summary of Significant Accounting Policies) and Note 3 (Available-for-Sale and Held-to-Maturity Debt Securities) to Financial Statements in this Report for additional information on our debt securities portfolio.

46	Wells Fargo & Company

In addition to the net interest income sensitivity above, we also measure and evaluate the economic value sensitivity (EVS) of our balance sheet. EVS is the change in the present value of the life-time cash flows of the Company’s assets and liabilities across a range of scenarios. It is based on the existing balance sheet, at a point in time, and helps indicate whether we are exposed to higher or lower interest rates. We manage EVS through a set of limits that are designed to align with our interest rate risk appetite.
Our interest rate sensitive noninterest income and expense are impacted by mortgage banking activities that may have sensitivity impacts that move in the opposite direction of our net interest income. See the “Risk Management – Asset/Liability Management – Mortgage Banking Interest Rate and Market Risk” section in this Report for additional information.
Interest rate sensitive noninterest income is also impacted by changes in earnings credit for noninterest-bearing deposits that reduce treasury management deposit-related service fees on commercial accounts, and by trading assets. In addition, the impact to net interest income does not include the fair value changes of trading securities, which, along with the effects of related economic hedges, are recorded in noninterest income. In addition to changes in interest rates, net interest income and noninterest income from trading securities may be impacted by the actual composition of the trading portfolio. For additional information on our trading assets and liabilities, see Note 2 (Trading Activities) to Financial Statements in this Report.

MORTGAGE BANKING INTEREST RATE AND MARKET RISK  We originate and service mortgage loans, which subjects us to various risks, including market, interest rate, credit, and liquidity risks that can be substantial. Based on market conditions and other factors, we reduce credit and liquidity risks by selling or securitizing mortgage loans. We determine whether mortgage loans will be held for investment or held for sale at the time of commitment, but may change our intent to hold loans for investment or sale as part of our corporate asset/liability management activities. We may also retain securities in our investment portfolio at the time we securitize mortgage loans.
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

MARKET RISK Market risk is the risk of possible economic loss from adverse changes in market risk factors such as interest rates, credit spreads, foreign exchange rates, equity and commodity prices, and the risk of possible loss due to counterparty exposure. This applies to implied volatility risk, basis risk, and market liquidity risk. It includes price risk in the trading book, mortgage servicing rights, the hedge effectiveness risk associated with the mortgage book held at fair value, and impairment on private equity investments.
The Board’s Finance Committee has primary oversight responsibility for market risk and oversees the Company’s market risk exposure and market risk management strategies. In addition, the Board’s Risk Committee has certain oversight responsibilities with respect to market risk, including counterparty risk. The Finance Committee also reports key market risk matters to the Risk Committee.
At the management level, the Market and Counterparty Risk Management function, which is part of IRM, has oversight responsibility for market risk across the enterprise. The Market and Counterparty Risk Management function reports into Corporate and Investment Banking Risk and provides periodic reports related to market risk to the Board’s Finance Committee and Risk Committee, as applicable.

MARKET RISK – TRADING ACTIVITIES  We engage in trading activities to accommodate the investment and risk management activities of our customers and to execute economic hedging to manage certain balance sheet risks. These trading activities predominantly occur within our CIB businesses and, to a lesser extent, other businesses of the Company. Debt securities held

Wells Fargo & Company	47

Risk Management – Asset/Liability Management (continued)
for trading, equity securities held for trading, trading loans, and trading derivatives are financial instruments used in our trading activities, and all are carried at fair value. Income earned on the financial instruments used in our trading activities include net interest income, changes in fair value, and realized gains and losses. Net interest income earned from our trading activities is reflected in the interest income and interest expense components of our consolidated statement of income. Changes in fair value of the financial instruments used in our trading activities are reflected in net gains from trading activities. For additional information on the financial instruments used in our trading activities and the income from these trading activities, see Note 2 (Trading Activities) to Financial Statements in this Report.
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
Trading VaR is the measure used to provide insight into the market risk exhibited by the Company’s trading positions. The Company calculates Trading VaR for risk management purposes to establish and monitor line of business and Company-wide risk limits. Trading VaR is calculated based on all trading positions on our consolidated balance sheet.
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
Table 31: Trading 1-Day 99% General VaR by Risk Category

	Year ended December 31,
	2023				2022
(in millions)	Period end	Average	Low	High	Period end	Average	Low	High
Company Trading General VaR Risk Categories
Credit	$30	35	20	52	29	32	19	85
Interest rate	16	33	9	65	25	25	9	88
Equity	23	21	13	31	27	23	13	38
Commodity	3	4	2	8	4	6	2	20
Foreign exchange	1	1	0	4	1	1	0	2
Diversification benefit (1)	(36)	(59)			(47)	(52)
Company Trading General VaR	$37	35			39	35
(1)The period-end VaR was less than the sum of the VaR components described above due to portfolio diversification. The diversification effect arises because the risks are not perfectly correlated causing a portfolio of positions to usually be less risky than the sum of the risks of the positions alone. The diversification benefit is not meaningful for low and high metrics since they may occur on different days.
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

MARKET RISK – EQUITY SECURITIES We are directly and indirectly affected by changes in the equity markets. We make and manage equity investments in various businesses, such as start-up companies and emerging growth companies. We also invest in

48	Wells Fargo & Company

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
As part of our business to support our customers, we trade public equities, listed/over-the-counter equity derivatives, and convertible bonds. We have parameters that govern these activities. We also have marketable equity securities that include investments relating to our venture capital activities. We manage these marketable equity securities within capital risk limits approved by management and the Board and monitored by Corporate ALCO and the Market Risk Committee. The fair value changes in these marketable equity securities are recognized in net income. For additional information, see Note 4 (Equity Securities) to Financial Statements in this Report.
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

LIQUIDITY RISK AND FUNDING Liquidity risk is the risk arising from the inability of the Company to meet obligations when they come due, or roll over funds at a reasonable cost, without incurring heightened costs. In the ordinary course of business, we enter into contractual obligations that may require future cash payments, including funding for customer loan requests, customer deposit maturities and withdrawals, debt service, leases for premises and equipment, and other cash commitments. Liquidity risk also considers the stability of deposits, including the risk of losing uninsured or non-operational deposits. The objective of effective liquidity management is to be able to meet our contractual obligations and other cash commitments efficiently under both normal operating conditions and under periods of Wells Fargo-specific and/or market stress. For additional information on these obligations, see the following sections and Notes to Financial Statements in this Report:
•“Unfunded Credit Commitments” section within Loans and Related Allowance for Credit Losses (Note 5)
•Leasing Activity (Note 8)
•Deposits (Note 9)
•Long-Term Debt (Note 10)
•Guarantees and Other Commitments (Note 17)
•Employee Benefits (Note 22)
•Income Taxes (Note 23)

To help achieve this objective, the Board establishes liquidity guidelines that require sufficient asset-based liquidity to cover potential funding requirements and to avoid over-dependence on volatile, less reliable funding markets. These guidelines are monitored on a monthly basis by the management-level Corporate Asset/Liability Committee and on a quarterly basis by the Board. These guidelines are established and monitored for both the Company and the Parent on a stand-alone basis so that the Parent is a source of strength for its banking subsidiaries.
Liquidity Stress Tests Liquidity stress tests are performed to help the Company maintain sufficient liquidity to meet contractual and contingent outflows modeled under a variety of stress scenarios. Our scenarios utilize market-wide as well as idiosyncratic events, including a range of stress conditions and time horizons. Stress testing results facilitate evaluation of the Company’s projected liquidity position during stress and inform future needs in the Company’s funding plan.

Contingency Funding Plan Our contingency funding plan (CFP), which is approved by the Corporate Asset/Liability Committee and the Board’s Risk Committee, sets out the Company’s strategies and action plans to address potential liquidity needs during market-wide or idiosyncratic liquidity events. The CFP establishes measures for monitoring emerging liquidity events and describes the processes for communicating and managing stress events should they occur. The CFP also identifies alternate funding and liquidity strategies available to the Company in a period of stress.
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
We are also subject to a rule issued by the FRB, OCC and FDIC that establishes a stable funding requirement, known as the net stable funding ratio (NSFR), which requires a covered banking organization, such as Wells Fargo, to maintain a minimum amount of stable funding, including common equity, long-term debt and most types of deposits, in relation to its assets, derivative exposures and commitments over a one-year horizon period. The NSFR applies to the Company and to our IDIs with total assets of $10 billion or more. As of December 31, 2023, we were compliant with the NSFR requirement.

Wells Fargo & Company	49

Risk Management – Asset/Liability Management (continued)
Liquidity Coverage Ratio As of December 31, 2023, the Company, Wells Fargo Bank, N.A., and Wells Fargo National Bank West exceeded the minimum LCR requirement of 100%.
Table 32 presents the Company’s quarterly average values for the daily-calculated LCR and its components calculated pursuant to the LCR rule requirements. The LCR represents average HQLA divided by average projected net cash outflows, as each is defined under the LCR rule.
Table 32: Liquidity Coverage Ratio

	Average for quarter ended
(in millions, except ratio)	Dec 31, 2023	Sep 30, 2023	Dec 31, 2022
HQLA (1):
Eligible cash	$187,133	154,258	123,446
Eligible securities (2)	162,930	191,606	231,337
Total HQLA	350,063	345,864	354,783
Projected net cash outflows (3)	279,903	280,468	292,001
LCR	125%	123	122
(1)Excludes excess HQLA at certain subsidiaries that are not transferable to other Wells Fargo entities.
(2)Net of applicable haircuts required under the LCR rule.
(3)Projected net cash outflows are calculated by applying a standardized set of outflow and inflow assumptions, defined by the LCR rule, to various exposures and liability types, such as deposits and unfunded loan commitments, which are prescribed based on a number of factors, including the type of customer and the nature of the account.
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
Table 33: Primary Sources of Liquidity

	December 31, 2023			December 31, 2022
(in millions)	Total	Encumbered	Unencumbered	Total	Encumbered	Unencumbered
Interest-earning deposits with banks (1)	$203,026	—	203,026	124,561	—	124,561
Debt securities of U.S. Treasury and federal agencies	47,754	9,351	38,403	59,570	12,080	47,490
Federal agency mortgage-backed securities (2)	237,966	28,471	209,495	230,881	34,151	196,730
Total	$488,746	37,822	450,924	415,012	46,231	368,781
(1)Excludes time deposits, which are included in interest-earning deposits with banks in our consolidated balance sheet.
(2)Encumbered securities at December 31, 2023, included securities with a fair value of $545 million which were purchased in December 2023, but settled in January 2024.

Our interest-earning deposits with banks are mainly on deposit with the Federal Reserve. We believe the debt securities included in Table 33 provide quick and reliable sources of liquidity through sales or by pledging to obtain financing, regardless of market conditions. Debt securities within our HTM portfolio are not intended for sale but may be pledged to obtain financing.
As of December 31, 2023, we had approximately $485.8 billion of available borrowing capacity at various Federal Home Loan Banks and the Federal Reserve Discount Window, based on collateral pledged. Although available, we do not view this borrowing capacity as a primary source of liquidity.
In addition, liquidity is also available through the sale or financing of other debt securities, including trading and/or AFS debt securities, as well as through the sale, securitization, or financing of loans, to the extent such debt securities and loans are not encumbered.

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
Deposits have historically provided a sizable source of relatively low-cost funds. Loans were 69% of total deposits at both December 31, 2023 and 2022.
Table 34 presents a summary of our short-term borrowings, which generally mature in less than 30 days. The balances of federal funds purchased and securities sold under agreements to repurchase may vary over time due to client activity, our own demand for financing, and our overall mix of liabilities. For additional information on the classification of our short-term borrowings, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report. We pledge certain financial instruments that we own to collateralize repurchase agreements and other securities financings. For additional information, see the “Pledged Assets” section of
Note 19 (Pledged Assets and Collateral) to Financial Statements in this Report.

50	Wells Fargo & Company

Table 34: Short-Term Borrowings

(in millions)	Dec 31, 2023	Dec 31, 2022
Federal funds purchased and securities sold under agreements to repurchase	$77,676	30,623
Other short-term borrowings (1)	11,883	20,522
Total	$89,559	51,145
(1)Includes $0 and $7.0 billion of Federal Home Loan Bank (FHLB) advances at December 31, 2023 and 2022, respectively.
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
Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.
Table 35: Long-Term Debt

(in millions)	December 31, 2023	December 31, 2022
Wells Fargo & Company (Parent Only)	$148,312	134,401
Wells Fargo Bank, N.A., and other bank entities (Bank) (1)	58,466	39,189
Other consolidated subsidiaries	810	1,280
Total	$207,588	174,870
(1)Includes $38.0 billion and $27.0 billion of FHLB advances at December 31, 2023 and 2022, respectively. For additional information, see Note 10 (Long-Term Debt) to Financial Statements in this Report.
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
On October 2, 2023, S&P Global Ratings affirmed the Company’s ratings and maintained the stable outlook. On October 23, 2023, Moody’s affirmed the Company’s ratings and retained the stable outlook. On November 13, 2023, Moody’s affirmed the ratings for Wells Fargo Bank, N.A. but changed the outlook to negative from stable for long-term bank deposits, long-term issuer ratings, and senior unsecured debt.
Moody’s indicated that the outlook change reflected their view of the potentially weaker capacity of the U.S government to support systemically important banks in the U.S., as reflected in Moody’s recent change in the outlook on the U.S. government to negative from stable. There were no other actions undertaken by the rating agencies with regard to our credit ratings during fourth quarter 2023.
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
The credit ratings of the Parent and Wells Fargo Bank, N.A., as of December 31, 2023, are presented in Table 36.
Table 36: Credit Ratings as of December 31, 2023

	Wells Fargo & Company		Wells Fargo Bank, N.A.
	Senior debt	Short-term borrowings	Long-term deposits	Short-term borrowings
Moody’s	A1	P-1	Aa1	P-1
S&P Global Ratings	BBB+	A-2	A+	A-1
Fitch Ratings	A+	F1	AA	F1+
DBRS Morningstar	AA (low)	R-1 (middle)	AA	R-1 (high)

Wells Fargo & Company	51

Capital Management
We have an active program for managing capital through a comprehensive process for assessing the Company’s overall capital adequacy. Our objective is to maintain capital at an amount commensurate with our risk profile and risk tolerance objectives, and to meet both regulatory and market expectations. We primarily fund our capital needs through the retention of earnings net of both dividends and share repurchases, as well as through the issuance of preferred stock and long- and short-term debt. Retained earnings at December 31, 2023, increased $13.2 billion from December 31, 2022, predominantly as a result of $19.1 billion of Wells Fargo net income, partially offset by $6.0 billion of common and preferred stock dividends. During 2023, we issued $1.6 billion of common stock, substantially all of which was issued in connection with employee compensation and benefits. In 2023, we repurchased 272 million shares of common stock at a cost of $12.0 billion. For additional information about capital planning, see the “Capital Planning and Stress Testing” section below.
In 2023, we issued $1.725 billion of our Preferred Stock, Series EE, and redeemed all of our Preferred Stock, Series Q.

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
On July 27, 2023, federal banking regulators issued a proposed rule to implement the final components of Basel III, which would impact risk-based capital requirements for certain banks. The proposed rule would eliminate the current Advanced Approach and replace it with a new expanded risk-based approach for the measurement of risk-weighted assets, including more granular risk weights for credit risk, a new market risk framework, and a new standardized approach for measuring operational risk. The new requirements would be phased in over a three-year period beginning July 1, 2025. The Company expects a significant increase in its risk-weighted assets and a net increase in its capital requirements based on an assessment of the proposed rule. The Company is considering a range of potential actions to address the impact of the proposed rule, including balance sheet and capital optimization strategies.
Table 37 and Table 38 present the risk-based capital requirements applicable to the Company under the Standardized Approach and Advanced Approach, respectively, as of December 31, 2023.
Table 37: Risk-Based Capital Requirements – Standardized Approach
Table 38: Risk-Based Capital Requirements – Advanced Approach
In addition to the risk-based capital requirements described in Table 37 and Table 38, if the FRB determines that a period of excessive credit growth is contributing to an increase in systemic risk, a countercyclical buffer of up to 2.50% could be added to the risk-based capital ratio requirements under federal banking regulations. The countercyclical buffer in effect at December 31, 2023, was 0.00%.
The capital conservation buffer is applicable to certain institutions, including Wells Fargo, under the Advanced Approach and is intended to absorb losses during times of economic or financial stress.
The stress capital buffer is calculated based on the decrease in a BHC’s risk-based capital ratios under the severely adverse scenario in the FRB’s annual supervisory stress test and related Comprehensive Capital Analysis and Review (CCAR), plus four quarters of planned common stock dividends. Because the stress capital buffer is calculated annually based on data that can differ over time, our stress capital buffer, and thus our risk-based capital ratio requirements under the Standardized Approach, are subject to change in future periods. Our stress capital buffer for the period October 1, 2023, through September 30, 2024, is 2.90%.

52	Wells Fargo & Company

As a global systemically important bank (G-SIB), we are also subject to the FRB’s rule implementing an additional capital surcharge between 1.00-4.50% on the risk-based capital ratio requirements of G-SIBs. Under the rule, we must annually calculate our surcharge under two methods and use the higher of the two surcharges. The first method (method one) considers our size, interconnectedness, cross-jurisdictional activity, substitutability, and complexity, consistent with the methodology developed by the BCBS and the Financial Stability Board (FSB). The second method (method two) uses similar inputs, but replaces substitutability with use of short-term wholesale funding and will generally result in higher surcharges than under method one. Because the G-SIB capital surcharge is calculated annually based on data that can differ over time, the amount of the surcharge is subject to change in future years. If our annual calculation results in a decrease to our G-SIB capital surcharge, the decrease takes effect the next calendar year. If our annual calculation results in an increase to our G-SIB capital surcharge, the increase takes effect in two calendar years. Our
G-SIB capital surcharge will continue to be 1.50% in 2024. On July 27, 2023, the FRB issued a proposed rule that would impact the methodology used to calculate the G-SIB capital surcharge.
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
The tables that follow provide information about our risk-based capital and related ratios as calculated under Basel III capital rules. Table 39 summarizes our CET1, Tier 1 capital, total capital, RWAs and capital ratios.
Table 39: Capital Components and Ratios

		Standardized Approach				Advanced Approach
($ in millions)		Required Capital Ratios (1)	Dec 31, 2023		Dec 31, 2022	Required Capital Ratios (1)	Dec 31, 2023	Dec 31, 2022
Common Equity Tier 1	(A)		$140,783		133,527		140,783	133,527
Tier 1 capital	(B)		159,823		152,567		159,823	152,567
Total capital	(C)		193,061		186,747		182,726	177,258
Risk-weighted assets	(D)		1,231,668		1,259,889		1,114,281	1,112,307
Common Equity Tier 1 capital ratio	(A)/(D)	8.90%	11.43	*	10.60	8.50	12.63	12.00
Tier 1 capital ratio	(B)/(D)	10.40	12.98	*	12.11	10.00	14.34	13.72
Total capital ratio	(C)/(D)	12.40	15.67	*	14.82	12.00	16.40	15.94
*Denotes the binding ratio under the Standardized and Advanced Approaches at December 31, 2023.
(1)Represents the minimum ratios required to avoid restrictions on capital distributions and discretionary bonus payments at December 31, 2023.

Wells Fargo & Company	53

Capital Management (continued)
Table 40 provides information regarding the calculation and composition of our risk-based capital under the Standardized and Advanced Approaches.

Table 40: Risk-Based Capital Calculation and Components

(in millions)		Dec 31, 2023	Dec 31, 2022
Total equity (1)		$187,443	182,213
Effect of accounting policy change (1)		—	338
Total equity (as reported)		187,443	181,875
Adjustments:
Preferred stock		(19,448)	(19,448)
Additional paid-in capital on preferred stock		157	173
Noncontrolling interests		(1,708)	(1,986)
Total common stockholders’ equity		$166,444	160,614
Adjustments:
Goodwill		(25,175)	(25,173)
Certain identifiable intangible assets (other than MSRs)		(118)	(152)
Goodwill and other intangibles on investments in consolidated portfolio companies (included in other assets) (2)		(878)	(2,427)
Applicable deferred taxes related to goodwill and other intangible assets (3)		919	890
CECL transition provision (4)		120	180
Other		(529)	(405)
Common Equity Tier 1 under the Standardized and Advanced Approaches		$140,783	133,527
Preferred stock		19,448	19,448
Additional paid-in capital on preferred stock		(157)	(173)
Other		(251)	(235)
Total Tier 1 capital under the Standardized and Advanced Approaches	(A)	$159,823	152,567

Long-term debt and other instruments qualifying as Tier 2		19,020	20,503
Qualifying allowance for credit losses (5)		14,805	13,959
Other		(587)	(282)
Total Tier 2 capital under the Standardized Approach	(B)	$33,238	34,180
Total qualifying capital under the Standardized Approach	(A)+(B)	$193,061	186,747

Long-term debt and other instruments qualifying as Tier 2		19,020	20,503
Qualifying allowance for credit losses (5)		4,470	4,470
Other		(587)	(282)
Total Tier 2 capital under the Advanced Approach	(C)	$22,903	24,691
Total qualifying capital under the Advanced Approach	(A)+(C)	$182,726	177,258
(1)In first quarter 2023, we adopted ASU 2018-12. We adopted this ASU with retrospective application, which required revision of prior period financial statements. Prior period risk-based capital and certain other regulatory related metrics were not revised. For additional information, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.
(2)In third quarter 2023, we sold investments in certain private equity funds. As a result, we have removed the related goodwill and other intangible assets on investments in consolidated portfolio companies.
(3)Determined by applying the combined federal statutory rate and composite state income tax rates to the difference between book and tax basis of the respective goodwill and intangible assets at period-end.
(4)In second quarter 2020, the Company elected to apply a modified transition provision issued by federal banking regulators related to the impact of the current expected credit loss accounting standard (CECL) on regulatory capital. The rule permits certain banking organizations to exclude from regulatory capital the initial adoption impact of CECL, plus 25% of the cumulative changes in the allowance for credit losses (ACL) under CECL for each period until December 31, 2021, followed by a three-year phase-out period in which the benefit is reduced by 25% in year one, 50% in year two and 75% in year three.
(5)Differences between the approaches are driven by the qualifying amounts of ACL includable in Tier 2 capital. Under the Advanced Approach, eligible credit reserves represented by the amount of qualifying ACL in excess of expected credit losses (using regulatory definitions) is limited to 0.60% of Advanced credit RWAs, whereas the Standardized Approach includes ACL in Tier 2 capital up to 1.25% of Standardized credit RWAs. Under both approaches, any excess ACL is deducted from the respective total RWAs.

54	Wells Fargo & Company

Table 41 provides the composition and net changes in the components of RWAs under the Standardized and Advanced Approaches.

Table 41: Risk-Weighted Assets

	Standardized Approach			Advanced Approach (1)
(in millions)	Dec 31, 2023	Dec 31, 2022	$ Change 2023/ 2022	Dec 31, 2023	Dec 31, 2022	$ Change 2023/ 2022
Risk-weighted assets (RWAs):
Credit risk	$1,182,805	1,218,006	(35,201)	756,905	757,436	(531)
Market risk	48,863	41,883	6,980	48,863	41,883	6,980
Operational risk	N/A	N/A	N/A	308,513	312,988	(4,475)
Total RWAs	$1,231,668	1,259,889	(28,221)	1,114,281	1,112,307	1,974
(1)RWAs calculated under the Advanced Approach utilize a risk-sensitive methodology, which relies upon the use of internal credit models based upon our experience with internal rating grades. The Advanced Approach also includes an operational risk component, which reflects the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events.
Table 42 provides an analysis of changes in CET1.
Table 42: Analysis of Changes in Common Equity Tier 1

(in millions)
Common Equity Tier 1 at December 31, 2022	$133,527
Cumulative effect from change in accounting policy (1)	323
Net income applicable to common stock	17,982
Common stock dividends	(4,796)
Common stock issued, repurchased, and stock compensation-related items	(9,799)
Changes in accumulated other comprehensive income (loss)	1,784
Goodwill	(2)
Certain identifiable intangible assets (other than MSRs)	34
Goodwill and other intangibles on investments in consolidated portfolio companies (included in other assets) (2)	1,549
Applicable deferred taxes related to goodwill and other intangible assets (3)	29
CECL transition provision (4)	(60)
Other (5)	212
Change in Common Equity Tier 1	7,256
Common Equity Tier 1 at December 31, 2023	$140,783
(1)Effective January 1, 2023, we adopted ASU 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. For additional information, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.
(2)In third quarter 2023, we sold investments in certain private equity funds. As a result, we have removed the related goodwill and other intangible assets on investments in consolidated portfolio companies.
(3)Determined by applying the combined federal statutory rate and composite state income tax rates to the difference between book and tax basis of the respective goodwill and intangible assets at period-end.
(4)In second quarter 2020, the Company elected to apply a modified transition provision issued by federal banking regulators related to the impact of CECL on regulatory capital. The rule permits certain banking organizations to exclude from regulatory capital the initial adoption impact of CECL, plus 25% of the cumulative changes in the allowance for credit losses (ACL) under CECL for each period until December 31, 2021, followed by a three-year phase-out period in which the benefit is reduced by 25% in year one, 50% in year two and 75% in year three.
(5)Includes $338 million related to our first quarter 2023 adoption of ASU 2018-12. For additional information, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.

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
Table 43 provides a reconciliation of these non-GAAP financial measures to GAAP financial measures.
Table 43: Tangible Common Equity

		Balance at period-end			Average balance
		Period ended			Year ended
(in millions, except ratios)		Dec 31, 2023	Dec 31, 2022	Dec 31, 2021	Dec 31, 2023	Dec 31, 2022	Dec 31, 2021
Total equity		$187,443	182,213	189,889	184,860	183,167	190,502
Adjustments:
Preferred stock (1)		(19,448)	(19,448)	(20,057)	(19,698)	(19,930)	(21,151)
Additional paid-in capital on preferred stock (1)		157	173	136	168	143	137
Unearned ESOP shares (1)		—	—	646	—	512	874
Noncontrolling interests		(1,708)	(1,986)	(2,503)	(1,844)	(2,323)	(1,601)
Total common stockholders’ equity	(A)	166,444	160,952	168,111	163,486	161,569	168,761
Adjustments:
Goodwill		(25,175)	(25,173)	(25,180)	(25,173)	(25,177)	(26,087)
Certain identifiable intangible assets (other than MSRs)		(118)	(152)	(225)	(136)	(190)	(294)
Goodwill and other intangibles on investments in consolidated portfolio companies (included in other assets) (2)		(878)	(2,427)	(2,437)	(2,083)	(2,359)	(2,226)
Applicable deferred taxes related to goodwill and other intangible assets (3)		920	890	765	906	864	867
Tangible common equity	(B)	$141,193	134,090	141,034	137,000	134,707	141,021
Common shares outstanding	(C)	3,598.9	3,833.8	3,885.8	N/A	N/A	N/A
Net income applicable to common stock	(D)	N/A	N/A	N/A	$17,982	12,562	20,818
Book value per common share	(A)/(C)	$46.25	41.98	43.26	N/A	N/A	N/A
Tangible book value per common share	(B)/(C)	39.23	34.98	36.29	N/A	N/A	N/A
Return on average common stockholders’ equity (ROE)	(D)/(A)	N/A	N/A	N/A	11.00%	7.78	12.34
Return on average tangible common equity (ROTCE)	(D)/(B)	N/A	N/A	N/A	13.13	9.33	14.76
(1)In fourth quarter 2022, we redeemed all outstanding shares of our Employee Stock Ownership Plan (ESOP) Cumulative Convertible Preferred Stock in exchange for shares of the Company's common stock.
(2)In third quarter 2023, we sold investments in certain private equity funds. As a result, we have removed the related goodwill and other intangible assets on investments in consolidated portfolio companies.
(3)Determined by applying the combined federal statutory rate and composite state income tax rates to the difference between book and tax basis of the respective goodwill and intangible assets at period-end.

LEVERAGE REQUIREMENTS As a BHC, we are required to maintain a supplementary leverage ratio (SLR) to avoid restrictions on capital distributions and discretionary bonus payments and maintain a minimum Tier 1 leverage ratio. Table 44 presents the leverage requirements applicable to the Company as of December 31, 2023.

Table 44: Leverage Requirements Applicable to the Company

56	Wells Fargo & Company

In addition, our IDIs are required to maintain an SLR of at least 6.00% to be considered well capitalized under applicable regulatory capital adequacy rules and maintain a minimum Tier 1 leverage ratio of 4.00%.
Table 45 presents information regarding the calculation and components of the Company’s SLR and Tier 1 leverage ratio. At December 31, 2023, each of our IDIs exceeded their applicable SLR requirements.

Table 45: Leverage Ratios for the Company

($ in millions)		Quarter ended December 31, 2023
Tier 1 capital	(A)	$159,823
Total average assets		1,907,654
Less: Goodwill and other permitted Tier 1 capital deductions (net of deferred tax liabilities)		26,673
Total adjusted average assets		1,880,981
Plus adjustments for off-balance sheet exposures:
Derivatives (1)		56,377
Repo-style transactions (2)		4,264
Other (3)		312,311
Total off-balance sheet exposures		372,952
Total leverage exposure	(B)	$2,253,933
Supplementary leverage ratio	(A)/(B)	7.09%

Tier 1 leverage ratio (4)		8.50%
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
TOTAL LOSS ABSORBING CAPACITY As a G-SIB, we are required to have a minimum amount of equity and unsecured long-term debt for purposes of resolvability and resiliency, often referred to as Total Loss Absorbing Capacity (TLAC). U.S. G-SIBs are required to have a minimum amount of TLAC (consisting of CET1 capital and additional Tier 1 capital issued directly by the top-tier or covered BHC plus eligible external long-term debt) to avoid restrictions on capital distributions and discretionary bonus payments as well as a minimum amount of eligible unsecured long-term debt. The components used to calculate our minimum TLAC and eligible unsecured long-term debt requirements as of December 31, 2023, are presented in Table 46.
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
+
Greater of method one and method two G-SIB capital surcharge

In August 2023, the FRB proposed rules that would, among other things, modify the calculation of eligible long-term debt that counts towards the TLAC requirements, which would reduce our TLAC ratios.
Table 47 provides our TLAC and eligible unsecured long-term debt and related ratios.
Table 47: TLAC and Eligible Unsecured Long-Term Debt

December 31, 2023
($ in millions)	TLAC (1)	Regulatory Minimum (2)	Eligible Unsecured Long-term Debt	Regulatory Minimum
Total eligible amount	$308,489		140,760

Percentage of RWAs (3)	25.05%	21.50	11.43	7.50
Percentage of total leverage exposure	13.69	9.50	6.25	4.50
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
Our principal U.S. broker-dealer subsidiaries, Wells Fargo Securities, LLC, and Wells Fargo Clearing Services, LLC, are subject to regulations to maintain minimum net capital requirements. As of December 31, 2023, these broker-dealer subsidiaries were in compliance with their respective regulatory minimum net capital requirements.
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
As part of the annual CCAR, the FRB generates a supervisory stress test. The FRB reviews the supervisory stress test results as required under the Dodd-Frank Act using a common set of capital actions for all large BHCs and also reviews the Company’s proposed capital actions.
Federal banking regulators also require large BHCs and banks to conduct their own stress tests to evaluate whether the institution has sufficient capital to continue to operate during periods of adverse economic and financial conditions.

Wells Fargo & Company	57

Capital Management (continued)
Securities Repurchases
On July 25, 2023 we announced that our Board authorized a common stock repurchase program of up to $30 billion. Unless modified or revoked by the Board, this authorization does not expire and is our only common stock repurchase program in effect. At December 31, 2023, we had remaining Board authority to repurchase up to approximately $26.7 billion of common stock.
Various factors impact the amount and timing of our share repurchases, including the earnings, cash requirements and financial condition of the Company, the impact to our balance sheet of expected customer activity, our capital requirements and long-term targeted capital structure, the results of supervisory stress tests, market conditions (including the trading price of our stock), and regulatory and legal considerations, including regulatory requirements under the FRB’s capital plan rule. Although we announce when the Board authorizes a share repurchase program, we typically do not give any public notice before we repurchase our shares. Due to the various factors that may impact the amount and timing of our share repurchases and the fact that we may be in the market throughout the year, our share repurchases occur at various prices. We may suspend share repurchase activity at any time.
Furthermore, the Company has a variety of benefit plans in which employees may own or obtain shares of our common stock. The Company may buy shares from these plans to accommodate employee preferences and these purchases are subtracted from our repurchase authority.
For additional information about share repurchases during fourth quarter 2023, see Part II, Item 5 in our 2023 Form 10-K.

Regulatory Matters
The U.S. financial services industry is subject to significant regulation and regulatory oversight initiatives. This regulation and oversight may continue to impact how U.S. financial services companies conduct business and may continue to result in increased regulatory compliance costs. The following highlights the more significant regulations and regulatory oversight initiatives that have affected or may affect our business. For additional information about the regulatory matters discussed below and other regulations and regulatory oversight matters, see Part I, Item 1 “Regulation and Supervision” of our 2023 Form 10-K, and the “Overview,” “Capital Management,” “Forward-Looking Statements” and “Risk Factors” sections and Note 26 (Regulatory Capital Requirements and Other Restrictions) to Financial Statements in this Report.

Dodd-Frank Act
The Dodd-Frank Act is the most significant financial reform legislation since the 1930s. The following provides additional information on the Dodd-Frank Act, including certain of its rulemaking initiatives.
•Enhanced supervision and regulation of systemically important firms. The Dodd-Frank Act grants broad authority to federal banking regulators to establish enhanced supervisory and regulatory requirements for systemically important firms. The FRB has finalized a number of regulations implementing enhanced prudential requirements for large bank holding companies (BHCs) like Wells Fargo regarding risk-based capital and leverage, risk and liquidity management, single counterparty credit limits, and imposing debt-to-equity limits on any BHC that regulators determine poses a grave threat to the financial stability of the United States. The FRB and OCC have also finalized rules implementing stress testing requirements for large BHCs and national banks. Furthermore, to promote a BHC’s safety and soundness and the financial and operational resilience of its operations, the FRB has finalized guidance regarding effective boards of directors of large BHCs. The OCC, under separate authority, has finalized guidelines establishing heightened governance and risk management standards for large national banks such as Wells Fargo Bank, N.A. The OCC guidelines require covered banks to establish and adhere to a written risk governance framework to manage and control their risk-taking activities. The guidelines also formalize roles and responsibilities for risk management practices within covered banks and create certain risk oversight responsibilities for their boards of directors. In addition to the authorization of enhanced supervisory and regulatory requirements for systemically important firms, the Dodd-Frank Act also established the Financial Stability Oversight Council and the Office of Financial Research, which may recommend new systemic risk management requirements and require new reporting of systemic risks.
•Regulation of consumer financial products. The Dodd-Frank Act established the Consumer Financial Protection Bureau (CFPB) to ensure that consumers receive clear and accurate disclosures regarding financial products and are protected from unfair, deceptive or abusive practices. The CFPB has issued and proposed a number of rules impacting consumer financial products, including rules impacting residential mortgage lending, credit cards, and other financial products and banking related activities, as well as the fees that may be charged for certain banking products and services. In addition to these rulemaking activities, the CFPB is continuing its ongoing supervisory examination activities of the financial services industry with respect to a number of consumer businesses and products, including mortgage lending and servicing, fair lending requirements, and auto finance.
•Regulation of swaps and other derivatives activities. The Dodd-Frank Act established a comprehensive framework for regulating over-the-counter derivatives, and, pursuant to authority granted by the Dodd-Frank Act, the Commodity Futures Trading Commission (CFTC) and the Securities and Exchange Commission (SEC) have adopted comprehensive sets of rules regulating swaps and security-based swaps, respectively, and the OCC and other federal regulatory agencies have adopted margin requirements for uncleared swaps and security-based swaps. As a registered swap dealer and a conditionally-registered security-based swap dealer, Wells Fargo Bank, N.A., is subject to these rules. These rules, as well as others adopted or under consideration by regulators in the United States and other jurisdictions, may negatively impact customer demand for over-the-counter derivatives, impact our ability to offer customers new derivatives or amendments to existing derivatives, and may increase our costs for engaging in swaps, security-based swaps, and other derivatives activities.

Regulatory Capital, Leverage, and Liquidity Requirements
The Company and each of our IDIs are subject to various regulatory capital adequacy requirements administered by the FRB and the OCC. For example, the Company is subject to rules

58	Wells Fargo & Company

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

“Living Will” Requirements and Related Matters
Rules adopted by the FRB and the FDIC under the Dodd-Frank Act require large financial institutions, including Wells Fargo, to prepare and periodically submit resolution plans, also known as “living wills,” designed to facilitate their rapid and orderly resolution in the event of material financial distress or failure. Under the rules, rapid and orderly resolution means a reorganization or liquidation of the covered company under the U.S. Bankruptcy Code that can be accomplished in a reasonable period of time and in a manner that substantially mitigates the risk that failure would have serious adverse effects on the financial stability of the United States. In addition to the Company’s resolution plan, our national bank subsidiary, Wells Fargo Bank, N.A. (the “Bank”), is also required to prepare and periodically submit a resolution plan. If the FRB and/or FDIC determine that our resolution plan has deficiencies, they may impose more stringent capital, leverage or liquidity requirements on us or restrict our growth, activities or operations until we adequately remedy the deficiencies. If the FRB and/or FDIC ultimately determine that we have been unable to remedy any deficiencies, they could require us to divest certain assets or operations. On June 27, 2023, we submitted our most recent resolution plan to the FRB and FDIC.
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

Wells Fargo & Company	59

Regulatory Matters (continued)
possible sale, transfer or disposal of assets, securities, loan portfolios or businesses. The Bank must also prepare and periodically submit to the OCC a recovery plan that sets forth the Bank’s plan to remain a going concern when the Bank is experiencing considerable financial or operational stress, but has not yet deteriorated to the point where liquidation or resolution is imminent. If either the FRB or the OCC determines that our recovery plan is deficient, they may impose fines, restrictions on our business or ultimately require us to divest assets.

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
•Regulatory Developments in Response to Climate Change. Federal, state, and non-U.S. governments and government agencies have demonstrated increased attention to the impacts and potential risks associated with climate change. For example, federal banking regulators are reviewing the implications of climate change on the financial stability of the United States and have issued guidance on the identification and management by large banks of climate-related financial risks. In addition, the SEC has proposed rules that would require public companies to disclose certain climate-related information, including greenhouse gas emissions, climate-related targets and goals, and governance of climate-related risks and relevant risk management processes. Similarly, California’s state legislature finalized climate-related disclosure laws, while the European Union finalized its Corporate Sustainability Reporting Directive. The approaches taken by various governments and government agencies can vary significantly, evolve over time, and sometimes conflict. Any current or future rules, regulations, and guidance related to climate change and its impacts could require us to change certain of our business practices, reduce our revenue and earnings, impose additional costs on us, subject us to legal or regulatory proceedings, or otherwise adversely affect our business operations and/or competitive position.

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
•liability for legal actions; and
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
Changes in the ACL and, therefore, in the related provision for credit losses can materially affect net income. In applying the judgment and review required to determine the ACL, management considerations include the evaluation of past events, historical experience, changes in economic forecasts and conditions, customer behavior, collateral values, the length of the initial loss forecast period, and other influences. From time to time, changes in economic factors or assumptions, business or investment strategy, or products or product mix may result in a corresponding increase or decrease in our ACL. While our methodology attributes portions of the ACL to specific financial asset classes (loan and debt security portfolios) or loan portfolio segments (commercial and consumer), the entire ACL is available to absorb credit losses of the Company.
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
•Valuation of collateral. The current fair value of collateral is utilized to assess the expected credit losses when a financial asset is considered to be collateral dependent. We apply judgment when valuing the collateral either through appraisals, evaluation of the cash flows of the property, or other quantitative techniques. Decreases in collateral valuations support incremental ACL or charge-downs and increases in collateral valuation are included in the ACL as a negative allowance when the financial asset has been previously written-down below current recovery value.
•Contractual term considerations. The remaining contractual term of a loan is adjusted for expected prepayments and certain expected extensions, renewals, or modifications. We extend the contractual term when we are not able to unconditionally cancel contractual renewals or extension options. Credit card loans have indeterminate maturities,

Wells Fargo & Company	61

Critical Accounting Policies (continued)
which requires that we determine a contractual life by estimating the application of future payments to the outstanding loan amount.
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
Our sensitivity analysis does not represent management’s view of expected credit losses at the balance sheet date. We applied a 100% weight to a more severe downside scenario in our sensitivity analysis to reflect the potential for further economic deterioration. The outcome of the scenario was influenced by the duration, severity, and timing of changes in economic variables within the scenario. The sensitivity analysis resulted in a hypothetical increase in the ACL for loans of approximately $6.2 billion at December 31, 2023. The hypothetical increase in our ACL for loans does not incorporate the impact of management judgment for qualitative factors applied in the current ACL for loans, which may have a positive or negative effect on the results. It is possible that others performing similar sensitivity analyses could reach different conclusions or results.
The sensitivity analysis excludes the ACL for debt securities and other financial assets given its size relative to the overall ACL. Management believes that the estimate for the ACL for loans was appropriate at the balance sheet date.

Valuation of Residential Mortgage Servicing Rights (MSRs)
MSRs are assets that represent the rights to service mortgage loans for others. We generally recognize MSRs when we retain servicing rights in connection with the sale or securitization of loans we originate. We carry our MSRs related to residential mortgage loans at fair value. Periodic changes in our residential MSRs and the economic hedges used to hedge our residential MSRs are reflected in earnings.
We use models to estimate the fair value of our residential MSRs. The models are independently validated in accordance with Company policies. Collectively, the models are used to calculate the present value of estimated future net servicing income and incorporate inputs and assumptions that market participants use in estimating fair value. Certain significant inputs and assumptions generally are not observable in the market and require judgment to determine. If observable market indications do become available, these are factored into the estimates as appropriate. Significant inputs and assumptions requiring management judgement include:
•The mortgage loan prepayment rate used to estimate future net servicing income. The prepayment rate is the annual rate at which borrowers are forecasted to repay their mortgage loan principal; this rate also includes estimated borrower defaults. We use models to estimate prepayment rate and borrower defaults which are influenced by changes in mortgage interest rates and borrower behavior.
•The discount rate used to present value estimated future net servicing income. The discount rate is the required rate of return investors in the market would expect for an asset with similar risk and is estimated using a dynamic methodology for market curves and volatility. To determine the discount rate, we consider the risk premium for uncertainties in the cash flow estimates such as from servicing operations (e.g., possible changes in future servicing costs and earnings on escrow accounts).
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
We use fair value measurements to comply with both recognition and disclosure requirements. For example, assets and liabilities held for trading purposes, marketable equity securities, AFS debt securities, and derivatives are recorded at fair value on our consolidated balance sheet each period. Other financial instruments, such as loans held for investment and substantially all nonmarketable equity securities are not recorded at fair value each period but may require nonrecurring fair value adjustments through the application of an accounting method such as lower of cost or fair value (LOCOM), write-downs of individual assets, or application of the measurement alternative for certain nonmarketable equity securities. We also disclose our estimate of fair value for financial instruments not recorded at fair value, such as HTM debt securities, loans held for investment, and long-term debt.
Disclosure of fair value measurements for assets and liabilities are made using a three-level hierarchy. The

62	Wells Fargo & Company

classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect our estimates about market data.
When developing fair value measurements, we maximize the use of observable inputs and minimize the use of unobservable inputs. When available, we use quoted prices in active markets to measure fair value. If quoted prices in active markets are not available, fair value measurement is based upon models that generally use market-based or independently sourced market parameters, including interest rate yield curves, prepayment rates, option volatilities and currency rates. However, when observable market data is limited or not available, fair value estimates are typically determined using internal models based on unobservable inputs. These models are independently validated in accordance with the Company’s policies. Additionally, we obtain pricing information from third-party vendors to record fair values and to corroborate internal prices. Third-party validation procedures are performed over the reasonableness of prices received.
When using internal models based on unobservable inputs, management judgment is necessary as we make judgments about significant assumptions that market participants would use to estimate fair value. Determination of these assumptions includes consideration of many factors, including market conditions and liquidity levels. Changes in the market conditions, such as reduced liquidity in the capital markets or changes in secondary market activities, may reduce the availability and reliability of quoted prices or observable data used to determine fair value. In such cases, adjustments to available quoted prices or observable market data may be required. For example, we may adjust a price received from a third-party pricing service using internal models based on discounted cash flows when the impact of illiquid markets has not already been incorporated in the fair value measurement.
We continually assess the level and volume of market activity in our debt and equity security classes in determining adjustments, if any, to quoted prices. Given market conditions can change over time, our determination of which securities markets are considered active or inactive can change. If we determine a market to be inactive, the degree to which quoted prices require adjustment may also change.
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
Table 48 presents our (i) assets and liabilities recorded at fair value on a recurring basis and (ii) Level 3 assets and liabilities recorded at fair value on a recurring basis, both presented as a percentage of our total assets and total liabilities.

Table 48: Fair Value Level 3 Summary

	December 31, 2023		December 31, 2022
($ in billions)	Total balance	Level 3 (1)	Total balance	Level 3 (1)
Assets recorded at fair value on a recurring basis	$276.2	9.5	264.4	11.5
As a percentage of total assets	14%	*	14	*
Liabilities recorded at fair value on a recurring basis	$47.7	6.2	41.9	4.9
As a percentage of total liabilities	3%	*	2	*
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
Deferred income taxes are based on the balance sheet method and deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Under the balance sheet method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities and recognizes enacted changes in income tax rates and laws in the period in which they occur. Deferred tax assets, including those related to net operating losses and tax credit carryforwards, are recognized subject to management’s judgment that realization is more likely than not. When necessary, valuation allowances are established to reduce deferred tax assets to the realizable amounts.
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
We monitor relevant tax authorities and may update our estimate of accrued income taxes due to changes in income tax laws and their interpretation by the courts and regulatory authorities on a quarterly basis. Updates to our estimate of accrued income taxes also may result from our own income tax planning and from the resolution of income tax controversies. Such updates to our estimates may be material to our operating results for any given quarter.

Wells Fargo & Company	63

Critical Accounting Policies (continued)
See Note 23 (Income Taxes) to Financial Statements in this Report for a further description of our provision for income taxes and related income tax assets and liabilities.

Liability for Legal Actions
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
We identify reporting units to be assessed for goodwill impairment at the reportable operating segment level or one level below. We calculate reporting unit carrying amounts as allocated capital plus assigned goodwill and other intangible assets. We allocate capital to the reporting units under a risk-sensitive framework driven by our regulatory capital requirements. We estimate fair value of the reporting units based on a balanced weighting of fair values estimated using both an income approach and a market approach which are intended to reflect Company performance and expectations as well as external market conditions. The methodologies for calculating carrying amounts and estimating fair values are periodically assessed by senior management and updated as necessary.
The income approach is a discounted cash flow (DCF) analysis, which estimates the present value of future cash flows associated with each reporting unit. A DCF analysis requires significant judgment to model financial forecasts for our reporting units, which includes future expectations of economic conditions and balance sheet changes, as well as considerations related to future business activities. The forecasts are reviewed by senior management. For periods after our financial forecasts, we incorporate a terminal value estimate. We discount these forecasted cash flows using a consistent rate derived from the capital asset pricing model which produces an estimated cost of equity for our reporting units, reflecting risks and uncertainties in the financial markets and in our internally generated business projections.
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
The aggregate fair value of our reporting units exceeded our market capitalization for our fourth quarter 2023 assessment. Factors that we believe contributed to this difference included an overall premium that would be paid to gain control of the operating and financial decisions of the Company, as well as short-term market volatility and other factors that may not be reflected consistently between the Company’s market capitalization and the fair value of individual reporting units.
Based on our fourth quarter 2023 assessment, there was no impairment of goodwill at December 31, 2023. The fair values of each reporting unit exceeded their carrying amounts by substantial amounts, with the exception of our Consumer Lending reporting unit. Although the fair value of our Consumer Lending reporting unit exceeded its carrying amount by more than 10%, it was the most sensitive to changes in valuation assumptions. We plan to continue the execution of our more focused strategy for the home lending business in the near-term. The credit card business has forecasted higher loan balances driven by growth from new products and services. Significant changes to these plans or forecasts or a significant increase in the discount rate could result in an impairment for the Consumer Lending reporting unit. The amount of goodwill assigned to the Consumer Lending reporting unit was $7.1 billion at December 31, 2023.
Declines in our ability to generate revenue, significant increases in credit losses or other expenses, or adverse actions from regulators are factors that could result in material goodwill impairment of any reporting unit in a future period.
For additional information on goodwill and our reportable operating segments, see Note 1 (Summary of Significant Accounting Policies), Note 7 (Intangible Assets and Other Assets), and Note 20 (Operating Segments) to Financial Statements in this Report.

64	Wells Fargo & Company

Current Accounting Developments
Table 49 provides the significant accounting updates applicable to us that have been issued by the Financial Accounting Standards Board (FASB) but are not yet effective.
Table 49: Current Accounting Developments – Issued Standards

Description and Effective Date	Financial statement impact
Accounting Standards Update (ASU) 2023-02 – Investments – Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method
The Update, effective January 1, 2024, expands the use of the proportional amortization method of accounting for tax credit investments. Upon adoption, the Update permits entities to elect to account for equity investments that generate income tax credits and benefits using the proportional amortization method if certain eligibility criteria are met.

We adopted the Update on January 1, 2024, on a modified retrospective basis with a cumulative effect adjustment to retained earnings. Upon adoption, we elected to account for eligible investments in our renewable energy tax credit portfolio using the proportional amortization method. These investments were previously accounted for using the equity method. We also elected to continue use of the proportional amortization method to account for our low-income housing tax credit investments. Under the proportional amortization method, the cost of a tax credit investment is amortized in proportion to the income tax credits and benefits received by the investor, with both amortization and the related income tax credits and benefits recorded on a net basis within income tax expense.

We recorded the impact of this accounting change to the opening balance sheet as of January 1, 2024, as an increase to total assets and total liabilities of approximately $2 billion. The adoption impact on retained earnings was insignificant. Prior periods were not impacted.

ASU 2023-07 – Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures
The Update, effective December 31, 2024 (with early adoption permitted), enhances reportable segment disclosure requirements, primarily through enhanced disclosures related to significant segment expenses and additional interim disclosure requirements.

The Update impacts disclosure only, and therefore does not have an impact on our consolidated financial statements. We are currently evaluating the impact of the Update to our operating segment disclosures. The following aspects of the Update may result in disclosure changes:

•Requirement to disclose significant segment expenses by reportable segment if they are regularly provided to the chief operating decision maker (CODM) and included in the reported measure of segment profit or loss.
•Requirement to disclose an amount for “other segment items” by reportable segment and provide a description of its composition; other segment items is measured as the difference between reported segment revenues less the significant segment expenses disclosed in accordance with the principle described above and reported segment profit or loss.
•Requirement to disclose the CODM’s title and position and explain how the CODM uses the reported segment profit or loss measure in assessing segment performance and deciding how to allocate resources.

ASU 2023-09 - Income Taxes (Topic 740): Improvements to Income Tax Disclosures
The Update, effective January 1, 2025 (with early adoption permitted), enhances annual income tax disclosures primarily to further disaggregate existing disclosures related to the effective income tax rate reconciliation and income taxes paid.

The impact of the Update is limited to our annual income tax disclosures. We are currently evaluating the impact of the Update to our income tax disclosures. Upon adoption, those disclosures may change as follows:

•For the tabular effective income tax rate reconciliation, alignment to specific categories (where applicable) and further disaggregation of certain categories (where applicable) by nature and/or jurisdiction if the reconciling item is 5% or more of the statutory tax expense.
•Description of states and local jurisdictions that contribute the majority of the effect of the state and local income tax category of the effective income tax rate reconciliation.
•Disaggregate the amount of income taxes paid (net of refunds) by federal, state, and non-U.S. taxes and further disaggregate by individual jurisdictions where income taxes paid (net of refunds) is 5% or more of total income taxes paid (net of refunds).
•Disaggregate net income (or loss) before income tax expense (or benefit) between domestic and non-U.S.

Other Accounting Developments
The following Updates are applicable to us but are not expected to have a material impact on our consolidated financial statements:
•ASU 2022-03 – Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions
•ASU 2023-08 - Intangibles - Goodwill and Other - Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets

Wells Fargo & Company	65

Forward-Looking Statements
This document contains forward-looking statements. In addition, we may make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company, including our outlook for future growth; (ii) our expectations regarding noninterest expense and our efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) our expectations regarding our mortgage business and any related commitments or exposures; (viii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (ix) future common stock dividends, common share repurchases and other uses of capital; (x) our targeted range for return on assets, return on equity, and return on tangible common equity; (xi) expectations regarding our effective income tax rate; (xii) the outcome of contingencies, such as legal actions; (xiii) environmental, social and governance related goals or commitments; and (xiv) the Company’s plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, declines in commercial real estate prices, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth;
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
•significant turbulence or a disruption in the capital or financial markets, which could result in, among other things, reduced investor demand for mortgage loans, a reduction in the availability of funding or increased funding costs, and declines in asset values and/or recognition of impairment of securities held in our debt securities and equity securities portfolios;
•the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage and wealth management businesses;
•developments in our mortgage banking business, including any negative effects relating to our mortgage servicing, loan modification or foreclosure practices, and any changes in industry standards, regulatory or judicial requirements, or our strategic plans for the business;
•negative effects from instances where customers may have experienced financial harm, including on our legal, operational and compliance costs, our ability to engage in certain business activities or offer certain products or services, our ability to keep and attract customers, our ability to attract and retain qualified employees, and our reputation;
•regulatory matters, including the failure to resolve outstanding matters on a timely basis and the potential impact of new matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
•a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks;
•the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;
•fiscal and monetary policies of the Federal Reserve Board;
•changes to tax laws, regulations, and guidance as well as the effect of discrete items on our effective income tax rate;
•our ability to develop and execute effective business plans and strategies; and
•the other risk factors and uncertainties described under “Risk Factors” in this Report.

In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, the impact to our balance sheet of expected customer activity, our capital requirements and long-term targeted capital structure, the results of supervisory stress tests, market conditions (including the trading price of our stock), regulatory and legal considerations, including

66	Wells Fargo & Company

regulatory requirements under the Federal Reserve Board’s capital plan rule, and other factors deemed relevant by the Company, and may be subject to regulatory approval or conditions.
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

Wells Fargo & Company	67

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
ECONOMIC, FINANCIAL MARKETS, INTEREST RATES, AND LIQUIDITY RISKS
Our financial results have been, and will continue to be, materially affected by general economic conditions, and a deterioration in economic conditions or in the financial markets may materially adversely affect our lending and other businesses and our financial results and condition.  We generate revenue from the interest and fees we charge on the loans and other products and services we sell, and a substantial amount of our revenue and earnings comes from the net interest income and fee income that we earn from our consumer and commercial lending and banking businesses. These businesses have been, and will continue to be, materially affected by the state of the U.S. economy, particularly unemployment levels and home prices. The negative effects and continued uncertainty stemming from U.S. fiscal, monetary and political matters, including concerns about deficit and debt levels, inflation, taxes, and U.S. debt ratings, have impacted and may continue to impact the global economy. Moreover, geopolitical matters, including international political unrest or disturbances, wars, and terrorist activities, as well as continued concerns over commodity prices, restrictions on international trade and corresponding retaliatory measures, and global economic difficulties, may impact the stability of financial markets and the global economy. Any impacts to the global economy could have a similar impact to the U.S. economy. A prolonged period of slow growth in the global economy or any deterioration in general economic conditions and/or the financial markets resulting from the above matters or any other events or factors that may disrupt or weaken the U.S. or global economy, could materially adversely affect our financial results and condition.
A weakening in business or economic conditions, including higher unemployment levels or declines in home prices, as well as higher interest rates, can also adversely affect our customers’ ability to repay their loans or other obligations, which can increase our credit losses. If unemployment levels worsen or if home prices fall we would expect to incur elevated charge-offs and provision expense from increases in our allowance for credit losses. These conditions may adversely affect not only consumer loan performance but also commercial and CRE loans, especially for those business borrowers that rely on the health of industries that may experience deteriorating economic conditions. The ability of these and other borrowers to repay their loans may deteriorate, causing us, as one of the largest commercial and CRE lenders in the U.S., to incur significantly higher credit losses. In addition, weak or deteriorating economic conditions make it more challenging for us to increase our consumer and commercial loan portfolios by making loans to creditworthy borrowers at attractive yields. Furthermore, weak economic conditions, as well as competition and/or increases in interest rates, could soften demand for our loans resulting in our retaining a much higher amount of lower yielding liquid assets on our consolidated balance sheet. If economic conditions worsen and unemployment rises, which also would likely result in a decrease in consumer and business confidence and spending, the demand for our products, including our consumer and commercial loans, may fall, reducing our interest and noninterest income and our earnings.
A deterioration in business and economic conditions, which may erode consumer and investor confidence levels, and/or increased volatility of financial markets, also could adversely affect financial results for our fee-based businesses, including our investment advisory, securities brokerage, wealth management, markets and investment banking businesses. For example, because investment advisory fees are often based on the value of assets under management, a fall in the market prices of those assets could reduce our fee income. Changes in stock market prices could affect the trading activity of investors, reducing commissions and other fees we earn from our brokerage business. In addition, adverse market conditions may negatively affect the performance of products we have provided to customers, which may expose us to legal actions or additional costs. Poor economic conditions and volatile or unstable financial markets also can negatively affect our debt and equity underwriting and advisory businesses, as well as our venture capital business and trading activities, including through increased counterparty credit risk. Any deterioration in global financial markets and economies, including as a result of any geopolitical matters or unrest, may adversely affect the revenue and earnings of our international operations, particularly our global financial institution and correspondent banking services.
For additional information, see the “Risk Management – Asset/Liability Management” and “– Credit Risk Management” sections in this Report.
Changes in interest rates and financial market values could reduce our net interest income and earnings, as well as our other comprehensive income, including as a result of recognizing losses on the debt and equity securities that we hold in our portfolio or trade for our customers.  Changes in either our net interest margin or the amount or mix of earning assets we hold, including as a result of the asset cap under the February 2018 consent order with the FRB, could affect our net interest income and our earnings. Changes in interest rates can affect our net interest margin. Although the yield we earn on our assets and the funding costs of our liabilities tend to move in the same direction in response to changes in interest rates, one can rise or fall faster than the other, causing our net interest margin to expand or contract. If our funding costs rise faster than the yield we earn on our assets or if the yield we earn on our assets falls faster than our funding costs, our net interest margin tends to contract.
The amount and type of earning assets we hold can affect our yield and net interest income. We hold earning assets in the form of loans and debt and equity securities, among other assets. As noted above, if the economy worsens we may see lower demand for loans by creditworthy customers, reducing our yield and net interest income. In addition, our net interest income and net interest margin can be negatively affected by a prolonged period of low interest rates as it may result in us holding lower yielding loans and securities on our consolidated balance sheet, particularly if we are unable to replace the maturing higher yielding assets with similar higher yielding assets. A prolonged period of high interest rates, however, may continue to negatively affect loan demand and could result in higher credit

68	Wells Fargo & Company

losses as borrowers may have more difficulty making higher interest payments. Similarly, a prolonged period of high interest rates may increase our funding costs, including the rates we pay on customer deposits. As described below, changes in interest rates also affect our mortgage business, including the value of our MSRs. In an effort to address high inflation, the FRB significantly raised its target range for the federal funds rate over the last two years, however, the FRB could decide to further raise it or lower it in 2024.
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
We assess our interest rate risk by estimating the effect on our earnings under various scenarios that differ based on assumptions about the direction, magnitude and speed of interest rate changes and the slope of the yield curve. We may hedge some of that interest rate risk with interest rate derivatives. We also experience the somewhat offsetting effect that our mortgage loan originations and servicing rights can provide as their revenue impact tends to move in opposite directions based on changes in interest rates.
We generally do not hedge all of our interest rate risk. There is always the risk that changes in interest rates, credit spreads or option volatility could reduce our net interest income and earnings, as well as our other comprehensive income, in material amounts, especially if actual conditions turn out to be materially different than what we assumed. For example, if interest rates rise or fall faster than we assumed or the slope of the yield curve changes, we may experience significant losses, including unrealized losses, on debt securities in our portfolio. To reduce our interest rate risk, we may rebalance our portfolios of debt securities and loans, refinance our debt and take other strategic actions. We may incur losses when we take such actions. In addition, changes in interest rates can result in increased basis risk, which could limit the effectiveness of our hedging activities.
We have a significant number of assets and liabilities, such as commercial loans, adjustable-rate mortgage loans, derivatives, debt securities, and long-term debt, referenced to benchmark rates, such as the Secured Overnight Financing Rate (SOFR), or other financial metrics. If any such benchmark rate or other referenced financial metric is significantly changed, replaced or discontinued, or ceases to be recognized as an acceptable market benchmark rate or financial metric, there may be uncertainty or differences in the calculation of the applicable interest rate or payment amount depending on the terms of the governing instrument. This could impact the financial performance of previously recorded transactions, result in losses on financial instruments we hold, require different hedging strategies or result in ineffective or increased basis risk on existing hedges, impact the overall interest rate environment and the availability or cost of funding transactions, affect our capital and liquidity planning and management, or have other adverse financial consequences. It may also result in significant operational, systems, or other practical challenges, increased compliance and operational costs, legal or regulatory proceedings, reputational harm, or other adverse consequences. Because of changing economic and market conditions, as well as credit ratings, affecting issuers and the performance of any underlying collateral, we may be required to recognize impairment in future periods on the securities we hold. Furthermore, the value of the debt securities we hold can fluctuate due to changes in interest rates, issuer creditworthiness, and other factors. Our net income also is exposed to changes in interest rates, credit spreads, foreign exchange rates, and equity and commodity prices in connection with our trading activities, which are conducted primarily to accommodate the investment and risk management activities of our customers, as well as when we execute economic hedging to manage certain balance sheet risks. Trading debt securities and equity securities held for trading are carried at fair value with realized and unrealized gains and losses recorded in noninterest income. As part of our business to support our customers, we trade public debt and equity securities and other financial instruments that are subject to market fluctuations with gains and losses recognized in net income. In addition, although high market volatility can increase our exposure to trading-related losses, periods of low volatility may have an adverse effect on our businesses as a result of reduced customer activity levels. Although we have processes in place to measure and monitor the risks associated with our trading activities, including stress testing and hedging strategies, there can be no assurance that our processes and strategies will be effective in avoiding losses that could have a material adverse effect on our financial results.
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
Nonmarketable equity securities include our venture capital and private equity investments that could result in significant impairment losses for those investments carried under the measurement alternative or equity method. If we recognize an impairment for an investment, we write-down the carrying value of the investment to fair value, resulting in a charge to earnings, which could be significant.
For additional information, see the “Risk Management – Asset/Liability Management – Interest Rate Risk,” “– Mortgage Banking Interest Rate and Market Risk,” “– Market Risk – Trading Activities,” and “– Market Risk – Equity Securities” and the “Balance Sheet Analysis – Available-for-Sale and Held-to-Maturity Debt Securities” sections in this Report and Note 2 (Trading Activities), Note 3 (Available-for-Sale and Held-to-Maturity Debt Securities) and Note 4 (Equity Securities) to Financial Statements in this Report.
Effective liquidity management is essential for the operation of our business, and our financial results and condition could be materially adversely affected if we do not effectively manage our liquidity.  We primarily rely on customer deposits to be a low-cost and stable source of funding for the loans we make and

Wells Fargo & Company	69

Risk Factors (continued)
the operation of our business. In addition to customer deposits, our sources of liquidity include certain debt and equity securities, our ability to sell or securitize loans in secondary markets and to pledge loans to access secured borrowing facilities through the FHLB and the FRB, and our ability to raise funds in domestic and international money through capital markets.
Our liquidity and our ability to fund and run our business could be materially adversely affected by a variety of conditions and factors, including financial and credit market disruption and volatility or a lack of market or customer confidence in financial markets in general similar to what occurred during the financial crisis in 2008 and early 2009, which may result in a loss of customer deposits, outflows of cash or collateral, an inability to access capital markets on favorable terms, or other adverse effects on our liquidity and funding. The financial system also experienced disruption and volatility in early 2023 due to the failure of several banks, and episodes of disruption, volatility or other adverse market conditions may continue to occur if there are additional instances of actual or threatened bank failures. Market disruption and volatility could also impact our credit spreads, which are the amount in excess of the interest rate of U.S. Treasury securities, or other benchmark securities, of the same maturity that we need to pay to our funding providers. Increases in interest rates and our credit spreads could significantly increase our funding costs. Other conditions and factors that could materially adversely affect our liquidity and funding include a lack of market or customer confidence in the Company or negative news about the Company or the financial services industry generally which also may result in a loss of deposits and/or negatively affect our ability to access the capital markets; any inability to sell or securitize loans or other assets; disruptions or volatility in the market for securities repurchase agreements, or any inability to effectively access the market for securities repurchase agreements, which also may increase our short-term funding costs; regulatory requirements or restrictions, including changes to regulatory capital or liquidity requirements; unexpectedly high or accelerated customer draws on lines of credit; any inability to access secured borrowing facilities through the FHLB or FRB, or any negative perception in the market created by accessing these facilities; and, as described below, reductions in one or more of our credit ratings. Many of the above conditions and factors may be caused by events over which we have little or no control. Similarly, the speed with which information is disseminated and the speed with which customers can withdraw funds in response to information may also contribute to a faster and greater loss of deposits, particularly uninsured or non-operational deposits, as well as other adverse effects on liquidity or funding, similar to what contributed to the failure of several banks in early 2023. There can be no assurance that significant disruption and volatility in the financial markets will not occur in the future. For example, concerns over geopolitical issues, commodity and currency prices, as well as global economic conditions, may cause financial market volatility.
In addition, concerns regarding U.S. government debt levels, including any potential failure to raise the debt limit, and any associated downgrade of U.S. government debt ratings may cause uncertainty and volatility as well. A downgrade of the sovereign debt ratings of the U.S. government or the debt ratings of related institutions, agencies or instrumentalities, as well as other fiscal or political events could, in addition to causing economic and financial market disruptions, materially adversely affect the market value of the U.S. government securities or federal agency mortgage-backed securities (MBS) that we hold, the availability of those securities as collateral for borrowing, and our ability to access capital markets on favorable terms, as well as have other material adverse effects on the operation of our business and our financial results and condition.
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
If we are unable to continue to fund our assets through customer deposits or access capital markets on favorable terms, if there are changes to our regulatory capital or liquidity requirements, or if we suffer an increase in our borrowing costs or otherwise fail to manage our liquidity effectively (including on an intra-day or intra-affiliate basis), our liquidity, net interest margin, and financial results and condition may be materially adversely affected. As we did during the financial crisis in 2009, we may also need, or be required by our regulators, to raise additional capital through the issuance of common stock, which could dilute the ownership of existing stockholders, or reduce or even eliminate our common stock dividend to preserve capital or to raise additional capital.
For additional information, see the “Risk Management – Asset/Liability Management” section in this Report.
Adverse changes in our credit ratings could have a material adverse effect on our liquidity, cash flows, and financial results and condition.  Our borrowing costs and ability to obtain funding are influenced by our credit ratings. Reductions in one or more of our credit ratings could adversely affect our ability to borrow funds and raise the costs of our borrowings substantially and could cause creditors and business counterparties to raise collateral requirements or take other actions that could adversely affect our ability to raise funding. Credit ratings and credit ratings agencies’ outlooks are based on the ratings agencies’ analysis of many quantitative and qualitative factors, including our capital adequacy, liquidity, asset quality, business mix, the level and quality of our earnings, and rating agency assumptions regarding the probability and extent of federal financial assistance or support. In addition to credit ratings, our borrowing costs are affected by various other external factors, including market volatility and concerns or perceptions about the financial services industry generally. There can be no assurance that we will maintain our credit ratings and outlooks and that credit ratings downgrades in the future would not have a material adverse effect on our ability to borrow funds and borrowing costs. Downgrades in our credit ratings also may trigger additional collateral or funding obligations which, depending on the severity of the downgrade, could have a material adverse effect on our liquidity, including as a result of credit-related contingent features in certain of our derivative contracts.
For information on our credit ratings, see the “Risk Management – Asset/Liability Management – Liquidity Risk and Funding – Credit Ratings” section and for information regarding additional collateral and funding obligations required of certain derivative instruments in the event our credit ratings were to fall

70	Wells Fargo & Company

below investment grade, see Note 14 (Derivatives) to Financial Statements in this Report.

We rely on dividends from our subsidiaries for liquidity, and federal and state law, regulatory requirements, and certain contractual arrangements can limit those dividends. Wells Fargo & Company, the parent holding company (the “Parent”), is a separate and distinct legal entity from its subsidiaries. It receives substantially all of its funding and liquidity from dividends and other distributions from its subsidiaries. We generally use these dividends and distributions, among other things, to pay dividends on our common and preferred stock and interest and principal on our debt. Federal and state laws limit the amount of dividends and distributions that our bank and some of our nonbank subsidiaries, including our broker-dealer subsidiaries, may pay to the Parent. Similarly, as part of their supervisory authority, regulators may limit or restrict subsidiary capital distributions. In addition, as part of our resolution planning efforts, we have entered into a Support Agreement dated June 28, 2017, as amended and restated on June 26, 2019, among the Parent, WFC Holdings, LLC, an intermediate holding company and subsidiary of the Parent (the “IHC”), Wells Fargo Bank, N.A. (the “Bank”), Wells Fargo Securities, LLC, Wells Fargo Clearing Services, LLC, and certain other subsidiaries of the Parent designated from time to time as material entities for resolution planning purposes or identified from time to time as related support entities in our resolution plan, pursuant to which the IHC may be restricted from making dividend payments to the Parent if certain liquidity and/or capital metrics fall below defined triggers or if the Parent’s board of directors authorizes it to file a case under the U.S. Bankruptcy Code. Also, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.
For additional information, see the “Regulation and Supervision – Dividend Restrictions” and “– Holding Company Structure” sections in our 2023 Form 10-K and the “Regulatory Matters” section and Note 26 (Regulatory Capital Requirements and Other Restrictions) to Financial Statements in this Report.
REGULATORY RISKS

Current and future legislation and/or regulation could require us to change certain of our business practices, reduce our revenue and earnings, impose additional costs on us or otherwise adversely affect our business operations and/or competitive position.  Our parent company, our subsidiary banks and many of our nonbank subsidiaries such as those related to our brokerage business, are subject to significant and extensive regulation under state and federal laws in the U.S., as well as the applicable laws of the various jurisdictions outside of the U.S. where they conduct business. These regulations generally protect depositors, federal deposit insurance funds, consumers, investors, employees, or the banking and financial system as a whole, not necessarily our security holders. Economic, market and political conditions during the past few years have led to a significant amount of legislation and regulation in the U.S. and abroad affecting the financial services industry, as well as heightened expectations and scrutiny of financial services companies from banking regulators. These laws and regulations may continue to affect the manner in which we do business and the products and services that we provide, affect or restrict our ability to compete in our current businesses or our ability to enter into or acquire new businesses, reduce or limit our revenue, affect our compliance and risk management activities, limit subsidiary capital distributions, increase our capital or liquidity requirements, impose additional fines or assessments on us, intensify the regulatory supervision of us and the financial services industry, and adversely affect our business operations or have other negative consequences. Our businesses and revenue in non-U.S. jurisdictions are also subject to risks from political, economic and social developments in those jurisdictions, including sanctions or business restrictions, asset freezes or confiscation, unfavorable political or diplomatic developments, or financial or social instability. In addition, changes to tax laws, regulations, and guidance may negatively impact our effective income tax rate, financial results, or the amount of any tax assets or liabilities. Furthermore, greater government oversight and scrutiny of Wells Fargo, as well as financial services companies generally, has increased our operational and compliance costs as we must continue to devote substantial resources to enhancing our procedures and controls and meeting heightened regulatory standards and expectations. Any failure to meet regulatory requirements, standards or expectations, either in the U.S. or in non-U.S. jurisdictions, could continue to result in significant fines, penalties, restrictions on certain business activities, reputational harm, or other adverse consequences.
Our consumer businesses, including our mortgage, auto, credit card and other consumer lending and non-lending businesses, are subject to numerous and, in many cases, highly complex consumer protection laws and regulations, as well as enhanced regulatory scrutiny and more and expanded regulatory examinations and/or investigations. In particular, the CFPB’s rules and requirements may continue to increase our compliance costs, limit the fees we can charge for certain products and services, and require changes in our business practices, which could limit or negatively affect our earnings as well as the products and services that we offer our customers. If we fail to meet enhanced regulatory requirements and expectations with respect to our consumer businesses, we may be subject to increased costs, fines, penalties, restrictions on our business activities including the products and services we can provide, reputational harm, or other adverse consequences.
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
We are also subject to various rules and regulations related to the prevention of financial crimes and combating terrorism, including the USA PATRIOT Act of 2001. These rules and regulations require us to, among other things, implement policies and procedures related to anti-money laundering, anti-bribery and corruption, economic sanctions, suspicious activities, currency transaction reporting and due diligence on customers. Although we have policies and procedures designed to comply with these rules and regulations, to the extent they are not fully effective or do not meet regulatory standards or expectations, we may be subject to fines, penalties, restrictions on certain business activities, reputational harm, or other adverse consequences.
Our businesses are also subject to laws and regulations enacted by U.S. and non-U.S. regulators and governmental authorities relating to the privacy of the information of customers, employees and others. These laws and regulations,

Wells Fargo & Company	71

Risk Factors (continued)
among other things, increase our compliance obligations; have a significant impact on our businesses’ collection, processing, sharing, use, and retention of personal data and reporting of data breaches; and provide for significant penalties for non-compliance.
In addition, we are subject to a number of consent orders and other regulatory actions, including a February 2018 consent order with the FRB regarding the Board’s governance and oversight of the Company, and the Company’s compliance and operational risk management program. This consent order limits the Company’s total consolidated assets as defined under the consent order to the level as of December 31, 2017, until certain conditions are met. This limitation could continue to adversely affect our results of operations or financial condition. We are also subject to April 2018 consent orders with the CFPB and OCC regarding the Company’s compliance risk management program and past practices involving certain automobile collateral protection insurance policies and certain mortgage interest rate lock extensions. In addition, we are subject to a September 2021 consent order with the OCC regarding loss mitigation activities in the Company’s Home Lending business. Similarly, we are subject to a December 2022 consent order with the CFPB regarding multiple matters related to automobile lending, consumer deposit accounts, and mortgage lending. We are also subject to older consent orders including dating back to 2011. Addressing these and other regulatory actions is expected to take multiple years, and we are likely to continue to experience issues or delays along the way in satisfying their requirements. We are also likely to continue to identify more issues as we implement our risk and control infrastructure, which may result in additional regulatory actions.
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
The Company may be subject to further actions, including the imposition of additional consent orders, regulatory agreements or civil money penalties, by federal regulators regarding similar or other issues. Regulators have indicated the potential for escalating consequences for banks that do not timely resolve open issues or have repeat issues. Furthermore, issues or delays in satisfying the requirements of a regulatory action could affect our progress on others. Failure to satisfy the requirements of a regulatory action on a timely basis could result in additional fines, penalties, business restrictions, limitations on subsidiary capital distributions, increased capital or liquidity requirements, enforcement actions, and other adverse consequences, which could be significant. For example, in September 2021, the OCC assessed a $250 million civil money penalty against the Company related to insufficient progress in addressing requirements under the OCC’s April 2018 consent order and loss mitigation activities in the Company’s Home Lending business. Compliance with the February 2018 FRB consent order, the April 2018 CFPB and OCC consent orders, the September 2021 OCC consent order, the December 2022 CFPB consent order, older consent orders including dating back to 2011, and any other consent orders or regulatory actions, as well as the implementation of their requirements, may continue to increase the Company’s costs, require the Company to reallocate resources away from growing its existing businesses, subject the Company to business restrictions, negatively impact the Company’s capital and liquidity, require the Company to undergo significant changes to its business, operations, products and services, and risk management practices, and subject the Company to other adverse consequences. For additional information on the Company’s consent orders, see the “Overview” section in this Report.
Any future legislation, rule and/or regulation also could significantly change our regulatory environment, increase our cost of doing business, limit the activities we may pursue, affect the competitive balance among banks and other financial services companies, and have a material adverse effect on our financial results and condition.
For additional information on the significant regulations and regulatory oversight initiatives that have affected or may affect our business, see the “Regulatory Matters” section in this Report and the “Regulation and Supervision” section in our 2023 Form 10-K.
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

72	Wells Fargo & Company

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
For additional information, see the “Regulatory Matters – ‘Living Will’ Requirements and Related Matters” section in this Report.
Regulatory rules and requirements may impose higher capital and liquidity levels, limiting our ability to pay common stock dividends, repurchase our common stock, invest in our business, or provide loans or other products and services to our customers.  The Company and each of our insured depository institutions are subject to various regulatory capital adequacy requirements administered by federal banking regulators. In particular, the Company is subject to rules issued by federal banking regulators to implement Basel III risk-based capital requirements for U.S. banking organizations. These capital rules, among other things, establish required minimum ratios relating capital to different categories of assets and exposures. Federal banking regulators have also imposed a leverage ratio and a supplementary leverage ratio on large BHCs like Wells Fargo and our insured depository institutions. The FRB has also finalized rules to address the amount of equity and unsecured long-term debt a U.S. G-SIB must hold to improve its resolvability and resiliency, often referred to as total loss absorbing capacity (TLAC). Similarly, federal banking regulators have issued final rules that implement a liquidity coverage ratio and a net stable funding ratio.
In addition, as part of its obligation to impose enhanced capital and risk-management standards on large financial firms pursuant to the Dodd-Frank Act, the FRB has issued a capital plan rule that establishes capital planning and other requirements that govern capital distributions, including dividends and share repurchases, by certain BHCs, including Wells Fargo. The FRB has also finalized a number of regulations implementing enhanced prudential requirements for large BHCs like Wells Fargo regarding risk-based capital and leverage, risk and liquidity management, single counterparty credit limits, and imposing debt-to-equity limits on any BHC that regulators determine poses a grave threat to the financial stability of the United States. The FRB and OCC have also finalized rules implementing stress testing requirements for large BHCs and national banks. Furthermore, the FRB has established expectations regarding effective boards of directors of large BHCs. The OCC, under separate authority, has also established heightened governance and risk management standards for large national banks, such as the Bank.
The Basel standards and federal regulatory capital, leverage, liquidity, TLAC, capital planning, and other requirements may limit or otherwise restrict how we utilize our capital, including common stock dividends and stock repurchases, and may require us to increase our capital and/or liquidity. Any requirement that we increase our regulatory capital, regulatory capital ratios or liquidity, including due to changes in regulatory requirements, such as from the adoption of the current proposal to revise the Basel standards in the U.S., changes in regulatory interpretations regarding risk-weighted asset calculation methodologies, including the impact from securitizations of credit risk, or as a result of business growth, acquisitions or a change in our risk profile, could increase our funding costs, reduce our flexibility to source and deploy funding, or require us to liquidate assets or otherwise change our business, product offerings and/or investment plans, which may negatively affect our financial results. Although not currently anticipated, new capital requirements and/or our regulators may require us to raise additional capital in the future. Issuing additional common stock may dilute the ownership of existing stockholders. In addition, federal banking regulations may continue to increase our compliance costs as well as limit our ability to invest in our business or provide loans or other products and services to our customers.
For additional information, see the “Capital Management,” “Risk Management – Asset/Liability Management – Liquidity Risk and Funding – Liquidity Standards,” and “Regulatory Matters” sections in this Report and the “Regulation and Supervision” section in our 2023 Form 10-K.
FRB policies, including policies on interest rates, can significantly affect business and economic conditions and our financial results and condition.  The FRB regulates the supply of money in the United States. Its policies determine in large part our cost of funds for lending and investing and the return we earn on those loans and investments, both of which affect our net interest income and net interest margin. The FRB’s interest rate policies also can materially affect the value of financial instruments we hold, such as debt securities. In addition, its policies can affect our borrowers, potentially increasing the risk that they may fail to repay their loans. Changes in FRB policies, including its target range for the federal funds rate or actions taken to increase or decrease the size of its balance sheet, are beyond our control and can be hard to predict. The FRB significantly raised its target range for the federal funds rate over the last two years to address high inflation, however, the FRB

Wells Fargo & Company	73

Risk Factors (continued)
could decide to further raise it or lower it in 2024. As noted above, changes in the interest rate environment and yield curve which may result from the FRB’s actions could negatively affect our net interest income and net interest margin.
CREDIT RISKS

Increased credit risk, including as a result of a deterioration in economic conditions or changes in market conditions, could require us to increase our provision for credit losses and allowance for credit losses and could have a material adverse effect on our results of operations and financial condition.  When we loan money or commit to loan money we incur credit risk, or the risk of losses if our borrowers do not repay their loans. As one of the largest lenders in the U.S., the credit performance of our loan portfolios significantly affects our financial results and condition. We also incur credit risk in connection with trading and other activities. As noted above, if the economic environment were to deteriorate, more of our customers and counterparties may have difficulty in repaying their loans or other obligations which could result in a higher level of credit losses and provision for credit losses. We reserve for credit losses by establishing an allowance through a charge to earnings. The amount of this allowance is based on our assessment of expected credit losses over the anticipated life of our loan portfolio (including unfunded credit commitments). The process for determining the amount of the allowance is critical to our financial results and condition. It requires difficult, subjective, and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of our borrowers to repay their loans. We might increase the allowance because of changing economic conditions, including falling home or commercial real estate values, higher unemployment or inflation, significant loan growth, changes in consumer behavior, or other market conditions that adversely affect borrowers, or other factors. Additionally, the regulatory environment or external factors, such as natural disasters, disease pandemics such as COVID-19, political or social matters, or trade policies, also can continue to influence recognition of credit losses in our loan portfolios and impact our allowance for credit losses.
Future allowance levels may increase or decrease based on a variety of factors, including loan balance changes, portfolio credit quality and mix changes, and changes in general economic conditions. While we believe that our allowance for credit losses was appropriate at December 31, 2023, there is no assurance that it will be sufficient to cover future credit losses. In the event of significant deterioration in economic conditions or if we experience significant loan growth, we may be required to increase the allowance in future periods, which would reduce our earnings.
For additional information, see the “Risk Management – Credit Risk Management” and “Critical Accounting Policies – Allowance for Credit Losses” sections in this Report.
We may have more credit risk and higher credit losses to the extent our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral.  Our credit risk and credit losses can increase if our loans are concentrated to borrowers engaged in the same or similar activities or to borrowers who individually or as a group may be uniquely or disproportionately affected by economic or market conditions. Similarly, challenging economic or market conditions, or trade policies, affecting a particular industry or geography may also impact related or dependent industries or the ability of borrowers living in such affected areas or working in such industries to meet their financial obligations. We experienced the effect of concentration risk in 2009 and 2010 when we incurred greater than expected losses in our residential real estate loan portfolio due to a housing slowdown and greater than expected deterioration in residential real estate values in many markets, including the Central Valley California market and several Southern California metropolitan statistical areas. As California is our largest banking state in terms of loans, deterioration in real estate values and underlying economic conditions in those markets or elsewhere in California could result in materially higher credit losses. In addition, changes in consumer behavior or other market conditions may adversely affect borrowers in certain industries or sectors, which may increase our credit risk and reduce the demand by these borrowers for our products and services. Moreover, deterioration in macro-economic conditions generally across the country could result in materially higher credit losses, including for our residential real estate loan portfolio, which includes nonconforming mortgage loans we retain on our balance sheet. We may experience higher delinquencies and higher loss rates as our consumer real estate secured lines of credit reach their contractual end of draw period and begin to amortize.
We are currently one of the largest CRE lenders in the U.S.
A deterioration in economic conditions that negatively affects the business performance of our CRE borrowers, including increases in interest rates and related refinancing risks at maturity, declines in commercial property values, and/or changes in consumer behavior or other market conditions, such as a continued decrease in the demand for office space, could result in materially higher credit losses and have a material adverse effect on our financial results and condition.
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
OPERATIONAL, STRATEGIC, AND LEGAL RISKS
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

74	Wells Fargo & Company

continuous basis. As our customer base and locations have a broad geographic footprint throughout the U.S. and internationally, as we have increasingly used the internet and mobile banking to provide products and services to our customers, as customer, public, legislative and regulatory expectations regarding operational and information security have increased, and as cyber and other information security attacks have become more prevalent and complex, our operational systems, controls and infrastructure must continue to be safeguarded and monitored for potential failures, disruptions and breakdowns. Our business, financial, accounting, data processing systems or other operating systems and facilities may stop operating properly, become insufficient based on our evolving business needs, or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control. For example, there have been and could in the future be sudden increases in customer transaction volume; electrical or telecommunications outages; degradation or loss of internet, website or mobile banking availability; natural disasters such as earthquakes, tornados, and hurricanes; disease pandemics such as COVID-19; events arising from local or larger scale political or social matters, including terrorist acts; and, as described below, cyber attacks or other information security incidents. The COVID-19 pandemic or any new pandemic could result in the occurrence of new, unanticipated adverse effects on us or the recurrence of adverse effects similar to those already experienced, including creating additional operational and compliance risks, such as the need to comply with rapidly changing regulatory requirements and to quickly implement new measures to protect the functionality of our systems, networks, and operations.
Furthermore, enhancements and upgrades to our infrastructure or operating systems may be time-consuming, entail significant costs, and create risks associated with implementing new systems and integrating them with existing ones. Due to the complexity and interconnectedness of our systems, the process of enhancing our infrastructure and operating systems, including their security measures and controls, can itself create a risk of system disruptions and security issues. Similarly, we may not be able to timely recover critical business processes or operations that have been disrupted, which may further increase any associated costs and consequences of such disruptions. Although we have enterprise incident response processes, business continuity plans and other safeguards in place to help provide operational resiliency, our business operations may be adversely affected by significant and widespread disruption to our physical infrastructure or operating systems that support our businesses and customers. For example, we have experienced system issues caused by a variety of factors that have resulted in intermittent service interruptions, such as temporary disruptions to online and mobile banking services, delays in posting transactions, and customer difficulty signing into accounts.
As a result of financial institutions and technology systems becoming more interconnected and complex, any operational incident at a third party may increase the risk of loss or material impact to us or the financial industry as a whole. Furthermore, third parties on which we rely, including those that facilitate our business activities or to which we outsource operations, such as exchanges, clearing houses, financial intermediaries or vendors that provide services or security solutions for our operations, could continue to be sources of operational risk to us, including from information breaches or loss, breakdowns, disruptions or failures of their own systems or infrastructure, or any deficiencies in the performance of their responsibilities. These risks are increased to the extent we rely on a single third party or on third parties in a single geographic area. We are also exposed to the risk that a disruption or other operational incident at a common service provider to our third parties could impede their ability to provide services or perform their responsibilities for us. In addition, we must meet regulatory requirements and expectations regarding our use of third-party service providers, and any failure by our third-party service providers to meet their obligations to us or to comply with applicable laws, rules, regulations, or Wells Fargo policies could result in fines, penalties, restrictions on our business, or other adverse consequences.
Disruptions or failures in the physical infrastructure, controls or operating systems that support our businesses and customers, failures of the third parties on which we rely to adequately or appropriately provide their services or perform their responsibilities, or our failure to effectively manage or oversee our third-party relationships, could result in business disruptions, loss of revenue or customers, legal or regulatory proceedings, remediation and other costs, violations of applicable privacy and other laws, reputational damage, customer harm, or other adverse consequences, any of which could materially adversely affect our results of operations or financial condition.
A cyber attack or other information security incident could have a material adverse effect on our results of operations, financial condition, or reputation.  Information security risks for large financial institutions such as Wells Fargo have generally increased in recent years in part because of the proliferation of new technologies, the use of the internet, mobile devices, and cloud technologies to conduct financial transactions, the increased prevalence and availability of artificial intelligence, the increase in remote work arrangements, and the increased sophistication and activities of organized crime, hackers, terrorists, activists, and other external parties, including foreign state-sponsored parties. Those parties also may continue to attempt to misrepresent personal or financial information to commit fraud, obtain loans or other financial products from us, or attempt to fraudulently induce employees, customers, or other users of our systems to disclose confidential, proprietary, or other information to gain access to our data or that of our customers. Geopolitical matters may also elevate the risk of an information security threat, particularly by foreign state-sponsored parties or their supporters. As noted above, our operations rely on the secure processing, transmission and storage of confidential, proprietary, and other information in our computer systems and networks. Our banking, brokerage, investment advisory, and capital markets businesses rely on our digital technologies, computer and email systems, software, hardware, and networks to conduct their operations. In addition, to access our products and services, our customers may use personal smartphones, tablets, and other mobile devices that are beyond our control systems. Our technologies, systems, software, networks, and our customers’ devices continue to be the target of cyber attacks or other information security threats, which could materially adversely affect us, including as a result of fraudulent activity, the unauthorized release, gathering, monitoring, misuse, loss or destruction of Wells Fargo’s or our customers’ confidential, proprietary and other information, or the disruption of Wells Fargo’s or our customers’ or other third parties’ business operations. For example, various retailers have reported they were victims of cyber attacks in which large amounts of their customers’ data, including debit and credit card information, was obtained. In these situations, we generally incur costs to replace compromised cards and address fraudulent

Wells Fargo & Company	75

Risk Factors (continued)
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
Our risk and exposure to information security threats remains heightened because of, among other things, the persistent and evolving nature of these threats, the prominent size and scale of Wells Fargo and its role in the financial services industry, our plans to continue to implement our digital and mobile banking channel strategies and develop additional remote connectivity solutions to serve our customers when and how they want to be served, our geographic footprint and international presence, our use of third parties, the outsourcing of some of our business operations, and the current global economic and political environment. For example, Wells Fargo and other financial institutions, as well as our third-party service providers, continue to be the target of various evolving and adaptive information security threats, including cyber attacks, malware, ransomware, other malicious software intended to exploit hardware or software vulnerabilities, phishing, credential validation, and distributed denial-of-service, in an effort to disrupt the operations of financial institutions, test their cybersecurity capabilities, commit fraud, or obtain confidential, proprietary or other information. Cyber attacks have also focused on targeting online applications and services, such as online banking, as well as cloud-based and other products and services provided by third parties, and have targeted the infrastructure of the internet, causing the widespread unavailability of websites and degrading website performance. As a result, information security and the continued development and enhancement of our controls, processes and systems designed to protect our networks, computers, software and data from attack, damage or unauthorized access remain a priority for Wells Fargo. We are also involved in industry cybersecurity efforts and working with other parties, including our third-party service providers and governmental agencies, to continue to enhance defenses and improve resiliency to information security threats. As these threats continue to evolve, we expect to continue to be required to expend significant resources to develop and enhance our protective measures or to investigate and remediate any information security vulnerabilities or incidents. Because the investigation of any information security breach is inherently unpredictable and would require time to complete, we may not be able to immediately address the consequences of a breach, which may further increase any associated costs and consequences. Moreover, to the extent our insurance covers aspects of information security risk, such insurance may not be sufficient to cover all liabilities or losses associated with an information security breach.
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
Our framework for managing risks may not be fully effective in mitigating risk and loss to us.  Our risk management framework seeks to mitigate risk and loss to us. We have established processes and procedures intended to identify, measure, monitor, report and analyze the types of risk to which we are subject, including liquidity risk, credit risk, market risk, interest rate risk, operational risk, legal and compliance risk, and reputational risk, among others. However, as with any risk management framework, there are inherent limitations to our risk management strategies as there may exist, or develop in the future, risks that we have not appropriately anticipated, identified or managed. Our risk management framework is also dependent on ensuring that effective operational controls and an appropriate risk mindset exist throughout the Company. The inability to develop effective operational controls or to foster the appropriate culture throughout the Company, including the inability to align performance management and compensation to achieve the desired culture, could adversely impact the effectiveness of our risk management framework. Similarly, if we are unable to effectively manage our business or operations, we may be exposed to increased risks or unexpected losses. We process a large number of transactions each day and could continue to experience increased costs, regulatory investigations, or other adverse consequences if we do not accurately or completely execute a process or transaction, whether due to human error or otherwise; if we are unable to detect and prevent fraudulent activity; or if an employee or third-party service provider fails to comply with applicable policies and procedures, inappropriately circumvents controls, or engages in other misconduct.
In certain instances, we rely on models to measure, monitor and predict risks, such as market, interest rate, liquidity and credit risks, as well as to help inform business decisions; however, there is no assurance that these models will appropriately or sufficiently capture all relevant risks or accurately predict future events or exposures. Furthermore, certain of our models are subject to regulatory review and approval, and any failure to meet regulatory standards or expectations could result in fines, penalties, restrictions on certain business activities, or other adverse consequences, and any required modifications or changes to these models can impact our capital ratios and requirements and result in increased operational and compliance costs. In addition, we rely on data to aggregate and assess our various risk exposures and business activities, and any issues with the quality or effectiveness of our data, including our aggregation, management, and validation procedures, could result in ineffective risk management practices, business decisions or customer service, inefficient use of resources, or inaccurate regulatory or other risk reporting.

76	Wells Fargo & Company

We also use artificial intelligence to help further inform or automate certain business decisions, operations, and risk management practices, as well as to improve our customer service, but there is no assurance that artificial intelligence will appropriately or sufficiently replicate certain outcomes or human assessment or accurately predict future events or exposures. For example, the algorithms or datasets underlying our artificial intelligence may be inaccurate or include other weaknesses that could result in deficient or biased data outputs or other unintended consequences. Accordingly, even though we may have controls, our use of artificial intelligence could result in ineffective business decisions, operations, risk management practices, or customer service, legal or regulatory proceedings, reputational harm, or other adverse effects on our business or financial results.
Previous financial and credit crises and resulting regulatory reforms highlighted both the importance and some of the limitations of managing unanticipated risks, and our regulators remain focused on ensuring that financial institutions, and Wells Fargo in particular, maintain risk management policies and practices. If our risk management framework proves ineffective, we could suffer unexpected losses which could materially adversely affect our results of operations or financial condition.

We may be exposed to additional legal or regulatory proceedings, costs, and other adverse consequences related to instances where customers may have experienced financial harm. We have identified and may in the future identify areas or instances where customers may have experienced financial harm, including as a result of our continuing efforts to strengthen our risk and control infrastructure. For example, we identified certain issues related to past practices involving certain automobile collateral protection insurance policies and certain issues related to the unused portion of guaranteed automobile protection waiver or insurance agreements. We also previously entered into settlements to resolve inquiries or investigations by various government entities and lawsuits by non-government parties arising out of certain retail sales practices of the Company. Negative publicity or public opinion resulting from instances where customers may have experienced financial harm may continue to increase the risk of reputational harm to our business. Similarly, the identification of areas or instances where customers may have experienced financial harm could lead to, and in some cases has already resulted in, significant remediation costs, loss of revenue or customers, legal or regulatory proceedings, compliance and other costs, or other adverse consequences.
For additional information, see the “Overview – Retail Sales Practices Matters” and “Overview – Customer Remediation Activities” sections in this Report.
We may incur fines, penalties, business restrictions, and other adverse consequences from regulatory violations or from any failure to meet regulatory standards or expectations.  We maintain systems and procedures designed to ensure that we comply with applicable laws and regulations. However, we are subject to heightened compliance and regulatory oversight and expectations, particularly due to the evolving and increasingly complex regulatory landscape we operate in. We are also subject to consent orders and other regulatory actions that subject us to various conditions and restrictions. In addition, a single event or issue may give rise to numerous and overlapping investigations and proceedings, either by multiple federal and state agencies in the U.S. or by multiple regulators and other governmental entities in different jurisdictions. Also, the laws and regulations in jurisdictions in which we operate may be different or even conflict with each other, such as differences between U.S. federal and state law or differences between U.S. and non-U.S. laws as to the products and services we may offer or other business activities we may engage in, which can lead to compliance difficulties or issues. Additionally, regulatory or compliance issues at other financial institutions could result in regulatory scrutiny for us. We could also be subject to regulatory actions, including fines, penalties, business restrictions, or other adverse consequences, if we fail to obtain applicable licensing or registration in any jurisdiction in which we offer our products and services. Furthermore, many legal and regulatory regimes require us to report transactions and other information to regulators and other governmental authorities, self-regulatory organizations, exchanges, clearing houses and customers. We may be subject to fines, penalties, business restrictions, or other adverse consequences if we do not timely, completely, or accurately provide regulatory reports, customer notices, or disclosures.
Moreover, some legal/regulatory frameworks provide for the imposition of fines, penalties, business restrictions, or other adverse consequences for noncompliance even though the noncompliance was inadvertent or unintentional and even though there were systems and procedures in place at the time designed to ensure compliance. For example, we are subject to regulations issued by the Office of Foreign Assets Control (OFAC) that prohibit financial institutions from participating in the transfer of property belonging to the governments of certain non-U.S. countries and designated nationals of those countries. OFAC may impose fines, penalties, or restrictions on certain business activities for inadvertent or unintentional violations even if reasonable processes are in place to prevent the violations. Any violation of these or other applicable laws or regulatory requirements, even if inadvertent or unintentional, or any failure to meet regulatory standards or expectations, including any failure to satisfy the conditions of any consent orders or other regulatory actions, could result in significant fines, penalties, restrictions on certain business activities, negative impacts to our capital and liquidity, requirements to undergo significant changes to our business, operations, products and services, and risk management practices, reputational harm, loss of customers, or other adverse consequences. Furthermore, these consequences may escalate to the extent issues are not timely resolved or are repeated.

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

Wells Fargo & Company	77

Risk Factors (continued)
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
Wells Fargo and other financial institutions have been targeted from time to time by protests and demonstrations, which have included disrupting the operation of our retail banking locations, and have been subject to negative public commentary, including with respect to certain business practices and the fees charged for various products and services. Wells Fargo and other financial institutions have also been subject to negative publicity as a result of providing or reducing financial services to or making investments in industries or organizations subject to stakeholder concerns. There can be no assurance that continued protests or negative public opinion of the Company specifically or large financial institutions generally will not harm our reputation and adversely affect our business, results of operations, and financial condition.
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
In addition, from time to time, we may decide to divest certain businesses or assets. Difficulties in executing a divestiture may cause us not to realize any expected cost savings or other benefits from the divestiture, or may result in higher than expected losses of employees or harm our ability to retain customers. The divestiture or winding down of certain businesses or assets may also result in the impairment of goodwill or other long-lived assets related to those businesses or assets, which could adversely affect our financial results.
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
Our operations and business could be adversely affected by the impacts of climate change. The physical effects of climate change, including the increased prevalence and severity of extreme weather events and natural disasters, such as hurricanes, droughts, and wildfires, could damage or interfere with our operations or those of our third-party service providers, which could disrupt our business, increase our costs, or cause losses. Climate change related impacts could also negatively affect the financial condition of our customers, increase the credit risk associated with those customers, or result in the deterioration of the value of the collateral we hold. In addition, changes in consumer behavior or other market conditions on account of climate considerations or due to the transition to a low carbon economy may adversely affect customers in certain industries, sectors or geographies, which may increase our credit risk and reduce the demand by these customers for our products and services. Furthermore, the transition to a low carbon economy could affect our business practices or result in additional costs or other adverse consequences to our business operations. Legislation and/or regulation in connection with climate change, as well as stakeholder perceptions and expectations related to climate change and its impacts, could require us to change certain of our business and/or risk management practices, impose additional costs on us, reduce our revenue or business opportunities, subject us to legal or regulatory proceedings, or otherwise adversely affect our

78	Wells Fargo & Company

operations and business. Additionally, climate-related data may be based on emerging practices that are subject to measurement uncertainties or may be available only from third-parties, which can impact the quality and consistency of the data and make it difficult to collect, validate, and analyze, impact the effectiveness of our related models, projections, strategies, and decisions, or result in legal actions or other adverse consequences. Moreover, our reputation may be damaged and we may lose business opportunities as a result of our response to climate change or our strategy for the transition to a low carbon economy, including if we are unable or perceived to be unable to achieve our objectives or if our response is disliked or perceived to be ineffective or insufficient. Similarly, any overstatement or mislabeling of the environmental benefits of our products, services or activities may subject us to legal actions, reputational harm, or other adverse consequences. For additional information on regulatory developments in response to climate change, see the “Regulatory Matters” section in this Report.

We are exposed to potential financial loss or other adverse consequences from legal actions.  Wells Fargo and some of its subsidiaries are involved in judicial, regulatory, governmental, arbitration, and other proceedings or investigations concerning matters arising from the conduct of our business activities, and many of those proceedings and investigations expose Wells Fargo to potential financial loss or other adverse consequences. There can be no assurance as to the ultimate outcome of any of these legal actions. We establish accruals for legal actions when potential losses associated with the actions become probable and the costs can be reasonably estimated. We may still incur costs for a legal action even if we have not established an accrual. In addition, the actual cost of resolving a legal action may be substantially higher than any amounts accrued for that action. The ultimate resolution of a pending legal action, depending on the remedy sought and granted, could materially adversely affect our results of operations and financial condition.
As noted above, we are subject to heightened regulatory oversight and scrutiny, which may lead to regulatory investigations, proceedings or enforcement actions. In addition to imposing potentially significant fines, penalties, business restrictions, and other adverse consequences, regulatory authorities may require criminal pleas or other admissions of wrongdoing and compliance with other conditions in connection with settling such matters, which can lead to reputational harm, loss of customers, restrictions on the ability to access capital markets, limitations on capital distributions, the inability to engage in certain business activities or offer certain products or services, and/or other direct and indirect adverse effects.
For additional information, see Note 13 (Legal Actions) to Financial Statements in this Report.
MORTGAGE BUSINESS RISKS

Our mortgage banking revenue can be volatile from quarter to quarter, including from the impact of changes in interest rates, and we rely on the GSEs to purchase our conforming loans to reduce our credit risk and provide liquidity to fund new mortgage loans.  We earn revenue from fees we receive for originating mortgage loans and for servicing mortgage loans. Changes in interest rates can affect these fees, as well as the fair value of our MSRs. When rates rise, the demand for mortgage loans usually tends to fall, reducing the revenue we receive from loan originations. Under the same conditions, revenue from our MSRs usually tends to increase due to a decline in the likelihood of prepayments, which increases the fair value of our MSRs. When rates fall, mortgage originations usually tend to increase and the value of our MSRs usually tends to decline, also with some offsetting revenue effect. Even though changes in interest rates can cause this offsetting effect, the effect is not perfect, either in amount or timing.
We typically use derivatives and other instruments to hedge our mortgage banking interest rate risk. We may not hedge all of our risk, and we may not be successful in hedging any of the risk. Hedging is not a perfect science, and we could incur significant losses from our hedging activities.
We rely on the GSEs to purchase mortgage loans that meet their conforming loan requirements and on government insuring agencies, such as the Federal Housing Administration (FHA) and the Department of Veterans Affairs (VA), to insure or guarantee loans that meet their policy requirements. If the GSEs or government insuring agencies were to limit or reduce their purchasing, insuring or guaranteeing of loans, our ability to fund, and thus originate, new mortgage loans, could be reduced. We cannot assure that the GSEs or government insuring agencies will not materially limit their purchases, insuring or guaranteeing of conforming loans or change their criteria for what constitutes a conforming loan. Similarly, there have been various proposals to reform the housing finance market in the U.S., including the role of the GSEs, which, depending on any ultimate reforms enacted, could have an adverse impact on our mortgage banking business. In addition, to meet customer needs, we also originate loans that do not conform to either the GSEs’ or government insuring agencies’ standards, which are generally retained on our balance sheet and therefore do not generate sale proceeds that could be used to originate new loans.
For additional information, see the “Risk Management – Asset/Liability Management – Mortgage Banking Interest Rate and Market Risk,” “Critical Accounting Policies – Valuation of Residential Mortgage Servicing Rights (MSRs)” and “Critical Accounting Policies – Fair Value of Financial Instruments” sections in this Report.
We may suffer losses, penalties, or other adverse consequences if we fail to satisfy our obligations with respect to the residential mortgage loans or other assets we originate or service. For residential mortgage loans that we originate, we could become subject to monetary damages and other civil penalties, including the loss of certain contractual payments or the inability to exercise certain remedies under the loans such as foreclosure proceedings, if it is alleged or determined that the loans were not originated in accordance with applicable laws or regulations.
Additionally, for residential mortgage loans that we originate and sell, we may be required to repurchase the loans or indemnify or reimburse the securitization trust, investor or insurer for credit losses incurred on loans in the event of a breach of contractual representations or warranties in the agreements under which we sell the loans or in the insurance or guaranty agreements that we enter into with the FHA and VA. If economic conditions or the housing market worsen, we could have increased repurchase obligations and increased loss severity on repurchases. We may also have repurchase or other obligations to the extent we originate and securitize other assets, such as credit card loans.
Furthermore, if we fail to satisfy our servicing obligations for the mortgage loans we service, we may be terminated as servicer or master servicer, required to indemnify the securitization trustee against losses, and/or contractually obligated to repurchase a mortgage loan or reimburse investors for credit

Wells Fargo & Company	79

Risk Factors (continued)
losses, any of which could significantly reduce our net servicing income.
We may also incur costs, liabilities to borrowers and/or securitization investors, legal actions, or other adverse consequences if we fail to meet our servicing obligations, including our obligations with respect to mortgage foreclosure actions or if we experience delays in the foreclosure process. Our mortgage banking revenue may be negatively affected to the extent our servicing costs increase because of higher foreclosure or other servicing related costs. In addition, we may continue to be subject to fines, penalties, business restrictions, reputational harm, and other adverse consequences as a result of actual or perceived deficiencies in our mortgage servicing practices, including with respect to our compliance with existing consent order requirements, our foreclosure practices, our loss mitigation activities such as loan modifications or forbearances, or our servicing of flood zone properties. We may also face risks, including regulatory, compliance, and market risks, as we pursue our previously announced plans to reduce the amount of residential mortgage loans we service.
For additional information, see the “Overview,” “Risk Management – Credit Risk Management – Mortgage Banking Activities,” and “Critical Accounting Policies – Valuation of Residential Mortgage Servicing Rights (MSRs)” sections and Note 13 (Legal Actions) and Note 17 (Guarantees and Other Commitments) to Financial Statements in this Report.
COMPETITIVE RISKS
We face significant and increasing competition in the rapidly evolving financial services industry.  We compete with other financial institutions in a highly competitive industry that is undergoing significant changes as a result of financial regulatory reform, technological advances, increased public scrutiny, and economic conditions. Our success depends on, among other things, our ability to develop and maintain deep and enduring relationships with our customers based on the quality of our customer service, the wide variety of products and services that we can offer our customers and the ability of those products and services to satisfy our customers’ needs and preferences, the pricing of our products and services, the extensive distribution channels available for our customers, our innovation, and our reputation. Continued or increased competition in any one or all of these areas may negatively affect our customer relationships, market share and results of operations and/or cause us to increase our capital investment in our businesses in order to remain competitive. In addition, our ability to reposition or reprice our products and services from time to time may be limited and could be influenced significantly by the economic, regulatory and political environment for large financial institutions as well as by the actions of our competitors. Furthermore, any changes in the types of products and services that we offer our customers and/or the pricing for those products and services could result in a loss of customer relationships and market share and could materially adversely affect our results of operations.
Continued technological advances and the growth of
e-commerce have made it possible for non-depository institutions to offer products and services that traditionally were banking products, and for financial institutions and other companies to provide electronic and internet-based financial solutions, including electronic securities trading, lending and payment solutions. In addition, technological advances, including digital currencies and alternative payment methods, may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties. We may not respond effectively to these and other competitive threats from existing and new competitors and may be forced to offer products and services at lower prices, increase our investment in our business to modify or adapt our existing products and services, and/or develop new products and services to respond to our customers’ needs and preferences. To the extent we are not successful in developing and introducing new products and services or responding or adapting to the competitive landscape or to changes in customer preferences, we may lose customer relationships and our growth prospects and results of operations may be materially adversely affected.
Our ability to attract and retain qualified employees is critical to the success of our business and failure to do so could adversely affect our business performance, competitive position and future prospects.  The success of Wells Fargo is heavily dependent on the talents and efforts of our employees, including our senior leaders, and in many areas of our business, including commercial banking, brokerage, investment advisory, capital markets, risk management, and technology, the competition for highly qualified personnel is intense. We also seek to retain a pipeline of employees to provide continuity of succession for our senior leadership positions. In order to attract and retain highly qualified employees, we must provide competitive compensation, benefits and work arrangements, effectively manage employee performance and development, and foster a diverse and inclusive environment. As a large financial institution and additionally to the extent we remain subject to consent orders we may be subject to limitations on compensation by our regulators that may adversely affect our ability to attract and retain these qualified employees, especially if some of our competitors may not be subject to these same compensation limitations. Similarly, union organizing activity, some of which has been successful, could continue to increase our operational complexity and costs. In addition, our response to this activity could be perceived negatively and harm our reputation and business, subject us to legal actions, or adversely affect our ability to attract and retain qualified employees. If we are unable to continue to attract and retain qualified employees, including successors for senior leadership positions, our business performance, competitive position and future prospects may be adversely affected.

FINANCIAL REPORTING RISKS

Changes in accounting standards, and changes in how accounting standards are interpreted or applied, could materially affect our financial results and condition. From time to time the FASB and the SEC update the financial accounting and reporting standards that govern the preparation of our external financial statements. In addition, accounting standard setters and those who interpret the accounting standards (such as the FASB, SEC, and banking regulators) may update their previous interpretations or positions on how these standards should be applied. Changes in financial accounting and reporting standards and changes in current interpretations are typically beyond our control, can be hard to predict, and could materially affect our financial results and condition, including requiring a retrospective restatement of prior period financial statements. Similarly, any change in our accounting policies could also materially affect our financial statements. For additional information, see the “Current Accounting Developments” section in this Report.

80	Wells Fargo & Company

Our financial statements require certain assumptions, judgments, and estimates and rely on the effectiveness of our internal control over financial reporting. Pursuant to U.S. GAAP, we are required to use certain assumptions, judgments, and estimates in preparing our financial statements, including, among other items, in determining the allowance for credit losses, the liability for legal actions, goodwill impairment, and the fair value of certain assets and liabilities. Several of our accounting policies are critical because they require management to make difficult, subjective, and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. If the assumptions, judgments, or estimates underlying our financial results are incorrect or different from actual results, we could experience unexpected losses or other adverse impacts, some of which could be significant. For a description of our critical accounting policies, see the “Critical Accounting Policies” section in this Report.
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

*   *   *

Any factor described in this Report or in any of our other SEC filings could by itself, or together with other factors, adversely affect our financial results and condition. Refer to our quarterly reports on Form 10-Q filed with the SEC in 2024 for material changes to the above discussion of risk factors. There are factors not discussed above or elsewhere in this Report that could adversely affect our financial results and condition.

Wells Fargo & Company	81

Controls and Procedures

Disclosure Controls and Procedures
The Company’s management evaluated the effectiveness, as of December 31, 2023, of the Company’s disclosure controls and procedures. The Company’s chief executive officer and chief financial officer participated in the evaluation. Based on this evaluation, the Company’s chief executive officer and chief financial officer concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2023.

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
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. No change occurred during fourth quarter 2023 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Management’s report on internal control over financial reporting is set forth below and should be read with these limitations in mind.

Management’s Report on Internal Control Over Financial Reporting
The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework (2013). Based on this assessment, management concluded that as of December 31, 2023, the Company’s internal control over financial reporting was effective.
KPMG LLP, the independent registered public accounting firm that audited the Company’s financial statements included in this Annual Report, issued an audit report on the Company’s internal control over financial reporting. KPMG’s audit report appears on the following page.

82	Wells Fargo & Company

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Wells Fargo & Company:

Opinion on Internal Control Over Financial Reporting
We have audited Wells Fargo & Company and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheet of the Company as of December 31, 2023 and 2022, the related consolidated statement of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes (collectively, the consolidated financial statements), and our report dated February 20, 2024 expressed an unqualified opinion on those consolidated financial statements.

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

Charlotte, North Carolina
February 20, 2024

Wells Fargo & Company	83

Financial Statements

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Income
	Year ended December 31,
(in millions, except per share amounts)	2023	2022	2021
Interest income
Debt securities	$16,108	11,781	9,253
Loans held for sale	363	513	865
Loans	57,155	37,715	28,634
Equity securities	682	707	608
Other interest income	10,810	3,308	334
Total interest income	85,118	54,024	39,694
Interest expense
Deposits	16,503	2,349	388
Short-term borrowings	3,848	582	(41)
Long-term debt	11,572	5,505	3,173
Other interest expense	820	638	395
Total interest expense	32,743	9,074	3,915
Net interest income	52,375	44,950	35,779
Noninterest income
Deposit and lending-related fees	6,140	6,713	6,920
Investment advisory and other asset-based fees	8,670	9,004	11,011
Commissions and brokerage services fees	2,375	2,242	2,299
Investment banking fees	1,649	1,439	2,354
Card fees	4,256	4,355	4,175
Mortgage banking	829	1,383	4,956
Net gains from trading and securities	4,368	1,461	7,264
Other (1)	1,935	2,821	4,408
Total noninterest income	30,222	29,418	43,387
Total revenue	82,597	74,368	79,166
Provision for credit losses	5,399	1,534	(4,155)
Noninterest expense
Personnel	35,829	34,340	35,541
Technology, telecommunications and equipment	3,920	3,375	3,227
Occupancy	2,884	2,881	2,968
Operating losses	1,183	6,984	1,568
Professional and outside services	5,085	5,188	5,723
Advertising and promotion	812	505	600
Other (1)	5,849	3,932	4,131
Total noninterest expense	55,562	57,205	53,758
Income before income tax expense	21,636	15,629	29,563
Income tax expense (1)	2,607	2,251	5,764
Net income before noncontrolling interests	19,029	13,378	23,799
Less: Net income (loss) from noncontrolling interests	(113)	(299)	1,690
Wells Fargo net income (1)	$19,142	13,677	22,109
Less: Preferred stock dividends and other	1,160	1,115	1,291
Wells Fargo net income applicable to common stock	$17,982	12,562	20,818
Per share information
Earnings per common share	$4.88	3.30	5.13
Diluted earnings per common share	4.83	3.27	5.08
Average common shares outstanding	3,688.3	3,805.2	4,061.9
Diluted average common shares outstanding	3,720.4	3,837.0	4,096.2
(1)In first quarter 2023, we adopted ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. For additional information, see Note 1 (Summary of Significant Accounting Policies).
The accompanying notes are an integral part of these statements.

84	Wells Fargo & Company

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Comprehensive Income
	Year ended December 31,
(in millions)	2023	2022	2021
Net income before noncontrolling interests (1)	$19,029	13,378	23,799
Other comprehensive income (loss), after tax:
Net change in debt securities	1,271	(10,500)	(2,374)
Net change in derivatives and hedging activities	411	(1,090)	159
Defined benefit plans adjustments	68	154	349
Other (1)	34	(178)	(94)
Other comprehensive income (loss), after tax	1,784	(11,614)	(1,960)
Total comprehensive income before noncontrolling interests	20,813	1,764	21,839
Less: Other comprehensive income from noncontrolling interests	2	2	—
Less: Net income (loss) from noncontrolling interests	(113)	(299)	1,690
Wells Fargo comprehensive income	$20,924	2,061	20,149
(1)In first quarter 2023, we adopted ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. For additional information, see Note 1 (Summary of Significant Accounting Policies).
The accompanying notes are an integral part of these statements.

Wells Fargo & Company	85

Wells Fargo & Company and Subsidiaries
Consolidated Balance Sheet
(in millions, except shares)	Dec 31, 2023	Dec 31, 2022
Assets
Cash and due from banks	$33,026	34,596
Interest-earning deposits with banks	204,193	124,561
Federal funds sold and securities purchased under resale agreements	80,456	68,036
Debt securities:
Trading, at fair value (includes assets pledged as collateral of $62,537 and $26,932)	97,302	86,155
Available-for-sale, at fair value (amortized cost of $137,155 and $121,725, and includes assets pledged as collateral of $5,055 and $0)	130,448	113,594
Held-to-maturity, at amortized cost (fair value $227,316 and $255,521)	262,708	297,059
Loans held for sale (includes $2,892 and $4,220 carried at fair value)	4,936	7,104
Loans	936,682	955,871
Allowance for loan losses	(14,606)	(12,985)
Net loans	922,076	942,886
Mortgage servicing rights (includes $7,468 and $9,310 carried at fair value)	8,508	10,480
Premises and equipment, net	9,266	8,350
Goodwill	25,175	25,173
Derivative assets	18,223	22,774
Equity securities (includes $19,841 and $28,383 carried at fair value; and assets pledged as collateral of $2,683 and $747)	57,336	64,414
Other assets (1)	78,815	75,838
Total assets (2)	$1,932,468	1,881,020
Liabilities
Noninterest-bearing deposits	$360,279	458,010
Interest-bearing deposits (includes $1,297 and $0 carried at fair value)	997,894	925,975
Total deposits	1,358,173	1,383,985
Short-term borrowings (includes $219 and $181 carried at fair value)	89,559	51,145
Derivative liabilities (1)	18,495	20,067
Accrued expenses and other liabilities (includes $25,335 and $20,290 carried at fair value) (1)	71,210	68,740
Long-term debt (includes $2,308 and $1,346 carried at fair value)	207,588	174,870
Total liabilities (3)	1,745,025	1,698,807
Equity
Wells Fargo stockholders’ equity:
Preferred stock – aggregate liquidation preference of $20,216 and $20,216	19,448	19,448
Common stock – $1-2/3 par value, authorized 9,000,000,000 shares; issued 5,481,811,474 shares	9,136	9,136
Additional paid-in capital	60,555	60,319
Retained earnings (1)	201,136	187,968
Accumulated other comprehensive loss (1)	(11,580)	(13,362)
Treasury stock, at cost – 1,882,948,892 shares and 1,648,007,022 shares	(92,960)	(82,853)
Unearned ESOP shares	—	(429)
Total Wells Fargo stockholders’ equity	185,735	180,227
Noncontrolling interests	1,708	1,986
Total equity	187,443	182,213
Total liabilities and equity	$1,932,468	1,881,020
(1)In first quarter 2023, we adopted ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. For additional information, see Note 1 (Summary of Significant Accounting Policies).
(2)Our consolidated assets at December 31, 2023 and 2022, include the following assets of certain variable interest entities (VIEs) that can only be used to settle the liabilities of those VIEs: Debt securities, $0 million and $71 million; Loans, $4.9 billion and $4.8 billion; All other assets, $435 million and $191 million; and Total assets, $5.3 billion and $5.1 billion, respectively.
(3)Our consolidated liabilities at December 31, 2023 and 2022, include $115 million and $201 million, respectively, of VIE liabilities for which the VIE creditors do not have recourse to Wells Fargo.
The accompanying notes are an integral part of these statements.

86	Wells Fargo & Company

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Changes in Equity
	Wells Fargo stockholders’ equity
	Preferred stock		Common stock
($ and shares in millions)	Shares	Amount	Shares	Amount	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Unearned ESOP shares	Noncontrolling interests	Total equity
Balance December 31, 2020	5.5	$21,136	4,144.0	$9,136	60,197	162,683	194	(67,791)	(875)	1,032	185,712
Cumulative effect from change in accounting policy (1)						(738)	20				(718)
Balance January 1, 2021	5.5	21,136	4,144.0	9,136	60,197	161,945	214	(67,791)	(875)	1,032	184,994
Net income (1)						22,109				1,690	23,799
Other comprehensive loss, net of tax (1)							(1,960)			—	(1,960)
Noncontrolling interests										(219)	(219)
Common stock issued			43.8		(7)	(162)		2,265			2,096
Common stock repurchased			(306.4)					(14,464)			(14,464)
Preferred stock issued	0.2	5,810			(54)						5,756
Preferred stock redeemed (2)	(0.2)	(6,676)			86	(86)			—		(6,676)
Preferred stock issued to ESOP	—	—	—		—			—	—		—
Preferred stock released by ESOP					(16)				229		213
Preferred stock converted to common shares	(0.2)	(213)	4.4		(8)			221			—
Common stock dividends					29	(2,455)					(2,426)
Preferred stock dividends						(1,205)					(1,205)
Stock-based compensation					1,043						1,043
Net change in deferred compensation and related plans					(1,074)			12			(1,062)
Net change	(0.2)	(1,079)	(258.2)	—	(1)	18,201	(1,960)	(11,966)	229	1,471	4,895
Balance December 31, 2021	5.3	$20,057	3,885.8	$9,136	60,196	180,146	(1,746)	(79,757)	(646)	2,503	189,889
Net income (loss) (1)						13,677				(299)	13,378
Other comprehensive income (loss), net of tax (1)							(11,616)			2	(11,614)
Noncontrolling interests										(220)	(220)
Common stock issued			43.5		129	(497)		2,181			1,813
Common stock repurchased			(110.4)					(6,033)			(6,033)
Preferred stock issued	—	—			—						—
Preferred stock redeemed (3)	(0.6)	(609)			(37)	—			646		—
Common stock issued to ESOP (3)	—	—	14.9		(129)			747	(618)		—
Common stock released by ESOP					(1)				189		188
Preferred stock converted to common shares	—	—	—		—			—			—
Common stock dividends					59	(4,243)					(4,184)
Preferred stock dividends						(1,115)					(1,115)
Stock-based compensation					1,002						1,002
Net change in deferred compensation and related plans					(900)			9			(891)
Net change	(0.6)	(609)	(52.0)	—	123	7,822	(11,616)	(3,096)	217	(517)	(7,676)
Balance December 31, 2022	4.7	$19,448	3,833.8	$9,136	60,319	187,968	(13,362)	(82,853)	(429)	1,986	182,213
(1)In first quarter 2023, we adopted ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. For additional information, see Note 1 (Summary of Significant Accounting Policies).
(2)Represents the impact of the redemption of Preferred Stock, Series I, Series P and Series W, in first quarter 2021; Preferred Stock, Series N, in second quarter 2021; and Preferred Stock, Series O and Series X, in third quarter 2021.
(3)In fourth quarter 2022, we redeemed all outstanding shares of our ESOP Preferred Stock in exchange for shares of the Company’s common stock.
The accompanying notes are an integral part of these statements.

Wells Fargo & Company	87

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Changes in Equity
	Wells Fargo stockholders’ equity
	Preferred stock		Common stock
($ and shares in millions)	Shares	Amount	Shares	Amount	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Unearned ESOP shares	Noncontrolling interests	Total equity
Balance December 31, 2022	4.7	$19,448	3,833.8	$9,136	60,319	187,968	(13,362)	(82,853)	(429)	1,986	182,213
Cumulative effect from change in accounting policy (1)						323					323
Balance January 1, 2023	4.7	19,448	3,833.8	9,136	60,319	188,291	(13,362)	(82,853)	(429)	1,986	182,536
Net income (loss)						19,142				(113)	19,029
Other comprehensive income, net of tax							1,782			2	1,784
Noncontrolling interests										(167)	(167)
Common stock issued			37.2		—	(258)		1,892			1,634
Common stock repurchased			(272.1)					(11,954)			(11,954)
Preferred stock issued	0.1	1,725			(3)						1,722
Preferred stock redeemed (2)	(0.1)	(1,725)			19	(19)			—		(1,725)
Common stock issued to ESOP	—	—	—		—			—	—		—
Common stock released by ESOP (3)					1				429		430
Preferred stock converted to common shares	—	—	—		—			—			—
Common stock dividends					83	(4,879)					(4,796)
Preferred stock dividends						(1,141)					(1,141)
Stock-based compensation					1,122						1,122
Net change in deferred compensation and related plans					(986)			(45)			(1,031)
Net change	—	—	(234.9)	—	236	12,845	1,782	(10,107)	429	(278)	4,907
Balance December 31, 2023	4.7	$19,448	3,598.9	$9,136	60,555	201,136	(11,580)	(92,960)	—	1,708	187,443
(1)Effective January 1, 2023, we adopted ASU 2022-02 – Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. For additional information, see Note 1 (Summary of Significant Accounting Policies).
(2)Represents the impact of the redemption of Preferred Stock, Series Q, in third quarter 2023.
(3)For additional information, see the “Employee Stock Ownership Plan” section of Note 12 (Common Stock and Stock Plans).
The accompanying notes are an integral part of these statements.

88	Wells Fargo & Company

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Cash Flows
	Year ended December 31,
(in millions)	2023	2022	2021
Cash flows from operating activities:
Net income before noncontrolling interests (1)	$19,029	13,378	23,799
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	5,399	1,534	(4,155)
Changes in fair value of MSRs and LHFS carried at fair value	851	(1,326)	(1,188)
Depreciation, amortization and accretion	6,271	6,832	7,890
Deferred income tax expense (benefit) (1)	(50)	1,239	(1,106)
Other, net	7,149	(14,524)	(12,194)
Originations and purchases of loans held for sale	(30,365)	(74,910)	(158,923)
Proceeds from sales of and paydowns on loans originally classified as held for sale	26,793	65,418	101,293
Net change in:
Debt and equity securities, held for trading	3,349	31,579	19,334
Derivative assets and liabilities (1)	4,155	7,850	(2,484)
Other assets (1)	(6,838)	(9,162)	15,477
Other accrued expenses and liabilities (1)	4,615	(860)	732
Net cash provided (used) by operating activities	40,358	27,048	(11,525)
Cash flows from investing activities:
Net change in:
Federal funds sold and securities purchased under resale agreements	(12,729)	(704)	(551)
Available-for-sale debt securities:
Proceeds from sales	14,651	16,895	17,958
Paydowns and maturities	14,872	19,791	75,701
Purchases	(26,051)	(40,104)	(110,431)
Held-to-maturity debt securities:
Paydowns and maturities	18,372	27,666	79,517
Purchases	(4,225)	(2,360)	(71,245)
Equity securities, not held for trading:
Proceeds from sales and capital returns	2,244	4,326	4,933
Purchases	(5,811)	(6,984)	(7,680)
Loans:
Loans originated by banking subsidiaries, net of principal collected	10,296	(74,861)	(28,809)
Proceeds from sales of loans originally classified as held for investment	4,275	12,446	31,847
Purchases of loans	(1,637)	(741)	(389)
Principal collected on nonbank entities’ loans	4,871	5,173	8,985
Loans originated by nonbank entities	(3,476)	(3,824)	(11,237)
Other, net	391	805	3,782
Net cash provided (used) by investing activities	16,043	(42,476)	(7,619)
Cash flows from financing activities:
Net change in:
Deposits	(25,812)	(98,494)	78,582
Short-term borrowings	38,414	16,564	(24,590)
Long-term debt:
Proceeds from issuance	49,071	53,737	1,275
Repayment	(22,886)	(19,587)	(47,134)
Preferred stock:
Proceeds from issuance	1,722	—	5,756
Redeemed	(1,725)	—	(6,675)
Cash dividends paid	(1,141)	(1,115)	(1,205)
Common stock:
Repurchased	(11,851)	(6,033)	(14,464)
Cash dividends paid	(4,789)	(4,178)	(2,422)
Other, net	(509)	(539)	(361)
Net cash provided (used) by financing activities	20,494	(59,645)	(11,238)
Net change in cash, cash equivalents, and restricted cash	76,895	(75,073)	(30,382)
Cash, cash equivalents, and restricted cash at beginning of period (2)	159,157	234,230	264,612
Cash, cash equivalents, and restricted cash at end of period (2)	$236,052	159,157	234,230
Supplemental cash flow disclosures:
Cash paid for interest	$30,431	8,289	4,384
Net cash paid (refunded) for income taxes	(1,786)	3,376	3,166
(1)In first quarter 2023, we adopted ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. For additional information, see Note 1 (Summary of Significant Accounting Policies).
(2)Includes Cash and due from banks and Interest-earning deposits with banks on our consolidated balance sheet and excludes time deposits, which are included in Interest-earning deposits with banks.
The accompanying notes are an integral part of these statements. See Note 1 (Summary of Significant Accounting Policies) for noncash activities.

Wells Fargo & Company	89

Notes to Financial Statements
-See the “Glossary of Acronyms” at the end of this Report for terms used throughout the Financial Statements and related Notes.

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
Our accounting and reporting policies conform with U.S. generally accepted accounting principles (GAAP) and practices in the financial services industry. To prepare the financial statements in conformity with GAAP, management must make estimates based on assumptions about future economic and market conditions (for example, unemployment, market liquidity, real estate prices, etc.) that affect the reported amounts of assets and liabilities at the date of the financial statements, income and expenses during the reporting period and the related disclosures. Although our estimates contemplate current conditions and how we expect them to change in the future, it is reasonably possible that actual conditions could be worse than anticipated in those estimates, which could materially affect our results of operations and financial condition. Management has made significant estimates in several areas, including:
•allowance for credit losses (Note 5 (Loans and Related Allowance for Credit Losses and Note 3 (Available-for-Sale and Held-to-Maturity Debt Securities));
•valuations of residential mortgage servicing rights (MSRs) (Note 6 (Mortgage Banking Activities) and Note 16 (Securitizations and Variable Interest Entities));
•valuations of financial instruments (Note 15 (Fair Values of Assets and Liabilities));
•liability for legal actions (Note 13 (Legal Actions));
•income taxes; and
•goodwill impairment (Note 7 (Intangible Assets and Other Assets)).

Actual results could differ from those estimates.

Accounting Standards Adopted in 2023
In 2023, we adopted the following new accounting guidance:
•Accounting Standards Update (ASU) 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures
•ASU 2022-01, Derivatives and Hedging (Topic 815): Fair Value Hedging – Portfolio Layer Method
•ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers
•ASU 2018-12, Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts and subsequent related updates

ASU 2022-02 eliminates the accounting and reporting for troubled debt restructurings (TDRs) by creditors and introduces new required disclosures for loan modifications made to borrowers experiencing financial difficulty. The new required disclosures include information about modifications granted to borrowers experiencing financial difficulty in the form of principal forgiveness, interest rate reductions, other-than-insignificant payment delays, term extensions, or a combination of these modifications. The ASU also requires new disclosures for the financial effects of these modifications and for loan performance in the twelve months following the modification. The Update also amends the guidance for vintage disclosures to require disclosure of current period gross charge-offs by year of origination. See Note 5 (Loans and Related Allowance for Credit Losses) for additional information related to the new disclosures for loan modifications to borrowers experiencing financial difficulty and for gross charge-offs by year of origination, which are provided on a prospective basis.
The Update eliminates the requirement to use a discounted cash flow (DCF) approach to measure the allowance for credit losses (ACL) for TDRs and instead allows for the use of a current expected credit loss approach for all loans. Under a current expected credit loss approach, the impact of loan modifications and the subsequent performance of modified loans, including defaults, is reflected in the historical loss data used to calculate expected lifetime credit losses. Upon adoption on January 1, 2023, we discontinued utilizing a DCF approach to measure credit impairment for consumer loans and certain commercial loans previously modified in a TDR and we removed the interest concession component recognized in the ACL. We elected to apply the modified-retrospective transition approach method, resulting in a cumulative effect adjustment to retained earnings upon adoption, which reflects the difference between the pre-modification and post-modification effective interest rates that would have been recognized over the remaining life of the loans as interest income. Upon adoption, we recognized a decrease in our ACL of $429 million, pre-tax, and an increase to our retained earnings of $323 million, after tax. We continue to use a DCF approach for certain non-accruing, non-collateral dependent commercial loans.

ASU 2022-01 establishes the portfolio layer method, which expands an entity’s ability to achieve fair value hedge accounting for interest rate risk hedges of closed portfolios of financial assets. The Update also provides guidance on the accounting for hedged item basis adjustments under the portfolio layer method.
We adopted ASU 2022-01 on January 1, 2023, on a prospective basis. No cumulative effect adjustment to the opening balance of stockholders’ equity was required upon adoption, as impacts to us were reflected prospectively. The portfolio layer method improves our ability to use derivatives to hedge interest rate risk exposures associated with portfolios of financial assets, such as fixed-rate available-for-sale (AFS) debt securities and loans. The Update allows us to hedge a larger proportion of these portfolios by expanding the number and type of derivatives permitted as eligible hedges, as well as by increasing the scope of eligible hedged items to include both prepayable and nonprepayable assets. Unlike other fair value hedging relationships where basis adjustments adjust the carrying amount of the individual hedged item, basis adjustments related to active portfolio layer method hedges are maintained at a portfolio level and not allocated to the individual assets in the portfolio.
Upon adoption, any election to designate portfolio layer method hedges is applied prospectively. Additionally, the Update

90	Wells Fargo & Company

permits a one-time reclassification of debt securities from held-to-maturity (HTM) to AFS classification as long as the securities are designated in a portfolio layer method hedge no later than 30 days after the adoption date.
In January 2023, we reclassified fixed-rate debt securities with an aggregate fair value of $23.2 billion and amortized cost of $23.9 billion from HTM to AFS and designated interest rate swaps with notional amounts of $20.1 billion as fair value hedges using the portfolio layer method. The transfer of debt securities was recorded at fair value and resulted in approximately $566 million of unrealized losses associated with AFS debt securities being recorded to other comprehensive income, net of deferred taxes.
See Note 3 (Available-for-Sale and Held-to-Maturity Debt Securities) for additional information about the Company’s portfolio layer method hedge basis adjustments and HTM to AFS transfers in connection with adoption of the Update and Note 14 (Derivatives) for disclosures regarding our portfolio layer method hedging relationships.

ASU 2021-08 amends Accounting Standards Codification (ASC) 805 – Business Combinations to require entities to recognize and measure contract assets and contract liabilities in a business combination in accordance with ASC 606 – Revenue Recognition. Prior to ASU 2021-08, there was diversity in practice related to recognition treatment, and acquirers generally measured such items at acquisition date fair value. We adopted this Update prospectively on January 1, 2023. This Update did not have a material impact to our consolidated financial statements.

ASU 2018-12 changes the accounting for long-duration insurance contracts or contract features that provide benefits to the policyholder in addition to the policyholder’s account value. These features, which the ASU defines as market risk benefits, protect the policyholder to some degree from capital markets risk and expose the insurer or reinsurer to that risk. The ASU requires all market risk benefits to be measured at fair value through earnings with changes in fair value attributable to our own credit risk recognized in other comprehensive income. We reinsure certain variable annuity products for a limited number of insurance clients with guaranteed minimum benefits which are accounted for as market risk benefits under the ASU. Our reinsurance business is no longer entering into new contracts.
We utilize a discounted cash flow model to value our market risk benefits. Market risk benefits are level 3 fair value liabilities because they are valued using significant unobservable inputs. The fair value of our market risk benefits is sensitive to changes in fixed income and equity markets, as well as policyholder behavior (e.g., withdrawals, lapses, utilization rate) and changes in mortality assumptions. Beginning first quarter 2023, we use derivative instruments, where feasible, to economically hedge the interest rate and equity markets volatility. The fair value of market risk benefits is measured at the contract level and is recognized in accrued expenses and other liabilities. We recognize changes in fair value for our market risk benefits, excluding the change in fair value related to our own credit risk, in noninterest income along with the changes in fair value of economic hedges. Changes in fair value attributable to our own credit risk are recorded in other comprehensive income. Upon adoption on January 1, 2023, as required under the ASU, we implemented the accounting changes for market risk benefits retrospectively, to the earliest period presented, which resulted in an after-tax cumulative effect adjustment to reduce retained earnings and increase accumulated other comprehensive income by $738 million and $20 million, respectively, as of January 1, 2021.
The ASU also requires more frequent updates for insurance assumptions, mandates the use of a standardized discount rate for traditional long-duration contracts, and simplifies the amortization of deferred acquisition costs. The accounting changes for the liability of future policyholder benefits for traditional long-duration contracts (included in accrued expenses and other liabilities) and deferred acquisition costs (included in other assets) did not have a material impact upon adoption.
Table 1.1 presents the impact of adoption to prior period financial statement line items within our consolidated statement of income for the twelve months ended December 31, 2022, and December 31, 2021, and the consolidated balance sheet as of December 31, 2022. These adjustments are also reflected in our consolidated statement of changes in equity and consolidated statement of cash flows.
Table 1.1: Impact of Adoption of ASU 2018-12

	Year ended December 31, 2022			Year ended December 31, 2021
($ in millions, except per share amounts)	As reported	Effect of adoption	As revised	As reported	Effect of adoption	As revised
Selected Income Statement Data
Noninterest income	28,835	583	29,418	42,713	674	43,387
Noninterest expense	57,282	(77)	57,205	53,831	(73)	53,758
Income tax expense	2,087	164	2,251	5,578	186	5,764
Net income	13,182	495	13,677	21,548	561	22,109
Diluted earnings per common share	3.14	0.13	3.27	4.95	0.13	5.08
				At December 31, 2022
				As reported	Effect of adoption	As revised
Selected Balance Sheet Data
Other assets				$75,834	4	75,838
Derivative liabilities				20,085	(18)	20,067
Accrued expenses and other liabilities				69,056	(316)	68,740
Retained earnings				187,649	319	187,968
Accumulated other comprehensive income (loss)				(13,381)	19	(13,362)

Wells Fargo & Company	91

Note 1: Summary of Significant Accounting Policies (continued)
Table 1.2 presents the transition adjustments required upon the adoption of ASU 2018-12 as of January 1, 2021.
Table 1.2: Transition Adjustment of ASU 2018-12

	Dec 31, 2020	Transition adjustment upon adoption	Jan 1, 2021
Selected Balance Sheet Data
Other assets	$87,337	159	87,496
Derivative liabilities	16,509	(27)	16,482
Accrued expenses and other liabilities	74,360	903	75,263
Retained earnings	162,683	(738)	161,945
Accumulated other comprehensive income	194	20	214
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
Noncontrolling interests represent the portion of net income and equity attributable to third-party owners of consolidated subsidiaries that are not wholly-owned by Wells Fargo. Substantially all of our noncontrolling interests relate to our affiliated venture capital businesses.

Cash, Cash Equivalents, and Restricted Cash
Cash, cash equivalents and restricted cash are included in cash and due from banks and interest-earning deposits from banks on our consolidated balance sheet. Amounts are recorded at amortized cost and include cash on hand, cash items in transit, and amounts due from or held with other depository institutions. See Note 26 (Regulatory Capital Requirements and Other Restrictions) for additional information on the restrictions on cash and cash equivalents.
Trading Activities
We engage in trading activities to accommodate the investment and risk management activities of our customers. These activities predominantly occur in our Corporate and Investment Banking reportable operating segment. Trading assets and liabilities include debt securities, equity securities, loans held for sale, derivatives, and short sales, which are reported within our consolidated balance sheet based on the accounting classification of the instrument. In addition, certain instruments that we have elected to account for under the fair value method, such as debt securities that are held for investment purposes and structured debt liabilities, are classified as trading.
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

92	Wells Fargo & Company

Available-for-Sale and Held-to-Maturity Debt Securities
Our investments in debt securities that are not held for trading purposes are classified as either available-for-sale (AFS) or held-to-maturity (HTM).
Investments in debt securities not held for trading purposes, for which the Company does not have the positive intent and ability to hold to maturity, are classified as AFS. AFS debt securities are measured at fair value, with unrealized gains and losses reported in accumulated other comprehensive income (AOCI). The amount reported in other comprehensive income (OCI) is net of the allowance for credit losses (ACL) and applicable income taxes. Investments in debt securities for which the Company has the positive intent and ability to hold to maturity are classified as HTM. HTM debt securities are measured at amortized cost, net of ACL. See Note 3 (Available-for-Sale and Held-to-Maturity Debt Securities) for additional information.

INTEREST INCOME AND GAIN/LOSS RECOGNITION Unamortized premiums and discounts are recognized in interest income over the contractual life of the security using the effective interest method, except for purchased callable debt securities carried at a premium. For purchased callable debt securities carried at a premium, the premium is amortized into interest income to the next call date using the effective interest method. As principal repayments are received on securities (e.g., mortgage-backed securities (MBS)), a proportionate amount of the related premium or discount is recognized in income such that the effective interest rate on the remaining portion of the security continues unchanged.
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
Our charge-off policy for debt securities is similar to our charge-off policy for loans. Subsequent to charge-off, the debt security will be designated as nonaccrual and follow the process described above for any cash received.

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

Note 1: Summary of Significant Accounting Policies (continued)
collateral other than securities purchased under resale agreements in loans on our consolidated balance sheet. We include securities sold under securities financing agreements in short-term borrowings on our consolidated balance sheet. At December 31, 2023 and 2022, short-term borrowings were primarily federal funds purchased and securities sold under agreements to repurchase.
Assets and liabilities arising from securities and other collateralized financing transactions with a single counterparty are presented net on the balance sheet provided they meet certain criteria that permit balance sheet netting. See Note 18 (Securities and Other Collateralized Financing Activities) for additional information on our offsetting policy.

Loans Held for Sale
Loans held for sale (LHFS) generally includes originated or purchased commercial and residential mortgage loans for sale in the securitization or whole loan market. Residential mortgage LHFS are accounted for at either fair value or the lower of cost or fair value (LOCOM) and may be measured on an individual or pool level basis. Commercial LHFS are generally measured at LOCOM, except for certain commercial LHFS in our trading business that are used in market-making activities where we have elected the fair value option. Commercial LHFS are generally measured on an individual basis. See Note 15 (Fair Values of Assets and Liabilities) for additional information regarding LHFS fair value measurements.
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
Interest rate lock commitments to originate mortgage LHFS are accounted for as derivatives and are measured at fair value. When a determination is made at the time of commitment to originate loans as held for investment, it is our intent to hold these loans to maturity or for the foreseeable future, subject to periodic review under our management evaluation processes, including corporate asset/liability management. If subsequent changes occur, including changes in interest rates, our business strategy, or other market conditions, we may change our intent to hold these loans. When management makes this determination, we immediately transfer these loans to the LHFS portfolio at LOCOM.

Loans
Loans are reported at their outstanding principal balances net of any unearned income, cumulative charge-offs, unamortized deferred fees and costs on originated loans and unamortized premiums or discounts on purchased loans.
Unearned income, deferred fees and costs, and discounts and premiums are amortized to interest income generally over the contractual life of the loan using the effective interest method. Loan commitment fees collected at closing are deferred and amortized to noninterest income on a straight-line basis over the commitment period if loan funding is unlikely. Upon funding, deferred loan commitment fees are amortized to interest income over the contractual life of the loan.
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
We may re-underwrite modified loans at the time of a restructuring to determine if there is sufficient evidence of sustained repayment capacity based on the borrower’s financial strength, including documented income, debt to income ratios and other factors. If the borrower has demonstrated performance under the previous terms and the underwriting process shows the capacity to continue to perform under the restructured terms, the loan will generally remain in accruing status. Loans will be placed on nonaccrual status and we may record a charge-off if the re-underwriting did not include an evaluation of the borrower’s ability to repay or we believe it is probable that principal and interest contractually due under the modified terms of the agreement will not be collectible. Modified loans that are placed on nonaccrual status will generally return to accrual status when repayment of principal and interest is reasonably assured and the borrower has demonstrated a sustained period of performance (generally six consecutive months of payments, or equivalent, inclusive of payments made prior to a modification, if applicable).
Our loans are considered past due when contractually required principal or interest payments have not been made on the due dates.

LOAN CHARGE-OFF POLICIES For commercial loans, we generally fully charge off or charge down to net realizable value (fair value

94	Wells Fargo & Company

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
•The remaining contractual term of a loan is adjusted for expected prepayments and certain expected extensions, renewals, or modifications. We extend the contractual term when we are not able to unconditionally cancel contractual renewals or extension options. Credit card loans have indeterminate maturities, which requires that we determine

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
For financial assets that are collateral-dependent, we use the fair value of the collateral to measure the ACL. If we intend to sell the underlying collateral, we will measure the ACL based on the collateral’s net realizable value. In most situations, based on our charge-off policies, we will immediately write-down the financial asset to the fair value of the collateral or net realizable value. For consumer loans, collateral-dependent financial assets may have collateral in the form of residential real estate, autos or other personal assets. For commercial loans, collateral-dependent financial assets may have collateral in the form of commercial real estate or other business assets.
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

96	Wells Fargo & Company

maintain an ACL that is presented on a net basis with the related amortized cost amounts in other assets on our consolidated balance sheet. A provision for credit losses is not recognized separately from the regular income or expense associated with these financial assets.
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

Note 1: Summary of Significant Accounting Policies (continued)
Deposits, Short-term Borrowings and Long-term Debt
Customer deposits, short-term borrowings, and long-term debt are recorded at amortized cost, unless we have elected the fair value option for these items. For example, we may elect the fair value option for certain structured notes. We generally report borrowings with original maturities of one year or less as short-term borrowings and borrowings with original maturities of greater than one year as long-term debt on our consolidated balance sheet. We do not reclassify long-term debt to short-term borrowings within a year of maturity.
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

Mortgage Servicing Rights
We recognize MSRs resulting from a sale or securitization of mortgage loans that we originate or through a direct purchase of such rights. We initially record all of our MSRs at fair value. Subsequently, residential loan MSRs are carried at fair value. Commercial MSRs are subsequently measured at LOCOM. The valuation and sensitivity of MSRs is discussed further in Note 6 (Mortgage Banking Activities), Note 15 (Fair Values of Assets and Liabilities) and Note 16 (Securitizations and Variable Interest Entities).
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

Premises and Equipment
Premises and equipment are carried at cost less accumulated depreciation and amortization. We use the straight-line method of depreciation and amortization. Depreciation and amortization expense for premises and equipment was $1.3 billion in 2023, $1.2 billion in 2022, and $1.4 billion in 2021. Estimated useful lives range up to 40 years for buildings and improvements, up to 10 years for furniture and equipment, and the shorter of the estimated useful life (up to 8 years) or the lease term for leasehold improvements.

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

98	Wells Fargo & Company

Derivatives and Hedging Activities
DERIVATIVES We recognize all derivatives on our consolidated balance sheet at fair value. On the date we enter into a derivative contract, we categorize the derivative as either an accounting hedge, economic hedge, or part of our customer accommodation trading portfolio.
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
Economic hedges and customer accommodation trading derivatives do not qualify for, or we have elected not to apply, hedge accounting. Economic hedges are derivatives we use to manage interest rate, foreign currency and certain other risks associated with our non-trading activities. Our customer accommodation trading portfolio represents derivatives related to our trading business activities. We report changes in the fair values of these derivatives in noninterest income or noninterest expense.

FAIR VALUE HEDGES We record changes in the fair value of the derivative in income, except for certain derivatives in which a portion is recorded to OCI. We record basis adjustments to the amortized cost of the hedged asset or liability due to the changes in fair value related to the hedged risk, except for basis adjustments related to active portfolio layer method hedges which are maintained at a portfolio level and not allocated to the individual assets in the portfolio. The offset to fair value hedge basis adjustments is recorded in earnings. We present derivative gains or losses in the same income statement category as the hedged asset or liability, as follows:
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
For portfolio layer method fair value hedges, an assessment test is also performed at inception of the hedging relationship and on an ongoing basis to support our expectation that the hedged item is anticipated to be outstanding for the designated hedge period.

DISCONTINUING HEDGE ACCOUNTING We discontinue hedge accounting prospectively when (1) a derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item, (2) a derivative expires or is sold, terminated or exercised, (3) we elect to discontinue hedge accounting, (4) the forecasted transaction is no longer probable of occurring in a cash flow hedge, or (5) the hedged item is no longer anticipated to be outstanding for the designated hedge period in a portfolio layer method hedge.
When we discontinue fair value hedge accounting for portfolio layer method hedges, the associated portfolio level basis adjustment is allocated to the remaining securities in the portfolio on a proportionate basis. Upon discontinuance of all other fair value hedges, we no longer adjust the previously hedged asset or liability for changes in fair value.
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

Note 1: Summary of Significant Accounting Policies (continued)
When we discontinue cash flow hedge accounting and it is probable that the forecasted transaction will occur, the accumulated amount reported in OCI at the de-designation date continues to be reported in OCI until the forecasted transaction affects earnings at which point the related OCI amount is reclassified to net interest income. If cash flow hedge accounting is discontinued and it is no longer probable the forecasted transaction will occur, the accumulated gains and losses reported in OCI at the de-designation date is immediately reclassified to noninterest income. If the derivative continues to be held after cash flow hedge accounting ceases, we carry the derivative on our consolidated balance sheet at its fair value with changes in fair value included in noninterest income.

EMBEDDED DERIVATIVES We may purchase or originate financial instruments that contain an embedded derivative. At inception of the financial instrument, we assess (1) if the economic characteristics of the embedded derivative are not clearly and closely related to the economic characteristics of the host contract, (2) if the financial instrument that embodies both the embedded derivative and the host contract is not measured at fair value with changes in fair value reported in earnings, and (3) if a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative. If the embedded derivative meets all of these conditions, we separate it from the hybrid contract by recording the bifurcated derivative at fair value and the remaining host contract at the difference between the basis of the hybrid instrument and the fair value of the bifurcated derivative. The bifurcated derivative is carried at fair value and accounted for in accordance with its categorization as an accounting hedge, economic hedge, or customer accommodation trading derivative. The accounting for the remaining host contract is the same as other assets and liabilities of a similar type and reported on our consolidated balance sheet based upon the accounting classification of the instrument.

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
•Equity method: This method is applied when we have the ability to exert significant influence over the investee. The securities are recorded at cost and adjusted for our share of the investee’s earnings or losses, less any dividends received and/or impairment. Equity method adjustments for our share of the investee’s earnings or losses are recognized in other noninterest income and dividends are recognized as a reduction of the investment carrying value;
•Proportional amortization method: This method is applied to certain low-income housing tax credit (LIHTC) investments. The investments are initially recorded at cost and amortized in proportion to the tax credits received. The amortization of the investments and the related tax impacts are recognized in income tax expense;
•Cost method: This method is required for specific securities, such as Federal Reserve Bank stock and Federal Home Loan Bank stock. These securities are held at cost less any impairment;
•Measurement alternative: This method is followed by all remaining nonmarketable equity securities. These securities are initially recorded at cost and are remeasured to fair value as of the date of an orderly observable transaction of the same or similar security of the same issuer. These securities are also adjusted for impairment.

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

100	Wells Fargo & Company

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
We use the full year curve approach to estimate the interest cost component of pension expense for our principal defined benefit and postretirement plans. The full yield curve approach aligns specific spot rates along the yield curve to the projected benefit payment cash flows.
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
At year end, we re-measure our defined benefit plan liabilities and related plan assets and recognize any resulting actuarial gain or loss in OCI. We generally amortize net actuarial gain or loss in excess of a 5% corridor from AOCI into net periodic pension cost over the estimated average remaining participation period, which at December 31, 2023, is 17 years. See Note 22 (Employee Benefits) for additional information on our pension accounting.

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
For PSAs, compensation expense fluctuates based on the estimated outcome of meeting the performance conditions. The total expense that will be recognized on these awards is finalized upon the completion of the performance period.
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
Supplemental Cash Flow Information
Significant noncash activities are presented in Table 1.4.
Table 1.4: Supplemental Cash Flow Information

	Year ended December 31,
(in millions)	2023	2022	2021
Held-to-maturity debt securities purchased from securitization of loans held for sale	$94	745	20,265
Transfers from loans to loans held for sale	1,920	6,586	19,297
Transfers from available-for-sale debt securities to held-to-maturity debt securities	3,687	50,132	55,993
Transfers from held-to-maturity debt securities to available-for-sale debt securities (1)	23,919	—	—
(1)In first quarter 2023, we reclassified HTM debt securities to AFS debt securities in connection with the adoption of ASU 2022-01.

Subsequent Events
We have evaluated the effects of events that have occurred subsequent to December 31, 2023, and there have been no material events that would require recognition in our 2023 consolidated financial statements or disclosure in the Notes to the consolidated financial statements.

102	Wells Fargo & Company

Note 2: Trading Activities
Table 2.1 presents a summary of our trading assets and liabilities measured at fair value through earnings.

Table 2.1: Trading Assets and Liabilities

(in millions)	Dec 31, 2023	Dec 31, 2022
Trading assets:
Debt securities	$97,302	86,155
Equity securities	18,449	26,910
Loans held for sale	1,793	1,466
Gross trading derivative assets	71,990	77,148
Netting (1)	(54,069)	(54,922)
Total trading derivative assets	17,921	22,226
Total trading assets	135,465	136,757
Trading liabilities:
Short sale and other liabilities	25,471	20,304
Interest-bearing deposits	1,297	—
Long-term debt	2,308	1,346
Gross trading derivative liabilities	77,807	77,698
Netting (1)	(60,366)	(59,232)
Total trading derivative liabilities	17,441	18,466
Total trading liabilities	$46,517	40,116
(1)Represents balance sheet netting for trading derivative asset and liability balances, and trading portfolio level counterparty valuation adjustments.
Table 2.2 provides net interest income earned from trading securities, and net gains and losses due to the realized and unrealized gains and losses from trading activities.
Net interest income also includes dividend income on trading securities and dividend expense on trading securities we have sold, but not yet purchased.
Table 2.2: Net Interest Income and Net Gains (Losses) from Trading Activities

	Year ended December 31,
(in millions)	2023	2022	2021
Net interest income:
Interest income (1)	$4,229	3,011	2,567
Interest expense	643	592	405
Total net interest income	3,586	2,419	2,162
Net gains (losses) from trading activities, by risk type:
Interest rate	444	456	(587)
Commodity	372	345	10
Equity	1,106	883	52
Foreign exchange	2,124	1,168	839
Credit	753	(736)	(30)
Total net gains from trading activities	4,799	2,116	284
Total trading-related net interest and noninterest income	$8,385	4,535	2,446
(1)Substantially all relates to interest income on debt and equity securities.

Wells Fargo & Company	103

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
Outstanding balances exclude accrued interest receivable on AFS and HTM debt securities, which are included in other assets. See Note 7 (Intangible Assets and Other Assets) for additional information on accrued interest receivable. Amounts considered to be uncollectible are reversed through interest income. The interest income reversed for the years ended December 31, 2023 and 2022, was insignificant.
Table 3.1: Available-for-Sale and Held-to-Maturity Debt Securities Outstanding

(in millions)	Amortized cost, net (1)	Gross unrealized gains	Gross unrealized losses	Net unrealized gains (losses)	Fair value
December 31, 2023
Available-for-sale debt securities:
Securities of U.S. Treasury and federal agencies	$47,351	2	(1,886)	(1,884)	45,467
Non-U.S. government securities	164	—	—	—	164
Securities of U.S. states and political subdivisions (2)	20,654	36	(624)	(588)	20,066
Federal agency mortgage-backed securities	63,741	111	(4,274)	(4,163)	59,578
Non-agency mortgage-backed securities (3)	2,892	1	(144)	(143)	2,749
Collateralized loan obligations	1,538	—	(5)	(5)	1,533
Other debt securities	861	46	(16)	30	891
Total available-for-sale debt securities, excluding portfolio level basis adjustments	137,201	196	(6,949)	(6,753)	130,448
Portfolio level basis adjustments (4)	(46)			46	—
Total available-for-sale debt securities	137,155	196	(6,949)	(6,707)	130,448
Held-to-maturity debt securities:
Securities of U.S. Treasury and federal agencies	3,790	—	(1,503)	(1,503)	2,287
Securities of U.S. states and political subdivisions	18,624	3	(2,939)	(2,936)	15,688
Federal agency mortgage-backed securities	209,170	136	(30,918)	(30,782)	178,388
Non-agency mortgage-backed securities (3)	1,276	18	(120)	(102)	1,174
Collateralized loan obligations	28,122	75	(63)	12	28,134
Other debt securities	1,726	—	(81)	(81)	1,645
Total held-to-maturity debt securities	262,708	232	(35,624)	(35,392)	227,316
Total	$399,863	428	(42,573)	(42,099)	357,764
December 31, 2022
Available-for-sale debt securities:
Securities of U.S. Treasury and federal agencies	$47,536	9	(2,260)	(2,251)	45,285
Non-U.S. government securities	162	—	—	—	162
Securities of U.S. states and political subdivisions (2)	10,958	20	(533)	(513)	10,445
Federal agency mortgage-backed securities	53,302	2	(5,167)	(5,165)	48,137
Non-agency mortgage-backed securities (3)	3,423	1	(140)	(139)	3,284
Collateralized loan obligations	4,071	—	(90)	(90)	3,981
Other debt securities	2,273	75	(48)	27	2,300
Total available-for-sale debt securities	121,725	107	(8,238)	(8,131)	113,594
Held-to-maturity debt securities:
Securities of U.S. Treasury and federal agencies	16,202	—	(1,917)	(1,917)	14,285
Securities of U.S. states and political subdivisions	30,985	8	(4,385)	(4,377)	26,608
Federal agency mortgage-backed securities	216,966	30	(34,252)	(34,222)	182,744
Non-agency mortgage-backed securities (3)	1,253	—	(147)	(147)	1,106
Collateralized loan obligations	29,926	1	(727)	(726)	29,200
Other debt securities	1,727	—	(149)	(149)	1,578
Total held-to-maturity debt securities	297,059	39	(41,577)	(41,538)	255,521
Total	$418,784	146	(49,815)	(49,669)	369,115
(1)Represents amortized cost of the securities, net of the ACL of $1 million and $6 million related to AFS debt securities and $93 million and $85 million related to HTM debt securities at December 31, 2023 and 2022, respectively.
(2)Includes investments in tax-exempt preferred debt securities issued by investment funds or trusts that predominantly invest in tax-exempt municipal securities. The amortized cost, net of the ACL, and fair value of these types of securities, was $5.5 billion at December 31, 2023, and $5.1 billion at December 31, 2022.
(3)Predominantly consists of commercial mortgage-backed securities at both December 31, 2023 and 2022.
(4)Represents fair value hedge basis adjustments related to active portfolio layer method hedges of AFS debt securities, which are not allocated to individual securities in the portfolio. For additional information, see Note 14 (Derivatives).

104	Wells Fargo & Company

Table 3.2 details the breakout of purchases of and transfers to HTM debt securities by major category of security. The table excludes the transfer of HTM debt securities with a fair value of $23.2 billion to AFS debt securities in first quarter 2023 in connection with the adoption of ASU 2022-01. For additional information, see Note 1 (Summary of Significant Accounting Policies).

Table 3.2: Held-to-Maturity Debt Securities Purchases and Transfers

	Year ended December 31,
(in millions)	2023	2022	2021
Purchases of held-to-maturity debt securities (1):
Securities of U.S. states and political subdivisions	$—	843	5,198
Federal agency mortgage-backed securities	4,225	2,051	76,010
Non-agency mortgage-backed securities	94	211	235
Collateralized loan obligations	—	—	9,379
Total purchases of held-to-maturity debt securities	4,319	3,105	90,822
Transfers from available-for-sale debt securities to held-to-maturity debt securities (2):
Securities of U.S. states and political subdivisions	—	—	2,954
Federal agency mortgage-backed securities	3,687	50,132	41,298
Collateralized loan obligations	—	—	10,003
Other debt securities	—	—	1,738
Total transfers from available-for-sale debt securities to held-to-maturity debt securities	$3,687	50,132	55,993
(1)Inclusive of securities purchased but not yet settled and noncash purchases from securitization of loans held for sale (LHFS).
(2)Represents fair value as of the date of the transfers. Debt securities transferred from available-for-sale to held-to-maturity had pre-tax unrealized losses recorded in AOCI of $320 million, $4.5 billion, and $529 million for the years ended December 31, 2023, 2022 and 2021, respectively, at the time of the transfers.
Table 3.3 shows the composition of interest income, provision for credit losses, and gross realized gains and losses from sales and impairment write-downs included in earnings related to AFS and HTM debt securities (pre-tax).
Table 3.3: Income Statement Impacts for Available-for-Sale and Held-to-Maturity Debt Securities

	Year ended December 31,
(in millions)	2023	2022	2021
Interest income (1):
Available-for-sale	$5,202	3,095	2,808
Held-to-maturity	7,118	6,220	4,359
Total interest income	12,320	9,315	7,167
Provision for credit losses:
Available-for-sale	(26)	1	(2)
Held-to-maturity	7	(11)	54
Total provision for credit losses	(19)	(10)	52
Realized gains and losses (2):
Gross realized gains	37	276	571
Gross realized losses	(27)	(125)	(10)
Impairment write-downs	—	—	(8)
Net realized gains	$10	151	553
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
CREDIT RATINGS Credit ratings express opinions about the credit quality of a debt security. We determine the credit rating of a security according to the lowest credit rating made available by national recognized statistical rating organizations (NRSROs). Debt securities rated investment grade, that is those with ratings similar to BBB-/Baa3 or above, as defined by NRSROs, are generally considered by the rating agencies and market participants to be low credit risk. Conversely, debt securities rated below investment grade, labeled as “speculative grade” by the rating agencies, are considered to be distinctively higher credit risk than investment grade debt securities. For debt securities not rated by NRSROs, we determine an internal credit grade of the debt securities (used for credit risk management purposes) equivalent to the credit ratings assigned by major credit agencies. Substantially all of our debt securities were rated by NRSROs at December 31, 2023 and 2022.
Table 3.4 shows the percentage of fair value of AFS debt securities and amortized cost of HTM debt securities determined to be rated investment grade, inclusive of securities rated based on internal credit grades.

Wells Fargo & Company	105

Note 3:  Available-for-Sale and Held-to-Maturity Debt Securities (continued)
Table 3.4: Investment Grade Debt Securities

	Available-for-Sale		Held-to-Maturity
($ in millions)	Fair value	% investment grade	Amortized cost	% investment grade
December 31, 2023
Total portfolio (1)	$130,448	99%	$262,801	99%
Breakdown by category:
Securities of U.S. Treasury and federal agencies (2)	$105,045	100%	$212,960	100%
Securities of U.S. states and political subdivisions	20,066	99	18,635	100
Collateralized loan obligations (3)	1,533	100	28,154	100
All other debt securities (4)	3,804	95	3,052	64
December 31, 2022
Total portfolio (1)	$113,594	99%	$297,144	99%
Breakdown by category:
Securities of U.S. Treasury and federal agencies (2)	$93,422	100%	$233,169	100%
Securities of U.S. states and political subdivisions	10,445	99	31,000	100
Collateralized loan obligations (3)	3,981	100	29,972	100
All other debt securities (4)	5,746	89	3,003	63
(1)99% were rated AA- and above at both December 31, 2023 and 2022.
(2)Includes federal agency mortgage-backed securities.
(3)100% were rated AA- and above at both December 31, 2023 and 2022.
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
Debt securities that are past due and still accruing or in nonaccrual status were insignificant at both December 31, 2023 and 2022. Net charge-offs on debt securities were insignificant for the years ended December 31, 2023 and 2022.
Purchased debt securities with credit deterioration (PCD) are not considered to be in nonaccrual status, as payments from issuers of these securities remain current. PCD securities were insignificant for the years ended December 31, 2023 and 2022.

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
Table 3.5: Gross Unrealized Losses and Fair Value – Available-for-Sale Debt Securities

	Less than 12 months		12 months or more		Total
(in millions)	Gross unrealized losses (1)	Fair value	Gross unrealized losses (1)	Fair value	Gross unrealized losses (1)	Fair value
December 31, 2023
Available-for-sale debt securities:
Securities of U.S. Treasury and federal agencies	$(5)	942	(1,881)	43,722	(1,886)	44,664
Securities of U.S. states and political subdivisions	(12)	1,405	(612)	11,247	(624)	12,652
Federal agency mortgage-backed securities	(76)	7,149	(4,198)	41,986	(4,274)	49,135
Non-agency mortgage-backed securities	(1)	42	(143)	2,697	(144)	2,739
Collateralized loan obligations	—	—	(5)	979	(5)	979
Other debt securities	—	—	(16)	420	(16)	420
Total available-for-sale debt securities	$(94)	9,538	(6,855)	101,051	(6,949)	110,589
December 31, 2022
Available-for-sale debt securities:
Securities of U.S. Treasury and federal agencies	$(291)	9,870	(1,969)	27,899	(2,260)	37,769
Securities of U.S. states and political subdivisions	(72)	2,154	(461)	2,382	(533)	4,536
Federal agency mortgage-backed securities	(3,580)	39,563	(1,587)	8,481	(5,167)	48,044
Non-agency mortgage-backed securities	(43)	1,194	(97)	2,068	(140)	3,262
Collateralized loan obligations	(65)	3,195	(25)	786	(90)	3,981
Other debt securities	(31)	1,591	(17)	471	(48)	2,062
Total available-for-sale debt securities	$(4,082)	57,567	(4,156)	42,087	(8,238)	99,654
(1)In connection with the adoption of ASU 2022-01, gross unrealized losses exclude portfolio level basis adjustments. For additional information, see Note 1 (Summary of Significant Accounting Policies).
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
Table 3.6: Contractual Maturities – Available-for-Sale Debt Securities

By remaining contractual maturity ($ in millions)	Total	Within one year	After one year through five years	After five years through ten years	After ten years
December 31, 2023
Available-for-sale debt securities (1)(2):
Securities of U.S. Treasury and federal agencies
Amortized cost, net	$47,351	16,750	27,577	1,545	1,479
Fair value	45,467	16,485	26,142	1,422	1,418
Weighted average yield	1.62%	1.91	1.46	1.48	1.44
Non-U.S. government securities
Amortized cost, net	$164	2	138	24	—
Fair value	164	2	138	24	—
Weighted average yield	4.80%	5.80	4.64	5.61	—
Securities of U.S. states and political subdivisions
Amortized cost, net	$20,654	1,124	5,311	4,738	9,481
Fair value	20,066	1,120	5,278	4,420	9,248
Weighted average yield	3.08%	2.87	3.73	2.97	2.81
Federal agency mortgage-backed securities
Amortized cost, net	$63,741	5	160	731	62,845
Fair value	59,578	5	155	690	58,728
Weighted average yield	3.69%	2.92	2.09	2.54	3.71
Non-agency mortgage-backed securities
Amortized cost, net	$2,892	—	—	105	2,787
Fair value	2,749	—	—	73	2,676
Weighted average yield	5.28%	—	—	4.60	5.31
Collateralized loan obligations
Amortized cost, net	$1,538	—	—	1,113	425
Fair value	1,533	—	—	1,110	423
Weighted average yield	7.08%	—	—	7.10	7.02
Other debt securities
Amortized cost, net	$861	3	44	470	344
Fair value	891	3	45	472	371
Weighted average yield	6.74%	7.02	9.14	5.87	7.62
Total available-for-sale debt securities
Amortized cost, net	$137,201	17,884	33,230	8,726	77,361
Fair value	130,448	17,615	31,758	8,211	72,864
Weighted average yield	2.97%	1.97	1.83	3.36	3.65
(1)Weighted average yields displayed by maturity bucket are weighted based on amortized cost without effect for any related hedging derivatives and are shown pre-tax.
(2)Amortized cost, net excludes portfolio level basis adjustments of $(46) million.

108	Wells Fargo & Company

Table 3.7: Contractual Maturities – Held-to-Maturity Debt Securities

By remaining contractual maturity ($ in millions)	Total	Within one year	After one year through five years	After five years through ten years	After ten years
December 31, 2023
Held-to-maturity debt securities (1):
Securities of U.S. Treasury and federal agencies
Amortized cost, net	$3,790	—	—	—	3,790
Fair value	2,287	—	—	—	2,287
Weighted average yield	1.59%	—	—	—	1.59
Securities of U.S. states and political subdivisions
Amortized cost, net	$18,624	132	491	704	17,297
Fair value	15,688	132	475	691	14,390
Weighted average yield	2.37%	2.40	1.66	2.84	2.37
Federal agency mortgage-backed securities
Amortized cost, net	$209,170	—	—	—	209,170
Fair value	178,388	—	—	—	178,388
Weighted average yield	2.36%	—	—	—	2.36
Non-agency mortgage-backed securities
Amortized cost, net	$1,276	—	30	36	1,210
Fair value	1,174	—	34	35	1,105
Weighted average yield	3.27%	—	4.62	4.34	3.21
Collateralized loan obligations
Amortized cost, net	$28,122	—	5	15,199	12,918
Fair value	28,134	—	5	15,226	12,903
Weighted average yield	7.07%	—	6.66	7.18	6.94
Other debt securities
Amortized cost, net	$1,726	—	1,726	—	—
Fair value	1,645	—	1,645	—	—
Weighted average yield	4.47%	—	4.47	—	—
Total held-to-maturity debt securities
Amortized cost, net	$262,708	132	2,252	15,939	244,385
Fair value	227,316	132	2,159	15,952	209,073
Weighted average yield	2.87%	2.40	3.87	6.99	2.59
(1)Weighted average yields displayed by maturity bucket are weighted based on amortized cost, excluding unamortized basis adjustments related to the transfer of certain debt securities from AFS to HTM, and are shown pre-tax.

Wells Fargo & Company	109

Note 4: Equity Securities
Table 4.1 provides a summary of our equity securities by business purpose and accounting method.
Table 4.1: Equity Securities

(in millions)	Dec 31, 2023	Dec 31, 2022
Held for trading at fair value:
Marketable equity securities	$9,509	17,180
Nonmarketable equity securities (1)	8,940	9,730
Total equity securities held for trading (2)	18,449	26,910
Not held for trading:
Fair value:
Marketable equity securities	1,355	1,436
Nonmarketable equity securities	37	37
Total equity securities not held for trading at fair value	1,392	1,473
Equity method:
Private equity	3,130	2,836
Tax-advantaged renewable energy (3)	6,840	6,535
New market tax credit and other	278	298
Total equity method	10,248	9,669
Other methods:
Low-income housing tax credit (LIHTC) investments (3)	12,898	12,186
Private equity (4)	9,073	9,276
Federal Reserve Bank stock and other at cost (5)	5,276	4,900
Total equity securities not held for trading	38,887	37,504
Total equity securities	$57,336	64,414
(1)Represents securities economically hedged with equity derivatives.
(2)Represents securities held as part of our customer accommodation trading activities. For additional information on these activities, see Note 2 (Trading Activities).
(3)See Note 16 (Securitizations and Variable Interest Entities) for information about tax credit investments.
(4)Represents nonmarketable equity securities accounted for under the measurement alternative, which were predominantly securities associated with our venture capital investments.
(5)Includes $3.5 billion of investments in Federal Reserve Bank stock at both December 31, 2023 and 2022 and $1.7 billion and $1.4 billion of investments in Federal Home Loan Bank stock at December 31, 2023 and 2022, respectively.
Net Gains and Losses Not Held for Trading
Table 4.2 provides a summary of the net gains and losses from equity securities not held for trading, which excludes equity method adjustments for our share of the investee’s earnings or losses that are recognized in other noninterest income. Gains and losses for securities held for trading are reported in net gains from trading and securities.
Table 4.2: Net Gains (Losses) from Equity Securities Not Held for Trading

	Year ended December 31,
(in millions)	2023	2022	2021
Net gains (losses) from equity securities carried at fair value:
Marketable equity securities	$86	(225)	(202)
Nonmarketable equity securities	(2)	(82)	(188)
Total equity securities carried at fair value	84	(307)	(390)
Net gains (losses) from nonmarketable equity securities not carried at fair value (1):
Impairment write-downs	(1,307)	(2,452)	(121)
Net unrealized gains (2)(3)	578	1,101	4,862
Net realized gains from sale (3)	204	852	1,581
Total nonmarketable equity securities not carried at fair value	(525)	(499)	6,322
Net gains from economic hedge derivatives	—	—	495
Total net gains (losses) from equity securities not held for trading	$(441)	(806)	6,427
(1)Includes amounts related to venture capital and private equity investments in consolidated portfolio companies, which are not reported in equity securities on our consolidated balance sheet.
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

Measurement Alternative
Table 4.3 provides additional information about the impairment write-downs and observable price changes from nonmarketable equity securities accounted for under the measurement alternative. Gains and losses related to these adjustments are also included in Table 4.2.
Table 4.3: Net Gains (Losses) from Measurement Alternative Equity Securities

	Year ended December 31,
(in millions)	2023	2022	2021
Net gains (losses) recognized in earnings during the period:
Gross unrealized gains from observable price changes	$607	1,115	4,569
Gross unrealized losses from observable price changes	(29)	(14)	—
Impairment write-downs	(1,113)	(2,263)	(109)
Net realized gains from sale	42	98	456
Total net gains (losses) recognized during the period	$(493)	(1,064)	4,916
Table 4.4 presents cumulative carrying value adjustments to nonmarketable equity securities accounted for under the measurement alternative that were still held at the end of each reporting period presented.
Table 4.4: Measurement Alternative Cumulative Gains (Losses)

	Year ended December 31,
(in millions)	2023	2022	2021
Cumulative gains (losses):
Gross unrealized gains from observable price changes	$7,614	7,141	6,278
Gross unrealized losses from observable price changes	(44)	(14)	(3)
Impairment write-downs	(3,772)	(2,896)	(821)

Wells Fargo & Company	111

Note 5: Loans and Related Allowance for Credit Losses
Table 5.1 presents total loans outstanding by portfolio segment and class of financing receivable. Outstanding balances include unearned income, net deferred loan fees or costs, and unamortized discounts and premiums. These amounts were less than 1% of our total loans outstanding at both December 31, 2023 and 2022.
Outstanding balances exclude accrued interest receivable on loans, except for certain revolving loans, such as credit card loans.
See Note 7 (Intangible Assets and Other Assets) for additional information on accrued interest receivable. Amounts considered to be uncollectible are reversed through interest income. During 2023, we reversed accrued interest receivable of $39 million for our commercial portfolio segment and $275 million for our consumer portfolio segment, compared with $29 million and $143 million, respectively, for 2022.

Table 5.1: Loans Outstanding

(in millions)	Dec 31, 2023	Dec 31, 2022
Commercial and industrial	$380,388	386,806
Commercial real estate	150,616	155,802
Lease financing	16,423	14,908
Total commercial	547,427	557,516
Residential mortgage	260,724	269,117
Credit card	52,230	46,293
Auto	47,762	53,669
Other consumer (1)	28,539	29,276
Total consumer	389,255	398,355
Total loans	$936,682	955,871
(1)Includes $18.3 billion and $19.4 billion at December 31, 2023 and 2022, respectively, of securities-based loans originated by the Wealth and Investment Management (WIM) operating segment.
Our non-U.S. loans are reported by respective class of financing receivable in the table above. Substantially all of our non-U.S. loan portfolio is commercial loans. Table 5.2 presents total non-U.S. commercial loans outstanding by class of financing receivable.

Table 5.2: Non-U.S. Commercial Loans Outstanding

(in millions)	Dec 31, 2023	Dec 31, 2022
Commercial and industrial	$72,215	78,981
Commercial real estate	6,916	7,619
Lease financing	697	670
Total non-U.S. commercial loans	$79,828	87,270
Loan Concentrations
Loan concentrations may exist when there are amounts loaned to borrowers engaged in similar activities or similar types of loans extended to a diverse group of borrowers that would cause them to be similarly impacted by economic or other conditions. Commercial and industrial loans and lease financing to borrowers in the financials except banks industry represented 16% and 15% of total loans at December 31, 2023 and 2022, respectively. At December 31, 2023 and 2022, we did not have concentrations representing 10% or more of our total loan portfolio in the commercial real estate (CRE) portfolios (real estate mortgage and real estate construction) by state or property type. Residential mortgage loans to borrowers in the state of California represented 12% of total loans at both December 31, 2023 and 2022. These California loans are generally diversified among the larger metropolitan areas in California, with no single area consisting of more than 4% of total loans at both December 31, 2023 and 2022. We continuously monitor changes in real estate values and underlying economic or market conditions for the geographic areas of our residential mortgage portfolio as part of our credit risk management process.
Some of our residential mortgage loans include an interest-only feature as part of the loan terms. These interest-only loans were approximately 2% of total loans at both December 31, 2023 and 2022. Substantially all of these interest-only loans at origination were considered to be prime or near prime. We do not offer option adjustable-rate mortgage (ARM) products, nor do we offer variable-rate mortgage products with fixed payment amounts, commonly referred to within the financial services industry as negative amortizing mortgage loans.

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
Table 5.3: Loan Purchases, Sales, and Transfers

				Year ended December 31,
	2023			2022
(in millions)	Commercial	Consumer	Total	Commercial	Consumer	Total
Purchases	$1,340	306	1,646	740	5	745
Sales and net transfers (to)/from LHFS	(3,313)	(917)	(4,230)	(3,182)	(1,135)	(4,317)
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
We issue commercial letters of credit to assist customers in purchasing goods or services, typically for international trade. At December 31, 2023 and 2022, we had $1.1 billion and $1.8 billion, respectively, of outstanding issued commercial letters of credit. See Note 17 (Guarantees and Other Commitments) for additional information on issued standby letters of credit.
We may be a fronting bank, whereby we act as a representative for other lenders, and advance funds or provide for the issuance of letters of credit under syndicated loan or letter of credit agreements. Any advances are generally repaid in less than a week and would normally require default of both the customer and another lender to expose us to loss.
The contractual amount of our unfunded credit commitments, including unissued letters of credit, is summarized in Table 5.4. The table is presented net of commitments syndicated to others, including the fronting arrangements described above, and excludes issued letters of credit and discretionary amounts where our approval or consent is required prior to any loan funding or commitment increase.
Table 5.4: Unfunded Credit Commitments

(in millions)	Dec 31, 2023	Dec 31, 2022
Commercial and industrial (1)	$388,043	388,504
Commercial real estate	20,851	29,518
Total commercial	408,894	418,022
Residential mortgage (2)	29,754	39,155
Credit card	156,012	145,526
Other consumer (3)	8,847	69,244
Total consumer	194,613	253,925
Total unfunded credit commitments	$603,507	671,947
(1)Effective first quarter 2023, unfunded credit commitments exclude discretionary amounts where our approval or consent is required prior to any loan funding or commitment increase. Prior period balances have been revised to conform with the current period presentation.
(2)Includes lines of credit totaling $28.6 billion and $35.5 billion as of December 31, 2023 and 2022, respectively.
(3)In fourth quarter 2023, we updated certain securities-based line of credit agreements to be discretionary, which requires our approval prior to lending. Accordingly, we removed the associated unfunded credit commitments.

Wells Fargo & Company	113

Note 5: Loans and Related Allowance for Credit Losses (continued)
Allowance for Credit Losses
Table 5.5 presents the allowance for credit losses (ACL) for loans, which consists of the allowance for loan losses and the allowance for unfunded credit commitments. The ACL for loans increased $1.5 billion from December 31, 2022, reflecting increases for commercial real estate loans, primarily office loans, as well as for increases in credit card loan balances, partially offset by a decrease for residential mortgage loans related to the adoption of ASU 2022-02.

Table 5.5: Allowance for Credit Losses for Loans

	Year ended December 31,
($ in millions)	2023	2022
Balance, beginning of period	$13,609	13,788
Cumulative effect from change in accounting policy (1)	(429)	—
Balance, beginning of period, adjusted	13,180	13,788
Provision for credit losses	5,385	1,544
Interest income on certain loans (2)	—	(108)
Loan charge-offs:
Commercial and industrial	(510)	(307)
Commercial real estate	(593)	(21)
Lease financing	(31)	(27)
Total commercial	(1,134)	(355)
Residential mortgage	(136)	(175)
Credit card	(2,009)	(1,195)
Auto	(832)	(734)
Other consumer	(485)	(407)
Total consumer	(3,462)	(2,511)
Total loan charge-offs	(4,596)	(2,866)
Loan recoveries:
Commercial and industrial	165	224
Commercial real estate	27	32
Lease financing	19	20
Total commercial	211	276
Residential mortgage	160	238
Credit card	329	344
Auto	354	312
Other consumer	72	88
Total consumer	915	982
Total loan recoveries	1,126	1,258
Net loan charge-offs	(3,470)	(1,608)
Other	(7)	(7)
Balance, end of period	$15,088	13,609
Components:
Allowance for loan losses	$14,606	12,985
Allowance for unfunded credit commitments	482	624
Allowance for credit losses	$15,088	13,609
Net loan charge-offs as a percentage of average total loans	0.37%	0.17
Allowance for loan losses as a percentage of total loans	1.56	1.36
Allowance for credit losses for loans as a percentage of total loans	1.61	1.42
(1)Represents the change in our allowance for credit losses for loans as a result of our adoption of ASU 2022–02. For additional information, see Note 1 (Summary of Significant Accounting Policies).
(2)Prior to the adoption of ASU 2022–02, loans with an allowance measured by discounting expected cash flows using the loan’s effective interest rate over the remaining life of the loan recognized changes in allowance attributable to the passage of time as interest income.

114	Wells Fargo & Company

Table 5.6 summarizes the activity in the ACL by our commercial and consumer portfolio segments.

Table 5.6: Allowance for Credit Losses for Loans Activity by Portfolio Segment

	Year ended December 31,
	2023			2022
(in millions)	Commercial	Consumer	Total	Commercial	Consumer	Total
Balance, beginning of period	$6,956	6,653	13,609	7,791	5,997	13,788
Cumulative effect from change in accounting policy (1)	27	(456)	(429)	—	—	—
Balance, beginning of period, adjusted	6,983	6,197	13,180	7,791	5,997	13,788
Provision for credit losses	2,365	3,020	5,385	(721)	2,265	1,544
Interest income on certain loans (2)	—	—	—	(29)	(79)	(108)
Loan charge-offs	(1,134)	(3,462)	(4,596)	(355)	(2,511)	(2,866)
Loan recoveries	211	915	1,126	276	982	1,258
Net loan charge-offs	(923)	(2,547)	(3,470)	(79)	(1,529)	(1,608)
Other	(13)	6	(7)	(6)	(1)	(7)
Balance, end of period	$8,412	6,676	15,088	6,956	6,653	13,609
(1)Represents the change in our allowance for credit losses for loans as a result of our adoption of ASU 2022–02. For additional information, see Note 1 (Summary of Significant Accounting Policies).
(2)Prior to the adoption of ASU 2022–02, loans with an allowance measured by discounting expected cash flows using the loan’s effective interest rate over the remaining life of the loan recognized changes in allowance attributable to the passage of time as interest income.
Credit Quality
We monitor credit quality by evaluating various attributes and utilize such information in our evaluation of the appropriateness of the ACL for loans. The following sections provide the credit quality indicators we most closely monitor. The credit quality indicators are generally based on information as of our financial statement date.
COMMERCIAL CREDIT QUALITY INDICATORS We manage a consistent process for assessing commercial loan credit quality. Commercial loans are generally subject to individual risk assessment using our internal borrower and collateral quality ratings, which is our primary credit quality indicator. Our ratings are aligned to regulatory definitions of pass and criticized categories with the criticized segmented among special mention, substandard, doubtful, and loss categories.
Table 5.7 provides the outstanding balances of our commercial loan portfolio by risk category and credit quality information by origination year for term loans. Revolving loans may convert to term loans as a result of a contractual provision in the original loan agreement or if modified for a borrower experiencing financial difficulty. At December 31, 2023, we had $514.5 billion and $33.0 billion of pass and criticized commercial loans, respectively. Gross charge-offs by loan class are included in the following table for the year ended December 31, 2023, which we monitor as part of our credit risk management practices; however, charge-offs are not a primary credit quality indicator for our loan portfolio.

Wells Fargo & Company	115

Note 5: Loans and Related Allowance for Credit Losses (continued)
Table 5.7: Commercial Loan Categories by Risk Categories and Vintage

	Term loans by origination year						Revolving loans	Revolving loans converted to term loans	Total
(in millions)	2023	2022	2021	2020	2019	Prior
December 31, 2023
Commercial and industrial
Pass	$40,966	38,756	21,702	7,252	10,024	8,342	239,456	348	366,846
Criticized	892	1,594	1,237	160	204	480	8,975	—	13,542
Total commercial and industrial	41,858	40,350	22,939	7,412	10,228	8,822	248,431	348	380,388
Gross charge-offs (1)	102	22	53	11	8	7	307	—	510
Commercial real estate
Pass	18,181	33,557	30,629	12,001	11,532	19,686	6,537	163	132,286
Criticized	2,572	4,091	4,597	1,822	2,748	2,141	359	—	18,330
Total commercial real estate	20,753	37,648	35,226	13,823	14,280	21,827	6,896	163	150,616
Gross charge-offs	20	107	32	134	197	103	—	—	593
Lease financing
Pass	5,593	3,846	2,400	1,182	798	1,518	—	—	15,337
Criticized	345	292	182	98	84	85	—	—	1,086
Total lease financing	5,938	4,138	2,582	1,280	882	1,603	—	—	16,423
Gross charge-offs	3	8	8	5	4	3	—	—	31
Total commercial loans	$68,549	82,136	60,747	22,515	25,390	32,252	255,327	511	547,427
	Term loans by origination year						Revolving loans	Revolving loans converted to term loans	Total
	2022	2021	2020	2019	2018	Prior
December 31, 2022
Commercial and industrial
Pass	$61,646	31,376	11,128	13,656	3,285	5,739	247,594	842	375,266
Criticized	872	1,244	478	505	665	532	7,244	—	11,540
Total commercial and industrial	62,518	32,620	11,606	14,161	3,950	6,271	254,838	842	386,806
Commercial real estate
Pass	38,022	38,709	16,564	16,409	10,587	16,159	6,765	150	143,365
Criticized	2,785	2,794	965	2,958	1,088	1,688	159	—	12,437
Total commercial real estate	40,807	41,503	17,529	19,367	11,675	17,847	6,924	150	155,802
Lease financing
Pass	4,543	3,336	1,990	1,427	765	1,752	—	—	13,813
Criticized	330	275	190	169	94	37	—	—	1,095
Total lease financing	4,873	3,611	2,180	1,596	859	1,789	—	—	14,908
Total commercial loans	$108,198	77,734	31,315	35,124	16,484	25,907	261,762	992	557,516
(1) Includes charge-offs on overdrafts, which are generally charged-off at 60 days past due.

116	Wells Fargo & Company

Table 5.8 provides days past due (DPD) information for commercial loans, which we monitor as part of our credit risk management practices; however, delinquency is not a primary credit quality indicator for commercial loans.

Table 5.8: Commercial Loan Categories by Delinquency Status

	Still accruing			Nonaccrual loans	Total commercial loans
(in millions)	Current-29 DPD	30-89 DPD	90+ DPD
December 31, 2023
Commercial and industrial	$379,099	584	43	662	380,388
Commercial real estate	145,721	562	145	4,188	150,616
Lease financing	16,177	182	—	64	16,423
Total commercial loans	$540,997	1,328	188	4,914	547,427
December 31, 2022
Commercial and industrial	$384,164	1,313	583	746	386,806
Commercial real estate	153,877	833	134	958	155,802
Lease financing	14,623	166	—	119	14,908
Total commercial loans	$552,664	2,312	717	1,823	557,516

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
LTV is the ratio of the outstanding loan balance divided by the property collateral value. For junior lien mortgages, we use the total combined loan balance of first and junior lien mortgages (including unused line of credit amounts). We obtain LTVs using a cascade approach which first uses values provided by automated valuation models (AVMs) for the property. If an AVM is not available, then the value is estimated using the original appraised value adjusted by the change in Home Price Index (HPI) for the property location. If an HPI is not available, the original appraised value is used. The HPI value is normally the only method considered for high value properties, generally with an original value of $1.5 million or more as of December 31, 2023, and $1.0 million or more as of December 31, 2022, as the AVM values have proven less accurate for these properties. Generally, we update LTVs on a quarterly basis. Certain loans do not have an LTV due to a lack of industry data availability and portfolios acquired from or serviced by other institutions.
Gross charge-offs by loan class are included in the following table for the year ended December 31, 2023, which we monitor as part of our credit risk management practices; however, charge-offs are not a primary credit quality indicator for our loan portfolio.
Credit quality information is provided with the year of origination for term loans. Revolving loans may convert to term loans as a result of a contractual provision in the original loan agreement or if modified for a borrower experiencing financial difficulty.
Table 5.9 provides the outstanding balances of our residential mortgage loans by our primary credit quality indicators.

Wells Fargo & Company	117

Note 5: Loans and Related Allowance for Credit Losses (continued)
Table 5.9: Credit Quality Indicators for Residential Mortgage Loans by Vintage

	Term loans by origination year						Revolving loans	Revolving loans converted to term loans
(in millions)	2023	2022	2021	2020	2019	Prior			Total
December 31, 2023
By delinquency status:
Current-29 DPD	$13,192	46,065	62,529	35,124	19,364	60,391	8,044	6,735	251,444
30-89 DPD	6	70	58	28	30	724	41	151	1,108
90+ DPD	—	18	12	8	14	327	24	201	604
Government insured/guaranteed loans (1)	5	15	39	97	112	7,300	—	—	7,568
Total residential mortgage	$13,203	46,168	62,638	35,257	19,520	68,742	8,109	7,087	260,724
By updated FICO:
740+	$12,243	42,550	58,827	33,232	18,000	50,938	6,291	4,092	226,173
700-739	679	2,324	2,510	1,219	888	4,478	883	979	13,960
660-699	185	843	861	422	310	2,261	417	601	5,900
620-659	45	227	179	110	66	978	150	322	2,077
<620	11	122	100	64	46	1,245	174	464	2,226
No FICO available	35	87	122	113	98	1,542	194	629	2,820
Government insured/guaranteed loans (1)	5	15	39	97	112	7,300	—	—	7,568
Total residential mortgage	$13,203	46,168	62,638	35,257	19,520	68,742	8,109	7,087	260,724
By updated LTV:
0-80%	$12,434	39,624	61,421	34,833	19,123	61,043	7,903	6,923	243,304
80.01-100%	687	6,286	1,065	232	203	207	103	114	8,897
>100% (2)	51	193	57	33	31	38	21	24	448
No LTV available	26	50	56	62	51	154	82	26	507
Government insured/guaranteed loans (1)	5	15	39	97	112	7,300	—	—	7,568
Total residential mortgage	$13,203	46,168	62,638	35,257	19,520	68,742	8,109	7,087	260,724
Gross charge-offs	$—	1	—	—	2	63	4	66	136
	Term loans by origination year						Revolving loans	Revolving loans converted to term loans	Total
(in millions)	2022	2021	2020	2019	2018	Prior
December 31, 2022
By delinquency status:
Current-29 DPD	$48,581	65,705	37,289	20,851	6,190	61,680	11,031	6,913	258,240
30-89 DPD	65	66	32	33	21	683	58	159	1,117
90+ DPD	6	17	15	25	15	530	32	260	900
Government insured/guaranteed loans (1)	9	59	133	148	200	8,311	—	—	8,860
Total residential mortgage	$48,661	65,847	37,469	21,057	6,426	71,204	11,121	7,332	269,117
By updated FICO:
740+	$43,976	61,450	35,221	19,437	5,610	51,551	8,664	4,139	230,048
700-739	3,245	2,999	1,419	941	314	4,740	1,159	1,021	15,838
660-699	1,060	851	438	306	169	2,388	567	656	6,435
620-659	211	248	106	82	50	1,225	223	349	2,494
<620	59	81	44	46	28	1,323	227	466	2,274
No FICO available	101	159	108	97	55	1,666	281	701	3,168
Government insured/guaranteed loans (1)	9	59	133	148	200	8,311	—	—	8,860
Total residential mortgage	$48,661	65,847	37,469	21,057	6,426	71,204	11,121	7,332	269,117
By updated LTV:
0-80%	$40,869	64,613	37,145	20,744	6,155	62,593	10,923	7,188	250,230
80.01-100%	7,670	1,058	112	97	30	107	109	97	9,280
>100% (2)	48	20	13	6	3	23	28	16	157
No LTV available	65	97	66	62	38	170	61	31	590
Government insured/guaranteed loans (1)	9	59	133	148	200	8,311	—	—	8,860
Total residential mortgage	$48,661	65,847	37,469	21,057	6,426	71,204	11,121	7,332	269,117
(1)Government insured or guaranteed loans represent loans whose repayments are predominantly insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA). Loans insured/guaranteed by the FHA/VA and 90+ DPD totaled $2.6 billion and $3.2 billion at December 31, 2023 and 2022, respectively.
(2)Reflects total loan balances with LTV amounts in excess of 100%. In the event of default, the loss content would generally be limited to only the amount in excess of 100% LTV.

118	Wells Fargo & Company

Table 5.10 provides the outstanding balances of our credit card loan portfolio by primary credit quality indicators.
The revolving loans converted to term loans in the credit card loan category represent credit card loans with modified terms that require payment over a specific term.
For the year ended December 31, 2023, we had gross charge-offs in the credit card portfolio of $1.9 billion for revolving loans and $100 million for revolving loans converted to term loans.
Table 5.10: Credit Quality Indicators for Credit Card Loans

	December 31, 2023			December 31, 2022
	Revolving loans	Revolving loans converted to term loans		Revolving loans	Revolving loans converted to term loans
(in millions)			Total			Total
By delinquency status:
Current-29 DPD	$50,428	350	50,778	45,131	223	45,354
30-89 DPD	660	49	709	457	27	484
90+ DPD	717	26	743	441	14	455
Total credit cards	$51,805	425	52,230	46,029	264	46,293
By updated FICO:
740+	$19,153	21	19,174	16,681	19	16,700
700-739	11,727	51	11,778	10,640	37	10,677
660-699	10,592	84	10,676	9,573	55	9,628
620-659	5,273	76	5,349	4,885	45	4,930
<620	4,861	192	5,053	4,071	107	4,178
No FICO available	199	1	200	179	1	180
Total credit cards	$51,805	425	52,230	46,029	264	46,293

Wells Fargo & Company	119

Note 5: Loans and Related Allowance for Credit Losses (continued)
Table 5.11 provides the outstanding balances of our Auto loan portfolio by primary credit quality indicators.
Table 5.11: Credit Quality Indicators for Auto Loans by Vintage

	Term loans by origination year
(in millions)	2023	2022	2021	2020	2019	Prior	Total
December 31, 2023
By delinquency status:
Current-29 DPD	$14,022	13,052	12,376	4,335	2,161	448	46,394
30-89 DPD	43	328	545	195	106	40	1,257
90+ DPD	4	34	49	14	7	3	111
Total auto	$14,069	13,414	12,970	4,544	2,274	491	47,762
By updated FICO:
740+	$9,460	6,637	5,487	1,853	963	176	24,576
700-739	2,232	1,969	1,861	701	347	68	7,178
660-699	1,405	1,745	1,729	623	295	61	5,858
620-659	572	1,162	1,228	425	195	46	3,628
<620	388	1,876	2,621	915	452	130	6,382
No FICO available	12	25	44	27	22	10	140
Total auto	$14,069	13,414	12,970	4,544	2,274	491	47,762
Gross charge-offs	$15	265	392	99	52	9	832
	Term loans by origination year
(in millions)	2022	2021	2020	2019	2018	Prior	Total
December 31, 2022
By delinquency status:
Current-29 DPD	$19,101	19,126	7,507	4,610	1,445	421	52,210
30-89 DPD	218	585	253	167	69	45	1,337
90+ DPD	23	56	22	13	4	4	122
Total auto	$19,342	19,767	7,782	4,790	1,518	470	53,669
By updated FICO:
740+	$9,361	8,233	3,193	2,146	664	166	23,763
700-739	3,090	3,033	1,287	788	238	64	8,500
660-699	2,789	2,926	1,163	641	192	58	7,769
620-659	2,021	2,156	796	421	130	47	5,571
<620	2,062	3,389	1,316	756	263	126	7,912
No FICO available	19	30	27	38	31	9	154
Total auto	$19,342	19,767	7,782	4,790	1,518	470	53,669

120	Wells Fargo & Company

Table 5.12 provides the outstanding balances of our Other consumer loans portfolio by primary credit quality indicators.
Table 5.12: Credit Quality Indicators for Other Consumer Loans by Vintage

	Term loans by origination year						Revolving loans	Revolving loans converted to term loans
(in millions)	2023	2022	2021	2020	2019	Prior			Total
December 31, 2023
By delinquency status:
Current-29 DPD	$3,273	2,132	571	167	93	61	21,988	106	28,391
30-89 DPD	24	32	9	1	1	2	17	6	92
90+ DPD	9	14	3	1	—	1	15	13	56
Total other consumer	$3,306	2,178	583	169	94	64	22,020	125	28,539
By updated FICO:
740+	$1,911	926	265	85	36	28	1,152	27	4,430
700-739	642	409	107	27	14	10	507	16	1,732
660-699	403	365	93	16	11	8	395	16	1,307
620-659	129	166	45	6	6	5	147	11	515
<620	75	152	49	8	8	6	152	17	467
No FICO available (1)	146	160	24	27	19	7	19,667	38	20,088
Total other consumer	$3,306	2,178	583	169	94	64	22,020	125	28,539
Gross charge-offs (2)	$178	158	52	9	9	6	62	11	485
	Term loans by origination year						Revolving loans	Revolving loans converted to term loans	Total
(in millions)	2022	2021	2020	2019	2018	Prior
December 31, 2022
By delinquency status:
Current-29 DPD	$3,718	1,184	341	240	63	83	23,431	117	29,177
30-89 DPD	17	12	2	3	1	2	14	8	59
90+ DPD	5	5	1	1	—	1	13	14	40
Total other consumer	$3,740	1,201	344	244	64	86	23,458	139	29,276
By updated FICO:
740+	$1,908	546	174	112	21	50	1,660	43	4,514
700-739	726	216	62	44	10	13	568	18	1,657
660-699	527	177	34	33	9	8	449	19	1,256
620-659	204	81	13	14	4	5	181	11	513
<620	89	64	14	16	5	5	154	18	365
No FICO available (1)	286	117	47	25	15	5	20,446	30	20,971
Total other consumer	$3,740	1,201	344	244	64	86	23,458	139	29,276
(1)Substantially all loans do not require a FICO score and are revolving securities-based loans originated by the WIM operating segment.
(2)Includes charge-offs on overdrafts, which are generally charged-off at 60 days past due.

Wells Fargo & Company	121

Note 5: Loans and Related Allowance for Credit Losses (continued)
NONACCRUAL LOANS Table 5.13 provides loans on nonaccrual status. Nonaccrual loans may have an ACL or a negative allowance for credit losses from expected recoveries of amounts previously written off.
Table 5.13: Nonaccrual Loans

	Amortized cost				Recognized interest income
	Nonaccrual loans		Nonaccrual loans without related allowance for credit losses (1)		Year ended December 31,
(in millions)	Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022	2023	2022
Commercial and industrial	$662	746	149	174	17	63
Commercial real estate	4,188	958	107	134	29	54
Lease financing	64	119	10	5	—	—
Total commercial	4,914	1,823	266	313	46	117
Residential mortgage	3,192	3,611	2,047	2,316	192	211
Auto	115	153	—	—	18	26
Other consumer	35	39	—	—	4	4
Total consumer	3,342	3,803	2,047	2,316	214	241
Total nonaccrual loans	$8,256	5,626	2,313	2,629	260	358
(1)Nonaccrual loans may not have an allowance for credit losses if the loss expectations are zero given the related collateral value.
LOANS IN PROCESS OF FORECLOSURE Our recorded investment in consumer mortgage loans collateralized by residential real estate property that are in process of foreclosure was $837 million and $1.0 billion at December 31, 2023 and 2022, respectively, which included $660 million and $771 million, respectively, of loans that are government insured/guaranteed. Under the Consumer Financial Protection Bureau guidelines, we do not commence the foreclosure process on residential mortgage loans until after the loan is 120 days delinquent. Foreclosure procedures and timelines vary depending on whether the property address resides in a judicial or non-judicial state. Judicial states require the foreclosure to be processed through the state’s courts while non-judicial states are processed without court intervention. Foreclosure timelines vary according to state law.
LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING  Certain loans 90 days or more past due are still accruing, because they are (1) well-secured and in the process of collection or (2) residential mortgage or consumer loans exempt under regulatory rules from being classified as nonaccrual until later delinquency, usually 120 days past due.
Table 5.14 shows loans 90 days or more past due and still accruing by class for loans not government insured/guaranteed.
Table 5.14: Loans 90 Days or More Past Due and Still Accruing

(in millions)	Dec 31, 2023	Dec 31, 2022
Total:	$3,751	4,340
Less: FHA insured/VA guaranteed (1)	2,646	3,005
Total, not government insured/guaranteed	$1,105	1,335
By segment and class, not government insured/guaranteed:
Commercial and industrial	$43	583
Commercial real estate	145	134
Total commercial	188	717
Residential mortgage	31	28
Credit card	743	455
Auto	101	111
Other consumer	42	24
Total consumer	917	618
Total, not government insured/guaranteed	$1,105	1,335
(1)Represents loans whose repayments are predominantly insured by the FHA or guaranteed by the VA.

122	Wells Fargo & Company

LOAN MODIFICATIONS TO BORROWERS EXPERIENCING FINANCIAL DIFFICULTY  We may agree to modify the contractual terms of a loan to a borrower experiencing financial difficulty.
Our commercial loan modifications may include principal forgiveness, interest rate reductions, payment delays, term extensions, or a combination of these modifications. Commercial loan term extensions have terms that vary based on the borrower’s request and are evaluated by our credit teams on an individual basis.
Our consumer loan modifications vary based upon the loan product and the modification program offered to the borrower, and may include interest rate reductions, payment delays, term extensions, principal forbearance or forgiveness, or a combination of these modifications. Generally, our consumer loan modification programs modify the loan terms to achieve payment terms that are more affordable to the borrower and, as a result, increase the likelihood of full repayment of principal and interest.
Our residential mortgage loan modification programs may offer a short-term payment deferral based upon the borrower’s demonstrated hardship, up to 12 months. If additional assistance is needed after 12 months, the borrower may request another loan modification. Modifications may also include a trial payment period of three months to determine if the borrower can perform in accordance with the proposed permanent loan modification terms. Loans in a trial payment period continue to advance through delinquency status and accrue interest according to their original terms. Loans in a trial payment period are excluded from our loan modification disclosures until the borrower has successfully completed the trial period and the loan modification is formally executed. Residential mortgage loans in a trial payment period totaled $109 million at December 31, 2023.
Credit card loan modifications result in a reduction in the credit card interest rate and may be offered on a short-term or long-term basis. A short-term interest rate reduction program reduces the borrower’s interest rate for 12 months. A long-term interest rate reduction program provides a reduction of the interest rate over a fixed five-year term. During the modification period, the borrower’s revolving charge privileges are revoked.
Auto loan modifications generally include insignificant (e.g., three months or less) payment deferrals over the loan term.
The following disclosures provide information on loan modifications granted to borrowers experiencing financial difficulty in the form of principal forgiveness, interest rate reductions, other-than-insignificant (e.g., greater than three months) payment delays, term extensions or a combination of these modifications, as well as the financial effects of these modifications, and loan performance in the twelve months following the modification. Loans that both modify and are paid off or charged-off during the period, resulting in an amortized cost balance of zero at the end of the period, are not included in the disclosures below. Additionally, where amortized cost balances are presented below, accrued interest receivable is excluded. See Note 7 (Intangible Assets and Other Assets) for additional information on accrued interest receivable. Borrowers experiencing financial difficulty with modified terms mandated by a bankruptcy court are considered contractually modified loans and are included in these disclosures. These disclosures do not include loans discharged by a bankruptcy court as the only concession, which were insignificant for the year ended December 31, 2023.
Table 5.15 presents the amortized cost of modified commercial loans by class of financing receivable and by modification type.
Table 5.15: Commercial Loan Modifications

	Modification type (1)						Modifications as a % of loan class
($ in millions)	Interest rate reduction	Payment delay	Term extension	Term extension & payment delay	All other modifications and combinations	Total
Year ended December 31, 2023
Commercial and industrial	$18	25	286	100	1	430	0.11%
Commercial real estate	7	1	458	—	1	467	0.31
Total commercial	$25	26	744	100	2	897	0.17
(1)There were no principal forgiveness modifications for the year ended December 31, 2023.
Table 5.15a presents the financial effects of modifications made to commercial loans presented by class of financing receivable.
Table 5.15a: Financial Effects of Commercial Loan Modifications

	Weighted average interest rate reduction	Weighted average payments deferred (months)	Weighted average term extension (months)
Year ended December 31, 2023
Commercial and industrial	15.17%	11	15
Commercial real estate	3.50	6	24

Wells Fargo & Company	123

Note 5: Loans and Related Allowance for Credit Losses (continued)
Commercial loans that received a modification during the year ended December 31, 2023, and subsequently defaulted were insignificant. Defaults that occur on commercial modifications are reported based on a payment default definition of 90 days past due.
Table 5.15b provides past due information for modified commercial loans. For loan modifications that include a payment deferral, payment performance is not included in the table below until the loan exits the deferral period and payments resume. The table also includes the amount of gross charge-offs that occurred during the year ended December 31, 2023, inclusive of charge-offs to loans with no amortized cost remaining at period end.
Table 5.15b: Payment Performance of Commercial Loan Modifications

	By delinquency status				Gross charge-offs
(in millions)	Current-29 days past due (DPD)	30-89 DPD	90+ DPD	Total	Year ended
December 31, 2023
Commercial and industrial	$308	8	8	324	45
Commercial real estate	380	87	—	467	2
Total commercial	$688	95	8	791	47
Table 5.16 presents the amortized cost of modified consumer loans by class of financing receivable and by modification type.
Table 5.16: Consumer Loan Modifications

	Modification type
($ in millions)	Interest rate reduction	Payment delay (1)	Term extension	Interest rate reduction & term extension	Term extension & payment delay	Interest rate reduction, term extension & payment delay	All other modifications and combinations (2)	Total	Modifications as a % of loan class
Year ended December 31, 2023
Residential mortgage	$10	472	67	40	88	80	7	764	0.29%
Credit card	459	—	—	—	—	—	—	459	0.88
Auto	4	20	—	—	—	—	—	24	0.05
Other consumer	11	2	—	31	—	—	—	44	0.15
Total consumer	$484	494	67	71	88	80	7	1,291	0.33
(1)Includes residential mortgage loan modifications that defer a set amount of principal to the end of the loan term.
(2)Includes principal forgiveness and other combinations of modifications.
Table 5.16a presents the financial effects of modifications made to consumer loans by class of financing receivable.
Table 5.16a: Financial Effects of Consumer Loan Modifications (1)

	Weighted average interest rate reduction	Weighted average payments deferred (months)	Weighted average term extension (years)
Year ended December 31, 2023
Residential mortgage (2)	1.65%	5	9.8
Credit card	21.63	N/A	N/A
Auto	4.09	6	N/A
Other consumer	11.09	4	2.1
(1)Principal forgiven was insignificant for the year ended December 31, 2023.
(2)Excludes the financial effects of residential mortgage loans with a set amount of principal deferred to the end of the loan term. The weighted average period of principal deferred was 25.4 years for the year ended December 31, 2023.

124	Wells Fargo & Company

Consumer loans that received a modification during the year ended December 31, 2023, and subsequently defaulted during the period totaled $280 million, and primarily related to payment delay modifications in the residential mortgage loan portfolio. Defaults that occur on consumer modifications are reported based on a payment default definition of 60 days past due.
Table 5.16b provides past due information for modified consumer loans. For loan modifications that include a payment delay, payment performance is not included in the table below until the loan exits the deferral period and payments resume. The table also includes the amount of gross charge-offs that occurred during the year ended December 31, 2023, inclusive of charge-offs to loans with no amortized cost remaining at period end.
Table 5.16b: Payment Performance of Consumer Loan Modifications

	By delinquency status				Gross charge-offs
(in millions)	Current-29 days past due (DPD)	30-89 DPD	90+ DPD	Total	Year ended
December 31, 2023
Residential mortgage (1)	$460	120	180	760	9
Credit card (2)	344	68	47	459	82
Auto	19	4	1	24	3
Other consumer	37	5	2	44	4
Total	$860	197	230	1,287	98
(1)Includes loans that were past due prior to entering a payment delay modification. Delinquency advancement is paused during the deferral period and resumes upon exit.
(2)Credit card loans that are past due at the time of the modification do not become current until they have three months of consecutive payment performance.
Commitments to lend additional funds on commercial loans modified during the year ended December 31, 2023, were $233 million, substantially all of which were in the commercial and industrial portfolio. Commitments to lend additional funds on consumer loans modified during the year ended December 31, 2023, were insignificant.

TROUBLED DEBT RESTRUCTURINGS (TDRs)  In January 2023, we adopted ASU 2022-02, which eliminated the accounting and reporting guidance for TDRs. For additional information, see Note 1 (Summary of Significant Accounting Policies). The following disclosures present TDR information for the periods ended December 31, 2022, and December 31, 2021, where applicable. When, for economic or legal reasons related to a borrower’s financial difficulties, we grant a concession for other than an insignificant period of time to a borrower that we would not otherwise consider, the related loan is classified as a TDR, the balance of which totaled $9.2 billion at December 31, 2022.We do not consider loan resolutions such as foreclosure or short sale to be a TDR.
We may require some consumer borrowers experiencing financial difficulty to make trial payments, generally for a period of three to four months according to the terms of a planned permanent modification, to determine if they can perform according to those terms. These arrangements represent trial modifications, which we classified and accounted for as TDRs through December 31, 2022, prior to the adoption of ASU 2022-02. While loans are in trial payment programs, their original terms are not considered modified and they continue to advance through delinquency status and accrue interest according to their original terms.
Commitments to lend additional funds on loans whose terms have been modified in a TDR amounted to $434 million at December 31, 2022.
Table 5.17 summarizes our TDR modifications by primary modification type and includes the financial effects of these modifications. For those loans that modify more than once, the table reflects each modification that occurred during the period. Loans that both modify and are paid off or written-off within the period, as well as changes in recorded investment during the period for loans modified in prior periods, are not included in the table.

Wells Fargo & Company	125

Note 5: Loans and Related Allowance for Credit Losses (continued)
Table 5.17: TDR Modifications

	Primary modification type (1)				Financial effects of modifications
($ in millions)	Principal forgiveness	Interest rate reduction	Other concessions (2)	Total	Charge- offs (3)	Weighted average interest rate reduction	Recorded investment related to interest rate reduction (4)
Year ended December 31, 2022
Commercial and industrial	$24	24	349	397	—	10.69%	$24
Commercial real estate	—	12	112	124	—	0.92	12
Lease financing	—	—	2	2	—	—	—
Total commercial	24	36	463	523	—	7.51	36
Residential mortgage	1	369	1,357	1,727	6	1.61	369
Credit card	—	311	—	311	—	20.33	311
Auto	2	7	63	72	16	4.33	7
Other consumer	—	19	3	22	1	11.48	19
Trial modifications (5)	—	—	228	228	—	—	—
Total consumer	3	706	1,651	2,360	23	10.14	706
Total	$27	742	2,114	2,883	23	10.02%	$742
Year ended December 31, 2021
Commercial and industrial	$2	9	879	890	20	0.81%	$9
Commercial real estate	41	15	259	315	—	1.28	14
Lease financing	—	—	7	7	—	—	—
Total commercial	43	24	1,145	1,212	20	1.11	23
Residential mortgage	—	70	1,324	1,394	3	1.80	70
Credit card	—	106	—	106	—	19.12	106
Auto	1	4	131	136	54	3.82	4
Other consumer	—	18	1	19	—	11.83	18
Trial modifications (5)	—	—	(3)	(3)	—	—	—
Total consumer	1	198	1,453	1,652	57	12.01	198
Total	$44	222	2,598	2,864	77	10.84%	$221
(1)Amounts represent the recorded investment in loans after recognizing the effects of the TDR, if any. TDRs may have multiple types of concessions, but are presented only once in the first modification type based on the order presented in the table above. The reported amounts include loans remodified of $445 million, and $737 million for the years ended December 31, 2022 and 2021, respectively.
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
Table 5.18 summarizes permanent modification TDRs that defaulted during the period presented within 12 months of their permanent modification date. We are reporting these defaulted TDRs based on a payment default definition of 90 days past due for the commercial portfolio segment and 60 days past due for the consumer portfolio segment.
Table 5.18: Defaulted TDRs

	Recorded investment of defaults
	Year ended December 31,
(in millions)	2022	2021
Commercial and industrial	$55	132
Commercial real estate	14	34
Lease financing	—	1
Total commercial	69	167
Residential mortgage	142	13
Credit card	43	25
Auto	21	43
Other consumer	2	3
Total consumer	208	84
Total	$277	251

126	Wells Fargo & Company

Note 6: Mortgage Banking Activities
Mortgage banking activities consist of residential and commercial mortgage originations, sales and servicing.
We apply the fair value method to residential mortgage
servicing rights (MSRs) and apply the amortization method to commercial MSRs. Table 6.1 presents MSRs, including the changes in MSRs measured using the fair value method and the amortization method.
Table 6.1: Mortgage Servicing Rights

	Year ended December 31,
(in millions)	2023	2022	2021
Residential MSRs at fair value, beginning of period	$9,310	6,920	6,125
Originations/purchases	161	1,003	1,645
Sales and other (1)	(902)	(614)	(8)
Net additions	(741)	389	1,637
Changes in fair value:
Due to valuation inputs or assumptions:
Market interest rates (2)	228	3,417	1,625
Servicing and foreclosure costs	(14)	(17)	(9)
Discount rates	(149)	42	(56)
Prepayment estimates and other (3)	21	(188)	(390)
Net changes in valuation inputs or assumptions	86	3,254	1,170
Changes due to collection/realization of expected cash flows (4)	(1,187)	(1,253)	(2,012)
Total changes in fair value	(1,101)	2,001	(842)
Residential MSRs at fair value, end of period	7,468	9,310	6,920
Commercial MSRs at amortized cost, end of period (5)	1,040	1,170	1,269
Total MSRs	$8,508	10,480	8,189
(1)For the year ended December 31, 2022, residential MSRs decreased $611 million due to the sale of interest-only strips related to excess servicing cash flows from agency residential mortgage-backed securitizations.
(2)Includes prepayment rate changes due to changes in market interest rates. Residential MSRs are economically hedged with derivative instruments to reduce exposure to changes in market interest rates.
(3)Represents other changes in valuation model inputs or assumptions, including prepayment rate estimation changes that are independent of mortgage interest rate changes.
(4)Represents the reduction in the residential MSR fair value for the cash flows expected to be collected during the period, net of income accreted due to the passage of time.
(5)The estimated fair value of commercial MSRs was $1.6 billion, $2.1 billion, and $1.5 billion at December 31, 2023, 2022 and 2021, respectively.
Table 6.2 provides key weighted-average assumptions used in the valuation of residential MSRs and sensitivity of the current fair value of residential MSRs to immediate adverse changes in those assumptions. See Note 15 (Fair Values of Assets and Liabilities) for additional information on key assumptions for residential MSRs.
Table 6.2: Assumptions and Sensitivity of Residential MSRs

($ in millions, except cost to service amounts)	Dec 31, 2023	Dec 31, 2022
Fair value of interests held	$7,468	9,310
Expected weighted-average life (in years)	6.3	6.3

Key assumptions:
Prepayment rate assumption (1)	8.9%	9.4
Impact on fair value from 10% adverse change	$224	288
Impact on fair value from 25% adverse change	538	688

Discount rate assumption	9.4%	9.1
Impact on fair value from 100 basis point increase	$294	368
Impact on fair value from 200 basis point increase	565	707

Cost to service assumption ($ per loan)	105	102
Impact on fair value from 10% adverse change	148	171
Impact on fair value from 25% adverse change	369	427
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

Wells Fargo & Company	127

Note 6:  Mortgage Banking Activities (continued)
We present the components of our managed servicing portfolio in Table 6.3 at unpaid principal balance for loans serviced and subserviced for others and at carrying value for owned loans serviced.
Table 6.3: Managed Servicing Portfolio

(in billions)	Dec 31, 2023	Dec 31, 2022
Residential mortgage servicing:
Serviced and subserviced for others	$560	681
Owned loans serviced	262	273
Total residential servicing	822	954
Commercial mortgage servicing:
Serviced and subserviced for others	548	577
Owned loans serviced	128	133
Total commercial servicing	676	710
Total managed servicing portfolio	$1,498	1,664
Total serviced for others, excluding subserviced for others	$1,099	1,246
MSRs as a percentage of loans serviced for others	0.77%	0.84
Weighted average note rate (mortgage loans serviced for others)	4.50	4.30

At December 31, 2023 and 2022, we had servicer advances, net of an allowance for uncollectible amounts, of $2.1 billion and $2.5 billion, respectively. As the servicer of loans for others, we advance certain payments of principal, interest, taxes, insurance, and default-related expenses which are generally reimbursed within a short timeframe from cash flows from the trust, government-sponsored entities (GSEs), insurer or borrower.
The credit risk related to these advances is limited since the reimbursement is generally senior to cash payments to investors. We also advance payments of taxes and insurance for our owned loans which are collectible from the borrower. We maintain an allowance for uncollectible amounts for advances on loans serviced for others that may not be reimbursed if the payments were not made in accordance with applicable servicing agreements or if the insurance or servicing agreements contain limitations on reimbursements. Servicing advances on owned loans are written-off when deemed uncollectible.
Table 6.4 presents the components of mortgage banking noninterest income.
Table 6.4: Mortgage Banking Noninterest Income

		Year ended December 31,
(in millions)		2023	2022	2021
Contractually specified servicing fees, late charges and ancillary fees		$2,124	2,475	2,801
Unreimbursed servicing costs (1)		(115)	(189)	(332)
Amortization for commercial MSRs (2)		(238)	(247)	(225)
Changes due to collection/realization of expected cash flows (3)	(A)	(1,187)	(1,253)	(2,012)
Net servicing fees		584	786	232
Changes in fair value of MSRs due to valuation inputs or assumptions (4)	(B)	86	3,254	1,170
Net derivative losses from economic hedges (5)		(234)	(3,507)	(1,208)
Market-related valuation changes to residential MSRs, net of hedge results		(148)	(253)	(38)
Total net servicing income		436	533	194
Net gains on mortgage loan originations/sales (6)		393	850	4,762
Total mortgage banking noninterest income		$829	1,383	4,956
Total changes in residential MSRs carried at fair value	(A)+(B)	$(1,101)	2,001	(842)
(1)Includes costs associated with foreclosures, unreimbursed interest advances to investors, other interest costs, and transaction costs associated with sales of residential MSRs.
(2)Estimated future amortization expense for commercial MSRs was $228 million, $197 million, $159 million, $126 million, and $103 million for the years ended December 31, 2024, 2025, 2026, 2027 and 2028, respectively.
(3)Represents the reduction in the cash flows expected to be collected during the period, net of income accreted due to the passage of time, for residential MSRs measured using the fair value method.
(4)Refer to the analysis of changes in residential MSRs presented in Table 6.1 in this Note for more detail.
(5)See Note 14 (Derivatives) for additional information on economic hedges for residential MSRs.
(6)Includes net gains (losses) of $95 million, $2.5 billion, and $1.2 billion at December 31, 2023, 2022 and 2021, respectively, related to derivatives used as economic hedges of mortgage loans held for sale and derivative loan commitments.

128	Wells Fargo & Company

Note 7: Intangible Assets and Other Assets
Intangible assets include mortgage servicing rights (MSRs), goodwill, and customer relationship and other intangibles. For additional information on MSRs, see Note 6 (Mortgage Banking Activities). Customer relationship and other intangibles, which are included in other assets on our consolidated balance sheet, had a net carrying value of $118 million and $152 million at December 31, 2023 and 2022, respectively.
Table 7.1 shows the allocation of goodwill to our reportable operating segments.
Table 7.1: Goodwill

(in millions)	Consumer Banking and Lending	Commercial Banking	Corporate and Investment Banking	Wealth and Investment Management	Corporate	Consolidated Company
December 31, 2021	$16,418	2,938	5,375	344	105	25,180
Foreign currency translation	—	(7)	—	—	—	(7)
December 31, 2022	16,418	2,931	5,375	344	105	25,173
Foreign currency translation	—	2	—	—	—	2
December 31, 2023	$16,418	2,933	5,375	344	105	25,175
Table 7.2 presents the components of other assets.
Table 7.2: Other Assets

(in millions)	Dec 31, 2023	Dec 31, 2022
Corporate/bank-owned life insurance (1)	$19,705	20,807
Accounts receivable (2)	30,541	23,646
Interest receivable:
AFS and HTM debt securities	1,616	1,572
Loans	3,933	3,470
Trading and other	1,211	767
Operating lease assets (lessor)	5,558	5,790
Operating lease ROU assets (lessee)	3,412	3,837
Other (3)(4)	12,839	15,949
Total other assets	$78,815	75,838
(1)Corporate/bank-owned life insurance is recorded at cash surrender value.
(2)Primarily includes derivatives clearinghouse receivables, trade date receivables, and servicer advances, which are recorded at amortized cost.
(3)Primarily includes income tax receivables, prepaid expenses, foreclosed assets, and venture capital and private equity investments in consolidated portfolio companies.
(4)In first quarter 2023, we adopted ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. For additional information, see Note 1 (Summary of Significant Accounting Policies).

Wells Fargo & Company	129

Note 8: Leasing Activity
The information below provides a summary of our leasing activities as a lessor and lessee.

As a Lessor
Table 8.1 presents the composition of our leasing revenue and Table 8.2 provides the components of our investment in lease financing. Noninterest income on leases, included in Table 8.1 is included in other noninterest income on our consolidated statement of income. Lease expense, included in other noninterest expense on our consolidated statement of income, was $697 million, $750 million, and $867 million for the years ended December 31, 2023, 2022 and 2021, respectively.
In 2021, we recognized an impairment charge of $268 million due to weakening demand for certain rail cars used for transportation of coal products. There was no material impairment of rail cars as of December 31, 2023 and 2022. Our rail car leasing business is in Corporate for our operating segment disclosures. For additional information on the accounting for impairment of operating lease assets, see Note 1 (Summary of Significant Accounting Policies).
Table 8.1: Leasing Revenue

	Year ended December 31,
(in millions)	2023	2022	2021
Interest income on lease financing	$740	600	683
Other lease revenue:
Variable revenue on lease financing	97	114	101
Fixed revenue on operating leases	968	972	995
Variable revenue on operating leases	43	58	64
Other lease-related revenue (1)	129	125	(164)
Noninterest income on leases	1,237	1,269	996
Total leasing revenue	$1,977	1,869	1,679
(1)    Includes net gains (losses) on disposition of assets leased under operating leases or lease financings, and impairment charges.

Table 8.2: Investment in Lease Financing

(in millions)	Dec 31, 2023	Dec 31, 2022
Lease receivables	$15,142	13,139
Residual asset values	3,678	3,554
Unearned income	(2,397)	(1,785)
Lease financing	$16,423	14,908
Our net investment in financing and sales-type leases included $640 million and $789 million of leveraged leases at December 31, 2023 and 2022, respectively.
As shown in Table 7.2, included in Note 7 (Intangible Assets and Other Assets), we had $5.6 billion and $5.8 billion in operating lease assets at December 31, 2023 and 2022, respectively, which was net of $3.0 billion and $3.1 billion of accumulated depreciation for 2023 and 2022, respectively. Depreciation expense for the operating lease assets was $453 million, $477 million, and $604 million in 2023, 2022 and 2021, respectively.
Table 8.3 presents future lease payments owed by our lessees.
Table 8.3: Maturities of Lease Receivables

	December 31, 2023
(in millions)	Direct financing and sales- type leases	Operating leases
2024	$4,470	577
2025	3,663	453
2026	2,489	308
2027	1,593	216
2028	905	133
Thereafter	2,022	219
Total lease receivables	$15,142	1,906
As a Lessee
Substantially all of our leases are operating leases. Table 8.4 presents balances for our operating leases.

Table 8.4: Operating Lease Right-of-Use (ROU) Assets and Lease Liabilities

(in millions)	Dec 31, 2023	Dec 31, 2022
ROU assets	$3,412	3,837
Lease liabilities	4,060	4,465
Table 8.5 provides the composition of our lease costs, which are predominantly included in occupancy expense.
Table 8.5: Lease Costs

	Year ended December 31,
(in millions)	2023	2022	2021
Fixed lease expense – operating leases	$990	1,022	1,048
Variable lease expense	268	277	289
Other (1)	(52)	(37)	(93)
Total lease costs	$1,206	1,262	1,244
(1)Predominantly includes gains recognized from sale leaseback transactions and sublease rental income.

130	Wells Fargo & Company

Table 8.6 provides the future lease payments under operating leases as well as information on the remaining average lease term and discount rate as of December 31, 2023.
Table 8.6: Lease Payments on Operating Leases

(in millions, except for weighted averages)	Dec 31, 2023
2024	$875
2025	887
2026	747
2027	598
2028	453
Thereafter	930
Total lease payments	4,490
Less: imputed interest	430
Total operating lease liabilities	$4,060
Weighted average remaining lease term (in years)	6.5
Weighted average discount rate	3.0%
Our operating leases predominantly expire within the next 15 years, with the longest lease expiring in 2105. We do not include renewal or termination options in the establishment of the lease term when we are not reasonably certain that we will exercise them. As of December 31, 2023, we had additional operating leases commitments of $691 million, predominantly for real estate, which leases had not yet commenced. These leases are expected to commence during 2025 and have lease terms of 1 year to 20 years.

Wells Fargo & Company	131

Note 9: Deposits
Table 9.1 presents a summary of both time certificates of deposit (CDs) and other time deposits issued by domestic and non-U.S. offices.

Table 9.1: Time Deposits

	December 31,
(in millions)	2023	2022
Total domestic and Non-U.S.	$192,267	66,887
Time deposits in excess of $250,000	57,489	9,133

The contractual maturities of time deposits are presented in
Table 9.2.

Table 9.2: Contractual Maturities of Time Deposits

(in millions)	December 31, 2023
2024	$163,235
2025	22,565
2026	1,962
2027	1,582
2028	2,579
Thereafter	344
Total	$192,267

Demand deposit overdrafts of $225 million and $339 million were included as loan balances at December 31, 2023 and 2022, respectively.

132	Wells Fargo & Company

Note 10: Long-Term Debt
We issue long-term debt denominated in multiple currencies, predominantly in U.S. dollars. Our issuances, which are generally unsecured, have both fixed and floating interest rates. Principal is repaid upon contractual maturity, unless redeemed at our option at an earlier date. Interest is paid primarily on either a semi-annual or annual basis.
As a part of our overall interest rate risk management strategy, we often use derivatives to manage our exposure to interest rate risk. We also use derivatives to manage our exposure to foreign currency risk. As a result, a majority of the long-term debt presented below is hedged in a hedge accounting relationship.
Table 10.1 presents a summary of our long-term debt carrying values, reflecting unamortized debt discounts and premiums, and hedge basis adjustments; unless we have elected the fair value option. See Note 14 (Derivatives) for additional information on qualifying hedge contracts and Note 15 (Fair Values of Assets and Liabilities) for additional information on fair value option elections. The interest rates displayed represent the range of contractual rates in effect at December 31, 2023. These interest rates do not include the effects of any associated derivatives designated in a hedge accounting relationship.

Table 10.1: Long-Term Debt

	December 31,
	2023			2022
(in millions)	Maturity date(s)	Stated interest rate(s)
Wells Fargo & Company (Parent only)
Senior
Fixed-rate notes	2024-2045	0.50-6.75%	$42,384	43,749
Floating-rate notes	2026-2048	5.38-6.65%	1,046	1,046
FixFloat notes	2025-2053	0.81-6.49%	77,958	60,752
Structured notes (1)			6,900	6,305
Total senior debt – Parent			128,288	111,852
Subordinated
Fixed-rate notes (2)	2024-2046	3.87-7.57%	18,841	21,379
Total subordinated debt – Parent			18,841	21,379
Junior subordinated
Fixed-rate notes	2029-2036	5.95-7.95%	828	827
Floating-rate notes	2027	6.16-6.66%	355	343
Total junior subordinated debt – Parent (3)			1,183	1,170
Total long-term debt – Parent (2)			148,312	134,401
Wells Fargo Bank, N.A., and other bank entities (Bank)
Senior
Fixed-rate notes	2025-2026	5.25-5.55%	6,506	—
Floating-rate notes	2025-2053	5.32-6.40%	1,416	117
Floating-rate advances – Federal Home Loan Bank (FHLB) (4)	2024-2028	5.63-6.32%	38,000	27,000
Structured notes (1)			1,137	262
Finance leases	2024-2029	1.13-2.87%	19	22
Total senior debt – Bank			47,078	27,401
Subordinated
Fixed-rate notes	2025-2038	5.85-7.74%	3,416	4,305
Total subordinated debt – Bank			3,416	4,305
Junior subordinated
Floating-rate notes	2027	6.21-6.31%	414	401
Total junior subordinated debt – Bank (3)			414	401
Other bank debt (5)	2024-2063	0.50-9.00%	7,558	7,082
Total long-term debt – Bank			$58,466	39,189

(continued on following page)

Wells Fargo & Company	133

Note 10: Long-Term Debt (continued)
(continued from previous page)

	December 31,
	2023			2022
(in millions)	Maturity date(s)	Stated interest rate(s)
Other consolidated subsidiaries
Senior
Fixed-rate notes			$—	369
Structured notes (1)			810	911
Total long-term debt – Other consolidated subsidiaries			810	1,280
Total long-term debt (6)			$207,588	174,870
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
(2)Includes fixed-rate subordinated notes issued by the Parent at a discount of $118 million and $121 million at December 31, 2023 and 2022, respectively, and debt issuance costs of $2 million at both December 31, 2023 and 2022, to effect a modification of Wells Fargo Bank, N.A., notes. These subordinated notes are carried at their par amount on the consolidated balance sheet of the Parent presented in Note 27 (Parent-Only Financial Statements). In addition, Parent long-term debt presented in Note 27 also includes affiliate related issuance costs of $379 million and $365 million at December 31, 2023 and 2022, respectively.
(3)Includes $414 million and $401 million of junior subordinated debentures held by unconsolidated wholly-owned trust preferred security VIEs at December 31, 2023 and 2022, respectively. See Note 16 (Securitizations and Variable Interest Entities) for additional information about trust preferred security VIEs.
(4)We pledge certain assets as collateral to secure advances from the FHLB. For additional information, see Note 19 (Pledged Assets and Collateral).
(5)Primarily relates to unfunded commitments for LIHTC investments. For additional information, see Note 16 (Securitizations and Variable Interest Entities).
(6)The majority of long-term debt is redeemable at our option at one or more dates prior to contractual maturity.
The aggregate carrying value of long-term debt that matures (based on contractual payment dates) as of December 31, 2023, in each of the following five years and thereafter is presented in Table 10.2.
Table 10.2: Maturity of Long-Term Debt

	December 31, 2023
(in millions)	2024	2025	2026	2027	2028	Thereafter	Total
Wells Fargo & Company (Parent Only)
Senior debt	$8,721	14,546	24,229	7,843	13,659	59,290	128,288
Subordinated debt	722	978	2,662	2,384	—	12,095	18,841
Junior subordinated debt	—	—	—	355	—	828	1,183
Total long-term debt – Parent	9,443	15,524	26,891	10,582	13,659	72,213	148,312
Wells Fargo Bank, N.A., and other bank entities (Bank)
Senior debt	17,741	3,696	5,475	3	20,003	160	47,078
Subordinated debt	—	149	—	27	196	3,044	3,416
Junior subordinated debt	—	—	—	414	—	—	414
Other bank debt	2,843	1,082	712	518	62	2,341	7,558
Total long-term debt – Bank	20,584	4,927	6,187	962	20,261	5,545	58,466
Other consolidated subsidiaries
Senior debt	72	403	220	—	5	110	810
Total long-term debt – Other consolidated subsidiaries	72	403	220	—	5	110	810
Total long-term debt	$30,099	20,854	33,298	11,544	33,925	77,868	207,588
As part of our long-term and short-term borrowing arrangements, we are subject to various financial and operational covenants. Some of the agreements under which debt has been issued have provisions that may limit the merger or sale of certain subsidiary banks and the issuance of capital stock or convertible securities by certain subsidiary banks. At December 31, 2023, we were in compliance with all the covenants.

134	Wells Fargo & Company

Note 11: Preferred Stock
We are authorized to issue 20 million shares of preferred stock, without par value. Outstanding preferred shares rank senior to common shares both as to the payment of dividends and liquidation preferences but have no general voting rights. All outstanding preferred stock with a liquidation preference value, except for Series L Preferred Stock, may be redeemed for the liquidation preference value, plus any accrued but unpaid dividends, on any dividend payment date on or after the earliest redemption date for that series. Additionally, these same series of preferred stock may be redeemed following a “regulatory capital treatment event,” as described in the terms of each series.
Capital actions, including redemptions of our preferred stock, may be subject to regulatory approval or conditions.
In addition, we are authorized to issue 4 million shares of preference stock, without par value. We have not issued any preference shares under this authorization. If issued, preference shares would be limited to one vote per share.
In July 2023, we issued $1.725 billion of our Preferred Stock, Series EE. In September 2023, we redeemed our Preferred Stock, Series Q, for a cost of $1.725 billion.
Table 11.1 summarizes information about our preferred stock.
Table 11.1: Preferred Stock

		December 31, 2023				December 31, 2022
(in millions, except shares)	Earliest redemption date	Shares authorized and designated	Shares issued and outstanding	Liquidation preference value	Carrying value	Shares authorized and designated	Shares issued and outstanding	Liquidation preference value	Carrying value
DEP Shares
Dividend Equalization Preferred Shares (DEP)	Currently redeemable	97,000	96,546	$—	—	97,000	96,546	$—	—
Preferred Stock:
Series L (1)
7.50% Non-Cumulative Perpetual Convertible Class A	—	4,025,000	3,967,981	3,968	3,200	4,025,000	3,967,986	3,968	3,200
Series Q
5.85% Fixed-to-Floating Non-Cumulative Perpetual Class A	Redeemed	—	—	—	—	69,000	69,000	1,725	1,725
Series R
6.625% Fixed-to-Floating Non-Cumulative Perpetual Class A	3/15/2024	34,500	33,600	840	840	34,500	33,600	840	840
Series S
5.90% Fixed-to-Floating Non-Cumulative Perpetual Class A	6/15/2024	80,000	80,000	2,000	2,000	80,000	80,000	2,000	2,000
Series U
5.875% Fixed-to-Floating Non-Cumulative Perpetual Class A	6/15/2025	80,000	80,000	2,000	2,000	80,000	80,000	2,000	2,000
Series Y
5.625% Non-Cumulative Perpetual Class A	Currently redeemable	27,600	27,600	690	690	27,600	27,600	690	690
Series Z
4.75% Non-Cumulative Perpetual Class A	3/15/2025	80,500	80,500	2,013	2,013	80,500	80,500	2,013	2,013
Series AA
4.70% Non-Cumulative Perpetual Class A	12/15/2025	46,800	46,800	1,170	1,170	46,800	46,800	1,170	1,170
Series BB
3.90% Fixed-Reset Non-Cumulative Perpetual Class A	3/15/2026	140,400	140,400	3,510	3,510	140,400	140,400	3,510	3,510
Series CC
4.375% Non-Cumulative Perpetual Class A	3/15/2026	46,000	42,000	1,050	1,050	46,000	42,000	1,050	1,050
Series DD
4.25% Non-Cumulative Perpetual Class A	9/15/2026	50,000	50,000	1,250	1,250	50,000	50,000	1,250	1,250
Series EE
7.625% Fixed-Reset Non-Cumulative Perpetual Class A	9/15/2028	69,000	69,000	1,725	1,725	—	—	—	—
Total		4,776,800	4,714,427	$20,216	19,448	4,776,800	4,714,432	$20,216	19,448
(1)At the option of the holder, each share of Series L Preferred Stock may be converted at any time into 6.3814 shares of common stock, plus cash in lieu of fractional shares, subject to anti-dilution adjustments. If converted within 30 days of certain liquidation or change of control events, the holder may receive up to 16.5916 additional shares, or, at our option, receive an equivalent amount of cash in lieu of common stock. We may convert some or all of the Series L Preferred Stock into shares of common stock if the closing price of our common stock exceeds 130 percent of the conversion price of the Series L Preferred Stock for 20 trading days during any period of 30 consecutive trading days. We declared dividends of $298 million on Series L Preferred Stock in each of the years ended December 31, 2023, 2022 and 2021.

Wells Fargo & Company	135

Note 12: Common Stock and Stock Plans
Common Stock
Table 12.1 presents our reserved, issued and authorized shares of common stock at December 31, 2023.

Table 12.1: Common Stock Shares

Number of shares
Shares reserved (1)	259,837,463
Shares issued	5,481,811,474
Shares not reserved or issued	3,258,351,063
Total shares authorized	9,000,000,000
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
Table 12.2 summarizes the major components of stock compensation expense and the related recognized tax benefit.
Table 12.2: Stock Compensation Expense

	Year ended December 31,
(in millions)	2023	2022	2021
RSRs	$1,069	947	931
Performance shares (1)	53	31	74
Total stock compensation expense	$1,122	978	1,005
Related recognized tax benefit	$277	242	248
(1)Compensation expense fluctuates with the estimated outcome of satisfying performance conditions and, for certain awards, changes in our stock price.

The total number of shares of common stock available for grant under the plans at December 31, 2023, was 101 million.
Restricted Share Rights
Holders of RSRs are entitled to the related shares of common stock at no cost generally vesting over three to five years after the RSRs are granted. A summary of the status of our RSRs at December 31, 2023, and changes during 2023 is presented in Table 12.3.

Table 12.3: Restricted Share Rights

	Number	Weighted- average grant-date fair value
Nonvested at January 1, 2023	53,237,143	$42.44
Granted	29,938,962	44.15
Vested	(21,562,727)	42.92
Canceled or forfeited	(2,066,131)	43.91
Nonvested at December 31, 2023	59,547,247	43.07

The weighted-average grant date fair value of RSRs granted during 2022 and 2021 was $51.80 and $32.99, respectively.
At December 31, 2023, there was $1.1 billion of total unrecognized compensation cost related to nonvested RSRs. The cost is expected to be recognized over a weighted-average period of 2.4 years. The total fair value of RSRs that vested during 2023, 2022 and 2021 was $954 million, $1.0 billion and $902 million, respectively.
Performance Share Awards
Holders of PSAs are entitled to the related shares of common stock at no cost subject to the Company’s achievement of specified performance criteria over a three-year period. PSAs are granted at a target number based on the Company’s performance. The number of awards that vest can be adjusted downward to zero and upward to a maximum of 150% of target. The awards vest in the quarter after the end of the performance period. For PSAs whose performance period ended December 31, 2023, the determination of the number of performance shares that will vest will occur in first quarter 2024 after review of the Company’s performance by the Human Resources Committee of the Board.
A summary of the status of our PSAs at December 31, 2023, and changes during 2023 is in Table 12.4, based on the performance adjustments recognized as of December 2023.

Table 12.4: Performance Share Awards

	Number	Weighted- average grant-date fair value (1)
Nonvested at January 1, 2023	4,508,337	$36.81
Granted	1,193,556	44.33
Vested	(766,527)	42.67
Canceled or forfeited	(647,543)	45.73
Nonvested at December 31, 2023	4,287,823	36.51
(1)Reflects approval date fair value for grants subject to variable accounting.

136	Wells Fargo & Company

The weighted-average grant date fair value of performance awards granted during 2022 and 2021 was $52.80 and $32.76, respectively.
At December 31, 2023, there was $38 million of total unrecognized compensation cost related to nonvested performance awards. The cost is expected to be recognized over a weighted-average period of 1.6 years. The total fair value of PSAs that vested during 2023, 2022 and 2021 was $31 million, $19 million and $31 million, respectively.

Stock Options
Stock options have not been issued in the last three years and no stock options were outstanding at December 31, 2023, 2022 and 2021.

Director Awards
We granted common stock awards to non-employee directors elected or re-elected at the annual meeting of stockholders on April 25, 2023. These stock awards vest immediately.
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
In October 2022, we redeemed all outstanding shares of our ESOP Preferred Stock in exchange for shares of the Company’s common stock. In October 2023, the 401(k) Plan fully repaid all loans to the Company, which resulted in the release of the shares from the unallocated reserve of the 401(k) Plan. Released common stock is allocated to the 401(k) Plan participants and invested in the Wells Fargo ESOP Fund within the 401(k) Plan. Dividends on the allocated common shares reduce retained earnings, and the shares are considered outstanding for computing earnings per share.
Unreleased shares were reflected on our consolidated balance sheet as unearned ESOP shares. Also, dividends on unreleased common stock or ESOP Preferred Stock did not reduce retained earnings, and the unreleased shares were not considered to be common stock equivalents for computing earnings per share.
Table 12.5 presents the information related to the Wells Fargo ESOP Fund and the dividends paid to the 401(k) Plan.

Table 12.5: Wells Fargo ESOP Fund

	December 31,
(in millions, except shares)	2023	2022	2021
Allocated shares outstanding (common)	144,140,446	152,438,152	149,638,081
Unreleased shares outstanding (common)	—	10,329,650	—
Fair value of unreleased shares outstanding (common)	$—	427	—
Unreleased shares outstanding (preferred)	—	—	609,434
Conversion value of unreleased ESOP preferred shares	$—	—	609
Fair value of unreleased ESOP preferred shares based on redemption	—	—	700

	Year ended December 31,
Dividends paid on (in millions):	2023	2022	2021
Allocated shares (common)	$161	134	74
Unreleased shares (common) (1)	13	4	—
Unreleased shares (preferred)	—	36	66
(1)Included dividends paid in fourth quarter 2023 after shares were released and prior to allocation to participants.

Wells Fargo & Company	137

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

ADVISORY ACCOUNT CASH SWEEP INVESTIGATION The United States Securities and Exchange Commission (SEC) has undertaken an investigation regarding the cash sweep options that the Company provides to investment advisory clients at account opening.

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
HIRING PRACTICES MATTERS Government agencies, including the United States Department of Justice and the SEC, have undertaken formal or informal inquiries or investigations regarding the Company’s hiring practices related to diversity. The United States Department of Justice and the SEC have since closed their investigations without taking action. A putative securities fraud class action has also been filed in the United States District Court for the Northern District of California alleging that the Company and certain of its executive officers made false or misleading statements about the Company’s hiring practices related to diversity. Allegations related to the Company’s hiring practices related to diversity are also among the subjects of shareholder derivative lawsuits pending in the United States District Court for the Northern District of California and in the Delaware Court of Chancery.
INTERCHANGE LITIGATION Plaintiffs representing a class of merchants have filed putative class actions, and individual merchants have filed individual actions, against Wells Fargo Bank, N.A., Wells Fargo & Company, Wachovia Bank, N.A., and Wachovia Corporation regarding the interchange fees associated with Visa and MasterCard payment card transactions. Visa, MasterCard, and several other banks and bank holding companies are also named as defendants in these actions. These actions have been consolidated in the United States District Court for the Eastern District of New York. The amended and consolidated complaint asserts claims against defendants based on alleged violations of federal and state antitrust laws and seeks damages as well as injunctive relief. Plaintiff merchants allege that Visa, MasterCard, and payment card issuing banks unlawfully colluded to set interchange rates. Plaintiffs also allege that enforcement of certain Visa and MasterCard rules and alleged tying and bundling of services offered to merchants are anticompetitive. Wells Fargo and Wachovia, along with other defendants and entities, are parties to Loss and Judgment Sharing Agreements, which provide that they, along with other entities, will share, based on a formula, in any losses from the Interchange Litigation. On July 13, 2012, Visa, MasterCard, and the financial institution defendants, including Wells Fargo, signed a memorandum of understanding with plaintiff merchants to resolve the consolidated class action and reached a separate settlement in principle of the consolidated individual actions. The settlement payments to be made by all defendants in the consolidated class and individual actions totaled approximately $6.6 billion before reductions applicable to certain merchants opting out of the settlement. The class settlement also provided for the distribution to class merchants of 10 basis points of default interchange across all credit rate categories for a period of eight consecutive months. The district court granted final approval of the settlement, which was appealed to the United States Court of Appeals for the Second Circuit by settlement objector merchants. Other merchants opted out of the settlement and are pursuing several individual actions. On June 30, 2016, the Second Circuit vacated the settlement agreement and reversed and remanded the consolidated action to the United States District Court for the Eastern District of New York for further proceedings. On November 30, 2016, the district court appointed lead class counsel for a damages class and an equitable relief class. The parties have entered into a settlement agreement to resolve the damages class claims pursuant to which defendants will pay a total of approximately $6.2 billion, which includes approximately $5.3 billion of funds remaining from the 2012 settlement and $900 million in additional funding. The Company’s allocated responsibility for the additional funding is approximately $94.5 million. The court granted final approval of the settlement on December 13, 2019, which was appealed to the United States Court of Appeals for the Second Circuit by settlement objector merchants. On March 15, 2023, the Second Circuit affirmed the damages class settlement. On September 27, 2021, the district court granted the plaintiffs’ motion for class certification in the equitable relief case. Several of the opt-out and direct action litigations have been settled while others remain pending.

138	Wells Fargo & Company

RMBS TRUSTEE LITIGATION In December 2014, Phoenix Light SF Limited (Phoenix Light) and certain related entities filed a complaint in the United States District Court for the Southern District of New York alleging claims against Wells Fargo Bank, N.A., in its capacity as trustee for a number of residential mortgage-backed securities (RMBS) trusts. Complaints raising similar allegations have been filed by Commerzbank AG in the Southern District of New York, IKB International and IKB Deutsche Industriebank (together, IKB) in New York state court, and Park Royal I LLC and Park Royal II LLC in New York state court. In each case, the plaintiffs allege that Wells Fargo Bank, N.A., as trustee, caused losses to investors, and plaintiffs assert causes of action based upon, among other things, the trustee’s alleged failure to notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, notify investors of alleged events of default, and abide by appropriate standards of care following alleged events of default. In July 2022, the district court dismissed Phoenix Light’s claims and certain of the claims asserted by Commerzbank AG, and subsequently entered judgment in each case in favor of Wells Fargo Bank, N.A. In August 2022, Phoenix Light and Commerzbank AG each appealed the district court’s decision to the United States Court of Appeals for the Second Circuit. Phoenix Light dismissed its appeal in May 2023, terminating its case. In November 2023, the Company entered into an agreement with IKB to resolve IKB’s claims. The Company previously settled two class actions filed by institutional investors and an action filed by the National Credit Union Administration with similar allegations.
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
OUTLOOK As described above, the Company establishes accruals for legal actions when potential losses associated with the actions become probable and the costs can be reasonably estimated. The high end of the range of reasonably possible losses in excess of the Company’s accrual for probable and estimable losses was approximately $1.7 billion as of December 31, 2023. The outcomes of legal actions are unpredictable and subject to significant uncertainties, and it is inherently difficult to determine whether any loss is probable or even possible. It is also inherently difficult to estimate the amount of any loss and there may be matters for which a loss is probable or reasonably possible but not currently estimable. Accordingly, actual losses may be in excess of the established accrual or the range of reasonably possible loss. Based on information currently available, advice of counsel, available insurance coverage, and established reserves, Wells Fargo believes that the eventual outcome of the actions against Wells Fargo and/or its subsidiaries will not, individually or in the aggregate, have a material adverse effect on Wells Fargo’s consolidated financial condition. However, it is possible that the ultimate resolution of a matter, if unfavorable, may be material to Wells Fargo’s results of operations for any particular period.

Wells Fargo & Company	139

Note 14: Derivatives
We use derivatives to manage exposure to market risk, including interest rate risk, credit risk and foreign currency risk, and to assist customers with their risk management objectives. We designate certain derivatives as hedging instruments in qualifying hedge accounting relationships (fair value or cash flow hedges). Our remaining derivatives consist of economic hedges that do not qualify for hedge accounting and derivatives held for customer accommodation trading purposes.

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
Table 14.1: Notional or Contractual Amounts and Fair Values of Derivatives

	December 31, 2023			December 31, 2022
	Notional or contractual amount	Fair value		Notional or contractual amount	Fair value
		Derivative assets	Derivative liabilities		Derivative assets	Derivative liabilities
(in millions)
Derivatives designated as hedging instruments
Interest rate contracts	$357,096	639	570	263,876	670	579
Commodity contracts	2,600	24	12	1,681	9	25
Foreign exchange contracts	4,193	60	395	15,544	161	1,015
Total derivatives designated as qualifying hedging instruments		723	977		840	1,619
Derivatives not designated as hedging instruments
Interest rate contracts	10,409,720	31,806	36,312	10,222,027	40,416	42,894
Commodity contracts	88,491	2,717	2,734	96,001	5,991	3,420
Equity contracts (1)	438,458	13,305	13,810	393,753	9,573	8,254
Foreign exchange contracts	2,273,383	24,707	26,762	1,513,363	22,052	25,671
Credit contracts	60,439	113	44	45,649	66	36
Total derivatives not designated as hedging instruments		72,648	79,662		78,098	80,275
Total derivatives before netting		73,371	80,639		78,938	81,894
Netting		(55,148)	(62,144)		(56,164)	(61,827)
Total		$18,223	18,495		22,774	20,067
(1)    In first quarter 2023, we adopted ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. For additional information, see Note 1 (Summary of Significant Accounting Policies).
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

140	Wells Fargo & Company

within Note 18 (Securities and Other Collateralized Financing Activities).
Table 14.2: Offsetting of Derivative Assets and Liabilities

	December 31, 2023		December 31, 2022
(in millions)	Derivative Assets	Derivative Liabilities	Derivative Assets	Derivative Liabilities
Interest rate contracts
Over-the-counter (OTC)	$29,040	31,809	37,000	37,598
OTC cleared	1,581	1,397	649	845
Exchange traded	195	201	262	193
Total interest rate contracts	30,816	33,407	37,911	38,636
Commodity contracts
OTC	2,014	2,254	4,833	2,010
Exchange traded	512	356	876	1,134
Total commodity contracts	2,526	2,610	5,709	3,144
Equity contracts
OTC	5,375	8,501	4,269	4,475
Exchange traded	4,790	3,970	3,742	2,409
Total equity contracts	10,165	12,471	8,011	6,884
Foreign exchange contracts
OTC	24,511	26,961	21,537	26,127
Total foreign exchange contracts	24,511	26,961	21,537	26,127
Credit contracts
OTC	77	39	39	22
Total credit contracts	77	39	39	22
Total derivatives subject to enforceable master netting arrangements, gross	68,095	75,488	73,207	74,813
Less: Gross amounts offset
Counterparty netting (1)	(50,692)	(50,606)	(49,115)	(49,073)
Cash collateral netting	(4,456)	(11,538)	(7,049)	(12,754)
Total derivatives subject to enforceable master netting arrangements, net	12,947	13,344	17,043	12,986
Derivatives not subject to enforceable master netting arrangements (2)	5,276	5,151	5,731	7,081
Total derivatives recognized in consolidated balance sheet, net	18,223	18,495	22,774	20,067
Non-cash collateral	(2,587)	(4,388)	(3,517)	(582)
Total Derivatives, net	$15,636	14,107	19,257	19,485
(1)Represents amounts with counterparties subject to enforceable master netting arrangements that have been offset in our consolidated balance sheet, including portfolio level counterparty valuation adjustments related to customer accommodation and other trading derivatives. Counterparty valuation adjustments related to derivative assets were $292 million and $372 million and debit valuation adjustments related to derivative liabilities were $222 million and $331 million as of December 31, 2023 and 2022, respectively, and were primarily related to interest rate contracts.
(2)In first quarter 2023, we adopted ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. For additional information, see Note 1 (Summary of Significant Accounting Policies).
Fair Value and Cash Flow Hedges
For fair value hedges, we use interest rate swaps to convert certain of our fixed-rate long-term debt and time certificates of deposit to floating rates to hedge our exposure to interest rate risk. We also enter into cross-currency swaps, cross-currency interest rate swaps and forward contracts to hedge our exposure to foreign currency risk and interest rate risk associated with the issuance of non-U.S. dollar denominated long-term debt. We also enter into futures contracts, forward contracts, and swap contracts to hedge our exposure to the price risk of physical commodities included in other assets on our consolidated balance sheet. In addition, we use interest rate swaps, cross-currency swaps, cross-currency interest rate swaps and forward contracts to hedge against changes in fair value of certain investments in available-for-sale (AFS) debt securities due to changes in interest rates, foreign currency rates, or both. For certain fair value hedges of interest rate risk, we use the portfolio layer method to hedge stated amounts of closed portfolios of AFS debt securities. For certain fair value hedges of foreign currency risk, changes in fair value of cross-currency swaps attributable to changes in cross-currency basis spreads are excluded from the assessment of hedge effectiveness and recorded in other comprehensive income (OCI). See Note 25 (Other Comprehensive Income) for the amounts recognized in other comprehensive income.
For cash flow hedges, we use interest rate swaps to hedge the variability in interest payments received on certain interest-earning deposits with banks and certain floating-rate commercial loans. We also use cross-currency swaps to hedge variability in interest payments on fixed-rate foreign currency-denominated long-term debt due to changes in foreign exchange rates.
We estimate $698 million pre-tax of deferred net losses related to cash flow hedges in OCI at December 31, 2023, will be reclassified into net interest income during the next twelve months. For cash flow hedges as of December 31, 2023, we are hedging our interest rate and foreign currency exposure to the variability of future cash flows for all forecasted transactions for a maximum of approximately 9 years. For additional information on our accounting hedges, see Note 1 (Summary of Significant Accounting Policies).

Wells Fargo & Company	141

Note 14: Derivatives (continued)

Table 14.3 and Table 14.4 show the net gains (losses) related to derivatives in cash flow and fair value hedging relationships, respectively.
Table 14.3: Gains (Losses) Recognized on Cash Flow Hedging Relationships

	Net interest income			Total recorded in net income	Total recorded in OCI
(in millions)	Loans	Other interest income	Long-term debt	Derivative gains (losses)	Derivative gains (losses)
Year ended December 31, 2023
Total amounts presented in the consolidated statement of income and other comprehensive income	$57,155	10,810	(11,572)	N/A	545
Interest rate contracts:
Realized gains (losses) (pre-tax) reclassified from OCI into net income	(267)	(449)	—	(716)	716
Net unrealized gains (losses) (pre-tax) recognized in OCI	N/A	N/A	N/A	N/A	(201)
Total gains (losses) (pre-tax) on interest rate contracts	(267)	(449)	—	(716)	515
Foreign exchange contracts:
Realized gains (losses) (pre-tax) reclassified from OCI into net income	—	—	(8)	(8)	8
Net unrealized gains (losses) (pre-tax) recognized in OCI	N/A	N/A	N/A	N/A	—
Total gains (losses) (pre-tax) on foreign exchange contracts	—	—	(8)	(8)	8
Total gains (losses) (pre-tax) recognized on cash flow hedges	$(267)	(449)	(8)	(724)	523
Year ended December 31, 2022
Total amounts presented in the consolidated statement of income and other comprehensive income	$37,715	3,308	(5,505)	N/A	(1,448)
Interest rate contracts:
Realized gains (losses) (pre-tax) reclassified from OCI into net income	(20)	24	—	4	(4)
Net unrealized gains (losses) (pre-tax) recognized in OCI	N/A	N/A	N/A	N/A	(1,524)
Total gains (losses) (pre-tax) on interest rate contracts	(20)	24	—	4	(1,528)
Foreign exchange contracts:
Realized gains (losses) (pre-tax) reclassified from OCI into net income	—	—	(10)	(10)	10
Net unrealized gains (losses) (pre-tax) recognized in OCI	N/A	N/A	N/A	N/A	(17)
Total gains (losses) (pre-tax) on foreign exchange contracts	—	—	(10)	(10)	(7)
Total gains (losses) (pre-tax) recognized on cash flow hedges	$(20)	24	(10)	(6)	(1,535)
Year ended December 31, 2021
Total amounts presented in the consolidated statement of income and other comprehensive income	$28,634	334	(3,173)	N/A	212
Interest rate contracts:
Realized gains (losses) (pre-tax) reclassified from OCI into net income	(137)	—	—	(137)	137
Net unrealized gains (losses) (pre-tax) recognized in OCI	N/A	N/A	N/A	N/A	7
Total gains (losses) (pre-tax) on interest rate contracts	(137)	—	—	(137)	144
Foreign exchange contracts:
Realized gains (losses) (pre-tax) reclassified from OCI into net income	—	—	(6)	(6)	6
Net unrealized gains (losses) (pre-tax) recognized in OCI	N/A	N/A	N/A	N/A	(19)
Total gains (losses) (pre-tax) on foreign exchange contracts	—	—	(6)	(6)	(13)
Total gains (losses) (pre-tax) recognized on cash flow hedges	$(137)	—	(6)	(143)	131

142	Wells Fargo & Company

Table 14.4: Gains (Losses) Recognized on Fair Value Hedging Relationships

	Net interest income			Noninterest income	Total recorded in net income	Total recorded in OCI
(in millions)	Debt securities	Deposits	Long-term debt	Other	Derivative gains (losses)	Derivative gains (losses)
Year ended December 31, 2023
Total amounts presented in the consolidated statement of income and other comprehensive income	$16,108	(16,503)	(11,572)	1,935	N/A	545
Interest contracts
Amounts related to cash flows on derivatives	1,137	(346)	(3,490)	—	(2,699)	N/A
Recognized on derivatives	(536)	312	2,634	—	2,410	—
Recognized on hedged items	534	(304)	(2,631)	—	(2,401)	N/A
Total gains (losses) (pre-tax) on interest rate contracts	1,135	(338)	(3,487)	—	(2,690)	—
Foreign exchange contracts
Amounts related to cash flows on derivatives	—	—	(223)	—	(223)	N/A
Recognized on derivatives	—	—	75	108	183	22
Recognized on hedged items	—	—	(98)	(99)	(197)	N/A
Total gains (losses) (pre-tax) on foreign exchange contracts	—	—	(246)	9	(237)	22
Commodity contracts
Recognized on derivatives	—	—	—	34	34	—
Recognized on hedged items	—	—	—	45	45	N/A
Total gains (losses) (pre-tax) on commodity contracts	—	—	—	79	79	—
Total gains (losses) (pre-tax) recognized on fair value hedges	$1,135	(338)	(3,733)	88	(2,848)	22
Year ended December 31, 2022
Total amounts presented in the consolidated statement of income and other comprehensive income	$11,781	(2,349)	(5,505)	2,821	N/A	(1,448)
Interest contracts
Amounts related to cash flows on derivatives	143	65	313	—	521	N/A
Recognized on derivatives	3,616	(345)	(18,056)	—	(14,785)	—
Recognized on hedged items	(3,576)	350	17,919	—	14,693	N/A
Total gains (losses) (pre-tax) on interest rate contracts	183	70	176	—	429	—
Foreign exchange contracts
Amounts related to cash flows on derivatives	—	—	(189)	—	(189)	N/A
Recognized on derivatives	—	—	(1,120)	(1,021)	(2,141)	87
Recognized on hedged items	—	—	1,097	1,005	2,102	N/A
Total gains (losses) (pre-tax) on foreign exchange contracts	—	—	(212)	(16)	(228)	87
Commodity contracts
Recognized on derivatives	—	—	—	57	57	—
Recognized on hedged items	—	—	—	(43)	(43)	N/A
Total gains (losses) (pre-tax) on commodity contracts	—	—	—	14	14	—
Total gains (losses) (pre-tax) recognized on fair value hedges	$183	70	(36)	(2)	215	87
Year ended December 31, 2021
Total amounts presented in the consolidated statement of income and other comprehensive income	$9,253	(388)	(3,173)	4,408	N/A	212
Interest contracts
Amounts related to cash flows on derivatives	(253)	289	2,136	—	2,172	N/A
Recognized on derivatives	1,129	(336)	(6,351)	—	(5,558)	—
Recognized on hedged items	(1,117)	333	6,288	—	5,504	N/A
Total gains (losses) (pre-tax) on interest rate contracts	(241)	286	2,073	—	2,118	—
Foreign exchange contracts
Amounts related to cash flows on derivatives	57	—	10	—	67	N/A
Recognized on derivatives	4	—	(516)	(99)	(611)	81
Recognized on hedged items	(3)	—	438	82	517	N/A
Total gains (losses) (pre-tax) on foreign exchange contracts	58	—	(68)	(17)	(27)	81
Commodity contracts
Recognized on derivatives	—	—	—	113	113	—
Recognized on hedged items	—	—	—	(124)	(124)	N/A
Total gains (losses) (pre-tax) on commodity contracts	—	—	—	(11)	(11)	—
Total gains (losses) (pre-tax) recognized on fair value hedges	$(183)	286	2,005	(28)	2,080	81

Wells Fargo & Company	143

Note 14: Derivatives (continued)

Table 14.5 shows the carrying amount and associated cumulative basis adjustment related to the application of hedge accounting that is included in the carrying amount of hedged assets and liabilities in fair value hedging relationships.

Table 14.5: Hedged Items in Fair Value Hedging Relationships

	Hedged items currently designated		Hedged items no longer designated
(in millions)	Carrying amount of assets/(liabilities) (1)(2)	Hedge accounting basis adjustment assets/(liabilities) (3)	Carrying amount of assets/(liabilities) (2)	Hedge accounting basis adjustment assets/(liabilities)
December 31, 2023
Available-for-sale debt securities (4)(5)	$55,898	(2,384)	13,418	504
Other assets	2,262	67	—	—
Deposits	(89,641)	(101)	—	—
Long-term debt	(146,940)	10,990	—	—
December 31, 2022
Available-for-sale debt securities (4)	$39,423	(3,859)	16,100	722
Other assets	1,663	38	—	—
Deposits	(41,687)	205	(10)	—
Long-term debt	(130,997)	13,862	(5)	—
(1)Does not include the carrying amount of hedged items where only foreign currency risk is the designated hedged risk. The carrying amount excluded $404 million and $739 million for available-for-sale (AFS) debt securities where only foreign currency risk is the designated hedged risk as of December 31, 2023 and 2022, respectively.
(2)Represents the full carrying amount of the hedged asset or liability item as of the balance sheet date, except for circumstances in which only a portion of the asset or liability was designated as the hedged item in which case only the portion designated is presented.
(3)The balance includes $32 million and $731 million of debt securities and long-term debt cumulative basis adjustments, respectively, as of December 31, 2023, and $39 million and $334 million of debt securities and long-term debt cumulative basis adjustments, respectively, as of December 31, 2022, on terminated hedges whereby the hedged items have subsequently been re-designated into existing hedges.
(4)Carrying amount represents the amortized cost.
(5)The balance includes cumulative basis adjustments of $(46) million as of December 31, 2023, related to certain AFS debt securities designated as the hedged item in a fair value hedge using the portfolio layer method. At December 31, 2023, the aggregated designated hedged items using the portfolio layer method had a carrying amount of $25.8 billion from closed portfolios of financial assets totaling $28.2 billion.
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

Mortgage Banking Activities
We use economic hedge derivatives in our mortgage banking business to hedge the risk of changes in the fair value of (1) certain residential MSRs measured at fair value, (2) residential mortgage LHFS, (3) derivative loan commitments, and (4) other interests held. The types of derivatives used include swaps, swaptions, constant maturity mortgages, forwards, Eurodollar and Treasury futures and options contracts. Loan commitments for mortgage loans that we intend to sell are considered derivatives. Residential MSRs, derivative loan commitments, certain residential mortgage LHFS, and our economic hedge derivatives are carried at fair value.

Customer Accommodation Trading
For customer accommodation trading purposes, we use swaps, futures, forwards, spots and options to assist our customers in managing their own risks, including interest rate, commodity, equity, foreign exchange, and credit contracts. These derivatives are not linked to specific assets and liabilities on our consolidated balance sheet or to forecasted transactions in an accounting hedge relationship and, therefore, do not qualify for hedge accounting. Changes in the fair value of customer accommodation trading derivatives are recorded in net gains from trading and securities.
Table 14.6 shows the net gains (losses) related to derivatives not designated as hedging instruments. Gains (losses) on customer accommodation trading derivatives are excluded from the following table. For additional information, see Note 2 (Trading Activities)
Table 14.6: Gains (Losses) on Derivatives Not Designated as Hedging Instruments

	Year ended December 31,
(in millions)	2023	2022	2021
Interest rate contracts (1)	$(321)	(2,202)	—
Equity contracts (2)(3)	(177)	(1,147)	647
Foreign exchange contracts (4)	(824)	547	335
Credit contracts (5)	13	6	(12)
Net gains (losses) recognized related to derivatives not designated as hedging instruments	$(1,309)	(2,796)	970
(1)Derivative gains and (losses) related to mortgage banking activities were recorded in mortgage banking noninterest income. Other derivative gains and (losses) not related to mortgage banking were recorded in other noninterest income. For additional information on our mortgage banking interest rate contracts, see Note 6 (Mortgage Banking Activities).
(2)In first quarter 2023, we adopted ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. For additional information, see Note 1 (Summary of Significant Accounting Policies).
(3)Includes derivative gains and (losses) used to economically hedge the deferred compensation plan, which were recorded in personnel noninterest expense, and derivative instruments related to the retained litigation risk associated with our previous sales of Visa Class B shares, which were recorded in other noninterest income.
(4)Includes derivatives used to mitigate foreign exchange risk of specified foreign currency-denominated assets and liabilities. Gains and (losses) were recorded in other noninterest income.
(5)Includes credit derivatives used to mitigate credit risk associated with lending exposure. Gains and (losses) were recorded in other noninterest income.

144	Wells Fargo & Company

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
Table 14.7 provides details of sold credit derivatives.

Table 14.7: Sold Credit Derivatives

	Notional amount
(in millions)	Protection sold	Protection sold – non-investment grade
December 31, 2023
Credit default swaps	$18,453	1,399
Risk participation swaps	6,632	6,485
Total credit derivatives	$25,085	7,884
December 31, 2022
Credit default swaps	$12,733	1,860
Risk participation swaps	6,728	6,518
Total credit derivatives	$19,461	8,378

Protection sold represents the estimated maximum exposure to loss that would be incurred if, upon an event of default, the value of our interests and any associated collateral declined to zero, and does not take into consideration any recovery value from the referenced obligation or offset from collateral held or any economic hedges.
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
Table 14.8: Credit-Risk Contingent Features

(in billions)	Dec 31, 2023	Dec 31, 2022
Net derivative liabilities with credit-risk contingent features	$23.7	20.7
Collateral posted	21.4	17.4
Additional collateral to be posted upon a below investment grade credit rating (1)	2.3	3.3
(1)Any credit rating below investment grade requires us to post the maximum amount of collateral.

Wells Fargo & Company	145

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

LOANS HELD FOR SALE (LHFS) LHFS generally includes originated or purchased commercial and residential mortgage loans for sale in the securitization or whole loan market. A significant portion of residential LHFS, and our portfolio of commercial LHFS in our trading business, are recorded at fair value on a recurring basis. The remaining LHFS are held at LOCOM which may be written down to fair value on a nonrecurring basis. Fair value for LHFS that are not part of our trading business is based on quoted market prices, where available, or the prices for other mortgage whole loans with similar characteristics. We may use securitization prices that are adjusted for typical securitization activities including servicing value, portfolio composition, market conditions and liquidity. Fair value for LHFS in our trading business is based on pending transactions when available. Where market pricing data or pending transactions are not available, we use a discounted cash flow model to estimate fair value.

LOANS Although loans are recorded at amortized cost, we record nonrecurring fair value adjustments to reflect write-downs that are based on the observable market price of the loan or current appraised value of the collateral less costs to sell.

MORTGAGE SERVICING RIGHTS (MSRs) Residential MSRs are carried at fair value on a recurring basis. Commercial MSRs are carried at LOCOM and may be written down to fair value on a nonrecurring basis. MSRs do not trade in an active market with readily observable prices. We determine the fair value of MSRs using a valuation model that estimates the present value of expected future net servicing income. The model incorporates assumptions that market participants may use in estimating future net servicing income cash flows, including estimates of prepayment rates (including housing price volatility for residential MSRs), discount rates, and cost to service (including delinquency and foreclosure costs).

146	Wells Fargo & Company

DERIVATIVES  Derivatives are recorded at fair value on a recurring basis. Other than certain exchange-traded derivatives that are actively traded and valued using quoted market prices, derivatives are measured using internal valuation techniques. These instruments, which include derivatives traded in over-the-counter (OTC) markets, with clearinghouses, and on exchanges, are classified as Level 2 or Level 3 of the fair value hierarchy, depending on the significance of unobservable inputs in the valuation. Valuation techniques and inputs to internal models depend on the type of derivative and nature of the underlying rate, price or index upon which the value of the derivative is based. Key inputs can include yield curves, credit curves, foreign exchange rates, prepayment rates, volatility measurements and correlation of certain of these inputs.

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
OTHER ASSETS Other assets are generally recorded at amortized cost, with the exception of market risk benefit assets which are recorded at fair value on a recurring basis and valued at the contract level using a discounted cash flow model. For the remaining other assets recorded at amortized cost, we also record nonrecurring fair value adjustments to reflect impairment or the impact of certain lease modifications. Other assets subject to nonrecurring fair value measurements include operating lease ROU assets, foreclosed assets and physical commodities. For these assets, fair value is generally based upon independent market prices or appraised values less costs to sell, or the use of a discounted cash flow model.

Liabilities
SHORT-SALE AND OTHER LIABILITIES  Short-sale trading liabilities in our trading business are recorded at fair value on a recurring basis and are measured using quoted prices in active markets, where available. When quoted prices for the same instruments are not available or markets are not active, fair values are estimated using recent trades of similar securities. Other liabilities include market risk benefit liabilities, which are recorded at fair value on a recurring basis and valued at the contract level using a discounted cash flow model.

INTEREST-BEARING DEPOSITS AND LONG-TERM DEBT Although interest-bearing deposits and long-term debt are generally recorded at amortized cost, we have elected the fair value option for certain structured notes issued by our trading business. Fair values for these instruments are estimated using a discounted cash flow model that includes both the embedded derivative and debt portions of the notes. The discount rate used in these discounted cash flow models also incorporates the impact of our credit spread, which is generally based on observable spreads in the secondary bond market.

Wells Fargo & Company	147

Note 15: Fair Values of Assets and Liabilities (continued)
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

148	Wells Fargo & Company

Assets and Liabilities Recorded at Fair Value on a Recurring Basis
Table 15.1 presents the balances of assets and liabilities recorded at fair value on a recurring basis.

Table 15.1: Fair Value on a Recurring Basis

	December 31, 2023				December 31, 2022
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Trading debt securities:
Securities of U.S. Treasury and federal agencies	$32,178	3,027	—	35,205	28,844	4,530	—	33,374
Collateralized loan obligations	—	762	64	826	—	540	150	690
Corporate debt securities	—	12,859	82	12,941	—	10,344	23	10,367
Federal agency mortgage-backed securities	—	42,944	—	42,944	—	34,447	—	34,447
Non-agency mortgage-backed securities	—	1,477	10	1,487	—	1,243	12	1,255
Other debt securities	—	3,898	1	3,899	—	6,022	—	6,022
Total trading debt securities	32,178	64,967	157	97,302	28,844	57,126	185	86,155
Available-for-sale debt securities:
Securities of U.S. Treasury and federal agencies	45,467	—	—	45,467	45,285	—	—	45,285
Non-U.S. government securities	—	164	—	164	—	162	—	162
Securities of U.S. states and political subdivisions	—	20,009	57	20,066	—	10,332	113	10,445
Federal agency mortgage-backed securities	—	59,578	—	59,578	—	48,137	—	48,137
Non-agency mortgage-backed securities	—	2,748	1	2,749	—	3,284	—	3,284
Collateralized loan obligations	—	1,533	—	1,533	—	3,981	—	3,981
Other debt securities	—	728	163	891	—	2,137	163	2,300
Total available-for-sale debt securities	45,467	84,760	221	130,448	45,285	68,033	276	113,594
Loans held for sale	—	2,444	448	2,892	—	3,427	793	4,220
Mortgage servicing rights (residential)	—	—	7,468	7,468	—	—	9,310	9,310
Derivative assets (gross):
Interest rate contracts	195	31,434	816	32,445	262	40,503	321	41,086
Commodity contracts	—	2,723	18	2,741	—	5,866	134	6,000
Equity contracts	71	13,041	193	13,305	112	9,051	410	9,573
Foreign exchange contracts	—	24,730	37	24,767	27	22,175	11	22,213
Credit contracts	—	74	39	113	—	44	22	66
Total derivative assets (gross)	266	72,002	1,103	73,371	401	77,639	898	78,938
Equity securities:
Marketable	10,849	9	6	10,864	18,527	86	3	18,616
Nonmarketable	—	8,940	37	8,977	—	9,750	17	9,767
Total equity securities	10,849	8,949	43	19,841	18,527	9,836	20	28,383
Other assets (1)	—	—	49	49	—	—	—	—
Total assets prior to derivative netting	$88,760	233,122	9,489	331,371	93,057	216,061	11,482	320,600
Derivative netting (2)				(55,148)				(56,164)
Total assets after derivative netting				$276,223				264,436
Derivative liabilities (gross):
Interest rate contracts	$(201)	(32,298)	(4,383)	(36,882)	(193)	(40,377)	(2,903)	(43,473)
Commodity contracts	—	(2,719)	(27)	(2,746)	—	(3,325)	(120)	(3,445)
Equity contracts (1)	(35)	(12,108)	(1,667)	(13,810)	(118)	(6,502)	(1,634)	(8,254)
Foreign exchange contracts	—	(27,138)	(19)	(27,157)	(29)	(26,622)	(35)	(26,686)
Credit contracts	—	(39)	(5)	(44)	—	(33)	(3)	(36)
Total derivative liabilities (gross)	(236)	(74,302)	(6,101)	(80,639)	(340)	(76,859)	(4,695)	(81,894)
Short-sale and other liabilities (1)	(19,695)	(5,776)	(83)	(25,554)	(14,791)	(5,513)	(167)	(20,471)
Interest-bearing deposits	—	(1,297)	—	(1,297)	—	—	—	—
Long-term debt	—	(2,308)	—	(2,308)	—	(1,346)	—	(1,346)
Total liabilities prior to derivative netting	$(19,931)	$(83,683)	(6,184)	(109,798)	(15,131)	(83,718)	(4,862)	(103,711)
Derivative netting (2)				62,144				61,827
Total liabilities after derivative netting				$(47,654)				(41,884)
(1)In first quarter 2023, we adopted ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. For additional information, see Note 1 (Summary of Significant Accounting Policies).
(2)Represents balance sheet netting of derivative asset and liability balances, related cash collateral, and portfolio level counterparty valuation adjustments. See Note 14 (Derivatives) for additional information.

Wells Fargo & Company	149

Note 15: Fair Values of Assets and Liabilities (continued)
Level 3 Assets and Liabilities Recorded at Fair Value on a Recurring Basis
Table 15.2 presents the changes in Level 3 assets and liabilities measured at fair value on a recurring basis.
Table 15.2: Changes in Level 3 Fair Value Assets and Liabilities on a Recurring Basis

									Net unrealized gains (losses) related to assets and liabilities held at period end
(in millions)	Balance, beginning of period	Net gains/(losses) (1)	Purchases (2)	Sales	Settlements	Transfers into Level 3 (3)	Transfers out of Level 3 (4)	Balance, end of period		(5)
Year ended December 31, 2023
Trading debt securities	$185	(14)	141	(167)	(11)	104	(81)	157	(12)	(6)
Available-for-sale debt securities	276	(8)	113	(31)	(19)	304	(414)	221	(32)	(6)
Loans held for sale	793	1	298	(373)	(120)	126	(277)	448	(17)	(7)
Mortgage servicing rights (residential) (8)	9,310	(1,101)	161	(902)	—	—	—	7,468	86	(7)
Net derivative assets and liabilities:
Interest rate contracts	(2,582)	(2,062)	3	(3)	2,548	(1,493)	22	(3,567)	93
Equity contracts	(1,224)	(801)	—	—	521	(108)	138	(1,474)	(314)
Other derivative contracts	9	(52)	14	(4)	81	(3)	(2)	43	42
Total derivative contracts	(3,797)	(2,915)	17	(7)	3,150	(1,604)	158	(4,998)	(179)	(9)
Equity securities	20	(2)	10	(8)	—	23	—	43	(1)	(6)
Other assets and liabilities	(167)	133	—	—	—	—	—	(34)	133	(10)
Year ended December 31, 2022
Trading debt securities	$241	(72)	218	(186)	(6)	22	(32)	185	(73)	(6)
Available-for-sale debt securities	186	(36)	327	(26)	(25)	460	(610)	276	(10)	(6)
Loans held for sale	1,033	(252)	389	(391)	(207)	237	(16)	793	(170)	(7)
Mortgage servicing rights (residential) (8)	6,920	2,001	1,003	(614)	—	—	—	9,310	3,254	(7)
Net derivative assets and liabilities:
Interest rate contracts	127	(3,280)	—	—	994	(435)	12	(2,582)	(2,073)
Equity contracts (11)	(417)	35	—	(9)	718	(584)	(967)	(1,224)	276
Other derivative contracts	5	(68)	19	(9)	118	(16)	(40)	9	(16)
Total derivative contracts	(285)	(3,313)	19	(18)	1,830	(1,035)	(995)	(3,797)	(1,813)	(9)
Equity securities	8,910	4	1	(2)	—	3	(8,896)	20	(2)	(6)
Other assets and liabilities (11)	(791)	624	—	—	—	—	—	(167)	624	(10)
Year ended December 31, 2021
Trading debt securities	$173	7	518	(448)	(12)	34	(31)	241	(8)	(6)
Available-for-sale debt securities	2,994	21	809	(112)	(278)	353	(3,601)	186	(4)	(6)
Loans held for sale	1,234	(25)	477	(534)	(377)	394	(136)	1,033	(26)	(7)
Mortgage servicing rights (residential) (8)	6,125	(842)	1,645	(8)	—	—	—	6,920	1,170	(7)
Net derivative assets and liabilities:
Interest rate contracts	446	27	—	—	(340)	(5)	(1)	127	(75)
Equity contracts (11)	(288)	(482)	—	—	379	(228)	202	(417)	(280)
Other derivative contracts	39	(114)	3	(3)	77	—	3	5	(36)
Total derivative contracts	197	(569)	3	(3)	116	(233)	204	(285)	(391)	(9)
Equity securities	9,233	(267)	1	(68)	—	11	—	8,910	(316)	(6)
Other assets and liabilities (11)	(1,483)	771	—	—	(79)	—	—	(791)	645	(10)
(1)All amounts represent net gains (losses) included in net income except for AFS debt securities and other assets and liabilities which also included net gains (losses) in other comprehensive income. Net gains (losses) included in other comprehensive income for AFS debt securities were $(27) million, $(37) million and $41 million for the years ended December 31, 2023, 2022 and 2021, respectively. Net gains (losses) included in other comprehensive income for other assets and liabilities were $(12) million, $71 million, and $83 million for the years ended December 31, 2023, 2022 and 2021, respectively.
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
(5)All amounts represent net unrealized gains (losses) related to assets and liabilities held at period end included in net income except for AFS debt securities and other assets and liabilities which also included net unrealized gains (losses) related to assets and liabilities held at period end in other comprehensive income. Net unrealized gains (losses) included in other comprehensive income for AFS debt securities were $(28) million, $(9) million and $(1) million for the years ended December 31, 2023, 2022 and 2021, respectively. Net unrealized gains (losses) included in other comprehensive income for other assets and liabilities were $(12) million, $71 million and $78 million for the years ended December 31, 2023, 2022 and 2021, respectively.
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
(10)Included in other noninterest income on our consolidated statement of income.
(11)In first quarter 2023, we adopted ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. For additional information, see Note 1 (Summary of Significant Accounting Policies).

150	Wells Fargo & Company

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
Table 15.3: Valuation Techniques – Recurring Basis

($ in millions, except cost to service amounts)	Fair Value Level 3		Valuation Technique	Significant Unobservable Input	Range of Inputs				Weighted Average
December 31, 2023
Trading and available-for-sale debt securities	$60		Discounted cash flow	Discount rate	2.7	-	7.3%		4.7
	157		Market comparable pricing	Comparability adjustment	(27.1)	-	20.1		(1.9)
	161		Market comparable pricing	Multiples	1.2x	-	10.3x		5.6x
Loans held for sale	359		Discounted cash flow	Default rate	0.0	-	28.0%		1.1
				Discount rate	1.7	-	15.4		9.8
				Loss severity	0.0	-	58.1		15.7
				Prepayment rate	2.6	-	12.1		10.6
	89		Market comparable pricing	Comparability adjustment	(6.4)	-	1.1		(1.1)
Mortgage servicing rights (residential)	7,468		Discounted cash flow	Cost to service per loan (1)	$52	-	527		105
				Discount rate	8.9	-	13.9%		9.4
				Prepayment rate (2)	7.3	-	24.3		8.9
Net derivative assets and (liabilities):
Interest rate contracts	(3,501)		Discounted cash flow	Discount rate	3.6	-	5.4		4.2
	(36)		Discounted cash flow	Default rate	0.4	-	5.0		1.2
				Loss severity	50.0	-	50.0		50.0
				Prepayment rate	22.0	-	22.0		22.0
Interest rate contracts: derivative loan commitments	(30)		Discounted cash flow	Fall-out factor	1.0	-	99.0		30.2
				Initial-value servicing	(5.5)	-	141.0	bps	10.0
Equity contracts	(1,020)		Discounted cash flow	Conversion factor	(6.9)	-	0.0%		(6.4)
				Weighted average life	0.5	-	2.0	yrs	1.1
	(454)		Option model	Correlation factor	(67.0)	-	99.0%		73.8
				Volatility factor	6.5	-	147.0		38.6
Insignificant Level 3 assets, net of liabilities (3)	52
Total Level 3 assets, net of liabilities	$3,305	(4)
December 31, 2022
Trading and available-for-sale debt securities	$157		Discounted cash flow	Discount rate	2.7	-	12.5%		6.4
	185		Market comparable pricing	Comparability adjustment	(33.6)	-	14.1		(4.8)
	119		Market comparable pricing	Multiples	1.1x	-	7.4x		4.0x
Loans held for sale	793		Discounted cash flow	Default rate	0.0	-	25.0%		0.7
				Discount rate	2.9	-	13.4		9.5
				Loss severity	0.0	-	53.6		15.7
				Prepayment rate	3.5	-	14.2		10.7
Mortgage servicing rights (residential)	9,310		Discounted cash flow	Cost to service per loan (1)	$52	-	550		102
				Discount rate	8.7	-	14.1%		9.1
				Prepayment rate (2)	8.1	-	21.9		9.4
Net derivative assets and (liabilities):
Interest rate contracts	(2,411)		Discounted cash flow	Discount rate	3.2	-	4.9		4.2
	(63)		Discounted cash flow	Default rate	0.4	-	5.0		2.3
				Loss severity	50.0	-	50.0		50.0
				Prepayment rate	2.8	-	22.0		18.7
Interest rate contracts: derivative loan commitments	(108)		Discounted cash flow	Fall-out factor	1.0	-	99.0		41.0
				Initial-value servicing	(9.3)	-	141.0	bps	11.5
Equity contracts (3)	(1,000)		Discounted cash flow	Conversion factor	(12.2)	-	0.0%		(9.9)
				Weighted average life	0.5	-	1.5	yrs	0.8
	(224)		Option model	Correlation factor	(77.0)	-	99.0%		49.5
				Volatility factor	6.5	-	96.5		37.3
Insignificant Level 3 liabilities, net of assets (3)	(138)
Total Level 3 assets, net of liabilities	$6,620	(4)
(1)The high end of the range of inputs is for servicing modified loans. For non-modified loans, the range is $52 - $167 at December 31, 2023, and $52 - $178 at December 31, 2022.
(2)Includes a blend of prepayment speeds and expected defaults. Prepayment speeds are influenced by mortgage interest rates as well as our estimation of drivers of borrower behavior.
(3)In first quarter 2023, we adopted ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. For additional information, see Note 1 (Summary of Significant Accounting Policies).
(4)Consists of total Level 3 assets of $9.5 billion and $11.5 billion and total Level 3 liabilities of $6.2 billion and $4.9 billion, before netting of derivative balances, at December 31, 2023 and 2022, respectively.

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
•Discount rate – is a rate of return used to calculate the present value of the future expected cash flow to arrive at the fair value of an instrument. The discount rate consists of a benchmark rate component and a risk premium component. The benchmark rate component, for example, Secured Overnight Financing Rate (SOFR) or U.S. Treasury rates, is generally observable within the market and is necessary to appropriately reflect the time value of money. The risk premium component reflects the amount of compensation market participants require due to the uncertainty inherent in the instruments’ cash flows resulting from risks such as credit and liquidity.
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

152	Wells Fargo & Company

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

MORTGAGE SERVICING RIGHTS  The discounted cash flow models used to determine fair value of Level 3 residential MSRs utilize certain significant unobservable inputs including prepayment rate, discount rate and costs to service. An increase in any of these unobservable inputs will reduce the fair value of the MSRs and alternatively, a decrease in any one of these inputs would result in the MSRs increasing in value. Generally, a decrease in discount rates increases the value of MSRs, unless accompanied by a related update to our prepayment rates. The cost to service assumption generally does not increase or decrease based on movements in the discount rate or the prepayment rate. The sensitivity to key assumptions of our residential MSRs is discussed further in Note 6 (Mortgage Banking Activities).

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
Table 15.4 provides the fair value hierarchy and fair value at the date of the nonrecurring fair value adjustment for all assets that were still held as of December 31, 2023 and 2022, and for which a nonrecurring fair value adjustment was recorded during the years then ended.

Table 15.4: Fair Value on a Nonrecurring Basis

	December 31, 2023			December 31, 2022
(in millions)	Level 2	Level 3	Total	Level 2	Level 3	Total
Loans held for sale (1)	$326	297	623	838	554	1,392
Loans:
Commercial	1,565	—	1,565	285	—	285
Consumer	97	—	97	512	—	512
Total loans	1,662	—	1,662	797	—	797
Mortgage servicing rights (commercial)	—	—	—	—	75	75
Nonmarketable equity securities	2,086	2,354	4,440	1,926	2,818	4,744
Other assets	2,451	58	2,509	1,862	296	2,158
Total assets at fair value on a nonrecurring basis	$6,525	2,709	9,234	5,423	3,743	9,166
(1)Consists of commercial mortgages and residential mortgage – first lien loans.

Wells Fargo & Company	153

Note 15: Fair Values of Assets and Liabilities (continued)
Table 15.5 presents the gains (losses) on certain assets held at the end of the reporting periods presented for which a nonrecurring fair value adjustment was recognized in earnings during the respective periods.
Table 15.5: Gains (Losses) on Assets with Nonrecurring Fair Value Adjustment

	Year ended December 31,
(in millions)	2023	2022	2021
Loans held for sale	$(9)	(120)	33
Loans:
Commercial	(716)	(96)	(230)
Consumer	(706)	(739)	(564)
Total loans	(1,422)	(835)	(794)
Mortgage servicing rights (commercial)	—	4	33
Nonmarketable equity securities (1)	(718)	(1,191)	4,407
Other assets (2)	(122)	(275)	(388)
Total	$(2,271)	(2,417)	3,291
(1)Includes impairment of nonmarketable equity securities and observable price changes related to nonmarketable equity securities accounted for under the measurement alternative.
(2)Includes impairment of operating lease ROU assets, valuation of physical commodities, valuation losses on foreclosed real estate and other collateral owned, and impairment of venture capital and private equity investments in consolidated portfolio companies.
Table 15.6 provides quantitative information about the valuation techniques and significant unobservable inputs used in the valuation of our Level 3 assets that are measured at fair value on a nonrecurring basis and determined using an internal model. The table is limited to financial instruments that had nonrecurring fair value adjustments during the periods presented. Weighted averages of inputs are calculated using outstanding unpaid principal balance for cash instruments, such as loans, and carrying value prior to the nonrecurring fair value measurement for nonmarketable equity securities and venture capital and private equity investments in consolidated portfolio companies.
Table 15.6: Valuation Techniques – Nonrecurring Basis

($ in millions)	Fair Value Level 3	Valuation Technique (1)	Significant Unobservable Input (1)	Range of Inputs Positive (Negative)			Weighted Average
December 31, 2023
Loans held for sale	$297	Discounted cash flow	Default rate	0.1	-	95.8%	17.5
			Discount rate	3.0	-	13.2	5.8
			Loss severity	5.4	-	58.6	16.6
			Prepayment rate	2.1	-	33.8	11.8
Nonmarketable equity securities	591	Market comparable pricing	Comparability adjustment	(100.0)	-	(11.5)	(42.9)
	1,721	Market comparable pricing	Multiples	0.7x	-	27.1x	8.4x
	42	Discounted cash flow	Discount rate	5.0	-	5.0%	5.0
Insignificant Level 3 assets	58
Total	$2,709
December 31, 2022
Loans held for sale	$143	Discounted cash flow	Default rate	0.1	-	86.1%	13.8
			Discount rate	3.8	-	13.8	9.0
			Loss severity	8.1	-	43.8	18.6
			Prepayment rate	2.3	-	23.4	18.6
	411	Market comparable pricing	Comparability adjustment	(8.2)	-	(0.9)	(4.3)
Mortgage servicing rights (commercial)	75	Discounted cash flow	Cost to service per loan	$3,775	-	3,775	3,775
			Discount rate	5.2	-	5.2%	5.2
			Prepayment rate	0.0	-	20.6	6.7
Nonmarketable equity securities	1,461	Market comparable pricing	Comparability adjustment	(100.0)	-	(4.0)	(30.1)
	1,352	Market comparable pricing	Multiples	0.8x	-	18.7x	9.9x
Other assets (2)	234	Market comparable pricing	Multiples	6.4	-	8.0	7.1
Insignificant Level 3 assets	67
Total	$3,743
(1)Refer to the narrative following Table 15.3 for a definition of the valuation technique(s) and significant unobservable inputs used in the valuation of loans held for sale, mortgage servicing rights, certain nonmarketable equity securities, and other assets.
(2)Represents venture capital and private equity investments in consolidated portfolio companies.

154	Wells Fargo & Company

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
Additionally, we purchase loans for market-making purposes to support the buying and selling demands of our customers in our trading business. These loans are generally held for a short period of time and managed within parameters of internally approved market risk limits. Fair value measurement best aligns with our risk management practices. Fair value for these loans is generally determined using readily available market data based on recent transaction prices for similar loans.

INTEREST-BEARING DEPOSITS AND LONG-TERM DEBT We have elected to account for certain structured debt liabilities under the fair value option. These exposures relate to our trading activities and fair value accounting better aligns with our risk management practices and reduces complexity.
For interest-bearing deposits and long-term debt carried at fair value, the change in fair value attributable to instrument-specific credit risk is recorded in OCI and all other changes in fair value are recorded in earnings.
Table 15.7 reflects differences between the fair value carrying amount of the assets and liabilities for which we have elected the fair value option and the contractual aggregate unpaid principal amount at maturity.

Table 15.7: Fair Value Option

	December 31, 2023			December 31, 2022
(in millions)	Fair value carrying amount	Aggregate unpaid principal	Fair value carrying amount less aggregate unpaid principal	Fair value carrying amount	Aggregate unpaid principal	Fair value carrying amount less aggregate unpaid principal
Loans held for sale (1)	$2,892	3,119	(227)	4,220	4,614	(394)
Interest-bearing deposits	(1,297)	(1,298)	1	—	—	—
Long-term debt (2)	(2,308)	(2,864)	556	(1,346)	(1,775)	429
(1)Nonaccrual loans and loans 90 days or more past due and still accruing included in LHFS for which we have elected the fair value option were insignificant at December 31, 2023 and 2022.
(2)Includes zero coupon notes for which the aggregate unpaid principal amount reflects the contractual principal due at maturity.
Table 15.8 reflects amounts included in earnings related to initial measurement and subsequent changes in fair value, by income statement line item, for assets and liabilities for which the fair value option was elected. Amounts recorded in net interest income are excluded from the table below.

Table 15.8: Gains (Losses) on Changes in Fair Value Included in Earnings

	Year ended December 31,
	2023			2022			2021
(in millions)	Mortgage banking noninterest income	Net gains from trading and securities	Other noninterest income	Mortgage banking noninterest income	Net gains from trading and securities	Other noninterest income	Mortgage banking noninterest income	Net gains from trading and securities	Other noninterest income
Loans held for sale	$230	46	(26)	(681)	6	—	1,972	54	2
Interest-bearing deposits	—	(22)	—	—	—	—	—	—	—
Long-term debt	—	(81)	—	—	52	—	—	—	—
For performing loans, instrument-specific credit risk gains or losses are derived principally by determining the change in fair value of the loans due to changes in the observable or implied credit spread. Credit spread is the market yield on the loans less the relevant risk-free benchmark interest rate. For nonperforming loans, we attribute all changes in fair value to instrument-specific credit risk. For LHFS accounted for under the fair value option, instrument-specific credit gains or losses were insignificant for the years ended December 31, 2023, 2022 and 2021.
For interest-bearing deposits and long-term debt, instrument-specific credit risk gains or losses represent the impact of changes in fair value due to changes in our credit spread and are generally derived using observable secondary bond market information. These impacts are recorded within the debit valuation adjustments (DVA) in OCI. See Note 25 (Other Comprehensive Income) for additional information.

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
Loan commitments, standby letters of credit and commercial and similar letters of credit are not included in
Table 15.9. A reasonable estimate of the fair value of these instruments is the carrying value of deferred fees plus the allowance for unfunded credit commitments, which totaled $575 million and $737 million at December 31, 2023 and 2022, respectively.
The total of the fair value calculations presented does not represent, and should not be construed to represent, the underlying fair value of the Company.

Table 15.9: Fair Value Estimates for Financial Instruments

		Estimated fair value
(in millions)	Carrying amount	Level 1	Level 2	Level 3	Total
December 31, 2023
Financial assets
Cash and due from banks (1)	$33,026	33,026	—	—	33,026
Interest-earning deposits with banks (1)	204,193	203,960	233	—	204,193
Federal funds sold and securities purchased under resale agreements (1)	80,456	—	80,456	—	80,456
Held-to-maturity debt securities	262,708	2,288	222,209	2,819	227,316
Loans held for sale	2,044	—	848	1,237	2,085
Loans, net (2)	905,764	—	52,127	818,358	870,485
Nonmarketable equity securities (cost method)	5,276	—	—	5,344	5,344
Total financial assets	$1,493,467	239,274	355,873	827,758	1,422,905
Financial liabilities
Deposits (3)	$190,970	—	127,738	62,372	190,110
Short-term borrowings	89,340	—	89,340	—	89,340
Long-term debt (4)	205,261	—	205,705	2,028	207,733
Total financial liabilities	$485,571	—	422,783	64,400	487,183
December 31, 2022
Financial assets
Cash and due from banks (1)	$34,596	34,596	—	—	34,596
Interest-earning deposits with banks (1)	124,561	124,338	223	—	124,561
Federal funds sold and securities purchased under resale agreements (1)	68,036	—	68,036	—	68,036
Held-to-maturity debt securities	297,059	14,285	238,552	2,684	255,521
Loans held for sale	2,884	—	2,208	719	2,927
Loans, net (2)	928,049	—	57,532	836,831	894,363
Nonmarketable equity securities (cost method)	4,900	—	—	4,961	4,961
Total financial assets	$1,460,085	173,219	366,551	845,195	1,384,965
Financial liabilities
Deposits (3)	$66,887	—	46,745	18,719	65,464
Short-term borrowings	50,964	—	50,970	—	50,970
Long-term debt (4)	173,502	—	172,783	999	173,782
Total financial liabilities	$291,353	—	270,498	19,718	290,216
(1)Amounts consist of financial instruments for which carrying value approximates fair value.
(2)Excludes lease financing with a carrying amount of $16.2 billion and $14.7 billion at December 31, 2023 and 2022, respectively.
(3)Excludes deposit liabilities with no defined or contractual maturity of $1.2 trillion and $1.3 trillion at December 31, 2023 and 2022, respectively.
(4)Excludes obligations under finance leases of $19 million and $22 million at December 31, 2023 and 2022, respectively.

156	Wells Fargo & Company

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

MORTGAGE LOANS SOLD TO U.S. GOVERNMENT SPONSORED ENTITIES AND TRANSACTIONS WITH GINNIE MAE In the normal course of business we sell residential and commercial mortgage loans to government-sponsored entities (GSEs). These loans are generally transferred into securitizations sponsored by the GSEs, which provide certain credit guarantees to investors and servicers. We also transfer mortgage loans into securitization pools pursuant to Government National Mortgage Association (GNMA) guidelines which are insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA). Mortgage loans eligible for securitization with the GSEs or GNMA are considered conforming loans. The GSEs or GNMA design the structure of these securitizations, sponsor the involved VIEs, and have power over the activities most significant to the VIE.
We account for loans transferred in conforming mortgage loan securitization transactions as sales and do not consolidate the VIEs as we are not the primary beneficiary. In exchange for the transfer of loans, we typically receive securities issued by the VIEs which we sell to third parties for cash or hold for investment purposes as HTM or AFS securities. We also retain servicing rights on the transferred loans. As a servicer, we retain the option to repurchase loans from certain loan securitizations, which becomes exercisable based on delinquency status such as when three scheduled loan payments are past due. When we have the unilateral option to repurchase a loan, we recognize the loan and a corresponding liability on our balance sheet regardless of our intent to repurchase the loan, and the loans remain pledged to the securitization. At December 31, 2023 and 2022, we recorded assets and related liabilities of $1.0 billion and $743 million, respectively, where we did not exercise our option to repurchase eligible loans. During the years ended December 31, 2023, 2022 and 2021, we repurchased loans of $293 million, $2.2 billion, and $4.6 billion, respectively.
Upon transfers of loans, we also provide indemnification for losses incurred due to material breaches of contractual representations and warranties as well as other recourse arrangements. At December 31, 2023 and 2022, our liability for these repurchase and recourse arrangements was $229 million and $167 million, respectively, and the maximum exposure to loss was $13.6 billion and $13.8 billion at December 31, 2023 and 2022, respectively.
Substantially all residential servicing activity is related to assets transferred to GSE and GNMA securitizations. See Note 6 (Mortgage Banking Activities) for additional information about residential and commercial servicing rights, advances and servicing fees.

NONCONFORMING MORTGAGE LOAN SECURITIZATIONS In the normal course of business, we sell nonconforming mortgage loans in securitization transactions that we design and sponsor. Nonconforming mortgage loan securitizations do not involve a government credit guarantee, and accordingly, beneficial interest holders are subject to credit risk of the underlying assets held by the securitization VIE. We typically originate the transferred loans and account for the transfers as sales. We also typically retain the right to service the loans and may hold other beneficial interests issued by the VIE, such as debt securities held for investment purposes. Our servicing role related to nonconforming commercial mortgage loan securitizations is limited to primary or master servicer. We do not consolidate the VIE because the most significant decisions impacting the performance of the VIE are generally made by the special servicer or the controlling class security holder. For our residential nonconforming mortgage loan securitizations accounted for as sales, we either do not hold variable interests that we consider potentially significant or are not the primary servicer for a majority of the VIE assets.

WHOLE LOAN SALE TRANSACTIONS We may also sell whole loans to VIEs where we have continuing involvement in the form of financing. We account for these transfers as sales, and do not consolidate the VIEs as we do not have the power to direct the most significant activities of the VIEs.

Table 16.1 presents information about transfers of assets during the periods presented for which we recorded the transfers as sales and have continuing involvement with the transferred assets. In connection with these transfers, we received proceeds and recorded servicing assets, securities, and loans. Each of these interests are initially measured at fair value. Servicing rights are classified as Level 3 measurements, and generally securities are classified as Level 2. The majority of our transfers relate to residential mortgage securitizations with the GSEs or GNMA and generally result in no gain or loss because the loans are measured

Wells Fargo & Company	157

Note 16: Securitizations and Variable Interest Entities (continued)
at fair value on a recurring basis. Additionally, we may transfer certain government insured loans that we previously repurchased. These loans are carried at the lower of cost or market, and we recognize gains on such transfers when the market value is greater than the carrying value of the loan when it is sold.
Table 16.1: Transfers with Continuing Involvement

	Year ended December 31,
	2023		2022		2021
(in millions)	Residential mortgages	Commercial mortgages	Residential mortgages	Commercial mortgages	Residential mortgages	Commercial mortgages
Assets sold	$13,823	8,872	75,582	13,735	157,063	18,247
Proceeds from transfer (1)	13,823	9,017	75,634	13,963	157,852	18,563
Net gains (losses) on sale	—	145	52	228	789	316

Continuing involvement (2):
Servicing rights recognized	$157	73	966	128	1,636	166
Securities recognized (3)	—	94	2,062	189	23,188	173
Loans recognized	—	—	—	—	926	—
(1)Represents cash proceeds and the fair value of non-cash beneficial interests recognized at securitization settlement.
(2)Represents assets or liabilities recognized at securitization settlement date related to our continuing involvement in the transferred assets.
(3)Represents debt securities obtained at securitization settlement held for investment purposes that are classified as available-for-sale or held-to-maturity. In 2022 and 2021, these predominantly related to agency securities. Excludes trading debt securities held temporarily for market-marking purposes, which are sold to third parties at or shortly after securitization settlement, of $6.0 billion, $19.0 billion, and $40.7 billion, during the years ended December 31, 2023, 2022 and 2021, respectively.
In the normal course of business, we purchase certain
non-agency securities at initial securitization or subsequently in the secondary market, which we hold for investment. We also provide seller financing in the form of loans. During the years ended December 31, 2023, 2022 and 2021, we received cash flows of $263 million, $456 million, and $686 million, respectively, related to principal and interest payments on these securities and loans, which exclude cash flows related to trading activities and to the sale of our student loan portfolio.
Table 16.2 presents the key weighted-average assumptions we used to initially measure residential MSRs recognized during the periods presented.

Table 16.2: Residential MSRs – Assumptions at Securitization Date

	Year ended December 31,
	2023	2022	2021
Prepayment rate (1)	16.8%	12.4	13.7
Discount rate	9.7	8.0	5.9
Cost to service ($ per loan)	$178	110	91
(1)Includes a blend of prepayment speeds and expected defaults. Prepayment speeds are influenced by mortgage interest rates as well as our estimation of drivers of borrower behavior.
See Note 15 (Fair Values of Assets and Liabilities) and
Note 6 (Mortgage Banking Activities) for additional information on key assumptions for residential MSRs.
RESECURITIZATION ACTIVITIES We enter into resecuritization transactions as part of our trading activities to accommodate the investment and risk management activities of our customers. In resecuritization transactions, we transfer trading debt securities to VIEs in exchange for new beneficial interests that are sold to third parties at or shortly after securitization settlement. This activity is performed for customers seeking a specific return or risk profile. Substantially all of our transactions involve the resecuritization of conforming mortgage-backed securities issued by the GSEs or guaranteed by GNMA. We do not consolidate the resecuritization VIEs as we share in the decision-making power with third parties and do not hold significant economic interests in the VIEs other than for market-making activities. During the years ended December 31, 2023, 2022 and 2021, we transferred securities of $12.7 billion, $17.0 billion, and $39.6 billion, respectively, to resecuritization VIEs, and retained $239 million, $428 million, and $607 million, respectively. These amounts are not included in Table 16.1. Related total VIE assets were $110.4 billion and $112.0 billion at December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, we held $984 million and $793 million of securities, respectively.

158	Wells Fargo & Company

Sold or Securitized Loans Serviced for Others
Table 16.3 presents information about loans that we have originated and sold or securitized in which we have ongoing involvement as servicer. For loans sold or securitized where servicing is our only form of continuing involvement, we generally experience a loss only if we were required to repurchase a delinquent loan or foreclosed asset due to a breach in representations and warranties associated with our loan sale or servicing contracts. Table 16.3 excludes mortgage loans sold to and held or securitized by GSEs or GNMA of $592.5 billion and $704.5 billion at December 31, 2023 and 2022, respectively. Delinquent loans include loans 90 days or more past due and loans in bankruptcy, regardless of delinquency status. Delinquent loans and foreclosed assets related to loans sold to and held or securitized by GSEs and GNMA were $3.4 billion and $4.6 billion at December 31, 2023 and 2022, respectively.
Table 16.3: Sold or Securitized Loans Serviced for Others

					Net charge-offs
	Total loans		Delinquent loans and foreclosed assets (1)		Year ended December 31,
(in millions)	Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022	2023	2022
Commercial	$67,232	67,029	1,000	912	114	49
Residential	8,311	9,201	393	501	19	14
Total off-balance sheet sold or securitized loans	$75,543	76,230	1,393	1,413	133	63
(1)Includes $163 million and $274 million of commercial foreclosed assets and $22 million and $25 million of residential foreclosed assets at December 31, 2023 and 2022, respectively.
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

Wells Fargo & Company	159

Note 16: Securitizations and Variable Interest Entities (continued)
Table 16.4: Unconsolidated VIEs

		Carrying value – asset (liability)
(in millions)	Total VIE assets	Loans	Debt securities (1)	Equity securities	All other assets (2)	Debt and other liabilities	Net assets
December 31, 2023
Nonconforming mortgage loan securitizations	$154,730	—	2,471	—	591	(8)	3,054
Commercial real estate loans	5,588	5,571	—	—	17	—	5,588
Other	1,898	213	—	47	17	—	277
Total	$162,216	5,784	2,471	47	625	(8)	8,919
		Maximum exposure to loss
		Loans	Debt securities (1)	Equity securities	All other assets (2)	Debt, guarantees, and other commitments	Total exposure
Nonconforming mortgage loan securitizations		$—	2,471	—	591	8	3,070
Commercial real estate loans		5,571	—	—	17	700	6,288
Other		213	—	47	17	158	435
Total		$5,784	2,471	47	625	866	9,793
		Carrying value – asset (liability)
(in millions)	Total VIE assets	Loans	Debt securities (1)	Equity securities	All other assets (2)	Debt and other liabilities	Net assets
December 31, 2022
Nonconforming mortgage loan securitizations	$154,464	—	2,420	—	617	(13)	3,024
Commercial real estate loans	5,627	5,611	—	—	16	—	5,627
Other	2,174	292	1	43	21	—	357
Total	$162,265	5,903	2,421	43	654	(13)	9,008
		Maximum exposure to loss
		Loans	Debt securities (1)	Equity securities	All other assets (2)	Debt, guarantees, and other commitments	Total exposure
Nonconforming mortgage loan securitizations		$—	2,420	—	617	13	3,050
Commercial real estate loans		5,611	—	—	16	705	6,332
Other		292	1	43	21	228	585
Total		$5,903	2,421	43	654	946	9,967
(1)Includes $301 million and $172 million of securities classified as trading at December 31, 2023 and 2022, respectively.
(2)All other assets includes mortgage servicing rights, derivative assets, and other assets (predominantly servicing advances).
INVOLVEMENT WITH TAX CREDIT VIES In addition to the unconsolidated VIEs in Table 16.4, we may invest in or provide funding to affordable housing, renewable energy or similar projects that are designed to generate a return primarily through the realization of federal tax credits and other tax benefits. The projects are typically managed by third-party sponsors who have the power over the VIE’s assets, therefore, we do not consolidate the VIEs. The carrying value of our equity investments in tax credit VIEs was $19.7 billion and $18.7 billion at December 31, 2023 and 2022, respectively. We also had loans to tax credit VIEs with a carrying value of $2.1 billion and $2.0 billion at December 31, 2023 and 2022, respectively.
Our maximum exposure to loss for tax credit VIEs at December 31, 2023 and 2022, was $30.6 billion and $28.0 billion, respectively. Our maximum exposure to loss included total unfunded equity and lending commitments of $8.7 billion and $7.3 billion at December 31, 2023 and 2022, respectively. See Note 17 (Guarantees and Other Commitments)
for additional information about commitments to purchase equity securities.
Our affordable housing equity investments qualify for the low-income housing tax credit (LIHTC). For these investments we are periodically required to provide additional financial support during the investment period, or at the discretion of project sponsors. A liability is recognized for unfunded commitments that are both legally binding and probable of funding. These commitments are predominantly funded within three years of initial investment. Our liability for affordable housing equity investment unfunded commitments was $4.9 billion at December 31, 2023 and $4.8 billion at December 31, 2022, and was included in long-term debt on our consolidated balance sheet.
Table 16.5 summarizes the amortization of our LIHTC investments and the related tax credits and other tax benefits that are recognized in income tax expense/(benefit) on our consolidated statement of income.
Table 16.5: LIHTC Investments

	Year ended December 31,
(in millions)	2023	2022	2021
Proportional amortization of investments	$1,650	1,549	1,545
Tax credits and other tax benefits	(1,899)	(1,834)	(1,783)
Net expense/(benefit) recognized within income tax expense	$(249)	(285)	(238)

160	Wells Fargo & Company

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

OTHER VIE STRUCTURES Other VIEs relate to total return swaps and municipal tender option bond (MTOB) transactions.

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
Table 16.6: Transactions with Consolidated VIEs

		Carrying value – asset (liability)
(in millions)	Total VIE assets	Loans	Debt securities	All other assets (1)	Liabilities (2)
December 31, 2023
Commercial and industrial loans and leases	$7,579	4,880	—	203	(115)
Other	232	—	—	232	—
Total consolidated VIEs	$7,811	4,880	—	435	(115)
December 31, 2022
Commercial and industrial loans and leases	$7,148	4,802	—	190	(129)
Other	72	—	71	1	(72)
Total consolidated VIEs	$7,220	4,802	71	191	(201)
(1)All other assets includes loans held for sale and other assets.
(2)Liabilities include short-term borrowings, and accrued expenses and other liabilities.
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

Wells Fargo & Company	161

Note 17: Guarantees and Other Commitments
Guarantees are contracts that contingently require us to make payments to a guaranteed party based on an event or a change in an underlying asset, liability, rate or index. Table 17.1 shows carrying value and maximum exposure to loss on our guarantees.

Table 17.1: Guarantees – Carrying Value and Maximum Exposure to Loss

		Maximum exposure to loss
(in millions)	Carrying value of obligation	Expires in one year or less	Expires after one year through three years	Expires after three years through five years	Expires after five years	Total	Non-investment grade
December 31, 2023
Standby letters of credit (1)	$90	14,211	5,209	2,931	105	22,456	7,711
Direct pay letters of credit (1)	8	1,446	2,268	247	5	3,966	957
Loans and LHFS sold with recourse	72	249	2,957	3,385	7,228	13,819	10,612
Exchange and clearing house guarantees	—	13,550	—	—	—	13,550	—
Other guarantees and indemnifications (2)	22	687	854	116	463	2,120	634
Total guarantees	$192	30,143	11,288	6,679	7,801	55,911	19,914
December 31, 2022
Standby letters of credit (1)	$112	14,014	4,694	3,058	53	21,819	7,071
Direct pay letters of credit (1)	13	1,593	2,734	465	5	4,797	1,283
Loans and LHFS sold with recourse	16	322	1,078	3,408	8,906	13,714	11,399
Exchange and clearing house guarantees	—	4,623	—	—	—	4,623	—
Other guarantees and indemnifications (2)	—	548	1	10	201	760	515
Total guarantees	$141	21,100	8,507	6,941	9,165	45,713	20,268
(1)Standby and direct pay letters of credit are reported net of syndications and participations.
(2)Includes indemnifications provided to certain third-party clearing agents. Estimated maximum exposure to loss was $7 million and $157 million with related collateral of $27 million and $1.3 billion as of December 31, 2023 and 2022, respectively.
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
For our guarantees in Table 17.1, non-investment grade represents those guarantees on which we have a higher risk of performance under the terms of the guarantee, which is determined based on an external rating or an internal credit grade that is below investment grade, if applicable.

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

LOANS AND LHFS SOLD WITH RECOURSE  For certain sales and securitizations of loans, predominantly to GSEs, we provide recourse to the buyer for certain losses. Certain arrangements require that we share in the credit risk of the loans, substantially all of which are commercial real estate mortgage loans, where we provide recourse up to 33.33% of actual losses incurred on a pro-rata basis in the event of borrower default. The maximum exposure to loss represents the outstanding principal balance of the loans sold or securitized that are subject to recourse provisions or the maximum losses per the contractual agreements. However, we believe the likelihood of loss of the entire balance due to these recourse agreements is remote, and amounts paid can be recovered in whole or in part from the sale of collateral.

EXCHANGE AND CLEARING HOUSE GUARANTEES  We are members of several securities and derivatives exchanges and clearing houses, both in the U.S. and in countries outside the U.S., that we use to clear our trades and those of our customers, including customers for whom we act as sponsoring member. It is common that all members in these organizations are required to collectively guarantee the performance of other members of the organization. Our obligations under the guarantees are generally a pro-rata share based on either a fixed amount or a multiple of the guarantee fund we are required to maintain with these organizations. Some membership rules require members to assume a pro-rata share of losses resulting from another member’s default or from non-member default losses after applying the guarantee fund. We have not recorded a liability for these arrangements as of the dates presented in Table 17.1 because we believe the likelihood of loss is remote. In 2023, we began acting as a sponsoring member under the Fixed Income

162	Wells Fargo & Company

Clearing Corporation’s (FICC) sponsored repo service, where we guarantee the performance of our clients’ obligations to the FICC. We minimize our liability under these guarantees by obtaining a secured interest in the collateral that our clients place with the FICC.

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
We record a liability for mortgage loans that we expect to repurchase pursuant to various representations or warranties. See Note 16 (Securitizations and Variable Interest Entities) for further discussion and related amounts. Additionally, when we sell MSRs, we may provide indemnification for losses incurred due to material breaches of contractual representations or warranties as well as other recourse arrangements.
When we sell renewable energy tax credits, we indemnify the buyers for potential future losses incurred due to the disallowance or recapture of the transferred tax credits or material breaches of representations and warranties. Our maximum exposure for these tax credit indemnifications is capped at the amount of the transferred credits.
We also enter into other types of indemnification agreements in the ordinary course of business under which we agree to indemnify third parties against any damages, losses and expenses incurred in connection with legal and other proceedings arising from relationships or transactions with us. These relationships or transactions include those arising from service as a director or officer of the Company, underwriting agreements relating to our securities, acquisition agreements and various other business transactions or arrangements. Because the extent of our obligations under these agreements depends entirely upon the occurrence of future events, we are unable to determine our potential future liability under these agreements.

WRITTEN OPTIONS We enter into written foreign currency options and over-the-counter written equity put options that are derivative contracts that have the characteristics of a guarantee. Written put options give the counterparty the right to sell to us an underlying instrument held by the counterparty at a specified price by a specified date. While these derivative transactions expose us to risk if the option is exercised, we manage this risk by entering into offsetting trades or by taking short positions in the underlying instrument. We offset market risk related to options written to customers with cash securities or other offsetting derivative transactions. Additionally, for certain of these contracts, we require the counterparty to pledge the underlying instrument as collateral for the transaction. Our ultimate obligation under written options is based on future market conditions and is only quantifiable at settlement. The fair value of written options represents our view of the probability that we will be required to perform under the contract. The fair value of these written options was an asset of $178 million and a liability of $15 million at December 31, 2023 and 2022, respectively. The fair value may be an asset as a result of deferred premiums on certain option trades. The maximum exposure to loss represents the notional value of these derivative contracts. At December 31, 2023, the maximum exposure to loss was $34.0 billion, with $31.9 billion expiring in three years or less compared with $23.4 billion and $21.3 billion, respectively, at December 31, 2022. See Note 14 (Derivatives) for additional information regarding written derivative contracts.

MERCHANT PROCESSING SERVICES We provide debit and credit card transaction processing services through payment networks directly for merchants and as a sponsor for merchant processing servicers, including our joint venture with a third party that is accounted for as an equity method investment. In our role as the merchant acquiring bank, we have a potential obligation in connection with payment and delivery disputes between the merchant and the cardholder that are resolved in favor of the cardholder, referred to as a charge-back transaction. If we are unable to collect the amounts from the merchant, we incur a loss for the refund to the cardholder. We are secondarily obligated to make a refund for transactions involving sponsored merchant processing servicers. We generally have a low likelihood of loss in connection with our merchant processing services because most products and services are delivered when purchased and amounts are generally refunded when items are returned to the merchant. In addition, we may reduce our risk in connection with these transactions by withholding future payments and requiring cash or other collateral. We estimate our potential maximum exposure to be the total merchant transaction volume processed in the preceding four months, which is generally the lifecycle for a charge-back transaction. As of December 31, 2023, our potential maximum exposure was approximately $761.9 billion, and related losses, including those from our joint venture entity, were insignificant.

GUARANTEES OF SUBSIDIARIES In the normal course of business, the Parent may provide counterparties with guarantees related to its subsidiaries’ obligations. These obligations are included in the Company’s consolidated balance sheet or are reflected as off-balance sheet commitments, and therefore, the Parent has not recognized a separate liability for these guarantees.
Additionally, the Parent fully and unconditionally guarantees the payment of principal, interest, and any other amounts that may be due on securities that its 100% owned finance subsidiary, Wells Fargo Finance LLC, may issue. These securities are not guaranteed by any other subsidiary of the Parent. The guaranteed liabilities were $834 million and $948 million at December 31, 2023 and 2022, respectively. These guarantees rank on parity with all of the Parent’s other unsecured and unsubordinated indebtedness.
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

Wells Fargo & Company	163

Note 17:  Guarantees and Other Commitments (continued)
receive dividends, loan payments and other funds from its subsidiaries, see Note 26 (Regulatory Capital Requirements and Other Restrictions).

OTHER COMMITMENTS We may enter into commitments to purchase debt and equity securities for various business or investment purposes. As of December 31, 2023 and 2022, we had commitments to purchase debt securities of $0 and $100 million, respectively, and commitments to purchase equity securities of $9.2 billion and $3.8 billion, respectively. As of December 31, 2023, our commitments to purchase equity securities predominantly included Federal Reserve Bank stock and renewable energy investments.
As part of maintaining our memberships in certain clearing organizations, we are required to stand ready to provide liquidity to sustain market clearing activity in the event unforeseen events occur or are deemed likely to occur. Certain of these obligations are guarantees of other members’ performance and accordingly are included in Table 17.1 in Other guarantees and indemnifications.
We have commitments to enter into resale and securities borrowing agreements as well as repurchase and securities lending agreements with certain counterparties, including central clearing organizations. The amount of our unfunded contractual commitments for resale and securities borrowing agreements was $17.5 billion and $19.9 billion as of December 31, 2023 and 2022, respectively. The amount of our unfunded contractual commitments for repurchase and securities lending agreements was $746 million and $1.6 billion as of December 31, 2023 and 2022, respectively.
Given the nature of these commitments, they are excluded from Table 5.4 (Unfunded Credit Commitments) in Note 5 (Loans and Related Allowance for Credit Losses).

164	Wells Fargo & Company

Note 18: Securities and Other Collateralized Financing Activities
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

OFFSETTING OF SECURITIES AND OTHER COLLATERALIZED FINANCING ACTIVITIES Table 18.1 presents resale and repurchase agreements subject to master repurchase agreements (MRA) and securities borrowing and lending agreements subject to master securities lending agreements (MSLA). Where legally enforceable, these master netting arrangements give the ability, in the event of default by the counterparty, to liquidate securities held as collateral and to offset receivables and payables with the same counterparty. Collateralized financings with the same counterparty are presented net on our consolidated balance sheet, provided certain criteria are met that permit balance sheet netting. The majority of transactions subject to these agreements do not meet those criteria and thus are not eligible for balance sheet netting.
Collateral we pledged consists of non-cash instruments, such as securities or loans, and is not netted on our consolidated balance sheet against the related liability. Collateral we received includes securities or loans and is not recognized on our consolidated balance sheet. Collateral pledged or received may be increased or decreased over time to maintain certain contractual thresholds, as the assets underlying each arrangement fluctuate in value. For additional information on collateral pledged and accepted, see Note 19 (Pledged Assets and Collateral). Generally, these agreements require collateral to exceed the asset or liability recognized on the balance sheet. The following table includes the amount of collateral pledged or received related to exposures subject to enforceable MRAs or MSLAs. While these agreements are typically over-collateralized, the disclosure in this table is limited to the reported amount of such collateral to the amount of the related recognized asset or liability for each counterparty.
In addition to the amounts included in Table 18.1, we also have balance sheet netting related to derivatives that is disclosed in Note 14 (Derivatives).
Table 18.1: Offsetting – Securities and Other Collateralized Financing Activities

(in millions)	Dec 31, 2023	Dec 31, 2022
Assets:
Resale and securities borrowing agreements
Gross amounts recognized	$129,282	114,729
Gross amounts offset in consolidated balance sheet (1)	(28,402)	(24,464)
Net amounts in consolidated balance sheet (2)	100,880	90,265
Collateral received not recognized in consolidated balance sheet (3)	(99,970)	(89,592)
Net amount (4)	$910	673
Liabilities:
Repurchase and securities lending agreements
Gross amounts recognized	$106,060	55,054
Gross amounts offset in consolidated balance sheet (1)	(28,402)	(24,464)
Net amounts in consolidated balance sheet (5)	77,658	30,590
Collateral pledged but not netted in consolidated balance sheet (6)	(77,529)	(30,383)
Net amount (4)	$129	207
(1)Represents recognized amount of resale and repurchase agreements with counterparties subject to enforceable MRAs that have been offset within our consolidated balance sheet.
(2)Includes $80.4 billion and $68.0 billion classified on our consolidated balance sheet in federal funds sold and securities purchased under resale agreements at December 31, 2023 and 2022, respectively. Also includes $20.5 billion and $22.3 billion classified on our consolidated balance sheet in loans at December 31, 2023 and 2022, respectively.
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

Wells Fargo & Company	165

Note 18: Securities and Other Collateralized Financing Activities (continued)
REPURCHASE AND SECURITIES LENDING AGREEMENTS Securities sold under repurchase agreements and securities lending arrangements are effectively short-term collateralized borrowings. In these transactions, we receive cash in exchange for transferring securities as collateral and recognize an obligation to reacquire the securities for cash at the transaction’s maturity. These types of transactions create risks, including (1) the counterparty may fail to return the securities at maturity, (2) the fair value of the securities transferred may decline below the amount of our obligation to reacquire the securities, and therefore create an obligation for us to pledge additional amounts, and (3) the counterparty may accelerate the maturity on demand, requiring us to reacquire the security prior to contractual maturity. We attempt to mitigate these risks in various ways. Our collateral primarily consists of highly liquid securities. In addition, we underwrite and monitor the financial strength of our counterparties, monitor the fair value of collateral pledged relative to contractually required repurchase amounts, and monitor that our collateral is properly returned through the clearing and settlement process in advance of our cash repayment. Table 18.2 provides the gross amounts recognized on our consolidated balance sheet (before the effects of offsetting) of our liabilities for repurchase and securities lending agreements disaggregated by underlying collateral type.
Table 18.2: Gross Obligations by Underlying Collateral Type

(in millions)	Dec 31, 2023	Dec 31, 2022
Repurchase agreements:
Securities of U.S. Treasury and federal agencies	$38,742	27,857
Securities of U.S. States and political subdivisions	579	83
Federal agency mortgage-backed securities	48,019	8,386
Non-agency mortgage-backed securities	1,889	682
Corporate debt securities	7,925	6,541
Asset-backed securities	2,176	1,529
Equity securities	635	711
Other	541	300
Total repurchases	100,506	46,089
Securities lending arrangements:
Securities of U.S. Treasury and federal agencies	251	278
Federal agency mortgage-backed securities	31	58
Corporate debt securities	293	206
Equity securities (1)	4,965	8,356
Other	14	67
Total securities lending	5,554	8,965
Total repurchases and securities lending	$106,060	55,054
(1)Equity securities are generally exchange traded and represent collateral received from third parties that has been repledged. We received the collateral through either margin lending agreements or contemporaneous securities borrowing transactions with other counterparties.
Table 18.3 provides the contractual maturities of our gross obligations under repurchase and securities lending agreements. Securities lending is executed under agreements that allow either party to terminate the transaction without notice, while repurchase agreements have a term structure to them that technically matures at a point in time. The overnight agreements require election of both parties to roll the trade, while continuous agreements require the election of either party to terminate the agreement.
Table 18.3: Contractual Maturities of Gross Obligations

(in millions)	Repurchase agreements	Securities lending agreements
December 31, 2023
Overnight/continuous	$54,810	4,903
Up to 30 days	13,704	—
30-90 days	23,264	200
>90 days	8,728	451
Total gross obligation	100,506	5,554
December 31, 2022
Overnight/continuous	$36,251	8,965
Up to 30 days	734	—
30-90 days	2,884	—
>90 days	6,220	—
Total gross obligation	46,089	8,965

166	Wells Fargo & Company

Note 19: Pledged Assets and Collateral
Pledged Assets
We pledge financial assets that we own to counterparties for the collateralization of securities and other collateralized financing activities, to secure trust and public deposits, and to collateralize derivative contracts. See Note 18 (Securities and Other Collateralized Financing Activities) for additional information on securities financing activities. As part of our liquidity management strategy, we may also pledge assets to secure borrowings and letters of credit from Federal Home Loan Banks (FHLBs), to maintain potential borrowing capacity at discount windows with the Board of Governors of the Federal Reserve System (FRB) and FHLBs, and for other purposes as required or permitted by law or insurance statutory requirements. The collateral that we pledge may include our own collateral as well as collateral that we have received from third parties and have the right to repledge.
Table 19.1 provides the carrying values of assets recognized on our consolidated balance sheet that we have pledged to third parties. Assets pledged in transactions where our counterparty has the right to sell or repledge those assets are presented parenthetically on our consolidated balance sheet.

VIE RELATED We also pledge assets in connection with various types of transactions entered into with VIEs, which are excluded from Table 19.1. These pledged assets can only be used to settle the liabilities of those entities. We also have loans recorded on our consolidated balance sheet which represent certain delinquent loans that are eligible for repurchase from GNMA loan securitizations. See Note 16 (Securitizations and Variable Interest Entities) for additional information on consolidated and unconsolidated VIE assets.
Table 19.1: Pledged Assets

(in millions)	Dec 31, 2023	Dec 31, 2022
Pledged to counterparties that had the right to sell or repledge:
Debt securities:
Trading	$62,537	26,932
Available-for-sale	5,055	—
Equity securities	2,683	747
All other assets	495	784
Total assets pledged to counterparties that had the right to sell or repledge	70,770	28,463
Pledged to counterparties that did not have the right to sell or repledge:
Debt securities:
Trading	2,757	1,129
Available-for-sale	64,511	50,465
Held-to-maturity	246,218	17,477
Loans	445,092	343,289
Equity securities	1,502	871
All other assets	1,195	223
Total assets pledged to counterparties that did not have the right to sell or repledge	761,275	413,454
Total pledged assets	$832,045	441,917
Collateral Accepted
We receive financial assets as collateral that we are permitted to sell or repledge. This collateral is obtained in connection with securities purchased under resale agreements and securities borrowing transactions, customer margin loans, and derivative contracts. We may use this collateral in connection with securities sold under repurchase agreements and securities lending transactions, derivative contracts, and short sales. At December 31, 2023 and 2022, the fair value of this collateral received that we have the right to sell or repledge was $216.6 billion and $136.6 billion, respectively, of which $103.3 billion and $59.1 billion, respectively, were sold or repledged.

Wells Fargo & Company	167

Note 20: Operating Segments
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
Corporate includes corporate treasury and enterprise functions, net of allocations (including funds transfer pricing, capital, liquidity and certain expenses), in support of the reportable operating segments, as well as our investment portfolio and venture capital and private equity investments. Corporate also includes certain lines of business that management has determined are no longer consistent with the long-term strategic goals of the Company as well as results for previously divested businesses. In third quarter 2023, we sold investments in certain private equity funds, which had a minimal impact to net income.

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
When a line of business uses a service provided by another line of business or enterprise function (included in Corporate), expense is generally allocated based on the cost and use of the service provided. We periodically assess and update our revenue and expense allocation methodologies.

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

168	Wells Fargo & Company

Table 20.1 presents our results by operating segment.
Table 20.1: Operating Segments

(in millions)	Consumer Banking and Lending	Commercial Banking	Corporate and Investment Banking	Wealth and Investment Management	Corporate (1)	Reconciling Items (2)	Consolidated Company
Year ended December 31, 2023
Net interest income (3)	$30,185	10,034	9,498	3,966	(888)	(420)	52,375
Noninterest income	7,734	3,415	9,693	10,725	431	(1,776)	30,222
Total revenue	37,919	13,449	19,191	14,691	(457)	(2,196)	82,597
Provision for credit losses	3,299	75	2,007	6	12	—	5,399
Noninterest expense	24,024	6,555	8,618	12,064	4,301	—	55,562
Income (loss) before income tax expense (benefit)	10,596	6,819	8,566	2,621	(4,770)	(2,196)	21,636
Income tax expense (benefit)	2,657	1,704	2,140	657	(2,355)	(2,196)	2,607
Net income (loss) before noncontrolling interests	7,939	5,115	6,426	1,964	(2,415)	—	19,029
Less: Net income (loss) from noncontrolling interests	—	11	—	—	(124)	—	(113)
Net income (loss)	$7,939	5,104	6,426	1,964	(2,291)	—	19,142
Year ended December 31, 2022
Net interest income (3)	$27,044	7,289	8,733	3,927	(1,607)	(436)	44,950
Noninterest income	8,766	3,631	6,509	10,895	1,192	(1,575)	29,418
Total revenue	35,810	10,920	15,242	14,822	(415)	(2,011)	74,368
Provision for credit losses	2,276	(534)	(185)	(25)	2	—	1,534
Noninterest expense	26,277	6,058	7,560	11,613	5,697	—	57,205
Income (loss) before income tax expense (benefit)	7,257	5,396	7,867	3,234	(6,114)	(2,011)	15,629
Income tax expense (benefit)	1,816	1,366	1,989	812	(1,721)	(2,011)	2,251
Net income (loss) before noncontrolling interests	5,441	4,030	5,878	2,422	(4,393)	—	13,378
Less: Net income (loss) from noncontrolling interests	—	12	—	—	(311)	—	(299)
Net income (loss)	$5,441	4,018	5,878	2,422	(4,082)	—	13,677
Year ended December 31, 2021
Net interest income (3)	$22,807	4,960	7,410	2,570	(1,541)	(427)	35,779
Noninterest income	12,070	3,589	6,429	11,776	10,710	(1,187)	43,387
Total revenue	34,877	8,549	13,839	14,346	9,169	(1,614)	79,166
Provision for credit losses	(1,178)	(1,500)	(1,439)	(95)	57	—	(4,155)
Noninterest expense	24,648	5,862	7,200	11,734	4,314	—	53,758
Income (loss) before income tax expense (benefit)	11,407	4,187	8,078	2,707	4,798	(1,614)	29,563
Income tax expense (benefit)	2,852	1,045	2,019	680	782	(1,614)	5,764
Net income before noncontrolling interests	8,555	3,142	6,059	2,027	4,016	—	23,799
Less: Net income (loss) from noncontrolling interests	—	8	(3)	—	1,685	—	1,690
Net income	$8,555	3,134	6,062	2,027	2,331	—	22,109
Year ended December 31, 2023
Loans (average)	$335,920	224,102	291,975	82,755	9,164	—	943,916
Assets (average)	377,434	245,520	553,722	89,797	619,002	—	1,885,475
Deposits (average)	811,091	165,235	162,062	112,069	95,825	—	1,346,282

Loans (period-end)	332,867	224,774	287,432	82,555	9,054	—	936,682
Assets (period-end)	375,484	245,568	547,203	90,138	674,075	—	1,932,468
Deposits (period-end)	782,309	162,526	185,142	103,902	124,294	—	1,358,173
Year ended December 31, 2022
Loans (average)	$332,433	206,032	296,984	85,228	9,143	—	929,820
Assets (average)	379,213	227,935	557,396	91,748	638,011	—	1,894,303
Deposits (average)	883,130	186,079	161,720	164,883	28,457	—	1,424,269

Loans (period-end)	340,529	223,529	298,377	84,273	9,163	—	955,871
Assets (period-end)	387,710	250,198	550,177	91,717	601,218	—	1,881,020
Deposits (period-end)	859,695	173,942	157,217	138,760	54,371	—	1,383,985
(1)In first quarter 2023, we adopted ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. For additional information, see Note 1 (Summary of Significant Accounting Policies).
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
(3)Net interest income is interest earned on assets minus the interest paid on liabilities to fund those assets. Segment interest earned includes actual interest income on segment assets as well as a funding credit for their deposits. Segment interest paid on liabilities includes actual interest expense on segment liabilities as well as a funding charge for their assets.

Wells Fargo & Company	169

Note 21: Revenue and Expenses
Revenue
Our revenue includes net interest income on financial instruments and noninterest income. Table 21.1 presents our revenue by operating segment. For additional description of our operating segments, including additional financial information and the underlying management accounting process, see
Note 20 (Operating Segments).
Table 21.1: Revenue by Operating Segment

(in millions)	Consumer Banking and Lending	Commercial Banking	Corporate and Investment Banking	Wealth and Investment Management	Corporate	Reconciling Items (1)	Consolidated Company
Year ended December 31, 2023
Net interest income (2)	$30,185	10,034	9,498	3,966	(888)	(420)	52,375
Noninterest income:
Deposit-related fees	2,702	998	976	22	(4)	—	4,694
Lending-related fees (2)	117	531	790	8	—	—	1,446
Investment advisory and other asset-based fees (3)	—	74	150	8,446	—	—	8,670
Commissions and brokerage services fees	—	—	317	2,058	—	—	2,375
Investment banking fees	(6)	61	1,738	—	(144)	—	1,649
Card fees:
Card interchange and network revenue (4)	3,540	223	60	4	2	—	3,829
Other card fees (2)	427	—	—	—	—	—	427
Total card fees	3,967	223	60	4	2	—	4,256
Mortgage banking (2)	512	—	329	(12)	—	—	829
Net gains (losses) from trading activities (2)	—	(10)	4,553	162	94	—	4,799
Net gains (losses) from debt securities (2)	—	25	—	—	(15)	—	10
Net losses from equity securities (2)	—	(58)	(4)	(2)	(377)	—	(441)
Lease income (2)	—	644	57	—	536	—	1,237
Other (2)	442	927	727	39	339	(1,776)	698
Total noninterest income	7,734	3,415	9,693	10,725	431	(1,776)	30,222
Total revenue	$37,919	13,449	19,191	14,691	(457)	(2,196)	82,597
Year ended December 31, 2022
Net interest income (2)	$27,044	7,289	8,733	3,927	(1,607)	(436)	44,950
Noninterest income:
Deposit-related fees	3,093	1,131	1,068	24	—	—	5,316
Lending-related fees (2)	129	491	769	8	—	—	1,397
Investment advisory and other asset-based fees (3)	—	42	107	8,847	8	—	9,004
Commissions and brokerage services fees	—	—	311	1,931	—	—	2,242
Investment banking fees	(3)	60	1,492	—	(110)	—	1,439
Card fees:
Card interchange and network revenue (4)	3,590	224	60	4	—	—	3,878
Other card fees (2)	477	—	—	—	—	—	477
Total card fees	4,067	224	60	4	—	—	4,355
Mortgage banking (2)	1,100	—	296	(12)	(1)	—	1,383
Net gains (losses) from trading activities (2)	—	(6)	1,886	58	178	—	2,116
Net gains from debt securities (2)	—	5	—	—	146	—	151
Net gains (losses) from equity securities (2)	(5)	64	(5)	(2)	(858)	—	(806)
Lease income (2)	—	710	15	—	544	—	1,269
Other (2)(5)	385	910	510	37	1,285	(1,575)	1,552
Total noninterest income	8,766	3,631	6,509	10,895	1,192	(1,575)	29,418
Total revenue	$35,810	10,920	15,242	14,822	(415)	(2,011)	74,368

(continued on following page)

170	Wells Fargo & Company

(continued from previous page)

(in millions)	Consumer Banking and Lending	Commercial Banking	Corporate and Investment Banking	Wealth and Investment Management	Corporate	Reconciling Items (1)	Consolidated Company
Year ended December 31, 2021
Net interest income (2)	$22,807	4,960	7,410	2,570	(1,541)	(427)	35,779
Noninterest income:
Deposit-related fees	3,045	1,285	1,112	28	5	—	5,475
Lending-related fees (2)	145	532	761	8	(1)	—	1,445
Investment advisory and other asset-based fees (3)	—	10	52	9,574	1,375	—	11,011
Commissions and brokerage services fees	—	—	290	2,010	(1)	—	2,299
Investment banking fees	(11)	53	2,405	1	(94)	—	2,354
Card fees:
Card interchange and network revenue (4)	3,426	196	45	4	—	—	3,671
Other card fees (2)	504	—	—	—	—	—	504
Total card fees	3,930	196	45	4	—	—	4,175
Mortgage banking (2)	4,490	—	480	(12)	(2)	—	4,956
Net gains (losses) from trading activities (2)	—	—	272	21	(9)	—	284
Net gains from debt securities (2)	—	44	—	—	509	—	553
Net gains (losses) from equity securities (2)	(2)	132	289	79	5,929	—	6,427
Lease income (2)	—	682	33	—	281	—	996
Other (2)(5)	473	655	690	63	2,718	(1,187)	3,412
Total noninterest income	12,070	3,589	6,429	11,776	10,710	(1,187)	43,387
Total revenue	$34,877	8,549	13,839	14,346	9,169	(1,614)	79,166
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
(3)We earned trailing commissions of $904 million, $989 million, and $1.2 billion for the years ended December 31, 2023, 2022 and 2021, respectively.
(4)The cost of credit card rewards and rebates of $2.6 billion, $2.2 billion and $1.6 billion for the years ended December 31, 2023, 2022 and 2021, respectively, are presented net against the related revenue.
(5)In first quarter 2023, we adopted ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. For additional information, see Note 1 (Summary of Significant Accounting Policies).
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

Wells Fargo & Company	171

Note 21: Revenue and Expenses (continued)
activities that are transitional in nature are satisfied at the time of the transaction.

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

Expenses
PERSONNEL EXPENSE Personnel expense included severance expense of $1.5 billion, $397 million, and $97 million for the years ended December 31, 2023, 2022 and 2021, respectively.

OPERATING LOSSES Operating losses consist of expenses related to:
•Legal actions such as litigation and regulatory matters. For additional information on legal actions, see Note 13 (Legal Actions);
•Customer remediation activities, which are associated with our efforts to identify areas or instances where customers may have experienced financial harm and provide remediation as appropriate. We have accrued for the probable and estimable costs related to our customer remediation activities, which amounts may change based on additional facts and information, as well as ongoing reviews and communications with our regulators; and
•Other business activities such as deposit overdraft losses, fraud losses, and isolated instances of customer redress.
Table 21.2 provides the components of our operating losses included in our consolidated statement of income.
Table 21.2: Operating Losses

	Year ended December 31,
($ in millions)	2023	2022	2021
Legal actions	$179	3,308	341
Customer remediation	207	2,691	536
Other	797	985	691
Total operating losses	$1,183	6,984	1,568
Operating losses may have significant variability given the inherent and unpredictable nature of legal actions and customer remediation activities. The timing and determination of the amount of any associated losses for these matters depends on a variety of factors, some of which are outside of our control.

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
Restructuring charges are recorded as a component of other noninterest expense on our consolidated statement of income. Changes in estimates represent adjustments to noninterest expense based on refinements to previously estimated amounts, which may reflect trends such as higher voluntary employee attrition as well as changes in business activities.
Table 21.3 provides details on our restructuring charges.
Table 21.3: Accruals for Restructuring Charges

	Year ended December 31,
(in millions)	2023	2022	2021
Balance, beginning of period	$166	565	1,214
Restructuring charges:
Current period restructuring charges	—	—	726
Changes in estimates	—	5	(650)
Total restructuring charges	—	5	76
Payments and utilization	(166)	(404)	(725)
Balance, end of period	$—	166	565

OTHER EXPENSES Regulatory Charges and Assessments expense, which is included in other noninterest expense, was $3.1 billion, $860 million, and $842 million in 2023, 2022 and 2021 respectively, and predominantly consisted of Federal Deposit Insurance Corporation (FDIC) deposit assessment expense.
In November 2023, the FDIC finalized a rule to recover losses to the FDIC deposit insurance fund as a result of bank failures in the first half of 2023. Under the rule, the FDIC will collect a special assessment based on a calculation using an insured depository institution’s (IDI) estimated amount of uninsured deposits. Upon the FDIC’s finalization of the rule, we expensed the entire estimated amount of our special assessment of $1.9 billion (pre-tax), which will be paid over eight quarters beginning in June 2024. The amount of our special assessment may change as the FDIC determines the actual losses to the deposit insurance fund and evaluates any amendments by IDIs to uninsured deposit amounts reported for December 31, 2022.

172	Wells Fargo & Company

Note 22: Employee Benefits
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
We did not make a contribution to our Cash Balance Plan in 2023. We do not expect that we will be required to make a contribution to the Cash Balance Plan in 2024. For the nonqualified pension plans and postretirement benefit plans, there is no minimum required contribution beyond the amount needed to fund benefit payments.
We recognize settlement losses for our Cash Balance Plan based on an assessment of whether lump sum benefit payments will, in aggregate for the year, exceed the sum of its annual service and interest cost (threshold). Settlement losses of $221 million were recognized during 2022, representing the pro rata portion of the net loss in accumulated other comprehensive income (AOCI) based on the percentage reduction in the Cash Balance Plan’s projected benefit obligation attributable to 2022 lump sum payments (included in the “Benefits paid” line in Table 22.1). There were no settlement losses recognized during 2023.
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
Table 22.1 presents the changes in the benefit obligation and the fair value of plan assets, the funded status, and the amounts recognized on our consolidated balance sheet. Changes in the benefit obligation for the qualified plans were driven by the amounts of benefits paid and changes in the actuarial loss (gain) amounts, which are driven by changes in the discount rates at December 31, 2023 and 2022, respectively.
Table 22.1: Changes in Benefit Obligation and Fair Value of Plan Assets

	December 31, 2023			December 31, 2022
	Pension benefits			Pension benefits
(in millions)	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Change in benefit obligation:
Benefit obligation at beginning of period	$8,141	391	309	11,032	501	439
Service cost	25	—	—	19	—	—
Interest cost	403	18	15	348	12	9
Plan participants’ contributions	—	—	37	—	—	39
Actuarial loss (gain)	191	8	(8)	(2,256)	(76)	(103)
Benefits paid	(634)	(42)	(66)	(966)	(46)	(75)
Settlements, Curtailments, and Amendments	—	—	—	(29)	—	—
Foreign exchange impact	—	—	—	(7)	—	—
Benefit obligation at end of period	8,126	375	287	8,141	391	309

Change in plan assets:
Fair value of plan assets at beginning of period	8,600	—	476	11,581	—	550
Actual return on plan assets	653	—	44	(1,998)	—	(45)
Employer contribution	15	42	6	16	46	7
Plan participants’ contributions	—	—	37	—	—	39
Benefits paid	(634)	(42)	(66)	(966)	(46)	(75)
Settlement	—	—	—	(29)	—	—
Foreign exchange impact	—	—	—	(4)	—	—
Fair value of plan assets at end of period	8,634	—	497	8,600	—	476
Funded status at end of period	$508	(375)	210	459	(391)	167
Amounts recognized on the consolidated balance sheet at end of period:
Assets	$585	—	224	522	—	181
Liabilities	(77)	(375)	(14)	(63)	(391)	(14)

Wells Fargo & Company	173

Note 22: Employee Benefits (continued)
Table 22.2 provides information for pension and postretirement plans with benefit obligations in excess of plan assets.
Table 22.2: Plans with Benefit Obligations in Excess of Plan Assets

	December 31, 2023		December 31, 2022
(in millions)	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
Projected benefit obligation	$549	—	539	—
Accumulated benefit obligation	511	14	509	14
Fair value of plan assets	97	—	86	—
Table 22.3 presents the components of net periodic benefit cost and OCI. Service cost is reported in personnel expense and all other components of net periodic benefit cost are reported in other noninterest expense on our consolidated statement of income.
Table 22.3: Net Periodic Benefit Cost and Other Comprehensive Income

	December 31, 2023			December 31, 2022			December 31, 2021
	Pension benefits			Pension benefits			Pension benefits
(in millions)	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Service cost	$25	—	—	19	—	—	17	—	—
Interest cost	403	18	15	348	12	9	296	12	11
Expected return on plan assets	(503)	—	(25)	(511)	—	(22)	(598)	—	(19)
Amortization of net actuarial loss (gain)	139	5	(25)	136	11	(22)	140	15	(20)
Amortization of prior service cost (credit)	—	—	(10)	1	—	(10)	—	—	(10)
Settlement loss	—	—	—	226	1	—	134	2	—
Net periodic benefit cost	64	23	(45)	219	24	(45)	(11)	29	(38)
Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net actuarial loss (gain)	41	8	(27)	253	(76)	(36)	(142)	(18)	(40)
Amortization of net actuarial gain (loss)	(139)	(5)	25	(136)	(11)	22	(140)	(15)	20
Amortization of prior service credit (cost)	—	—	10	(1)	—	10	—	—	10
Settlement (loss)	—	—	—	(226)	(1)	—	(134)	(2)	—
Total recognized in other comprehensive income	(98)	3	8	(110)	(88)	(4)	(416)	(35)	(10)
Total recognized in net periodic benefit cost and other comprehensive income	$(34)	26	(37)	109	(64)	(49)	(427)	(6)	(48)
Table 22.4 provides the amounts recognized in AOCI
(pre-tax).

Table 22.4: Benefits Recognized in Accumulated OCI

	December 31, 2023			December 31, 2022
	Pension benefits			Pension benefits
(in millions)	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Net actuarial loss (gain)	$2,842	74	(406)	2,940	71	(404)
Net prior service cost (credit)	—	—	(106)	—	—	(116)
Total	$2,842	74	(512)	2,940	71	(520)

174	Wells Fargo & Company

Plan Assumptions
For additional information on our pension accounting assumptions, see Note 1 (Summary of Significant Accounting Policies). Table 22.5 presents the weighted-average assumptions used to estimate the projected benefit obligation.

Table 22.5: Weighted-Average Assumptions Used to Estimate Projected Benefit Obligation

	December 31, 2023			December 31, 2022
	Pension benefits			Pension benefits
	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Discount rate	4.99%	4.87	4.90	5.18	5.08	5.12
Interest crediting rate	3.91	3.39	N/A	4.10	3.58	N/A

Table 22.6 presents the weighted-average assumptions used to determine the net periodic benefit cost, including the impact of interim re-measurements as applicable.

Table 22.6: Weighted-Average Assumptions Used to Determine Net Periodic Benefit Cost

	December 31, 2023			December 31, 2022			December 31, 2021
	Pension benefits			Pension benefits			Pension benefits
	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Discount rate	5.12%	5.04	5.06	3.93	2.34	2.11	2.63	2.32	2.31
Interest crediting rate	4.10	3.58	N/A	3.37	1.51	N/A	2.68	1.08	N/A
Expected return on plan assets	6.09	N/A	5.34	5.35	N/A	4.00	5.17	N/A	3.50
To account for postretirement health care plans, we used health care cost trend rates to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, new technology, regulatory requirements and Medicare cost shifting. In determining the end of year benefit obligation, we assumed an average annual increase of approximately 16.50% for health care costs in 2024. This rate is assumed to trend down 0.30%-3.20% per year until the trend rate reaches an ultimate rate of 4.50% in 2033. The 2023 periodic benefit cost was determined using an initial annual trend rate of 13.90%. This rate was assumed to decrease 0.60%-1.50% per year until the trend rate reached an ultimate rate of 4.50% in 2032.

Investment Strategy and Asset Allocation
We seek to achieve the expected long-term rate of return with a prudent level of risk, given the benefit obligations of the pension plans and their funded status. Our overall investment strategy is designed to provide our Cash Balance Plan with a moderate amount of long-term growth opportunities while ensuring that risk is mitigated through diversification across numerous asset classes and various investment strategies, coupled with an investment strategy for the fixed income assets that is generally designed to match the interest rate sensitivity of the Cash Balance Plan’s benefit obligations. The Cash Balance Plan currently has a target asset allocation mix of the following ranges: 75%-85% fixed income, 10%-20% equities, and 0%-10% in real estate, private equity and other investments. The Employee Benefit Review Committee (EBRC), which includes several members of senior management, formally reviews the investment risk and performance of our Cash Balance Plan on a quarterly basis. Annual Plan liability analysis and periodic asset/liability evaluations are also conducted.
Other benefit plan assets include (1) assets held in a 401(h) trust, which are invested with a target mix of 50%-60% equities and 40%-50% fixed income, and (2) assets held in the Retiree Medical Plan Voluntary Employees’ Beneficiary Association (VEBA) trust, which are primarily invested in fixed income securities and cash. Members of the EBRC formally review the investment risk and performance of these assets on a quarterly basis.

Projected Benefit Payments
Future benefits that we expect to pay under the pension and other benefit plans are presented in Table 22.7.

Table 22.7: Projected Benefit Payments

	Pension benefits
(in millions)	Qualified	Non- qualified	Other benefits
Period ended December 31,
2024	$751	42	30
2025	679	40	29
2026	646	38	28
2027	639	37	26
2028	632	35	25
2029-2033	2,991	147	109

Wells Fargo & Company	175

Note 22: Employee Benefits (continued)
Fair Value of Plan Assets
Table 22.8 presents the classification of the fair value of the pension plan and other benefit plan assets in the fair value hierarchy. See Note 15 (Fair Values of Assets and Liabilities) for a description of the fair value hierarchy.
Table 22.8: Pension and Other Benefit Plan Assets

	Carrying value at period-end
	Pension plan assets				Other benefits plan assets
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
December 31, 2023
Cash and cash equivalents	$199	2	—	201	47	135	—	182
Long duration fixed income (1)	1,618	4,884	—	6,502	—	—	—	—
Intermediate (core) fixed income	—	159	—	159	—	161	—	161
High-yield fixed income	—	102	—	102	—	—	—	—
International fixed income	—	99	—	99	—	—	—	—
Domestic large-cap stocks	261	85	—	346	—	68	—	68
Domestic mid-cap stocks	37	20	—	57	—	18	—	18
Domestic small-cap stocks	37	1	—	38	—	6	—	6
Global stocks	—	129	—	129	—	—	—	—
International stocks	117	156	—	273	10	21	—	31
Emerging market stocks	33	70	—	103	—	—	—	—
Real estate	45	—	—	45	—	—	—	—
Hedge funds/absolute return	—	32	—	32	—	—	—	—
Other	21	22	10	53	7	—	24	31
Plan investments – excluding investments at NAV	$2,368	5,761	10	8,139	64	409	24	497
Investments at NAV (2)				264				—
Net receivables				231				—
Total plan assets				$8,634				497
December 31, 2022
Cash and cash equivalents	$214	4	—	218	41	135	—	176
Long duration fixed income (1)	1,398	4,919	—	6,317	—	—	—	—
Intermediate (core) fixed income	—	227	—	227	—	154	—	154
High-yield fixed income	—	91	—	91	—	—	—	—
International fixed income	—	84	—	84	—	—	—	—
Domestic large-cap stocks	232	35	—	267	—	60	—	60
Domestic mid-cap stocks	74	40	—	114	—	16	—	16
Domestic small-cap stocks	64	4	—	68	—	9	—	9
Global stocks	—	152	—	152	—	—	—	—
International stocks	105	141	—	246	9	19	—	28
Emerging market stocks	29	57	—	86	—	—	—	—
Real estate	46	—	—	46	—	—	—	—
Hedge funds/absolute return	—	42	—	42	—	—	—	—
Other	90	23	10	123	6	—	24	30
Plan investments – excluding investments at NAV	$2,252	5,819	10	8,081	56	393	24	473
Investments at NAV (2)				415				—
Net receivables				104				3
Total plan assets				$8,600				476
(1)This category includes a diversified mix of assets, which are being managed in accordance with a duration target of approximately 10 years and 9 years for December 31, 2023 and 2022, respectively, and an emphasis on corporate credit bonds combined with investments in U.S. Treasury securities and other U.S. agency and non-agency bonds.
(2)Consists of certain investments that are measured at fair value using NAV per share (or its equivalent) as a practical expedient and are excluded from the fair value hierarchy.

176	Wells Fargo & Company

Table 22.9 presents the changes in Level 3 pension plan and other benefit plan assets measured at fair value.

Table 22.9: Fair Value Level 3 Pension and Other Benefit Plan Assets

	Balance beginning of period	Gains (losses) (1)	Purchases, sales and settlements (net)	Transfer into/(out of) Level 3	Balance end of period
(in millions)
December 31, 2023
Pension plan assets	$10	—	—	—	10
Other benefits plan assets	24	—	—	—	24
December 31, 2022
Pension plan assets	$11	—	—	(1)	10
Other benefits plan assets	24	—	—	—	24
(1)Represents unrealized and realized gains (losses).
VALUATION METHODOLOGIES  Following is a description of the valuation methodologies used for assets measured at fair value.
Cash and Cash Equivalents – includes investments in collective investment funds valued at fair value based upon the fund’s NAV per share held at year end. The NAV per share is quoted on a private market that is not active; however, the NAV per share is based on underlying investments traded on an active market. This group of assets also includes investments in registered investment companies valued at the NAV per share held at year end and in interest-bearing bank accounts.
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
Real Estate –includes investments in exchange-traded equity securities, and registered investment companies described above.
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
With some exceptions, employees with one year of service who are employed in a benefit-eligible position on December 15 are eligible to receive matching contributions, which are dollar for dollar up to 6% of certified compensation. The 401(k) Plan also includes a non-discretionary base contribution of 1% of certified compensation for employees with annual compensation of less than $75,000. Eligible employees are 100% vested in their matching contributions and base contributions after three years of service. Base and matching contributions are made annually at year end. The 401(k) Plan provides installment payment options to the existing lump sum and partial lump sum distribution options and offers optional investment advisory services.
Total defined contribution retirement plan expenses were $1.0 billion in both 2023 and 2022, and $1.1 billion in 2021.

Wells Fargo & Company	177

Note 23: Income Taxes
Table 23.1 presents the components of income tax expense (benefit).
Table 23.1: Income Tax Expense (Benefit)

	Year ended December 31,
(in millions)	2023	2022	2021
Current:
U.S. Federal	$2,883	888	5,850
U.S. State and local	(453)	(45)	849
Non-U.S.	227	169	171
Total current	2,657	1,012	6,870
Deferred:
U.S. Federal (1)	(662)	767	(1,296)
U.S. State and local (1)	586	481	236
Non-U.S.	26	(9)	(46)
Total deferred	(50)	1,239	(1,106)
Total	$2,607	2,251	5,764
(1)In first quarter 2023, we adopted ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. For additional information, see Note 1 (Summary of Significant Accounting Policies).

Table 23.2 reconciles the statutory federal income tax rate to the effective income tax rate. Our effective tax rate is calculated by dividing income tax expense (benefit) by income before income tax expense (benefit) less the net income (loss) from noncontrolling interests.

Table 23.2: Effective Income Tax Expense (Benefit) and Rate (1)

	December 31,
	2023		2022		2021
(in millions)	Amount	Rate	Amount	Rate	Amount	Rate
Statutory federal income tax expense and rate	$4,567	21.0%	$3,345	21.0%	$5,854	21.0%
Change in tax rate resulting from:
State and local taxes on income, net of federal income tax benefit	855	3.9	581	3.7	1,075	3.9
Tax-exempt interest	(308)	(1.4)	(321)	(2.0)	(316)	(1.1)
Tax credits, net of amortization (2)	(1,546)	(7.1)	(1,264)	(8.0)	(1,001)	(3.6)
Nondeductible expenses (3)	214	1.0	560	3.5	368	1.3
Changes in prior year unrecognized tax benefits, inclusive of interest	(1,009)	(4.6)	(503)	(3.2)	(122)	(0.4)
Other	(166)	(0.8)	(147)	(0.9)	(94)	(0.4)
Effective income tax expense and rate	$2,607	12.0%	$2,251	14.1%	$5,764	20.7%
(1)In first quarter 2023, we adopted ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. For additional information, see Note 1 (Summary of Significant Accounting Policies).
(2)Includes LIHTC proportional amortization expense, net of tax of $1.2 billion in each of 2023, 2022 and 2021.
(3)Includes amounts related to nondeductible litigation and regulatory accruals in all years presented as well as a nondeductible goodwill impairment in 2021.

178	Wells Fargo & Company

The tax effects of our temporary differences that gave rise to significant portions of our deferred tax assets and liabilities are presented in Table 23.3.
Table 23.3: Net Deferred Taxes

(in millions)	Dec 31, 2023	Dec 31, 2022
Deferred tax assets
Net operating loss and tax credit carryforwards	$4,369	5,513
Allowance for credit losses	3,648	3,393
Deferred compensation and employee benefits	3,201	2,799
Net unrealized losses on debt securities	2,784	3,193
Accrued expenses	1,416	1,843
Capitalized research expenses (1)	1,389	938
Lease liabilities	1,011	1,132
Other (1)	962	1,106
Total deferred tax assets	18,780	19,917
Deferred tax assets valuation allowance	(222)	(232)
Deferred tax liabilities
Mark to market, net	(12,571)	(11,081)
Leasing and fixed assets	(2,794)	(2,792)
Mortgage servicing rights	(1,552)	(2,153)
Intangible assets	(874)	(753)
Right-of-use assets	(818)	(935)
Basis difference in investments	(60)	(1,095)
Other (2)	(520)	(1,119)
Total deferred tax liabilities	(19,189)	(19,928)
Net deferred tax liability (3)	$(631)	(243)
(1)Prior period amounts have been reclassified to conform with the current period presentation.
(2)In first quarter 2023, we adopted ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. For additional information, see Note 1 (Summary of Significant Accounting Policies).
(3)The net deferred tax liability is included in accrued expenses and other liabilities.
Deferred taxes related to net unrealized gains (losses) on debt securities, net unrealized gains (losses) on derivatives, foreign currency translation, and employee benefit plan adjustments are recorded in accumulated OCI. See Note 25 (Other Comprehensive Income) for additional information.

We have determined that a valuation allowance is required for 2023 in the amount of $222 million, attributable to deferred tax assets in various state and non-U.S. jurisdictions where we believe it is more likely than not that these deferred tax assets will not be realized due to lack of sources of taxable income, limitations on carryback of losses or credits and the inability to implement tax planning to realize these deferred tax assets. We have concluded that it is more likely than not that the remaining deferred tax assets will be realized based on our history of earnings, sources of taxable income in carryback periods, and our ability to implement tax planning strategies.
Table 23.4 presents the components of the deferred tax assets related to net operating loss (NOL) and tax credit carryforwards at December 31, 2023. If not utilized, carryforwards mostly expire in varying amounts through December 31, 2043, with the exception of U.S. Federal corporate alternative minimum tax credits that do not expire.
Table 23.4: Deferred Tax Assets Related To Net Operating Loss and Tax Credit Carryforwards

(in millions)	Dec 31, 2023
U.S. Federal tax credits	$3,978
U.S. State NOLs and credits	309
Non-U.S. NOLs and credits	82
Total net operating loss and tax credit carryforwards	$4,369
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

Wells Fargo & Company	179

Note 23:  Income Taxes (continued)
Table 23.5 presents the change in unrecognized tax benefits.

Table 23.5: Change in Unrecognized Tax Benefits

	Year ended December 31,
(in millions)	2023	2022
Balance, beginning of period	$5,437	5,218
Additions:
For tax positions related to the current year	246	695
For tax positions related to prior years	352	358
Reductions:
For tax positions related to prior years	(765)	(514)
Lapse of statute of limitations	(389)	(13)
Settlements with tax authorities	(767)	(307)
Balance, end of period	$4,114	5,437
Of the $4.1 billion of unrecognized tax benefits at December 31, 2023, approximately $2.3 billion would, if recognized, affect the effective tax rate. The remaining $1.8 billion of unrecognized tax benefits relates to income tax positions on temporary differences.
We account for interest and penalties related to income tax liabilities as a component of income tax expense. As of December 31, 2023 and 2022, we have accrued expense (benefit) of approximately $(29) million and $436 million, respectively, for interest and penalties. In 2023 and 2022, we recognized income tax benefit, net of tax, of $325 million and $385 million, respectively, related to interest and penalties.

We are subject to U.S. federal income tax as well as income tax in numerous state and non-U.S. jurisdictions. We are routinely examined by tax authorities in these various jurisdictions. With few exceptions, Wells Fargo and its subsidiaries are not subject to federal, state, local and non-U.S. income tax examinations for taxable years prior to 2015. It is reasonably possible that one or more of the examinations or appeals may be resolved within the next twelve months resulting in a decrease of up to $1.2 billion of our gross unrecognized tax benefits.
Table 23.6 summarizes our major tax jurisdiction examination status as of December 31, 2023.

Table 23.6: Tax Examination Status

Jurisdiction	Tax Year(s)	Status
United States	2015-2016	Administrative appeals
United States	2017-2020	Field examination
California	2015-2020	Field examination
New York State	2017-2019	Field examination
New York City	2015-2019	Field examination

180	Wells Fargo & Company

Note 24: Earnings and Dividends Per Common Share
Table 24.1 shows earnings per common share and diluted earnings per common share and reconciles the numerator and denominator of both earnings per common share calculations.
See the Consolidated Statement of Changes in Equity and
Note 12 (Common Stock and Stock Plans) for information about stock and options activity.
Table 24.1: Earnings Per Common Share Calculations

		Year ended December 31,
(in millions, except per share amounts)		2023	2022	2021
Wells Fargo net income (1)		$19,142	13,677	22,109
Less: Preferred stock dividends and other (2)		1,160	1,115	1,291
Wells Fargo net income applicable to common stock (numerator)		$17,982	12,562	20,818
Earnings per common share
Average common shares outstanding (denominator)		3,688.3	3,805.2	4,061.9
Per share		$4.88	3.30	5.13
Diluted earnings per common share
Average common shares outstanding		3,688.3	3,805.2	4,061.9
Add:	Restricted share rights (3)	32.1	31.8	34.3
Diluted average common shares outstanding (denominator)		3,720.4	3,837.0	4,096.2
Per share		$4.83	3.27	5.08
(1)In first quarter 2023, we adopted ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. For additional information, see Note 1 (Summary of Significant Accounting Policies).
(2)The balance for the years ended December 31, 2023, 2022 and 2021, includes $19 million, $0 million and $86 million, respectively, from the elimination of discounts or issuance costs associated with redemptions of preferred stock.
(3)Calculated using the treasury stock method.
Table 24.2 presents the outstanding securities that were anti-dilutive and therefore not included in the calculation of diluted earnings per common share.
Table 24.2: Outstanding Anti-Dilutive Securities

	Weighted-average shares
	Year ended December 31,
(in millions)	2023	2022	2021
Convertible Preferred Stock, Series L (1)	25.3	25.3	25.3
Restricted share rights (2)	0.1	0.2	0.2
(1)    Calculated using the if-converted method.
(2)    Calculated using the treasury stock method.
Table 24.3 presents dividends declared per common share.
Table 24.3: Dividends Declared Per Common Share

	Year ended December 31,
	2023	2022	2021
Per common share	$1.30	1.10	0.60

Wells Fargo & Company	181

Note 25: Other Comprehensive Income
Table 25.1 provides the components of other comprehensive income (OCI), reclassifications to net income by income statement line item, and the related tax effects.

Table 25.1: Summary of Other Comprehensive Income

	Twelve months ended December 31,
	2023			2022			2021
(in millions)	Before tax	Tax effect	Net of tax	Before tax	Tax effect	Net of tax	Before tax	Tax effect	Net of tax
Debt securities:
Net unrealized gains (losses) arising during the period	$1,136	(278)	858	(14,320)	3,526	(10,794)	(3,069)	759	(2,310)
Reclassification of net (gains) losses to net income	549	(136)	413	391	(97)	294	(82)	18	(64)
Net change	1,685	(414)	1,271	(13,929)	3,429	(10,500)	(3,151)	777	(2,374)
Derivatives and hedging activities:
Fair Value Hedges:
Change in fair value of excluded components on fair value hedges (1)	22	(6)	16	87	(21)	66	81	(20)	61
Cash Flow Hedges:
Net unrealized gains (losses) arising during the period on cash flow hedges	(201)	50	(151)	(1,541)	381	(1,160)	(12)	3	(9)
Reclassification of net (gains) losses to net income	724	(178)	546	6	(2)	4	143	(36)	107
Net change	545	(134)	411	(1,448)	358	(1,090)	212	(53)	159
Defined benefit plans adjustments:
Net actuarial and prior service gains (losses) arising during the period	(22)	5	(17)	(141)	35	(106)	200	(50)	150
Reclassification of amounts to noninterest expense (2)	109	(24)	85	343	(83)	260	261	(62)	199
Net change	87	(19)	68	202	(48)	154	461	(112)	349
Debit valuation adjustments (DVA) and other:
Net unrealized gains (losses) arising during the period (3)	(38)	9	(29)	73	(15)	58	(81)	17	(64)
Reclassification of net (gains) losses to net income	—	—	—	—	—	—	—	—	—
Net change	(38)	9	(29)	73	(15)	58	(81)	17	(64)
Foreign currency translation adjustments:
Net unrealized gains (losses) arising during the period	65	(2)	63	(233)	(3)	(236)	(30)	1	(29)
Reclassification of net (gains) losses to net income	—	—	—	—	—	—	(1)	—	(1)
Net change	65	(2)	63	(233)	(3)	(236)	(31)	1	(30)
Other comprehensive income (loss)	$2,344	(560)	1,784	(15,335)	3,721	(11,614)	(2,590)	630	(1,960)
Less: Other comprehensive income from noncontrolling interests, net of tax			2			2			—
Wells Fargo other comprehensive income (loss), net of tax			$1,782			(11,616)			(1,960)
(1)Represents changes in fair value of cross-currency swaps attributable to changes in cross-currency basis spreads, which are excluded from the assessment of hedge effectiveness and recorded in other comprehensive income.
(2)These items are included in the computation of net periodic benefit cost (see Note 22 (Employee Benefits) for additional information).
(3)In first quarter 2023, we adopted ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. For additional information, see Note 1 (Summary of Significant Accounting Policies).

182	Wells Fargo & Company

Table 25.2 provides the accumulated OCI (AOCI) balance activity on an after-tax basis.

Table 25.2: Accumulated OCI Balances

(in millions)	Debt securities	Fair value hedges (1)	Cash flow hedges (2)	Defined benefit plans adjustments	Debit valuation adjustments (DVA) and other	Foreign currency translation adjustments	Accumulated other comprehensive income (loss)
Balance, December 31, 2020	$3,039	(204)	(125)	(2,404)	—	(112)	194
Transition adjustment	—	—	—	—	20	—	20
Balance, January 1, 2021	3,039	(204)	(125)	(2,404)	20	(112)	214
Net unrealized gains (losses) arising during the period	(2,310)	61	(9)	150	(64)	(29)	(2,201)
Amounts reclassified from accumulated other comprehensive income	(64)	—	107	199	—	(1)	241
Net change	(2,374)	61	98	349	(64)	(30)	(1,960)
Less: Other comprehensive income from noncontrolling interests	—	—	—	—	—	—	—
Balance, December 31, 2021	665	(143)	(27)	(2,055)	(44)	(142)	(1,746)
Net unrealized gains (losses) arising during the period	(10,794)	66	(1,160)	(106)	58	(236)	(12,172)
Amounts reclassified from accumulated other comprehensive income	294	—	4	260	—	—	558
Net change	(10,500)	66	(1,156)	154	58	(236)	(11,614)
Less: Other comprehensive loss from noncontrolling interests	—	—	—	—	—	2	2
Balance, December 31, 2022 (3)(4)	(9,835)	(77)	(1,183)	(1,901)	14	(380)	(13,362)
Net unrealized gains (losses) arising during the period	858	16	(151)	(17)	(29)	63	740
Amounts reclassified from accumulated other comprehensive income	413	—	546	85	—	—	1,044
Net change	1,271	16	395	68	(29)	63	1,784
Less: Other comprehensive income from noncontrolling interests	—	—	—	—	—	2	2
Balance, December 31, 2023 (3)(4)	$(8,564)	(61)	(788)	(1,833)	(15)	(319)	(11,580)
(1)Substantially all of the amounts for fair value hedges are foreign exchange contracts.
(2)Substantially all of the amounts for cash flow hedges are interest rate contracts.
(3)In first quarter 2023, we adopted ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. For additional information, see Note 1 (Summary of Significant Accounting Policies).
(4)AOCI related to debt securities includes after-tax unrealized gains or losses associated with the transfer of securities from AFS to HTM of $3.5 billion and $3.7 billion at December 31, 2023 and 2022, respectively. These amounts are subsequently amortized from AOCI into earnings over the same period as the related unamortized premiums and discounts.

Wells Fargo & Company	183

Note 26: Regulatory Capital Requirements and Other Restrictions
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
Table 26.1 presents regulatory capital information for the Company and the Bank in accordance with Basel III capital requirements. We must calculate our risk-based capital ratios under both the Standardized and Advanced Approaches. The Standardized Approach applies assigned risk weights to broad risk categories, while the calculation of risk-weighted assets (RWAs) under the Advanced Approach differs by requiring applicable banks to utilize a risk-sensitive methodology, which relies upon the use of internal credit models, and includes an operational risk component.
At December 31, 2023, the Bank and our other insured depository institutions were considered well-capitalized under the requirements of the Federal Deposit Insurance Act.

Table 26.1: Regulatory Capital Information

	Wells Fargo & Company					Wells Fargo Bank, N.A.
	Standardized Approach			Advanced Approach		Standardized Approach			Advanced Approach
(in millions, except ratios)	December 31, 2023		December 31, 2022	December 31, 2023	December 31, 2022	December 31, 2023		December 31, 2022	December 31, 2023	December 31, 2022
Regulatory capital:
Common Equity Tier 1	$140,783		133,527	140,783	133,527	142,108		140,644	142,108	140,644
Tier 1	159,823		152,567	159,823	152,567	142,108		140,644	142,108	140,644
Total	193,061		186,747	182,726	177,258	165,634		163,885	155,560	154,292
Assets:
Risk-weighted assets	1,231,668		1,259,889	1,114,281	1,112,307	1,137,605		1,177,300	956,545	977,713
Adjusted average assets (1)	1,880,981		1,846,954	1,880,981	1,846,954	1,682,199		1,685,401	1,682,199	1,685,401
Regulatory capital ratios:
Common Equity Tier 1 capital	11.43%	*	10.60	12.63	12.00	12.49	*	11.95	14.86	14.39
Tier 1 capital	12.98	*	12.11	14.34	13.72	12.49	*	11.95	14.86	14.39
Total capital	15.67	*	14.82	16.40	15.94	14.56	*	13.92	16.26	15.78
Required minimum capital ratios:
Common Equity Tier 1 capital	8.90		9.20	8.50	8.50	7.00		7.00	7.00	7.00
Tier 1 capital	10.40		10.70	10.00	10.00	8.50		8.50	8.50	8.50
Total capital	12.40		12.70	12.00	12.00	10.50		10.50	10.50	10.50
	Wells Fargo & Company					Wells Fargo Bank, N.A.
	December 31, 2023			December 31, 2022		December 31, 2023			December 31, 2022
Regulatory leverage:
Total leverage exposure (1)	$2,253,933			2,224,789		2,048,633			2,058,568
Supplementary leverage ratio (1)	7.09%			6.86		6.94			6.83
Tier 1 leverage ratio (2)	8.50			8.26		8.45			8.34
Required minimum leverage:
Supplementary leverage ratio	5.00			5.00		6.00			6.00
Tier 1 leverage ratio	4.00			4.00		4.00			4.00
*Denotes the binding ratio under the Standardized and Advanced Approaches at December 31, 2023.
(1)The supplementary leverage ratio consists of Tier 1 capital divided by total leverage exposure. Total leverage exposure consists of adjusted average assets plus certain off-balance sheet exposures. Adjusted average assets consists of total quarterly average assets less goodwill and other permitted Tier 1 capital deductions (net of deferred tax liabilities).
(2)The Tier 1 leverage ratio consists of Tier 1 capital divided by total quarterly average assets, excluding goodwill and certain other items as determined under the rule.
At December 31, 2023, the Common Equity Tier 1 (CET1), Tier 1 and total capital ratio requirements for the Company included a global systemically important bank (G-SIB) surcharge of 1.50%. The G-SIB surcharge is not applicable to the Bank. In addition, the CET1, Tier 1 and total capital ratio requirements for the Company included a stress capital buffer of 2.90% under the Standardized Approach and a capital conservation buffer of 2.50% under the Advanced Approach. The capital ratio requirements for the Bank included a capital conservation buffer of 2.50% under both the Standardized and Advanced Approaches. The Company is required to maintain these risk-based capital ratios and to maintain a supplementary leverage ratio (SLR) of at least 5.00% (composed of a 3.00% minimum requirement plus a supplementary leverage buffer of 2.00%) to avoid restrictions on capital distributions and discretionary bonus payments. The Bank is required to maintain an SLR of at least 6.00% to be considered well-capitalized under applicable regulatory capital adequacy rules.
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

184	Wells Fargo & Company

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
Additionally, federal laws and regulations limit, and regulators can impose additional limitations on, the dividends that a national bank may pay. Dividends that may be paid by a national bank without the express approval of the OCC are generally limited to that bank’s retained net income for the preceding two calendar years plus net income up to the date of any dividend declaration in the current calendar year. Retained net income, as defined by the OCC, consists of net income less dividends declared during the period. Our national bank subsidiaries could have declared additional dividends of $4.1 billion at December 31, 2023, without obtaining prior regulatory approval. We have elected to retain higher capital at our national bank subsidiaries to meet internal capital targets, which are set above regulatory requirements.

Our nonbank subsidiaries are also limited by certain federal and state statutory provisions and regulations covering the amount of dividends that may be paid in any given year. In addition, we have entered into a Support Agreement dated June 28, 2017, as amended and restated on June 26, 2019, among Wells Fargo & Company, the parent holding company (Parent), WFC Holdings, LLC, an intermediate holding company and subsidiary of the Parent (IHC), the Bank, Wells Fargo Securities, LLC, Wells Fargo Clearing Services, LLC, and certain other subsidiaries of the Parent designated from time to time as material entities for resolution planning purposes or identified from time to time as related support entities in our resolution plan, pursuant to which the IHC may be restricted from making dividend payments to the Parent if certain liquidity and/or capital metrics fall below defined triggers or if the Parent’s board of directors authorizes it to file a case under the U.S. Bankruptcy Code. Based on retained earnings at December 31, 2023, our nonbank subsidiaries could have declared additional dividends of $26.5 billion at December 31, 2023, without obtaining prior regulatory approval.

Cash Restrictions
Cash and cash equivalents may be restricted as to usage or withdrawal. Table 26.2 provides a summary of restrictions on cash and cash equivalents.
Table 26.2: Nature of Restrictions on Cash and Cash Equivalents

(in millions)	Dec 31, 2023	Dec 31, 2022
Reserve balance for non-U.S. central banks	$230	238
Segregated for benefit of brokerage customers under federal and other brokerage regulations	986	898

Wells Fargo & Company	185

Note 27: Parent-Only Financial Statements
The following tables present Parent-only condensed financial statements.

Table 27.1: Parent-Only Statement of Income

	Year ended December 31,
(in millions)	2023	2022	2021
Income
Dividends from subsidiaries (1)	$22,300	14,590	17,895
Interest income from subsidiaries	10,845	4,759	3,934
Other interest income	6	2	1
Other income	211	(53)	(418)
Total income	33,362	19,298	21,412
Expense
Interest expense:
Indebtedness to nonbank subsidiaries	2,567	1,124	89
Long-term debt	9,909	4,994	2,823
Noninterest expense	504	2,043	309
Total expense	12,980	8,161	3,221
Income before income tax benefit and equity in undistributed income of subsidiaries	20,382	11,137	18,191
Income tax benefit (2)	(1,076)	(1,497)	(816)
Equity in undistributed income of subsidiaries (2)	(2,316)	1,043	3,102
Net income (2)	$19,142	13,677	22,109
(1)     Includes dividends paid from indirect bank subsidiaries of $22.3 billion, $14.5 billion and $15.2 billion in 2023, 2022 and 2021, respectively.
(2)     In first quarter 2023, we adopted ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. For additional information, see Note 1 (Summary of Significant Accounting Policies).
Table 27.2: Parent-Only Statement of Comprehensive Income

	Year ended December 31,
(in millions)	2023	2022	2021
Net income (1)	$19,142	13,677	22,109
Other comprehensive income (loss), after tax:
Debt securities	2	34	5
Derivatives and hedging activities	22	57	49
Defined benefit plans adjustments	70	145	347
Debit valuation adjustments (DVA) and other	(18)	(6)	—
Equity in other comprehensive income (loss) of subsidiaries (1)	1,706	(11,846)	(2,361)
Other comprehensive income (loss), after tax	1,782	(11,616)	(1,960)
Total comprehensive income (1)	$20,924	2,061	20,149
(1)     In first quarter 2023, we adopted ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. For additional information, see Note 1 (Summary of Significant Accounting Policies).

186	Wells Fargo & Company

Table 27.3: Parent-Only Balance Sheet

(in millions)	Dec 31, 2023	Dec 31, 2022
Assets
Cash, cash equivalents, and restricted cash due from subsidiary banks	$15,856	16,171
Loans to nonbank subsidiaries	187,306	182,656
Investments in subsidiaries (1) (2)	161,698	161,970
Equity securities	120	143
Other assets (2)	11,207	9,409
Total assets	$376,187	370,349
Liabilities and equity
Accrued expenses and other liabilities (2)	$8,933	8,264
Long-term debt	148,053	134,159
Indebtedness to nonbank subsidiaries	33,466	47,699
Total liabilities	190,452	190,122
Stockholders’ equity (2)	185,735	180,227
Total liabilities and equity	$376,187	370,349
(1)The years ended December 31, 2023 and 2022, include indirect ownership of bank subsidiaries with equity of $166.3 billion and $163.9 billion, respectively.
(2)In first quarter 2023, we adopted ASU 2018-12 – Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. For additional information, see Note 1 (Summary of Significant Accounting Policies).
Table 27.4: Parent-Only Statement of Cash Flows

	Year ended December 31,
(in millions)	2023	2022	2021
Cash flows from operating activities:
Net cash provided (used) by operating activities	$25,972	(4,575)	11,938
Cash flows from investing activities:
Equity securities, not held for trading:
Proceeds from sales and capital returns	44	3	11
Purchases	(13)	(8)	(18)
Loans:
Capital notes and term loans made to subsidiaries	(5,420)	(3,567)	(3,500)
Principal collected on notes/loans made to subsidiaries	1,730	4,062	2,618
Other, net	9	(263)	14
Net cash provided (used) by investing activities	(3,650)	227	(875)
Cash flows from financing activities:
Net increase (decrease) in short-term borrowings and indebtedness to subsidiaries	(14,238)	8,153	35,958
Long-term debt:
Proceeds from issuance	19,070	26,520	1,001
Repayment	(9,311)	(17,618)	(28,331)
Preferred stock:
Proceeds from issuance	1,722	—	5,756
Redeemed	(1,725)	—	(6,675)
Cash dividends paid	(1,141)	(1,115)	(1,205)
Common stock:
Repurchased	(11,851)	(6,033)	(14,464)
Cash dividends paid	(4,789)	(4,178)	(2,422)
Other, net	(374)	(344)	(364)
Net cash provided (used) by financing activities	(22,637)	5,385	(10,746)
Net change in cash, cash equivalents, and restricted cash	(315)	1,037	317
Cash, cash equivalents, and restricted cash at beginning of period	16,171	15,134	14,817
Cash, cash equivalents, and restricted cash at end of period	$15,856	16,171	15,134

Wells Fargo & Company	187

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Wells Fargo & Company:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and subsidiaries (the Company) as of December 31, 2023 and 2022, the related consolidated statement of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 20, 2024 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
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

Assessment of the allowance for credit losses for loans (ACL)
As discussed in Notes 1 and 5 to the consolidated financial statements, the Company’s ACL as of December 31, 2023 was $15.1 billion. The ACL includes the measurement of expected credit losses on a collective basis for those loans that share similar risk characteristics and on an individual basis for those loans that do not share similar risk characteristics. The Company estimated the ACL for collectively evaluated commercial loans by applying probability of default and severity of loss estimates to an expected exposure at default. The probability of default and severity of loss estimates are statistically derived utilizing credit loss models based on historical observations of default and losses after default for each credit risk rating. The Company estimated the ACL for collectively evaluated consumer loans utilizing credit loss models which estimate expected credit losses in the portfolio based on historical experience of probability of default and severity of loss estimates. The Company’s credit loss models utilize economic variables, including economic assumptions forecast over a reasonable and supportable forecast period. The Company forecasts multiple economic scenarios and applies weighting to the scenarios that are used to estimate expected credit losses. After the reasonable and supportable forecast period, the Company reverts over the reversion period to the long-term average for the forecasted economic variables based on historical observations over multiple economic cycles. The Company estimated the ACL for individually evaluated commercial loans using discounted cash flow (DCF) or fair value of collateral methods. A portion of the ACL is comprised of adjustments for qualitative factors which may not be adequately captured in the loss models.

We identified the assessment of the ACL as a critical audit matter. A high degree of audit effort, including specialized skills and knowledge, and subjective and complex auditor judgment was involved in the assessment of the ACL. Specifically, the assessment encompassed the evaluation of the ACL methodology for collectively evaluated loans, including the methods and models used to estimate (1) probability of default and severity of loss estimates, significant economic assumptions, the reasonable and supportable forecast period, the historical observation period, and credit risk ratings for commercial loans, and (2) the adjustments for qualitative factors that may not be adequately captured in the loss models. The assessment included an evaluation of the

188	Wells Fargo & Company

conceptual soundness and performance of certain credit loss and economic forecasting models. The assessment also encompassed the evaluation of the DCF and fair value of collateral methods and assumptions used to estimate the ACL for individually evaluated commercial real estate (CRE) loans. In addition, auditor judgment was required to evaluate the sufficiency of audit evidence obtained.

The following are the primary procedures we performed to address this critical audit matter.

We evaluated the design and tested the operating effectiveness of certain internal controls related to the measurement of the ACL estimate, including controls over the:
•development of certain credit loss models
•continued use and appropriateness of changes made to certain credit loss and economic forecasting models
•performance monitoring of certain credit loss and economic forecasting models
•identification and determination of the significant assumptions used in certain credit loss and economic forecasting models
•development of the qualitative factors, including significant assumptions used in the measurement of certain qualitative factors
•evaluation of the DCF and fair value of collateral assessments used to determine the expected credit losses for individually evaluated CRE loans
•analysis of the ACL results, trends, and ratios.
We evaluated the Company’s process to develop the estimate by testing certain sources of data and assumptions that the Company used and considered the relevance and reliability of such data and assumptions. In addition, we involved credit risk professionals with specialized skills and knowledge, who assisted in:
•evaluating the Company’s ACL methodology for compliance with U.S. generally accepted accounting principles
•evaluating judgments made by the Company relative to the development, assessment and performance testing of certain credit loss models by comparing them to relevant Company-specific metrics and trends and the applicable industry and regulatory practices
•assessing the conceptual soundness of the credit loss models, including the selection of certain assumptions, by inspecting the model documentation to determine whether the models are suitable for their intended use
•evaluating the methodology used to develop the forecasted economic scenarios, the selection of underlying assumptions and the weighting of scenarios by comparing them to the Company’s business environment
•assessing the forecasted economic scenarios through comparison to publicly available forecasts
•testing the historical observation period and reasonable and supportable forecast periods to evaluate the length of each period
•testing individual credit risk ratings for a selection of commercial loans by evaluating the financial performance of the borrower, sources of repayment, and any relevant guarantees or underlying collateral
•evaluating the methods and assumptions used to develop certain qualitative factors and the effect of those factors on the ACL compared with relevant credit risk factors and consistency with credit trends and identified limitations of the underlying quantitative models
•evaluating the methods and assumptions used by the Company in the DCF and fair value of collateral assessments for individually evaluated CRE loans by evaluating the financial performance of the borrower, sources of repayment, and any relevant guarantees or underlying collateral.

We also assessed the sufficiency of the audit evidence obtained related to the ACL estimate by evaluating the:
•cumulative results of the audit procedures
•qualitative aspects of the Company’s accounting practices
•potential bias in the accounting estimates.

Wells Fargo & Company	189

Assessment of the residential mortgage servicing rights (MSRs)
As discussed in Notes 1, 6, 15, and 16 to the consolidated financial statements, the Company’s residential MSR asset as of December 31, 2023 was $7.5 billion on an underlying loan servicing portfolio of $560 billion. The Company recognizes MSRs when it retains servicing rights in connection with the sale or securitization of loans it originated or purchases servicing rights from third parties and has elected to carry its residential MSRs at fair value with periodic changes reflected in earnings. The Company uses a valuation model for determining fair value that calculates the present value of estimated future net servicing income cash flows, which incorporates assumptions that market participants use in estimating future net servicing income cash flows. These assumptions include estimates of prepayment rates (including estimated borrower defaults), discount rates, cost to service (including delinquency and foreclosure costs), escrow account earnings, contractual servicing fee income, ancillary income and late fees. The estimated fair value of MSRs is periodically benchmarked to independent appraisals.
We identified the assessment of the valuation of residential MSRs as a critical audit matter. A high degree of audit effort, including specialized skills and knowledge, and subjective and complex auditor judgment was involved in the assessment of the MSRs. Specifically, there was a high degree of subjectivity used to evaluate the valuation model and the following assumptions because they are unobservable and the sensitivity of changes to those assumptions had a significant effect on the valuation (1) prepayment rates, (2) discount rates, and (3) cost to service. There was also a high degree of subjectivity and potential for management bias related to updates made to significant assumptions due to changes in market conditions, mortgage interest rates, or servicing standards.
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

We evaluated the Company’s process to develop the MSR fair value by testing certain sources of data and assumptions that the Company used and considered the relevance and reliability of such data and assumptions. In addition, we involved valuation professionals with specialized skills and knowledge, who assisted in:
•evaluating the design of the valuation model used to estimate the MSR fair value in accordance with relevant U.S. generally accepted accounting principles
•evaluating significant assumptions based on an analysis of backtesting results and a comparison of significant assumptions to available data for comparable entities and independent appraisals
•assessing significant assumption updates made during the year by considering backtesting results, market events, independent appraisals, and other circumstances that a market participant would have expected to be incorporated in the valuation that were not incorporated.

Assessment of goodwill impairment
As discussed in Notes 1 and 7 to the consolidated financial statements, the Company’s goodwill balance as of December 31, 2023 was $25.2 billion. The Company tests goodwill for impairment annually in the fourth quarter, or more frequently if events or circumstances indicate that the carrying value of goodwill may be impaired, by comparing the fair value of the reporting unit with its carrying amount, including goodwill. Management estimates the fair value of its reporting units using both an income approach and a market approach. The income approach is a discounted cash flow (DCF) analysis that incorporates assumptions including financial forecasts, a terminal value based on an assumed long-term growth rate, and a discount rate. The financial forecasts include future expectations of economic conditions and balance sheet changes, and considerations related to future business activities. The forecasted cash flows are discounted using a rate derived from a capital asset pricing model which produces an estimated cost of equity to the reporting unit. The market approach utilizes observable market data from comparable publicly traded companies and incorporates assumptions including the selection of comparable companies and a control premium representative of management’s expectation of a hypothetical acquisition of the reporting unit.

We identified the assessment of goodwill impairment for the Consumer Lending reporting unit, which had $7.1 billion of allocated goodwill as of December 31, 2023, as a critical audit matter. A high degree of audit effort, including specialized skills and knowledge, and subjective and complex auditor judgment was involved in the assessment. Specifically, the assessment encompassed the evaluation of certain assumptions used in the DCF analysis to estimate the fair value of the reporting unit, including (1) the future expectations of balance sheet changes and business activities used in the financial forecast and (2) the discount rate.

190	Wells Fargo & Company

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

We have served as the Company’s auditor since 1931.

Charlotte, North Carolina
February 20, 2024

Wells Fargo & Company	191

Quarterly Financial Data
Condensed Consolidated Statement of Income – Quarterly (Unaudited)
	2023				2022
	Quarter ended				Quarter ended
(in millions, except per share amounts)	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Interest income	$22,839	22,093	20,830	19,356	17,793	14,494	11,556	10,181
Interest expense	10,068	8,988	7,667	6,020	4,360	2,396	1,358	960
Net interest income	12,771	13,105	13,163	13,336	13,433	12,098	10,198	9,221
Noninterest income
Deposit and lending-related fees	1,568	1,551	1,517	1,504	1,522	1,647	1,729	1,815
Investment advisory and other asset-based fees	2,169	2,224	2,163	2,114	2,049	2,111	2,346	2,498
Commissions and brokerage services fees	619	567	570	619	601	562	542	537
Investment banking fees	455	492	376	326	331	375	286	447
Card fees	1,027	1,098	1,098	1,033	1,095	1,119	1,112	1,029
Mortgage banking	202	193	202	232	79	324	287	693
Net gains (losses) from trading and securities	1,105	1,246	1,032	985	(181)	872	(26)	796
Other	562	381	412	580	1,105	458	566	692
Total noninterest income	7,707	7,752	7,370	7,393	6,601	7,468	6,842	8,507
Total revenue	20,478	20,857	20,533	20,729	20,034	19,566	17,040	17,728
Provision for credit losses	1,282	1,197	1,713	1,207	957	784	580	(787)
Noninterest expense
Personnel	9,181	8,627	8,606	9,415	8,415	8,212	8,442	9,271
Technology, telecommunications and equipment	1,076	975	947	922	902	798	799	876
Occupancy	740	724	707	713	722	732	705	722
Operating losses	355	329	232	267	3,517	2,218	576	673
Professional and outside services	1,242	1,310	1,304	1,229	1,357	1,235	1,310	1,286
Advertising and promotion	259	215	184	154	178	126	102	99
Other	2,933	933	1,007	976	1,095	985	928	924
Total noninterest expense	15,786	13,113	12,987	13,676	16,186	14,306	12,862	13,851
Income before income tax expense (benefit)	3,410	6,547	5,833	5,846	2,891	4,476	3,598	4,664
Income tax expense (benefit)	(100)	811	930	966	(29)	912	622	746
Net income before noncontrolling interests	3,510	5,736	4,903	4,880	2,920	3,564	2,976	3,918
Less: Net income (loss) from noncontrolling interests	64	(31)	(35)	(111)	(235)	(28)	(166)	130
Wells Fargo net income	$3,446	5,767	4,938	4,991	3,155	3,592	3,142	3,788
Less: Preferred stock dividends and other	286	317	279	278	278	279	279	279
Wells Fargo net income applicable to common stock	$3,160	5,450	4,659	4,713	2,877	3,313	2,863	3,509
Per share information
Earnings per common share	$0.87	1.49	1.26	1.24	0.76	0.87	0.75	0.92
Diluted earnings per common share	0.86	1.48	1.25	1.23	0.75	0.86	0.75	0.91
Average common shares outstanding	3,620.9	3,648.8	3,699.9	3,785.6	3,799.9	3,796.5	3,793.8	3,831.1
Diluted average common shares outstanding	3,657.0	3,680.6	3,724.9	3,818.7	3,832.7	3,825.1	3,819.6	3,868.9

192	Wells Fargo & Company

Glossary of Acronyms

ACL	Allowance for credit losses	HTM	Held-to-maturity
AFS	Available-for-sale	LCR	Liquidity coverage ratio
AOCI	Accumulated other comprehensive income	LHFS	Loans held for sale
ARM	Adjustable-rate mortgage	LIHTC	Low-income housing tax credit
ASC	Accounting Standards Codification	LOCOM	Lower of cost or fair value
ASU	Accounting Standards Update	LTV	Loan-to-value
AVM	Automated valuation model	MBS	Mortgage-backed securities
BCBS	Basel Committee on Banking Supervision	MSR	Mortgage servicing right
BHC	Bank holding company	NAV	Net asset value
CCAR	Comprehensive Capital Analysis and Review	NPA	Nonperforming asset
CD	Certificate of deposit	NSFR	Net stable funding ratio
CECL	Current expected credit loss	OCC	Office of the Comptroller of the Currency
CET1	Common Equity Tier 1	OCI	Other comprehensive income
CFPB	Consumer Financial Protection Bureau	OTC	Over-the-counter
CLO	Collateralized loan obligation	PCD	Purchased credit-deteriorated
CRE	Commercial real estate	RMBS	Residential mortgage-backed securities
DPD	Days past due	ROA	Return on average assets
ESOP	Employee Stock Ownership Plan	ROE	Return on average equity
FASB	Financial Accounting Standards Board	ROTCE	Return on average tangible common equity
FDIC	Federal Deposit Insurance Corporation	RWAs	Risk-weighted assets
FHA	Federal Housing Administration	SEC	Securities and Exchange Commission
FHLB	Federal Home Loan Bank	S&P	Standard & Poor’s Global Ratings
FHLMC	Federal Home Loan Mortgage Corporation	SLR	Supplementary leverage ratio
FICO	Fair Isaac Corporation (credit rating)	SOFR	Secured Overnight Financing Rate
FNMA	Federal National Mortgage Association	SPE	Special purpose entity
FRB	Board of Governors of the Federal Reserve System	TDR	Troubled debt restructuring
GAAP	Generally accepted accounting principles	TLAC	Total Loss Absorbing Capacity
GNMA	Government National Mortgage Association	VA	Department of Veterans Affairs
GSE	Government-sponsored entity	VaR	Value-at-Risk
G-SIB	Global systemically important bank	VIE	Variable interest entity
HQLA	High-quality liquid assets	WIM	Wealth and Investment Management

Wells Fargo & Company	193