Form 10-K, Exhibit 13
period 2024-12-31
WELLS FARGO & COMPANY/MN
filed 2025-02-25
CIK 72971

Exhibit 13

		Financial Review
2		Overview	103	4	Equity Securities
6		Earnings Performance	105	5	Loans and Related Allowance for Credit Losses
24		Balance Sheet Analysis	120	6	Mortgage Banking Activities
27		Off-Balance Sheet Arrangements	122	7	Intangible Assets and Other Assets
28		Risk Management	123	8	Leasing Activity
49		Capital Management	124	9	Deposits
55		Regulation and Supervision	125	10	Long-Term Debt
56		Critical Accounting Policies	127	11	Preferred Stock
60		Current Accounting Developments	128	12	Common Stock and Stock Plans
61		Forward-Looking Statements	130	13	Legal Actions
63		Risk Factors	132	14	Derivatives
		Controls and Procedures	138	15	Fair Value Measurements
77		Disclosure Controls and Procedures	148	16	Securitizations and Variable Interest Entities
77		Internal Control Over Financial Reporting	154	17	Guarantees and Other Commitments
77		Management’s Report on Internal Control over Financial Reporting	157	18	Securities Financing Activities
78		Report of Independent Registered Public Accounting Firm – Opinion on Internal Control Over Financial Reporting (KPMG LLP, Charlotte, NC, Auditor Firm ID: 185)	159	19	Pledged Assets and Collateral
			160	20	Operating Segments
		Financial Statements	163	21	Revenue and Expenses
79		Consolidated Statement of Income	166	22	Employee Benefits
80		Consolidated Statement of Comprehensive Income	170	23	Income Taxes
81		Consolidated Balance Sheet	172	24	Earnings and Dividends Per Common Share
82		Consolidated Statement of Changes in Equity	173	25	Other Comprehensive Income
83		Consolidated Statement of Cash Flows	175	26	Regulatory Capital Requirements and Other Restrictions
			177	27	Parent-Only Financial Statements
		Notes to Financial Statements	179		Report of Independent Registered Public Accounting Firm – Opinion on the Consolidated Financial Statements
84	1	Summary of Significant Accounting Policies
96	2	Trading Activities	183		Quarterly Financial Data
97	3	Available-for-Sale and Held-to-Maturity Debt Securities	184		Glossary of Acronyms

Wells Fargo & Company	1

This Annual Report, including the Financial Review and the Financial Statements and related Notes, contains forward-looking statements, which may include forecasts of our financial results and condition, expectations for our operations and business, and our assumptions for those forecasts and expectations. Do not unduly rely on forward-looking statements. Actual results may differ materially from our forward-looking statements due to several factors. Factors that could cause our actual results to differ materially from our forward-looking statements are described in this Report, including in the “Forward-Looking Statements” section, and in the “Risk Factors” and “Regulation and Supervision” sections of our Annual Report on Form 10-K for the year ended December 31, 2024 (2024 Form 10-K).

When we refer to “Wells Fargo,” “the Company,” “we,” “our,” or “us” in this Report, we mean Wells Fargo & Company and Subsidiaries (consolidated). When we refer to the “Parent,” we mean Wells Fargo & Company. See the “Glossary of Acronyms” for definitions of terms used throughout this Report.

Financial Review

Overview
Wells Fargo & Company is a leading financial services company that has approximately $1.9 trillion in assets. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth and Investment Management. Wells Fargo ranked No. 34 on Fortune’s 2024 rankings of America’s largest corporations. We ranked fourth in assets and third in the market value of our common stock among all U.S. banks at December 31, 2024.
Wells Fargo’s top priority remains building a risk and control infrastructure appropriate for its size and complexity. The Company is subject to a number of consent orders and other regulatory actions, some of which are described below. These regulatory actions may require the Company, among other things, to undertake certain changes to its business, operations, products and services, and risk management practices. While we still have work to do and have not yet satisfied certain aspects of these regulatory actions, the Company is committed to devoting the resources necessary to operate with strong business practices and controls, maintain the highest level of integrity, and have an appropriate culture in place. For additional information regarding the risks related to regulatory actions, see the “Risk Factors” section in this Report.

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

Consent Orders with the Consumer Financial Protection Bureau and Office of the Comptroller of the Currency Regarding Compliance Risk Management Program
On April 20, 2018, the Company entered into consent orders with the Consumer Financial Protection Bureau (CFPB) and the Office of the Comptroller of the Currency (OCC) requiring the Company to enhance its compliance risk management program and its management of customer remediation activities. On February 13, 2025, the Company announced the OCC had terminated its consent order.

Consent Order with the OCC Regarding Loss Mitigation Activities
On September 9, 2021, the Company entered into a consent order with the OCC requiring the Company to improve the execution, risk management, and oversight of loss mitigation activities in its Home Lending business.

Consent Order with the CFPB Regarding Automobile Lending, Consumer Deposit Accounts, and Mortgage Lending
On December 20, 2022, the Company entered into a consent order with the CFPB that the Company announced was terminated on January 28, 2025.

Formal Agreement with the OCC Regarding Anti-Money Laundering and Sanctions Risk Management Practices
On September 12, 2024, the Company announced that Wells Fargo Bank, N.A. entered into a formal agreement with the OCC requiring the bank to enhance its anti-money laundering and sanctions risk management practices.

Customer Remediation Activities
Customer remediation activities are associated with our efforts to identify areas or instances where customers may have experienced financial harm and provide remediation as appropriate. We have accrued for the probable and estimable costs related to our customer remediation activities, which amounts may change based on additional facts and information, as well as ongoing reviews and communications with our regulators. We had $236 million and $819 million of accrued liabilities for customer remediation activities as of December 31, 2024 and 2023, respectively.

2	Wells Fargo & Company

Recent Developments
Federal Deposit Insurance Corporation Special Assessment
In November 2023, the Federal Deposit Insurance Corporation (FDIC) finalized a rule to recover losses to the FDIC deposit insurance fund as a result of bank failures in the first half of 2023. Under the rule, the FDIC will collect a special assessment based on an insured depository institution’s estimated amount of uninsured deposits. Upon the FDIC’s finalization of the rule, we expensed an estimated amount of our special assessment of $1.9 billion (pre-tax) in fourth quarter 2023. During 2024, the FDIC provided updates on losses to the deposit insurance fund, which resulted in an additional expense of $243 million (pre-tax) for the year ended December 31, 2024, for the estimated amount of the special assessment. We expect the ultimate amount of the special assessment may continue to change as the FDIC determines the actual net losses to the deposit insurance fund.

Overdraft Fees Rule
In December 2024, the CFPB issued a final rule addressing overdraft fees that provides the following three options for banks with more than $10 billion in assets when charging an overdraft fee: charge no more than a five-dollar fee, charge a fee that covers no more than a bank’s costs or losses related to an overdraft, or treat the overdraft as a loan. The rule becomes effective October 1, 2025, but is pending third-party litigation challenging the rule. Additionally, the status of certain proposed and enacted rules and regulations is uncertain based on directions given to the CFPB and other agencies. If the rule becomes effective in its current form, we would expect a significant reduction to our fees for overdraft services, which are included in deposit-related fees.

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

Financial Performance
In 2024, we generated $19.7 billion of net income and diluted EPS of $5.37, compared with $19.1 billion of net income and diluted EPS of $4.83 in 2023. Financial performance for 2024, compared with 2023, included the following:
•total revenue decreased due to lower net interest income, partially offset by higher noninterest income;
•noninterest expense decreased due to lower expense for the FDIC special assessment, and lower professional and outside services expense, partially offset by higher technology, telecommunications and equipment expense and higher operating losses;
•average loans decreased driven by declines in our commercial and consumer loan portfolios; and
•average deposits decreased driven by a decline in our noninterest-bearing deposits, partially offset by an increase in our interest-bearing deposits.
Capital and Liquidity
We maintained a strong capital and liquidity position in 2024, which included the following:
•our Common Equity Tier 1 (CET1) ratio was 11.07% under the Standardized Approach (our binding ratio), which continued to exceed the regulatory minimum and buffers of 9.80%;
•our total loss absorbing capacity (TLAC) as a percentage of total risk-weighted assets was 24.83%, compared with the regulatory minimum of 21.50%; and
•our liquidity coverage ratio (LCR) was 125%, which continued to exceed the regulatory minimum of 100%.
See the “Capital Management” and the “Risk Management – Asset/Liability Management – Liquidity Risk and Funding” sections in this Report for additional information regarding our capital and liquidity, including the calculation of our regulatory capital and liquidity amounts.

Credit Quality
Credit quality reflected the following:
•The allowance for credit losses (ACL) for loans of $14.6 billion at December 31, 2024, decreased $452 million from December 31, 2023.
•Our provision for credit losses for loans was $4.3 billion in 2024, compared with $5.4 billion in 2023, reflecting an increase in net loan charge-offs which was more than offset by the change in allowance for credit losses for loans driven by decreases across most loan portfolios, partially offset by increases for credit card loans.
•The allowance coverage for total loans was 1.60% at December 31, 2024, compared with 1.61% at December 31, 2023.
•Commercial portfolio net loan charge-offs were $1.5 billion, or 29 basis points of average commercial loans, in 2024, compared with net loan charge-offs of $923 million, or 17 basis points, in 2023, due to higher losses, primarily in our commercial real estate portfolio driven by the office property type.
•Consumer portfolio net loan charge-offs were $3.2 billion, or 85 basis points of average consumer loans, in 2024, compared with net loan charge-offs of $2.5 billion, or 65 basis points, in 2023, due to higher losses in our credit card portfolio driven by higher loan balances, partially offset by lower losses in our auto portfolio.
•Nonperforming assets (NPAs) of $7.9 billion at December 31, 2024, decreased $507 million, or 6%, from December 31, 2023, driven by a decrease in commercial real estate and residential mortgage nonaccrual loans, partially offset by an increase in commercial and industrial nonaccrual loans. NPAs represented 0.87% of total loans at December 31, 2024.
•Criticized loans in the commercial portfolio were $35.7 billion at December 31, 2024, compared with $33.0 billion at December 31, 2023, primarily driven by increases in criticized commercial and industrial loans.

Wells Fargo & Company	3

Overview (continued)
Table 1 presents a three-year summary of selected financial data and Table 2 presents selected ratios and per common share data.
Table 1: Summary of Selected Financial Data

	Year ended December 31,
(in millions, except per share amounts)	2024	2023	$ Change 2024/ 2023	% Change 2024/ 2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022
Income statement
Net interest income	$47,676	52,375	(4,699)	(9)%	$44,950	7,425	17%
Noninterest income	34,620	30,222	4,398	15	29,418	804	3
Total revenue	82,296	82,597	(301)	—	74,368	8,229	11
Net charge-offs	4,759	3,450	1,309	38	1,609	1,841	114
Change in the allowance for credit losses	(425)	1,949	(2,374)	NM	(75)	2,024	NM
Provision for credit losses (1)	4,334	5,399	(1,065)	(20)	1,534	3,865	252
Noninterest expense	54,598	55,562	(964)	(2)	57,205	(1,643)	(3)
Income tax expense	3,399	2,607	792	30	2,251	356	16
Wells Fargo net income	19,722	19,142	580	3	13,677	5,465	40
Wells Fargo net income applicable to common stock	18,606	17,982	624	3	12,562	5,420	43

Earnings per common share	5.43	4.88	0.55	11	3.30	1.58	48
Diluted earnings per common share	5.37	4.83	0.54	11	3.27	1.56	48
Dividends declared per common share	1.50	1.30	0.20	15	1.10	0.20	18
Balance sheet (period-end)
Debt securities	519,131	490,458	28,673	6	496,808	(6,350)	(1)
Loans	912,745	936,682	(23,937)	(3)	955,871	(19,189)	(2)
Allowance for credit losses for loans	14,636	15,088	(452)	(3)	13,609	1,479	11
Equity securities	60,644	57,336	3,308	6	64,414	(7,078)	(11)
Assets	1,929,845	1,932,468	(2,623)	—	1,881,020	51,448	3
Deposits	1,371,804	1,358,173	13,631	1	1,383,985	(25,812)	(2)
Long-term debt	173,078	207,588	(34,510)	(17)	174,870	32,718	19
Common stockholders’ equity	160,656	166,444	(5,788)	(3)	160,952	5,492	3
Wells Fargo stockholders’ equity	179,120	185,735	(6,615)	(4)	180,227	5,508	3
Total equity	181,066	187,443	(6,377)	(3)	182,213	5,230	3
NM – Not meaningful
(1)Includes provision for credit losses for loans, debt securities, and other financial assets.

4	Wells Fargo & Company

Table 2: Ratios and Per Common Share Data

	Year ended December 31,
	2024	2023	2022
Performance ratios
Return on average assets (ROA) (1)	1.03%	1.02	0.72
Return on average equity (ROE) (2)	11.4	11.0	7.8
Return on average tangible common equity (ROTCE) (3)	13.4	13.1	9.3
Efficiency ratio (4)	66	67	77
Capital and other metrics (5)
Wells Fargo common stockholders’ equity to assets	8.32	8.61	8.56
Total equity to assets	9.38	9.70	9.69
Risk-based capital ratios and components:
Standardized Approach:
Common Equity Tier 1 (CET1)	11.07	11.43	10.60
Tier 1 capital	12.57	12.98	12.11
Total capital	15.18	15.67	14.82
Risk-weighted assets (RWAs) (in billions)	$1,216.1	1,231.7	1,259.9
Advanced Approach:
Common Equity Tier 1 (CET1)	12.40%	12.63	12.00
Tier 1 capital	14.09	14.34	13.72
Total capital	16.08	16.40	15.94
Risk-weighted assets (RWAs) (in billions)	$1,085.0	1,114.3	1,112.3
Tier 1 leverage ratio	8.08%	8.50	8.26
Supplementary Leverage Ratio (SLR)	6.74	7.09	6.86
Total Loss Absorbing Capacity (TLAC) Ratio (6)	24.83	25.05	23.27
Liquidity Coverage Ratio (LCR) (7)	125	125	122
Average balances:
Average Wells Fargo common stockholders’ equity to average assets	8.54	8.67	8.53
Average total equity to average assets	9.59	9.80	9.67
Per common share data
Dividend payout ratio (8)	27.9	26.9	33.6
Book value (9)	$48.85	46.25	41.98
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
(5)See the “Capital Management” section and Note 26 (Regulatory Capital Requirements and Other Restrictions) to Financial Statements in this Report for additional information.
(6)Represents TLAC divided by risk-weighted assets (RWAs), which is our binding TLAC ratio, determined by using the greater of RWAs under the Standardized and Advanced Approaches.
(7)Represents average high-quality liquid assets divided by average projected net cash outflows, as each is defined under the LCR rule.
(8)Dividend payout ratio is dividends declared per common share as a percentage of diluted earnings per common share.
(9)Book value per common share is common stockholders’ equity divided by common shares outstanding.

Wells Fargo & Company	5

Earnings Performance
Wells Fargo net income for 2024 was $19.7 billion ($5.37 diluted EPS), compared with $19.1 billion ($4.83 diluted EPS) in 2023. Net income increased in 2024, compared with 2023, predominantly due to a $4.4 billion increase in noninterest income, a $1.1 billion decrease in provision for credit losses, and a $1.0 billion decrease in noninterest expense, partially offset by a $4.7 billion decrease in net interest income and a $792 million increase in income tax expense.
For a discussion of our 2023 financial results, compared with 2022, see the “Earnings Performance” section of our Annual Report on Form 10-K for the year ended December 31, 2023.

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
Net interest income and net interest margin decreased in 2024, compared with 2023, driven by the impact of higher interest rates on interest-bearing liabilities, including a deposit mix shift to interest-bearing deposits, as well as lower loan balances, partially offset by higher interest rates on interest-earning assets.
Table 3 presents the individual components of net interest income and net interest margin. Net interest income and net interest margin are presented on a taxable-equivalent basis in Table 3 to consistently reflect income from taxable and tax-exempt loans and debt and equity securities. The calculation for taxable-equivalent basis was based on a federal statutory tax rate of 21%.

6	Wells Fargo & Company

Table 3: Average Balances, Yields and Rates Paid (Taxable-Equivalent Basis) (1)

	Year ended December 31,
			2024			2023			2022
($ in millions)	Average balance	Interest income/ expense	Average interest rates	Average balance	Interest income/ expense	Average interest rates	Average balance	Interest income/ expense	Interest rates
Assets
Interest-earning deposits with banks	$189,261	9,182	4.85%	$149,401	6,973	4.67%	$145,802	2,245	1.54%
Federal funds sold and securities purchased under resale agreements	79,128	4,021	5.08	69,878	3,374	4.83	62,137	859	1.38
Debt securities:
Trading debt securities	121,398	5,051	4.16	104,588	3,805	3.64	91,515	2,490	2.72
Available-for-sale debt securities	154,866	6,592	4.26	142,743	5,365	3.76	141,404	3,167	2.24
Held-to-maturity debt securities	254,048	6,623	2.61	275,441	7,246	2.63	296,540	6,480	2.19
Total debt securities	530,312	18,266	3.44	522,772	16,416	3.14	529,459	12,137	2.29
Loans held for sale (2)	6,794	491	7.23	5,762	363	6.29	13,900	513	3.69
Loans:
Commercial and industrial – U.S.	307,909	21,742	7.06	307,953	20,941	6.80	291,996	11,293	3.87
Commercial and industrial – Non-U.S.	64,803	4,630	7.14	74,410	5,043	6.78	80,033	2,681	3.35
Commercial real estate	144,763	9,879	6.82	153,761	10,210	6.64	152,814	5,965	3.91
Lease financing	16,428	914	5.56	15,386	749	4.87	14,555	607	4.17
Total commercial loans	533,903	37,165	6.96	551,510	36,943	6.70	539,398	20,546	3.81
Residential mortgage	255,027	9,316	3.65	264,931	9,313	3.51	264,688	8,641	3.27
Credit card	53,665	6,858	12.78	48,202	6,246	12.96	41,275	4,752	11.51
Auto	44,535	2,291	5.14	51,116	2,415	4.72	55,429	2,366	4.27
Other consumer	28,246	2,379	8.42	28,157	2,349	8.34	29,030	1,489	5.13
Total consumer loans	381,473	20,844	5.46	392,406	20,323	5.18	390,422	17,248	4.42
Total loans (2)	915,376	58,009	6.34	943,916	57,266	6.07	929,820	37,794	4.06
Equity securities	26,105	678	2.60	25,920	683	2.63	30,575	708	2.31
Other interest-earning assets	9,219	469	5.08	9,638	463	4.80	13,275	204	1.54
Total interest-earning assets	$1,756,195	91,116	5.19%	$1,727,287	85,538	4.95%	$1,724,968	54,460	3.16%
Cash and due from banks	28,193	—		27,463	—		25,817	—
Goodwill	25,172	—		25,173	—		25,177	—
Other noninterest-earning assets	107,137	—		105,552	—		118,341	—
Total noninterest-earning assets	$160,502	—		158,188	—		169,335	—
Total assets	$1,916,697	91,116		1,885,475	85,538		1,894,303	54,460
Liabilities
Deposits:
Demand deposits	$448,689	10,258	2.29%	$418,542	6,947	1.66%	$432,745	1,356	0.31%
Savings deposits	353,916	4,527	1.28	376,233	2,723	0.72	433,415	406	0.09
Time deposits	171,622	8,758	5.10	132,492	6,215	4.69	33,148	449	1.36
Deposits in non-U.S. offices	19,309	739	3.83	19,278	618	3.21	19,191	138	0.72
Total interest-bearing deposits	993,536	24,282	2.44	946,545	16,503	1.74	918,499	2,349	0.26
Short-term borrowings:
Federal funds purchased and securities sold under agreements to repurchase	91,363	4,766	5.22	65,696	3,313	5.04	24,553	407	1.66
Other short-term borrowings	13,849	544	3.93	15,337	535	3.49	15,257	175	1.15
Total short-term borrowings	105,212	5,310	5.05	81,033	3,848	4.75	39,810	582	1.46
Long-term debt	184,551	12,463	6.75	180,464	11,572	6.41	157,742	5,505	3.49
Other interest-bearing liabilities	34,608	1,045	3.02	32,950	820	2.49	34,126	638	1.87
Total interest-bearing liabilities	$1,317,907	43,100	3.27%	$1,240,992	32,743	2.64%	$1,150,177	9,074	0.79%
Noninterest-bearing deposits	352,379	—		399,737	—		505,770	—
Other noninterest-bearing liabilities	62,532	—		59,886	—		55,189	—
Total noninterest-bearing liabilities	$414,911	—		459,623	—		560,959	—
Total liabilities	$1,732,818	43,100		1,700,615	32,743		1,711,136	9,074
Total equity	183,879	—		184,860	—		183,167	—
Total liabilities and equity	$1,916,697	43,100		1,885,475	32,743		1,894,303	9,074

Interest rate spread on a taxable-equivalent basis (3)			1.92%			2.31%			2.37%
Net interest margin and net interest income on a taxable-equivalent basis (3)		$48,016	2.73%		$52,795	3.06%		$45,386	2.63%
(1)The average balance amounts represent amortized costs, except for certain held-to-maturity (HTM) debt securities, which exclude unamortized basis adjustments related to the transfer of those securities from available-for-sale (AFS) debt securities. Amortized cost amounts exclude any valuation allowances and unrealized gains or losses, which are included in other noninterest-earning assets and other noninterest-bearing liabilities. The average interest rates are based on interest income or expense amounts for the period and are annualized. Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.
(2)Nonaccrual loans and any related income are included in their respective loan categories.
(3)Includes taxable-equivalent adjustments of $340 million, $420 million, and $436 million for the years ended December 31, 2024, 2023 and 2022, respectively, predominantly related to tax-exempt income on certain loans and securities.

Wells Fargo & Company	7

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

Table 4: Analysis of Changes in Net Interest Income

	Year ended December 31,
	2024 vs. 2023			2023 vs. 2022
(in millions)	Volume	Rate	Total	Volume	Rate	Total
Increase (decrease) in interest income:
Interest-earning deposits with banks	$1,930	279	2,209	56	4,672	4,728
Federal funds sold and securities purchased under resale agreements	465	182	647	120	2,395	2,515
Debt securities:
Trading debt securities	660	586	1,246	391	924	1,315
Available-for-sale debt securities	478	749	1,227	30	2,168	2,198
Held-to-maturity debt securities	(568)	(55)	(623)	(482)	1,248	766
Total debt securities	570	1,280	1,850	(61)	4,340	4,279
Loans held for sale	70	58	128	(396)	246	(150)
Loans:
Commercial and industrial – U.S.	(3)	804	801	650	8,998	9,648
Commercial and industrial – Non-U.S.	(672)	259	(413)	(200)	2,562	2,362
Commercial real estate	(605)	274	(331)	37	4,208	4,245
Lease financing	54	111	165	36	106	142
Total commercial loans	(1,226)	1,448	222	523	15,874	16,397
Residential mortgage	(358)	361	3	8	664	672
Credit card	700	(88)	612	854	640	1,494
Auto	(328)	204	(124)	(191)	240	49
Other consumer	7	23	30	(46)	906	860
Total consumer loans	21	500	521	625	2,450	3,075
Total loans	(1,205)	1,948	743	1,148	18,324	19,472
Equity securities	4	(9)	(5)	(116)	91	(25)
Other interest-earning assets	(20)	26	6	(70)	329	259
Total increase in interest income	$1,814	3,764	5,578	681	30,397	31,078
Increase (decrease) in interest expense:
Deposits:
Demand deposits	$528	2,783	3,311	(46)	5,637	5,591
Savings deposits	(171)	1,975	1,804	(58)	2,375	2,317
Time deposits	1,962	581	2,543	3,173	2,593	5,766
Deposits in non-U.S. offices	1	120	121	1	479	480
Total interest-bearing deposits	2,320	5,459	7,779	3,070	11,084	14,154
Short-term borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,332	121	1,453	1,312	1,594	2,906
Other short-term borrowings	(55)	64	9	1	359	360
Total short-term borrowings	1,277	185	1,462	1,313	1,953	3,266
Long-term debt	266	625	891	891	5,176	6,067
Other interest-bearing liabilities	43	182	225	(23)	205	182
Total increase (decrease) in interest expense	3,906	6,451	10,357	5,251	18,418	23,669
Increase (decrease) in net interest income on a taxable-equivalent basis	$(2,092)	(2,687)	(4,779)	(4,570)	11,979	7,409

8	Wells Fargo & Company

Noninterest Income

Table 5: Noninterest Income

	Year ended December 31,
($ in millions)	2024	2023	$ Change 2024/ 2023	% Change 2024/ 2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022
Deposit-related fees	$5,015	4,694	321	7%	$5,316	(622)	(12)%
Lending-related fees	1,500	1,446	54	4	1,397	49	4
Investment advisory and other asset-based fees	9,775	8,670	1,105	13	9,004	(334)	(4)
Commissions and brokerage services fees	2,521	2,375	146	6	2,242	133	6
Investment banking fees	2,665	1,649	1,016	62	1,439	210	15
Card fees	4,342	4,256	86	2	4,355	(99)	(2)
Mortgage banking	1,047	829	218	26	1,383	(554)	(40)
Net gains from trading activities	5,284	4,799	485	10	2,116	2,683	127
Net gains (losses) from debt securities	(920)	10	(930)	NM	151	(141)	(93)
Net gains (losses) from equity securities	1,070	(441)	1,511	343	(806)	365	45
Lease income	1,231	1,237	(6)	—	1,269	(32)	(3)
Other	1,090	698	392	56	1,552	(854)	(55)
Total	$34,620	30,222	4,398	15	$29,418	804	3
NM – Not meaningful
Full year 2024 vs. full year 2023
Deposit-related fees increased reflecting higher treasury management fees on commercial accounts driven by increased transaction service volumes and repricing.

Investment advisory and other asset-based fees increased driven by higher asset-based fees reflecting higher market valuations.

Fees from the majority of Wealth and Investment Management (WIM) advisory assets are based on a percentage of the market value of the assets at the beginning of the quarter. For additional information on certain client investment assets, see the “Earnings Performance – Operating Segment Results – Wealth and Investment Management – WIM Advisory Assets” section in this Report.

Commissions and brokerage services fees increased driven by higher brokerage transaction activity, partially offset by lower other brokerage service fees.

Investment banking fees increased due to higher debt and equity underwriting fees and higher advisory fees driven by increased activity.

Mortgage banking increased due to:
•higher net gains on mortgage loan originations/sales related to increased commercial mortgage loan securitization sales volumes; and
•higher income from net hedge results related to mortgage servicing rights (MSR) valuations.
Net gains from trading activities increased driven by higher revenue in foreign exchange and structured products, partially offset by losses related to our implementation of a change to incorporate funding valuation adjustments (FVA) for our derivatives.

Net gains (losses) from debt securities decreased driven by losses related to a repositioning of our investment portfolio.

Net gains (losses) from equity securities increased driven by:
•higher realized and unrealized gains on equity securities from our venture capital investments; and
•lower impairment of equity securities from our venture capital investments.

Other income increased driven by impacts related to the expanded use of the proportional amortization method of accounting for renewable energy tax credit investments, which reclassified the amortization of the investment cost from other noninterest income to income tax expense. For additional information on our adoption in first quarter 2024 of Accounting Standards Update (ASU) 2023-02 – Investments – Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.

Wells Fargo & Company	9

Earnings Performance (continued)
Noninterest Expense

Table 6: Noninterest Expense

	Year ended December 31,
($ in millions)	2024	2023	$ Change 2024/ 2023	% Change 2024/ 2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022
Personnel	$35,729	35,829	(100)	—%	$34,340	1,489	4%
Technology, telecommunications and equipment	4,583	3,920	663	17	3,375	545	16
Occupancy	3,052	2,884	168	6	2,881	3	—
Operating losses (1)	1,757	1,183	574	49	6,984	(5,801)	(83)
Professional and outside services	4,607	5,085	(478)	(9)	5,188	(103)	(2)
Leases (2)	633	697	(64)	(9)	750	(53)	(7)
Advertising and promotion	869	812	57	7	505	307	61
Other	3,368	5,152	(1,784)	(35)	3,182	1,970	62
Total	$54,598	55,562	(964)	(2)	$57,205	(1,643)	(3)
(1)Includes expenses for legal actions of $290 million, $179 million, and $3.3 billion for the years ended December 31, 2024, 2023, and 2022, respectively, and expenses for customer remediation activities of $722 million, $207 million, and $2.7 billion for the years ended December 31, 2024, 2023, and 2022, respectively.
(2)Represents expenses for assets we lease to customers.
Full year 2024 vs. full year 2023
Personnel expense decreased slightly due to lower severance expense and the impact of efficiency initiatives, partially offset by higher revenue-related compensation expense driven by higher fees in our Wealth and Investment Management business.
For additional information on personnel expense, see
Note 21 (Revenue and Expenses) to Financial Statements in this Report.

Technology, telecommunications and equipment expense increased due to higher expense for the amortization of internally developed software and higher expense for software maintenance and licenses.

Operating losses increased driven by higher expense for customer remediation activities related to the further refinement of the remediation costs for historical mortgage lending and other consumer products matters, and higher expense for legal actions.
For additional information on customer remediation activities, see the “Overview” section above. For additional information on operating losses, see Note 21 (Revenue and Expenses) to Financial Statements in this Report.

Professional and outside services expense decreased driven by lower expense for consulting projects related to our risk and control work, as well as efficiency initiatives to reduce our spending on consultants and contractors.
Other expense decreased reflecting lower expense for the FDIC special assessment. For additional information on the FDIC’s special assessment, see Note 21 (Revenue and Expenses) to Financial Statements in this Report.

Income Tax Expense

Table 7: Income Tax Expense

	Year ended December 31,
($ in millions)	2024	2023	$ Change 2024/ 2023	% Change 2024/ 2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022
Income before income tax expense	$23,364	21,636	1,728	8%	$15,629	6,007	38%
Income tax expense	3,399	2,607	792	30	2,251	356	16
Effective income tax rate (1)	14.7%	12.0			14.1%
(1)Represents (i) Income tax expense (benefit) divided by (ii) Income (loss) before income tax expense (benefit) less Net income (loss) from noncontrolling interests.
The increase in the effective income tax rate for 2024, compared with 2023, was driven by higher pre-tax income and the impacts related to the adoption of ASU 2023-02 in first quarter 2024 for our renewable energy tax credit investments, which reclassified the amortization of the investment cost from other noninterest income to income tax expense. For additional information on our adoption of ASU 2023-02 – Investments – Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.
For additional information on income taxes, see Note 23 (Income Taxes) to Financial Statements in this Report.

10	Wells Fargo & Company

Operating Segment Results
Our management reporting is organized into four reportable operating segments: Consumer Banking and Lending; Commercial Banking; Corporate and Investment Banking; and Wealth and Investment Management. All other business activities that are not included in the reportable operating segments have been included in Corporate. For additional information, see Table 8 below. We define our reportable operating segments by type of product and customer segment, and their results are based on our management reporting process. The management reporting process measures the performance of the reportable operating segments based on the Company’s management structure, and the results are regularly reviewed with our Chief Executive Officer and relevant senior management. The management reporting process is based on U.S. GAAP and includes specific adjustments, such as funds transfer pricing for asset/liability management, shared revenue and expenses, and taxable-equivalent adjustments to consistently reflect income from taxable and tax-exempt sources, which allows management to assess performance consistently across the operating segments.

Funds Transfer Pricing. Corporate treasury manages a funds transfer pricing methodology that considers interest rate risk, liquidity risk, and other product characteristics. Operating segments pay a funding charge for their assets and receive a funding credit for their deposits, both of which are included in net interest income. The net impact of the funding charges or credits is recognized in corporate treasury.

Revenue Sharing and Expense Allocations. When lines of business jointly serve customers, the line of business that is responsible for providing the product or service recognizes revenue or expense with a referral fee paid or an allocation of cost to the other line of business based on established internal revenue-sharing agreements.
When a line of business uses a service provided by another line of business, expense is generally allocated based on the cost and use of the service provided. Enterprise functions, such as operations, technology, and risk management, are included in Corporate with an allocation of their applicable costs to the reportable operating segments based on the level of support provided by the enterprise function. We periodically assess and update our revenue sharing and expense allocation methodologies.

Taxable-Equivalent Adjustments. Taxable-equivalent adjustments related to tax-exempt income on certain loans and debt securities are included in net interest income, while taxable-equivalent adjustments related to income tax credits for affordable housing and renewable energy investments are included in noninterest income, in each case with corresponding impacts to income tax expense (benefit). Adjustments are included in Corporate, Commercial Banking, and Corporate and Investment Banking and are eliminated to reconcile to the Company’s consolidated financial results.

Allocated Capital. Reportable operating segments are allocated capital under a risk-sensitive framework that is primarily based on aspects of our regulatory capital requirements, and the assumptions and methodologies used to allocate capital are periodically assessed and updated. Management believes that return on allocated capital is a useful financial measure because it enables management, investors, and others to assess a reportable operating segment’s use of capital.

Selected Metrics. We present certain financial and nonfinancial metrics that management uses when evaluating reportable operating segment results. Management believes that these metrics are useful to investors and others to assess the performance, customer growth, and trends of reportable operating segments or lines of business.
Table 8: Management Reporting Structure

Wells Fargo & Company

Consumer Banking and Lending	Commercial Banking	Corporate and Investment Banking	Wealth and Investment Management	Corporate

• Consumer, Small and Business Banking • Home Lending • Credit Card • Auto • Personal Lending	• Middle Market Banking • Asset-Based Lending and Leasing	• Banking • Commercial Real Estate • Markets	• Wells Fargo Advisors • The Private Bank	• Corporate Treasury • Enterprise Functions • Investment Portfolio • Venture capital and private equity investments • Non-strategic businesses

Wells Fargo & Company	11

Earnings Performance (continued)
Table 9 and the following discussion present our results by reportable operating segment. For additional information, see Note 20 (Operating Segments) to Financial Statements in this Report.
Table 9: Operating Segment Results – Highlights

(in millions)	Consumer Banking and Lending	Commercial Banking	Corporate and Investment Banking	Wealth and Investment Management	Corporate (1)	Reconciling Items (2)	Consolidated Company
Year ended December 31, 2024
Net interest income	$28,303	9,096	7,935	3,473	(791)	(340)	47,676
Noninterest income	7,898	3,682	11,409	11,963	1,129	(1,461)	34,620
Total revenue	36,201	12,778	19,344	15,436	338	(1,801)	82,296
Provision for credit losses	3,561	290	521	(22)	(16)	—	4,334
Noninterest expense	23,274	6,190	9,029	12,884	3,221	—	54,598
Income (loss) before income tax expense (benefit)	9,366	6,298	9,794	2,574	(2,867)	(1,801)	23,364
Income tax expense (benefit)	2,357	1,599	2,456	672	(1,884)	(1,801)	3,399
Net income (loss) before noncontrolling interests	7,009	4,699	7,338	1,902	(983)	—	19,965
Less: Net income from noncontrolling interests	—	10	—	—	233	—	243
Net income (loss)	$7,009	4,689	7,338	1,902	(1,216)	—	19,722
Year ended December 31, 2023
Net interest income	$30,185	10,034	9,498	3,966	(888)	(420)	52,375
Noninterest income	7,734	3,415	9,693	10,725	431	(1,776)	30,222
Total revenue	37,919	13,449	19,191	14,691	(457)	(2,196)	82,597
Provision for credit losses	3,299	75	2,007	6	12	—	5,399
Noninterest expense	24,024	6,555	8,618	12,064	4,301	—	55,562
Income (loss) before income tax expense (benefit)	10,596	6,819	8,566	2,621	(4,770)	(2,196)	21,636
Income tax expense (benefit)	2,657	1,704	2,140	657	(2,355)	(2,196)	2,607
Net income (loss) before noncontrolling interests	7,939	5,115	6,426	1,964	(2,415)	—	19,029
Less: Net income (loss) from noncontrolling interests	—	11	—	—	(124)	—	(113)
Net income (loss)	$7,939	5,104	6,426	1,964	(2,291)	—	19,142
Year ended December 31, 2022
Net interest income	$27,044	7,289	8,733	3,927	(1,607)	(436)	44,950
Noninterest income	8,766	3,631	6,509	10,895	1,192	(1,575)	29,418
Total revenue	35,810	10,920	15,242	14,822	(415)	(2,011)	74,368
Provision for credit losses	2,276	(534)	(185)	(25)	2	—	1,534
Noninterest expense	26,277	6,058	7,560	11,613	5,697	—	57,205
Income (loss) before income tax expense (benefit)	7,257	5,396	7,867	3,234	(6,114)	(2,011)	15,629
Income tax expense (benefit)	1,816	1,366	1,989	812	(1,721)	(2,011)	2,251
Net income (loss) before noncontrolling interests	5,441	4,030	5,878	2,422	(4,393)	—	13,378
Less: Net income (loss) from noncontrolling interests	—	12	—	—	(311)	—	(299)
Net income (loss)	$5,441	4,018	5,878	2,422	(4,082)	—	13,677
(1)All other business activities that are not included in the reportable operating segments have been included in Corporate. For additional information, see the “Corporate” section below.
(2)Taxable-equivalent adjustments related to tax-exempt income on certain loans and debt securities are included in net interest income, while taxable-equivalent adjustments related to income tax credits for affordable housing and renewable energy investments are included in noninterest income, in each case with corresponding impacts to income tax expense (benefit). Adjustments are included in Corporate, Commercial Banking, and Corporate and Investment Banking and are eliminated to reconcile to the Company’s consolidated financial results.

12	Wells Fargo & Company

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
Table 9a: Consumer Banking and Lending – Income Statement and Selected Metrics

	Year ended December 31,
($ in millions, unless otherwise noted)	2024	2023	$ Change 2024/ 2023	% Change 2024/ 2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022
Income Statement
Net interest income	$28,303	30,185	(1,882)	(6)%	$27,044	3,141	12%
Noninterest income:
Deposit-related fees	2,734	2,702	32	1	3,093	(391)	(13)
Card fees	4,076	3,967	109	3	4,067	(100)	(2)
Mortgage banking	650	512	138	27	1,100	(588)	(53)
Other	438	553	(115)	(21)	506	47	9
Total noninterest income	7,898	7,734	164	2	8,766	(1,032)	(12)
Total revenue	36,201	37,919	(1,718)	(5)	35,810	2,109	6
Net charge-offs	3,546	2,784	762	27	1,693	1,091	64
Change in the allowance for credit losses	15	515	(500)	(97)	583	(68)	(12)
Provision for credit losses	3,561	3,299	262	8	2,276	1,023	45
Noninterest expense	23,274	24,024	(750)	(3)	26,277	(2,253)	(9)
Income before income tax expense	9,366	10,596	(1,230)	(12)	7,257	3,339	46
Income tax expense	2,357	2,657	(300)	(11)	1,816	841	46
Net income	$7,009	7,939	(930)	(12)	$5,441	2,498	46
Revenue by Line of Business
Consumer, Small and Business Banking	$24,510	25,922	(1,412)	(5)	$22,967	2,955	13
Consumer Lending:
Home Lending	3,383	3,389	(6)	—	4,221	(832)	(20)
Credit Card	5,908	5,809	99	2	5,725	84	1
Auto	1,118	1,464	(346)	(24)	1,716	(252)	(15)
Personal Lending	1,282	1,335	(53)	(4)	1,181	154	13
Total revenue	$36,201	37,919	(1,718)	(5)	$35,810	2,109	6

Selected Metrics
Consumer Banking and Lending:
Return on allocated capital (1)	14.8%	17.5			10.8%
Efficiency ratio (2)	64	63			73
Retail bank branches (#, period-end)	4,177	4,311		(3)	4,598		(6)
Digital active customers (# in millions, period-end) (3)	36.0	34.8		3	33.5		4
Mobile active customers (# in millions, period-end) (3)	31.4	29.9		5	28.3		6

Consumer, Small and Business Banking:
Deposit spread (4)	2.5%	2.6			2.0%
Debit card purchase volume ($ in billions) (5)	$507.5	492.8	14.7	3	$486.6	6.2	1
Debit card purchase transactions (# in millions) (5)	10,230	10,000		2	9,852		2
(continued on following page)

Wells Fargo & Company	13

Earnings Performance (continued)
(continued from previous page)

	Year ended December 31,
($ in millions, unless otherwise noted)	2024	2023	$ Change 2024/ 2023	% Change 2024/ 2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022
Home Lending:
Mortgage banking:
Net servicing income	$422	300	122	41%	$368	(68)	(18)%
Net gains on mortgage loan originations/sales	228	212	16	8	732	(520)	(71)
Total mortgage banking	$650	512	138	27	$1,100	(588)	(53)

Retail originations ($ in billions)	$20.2	24.2	(4.0)	(17)	$64.3	(40.1)	(62)
% of originations held for sale (HFS)	40.6%	44.6			52.5%
Third-party mortgage loans serviced ($ in billions, period-end) (6)	$486.9	559.7	(72.8)	(13)	$679.2	(119.5)	(18)
Mortgage servicing rights (MSR) carrying value (period-end)	6,844	7,468	(624)	(8)	9,310	(1,842)	(20)
Ratio of MSR carrying value (period-end) to third-party mortgage loans serviced (period-end) (6)	1.41%	1.33			1.37%
Home lending loans 30+ days delinquency rate (period-end) (7)(8)(9)	0.29	0.32			0.31

Credit Card:
Point of sale (POS) volume ($ in billions)	$170.5	153.1	17.4	11	$135.9	17.2	13
New accounts (# in thousands)	2,429	2,566		(5)	2,247		14
Credit card loans 30+ days delinquency rate (period-end) (8)(9)	2.91%	2.80			2.00%
Credit card loans 90+ days delinquency rate (period-end) (8)(9)	1.51	1.41			0.96

Auto:
Auto originations ($ in billions)	$16.9	17.2	(0.3)	(2)	$23.1	(5.9)	(26)
Auto loans 30+ days delinquency rate (period-end) (8)(9)	2.31%	2.80			2.64%

Personal Lending:
New volume ($ in billions)	$10.1	11.9	(1.8)	(15)	$12.6	(0.7)	(6)
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
(8)Excludes loans held for sale.
(9)Delinquency balances exclude nonaccrual loans.
Full year 2024 vs. full year 2023

Revenue decreased driven by lower net interest income due to lower deposit balances and lower loan balances.

Provision for credit losses reflected an increase in net charge-offs driven by credit card loans.

Noninterest expense decreased due to:
•lower personnel expense driven by lower severance expense and the impact of efficiency initiatives;
•lower professional and outside services expense driven by the impact of efficiency initiatives; and
•lower operating costs;
partially offset by:
•higher operating losses.

14	Wells Fargo & Company

Table 9b: Consumer Banking and Lending – Balance Sheet

	Year ended December 31,
($ in millions)	2024	2023	$ Change 2024/ 2023	% Change 2024/ 2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022
Selected Balance Sheet Data (average)
Loans by Line of Business:
Consumer, Small and Business Banking	$6,292	6,740	(448)	(7)%	$7,895	(1,155)	(15)%
Consumer Lending:
Home Lending	210,972	219,601	(8,629)	(4)	219,157	444	—
Credit Card	48,322	42,894	5,428	13	36,388	6,506	18
Auto	45,048	51,689	(6,641)	(13)	55,994	(4,305)	(8)
Personal Lending	14,529	14,996	(467)	(3)	12,999	1,997	15
Total loans	$325,163	335,920	(10,757)	(3)	$332,433	3,487	1
Total deposits	774,660	811,091	(36,431)	(4)	883,130	(72,039)	(8)
Allocated capital	45,500	44,000	1,500	3	48,000	(4,000)	(8)

Selected Balance Sheet Data (period-end)
Loans by Line of Business:
Consumer, Small and Business Banking	$6,256	6,735	(479)	(7)	$7,411	(676)	(9)
Consumer Lending:
Home Lending	207,022	215,823	(8,801)	(4)	223,525	(7,702)	(3)
Credit Card	50,992	46,735	4,257	9	40,768	5,967	15
Auto	42,914	48,283	(5,369)	(11)	54,281	(5,998)	(11)
Personal Lending	14,246	15,291	(1,045)	(7)	14,544	747	5
Total loans	$321,430	332,867	(11,437)	(3)	$340,529	(7,662)	(2)
Total deposits	783,490	782,309	1,181	—	859,695	(77,386)	(9)
Full year 2024 vs. full year 2023
Total loans (average and period-end) decreased due to:
•a decline in loan balances in our Home Lending business reflecting our more focused strategy for Home Lending, including paydowns of legacy residential mortgage loans; and
•a decline in loan balances in our Auto business as paydowns exceeded originations reflecting our actions related to credit tightening;
partially offset by:
•an increase in loan balances in our Credit Card business due to higher point of sale volume and the impact of new product launches.
Total deposits (average) decreased driven by customer migration to higher yielding deposit products.

Wells Fargo & Company	15

Earnings Performance (continued)
Commercial Banking provides financial solutions to private, family owned and certain public companies. Products and services include banking and credit products across multiple industry sectors and municipalities, secured lending and lease products, and treasury management. Table 9c and Table 9d provide additional information for Commercial Banking.
Table 9c: Commercial Banking – Income Statement and Selected Metrics

	Year ended December 31,
($ in millions)	2024	2023	$ Change 2024/ 2023	% Change 2024/ 2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022
Income Statement
Net interest income	$9,096	10,034	(938)	(9)%	$7,289	2,745	38%
Noninterest income:
Deposit-related fees	1,180	998	182	18	1,131	(133)	(12)
Lending-related fees	555	531	24	5	491	40	8
Lease income	532	644	(112)	(17)	710	(66)	(9)
Other	1,415	1,242	173	14	1,299	(57)	(4)
Total noninterest income	3,682	3,415	267	8	3,631	(216)	(6)
Total revenue	12,778	13,449	(671)	(5)	10,920	2,529	23
Net charge-offs	333	96	237	247	4	92	NM
Change in the allowance for credit losses	(43)	(21)	(22)	NM	(538)	517	96
Provision for credit losses	290	75	215	287	(534)	609	114
Noninterest expense	6,190	6,555	(365)	(6)	6,058	497	8
Income before income tax expense	6,298	6,819	(521)	(8)	5,396	1,423	26
Income tax expense	1,599	1,704	(105)	(6)	1,366	338	25
Less: Net income from noncontrolling interests	10	11	(1)	(9)	12	(1)	(8)
Net income	$4,689	5,104	(415)	(8)	$4,018	1,086	27

Revenue by Line of Business
Middle Market Banking	$8,562	8,762	(200)	(2)	$6,574	2,188	33
Asset-Based Lending and Leasing	4,216	4,687	(471)	(10)	4,346	341	8
Total revenue	$12,778	13,449	(671)	(5)	$10,920	2,529	23

Revenue by Product
Lending and leasing	$5,201	5,314	(113)	(2)	$5,253	61	1
Treasury management and payments	5,690	6,214	(524)	(8)	4,483	1,731	39
Other	1,887	1,921	(34)	(2)	1,184	737	62
Total revenue	$12,778	13,449	(671)	(5)	$10,920	2,529	23

Selected Metrics
Return on allocated capital	17.1%	19.1			19.7%
Efficiency ratio	48	49			55
NM – Not meaningful
Full year 2024 vs. full year 2023
Revenue decreased driven by:
•lower net interest income reflecting the impact of higher interest rates on deposit costs;
partially offset by:
•higher deposit-related fees reflecting higher treasury management fees on commercial accounts driven by increased transaction service volumes and repricing; and
•higher other noninterest income related to renewable energy tax credit investments.

Provision for credit losses reflected an increase in net charge-offs.

Noninterest expense decreased due to lower personnel expense reflecting lower severance expense and the impact of efficiency initiatives.

16	Wells Fargo & Company

Table 9d: Commercial Banking – Balance Sheet

	Year ended December 31,
($ in millions)	2024	2023	$ Change 2024/ 2023	% Change 2024/ 2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022
Selected Balance Sheet Data (average)
Loans:
Commercial and industrial	$162,827	164,062	(1,235)	(1)%	$147,379	16,683	11%
Commercial real estate	44,898	45,705	(807)	(2)	45,130	575	1
Lease financing and other	15,332	14,335	997	7	13,523	812	6
Total loans	$223,057	224,102	(1,045)	—	$206,032	18,070	9
Loans by Line of Business:
Middle Market Banking	$125,414	120,819	4,595	4	$114,634	6,185	5
Asset-Based Lending and Leasing	97,643	103,283	(5,640)	(5)	91,398	11,885	13
Total loans	$223,057	224,102	(1,045)	—	$206,032	18,070	9
Total deposits	172,129	165,235	6,894	4	186,079	(20,844)	(11)
Allocated capital	26,000	25,500	500	2	19,500	6,000	31

Selected Balance Sheet Data (period-end)
Loans:
Commercial and industrial	$163,464	163,797	(333)	—	$163,797	—	—
Commercial real estate	44,506	45,534	(1,028)	(2)	45,816	(282)	(1)
Lease financing and other	15,348	15,443	(95)	(1)	13,916	1,527	11
Total loans	$223,318	224,774	(1,456)	(1)	$223,529	1,245	1
Loans by Line of Business:
Middle Market Banking	$126,877	118,482	8,395	7	$121,192	(2,710)	(2)
Asset-Based Lending and Leasing	96,441	106,292	(9,851)	(9)	102,337	3,955	4
Total loans	$223,318	224,774	(1,456)	(1)	$223,529	1,245	1
Total deposits	188,650	162,526	26,124	16	173,942	(11,416)	(7)
Full year 2024 vs. full year 2023
Total loans (average and period-end) decreased driven by lower loan demand reflecting the impact of a higher interest rate environment, partially offset by increased client working capital needs.

Total deposits (average and period-end) increased driven by additions of deposits from new and existing customers.

Wells Fargo & Company	17

Earnings Performance (continued)
Corporate and Investment Banking delivers a suite of capital markets, banking, and financial products and services to corporate, commercial real estate, government and institutional clients globally. Products and services include corporate banking, investment banking, treasury management, commercial real estate lending and servicing, equity and fixed income solutions as well as sales, trading, and research capabilities. In August 2024, we entered into a definitive agreement to sell the non-agency third-party servicing segment of our commercial mortgage servicing business, including the related mortgage servicing rights and servicer advances. We will continue to service agency and government-sponsored enterprise loans and loans held on our balance sheet. Table 9e and Table 9f provide additional information for Corporate and Investment Banking.
Table 9e: Corporate and Investment Banking – Income Statement and Selected Metrics

	Year ended December 31,
($ in millions)	2024	2023	$ Change 2024/ 2023	% Change 2024/ 2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022
Income Statement
Net interest income	$7,935	9,498	(1,563)	(16)%	$8,733	765	9%
Noninterest income:
Deposit-related fees	1,073	976	97	10	1,068	(92)	(9)
Lending-related fees	842	790	52	7	769	21	3
Investment banking fees	2,675	1,738	937	54	1,492	246	16
Net gains from trading activities	5,091	4,553	538	12	1,886	2,667	141
Other	1,728	1,636	92	6	1,294	342	26
Total noninterest income	11,409	9,693	1,716	18	6,509	3,184	49
Total revenue	19,344	19,191	153	1	15,242	3,949	26
Net charge-offs	909	581	328	56	(48)	629	NM
Change in the allowance for credit losses	(388)	1,426	(1,814)	NM	(137)	1,563	NM
Provision for credit losses	521	2,007	(1,486)	(74)	(185)	2,192	NM
Noninterest expense	9,029	8,618	411	5	7,560	1,058	14
Income before income tax expense	9,794	8,566	1,228	14	7,867	699	9
Income tax expense	2,456	2,140	316	15	1,989	151	8
Net income	$7,338	6,426	912	14	$5,878	548	9

Revenue by Line of Business
Banking:
Lending	$2,758	2,872	(114)	(4)	$2,222	650	29
Treasury Management and Payments	2,712	3,036	(324)	(11)	2,369	667	28
Investment Banking	1,814	1,404	410	29	1,206	198	16
Total Banking	7,284	7,312	(28)	—	5,797	1,515	26
Commercial Real Estate	5,144	5,311	(167)	(3)	4,534	777	17
Markets:
Fixed Income, Currencies, and Commodities (FICC)	5,093	4,688	405	9	3,660	1,028	28
Equities	1,789	1,809	(20)	(1)	1,115	694	62
Credit Adjustment (CVA/DVA/FVA) and Other (1)	(14)	65	(79)	NM	20	45	225
Total Markets	6,868	6,562	306	5	4,795	1,767	37
Other	48	6	42	700	116	(110)	(95)
Total revenue	$19,344	19,191	153	1	$15,242	3,949	26

Selected Metrics
Return on allocated capital	15.7%	13.8			15.3%
Efficiency ratio	47	45			50
NM – Not meaningful
(1)In fourth quarter 2024, we implemented a change to incorporate funding valuation adjustments (FVA) for our derivatives, which resulted in a loss of $85 million.
Full year 2024 vs. full year 2023
Revenue increased driven by:
•higher investment banking fees due to higher debt and equity underwriting fees and higher advisory fees driven by increased activity; and
•higher net gains from trading activities driven by higher revenue in foreign exchange and structured products, partially offset by losses related to our implementation of a change to incorporate funding valuation adjustments (FVA) for our derivatives;
partially offset by:
•lower net interest income driven by higher deposit costs and lower loan balances.

Provision for credit losses reflected a decrease in the allowance for credit losses driven by commercial real estate loans.

Noninterest expense increased driven by higher operating costs, partially offset by the impact of efficiency initiatives.

18	Wells Fargo & Company

Table 9f: Corporate and Investment Banking – Balance Sheet

	Year ended December 31,
($ in millions)	2024	2023	$ Change 2024/ 2023	% Change 2024/ 2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022
Selected Balance Sheet Data (average)
Loans:
Commercial and industrial	$183,792	191,602	(7,810)	(4)%	$198,424	(6,822)	(3)%
Commercial real estate	93,247	100,373	(7,126)	(7)	98,560	1,813	2
Total loans	$277,039	291,975	(14,936)	(5)	$296,984	(5,009)	(2)
Loans by Line of Business:
Banking	$87,318	95,783	(8,465)	(9)	$106,440	(10,657)	(10)
Commercial Real Estate	125,799	135,702	(9,903)	(7)	133,719	1,983	1
Markets	63,922	60,490	3,432	6	56,825	3,665	6
Total loans	$277,039	291,975	(14,936)	(5)	$296,984	(5,009)	(2)
Trading-related assets:
Trading account securities	$135,751	118,130	17,621	15	$112,213	5,917	5
Reverse repurchase agreements/securities borrowed	72,374	61,510	10,864	18	50,491	11,019	22
Derivative assets	18,883	18,636	247	1	27,421	(8,785)	(32)
Total trading-related assets	$227,008	198,276	28,732	14	$190,125	8,151	4
Total assets	568,035	553,722	14,313	3	557,396	(3,674)	(1)
Total deposits	192,592	162,062	30,530	19	161,720	342	—
Allocated capital	44,000	44,000	—	—	36,000	8,000	22

Selected Balance Sheet Data (period-end)
Loans:
Commercial and industrial	$192,573	189,379	3,194	2	$196,529	(7,150)	(4)
Commercial real estate	86,107	98,053	(11,946)	(12)	101,848	(3,795)	(4)
Total loans	$278,680	287,432	(8,752)	(3)	$298,377	(10,945)	(4)
Loans by Line of Business:
Banking	$86,328	93,987	(7,659)	(8)	$101,183	(7,196)	(7)
Commercial Real Estate	117,213	131,968	(14,755)	(11)	137,495	(5,527)	(4)
Markets	75,139	61,477	13,662	22	59,699	1,778	3
Total loans	$278,680	287,432	(8,752)	(3)	$298,377	(10,945)	(4)
Trading-related assets:
Trading account securities	$142,727	115,562	27,165	24	$111,801	3,761	3
Reverse repurchase agreements/securities borrowed	96,470	63,614	32,856	52	55,407	8,207	15
Derivative assets	21,332	18,023	3,309	18	22,218	(4,195)	(19)
Total trading-related assets	$260,529	197,199	63,330	32	$189,426	7,773	4
Total assets	597,278	547,203	50,075	9	550,177	(2,974)	(1)
Total deposits	212,948	185,142	27,806	15	157,217	27,925	18
Full year 2024 vs. full year 2023
Total loans (average and period-end) decreased due to loan payoffs exceeding originations and draws on existing accounts.
Total trading-related assets (average and period-end) increased reflecting:
•higher trading account securities driven by growth across all asset classes; and
•an increased volume of reverse repurchase agreements.
Total deposits (average and period-end) increased driven by additions of deposits from new and existing customers.

Wells Fargo & Company	19

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
Table 9g: Wealth and Investment Management

	Year ended December 31,
($ in millions, unless otherwise noted)	2024	2023	$ Change 2024/ 2023	% Change 2024/ 2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022
Income Statement
Net interest income	$3,473	3,966	(493)	(12)%	$3,927	39	1%
Noninterest income:
Investment advisory and other asset-based fees	9,534	8,446	1,088	13	8,847	(401)	(5)
Commissions and brokerage services fees	2,153	2,058	95	5	1,931	127	7
Other	276	221	55	25	117	104	89
Total noninterest income	11,963	10,725	1,238	12	10,895	(170)	(2)
Total revenue	15,436	14,691	745	5	14,822	(131)	(1)
Net charge-offs	(2)	(1)	(1)	(100)	(7)	6	86
Change in the allowance for credit losses	(20)	7	(27)	NM	(18)	25	139
Provision for credit losses	(22)	6	(28)	NM	(25)	31	124
Noninterest expense	12,884	12,064	820	7	11,613	451	4
Income before income tax expense	2,574	2,621	(47)	(2)	3,234	(613)	(19)
Income tax expense	672	657	15	2	812	(155)	(19)
Net income	$1,902	1,964	(62)	(3)	$2,422	(458)	(19)

Selected Metrics
Return on allocated capital	28.3%	30.7			27.1%
Efficiency ratio	83	82			78
Client assets ($ in billions, period-end):
Advisory assets	$998	891	107	12	$797	94	12
Other brokerage assets and deposits	1,295	1,193	102	9	1,064	129	12
Total client assets	$2,293	2,084	209	10	$1,861	223	12

Selected Balance Sheet Data (average)
Total loans	$83,005	82,755	250	—	$85,228	(2,473)	(3)
Total deposits	107,689	112,069	(4,380)	(4)	164,883	(52,814)	(32)
Allocated capital	6,500	6,250	250	4	8,750	(2,500)	(29)

Selected Balance Sheet Data (period-end)
Total loans	$84,340	82,555	1,785	2	$84,273	(1,718)	(2)
Total deposits	127,008	103,902	23,106	22	138,760	(34,858)	(25)
NM- Not meaningful
Full year 2024 vs. full year 2023
Revenue increased driven by:
•higher investment advisory and other asset-based fees driven by higher asset-based fees reflecting higher market valuations; and
•higher commissions and brokerage services fees driven by higher brokerage transaction activity, partially offset by lower other brokerage service fees;
partially offset by:
•lower net interest income driven by lower deposit balances, customers reallocating cash into higher yielding alternatives, and higher deposit costs reflecting the impact of increased pricing on sweep deposits in advisory brokerage accounts.
Noninterest expense increased reflecting higher personnel expense driven by higher revenue-related compensation, partially offset by the impact of efficiency initiatives.

Total deposits (period-end) increased driven by higher brokerage deposit balances.

20	Wells Fargo & Company

WIM Advisory Assets. In addition to transactional accounts, WIM offers advisory account relationships to brokerage customers. Fees from advisory accounts are based on a percentage of the market value of the assets as of the beginning of the quarter, which vary across the account types based on the distinct services provided, and are affected by investment performance as well as asset inflows and outflows. Advisory accounts include assets that are financial advisor-directed and separately managed by third-party managers as well as certain client-directed brokerage assets where we earn a fee for advisory and other services, but do not have investment discretion.
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
For the years ended December 31, 2024, 2023, and 2022, the average fee rate by account type ranged from 50 to 120 basis points.
Table 9h: WIM Advisory Assets

	Year ended
(in billions)	Balance, beginning of period	Inflows (outflows), net (1)	Market impact (2)	Balance, end of period
December 31, 2024
Client-directed (3)	$185.3	(2.5)	22.9	205.7
Financial advisor-directed (4)	264.6	1.4	43.2	309.2
Separate accounts (5)	198.4	2.6	24.7	225.7
Mutual fund advisory (6)	83.3	(5.3)	7.7	85.7
Total Wells Fargo Advisors	$731.6	(3.8)	98.5	826.3
The Private Bank (7)	159.5	(2.8)	14.7	171.4
Total WIM advisory assets	$891.1	(6.6)	113.2	997.7
December 31, 2023
Client-directed (3)	$165.2	(1.7)	21.8	185.3
Financial advisor-directed (4)	222.9	2.0	39.7	264.6
Separate accounts (5)	176.5	(2.4)	24.3	198.4
Mutual fund advisory (6)	78.6	(5.4)	10.1	83.3
Total Wells Fargo Advisors	$643.2	(7.5)	95.9	731.6
The Private Bank (7)	153.6	(9.5)	15.4	159.5
Total WIM advisory assets	$796.8	(17.0)	111.3	891.1
December 31, 2022
Client-directed (3)	$205.6	(7.2)	(33.2)	165.2
Financial advisor-directed (4)	255.5	(2.6)	(30.0)	222.9
Separate accounts (5)	203.3	(1.9)	(24.9)	176.5
Mutual fund advisory (6)	102.1	(6.3)	(17.2)	78.6
Total Wells Fargo Advisors	$766.5	(18.0)	(105.3)	643.2
The Private Bank (7)	198.0	(19.7)	(24.7)	153.6
Total WIM advisory assets	$964.5	(37.7)	(130.0)	796.8
(1)Inflows include new advisory account assets, contributions, dividends, and interest. Outflows include closed advisory account assets, withdrawals, and client management fees.
(2)Market impact reflects gains and losses on portfolio investments.
(3)Investment advice and other services are provided to the client, but decisions are made by the client and the fees earned are based on a percentage of the advisory account assets, not the number and size of transactions executed by the client.
(4)Professionally managed portfolios with fees earned based on respective strategies and as a percentage of certain client assets.
(5)Professional advisory portfolios managed by third-party asset managers. Fees are earned based on a percentage of certain client assets.
(6)Program with portfolios constructed of load-waived, no-load, and institutional share class mutual funds. Fees are earned based on a percentage of certain client assets.
(7)Discretionary and non-discretionary portfolios held in personal trusts, investment agency, or custody accounts with fees earned based on a percentage of client assets.

Wells Fargo & Company	21

Earnings Performance (continued)
Corporate includes corporate treasury and enterprise functions, net of expense allocations, in support of the reportable operating segments (including funds transfer pricing, capital, and liquidity), as well as our investment portfolio and venture capital and private equity investments. Corporate also includes certain lines of business that management has determined are no longer consistent with the long-term strategic goals of the Company as well as results for previously divested businesses. Table 9i and Table 9j provide additional information for Corporate.
Table 9i: Corporate – Income Statement

	Year ended December 31,
($ in millions)	2024	2023	$ Change 2024/ 2023	% Change 2024/ 2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022
Income Statement
Net interest income	$(791)	(888)	97	11%	$(1,607)	719	45%
Noninterest income	1,129	431	698	162	1,192	(761)	(64)
Total revenue	338	(457)	795	174	(415)	(42)	(10)
Net charge-offs	(27)	(10)	(17)	NM	(33)	23	70
Change in the allowance for credit losses	11	22	(11)	(50)	35	(13)	(37)
Provision for credit losses	(16)	12	(28)	NM	2	10	500
Noninterest expense	3,221	4,301	(1,080)	(25)	5,697	(1,396)	(25)
Loss before income tax benefit	(2,867)	(4,770)	1,903	40	(6,114)	1,344	22
Income tax benefit	(1,884)	(2,355)	471	20	(1,721)	(634)	(37)
Less: Net income (loss) from noncontrolling interests (1)	233	(124)	357	288	(311)	187	60
Net loss	$(1,216)	(2,291)	1,075	47	$(4,082)	1,791	44
NM – Not meaningful
(1)Reflects results attributable to noncontrolling interests associated with our venture capital investments.
Full year 2024 vs. full year 2023
Revenue increased driven by:
•higher net gains from equity securities reflecting higher realized and unrealized gains on equity securities from our venture capital investments and lower impairment of equity securities;
partially offset by:
•higher net losses from debt securities related to a repositioning of our investment portfolio.

Noninterest expense decreased reflecting:
•lower expense for the FDIC special assessment. For additional information on the FDIC special assessment, see Note 21 (Revenue and Expenses) to Financial Statements in this Report;
partially offset by:
•higher operating losses due to higher expense for customer remediation activities.
Corporate includes our rail car leasing business, which had long-lived operating lease assets, net of accumulated depreciation, of $4.5 billion and $4.6 billion at December 31, 2024 and 2023, respectively. The average age of our rail cars is 22 years and the rail cars are typically leased to customers under short-term leases of 3 to 5 years. Our four largest concentrations, which represented 66% of our rail car fleet as of December 31, 2024, were rail cars used for the transportation of cement/sand, agricultural grain, plastics, and coal products. We may incur impairment charges based on changing economic and market conditions affecting the long-term demand and utility of specific types of rail cars. Our assumptions for impairment are sensitive to estimated utilization and rental rates as well as the estimated economic life of the leased asset. For additional information, see Note 1 (Summary of Significant Accounting Policies) and Note 8 (Leasing Activity) to Financial Statements in this Report.

22	Wells Fargo & Company

Table 9j: Corporate – Balance Sheet

	Year ended December 31,
($ in millions)	2024	2023	$ Change 2024/ 2023	% Change 2024/ 2023	2022	$ Change 2023/ 2022	% Change 2023/ 2022
Selected Balance Sheet Data (average)
Available-for-sale debt securities	$138,983	123,542	15,441	12%	$124,308	(766)	(1)%
Held-to-maturity debt securities	246,577	267,672	(21,095)	(8)	290,087	(22,415)	(8)
Equity securities	15,441	15,635	(194)	(1)	15,695	(60)	—
Total assets	652,024	619,002	33,022	5	638,011	(19,009)	(3)
Total deposits	98,845	95,825	3,020	3	28,457	67,368	237

Selected Balance Sheet Data (period-end)
Available-for-sale debt securities	$154,397	118,923	35,474	30	$102,669	16,254	16
Held-to-maturity debt securities	231,892	259,748	(27,856)	(11)	294,141	(34,393)	(12)
Equity securities	15,437	15,810	(373)	(2)	15,508	302	2
Total assets	633,799	674,075	(40,276)	(6)	601,218	72,857	12
Total deposits	59,708	124,294	(64,586)	(52)	54,371	69,923	129

Full year 2024 vs. full year 2023
Total assets (average) increased reflecting an increase in interest-earning deposits with banks that are managed by corporate treasury.

Total assets (period-end) decreased reflecting a decrease in interest-earning deposits with banks that are managed by corporate treasury.

Total deposits (period-end) decreased driven by maturities of certificates of deposit (CDs) issued by corporate treasury.

Wells Fargo & Company	23

Balance Sheet Analysis
At December 31, 2024, our assets totaled $1.93 trillion, down $2.6 billion from December 31, 2023.
The following discussion provides additional information about the major components of our consolidated balance sheet. See the “Capital Management” section in this Report for information on changes in our equity.
Available-for-Sale and Held-to-Maturity Debt Securities
Table 10: Available-for-Sale and Held-to-Maturity Debt Securities

	December 31, 2024				December 31, 2023
($ in millions)	Amortized cost, net (1)	Net unrealized gains (losses)	Fair value	Weighted average expected maturity (yrs)	Amortized cost, net (1)	Net unrealized gains (losses)	Fair value	Weighted average expected maturity (yrs)
Available-for-sale (2)	$170,607	(7,629)	162,978	7.2	$137,155	(6,707)	130,448	4.7
Held-to-maturity (3)	234,948	(41,169)	193,779	8.3	262,708	(35,392)	227,316	7.6
Total	$405,555	(48,798)	356,757	n/a	$399,863	(42,099)	357,764	n/a
(1)Represents amortized cost of the securities, net of the allowance for credit losses of $34 million and $1 million related to available-for-sale debt securities and $95 million and $93 million related to held-to-maturity debt securities at December 31, 2024 and 2023, respectively.
(2)Available-for-sale debt securities are carried on our consolidated balance sheet at fair value.
(3)Held-to-maturity debt securities are carried on our consolidated balance sheet at amortized cost, net of the allowance for credit losses.
Table 10 presents a summary of our portfolio of investments in available-for-sale (AFS) and held-to-maturity (HTM) debt securities. See Note 3 (Available-for-Sale and Held-to-Maturity Debt Securities) to Financial Statements in this Report for additional information on AFS and HTM debt securities, including a summary of debt securities by security type, contractual maturities and weighted average yields. The size and composition of our AFS and HTM debt securities is dependent upon the Company’s liquidity and interest rate risk management objectives. The AFS debt securities portfolio can be used to meet funding needs that arise in the normal course of business or due to market stress. Changes in our interest rate risk profile may occur due to changes in overall economic or market conditions, which could influence loan origination demand, prepayment rates, or deposit balances and mix. In response, the AFS debt securities portfolio can be rebalanced to meet the Company’s interest rate risk management objectives. In addition to meeting liquidity and interest rate risk management objectives, the AFS and HTM debt securities portfolios may provide yield enhancement over other short-term assets. See the “Risk Management – Asset/Liability Management” section in this Report for additional information on liquidity and interest rate risk.

The AFS and HTM debt securities portfolios predominantly consist of liquid, high-quality U.S. Treasury and federal agency debt, and agency mortgage-backed securities (MBS). The portfolios also include securities issued by U.S. states and political subdivisions and highly rated collateralized loan obligations (CLOs). Debt securities are classified as HTM at the time of purchase or when transferred from the AFS debt securities portfolio. Our intent is to hold these securities to maturity and collect the contractual cash flows.
The amortized cost, net of the allowance for credit losses, of the total AFS and HTM debt securities portfolio increased from December 31, 2023. Purchases of AFS debt securities were partially offset by paydowns and maturities of AFS and HTM debt securities, as well as sales of AFS debt securities.
The total net unrealized losses on AFS and HTM debt securities increased from December 31, 2023, due to changes in interest rates, partially offset by the realization of losses related to a repositioning of our AFS debt securities portfolio. The repositioning included the sale of approximately $28.4 billion of AFS debt securities and reinvestment of the proceeds into AFS debt securities with higher yields.
At December 31, 2024, 99% of the combined AFS and HTM debt securities portfolio was rated AA- or above. Ratings are based on external ratings where available and, where not available, based on internal credit grades.

24	Wells Fargo & Company

Loan Portfolios
Table 11 provides a summary of total outstanding loans by portfolio segment. Commercial loans decreased from December 31, 2023, due to a decline in the commercial real estate loan portfolio as paydowns exceeded originations and advances. Consumer loans decreased from December 31, 2023, driven by decreases in the residential mortgage and auto loan portfolios as paydowns exceeded originations, partially offset by an increase in credit card loans due to higher point of sale volume and the impact of new product launches.
Table 11: Loan Portfolios

($ in millions)	Dec 31, 2024	Dec 31, 2023	$ Change	% Change
Commercial	$534,159	547,427	(13,268)	(2)%
Consumer	378,586	389,255	(10,669)	(3)
Total loans	$912,745	936,682	(23,937)	(3)
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
Table 12: Loan Maturities

	December 31, 2024
	Loan maturities					Loans maturing after one year
(in millions)	Within one year	After one year through five years	After five years through fifteen years	After fifteen years	Total	Fixed interest rates	Floating/variable interest rates
Commercial and industrial	$136,093	218,532	24,581	2,035	381,241	28,120	217,028
Commercial real estate	60,395	60,744	13,888	1,478	136,505	16,821	59,289
Lease financing	3,679	10,744	1,958	32	16,413	12,649	85
Total commercial	200,167	290,020	40,427	3,545	534,159	57,590	276,402
Residential mortgage	9,903	29,901	86,501	123,964	250,269	170,410	69,956
Credit card	56,542	—	—	—	56,542	—	—
Auto	11,458	29,316	1,593	—	42,367	30,909	—
Other consumer	24,913	4,404	73	18	29,408	3,899	596
Total consumer	102,816	63,621	88,167	123,982	378,586	205,218	70,552
Total loans	$302,983	353,641	128,594	127,527	912,745	262,808	346,954

Wells Fargo & Company	25

Balance Sheet Analysis (continued)

Deposits
Deposits increased from December 31, 2023, reflecting:
•growth in commercial deposits driven by additions of deposits from new and existing customers; and
•growth in consumer deposits driven by higher brokerage deposits in WIM;
partially offset by:
•lower time deposits driven by maturities of CDs issued by corporate treasury.

Table 13 provides additional information regarding deposit balances. Certain deposit balances, including noninterest-bearing and interest-bearing demand deposits, were impacted by efforts to align legacy products with current deposit product offerings. Information regarding the impact of deposits on net interest income and a comparison of average deposit balances is provided in the “Earnings Performance – Net Interest Income” section and Table 3 earlier in this Report. Our average deposit cost in fourth quarter 2024 increased to 1.73%, compared with 1.58% in fourth quarter 2023.
Table 13: Deposits

($ in millions)	Dec 31, 2024	% of total deposits	Dec 31, 2023	% of total deposits	$ Change	% Change
Noninterest-bearing demand deposits	$383,616	28%	$360,279	26%	$23,337	6%
Interest-bearing demand deposits	473,738	35	436,908	32	36,830	8
Savings deposits	359,731	26	349,181	26	10,550	3
Time deposits	137,128	10	187,989	14	(50,861)	(27)
Interest-bearing deposits in non-U.S. offices	17,591	1	23,816	2	(6,225)	(26)
Total deposits	$1,371,804	100%	$1,358,173	100%	$13,631	1
As of December 31, 2024 and 2023, total deposits that exceed FDIC insurance limits, or are otherwise uninsured, were estimated to be $550 billion and $505 billion, respectively. Estimated uninsured domestic deposits reflect amounts disclosed in the U.S. regulatory reports of our subsidiary banks, with adjustments for amounts related to consolidated subsidiaries. All non-U.S. deposits are treated for these purposes as uninsured.
Table 14 presents the contractual maturities of estimated time deposits that exceed FDIC insurance limits, or are otherwise uninsured. All non-U.S. time deposits are uninsured.
Table 14: Uninsured Time Deposits by Maturity

(in millions)	Three months or less	After three months through six months	After six months through twelve months	After twelve months	Total
December 31, 2024
Domestic time deposits	$13,114	3,213	1,069	526	17,922
Non-U.S. time deposits	1,967	530	253	—	2,750
Total	$15,081	3,743	1,322	526	20,672

26	Wells Fargo & Company

Off-Balance Sheet Arrangements
In the ordinary course of business, we engage in financial transactions that are not recorded on our consolidated balance sheet, or may be recorded on our consolidated balance sheet in amounts that are different from the full contract or notional amount of the transaction. Our off-balance sheet arrangements include unfunded credit commitments, transactions with unconsolidated entities, guarantees, derivatives, and other commitments. These transactions are designed to (1) meet the financial needs of customers, (2) manage our credit, market or liquidity risks, and/or (3) diversify our funding sources.

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
Guarantees and Other Commitments
Guarantees are contracts that contingently require us to make payments to a guaranteed party based on an event or a change in an underlying asset, liability, rate or index. Guarantees are generally in the form of standby and direct pay letters of credit, written options, recourse obligations, exchange and clearing house guarantees, indemnifications, and other types of similar arrangements. We also enter into other commitments such as commitments to purchase securities under resale agreements. For additional information, see Note 17 (Guarantees and Other Commitments) to Financial Statements in this Report.

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

Risk and Climate Change. The Company continues to integrate climate considerations into its risk management program, consistent with regulatory expectations.
Risk is Managed by Everyone. Every employee, in the course of their daily activities, creates risk and is responsible for managing risk. Every employee has a role to play in risk management, including establishing and maintaining the Company’s risk and control environment. Every employee must comply with applicable laws, regulations, and Company policies.
Risk and Culture. Senior management sets the tone at the top by supporting a strong culture, defined by the Company’s expectations and Code of Conduct, that guides how employees conduct themselves and make decisions. The Board is responsible for holding senior management accountable for establishing and maintaining this culture and effectively managing risk. Senior management expects employees to speak up when they see something that could cause harm to the Company’s customers, communities, employees, shareholders, or reputation. Because risk management is everyone’s responsibility, all employees are empowered to and expected to challenge risk decisions when appropriate and to escalate their concerns when they have not been addressed. The Company’s performance management and incentive compensation programs are designed to establish a balanced framework for risk and reward under core principles that employees are expected to know and practice. The Board, through its Human Resources Committee, plays an important role in overseeing the Company’s performance management and incentive compensation programs. Effective risk management is a central component of employee performance evaluations.

Risk Management Framework. The Company’s risk management framework sets forth the Company’s core principles for managing and governing its risk. It is approved by the Board’s Risk Committee and reviewed and updated annually. Many other documents and policies flow from its core principles.

Wells Fargo’s top priority is to strengthen our company by building an appropriate risk and control infrastructure. We continue to enhance and mature our risk management programs.
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
Table 15 presents the structure of the Company’s Board committees and escalation paths of relevant management governance committees reporting to a Board committee.
Table 15: Board and Relevant Management-level Governance Committee Structure

Wells Fargo & Company

Audit Committee (1)	Finance Committee	Risk Committee	Governance & Nominating Committee	Human Resources Committee

Management Governance Committees

Disclosure Committee	Capital Management Committee	Allowance for Credit Losses Approval Governance Committee	Enterprise Risk & Control Committee	Incentive Compensation & Performance Management Committee

Regulatory Reporting Oversight Committee	Corporate Asset/Liability Committee		Risk & Control Committees

	Recovery & Resolution Committee		Risk Type Committees

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
•Front Line. The Front Line, which comprises principal line of business and certain enterprise function activities, is the first line of defense. The Front Line is responsible for understanding the risks generated by its activities, applying adequate controls, and managing risk in the course of its business activities. The Front Line identifies, measures and assesses, controls, monitors, and reports on risk generated by or associated with its business activities and balances risk and reward in decision making while operating within the Company’s risk appetite.
•Independent Risk Management. IRM is the second line of defense. It establishes and maintains the Company’s risk management program and provides oversight, including challenge to and independent assessment and monitoring, of the Front Line’s execution of its risk management responsibilities.

Wells Fargo & Company	29

Risk Management (continued)
•Internal Audit. Internal Audit is the third line of defense. It is responsible for acting as an independent assurance function.
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
The Board’s Risk Committee has primary oversight responsibility for information security risk and approves the Company’s information security program, which includes information protection and cyber resiliency. The Risk Committee receives regular reports from the Company’s Head of Technology and Chief Information Security Officer (CISO), as well as from Operational Risk Management representatives, on information security risks and significant information security developments, including certain incidents involving third parties.
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
The technology team is led by the Company’s Head of Technology, who reports to the CEO and leads our efforts to manage information security and related risks across the enterprise, including overseeing the Company’s CISO. Our Head of Technology has over 30 years of technology and information security risk management experience in the financial services industry.
The Company has processes designed to prevent, detect, mitigate, escalate, and remediate cybersecurity incidents, including monitoring of the Company’s networks for actual or potential attacks or breaches. The Company’s incident response program includes notification, escalation, and remediation protocols for cybersecurity incidents, including to our Head of Technology and CISO as appropriate. In addition, to help monitor and assess our exposure to ongoing and evolving risks in these areas, the Company has a cyber and information security focused risk committee led by the CISO and a technology risk committee led by the Head of Technology.
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
Wells Fargo and other financial institutions, as well as our third-party service providers, continue to be the target of various evolving and adaptive information security threats, including cyberattacks, malware, ransomware, other malicious software intended to exploit hardware or software vulnerabilities, phishing, credential validation, and distributed denial-of-service, in an effort to disrupt the operations of financial institutions, test their cybersecurity capabilities, commit fraud, or obtain confidential, proprietary or other information. Cyberattacks have also focused on targeting online applications and services, such as online banking, as well as cloud-based and other products and services provided by third parties, and have targeted the infrastructure of the internet causing the widespread unavailability of websites and degrading website performance. As a result, information security and the continued development and enhancement of our controls, processes and systems designed to protect our networks, computers, software and data from attack, damage or unauthorized access remain a priority for Wells Fargo. Wells Fargo is also involved in industry cybersecurity efforts and working with other parties, including our third-party service providers and governmental agencies, to continue to enhance defenses and improve resiliency to information security

30	Wells Fargo & Company

threats. See the “Risk Factors” section in this Report for additional information regarding the risks and potential impacts associated with a failure or breach of our operational or security systems or infrastructure, including as a result of cyberattacks or other information security incidents.
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
Conduct risk, a sub-category of compliance risk, is the risk that the behavior of an employee or third party acting on behalf of the Company involves, or a business practice produces, conduct that is unlawful, unethical, or conflicts with the Company's expectations for lawful and ethical behavior outlined in its Code of Conduct, which has the potential to adversely affect customers, employees, the Company, or its stakeholders. In connection with its oversight of conduct risk, the Board oversees the alignment of employee conduct to the Company’s risk appetite (which the Board approves annually). The Board’s Risk Committee has primary oversight responsibility for conduct risk and risk management components of the Company’s culture, while the responsibilities of the Board’s Human Resources Committee include oversight of the Company’s culture, Code of Conduct, human capital management (including talent management and succession planning), performance management program, and incentive compensation risk management program.
At the management level, the Compliance function, which is part of IRM, monitors the implementation of the Company’s compliance and conduct risk programs. The Compliance function reports to the CRO and provides periodic reports related to compliance risk to the Board's Risk Committee. Financial Crimes Risk Management, also part of IRM, oversees and monitors financial crimes risk, a sub-category of compliance risk. Financial Crimes Risk Management reports to the CRO and provides periodic reports related to financial crimes risk to the Board's Risk Committee.
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

Wells Fargo & Company	31

Credit Risk Management
Credit risk is the risk of loss associated with a borrower or counterparty default (failure to meet obligations in accordance with agreed upon terms). Credit risk exists with many of the Company’s assets and exposures such as debt security holdings, certain derivatives, and loans.
The Board’s Risk Committee has primary oversight responsibility for credit risk. At the management level, Corporate Credit Risk, which is part of Independent Risk Management, has oversight responsibility for credit risk. Corporate Credit Risk reports to the Chief Risk Officer and supports periodic reports related to credit risk provided to the Board’s Risk Committee.

Loan Portfolio. Our loan portfolios represent the largest component of assets on our consolidated balance sheet for which we have credit risk. Table 16 presents our total loans outstanding by portfolio segment and class of financing receivable.

Table 16: Total Loans Outstanding by Portfolio Segment and Class of Financing Receivable

(in millions)	Dec 31, 2024	Dec 31, 2023
Commercial and industrial	$381,241	380,388
Commercial real estate	136,505	150,616
Lease financing	16,413	16,423
Total commercial	534,159	547,427
Residential mortgage	250,269	260,724
Credit card	56,542	52,230
Auto	42,367	47,762
Other consumer	29,408	28,539
Total consumer	378,586	389,255
Total loans	$912,745	936,682
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

Credit Quality Overview.  Table 17 provides credit quality trends.
Table 17: Credit Quality Overview

($ in millions)	Dec 31, 2024	Dec 31, 2023
Nonaccrual loans
Commercial loans	$4,618	4,914
Consumer loans	3,112	3,342
Total nonaccrual loans	$7,730	8,256
Nonaccrual loans as a % of total loans	0.85%	0.88

Allowance for credit losses (ACL) for loans	$14,636	15,088
ACL for loans as a % of total loans	1.60%	1.61
Net loan charge-offs as a % of:
Average commercial loans	0.29%	0.17
Average consumer loans	0.85	0.65
Additional information on our loan portfolios and our credit quality trends follows.

Significant Loan Portfolio Reviews.  Our credit risk monitoring process is designed to enable early identification of developing risk and to support our determination of an appropriate allowance for credit losses. The following discussion provides additional characteristics and analysis of our significant portfolios. See Note 5 (Loans and Related Allowance for Credit Losses) to Financial Statements in this Report for more analysis and credit metric information for each of the following portfolios.

COMMERCIAL AND INDUSTRIAL LOANS AND LEASE FINANCING.
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
Generally, the primary source of repayment for our commercial and industrial loans and lease financing portfolio is the operating cash flows of customers, with the collateral securing this portfolio representing a secondary source of repayment. The majority of this portfolio is secured by short-term assets, such as accounts receivable, inventory, and debt securities, as well as long-lived assets, such as equipment and other business assets.
We had $16.5 billion of the commercial and industrial loans and lease financing portfolio internally classified as criticized in accordance with regulatory guidance at December 31, 2024, compared with $14.6 billion at December 31, 2023. The increase was primarily driven by the entertainment and recreation, and equipment, machinery, and parts manufacturing industries, partially offset by the retail industry.

Wells Fargo & Company	32

The portfolio increased at December 31, 2024, compared with December 31, 2023, as a result of increased originations and loan draws, partially offset by paydowns. Table 18 provides our commercial and industrial loans and lease financing by industry. The industry categories are based on the North American Industry Classification System.
Table 18: Commercial and Industrial Loans and Lease Financing by Industry

	December 31, 2024				December 31, 2023
($ in millions)	Nonaccrual loans	Loans outstanding balance	% of total loans	Total commitments (1)	Nonaccrual loans	Loans outstanding balance	% of total loans	Total commitments (1)
Financials except banks	$24	156,831	17%	$255,576	9	146,635	16%	$234,513
Technology, telecom and media	106	23,590	3	61,813	60	25,460	3	59,216
Real estate and construction	92	24,839	3	52,741	55	24,987	3	54,345
Equipment, machinery and parts manufacturing	35	25,135	3	51,150	37	24,785	3	48,265
Retail	91	17,709	2	43,374	72	19,596	2	48,829
Materials and commodities	100	13,624	1	37,365	112	14,235	2	37,758
Food and beverage manufacturing	9	16,665	2	35,079	15	16,047	2	33,957
Health care and pharmaceuticals	27	13,620	1	30,726	26	14,863	2	30,386
Auto related	8	16,507	2	30,537	8	15,203	2	28,795
Oil, gas and pipelines	3	10,503	1	30,486	2	10,730	1	32,544
Commercial services	78	11,152	1	26,968	37	11,095	1	26,025
Utilities	—	6,641	*	24,735	1	8,325	*	25,710
Diversified or miscellaneous	9	9,115	*	22,847	67	8,284	*	22,877
Entertainment and recreation	53	12,672	1	19,691	18	13,968	1	20,250
Transportation services	154	9,560	1	16,477	134	9,277	*	16,750
Insurance and fiduciaries	2	4,368	*	15,753	1	4,715	*	15,724
Government and education	29	5,897	*	11,711	26	5,603	*	11,552
Agribusiness	13	6,349	*	11,225	31	6,466	*	12,080
Banks	—	7,772	*	8,701	—	11,820	1	12,981
Other (2)	14	5,105	*	12,687	15	4,717	*	12,297
Total	$847	397,654	44%	$799,642	726	396,811	42%	$784,854
*Less than 1%.
(1)Total commitments consist of loans outstanding plus unfunded credit commitments, excluding issued letters of credit and discretionary amounts where our approval or consent is required prior to any loan funding or commitment increase. For additional information on issued letters of credit, see Note 17 (Guarantees and Other Commitments) to Financial Statements in this Report.
(2)No other single industry had total loans in excess of $3.2 billion and $3.0 billion at December 31, 2024 and 2023, respectively.
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
Table 18a: Financials Except Banks Industry Category

	December 31, 2024				December 31, 2023
($ in millions)	Nonaccrual loans	Loans outstanding balance	% of total loans	Total commitments (1)	Nonaccrual loans	Loans outstanding balance	% of total loans	Total commitments (1)
Asset managers and funds (2)	$1	59,847	6%	$106,926	—	51,842	6%	$98,074
Commercial finance (3)	2	51,786	6	84,652	2	52,007	6	78,369
Consumer finance (4)	5	20,840	2	34,669	—	20,308	2	33,547
Real estate finance (5)	16	24,358	3	29,329	7	22,478	2	24,523
Total	$24	156,831	17%	$255,576	9	146,635	16%	$234,513
(1)Total commitments consist of loans outstanding plus unfunded credit commitments, excluding issued letters of credit and discretionary amounts where our approval or consent is required prior to any loan funding or commitment increase. For additional information on issued letters of credit, see Note 17 (Guarantees and Other Commitments) to Financial Statements in this Report.
(2)Includes loans for subscription or capital calls and loans to prime brokerage customers and securities firms.
(3)Includes asset-based lending and leasing, including loans to special purpose entities, loans to commercial leasing entities, structured lending facilities to commercial loan managers, and also includes collateralized loan obligations (CLOs) in loan form, all of which were rated AA or above, of $3.7 billion and $7.6 billion at December 31, 2024 and 2023, respectively.
(4)Includes originators or servicers of financial assets collateralized by consumer loans such as auto loans and leases, and credit cards.
(5)Includes originators or servicers of financial assets collateralized by commercial or residential real estate loans.
Our commercial and industrial loans and lease financing portfolio included non-U.S. loans of $62.6 billion and $72.9 billion at December 31, 2024 and 2023, respectively. Significant industry concentrations of non-U.S. loans at December 31, 2024 and 2023, respectively, included:
•$36.3 billion and $40.5 billion in the financials except banks industry;
•$7.4 billion and $11.4 billion in the banks industry; and
•$2.3 billion and $2.0 billion in the oil, gas and pipelines industry.

Wells Fargo & Company	33

Risk Management – Credit Risk Management (continued)

COMMERCIAL REAL ESTATE (CRE).  Our CRE loan portfolio is composed of CRE mortgage and CRE construction loans. The total CRE loan portfolio decreased $14.1 billion from December 31, 2023, as paydowns exceeded originations and advances. The portfolio is diversified both geographically and by property type. The largest geographic concentrations of CRE loans are in California, New York, Florida, and Texas, which represented a combined 48% of the total CRE portfolio. The largest property type concentrations are apartments at 29% and office at 20% of the portfolio. Unfunded credit commitments at December 31, 2024 and 2023, were $5.4 billion and $7.7 billion, respectively, for CRE mortgage loans and $7.1 billion and $13.2 billion, respectively, for CRE construction loans.
We generally subject CRE loans to individual risk assessment using our internal borrower and collateral quality ratings.
We had $17.8 billion of CRE mortgage loans classified as criticized at December 31, 2024, compared with $17.5 billion at December 31, 2023. We had $1.5 billion of CRE construction loans classified as criticized at December 31, 2024, compared with $830 million at December 31, 2023. The increase in criticized CRE loans was predominantly driven by the apartments property type, partially offset by the office property type.
We continue to closely monitor the credit quality of the office property type given weakened demand for office space. Loans in California and New York represented approximately 40% of the office property type at both December 31, 2024 and 2023.
Table 19 provides our CRE loans by state and property type.

Table 19: CRE Loans by State and Property Type

					December 31, 2024				December 31, 2023
	Real estate mortgage		Real estate construction		Total commercial real estate				Total commercial real estate
($ in millions)	Nonaccrual loans	Loans outstanding balance	Nonaccrual loans	Loans outstanding balance	Nonaccrual loans	Loans outstanding balance	Loans as % of total loans	Total commitments (1)	Loans outstanding balance	Total commitments (1)
By state:
California	$1,119	25,141	10	2,858	1,129	27,999	3%	$30,802	31,619	35,629
New York	587	13,174	—	2,307	587	15,481	2	16,225	16,575	17,930
Florida	94	8,491	—	2,587	94	11,078	1	12,081	12,492	14,577
Texas	193	9,514	—	1,453	193	10,967	1	11,808	12,033	14,224
Georgia	131	5,014	—	872	131	5,886	*	6,277	6,105	6,804
Arizona	10	4,671	—	652	10	5,323	*	6,129	5,182	5,806
North Carolina	58	3,732	—	1,052	58	4,784	*	5,223	5,397	6,408
Washington	155	4,173	—	515	155	4,688	*	5,148	5,247	5,994
New Jersey	60	2,736	—	1,441	60	4,177	*	4,545	4,364	5,130
Massachusetts	225	2,573	—	1,182	225	3,755	*	4,252	3,964	4,701
Other (2)	1,101	36,640	28	5,727	1,129	42,367	5	46,520	47,638	54,264
Total	$3,733	115,859	38	20,646	3,771	136,505	15%	$149,010	150,616	171,467
By property:
Apartments	$85	28,359	—	11,399	85	39,758	4%	$44,783	42,585	51,749
Office	3,100	24,818	36	2,562	3,136	27,380	3	28,768	31,526	34,295
Industrial/warehouse	74	20,987	—	3,051	74	24,038	3	26,178	25,413	28,493
Hotel/motel	190	10,853	—	653	190	11,506	1	12,015	12,725	13,612
Retail (excl shopping center)	160	11,260	1	85	161	11,345	1	11,951	11,670	12,338
Shopping center	93	7,860	—	253	93	8,113	*	8,571	8,745	9,356
Institutional	12	4,048	—	1,138	12	5,186	*	5,524	5,986	6,568
Mixed use properties	18	2,303	—	13	18	2,316	*	2,427	3,511	3,763
Mobile home park	—	2,273	—	—	—	2,273	*	2,376	2,119	2,332
Storage facility	—	2,040	—	48	—	2,088	*	2,240	2,782	3,002
Other	1	1,058	1	1,444	2	2,502	*	4,177	3,554	5,959
Total	$3,733	115,859	38	20,646	3,771	136,505	15%	$149,010	150,616	171,467
*    Less than 1%.
(1)Total commitments consist of loans outstanding plus unfunded credit commitments, excluding issued letters of credit. For additional information on issued letters of credit, see Note 17 (Guarantees and Other Commitments) to Financial Statements in this Report.
(2)Includes 40 states and non-U.S. loans. No state in Other had loans in excess of $3.8 billion and $4.4 billion at December 31, 2024 and 2023, respectively. Non-U.S. loans were $5.1 billion and $6.9 billion at December 31, 2024 and 2023, respectively.

34	Wells Fargo & Company

COMMERCIAL CREDIT RISK MITIGATION. Risk mitigation actions, including the restructuring of repayment terms, securing collateral or guarantees, and entering into extensions, are based on a re-underwriting of the loan and our assessment of the borrower’s ability to perform under the agreed-upon terms. Extension terms generally range from six to thirty-six months and may require that the borrower provide additional economic support, such as partial repayment, or additional collateral or guarantees. In cases where the value of collateral or financial condition of the borrower is insufficient to repay our loan, we may rely upon the support of an outside repayment guarantee in providing the extension.
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

NON-U.S. LOANS. Our classification of non-U.S. loans is based on whether the borrower’s primary address is outside of the United States. At December 31, 2024, non-U.S. loans totaled $67.9 billion, representing approximately 7% of our total consolidated loans outstanding, compared with $80.0 billion, or approximately 9% of our total consolidated loans outstanding, at December 31, 2023. Non-U.S. loans were approximately 4% of our total consolidated assets at both December 31, 2024 and 2023.

COUNTRY RISK EXPOSURE. Our country risk monitoring process incorporates centralized monitoring of economic, political, social, legal, and transfer risks in countries where we do or plan to do business, along with frequent dialogue with our customers, counterparties and regulatory agencies. We establish exposure limits for each country through a centralized oversight process based on customer needs, and through consideration of the relevant and distinct risk of each country. We monitor exposures closely and adjust our country limits in response to changing conditions. We evaluate our individual country risk exposure based on our assessment of a borrower’s ability to repay, which gives consideration for allowable transfers of risk, such as guarantees and collateral, and may be different from the reporting based on a borrower’s primary address.
Our largest single country exposure outside the U.S. at December 31, 2024, was the United Kingdom, which totaled $28.1 billion, or approximately 1% of our total assets, of which $4.3 billion were sovereign exposures and included deposits we have placed with the Bank of England pursuant to regulatory requirements in support of our London branch.
Table 20 provides information regarding our top 20 exposures by country (excluding the U.S.), based on our assessment of risk, which gives consideration to the country of any guarantors and/or underlying collateral. With respect to Table 20:
•Lending and deposits with banks exposure includes outstanding loans, unfunded credit commitments (excluding discretionary amounts where our approval or consent is required prior to any loan funding or commitment increase), and deposits with non-U.S. banks. These balances are presented prior to the deduction of the allowance for credit losses or collateral received under the terms of the credit agreements, if any.
•Securities exposure represents debt and equity securities of non-U.S. issuers. Long and short positions are netted, and net short positions are reflected as negative exposure.
•Derivatives and other exposure represents foreign exchange contracts, derivative contracts, securities resale agreements, and securities lending agreements.

Wells Fargo & Company	35

Risk Management – Credit Risk Management (continued)

Table 20: Select Country Exposures

	December 31, 2024									Dec 31, 2023
	Lending and deposits with banks (1)		Securities		Derivatives and other		Total exposure			Total exposure
(in millions)	Sovereign	Non-sovereign	Sovereign	Non-sovereign	Sovereign	Non-sovereign	Sovereign	Non-sovereign (2)	Total	Total (3)
Top 20 country exposures:
United Kingdom	$4,300	20,707	—	28	19	3,025	4,319	23,760	28,079	27,782
Canada	6	14,716	634	810	147	658	787	16,184	16,971	17,542
Japan	14,388	608	667	232	—	132	15,055	972	16,027	9,260
Luxembourg	—	8,020	(5)	273	—	168	(5)	8,461	8,456	8,046
Cayman Islands	—	7,741	—	—	—	270	—	8,011	8,011	8,366
Ireland	—	5,387	—	133	—	77	—	5,597	5,597	5,282
France	5	3,960	40	92	—	86	45	4,138	4,183	4,793
Bermuda	—	3,629	—	27	—	74	—	3,730	3,730	3,855
Germany	—	3,093	(109)	258	—	95	(109)	3,446	3,337	3,405
Guernsey	—	2,855	—	—	—	—	—	2,855	2,855	2,484
Netherlands	—	2,290	—	94	—	81	—	2,465	2,465	2,598
Switzerland	—	1,277	28	15	2	520	30	1,812	1,842	1,536
China	—	1,199	(195)	532	136	10	(59)	1,741	1,682	2,761
South Korea	3	1,234	(13)	271	5	2	(5)	1,507	1,502	2,196
Chile	—	1,312	—	59	—	1	—	1,372	1,372	1,491
Hong Kong	—	361	17	843	2	3	19	1,207	1,226	681
Australia	—	769	—	226	—	196	—	1,191	1,191	2,029
Norway	—	964	—	62	—	31	—	1,057	1,057	1,537
India	—	920	(64)	174	—	—	(64)	1,094	1,030	1,052
Jersey	—	708	—	150	—	67	—	925	925	680
Total top 20 country exposures	$18,702	81,750	1,000	4,279	311	5,496	20,013	91,525	111,538	107,376
(1)Includes sovereign and non-sovereign deposits with banks of $18.7 billion and $2.9 billion, respectively, at December 31, 2024.
(2)Total non-sovereign exposure consisted of $45.1 billion exposure to financial institutions and $46.4 billion to non-financial corporations at December 31, 2024.
(3)The 2023 exposures correspond to the ranking of the top 20 country exposures at December 31, 2024, and do not necessarily reflect our top 20 exposures at December 31, 2023.
RESIDENTIAL MORTGAGE LOANS. Our residential mortgage loan portfolio is composed of 1–4 family first and junior lien mortgage loans. Junior lien mortgage loans consist of residential mortgage lines of credit and loans that are subordinate in rights to an existing lien on the same property. Residential mortgage – first lien loans represented 96% of the total residential mortgage loan portfolio at both December 31, 2024 and 2023.
The residential mortgage loan portfolio includes loans with adjustable-rate features. We monitor the risk of default as a result of interest rate increases on adjustable-rate mortgage (ARM) loans, which may be mitigated by product features that limit the amount of the increase in the contractual interest rate. The default risk of these loans is considered in our ACL for loans. ARM loans were $66.3 billion, or 7% of total loans, at December 31, 2024, compared with $66.7 billion, or 7% of total loans, at December 31, 2023, with an initial reset date in 2026 or later for the majority of this portfolio at December 31, 2024. We do not offer option ARM products, nor do we offer variable-rate mortgage products with fixed payment amounts, commonly referred to within the financial services industry as negative amortizing mortgage loans.
The outstanding balance of residential mortgage lines of credit (both first and junior lien) was $12.4 billion at December 31, 2024, compared with $15.0 billion at December 31, 2023. The unfunded credit commitments for these lines of credit totaled $22.5 billion at December 31, 2024, compared with $28.6 billion at December 31, 2023. Our residential mortgage lines of credit generally have draw periods of 10, 15 or 20 years with variable interest rate and payment options available during the draw period of (1) interest-only or (2) 1.5% of outstanding principal balance plus accrued interest. The lines that enter their amortization period may experience higher delinquencies and higher loss rates than the ones in their draw or term period. We have considered this increased risk in our ACL for loans estimate. Interest-only lines and loans were $18.7 billion, or 2% of total loans, at December 31, 2024, compared with $20.0 billion, or 2% of total loans, at December 31, 2023.
We monitor changes in real estate values and underlying economic or market conditions for the geographic areas of our residential mortgage loan portfolio as part of our credit risk management process. Our periodic review of this portfolio includes original appraisals adjusted for the change in Home Price Index (HPI) or estimates from automated valuation models (AVMs) to support property values. AVMs are computer-based tools used to estimate the market value of homes. We have processes to periodically validate AVMs and specific risk management guidelines addressing the circumstances when AVMs may be used. For additional information about our use of appraisals and AVMs, see Note 5 (Loans and Related Allowance for Credit Losses) to Financial Statements in this Report.
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

36	Wells Fargo & Company

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
Our residential mortgage loan portfolio decreased $10.5 billion from December 31, 2023, due to loan paydowns, partially offset by originations. Table 21 shows the outstanding balances of our first and junior lien mortgage loan portfolios.
Table 21: Residential Mortgage Loans

	December 31, 2024		December 31, 2023
($ in millions)	Outstanding balance	% of total loans	Outstanding balance	% of total loans
California (1)	$108,000	12%	109,972	12
New York	30,777	3	31,322	3
Washington	10,621	1	10,672	1
New Jersey	9,841	1	10,161	1
Florida	9,368	1	10,065	1
Other (2)	65,336	7	69,893	8
Government insured/guaranteed loans (3)	7,097	1	7,568	1
Total first lien mortgage portfolio	$241,040	26%	249,653	27
Total junior lien mortgage portfolio (4)	9,229	1	11,071	1
Total residential mortgage loan portfolio	$250,269	27%	260,724	28%
(1)Our first lien mortgage loans to borrowers in California are located predominantly within the larger metropolitan areas, with no single California metropolitan area consisting of more than 4% of total loans.
(2)Consists of 45 states; no state in Other had loans in excess of $6.9 billion and $7.4 billion at December 31, 2024 and 2023, respectively.
(3)Represents loans, substantially all of which were purchased from Government National Mortgage Association (GNMA) loan securitization pools, where the repayment of the loans is insured or guaranteed by U.S. government agencies, such as the Federal Housing Administration (FHA) or the Department of Veterans Affairs (VA). For additional information on GNMA loan securitization pools, see the “Risk Management – Credit Risk Management – Mortgage Banking Activities” section in this Report.
(4)Includes loans of $2.7 billion and $3.1 billion in California and no other state had loans in excess of $1.0 billion and $1.2 billion at December 31, 2024 and 2023, respectively.
CREDIT CARD, AUTO, AND OTHER CONSUMER LOANS. Table 22 shows the outstanding balance of our credit card, auto, and other consumer loan portfolios. For information regarding credit quality indicators for these portfolios, see Note 5 (Loans and Related Allowance for Credit Losses) to Financial Statements in this Report.
Table 22: Credit Card, Auto, and Other Consumer Loans

	December 31, 2024		December 31, 2023
($ in millions)	Outstanding balance	% of total loans	Outstanding balance	% of total loans
Credit card	$56,542	6%	$52,230	6%
Auto	42,367	5	47,762	5
Other consumer (1)	29,408	3	28,539	3
Total	$128,317	14%	$128,531	14%
(1)Includes $21.4 billion and $18.3 billion at December 31, 2024 and 2023, respectively, of securities-based loans originated by the WIM operating segment.
Credit Card.  The increase in the outstanding balance at December 31, 2024, compared with December 31, 2023, was due to higher point of sale volume and the impact of new product launches.
Auto.  The decrease in the outstanding balance at December 31, 2024, compared with December 31, 2023, was due to paydowns exceeding originations reflecting our actions related to credit tightening.
Other Consumer.  The increase in the outstanding balance at December 31, 2024, compared with December 31, 2023, was due to loan originations exceeding paydowns.

Wells Fargo & Company	37

Risk Management – Credit Risk Management (continued)

NONPERFORMING ASSETS (NONACCRUAL LOANS AND FORECLOSED ASSETS). We generally place loans on nonaccrual status when:
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
Table 23 summarizes nonperforming assets.
Table 23: Nonperforming Assets (Nonaccrual Loans and Foreclosed Assets)

($ in millions)	Dec 31, 2024	Dec 31, 2023
Nonaccrual loans:
Commercial and industrial	$763	662
Commercial real estate	3,771	4,188
Lease financing	84	64
Total commercial	4,618	4,914
Residential mortgage (1)	2,991	3,192
Auto	89	115
Other consumer	32	35
Total consumer	3,112	3,342
Total nonaccrual loans	$7,730	8,256
As a percentage of total loans	0.85%	0.88
Foreclosed assets:
Government insured/guaranteed (2)	$3	12
Commercial	169	135
Consumer	34	40
Total foreclosed assets	206	187
Total nonperforming assets	$7,936	8,443
As a percentage of total loans	0.87%	0.90
(1)Residential mortgage loans are not placed on nonaccrual status when they are insured or guaranteed by U.S. government agencies, such as the FHA or the VA.
(2)Consistent with regulatory reporting requirements, foreclosed real estate resulting from government insured/guaranteed loans are classified as nonperforming. Both principal and interest related to these foreclosed real estate assets are collectible because the loans were insured or guaranteed by U.S. government agencies. Receivables related to the foreclosure of certain government guaranteed real estate mortgage loans are excluded from this table and included in accounts receivable in other assets. For additional information on the classification of certain government-guaranteed mortgage loans upon foreclosure, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.
Total nonaccrual loans decreased $526 million from December 31, 2023, driven by decreases in commercial real estate and residential mortgage nonaccrual loans, partially offset by an increase in commercial and industrial nonaccrual loans.
For additional information on commercial nonaccrual loans, see the “Risk Management – Credit Risk Management – Commercial and Industrial Loans and Lease Financing” and “Risk Management – Credit Risk Management – Commercial Real Estate” sections in this Report.

38	Wells Fargo & Company

Table 24 provides an analysis of the changes in nonaccrual loans. Typically, changes to nonaccrual loans period-over-period represent inflows for loans that are placed on nonaccrual status in accordance with our policies, offset by reductions for loans that are paid down, charged off, sold, foreclosed, or are no longer classified as nonaccrual as a result of continued performance and an improvement in the borrower’s financial condition and loan repayment capabilities.
Table 24: Analysis of Changes in Nonaccrual Loans

	Year ended December 31,
(in millions)	2024	2023
Commercial nonaccrual loans
Balance, beginning of period	$4,914	1,823
Inflows	4,613	6,524
Outflows:
Returned to accruing	(966)	(474)
Foreclosures	(58)	(70)
Charge-offs	(1,635)	(1,054)
Payments, sales and other	(2,250)	(1,835)
Total outflows	(4,909)	(3,433)
Balance, end of period	4,618	4,914
Consumer nonaccrual loans
Balance, beginning of period	3,342	3,803
Inflows	1,283	1,314
Outflows:
Returned to accruing	(571)	(737)
Foreclosures	(88)	(101)
Charge-offs	(85)	(167)
Payments, sales and other	(769)	(770)
Total outflows	(1,513)	(1,775)
Balance, end of period	3,112	3,342
Total nonaccrual loans	$7,730	8,256
We considered the risk of losses on nonaccrual loans in developing our allowance for loan losses. We believe exposure to losses on nonaccrual loans is mitigated by the following factors at December 31, 2024:
•98% of total commercial nonaccrual loans were secured, predominantly by real estate.
•61% of total commercial nonaccrual loans were current on interest and 52% of commercial nonaccrual loans were current on both principal and interest, but were on nonaccrual status because the full or timely collection of interest or principal had become uncertain.
•99% of total consumer nonaccrual loans were secured, of which 96% were secured by real estate and 98% had an LTV ratio of 80% or less.
•$435 million of the $545 million of consumer loans in bankruptcy or discharged in bankruptcy, and classified as nonaccrual, were current.

Wells Fargo & Company	39

Risk Management – Credit Risk Management (continued)

NET CHARGE-OFFS. Table 25 presents net loan charge-offs.

Table 25: Net Loan Charge-offs

	Quarter ended December 31,				Year ended December 31,
	2024		2023		2024		2023
($ in millions)	Net loan charge- offs	% of average loans (1)	Net loan charge- offs	% of average loans (1)	Net loan charge- offs	% of average loans	Net loan charge- offs	% of average loans
Commercial and industrial	$132	0.14%	$90	0.09%	$597	0.16%	$345	0.09%
Commercial real estate	261	0.74	377	0.99	903	0.62	566	0.37
Lease financing	10	0.23	5	0.14	35	0.20	12	0.08
Total commercial	403	0.30	472	0.34	1,535	0.29	923	0.17
Residential mortgage	(14)	(0.02)	3	—	(69)	(0.03)	(24)	(0.01)
Credit card	628	4.49	520	4.02	2,455	4.58	1,680	3.49
Auto	82	0.77	130	1.06	356	0.80	478	0.93
Other consumer	112	1.56	127	1.79	495	1.75	413	1.47
Total consumer	808	0.85	780	0.79	3,237	0.85	2,547	0.65
Total	$1,211	0.53%	$1,252	0.53%	$4,772	0.52%	$3,470	0.37%
(1)Net loan charge-offs (recoveries) as a percentage of average loans are annualized.
The increase in commercial net loan charge-offs in 2024, compared with 2023, was due to higher losses, primarily in our commercial real estate portfolio driven by the office property type.
The increase in consumer net loan charge-offs in 2024, compared with 2023, was due to higher losses in our credit card portfolio driven by higher loan balances, partially offset by lower losses in our auto portfolio.

ALLOWANCE FOR CREDIT LOSSES.  We maintain an allowance for credit losses (ACL) for loans, which is management’s estimate of the expected lifetime credit losses in the loan portfolio and unfunded credit commitments, at the balance sheet date, excluding loans and unfunded credit commitments carried at fair value or held for sale. Additionally, we maintain an ACL for debt securities classified as either AFS or HTM, other financial assets measured at amortized cost, including deposits with banks, net investments in leases, and other off-balance sheet credit exposures.
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
Table 26 presents the allocation of the ACL for loans by loan portfolio segment and class.

40	Wells Fargo & Company

Table 26: Allocation of the ACL for Loans

	Dec 31, 2024			Dec 31, 2023
($ in millions)	ACL	ACL as % of loan class	Loans as % of total loans	ACL	ACL as % of loan class	Loans as % of total loans
Commercial and industrial	$4,151	1.09%	42	$4,272	1.12%	40
Commercial real estate	3,583	2.62	15	3,939	2.62	16
Lease financing	212	1.29	2	201	1.22	2
Total commercial	7,946	1.49	59	8,412	1.54	58
Residential mortgage (1)	541	0.22	27	652	0.25	28
Credit card	4,869	8.61	6	4,223	8.09	6
Auto	636	1.50	5	1,042	2.18	5
Other consumer	644	2.19	3	759	2.66	3
Total consumer	6,690	1.77	41	6,676	1.72	42
Total	$14,636	1.60%	100	$15,088	1.61%	100
Components:
Allowance for loan losses			$14,183			14,606
Allowance for unfunded credit commitments			453			482
Allowance for credit losses			$14,636			15,088
Ratio of allowance for loan losses to total net loan charge-offs			2.97x			4.21
Ratio of allowance for loan losses to total nonaccrual loans			1.83			1.77
Allowance for loan losses as a percentage of total loans			1.55%			1.56
(1)Includes negative allowance for expected recoveries of amounts previously charged off.
The ratios for the allowance for loan losses and the ACL for loans presented in Table 26 may fluctuate from period to period due to such factors as the mix of loan types in the portfolio, borrower credit strength, and the value and marketability of collateral.
The ACL for loans decreased $452 million, or 3%, from December 31, 2023, reflecting decreases across most loan portfolios, partially offset by increases for credit card loans. The detail of the changes in the ACL for loans by portfolio segment (including charge-offs and recoveries by loan class) is included in Note 5 (Loans and Related Allowance for Credit Losses) to Financial Statements in this Report.
We consider multiple economic scenarios to develop our estimate of the ACL for loans, which generally include a base scenario, along with an optimistic (upside) and one or more pessimistic (downside) scenarios. We weighted the base scenario and the downside scenarios in our estimate of the ACL for loans at December 31, 2024. The base scenario assumed slowing inflation with slowing economic growth and also reflected a significant decline in commercial real estate prices and increased unemployment rates from historically low levels. The downside scenarios assumed a more substantial economic contraction due to lower business and consumer confidence and declining property values.
Additionally, we consider qualitative factors that represent management’s judgment of risks related to our processes and assumptions used in establishing the ACL such as economic environmental factors, modeling assumptions and performance, process risk, and other subjective factors, including industry trends and emerging risk assessments.
The forecasted key economic variables used in our estimate of the ACL for loans at December 31 and September 30, 2024, are presented in Table 27.

Table 27: Forecasted Key Economic Variables

	2Q 2025	4Q 2025	2Q 2026
Weighted blend of economic scenarios:
U.S. unemployment rate (1):
December 31, 2024	4.7%	5.3	5.7
September 30, 2024	4.9	5.7	6.0

U.S. real GDP (2):
December 31, 2024	(0.2)	(0.1)	1.1
September 30, 2024	(0.5)	0.3	1.7

Home price index (3):
December 31, 2024	(0.5)	(2.9)	(3.9)
September 30, 2024	(2.3)	(4.6)	(4.6)

Commercial real estate asset prices (3):
December 31, 2024	(7.2)	(9.6)	(7.4)
September 30, 2024	(8.8)	(10.6)	(7.4)
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

Wells Fargo & Company	41

Risk Management – Credit Risk Management (continued)

We believe the ACL for loans of $14.6 billion at December 31, 2024, was appropriate to cover expected credit losses, including unfunded credit commitments, at that date. The entire allowance is available to absorb credit losses from the total loan portfolio. The ACL for loans is subject to change and reflects existing factors as of the date of determination, including economic or market conditions and ongoing internal and external examination processes. Due to the sensitivity of the ACL for loans to changes in the economic and business environment, it is possible that we will incur incremental credit losses not anticipated as of the balance sheet date. Our process for determining the ACL is discussed in the “Critical Accounting Policies – Allowance for Credit Losses” section and Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.

MORTGAGE BANKING ACTIVITIES.  We sell residential and commercial mortgage loans to various parties, including (1) government-sponsored enterprises (GSEs), Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA), who include the mortgage loans in GSE-guaranteed mortgage securitizations, (2) SPEs that issue private label MBS, and (3) other financial institutions that purchase mortgage loans for investment or private label securitization. In addition, we pool FHA-insured and VA-guaranteed residential mortgage loans that are then used to back securities guaranteed by the Government National Mortgage Association (GNMA). We may be required to repurchase these mortgage loans, indemnify the securitization trust, investor or insurer, or reimburse the securitization trust, investor or insurer for credit losses incurred on loans (collectively, repurchase) in the event of a breach of contractual representations or warranties that is not remedied within a period (usually 90 days or less) after we receive notice of the breach.
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
Loans repurchased from GNMA securitization pools that regain current status or are otherwise modified in accordance with applicable servicing guidelines may be included in future GNMA loan securitization pools. At December 31, 2024 and 2023, these loans, which we have repurchased or have the unilateral option to repurchase, were $7.5 billion and $7.8 billion, respectively, which included $7.1 billion and $7.4 billion, respectively, in loans held for investment, with the remainder in loans held for sale. See Note 16 (Securitizations and Variable Interest Entities) to Financial Statements in this Report for additional information about our involvement with mortgage loan securitizations.
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

42	Wells Fargo & Company

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
At the management level, the Corporate Asset/Liability Committee, which consists of management from finance, risk and business groups, oversees these risks and supports periodic reports provided to the Board’s Finance Committee and Risk Committee as appropriate. As discussed in more detail for market risk activities below, we employ separate management level oversight specific to market risk.

INTEREST RATE RISK. Interest rate risk is the risk that market fluctuations in interest rates, credit spreads, or foreign exchange can cause a loss of the Company’s earnings and capital stemming from mismatches in the cash flows of the Company’s assets and liabilities generally arising from customer-related lending and deposit-taking activities. We are subject to interest rate risk because:
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
We assess interest rate risk by comparing the earnings outcomes from multiple interest rate scenarios relative to our base scenario. The base scenario is a reference point used by the Company for financial planning purposes. These scenarios may differ in the direction of interest rate changes, the degree and speed of interest rate changes over time, and the projected shape of the yield curve. They also require assumptions regarding drivers of earnings and balance sheet composition such as loan originations, prepayment rates on loans and debt securities, deposit flows and mix, as well as pricing strategies. We periodically assess and enhance our scenarios and assumptions.
Table 28 presents the results of the estimated net interest income sensitivity over the next 12 months from the multiple scenarios compared with our base scenario. These hypothetical scenarios include instantaneous movements across the yield curve with both lower and higher interest rates under a parallel shift, as well as steeper and flatter non-parallel changes in the yield curve. Long-term interest rates are defined as all tenors three years and longer, and short-term interest rates are defined as all tenors less than three years. Our scenario assumptions reflected the following:
•Scenarios are dynamic and reflect anticipated changes to our assets and liabilities over time.
•Mortgage prepayment and origination assumptions vary across scenarios and reflect only the impact of the higher or lower interest rates.
•Other macroeconomic variables that could be correlated with the changes in interest rates are held constant.
•The funding forecast in our base scenario incorporates deposit mix changes and market funding levels consistent with the base interest rate trajectory. Our hypothetical scenarios incorporate deposit mix that is the same as in the base scenario. In higher interest rate scenarios, potential customer deposit activity that shifts balances into higher yielding products and/or requires additional market funding could reduce the expected benefit from higher rates. Conversely, in lower interest rate scenarios, a potential shift to a funding mix with lower yielding deposits and/or less market funding could reduce the impact of lower rates on earning assets in these scenarios.
•The interest rate sensitivity of deposits as market interest rates change, referred to as deposit betas, are informed by historical behavior and expectations for near-term pricing strategies. Our actual experience may differ from expectations due to the lag or acceleration of deposit repricing, changes in consumer behavior, and other factors.
Table 28: Net Interest Income Sensitivity Over the Next 12 Months Using Instantaneous Movements

($ in billions)	Dec 31, 2024	Dec 31, 2023
Parallel shift:
+100 bps shift in interest rates	$1.1	1.8
-100 bps shift in interest rates	(1.9)	(2.0)
-200 bps shift in interest rates	(3.8)	(4.3)

Steeper yield curve:
+100 bps shift in long-term interest rates	1.3	1.1
-100 bps shift in short-term interest rates	(0.6)	(1.0)

Flatter yield curve:
+100 bps shift in short-term interest rates	(0.3)	0.7
-100 bps shift in long-term interest rates	(1.3)	(1.1)
The changes in our interest rate sensitivity from December 31, 2023, to December 31, 2024, reflected updates for our expected balance sheet composition. Our interest rate sensitivity indicates that we would expect to benefit from higher interest rates as our assets would reprice faster and to a greater degree than our liabilities, while in the case of lower interest rates, our assets would reprice downward and to a greater degree than our liabilities resulting in lower net interest income. The realized impact of interest rate changes may vary from our base and hypothetical scenarios for various reasons, including any deposit pricing lags.
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

Wells Fargo & Company	43

Risk Management – Asset/Liability Management (continued)
additional information on our debt securities portfolio.
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

MORTGAGE BANKING INTEREST RATE AND MARKET RISK.  We originate and service mortgage loans, which subjects us to various risks, including market, interest rate, credit, and liquidity risks that can be substantial. Based on market conditions and other factors, we reduce credit and liquidity risks by selling or securitizing mortgage loans. We determine whether mortgage loans will be held for investment or held for sale at the time of commitment, but may change our intent to hold loans for investment or sale as part of our corporate asset/liability management activities. We may also retain securities in our investment portfolio at the time we securitize mortgage loans.
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
The valuation of our residential MSRs can be highly subjective and involve complex judgments by management about matters that are inherently unpredictable. Changes in interest rates influence a variety of significant assumptions captured in the periodic valuation of residential MSRs, including prepayment rates, expected returns and potential risks on the servicing asset portfolio, costs to service, the value of escrow deposit balances and other servicing valuation elements. See the “Critical Accounting Policies – Fair Value Measurements” section in this Report for additional information on the valuation of our residential MSRs.
An increase in interest rates generally reduces the propensity for refinancing, extends the expected duration of the managed servicing portfolio, and therefore increases the estimated fair value of the MSRs. However, an increase in interest rates can also reduce mortgage loan demand, including refinancing activity, which reduces noninterest income from origination activities. A decline in interest rates would generally have an opposite impact.
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
The size of the hedge and the particular combination of hedging instruments at any point in time is designed to reduce the volatility of our earnings over various time frames within a range of mortgage interest rates. Market factors, the composition of the managed servicing portfolio, and the relationship between the origination and servicing sides of our mortgage businesses change continually, and therefore the types of instruments used in our hedging are reviewed daily and rebalanced based on our evaluation of current market factors and the interest rate risk inherent in our portfolio.
For additional information on mortgage banking, including key assumptions and the sensitivity of the fair value of MSRs, see Note 6 (Mortgage Banking Activities), Note 14 (Derivatives), and Note 15 (Fair Value Measurements) to Financial Statements in this Report.

MARKET RISK. Market risk is the risk of possible economic loss from adverse changes in market risk factors such as interest rates, credit spreads, foreign exchange rates, equity and commodity prices, and the risk of possible loss due to counterparty exposure. This applies to implied volatility risk, basis risk, and market liquidity risk. It includes price risk in the trading book, mortgage servicing rights, the hedge effectiveness risk associated with the mortgage book held at fair value, and impairment on private equity investments.
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

44	Wells Fargo & Company

MARKET RISK – TRADING ACTIVITIES.  We engage in trading activities to accommodate the investment and risk management activities of our customers and to execute economic hedging to manage certain balance sheet risks. These trading activities predominantly occur within our CIB businesses. Debt and equity securities held for trading, trading loans, and trading derivatives are financial instruments used in our trading activities, and are measured at fair value through earnings. Income earned on the financial instruments used in our trading activities include net interest income, changes in fair value, and realized gains and losses. Net interest income earned from our trading activities is reflected in the interest income and interest expense components of our consolidated statement of income. Changes in fair value and realized gains and losses of the financial instruments used in our trading activities are reflected in net gains from trading activities. For additional information on the financial instruments used in our trading activities and the income from these trading activities, see Note 2 (Trading Activities) to Financial Statements in this Report.
Value-at-risk (VaR) is a statistical risk measure used to estimate the potential loss from adverse moves in the financial markets, and Trading VaR is a measure used to provide insight into the market risk exhibited by the Company’s trading positions on our consolidated balance sheet. The Company uses these VaR metrics complemented with sensitivity analysis and stress testing in measuring and monitoring market risk. The Company calculates Trading VaR for risk management purposes to establish and monitor line of business and Company-wide risk limits. Trading VaR is calculated based on all trading positions on our consolidated balance sheet.
Table 29 shows the Company’s Trading General VaR by risk category. Our Trading General VaR uses a historical simulation model which assumes that historical changes in market values are representative of the potential future outcomes and measures the expected earnings loss of the Company over a
1-day time interval at a 99% confidence level. Our historical simulation model is based on equally weighted data from a
12-month historical look-back period. We believe using a
12-month look-back period helps ensure the Company’s VaR is responsive to current market conditions. The 99% confidence level equates to an expectation that the Company would incur single-day trading losses in excess of the VaR estimate on average once every 100 trading days.
Table 29: Trading 1-Day 99% General VaR by Risk Category

	Year ended December 31,
	2024				2023
(in millions)	Period end	Average	Low	High	Period end	Average	Low	High
Company Trading General VaR Risk Categories
Credit	$43	35	23	58	30	35	20	52
Interest rate	34	32	13	68	16	33	9	65
Equity	25	20	15	27	23	21	13	31
Commodity	7	3	1	11	3	4	2	8
Foreign exchange	2	1	0	13	1	1	0	4
Diversification benefit (1)	(87)	(62)			(36)	(59)
Company Trading General VaR	$24	29			37	35
(1)The period-end and average VaR was less than the sum of the VaR components described above due to portfolio diversification. The diversification effect arises because the risks are not perfectly correlated causing a portfolio of positions to usually be less risky than the sum of the risks of the positions alone. The diversification benefit is not meaningful for low and high metrics since they may occur on different days.
Sensitivity Analysis. Given the inherent limitations of the VaR models, the Company uses other measures, including sensitivity analysis, to measure and monitor risk. Sensitivity analysis is the measure of exposure to a single risk factor, such as a 0.01% increase in interest rates or a 1% increase in equity prices. We conduct and monitor sensitivity on interest rates, credit spreads, volatility, equity, commodity, and foreign exchange exposure. Sensitivity analysis complements VaR as it provides an indication of risk relative to each factor irrespective of historical market moves.
Stress Testing. While VaR captures the risk of loss due to adverse changes in markets using recent historical market data, stress testing is designed to capture the Company’s exposure to extreme but low probability market movements. Stress scenarios estimate the risk of losses based on management’s assumptions of abnormal but severe market movements such as severe credit spread widening or a large decline in equity prices. These scenarios assume that the market moves happen instantaneously and no repositioning or hedging activity takes place to mitigate losses as events unfold (a conservative approach since experience demonstrates otherwise).
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

MARKET RISK – EQUITY SECURITIES. We are directly and indirectly affected by changes in the equity markets. We make and manage equity investments in various businesses, such as start-up companies and emerging growth companies, some of which are made by our venture capital business. We also invest in funds that make similar private equity investments. Private equity investments are approved by management and/or the Board

Wells Fargo & Company	45

Risk Management – Asset/Liability Management (continued)
depending on investment size. Management reviews these investments at least quarterly to assess for impairment and identify observable price changes for investments accounted for using the measurement alternative, both of which may require us to make fair value measurements. Impairment assessments are based on facts and circumstances of each individual investment and the expectations for that investment’s cash flows and capital needs, the viability of its business model, and our exit strategy. Investments in nonmarketable equity securities include private equity investments accounted for under the equity method, fair value through net income, and the measurement alternative.
Additionally, as part of our business to support our customers, we trade public equities, listed/over-the-counter equity derivatives, and convertible bonds. We have parameters that govern these activities.
Changes in equity market prices may also indirectly affect our net income by (1) the value of third-party assets under management and, hence, fee income, (2) borrowers whose ability to repay principal and/or interest may be affected by the stock market, or (3) brokerage activity, related commission income and other business activities. Each business line monitors and manages these indirect risks. For additional information on our equity securities, see Note 4 (Equity Securities) to Financial Statements in this Report.
LIQUIDITY RISK AND FUNDING. Liquidity risk is the risk arising from the inability of the Company to meet obligations when they come due, or roll over funds at a reasonable cost, without incurring heightened costs. In the ordinary course of business, we enter into contractual obligations that may require future cash payments, including funding for customer loan requests, customer deposit maturities and withdrawals, debt service, leases for premises and equipment, and other cash commitments. Liquidity risk also considers the stability of deposits, including the risk of losing uninsured or non-operational deposits. The objective of effective liquidity management is to be able to meet our contractual obligations and other cash commitments efficiently under both normal operating conditions and under periods of Wells Fargo-specific and/or market stress. For additional information on these obligations, see the following sections and Notes to Financial Statements in this Report:
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
Liquidity Stress Tests. Liquidity stress tests are performed to help the Company maintain sufficient liquidity to meet contractual and contingent outflows modeled under a variety of stress scenarios. Our scenarios utilize market-wide as well as idiosyncratic events, including a range of stress conditions and time horizons. Stress testing results facilitate evaluation of the Company’s projected liquidity position during stress and inform future needs in the Company’s funding plan.

Contingency Funding Plan. Our contingency funding plan (CFP), which is approved by the Corporate Asset/Liability Committee and the Board’s Risk Committee, sets out the Company’s strategies and action plans to address potential liquidity needs during market-wide or idiosyncratic liquidity events. The CFP establishes measures for monitoring emerging liquidity events and describes the processes for communicating and managing stress events should they occur. The CFP also identifies alternate funding and liquidity strategies available to the Company in a period of stress.

Liquidity Standards. We are subject to a rule issued by the FRB, OCC and FDIC that establishes a quantitative minimum liquidity requirement, known as the liquidity coverage ratio (LCR). The rule requires a covered banking organization to hold high-quality liquid assets (HQLA) in an amount equal to or greater than its projected net cash outflows during a 30-day stress period. Our HQLA under the rule mainly consists of central bank deposits, government debt securities, and mortgage-backed securities of federal agencies. The LCR applies to the Company and to our insured depository institutions (IDIs) with total assets of $10 billion or more. In addition, rules issued by the FRB impose enhanced liquidity risk management standards on large bank holding companies (BHCs), such as Wells Fargo.
We are also subject to a rule issued by the FRB, OCC and FDIC that establishes a stable funding requirement, known as the net stable funding ratio (NSFR), which requires a covered banking organization, such as Wells Fargo, to maintain a minimum amount of stable funding, including common equity, long-term debt and most types of deposits, in relation to its assets, derivative exposures and commitments over a one-year horizon period. The NSFR applies to the Company and to our IDIs with total assets of $10 billion or more. As of December 31, 2024, we were compliant with the NSFR requirement.

46	Wells Fargo & Company

Liquidity Coverage Ratio. As of December 31, 2024, the Company, Wells Fargo Bank, N.A., and Wells Fargo National Bank West exceeded the minimum LCR requirement of 100%. The LCR represents average HQLA divided by average projected net cash outflows, as each is defined under the LCR rule.
Table 30 presents the Company’s quarterly average values for the daily-calculated LCR and its components calculated pursuant to the LCR rule requirements.
Table 30: Liquidity Coverage Ratio

	Average for quarter ended
(in millions, except ratio)	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023
HQLA (1):
Eligible cash	$164,386	176,218	187,133
Eligible securities (2)	205,715	193,282	162,930
Total HQLA	370,101	369,500	350,063
Projected net cash outflows (3)	295,537	290,236	279,903
LCR	125%	127	125
(1)HQLA excludes excess HQLA at certain subsidiaries that is not transferable to other Wells Fargo entities.
(2)Net of applicable haircuts required under the LCR rule.
(3)Projected net cash outflows are calculated by applying a standardized set of outflow and inflow assumptions, defined by the LCR rule, to various exposures and liability types, such as deposits and unfunded loan commitments, which are prescribed based on a number of factors, including the type of customer and the nature of the account.
Liquidity Sources. As of December 31, 2024, the Company had approximately $891.7 billion of total available liquidity sources. Table 31 presents the components of our available liquidity sources.
We maintain primary sources of liquidity in the form of central bank deposits and high-quality liquid debt securities, which collectively totaled $530.7 billion as of December 31, 2024. Our high-quality liquid debt securities presented in Table 31 are substantially the same in composition as HQLA eligible securities under the LCR rule; however, they will generally exceed HQLA eligible securities due to the applicable LCR haircuts and the exclusion of LCR adjustments for excess liquidity that is not transferable from certain subsidiaries.
We believe our high-quality liquid debt securities provide reliable sources of liquidity through sales or by pledging to obtain financing, in both normal and stressed market conditions. High-quality liquid debt securities include AFS, HTM, and trading debt securities, as well as debt securities received through securities financing activities.
As of December 31, 2024, we had approximately $577.0 billion of borrowing capacity at the Federal Reserve Discount Window and Federal Home Loan Banks (FHLB). This borrowing capacity included $215.9 billion related to pledged high-quality liquid debt securities within our primary sources of liquidity and $361.1 billion related to pledged loans and other debt securities within our contingent sources of liquidity.
Table 31: Total Available Liquidity Sources

(in millions)	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023
Primary sources of liquidity:
Central bank deposits	$162,174	147,935	199,967
High-quality liquid debt securities (1)	368,508	393,687	306,797
Total	530,682	541,622	506,764
Contingent sources of liquidity (2):
Pledged loans and other	361,057	352,790	292,026
Total available liquidity	$891,739	894,412	798,790
(1)Presented at fair value and includes unencumbered securities.
(2)Presented at borrowing capacity, net of haircuts.
Funding Sources. The Parent acts as a source of funding for the Company through the issuance of long-term debt and equity. WFC Holdings, LLC (the “IHC”) is an intermediate holding company and subsidiary of the Parent, which provides funding support for the ongoing operational requirements of the Parent and certain of its direct and indirect subsidiaries. For additional information on the IHC, see the “Regulation and Supervision – ‘Living Will’ Requirements and Related Matters” section in our 2024 Form 10-K. Additional subsidiary funding is provided by deposits, short-term borrowings and long-term debt.
Deposits have historically provided a sizable source of relatively low-cost funds. Loans were 67% and 69% of total deposits at December 31, 2024 and 2023, respectively.

Wells Fargo & Company	47

Risk Management – Asset/Liability Management (continued)
Table 32 presents a summary of our short-term borrowings, which generally mature in less than 30 days. The balances of federal funds purchased and securities sold under agreements to repurchase may vary over time due to client activity, our own demand for financing, and our overall mix of liabilities. For additional information on the classification of our short-term borrowings, see Note 1 (Summary of Significant Accounting
Policies) to Financial Statements in this Report. We pledge certain financial instruments that we own to collateralize repurchase agreements and other securities financings, as well as borrowings from the FHLB. For additional information, see the “Pledged Assets” section of Note 19 (Pledged Assets and Collateral) to Financial Statements in this Report.
Table 32: Short-Term Borrowings

(in millions)	Dec 31, 2024	Dec 31, 2023
Federal funds purchased and securities sold under agreements to repurchase	$95,235	77,676
Other short-term borrowings (1)	13,571	11,883
Total	$108,806	89,559
(1)Includes $1.0 billion and $0 of FHLB advances at December 31, 2024 and 2023, respectively.
We access domestic and international capital markets for long-term funding through issuances of registered debt securities, private placements, securitizations, and asset-backed secured funding. We issue long-term debt in a variety of maturities and currencies to achieve cost-efficient funding and to maintain an appropriate maturity profile. Proceeds from securities issued were used for general corporate purposes unless otherwise specified in the applicable prospectus or prospectus supplement, and we expect the proceeds from securities issued in the future will be used for the same purposes. Depending on market conditions and our liquidity position, we may redeem or repurchase, and subsequently retire, our outstanding debt securities in privately negotiated or open market transactions, by tender offer, or otherwise. We issued $6.2 billion and had maturities of $5.9 billion of long-term debt in total during January and February 2025. Table 33 presents a summary of our long-term debt. For additional information on our long-term debt, including contractual maturities, see Note 10 (Long-Term Debt), and for information on the classification of our long-term debt, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.
Table 33: Long-Term Debt

(in millions)	December 31, 2024	December 31, 2023
Wells Fargo & Company (Parent Only)	$147,100	148,312
Wells Fargo Bank, N.A., and other bank entities (Bank) (1)(2)	24,709	58,466
Other consolidated subsidiaries	1,269	810
Total	$173,078	207,588
(1)Includes $3.0 billion and $38.0 billion of FHLB advances at December 31, 2024 and 2023, respectively. For additional information, see Note 10 (Long-Term Debt) to Financial Statements in this Report.
(2)Effective January 1, 2024, we reclassified $4.9 billion of unfunded commitment liabilities for affordable housing investments to accrued expenses and other liabilities in connection with the adoption of ASU 2023-02. For additional information, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.
Credit Ratings. Investors in the long-term capital markets, as well as other market participants, generally will consider, among other factors, a company’s debt rating in making investment decisions. Rating agencies base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix, the level and quality of earnings, and rating agency assumptions regarding the probability and extent of federal financial assistance or support for certain large financial institutions. Adverse changes in these factors could result in a reduction of our credit rating; however, our debt securities do not contain credit rating covenants.
On November 20, 2024, Moody’s affirmed the Company’s ratings and maintained the stable outlook for Wells Fargo & Company and negative outlook for long-term bank deposits, long-term issuer ratings, and senior unsecured debt. There were no other actions undertaken by the rating agencies with regard to our credit ratings during fourth quarter 2024.
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
The credit ratings of the Parent and Wells Fargo Bank, N.A., as of December 31, 2024, are presented in Table 34.
Table 34: Credit Ratings as of December 31, 2024

	Wells Fargo & Company		Wells Fargo Bank, N.A.
	Senior debt	Short-term borrowings	Long-term deposits	Short-term borrowings
Moody’s	A1	P-1	Aa1	P-1
S&P Global Ratings	BBB+	A-2	A+	A-1
Fitch Ratings	A+	F1	AA	F1+
DBRS Morningstar	AA (low)	R-1 (middle)	AA	R-1 (high)

48	Wells Fargo & Company

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

RISK-BASED CAPITAL AND RISK-WEIGHTED ASSETS. The Company is subject to rules issued by federal banking regulators to implement Basel III capital requirements for U.S. banking organizations. The rules contain two frameworks for calculating capital requirements, a Standardized Approach and an Advanced Approach applicable to certain institutions, including Wells Fargo, and we must calculate our risk-based capital ratios under both approaches. The Company is required to satisfy the risk-based capital ratio requirements to avoid restrictions on capital distributions and discretionary bonus payments.
In July 2023, federal banking regulators issued a proposed rule to implement the final components of Basel III, which would impact risk-based capital requirements for certain banks. The proposed rule would eliminate the current Advanced Approach and replace it with a new expanded risk-based approach for the measurement of risk-weighted assets, including more granular risk weights for credit risk, a new market risk framework, and a new standardized approach for measuring operational risk. Officials from federal banking regulators have since commented that there may be significant changes to the proposed rule.
Table 35 presents the risk-based capital requirements applicable to the Company under the Standardized Approach and Advanced Approach, respectively, as of December 31, 2024.
In addition to the risk-based capital requirements described in Table 35, if the FRB determines that a period of excessive credit growth is contributing to an increase in systemic risk, a countercyclical buffer of up to 2.50% could be added to the risk-based capital ratio requirements under federal banking regulations. The countercyclical buffer in effect at December 31, 2024, was 0.00%.
The capital conservation buffer is applicable to certain institutions, including Wells Fargo, under the Advanced Approach and is intended to absorb losses during times of economic or financial stress.
The stress capital buffer is calculated based on the decrease in a BHC’s risk-based capital ratios under the severely adverse scenario in the FRB’s annual supervisory stress test and related Comprehensive Capital Analysis and Review (CCAR), plus four quarters of planned common stock dividends. Because the stress capital buffer is calculated annually based on data that can differ over time, our stress capital buffer, and thus our risk-based capital ratio requirements under the Standardized Approach, are subject to change in future periods. Our stress capital buffer for the period October 1, 2024, through September 30, 2025, is 3.80%. The FRB announced that it intends to propose changes to the supervisory stress test process.
Table 35: Risk-Based Capital Requirements – Standardized and Advanced Approaches

Wells Fargo & Company	49

Capital Management (continued)
As a global systemically important bank (G-SIB), we are also subject to the FRB’s rule implementing an additional capital surcharge between 1.00-4.50% on the risk-based capital ratio requirements of G-SIBs. Under the rule, we must annually calculate our surcharge under two methods and use the higher of the two surcharges. The first method (method one) considers our size, interconnectedness, cross-jurisdictional activity, substitutability, and complexity, consistent with the methodology developed by the Basel Committee on Banking Supervision (BCBS) and the Financial Stability Board (FSB). The second method (method two) uses similar inputs, but replaces substitutability with use of short-term wholesale funding and will generally result in higher surcharges than under method one. Because the G-SIB capital surcharge is calculated annually based on data that can differ over time, the amount of the surcharge is subject to change in future years. If our annual calculation results in a decrease to our G-SIB capital surcharge, the decrease takes effect the next calendar year. If our annual calculation results in an increase to our G-SIB capital surcharge, the increase takes effect in two calendar years. Our G-SIB capital surcharge will continue to be 1.50% in 2025. On July 27, 2023, the FRB issued a proposed rule that would impact the methodology used to calculate the G-SIB capital surcharge.
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
The tables that follow provide information about our risk-based capital and related ratios as calculated under Basel III capital rules. Table 36 summarizes our CET1, Tier 1 capital, Total capital, RWAs and capital ratios.
Table 36: Capital Components and Ratios

		Standardized Approach				Advanced Approach
($ in millions)		Required Capital Ratios (1)	Dec 31, 2024		Dec 31, 2023	Required Capital Ratios (1)	Dec 31, 2024	Dec 31, 2023
Common Equity Tier 1	(A)		$134,588		140,783		134,588	140,783
Tier 1 capital	(B)		152,866		159,823		152,866	159,823
Total capital	(C)		184,638		193,061		174,446	182,726
Risk-weighted assets	(D)		1,216,146		1,231,668		1,085,017	1,114,281
Common Equity Tier 1 capital ratio	(A)/(D)	9.80%	11.07	*	11.43	8.50	12.40	12.63
Tier 1 capital ratio	(B)/(D)	11.30	12.57	*	12.98	10.00	14.09	14.34
Total capital ratio	(C)/(D)	13.30	15.18	*	15.67	12.00	16.08	16.40
*Denotes the binding ratio under the Standardized and Advanced Approaches at December 31, 2024.
(1)Represents the minimum ratios required to avoid restrictions on capital distributions and discretionary bonus payments at December 31, 2024.

50	Wells Fargo & Company

Table 37 provides information regarding the calculation and composition of our risk-based capital under the Standardized and Advanced Approaches.
Table 37: Risk-Based Capital Calculation and Components

(in millions)		Dec 31, 2024	Dec 31, 2023
Total equity		$181,066	187,443
Adjustments:
Preferred stock		(18,608)	(19,448)
Additional paid-in capital on preferred stock		144	157
Noncontrolling interests		(1,946)	(1,708)
Total common stockholders’ equity		$160,656	166,444
Adjustments:
Goodwill		(25,167)	(25,175)
Certain identifiable intangible assets (other than MSRs)		(73)	(118)
Goodwill and other intangibles on investments in consolidated portfolio companies (included in other assets)		(735)	(878)
Applicable deferred taxes related to goodwill and other intangible assets (1)		947	919
Other (2)		(1,040)	(409)
Common Equity Tier 1 under the Standardized and Advanced Approaches		$134,588	140,783
Preferred stock		18,608	19,448
Additional paid-in capital on preferred stock		(144)	(157)
Other		(186)	(251)
Total Tier 1 capital under the Standardized and Advanced Approaches	(A)	$152,866	159,823

Long-term debt and other instruments qualifying as Tier 2		17,644	19,020
Qualifying allowance for credit losses (3)		14,471	14,805
Other		(343)	(587)
Total Tier 2 capital under the Standardized Approach	(B)	$31,772	33,238
Total qualifying capital under the Standardized Approach	(A)+(B)	$184,638	193,061

Long-term debt and other instruments qualifying as Tier 2		17,644	19,020
Qualifying allowance for credit losses (3)		4,279	4,470
Other		(343)	(587)
Total Tier 2 capital under the Advanced Approach	(C)	$21,580	22,903
Total qualifying capital under the Advanced Approach	(A)+(C)	$174,446	182,726
(1)Determined by applying the combined federal statutory rate and composite state income tax rates to the difference between book and tax basis of the respective goodwill and intangible assets at period-end.
(2)Includes a $60 million increase and $120 million increase at December 31, 2024 and 2023, respectively, related to a current expected credit loss accounting standard (CECL) transition provision. In second quarter 2020, the Company elected to apply a modified transition provision issued by federal banking regulators related to the impact of CECL on regulatory capital. The rule permits certain banking organizations to exclude from regulatory capital the initial adoption impact of CECL, plus 25% of the cumulative changes in the allowance for credit losses (ACL) under CECL for each period until December 31, 2021, followed by a three-year phase-out period in which the benefit is reduced by 25% in year one, 50% in year two and 75% in year three.
(3)Differences between the approaches are driven by the qualifying amounts of ACL includable in Tier 2 capital. Under the Advanced Approach, eligible credit reserves represented by the amount of qualifying ACL in excess of expected credit losses (using regulatory definitions) is limited to 0.60% of Advanced credit RWAs, whereas the Standardized Approach includes ACL in Tier 2 capital up to 1.25% of Standardized credit RWAs. Under both approaches, any excess ACL is deducted from the respective total RWAs.

Wells Fargo & Company	51

Capital Management (continued)
Table 38 provides the composition and net changes in the components of RWAs under the Standardized and Advanced Approaches.
Table 38: Risk-Weighted Assets

	Standardized Approach			Advanced Approach (1)
(in millions)	Dec 31, 2024	Dec 31, 2023	$ Change 2024/ 2023	Dec 31, 2024	Dec 31, 2023	$ Change 2024/ 2023
Risk-weighted assets (RWAs):
Credit risk	$1,156,572	1,182,805	(26,233)	726,855	756,905	(30,050)
Market risk	59,574	48,863	10,711	59,574	48,863	10,711
Operational risk	N/A	N/A	N/A	298,588	308,513	(9,925)
Total RWAs	$1,216,146	1,231,668	(15,522)	1,085,017	1,114,281	(29,264)
(1)RWAs calculated under the Advanced Approach utilize a risk-sensitive methodology, which relies upon the use of internal credit models based upon our experience with internal rating grades. The Advanced Approach also includes an operational risk component, which reflects the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events.
Table 39 provides an analysis of changes in CET1.
Table 39: Analysis of Changes in Common Equity Tier 1

(in millions)
Common Equity Tier 1 at December 31, 2023	$140,783
Cumulative effect from change in accounting policy (1)	(158)
Net income applicable to common stock	18,606
Common stock dividends	(5,140)
Common stock issued, repurchased, and stock compensation-related items	(18,496)
Changes in accumulated other comprehensive income (loss)	(596)
Goodwill	8
Certain identifiable intangible assets (other than MSRs)	45
Goodwill and other intangibles on investments in consolidated portfolio companies (included in other assets)	143
Applicable deferred taxes related to goodwill and other intangible assets (2)	28
Other (3)	(635)
Change in Common Equity Tier 1	(6,195)
Common Equity Tier 1 at December 31, 2024	$134,588
(1)Effective January 1, 2024, we adopted ASU 2023-02. For additional information, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.
(2)Determined by applying the combined federal statutory rate and composite state income tax rates to the difference between book and tax basis of the respective goodwill and intangible assets at period-end.
(3)Includes a $60 million decrease from December 31, 2023, related to a CECL transition provision. In second quarter 2020, the Company elected to apply a modified transition provision issued by federal banking regulators related to the impact of CECL on regulatory capital. The rule permits certain banking organizations to exclude from regulatory capital the initial adoption impact of CECL, plus 25% of the cumulative changes in the allowance for credit losses (ACL) under CECL for each period until December 31, 2021, followed by a three-year phase-out period in which the benefit is reduced by 25% in year one, 50% in year two and 75% in year three.

52	Wells Fargo & Company

TANGIBLE COMMON EQUITY. We also evaluate our business based on certain ratios that utilize tangible common equity. Tangible common equity is a non-GAAP financial measure and represents total equity less preferred equity, noncontrolling interests, goodwill, certain identifiable intangible assets (other than MSRs) and goodwill and other intangibles on investments in consolidated portfolio companies, net of applicable deferred taxes. The ratios are (i) tangible book value per common share, which represents tangible common equity divided by common shares outstanding; and (ii) return on average tangible common equity (ROTCE), which represents our annualized earnings as a percentage of tangible common equity. The methodology of determining tangible common equity may differ among companies. Management believes that tangible book value per common share and return on average tangible common equity, which utilize tangible common equity, are useful financial measures because they enable management, investors, and others to assess the Company’s use of equity.
Table 40 provides a reconciliation of these non-GAAP financial measures to GAAP financial measures.
Table 40: Tangible Common Equity

		Balance at period-end			Average balance
		Period ended			Year ended
(in millions, except ratios)		Dec 31, 2024	Dec 31, 2023	Dec 31, 2022	Dec 31, 2024	Dec 31, 2023	Dec 31, 2022
Total equity		$181,066	$187,443	$182,213	183,879	184,860	183,167
Adjustments:
Preferred stock (1)		(18,608)	(19,448)	(19,448)	(18,581)	(19,698)	(19,930)
Additional paid-in capital on preferred stock (1)		144	157	173	147	168	143
Unearned ESOP shares (1)		—	—	—	—	—	512
Noncontrolling interests		(1,946)	(1,708)	(1,986)	(1,751)	(1,844)	(2,323)
Total common stockholders’ equity	(A)	160,656	166,444	160,952	163,694	163,486	161,569
Adjustments:
Goodwill		(25,167)	(25,175)	(25,173)	(25,172)	(25,173)	(25,177)
Certain identifiable intangible assets (other than MSRs)		(73)	(118)	(152)	(95)	(136)	(190)
Goodwill and other intangibles on investments in consolidated portfolio companies (included in other assets) (2)		(735)	(878)	(2,427)	(895)	(2,083)	(2,359)
Applicable deferred taxes related to goodwill and other intangible assets (3)		947	920	890	935	906	864
Tangible common equity	(B)	$135,628	141,193	134,090	138,467	137,000	134,707
Common shares outstanding	(C)	3,288.9	3,598.9	3,833.8	N/A	N/A	N/A
Net income applicable to common stock	(D)	N/A	N/A	N/A	$18,606	17,982	12,562
Book value per common share	(A)/(C)	$48.85	46.25	41.98	N/A	N/A	N/A
Tangible book value per common share	(B)/(C)	41.24	39.23	34.98	N/A	N/A	N/A
Return on average common stockholders’ equity (ROE)	(D)/(A)	N/A	N/A	N/A	11.37%	11.00	7.78
Return on average tangible common equity (ROTCE)	(D)/(B)	N/A	N/A	N/A	13.44	13.13	9.33
(1)In fourth quarter 2022, we redeemed all outstanding shares of our Employee Stock Ownership Plan (ESOP) Cumulative Convertible Preferred Stock in exchange for shares of the Company’s         common stock.
(2)In third quarter 2023, we sold investments in certain private equity funds. As a result, we have removed the related goodwill and other intangible assets on private equity investments in consolidated portfolio companies.
(3)Determined by applying the combined federal statutory rate and composite state income tax rates to the difference between book and tax basis of the respective goodwill and intangible assets at period-end.
LEVERAGE REQUIREMENTS. As a BHC, we are required to maintain a supplementary leverage ratio (SLR) to avoid restrictions on capital distributions and discretionary bonus payments and maintain a minimum Tier 1 leverage ratio. Table 41 presents the leverage requirements applicable to the Company as of December 31, 2024.
Table 41: Leverage Requirements Applicable to the Company

Wells Fargo & Company	53

Capital Management (continued)
In addition, our IDIs are required to maintain an SLR of at least 6.00% to be considered well-capitalized under applicable regulatory capital adequacy rules and maintain a minimum Tier 1 leverage ratio of 4.00%.
Table 42 presents information regarding the calculation and components of the Company’s SLR and Tier 1 leverage ratio. At December 31, 2024, each of our IDIs exceeded their applicable SLR requirements.
Table 42: Leverage Ratios for the Company

($ in millions)		Quarter ended December 31, 2024
Tier 1 capital	(A)	$152,866
Total consolidated assets		1,929,845
Adjustments:
Derivatives (1)		62,906
Repo-style transactions (2)		6,296
Credit equivalent amounts of other off-balance sheet exposures (3)		307,204
Other (4)		(38,610)
Total adjustments		337,796
Total leverage exposure	(B)	$2,267,641
Supplementary leverage ratio	(A)/(B)	6.74%

Total adjusted average assets (5)	(C)	$1,891,333
Tier 1 leverage ratio	(A)/(C)	8.08%
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
(4)Adjustment represents other permitted Tier 1 capital deductions and certain other adjustments as determined under capital rule requirements.
(5)Represents total average assets less goodwill and other permitted Tier 1 capital deductions.
TOTAL LOSS ABSORBING CAPACITY. As a G-SIB, we are required to have a minimum amount of equity and unsecured long-term debt for purposes of resolvability and resiliency, often referred to as Total Loss Absorbing Capacity (TLAC). U.S. G-SIBs are required to have a minimum amount of TLAC (consisting of CET1 capital and additional Tier 1 capital issued directly by the top-tier or covered BHC plus eligible external long-term debt) to avoid restrictions on capital distributions and discretionary bonus payments as well as a minimum amount of eligible unsecured long-term debt. The components used to calculate our minimum TLAC and eligible unsecured long-term debt requirements as of December 31, 2024, are presented in Table 43.
Table 43: Components Used to Calculate TLAC and Eligible Unsecured Long-Term Debt Requirements

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
Table 44 provides our TLAC and eligible unsecured long-term debt and related ratios.
Table 44: TLAC and Eligible Unsecured Long-Term Debt

December 31, 2024
($ in millions)	TLAC (1)	Regulatory Minimum (2)	Eligible Unsecured Long-term Debt	Regulatory Minimum
Total eligible amount	$301,936		135,288

Percentage of RWAs (3)	24.83%	21.50	11.12	7.50
Percentage of total leverage exposure	13.31	9.50	5.97	4.50
(1)TLAC ratios are calculated using the CECL transition provision issued by federal banking regulators.
(2)Represents the minimum required to avoid restrictions on capital distributions and discretionary bonus payments.
(3)Our minimum TLAC and eligible unsecured long-term debt requirements are calculated based on the greater of RWAs determined under the Standardized and Advanced Approaches.
OTHER REGULATORY CAPITAL AND LIQUIDITY MATTERS. For information regarding the U.S. implementation of the Basel III LCR and NSFR, see the “Risk Management – Asset/ Liability Management – Liquidity Risk and Funding – Liquidity Standards” section in this Report.
Our principal U.S. broker-dealer subsidiaries, Wells Fargo Securities, LLC, and Wells Fargo Clearing Services, LLC, are subject to regulations to maintain minimum net capital requirements. As of December 31, 2024, these broker-dealer subsidiaries were in compliance with their respective regulatory minimum net capital requirements.
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
During 2024, we issued $993 million of common stock, substantially all of which was issued in connection with employee compensation and benefits, and we repurchased 333 million shares of common stock at a cost of $19.6 billion. We paid $6.2 billion of common and preferred stock dividends during 2024.
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

54	Wells Fargo & Company

capital actions for all large BHCs and also reviews the Company’s proposed capital actions.
Federal banking regulators also require large BHCs and banks to conduct their own stress tests to evaluate whether the institution has sufficient capital to continue to operate during periods of adverse economic and financial conditions.
Securities Repurchases
On July 25, 2023, we announced that our Board authorized a common stock repurchase program of up to $30 billion. Unless modified or revoked by the Board, this authorization does not expire and is our only common stock repurchase program in effect. At December 31, 2024, we had remaining Board authority to repurchase up to approximately $7.3 billion of common stock.
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
For additional information about share repurchases during fourth quarter 2024, see Part II, Item 5 in our 2024 Form 10-K.

Regulation and Supervision
The U.S. financial services industry is subject to significant regulation and regulatory oversight initiatives. This regulation and oversight may continue to impact how U.S. financial services companies conduct business and may continue to result in increased regulatory compliance costs.
For a discussion of certain consent orders and other regulatory actions applicable to the Company, see the “Overview” section in this Report. For a discussion of other significant regulations and regulatory oversight initiatives that have affected or may affect our business, see the “Regulation and Supervision” section in our 2024 Form 10-K and the “Risk Factors” section in this Report.

Wells Fargo & Company	55

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
•fair value measurements;
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
•Usage of credit loss estimation models. We use internally developed models that incorporate credit attributes and economic variables to generate credit loss estimates. Management uses judgment and quantitative analytics in the determination of segmentation, modeling approach, and variables that are leveraged in the models. These models are independently validated in accordance with the Company’s policies. We routinely assess our model performance and apply adjustments when necessary. We also assess our models for limitations against the company-wide risk inventory to help appropriately capture known and emerging risks in our estimate of expected credit losses and apply overlays as needed.
•Valuation of collateral. The current fair value of collateral is utilized to assess the expected credit losses when a financial asset is considered to be collateral dependent. Judgment is applied when valuing the collateral through appraisals, evaluation of the cash flows of the property, or other quantitative techniques. Decreases in collateral valuations support incremental ACL or charge-downs and increases in collateral valuations support lower ACL or are included in the ACL as a negative allowance when the financial asset has been previously written-down below current recovery value.
•Contractual term considerations. The remaining contractual term of a loan is adjusted for expected prepayments and certain expected extensions, renewals, or modifications. We extend the contractual term when we are not able to unconditionally cancel contractual renewals or extension options. Credit card loans have indeterminate maturities, which requires that we determine a contractual life by

56	Wells Fargo & Company

estimating the application of future payments to the outstanding loan amount.
•Qualitative factors which may not be adequately captured in the loss models. These amounts represent management’s judgment of risks related to the processes and assumptions used in establishing the ACL. We also consider economic environmental factors, modeling assumptions and performance, process risk, and other subjective factors, including industry trends and emerging risk assessments.

Sensitivity. The ACL for loans is sensitive to changes in key assumptions and requires significant management judgment. Future amounts of the ACL for loans will be based on a variety of factors, including loan balance changes, portfolio credit quality, and general forecasted economic conditions. The forecasted economic variables used could have varying impacts on different financial assets or portfolios. Additionally, throughout numerous credit cycles, there are observed changes in economic variables such as the unemployment rate, GDP and real estate prices which may not move in a correlated manner as variables may move in opposite directions or differ across portfolios or geography.
Our sensitivity analysis does not represent management’s view of expected credit losses at the balance sheet date. We applied a 100% weight to a more severe downside scenario in our sensitivity analysis to reflect the potential for further economic deterioration. The outcome of the scenario was influenced by the duration, severity, and timing of changes in economic variables within the scenario. The sensitivity analysis resulted in a hypothetical increase in the ACL for loans of approximately $5.4 billion at December 31, 2024. The hypothetical increase in our ACL for loans does not incorporate the impact of management judgment for qualitative factors applied in the current ACL for loans, which may have a positive or negative effect on the results. It is possible that others performing similar sensitivity analyses could reach different conclusions or results. Management believes that the estimate for the ACL for loans was appropriate at the balance sheet date.
The sensitivity analysis excludes the ACL for debt securities and other financial assets given its size relative to the overall ACL.

Fair Value Measurements
Fair value represents the price that would be received to sell a financial asset or paid to transfer a financial liability in an orderly transaction between market participants at the measurement date.
We use fair value measurements to comply with recognition and disclosure requirements. For example, assets and liabilities held for trading purposes, AFS debt securities, residential mortgage servicing rights (MSRs), derivatives, and marketable equity securities are recorded at fair value on our consolidated balance sheet each period. Other assets and liabilities, such as loans held for investment, commercial MSRs and certain nonmarketable equity securities are not recorded at fair value each period but may require nonrecurring fair value adjustments through the write-down of individual assets or the application of accounting methods such as lower of cost or fair value (LOCOM) and the measurement alternative.
Fair value measurements are made using a three-level hierarchy which is based on whether the significant inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect our estimates of assumptions that market participants would use to value the asset or liability.
When developing fair value measurements, we maximize the use of observable inputs and minimize the use of unobservable inputs. When available, we use quoted prices in active markets to measure fair value. Such measurements are classified as Level 1 within the fair value hierarchy. If quoted prices in active markets are not available, fair value measurement is based upon internal models that generally use market-based or independently sourced market parameters, including interest rate yield curves, prepayment rates, option volatilities and currency rates. However, when observable market data is limited or not available, fair value measurement is based upon internal models that use unobservable inputs. These models are independently validated in accordance with the Company’s policies. We also obtain pricing information from third-party vendors to record fair values and to corroborate internal prices. Validation procedures are performed over the reasonableness of prices received from third parties.
When using internal models that use unobservable inputs, management judgment is necessary as our assumptions reflect those that we believe market participants would use to estimate fair value of the asset or liability. Determination of these assumptions includes consideration of many factors, including market conditions and liquidity levels. Changes in market conditions, such as reduced liquidity in the capital markets or changes in secondary market activities, may reduce the availability and reliability of quoted prices or observable data used to determine fair value. In such cases, adjustments to available quoted prices or observable market data may be required. For example, we may adjust a price received from a third-party pricing service using internal models based on discounted cash flows when the impact of illiquid markets has not already been incorporated in the fair value measurement.
We continually assess the level and volume of market activity to determine when adjustments, if any, are made to quoted prices. Given market conditions can change over time, our determination of which markets are considered active or inactive can change. If we determine a market to be inactive, the degree to which quoted prices require adjustment may also change.
For assets and liabilities not classified as Level 1 within the fair value hierarchy, significant judgment may be needed to determine the classification as either Level 2 or Level 3. When making this judgment, we consider available information, including observable market data, indications of market liquidity and orderliness of transactions, and our understanding of the valuation techniques and significant inputs used to estimate fair value. The classification as Level 2 or Level 3 is based upon the specific facts and circumstances of each instrument or instrument category and judgments are made regarding the significance of unobservable inputs to each instrument’s fair value measurement in its entirety. If one or more unobservable inputs are considered significant to the fair value measurement, the instrument is classified as Level 3. Significant unobservable inputs used in our Level 3 fair value measurements include discount rates, default rates, comparability adjustments, and prepayment rates.
MSRs are assets that represent the rights to service mortgage loans for others. We generally recognize MSRs when we retain servicing rights in connection with the sale or securitization of loans we originate. We have elected to carry our residential MSRs at fair value with periodic changes reflected in earnings. We use internal models to estimate the fair value of residential MSRs, which represent our most significant Level 3 asset. These models calculate the present value of estimated future net servicing income and incorporate our estimates of

Wells Fargo & Company	57

Critical Accounting Policies (continued)
inputs and assumptions that market participants would use to value the asset. Certain significant inputs and assumptions, such as discount rates, prepayment rates (blend of prepayment speeds and expected defaults), and estimated costs to service residential mortgage loans, are generally not observable in the market and require judgment to determine. Both prepayment rate and discount rate assumptions can, and generally will, change quarterly as market conditions and mortgage interest rates change. We periodically benchmark our residential MSR fair value estimates to independent appraisals.
Table 45 presents our (i) assets and liabilities recorded at fair value on a recurring basis and (ii) Level 3 assets and liabilities recorded at fair value on a recurring basis, both presented as a percentage of our total assets and total liabilities.

Table 45: Fair Value Level 3 Summary

	December 31, 2024		December 31, 2023
($ in billions)	Total balance	Level 3 (1)	Total balance	Level 3 (1)
Assets recorded at fair value on a recurring basis	$338.2	8.3	276.2	9.5
As a percentage of total assets	17.5%	0.4	14.3	0.5
Liabilities recorded at fair value on a recurring basis	$48.9	5.6	47.7	6.2
As a percentage of total liabilities	2.8%	0.3	2.7	0.4
(1)Before derivative netting adjustments.

See Note 15 (Fair Value Measurements) to Financial Statements in this Report for a complete discussion on fair value measurements, our related measurement techniques and the impact to our financial statements, including MSRs. See Note 6 (Mortgage Banking Activities) to Financial Statements in this Report for key weighted-average assumptions used in the valuation of residential MSRs and sensitivity to immediate adverse changes in those assumptions.

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
We apply judgment when establishing an accrual for potential losses associated with legal actions and in establishing the range of reasonably possible losses in excess of the accrual. Our judgment in establishing accruals and the range of reasonably possible losses in excess of the Company’s accrual for probable and estimable losses is influenced by our understanding of information currently available related to the legal evaluation and potential outcome of actions, including input and advice on these matters from our external counsel. These matters may be in various stages of investigation, discovery or proceedings. They may also involve a wide variety of claims across our businesses, legal entities and jurisdictions. The eventual outcome may be a scenario that was not considered or was considered remote in anticipated occurrence. Accordingly, our estimate of potential losses will change over time and the actual losses may vary significantly.
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

58	Wells Fargo & Company

See Note 13 (Legal Actions) to Financial Statements in this Report for additional information.

Goodwill Impairment
We assess goodwill for impairment annually in the fourth quarter or more frequently depending on macroeconomic and other business factors. These factors may include trends in short-term or long-term interest rates, negative trends from reduced revenue generating activities or increased costs, adverse actions by regulators, or company specific factors such as a decline in market capitalization.
We identify reporting units to be assessed for goodwill impairment at the reportable operating segment level or one level below. Goodwill is allocated to the reporting unit at the time we acquire a business and does not change unless there is goodwill impairment or a significant business reorganization impacting the reporting unit. We determine the reporting unit carrying amounts as the allocated capital plus assigned goodwill and other intangible assets. We allocate capital to the reporting units under a risk-sensitive framework driven by our regulatory capital requirements. We estimate fair value of the reporting units based on a balanced weighting of fair values estimated using both an income approach and a market approach which are intended to reflect Company performance and expectations as well as external market conditions. The methodologies for determining the carrying amounts and estimating the fair values are periodically assessed and updated as necessary.
The income approach is a discounted cash flow (DCF) analysis, which estimates the present value of future cash flows associated with each reporting unit. A DCF analysis requires significant judgment to estimate financial forecasts for our reporting units, which includes future expectations of economic conditions and balance sheet changes, as well as considerations related to future business activities. The forecasts are reviewed by senior management. For periods after our financial forecasts, we incorporate a terminal value estimate. We discount these forecasted cash flows using a rate derived from the capital asset pricing model that produces an estimated cost of equity for our reporting units, which reflects risks and uncertainties in the financial markets and in our financial forecasts.
The market approach utilizes observable market data from comparable publicly traded companies, such as price-to-earnings or price-to-tangible book value ratios, to estimate a reporting unit’s fair value. We use judgment to select comparable companies for each reporting unit and include those with the most similar business activities.
Our 2024 assessment indicated goodwill was not impaired as of December 31, 2024, based on the fair value of each reporting unit exceeding its carrying amount by a significant amount. The aggregate fair value of our reporting units exceeded our market capitalization, and we believe factors that contributed to this difference included an overall control premium and market volatility. Although the fair value of our Consumer Lending reporting unit exceeded its carrying amount by a significant amount, it was the most sensitive to changes in the estimated financial forecasts.
Adverse changes to forecasts or a significant increase in the discount rates may result in an impairment. Additionally, declines in our ability to generate revenue, significant increases in credit losses or other expenses, or adverse actions from regulators are factors that could result in material goodwill impairment of any reporting unit in a future period.
For additional information on goodwill and our reportable operating segments, see Note 1 (Summary of Significant Accounting Policies), Note 7 (Intangible Assets and Other Assets), and Note 20 (Operating Segments) to Financial Statements in this Report.

Wells Fargo & Company	59

Current Accounting Developments
Table 46 provides the significant accounting updates applicable to us that have been issued by the Financial Accounting Standards Board (FASB) but are not yet effective.
Table 46: Current Accounting Developments – Issued Standards

Description and Effective Date	Financial statement impact
ASU 2023-09 – Income Taxes (Topic 740): Improvements to Income Tax Disclosures
The Update, effective January 1, 2025 (with early adoption permitted), enhances annual income tax disclosures primarily to further disaggregate existing disclosures.
The Update impacts our annual income tax disclosures. We are currently evaluating the required changes to our income tax disclosures. Upon adoption, those disclosures may change as follows:

•For the tabular effective income tax rate reconciliation, provide specific categories (where applicable) and further disaggregation of certain categories (where applicable) by nature and/or jurisdiction if the reconciling item is 5% or more of the statutory tax expense.
•Description and disclosure of states and local jurisdictions that contribute the majority of the effect of the state and local income tax category of the effective income tax rate reconciliation.
•Disaggregate the amount of income taxes paid (net of refunds) by federal, state, and non-U.S. taxes and further disaggregate by individual jurisdictions where income taxes paid (net of refunds) is 5% or more of total income taxes paid (net of refunds).
•Disaggregate net income (or loss) before income tax expense (or benefit) between domestic and non-U.S.

Other Accounting Developments
The following Update is applicable to us. We are currently evaluating the Update but it is not expected to have a material impact on our consolidated financial statements:
•ASU 2024-03 – Income Statement– Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expense

60	Wells Fargo & Company

Forward-Looking Statements
This document contains forward-looking statements. In addition, we may make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company or any of its businesses, including our outlook for future growth; (ii) our expectations regarding noninterest expense and our efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (viii) future common stock dividends, common share repurchases and other uses of capital; (ix) our targeted range for return on assets, return on equity, and return on tangible common equity; (x) expectations regarding our effective income tax rate; (xi) the outcome of contingencies, such as legal actions; (xii) environmental, social and governance related goals or commitments; and (xiii) the Company’s plans, objectives and strategies.
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
•the effect of the current interest rate environment or changes in interest rates or in the level or composition of our assets or liabilities on our net interest income and net interest margin;
•significant turbulence or a disruption in the capital or financial markets, which could result in, among other things, a reduction in the availability of funding or increased funding costs, a reduction in our ability to sell or securitize loans, and declines in asset values and/or recognition of impairment of securities held in our debt securities and equity securities portfolios;
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
•a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyberattacks;
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

In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, the impact to our balance sheet of expected customer activity, our capital requirements and long-term targeted capital structure, the results of supervisory stress tests, market conditions (including the trading price of our stock), regulatory and legal considerations, including regulatory requirements under the Federal Reserve Board’s capital plan rule, and other factors deemed relevant by the Company, and may be subject to regulatory approval or conditions.
For additional information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in this Report, as

Wells Fargo & Company	61

Forward-Looking Statements (continued)
filed with the Securities and Exchange Commission and available on its website at www.sec.gov.1
Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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

62	Wells Fargo & Company

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
ECONOMIC, FINANCIAL MARKETS, INTEREST RATES, AND LIQUIDITY RISKS
Our financial results have been, and will continue to be, materially affected by general economic conditions, and a deterioration in economic conditions or in the financial markets may materially adversely affect our lending and other businesses and our financial results and condition.  We generate revenue from the interest and fees we charge on the loans and other products and services we sell, and a substantial amount of our revenue and earnings comes from the net interest income and fee income that we earn from our consumer and commercial lending and banking businesses. These businesses have been, and will continue to be, materially affected by the state of the U.S. economy, particularly unemployment levels and home prices. The negative effects and continued uncertainty stemming from U.S. fiscal, monetary and political matters, including concerns about deficit and debt levels, inflation, taxes, and U.S. debt ratings, have impacted and may continue to impact the global economy. Moreover, geopolitical matters, including international political unrest or disturbances, wars, and terrorist activities, as well as continued concerns over commodity prices, tariffs or other restrictions on international trade and corresponding retaliatory measures, and global economic difficulties, may impact the stability of financial markets and the global economy. Any impacts to the global economy could have a similar impact to the U.S. economy. A prolonged period of slow growth in the global economy or any deterioration in general economic conditions and/or the financial markets resulting from the above matters or any other events or factors that may disrupt or weaken the U.S. or global economy, could materially adversely affect our financial results and condition.
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

Wells Fargo & Company	63

Risk Factors (continued)
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
We assess our interest rate risk by estimating the effect on our earnings under various scenarios that differ based on assumptions about the direction, magnitude and speed of interest rate changes and the slope of the yield curve. We may hedge some of that interest rate risk with interest rate derivatives. We generally do not hedge all of our interest rate risk, and we may not be successful in hedging any of the risk. Hedging is not a perfect science, and we could recognize lower net interest income as a result of our hedging activities. There is always the risk that changes in interest rates, credit spreads or option volatility could reduce our net interest income and earnings, as well as our other comprehensive income, in material amounts, especially if actual conditions turn out to be materially different than what we assumed. For example, if interest rates rise or fall faster than we assumed or the slope of the yield curve changes, we may experience significant losses, including unrealized losses, on debt securities in our portfolio. To reduce our interest rate risk, we may rebalance our portfolios of debt securities and loans, refinance our debt, adjust our hedging strategies, and take other strategic actions. We may incur losses when we take such actions. In addition, changes in interest rates can result in increased basis risk, which could limit the effectiveness of our hedging activities.
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

64	Wells Fargo & Company

pledge loans to access secured borrowing facilities through the FHLB and the FRB, and our ability to raise funds in domestic and international money through capital markets.
Our liquidity and our ability to fund and run our business could be materially adversely affected by a variety of conditions and factors. These include financial and credit market disruption and volatility or a lack of market or customer confidence in financial markets in general similar to what occurred during the financial crisis in 2008 and early 2009, which may result in a loss of customer deposits, outflows of cash or collateral, an inability to access capital markets on favorable terms, or other adverse effects on our liquidity and funding. The financial system also experienced disruption and volatility in early 2023 due to the failure of several banks, and episodes of disruption, volatility or other adverse market conditions may continue to occur if there are additional instances of actual or threatened bank failures. Market disruption and volatility could also impact our credit spreads, which are the amount in excess of the interest rate of U.S. Treasury securities, or other benchmark securities, of the same maturity that we need to pay to our funding providers. Increases in interest rates and our credit spreads could significantly increase our funding costs.
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
Similarly, the speed with which information is disseminated and the speed with which customers can withdraw funds in response to information may also contribute to a faster and greater loss of deposits, particularly uninsured or non-operational deposits, as well as other adverse effects on liquidity or funding, similar to what contributed to the failure of several banks in early 2023. There can be no assurance that significant disruption and volatility in the financial markets will not occur in the future. For example, concerns over geopolitical issues, commodity and currency prices, trade policies, as well as global economic conditions, may cause financial market volatility.
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

Wells Fargo & Company	65

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
For additional information, see the “Regulation and Supervision – Dividend and Share Repurchase Restrictions” and “– Holding Company Structure” sections in our 2024 Form 10-K and Note 26 (Regulatory Capital Requirements and Other Restrictions) to Financial Statements in this Report.
REGULATORY RISKS

Current and future legislation and/or regulation could require us to change certain of our business practices, reduce our revenue and earnings, impose additional costs on us or otherwise adversely affect our business operations and/or competitive position.  Our parent company, our subsidiary banks and many of our nonbank subsidiaries such as those related to our brokerage business, are subject to significant and extensive regulation under state and federal laws in the U.S., as well as the applicable laws of the various jurisdictions outside of the U.S. where they conduct business. These regulations generally protect depositors, the federal deposit insurance fund, consumers, investors, employees, or the banking and financial system as a whole, not necessarily our security holders. Economic, market and political conditions during the past few years have led to a significant amount of legislation and regulation in the U.S. and abroad affecting the financial services industry, as well as heightened expectations and scrutiny of financial services companies from banking regulators. These laws and regulations may continue to affect the manner in which we do business and the products and services that we provide, affect or restrict our ability to compete in our current businesses or our ability to enter into or acquire new businesses, reduce or limit our revenue, affect our compliance and risk management activities, limit subsidiary capital distributions, increase our capital or liquidity requirements, impose additional fines or assessments on us, intensify the regulatory supervision of us and the financial services industry, and adversely affect our business operations or have other negative consequences. Our businesses and revenue in non-U.S. jurisdictions are also subject to risks from political, economic and social developments in those jurisdictions, including sanctions or business restrictions, asset freezes or confiscation, unfavorable political or diplomatic developments, or financial or social instability. In addition, changes to tax laws, regulations, and guidance may negatively impact our effective income tax rate, financial results, or the amount of any tax assets or liabilities. Furthermore, greater government oversight and scrutiny of Wells Fargo, as well as financial services companies generally, has increased our operational and compliance costs as we must continue to devote substantial resources to enhancing our procedures and controls and meeting heightened regulatory standards and expectations. Any failure to meet regulatory requirements, standards or expectations, either in the U.S. or in non-U.S. jurisdictions, could continue to result in significant fines, penalties, restrictions on certain business activities, reputational harm, or other adverse consequences.
Our consumer businesses, including our mortgage, auto, credit card and other consumer lending and non-lending businesses, are subject to numerous and, in many cases, highly complex consumer protection laws and regulations, as well as enhanced regulatory scrutiny and more and expanded regulatory examinations and/or investigations. In particular, evolving state and federal rules and requirements, including those of the CFPB, may continue to increase our compliance costs, limit the fees we can receive for certain products and services, and require changes in our business practices, which could limit or negatively affect our earnings as well as the products and services that we offer our customers. If we fail to meet enhanced regulatory requirements and expectations with respect to our consumer businesses, we may be subject to increased costs, fines, penalties, restrictions on our business activities including the products and services we can provide, reputational harm, or other adverse consequences.
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

66	Wells Fargo & Company

conditions are met. This limitation could continue to adversely affect our results of operations or financial condition. We are also subject to an April 2018 consent order with the CFPB regarding the Company’s compliance risk management program. In addition, we are subject to a September 2021 consent order with the OCC regarding loss mitigation activities in the Company’s Home Lending business. Similarly, we are subject to a September 2024 formal agreement with the OCC regarding anti-money laundering and sanctions risk management practices. Addressing these and other regulatory actions and expectations is an ongoing process, and we could continue to experience issues or delays along the way in satisfying their requirements. We also could continue to identify more issues as we implement our risk and control infrastructure, which may result in additional regulatory actions.
The Company may be subject to further actions, including the imposition of additional consent orders, regulatory agreements or civil money penalties, by federal regulators regarding similar or other issues. Regulators have indicated the potential for escalating consequences for banks that do not timely resolve open issues or have repeat issues. Furthermore, issues or delays in satisfying the requirements of a regulatory action could affect our progress on others. Failure to satisfy the requirements of a regulatory action on a timely basis could result in additional fines, penalties, business restrictions, limitations on subsidiary capital distributions, increased capital or liquidity requirements, enforcement actions, and other adverse consequences, which could be significant. For example, in September 2021, the OCC assessed a $250 million civil money penalty against the Company related to insufficient progress in addressing requirements under a previous OCC consent order and loss mitigation activities in the Company’s Home Lending business. Compliance with the February 2018 FRB consent order, the April 2018 CFPB consent order, the September 2021 OCC consent order, the September 2024 OCC formal agreement, and any other consent orders or regulatory actions, as well as the implementation of their requirements, may continue to increase the Company’s costs, require the Company to reallocate resources away from growing its existing businesses, subject the Company to business restrictions, negatively impact the Company’s capital and liquidity, require the Company to undergo significant changes to its business, operations, products and services, and risk management practices, and subject the Company to other adverse consequences. For additional information on the Company’s consent orders, see the “Overview” section in this Report.
Any future legislation, rule and/or regulation also could significantly change our regulatory environment, increase our cost of doing business, limit the activities we may pursue, affect the competitive balance among banks and other financial services companies, and have a material adverse effect on our financial results and condition.
For additional information on the significant regulations and regulatory oversight initiatives that have affected or may affect our business, see the “Regulation and Supervision” section in our 2024 Form 10-K.
We could be subject to more stringent capital, leverage or liquidity requirements or restrictions on our growth, activities or operations if regulators determine that our resolution or recovery plan is deficient. Pursuant to rules adopted by the FRB and the FDIC, Wells Fargo prepares and periodically submits resolution plans, also known as “living wills,” designed to facilitate our rapid and orderly resolution in the event of material financial distress or failure. There can be no assurance that the FRB or
FDIC will respond favorably to the Company’s resolution plans. If the FRB and FDIC determine that a resolution plan has deficiencies, they may impose more stringent capital, leverage or liquidity requirements on us or restrict our growth, activities or operations until we adequately remedy the deficiencies. If the FRB and FDIC ultimately determine that we have been unable to remedy any deficiencies, they could require us to divest certain assets or operations.
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

Wells Fargo & Company	67

Risk Factors (continued)
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
For additional information, see the “Regulation and Supervision” section in our 2024 Form 10-K.
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
In addition, as part of imposing enhanced capital and risk management standards on large financial firms, the FRB has issued a capital plan rule that establishes capital planning and other requirements that govern capital distributions, including dividends and share repurchases, by certain BHCs, including Wells Fargo. The FRB has also finalized a number of regulations implementing enhanced prudential requirements for large BHCs like Wells Fargo regarding risk-based capital and leverage, risk and liquidity management, single counterparty credit limits, and imposing debt-to-equity limits on any BHC that regulators determine poses a grave threat to the financial stability of the United States. The FRB and OCC have also finalized rules implementing stress testing requirements for large BHCs and national banks. Furthermore, the FRB has established expectations regarding effective boards of directors of large BHCs. The OCC, under separate authority, has also established heightened governance and risk management standards for large national banks, such as the Bank.
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
For additional information, see the “Capital Management” and “Risk Management – Asset/Liability Management – Liquidity Risk and Funding – Liquidity Standards” sections in this Report and the “Regulation and Supervision” section in our 2024 Form 10-K.
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

68	Wells Fargo & Company

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
Future allowance levels may increase or decrease based on a variety of factors, including loan balance changes, portfolio credit quality and mix changes, and changes in general economic conditions. While we believe that our allowance for credit losses was appropriate at December 31, 2024, there is no assurance that it will be sufficient to cover future credit losses. In the event of significant deterioration in economic conditions or if we experience significant loan growth, we may be required to increase the allowance in future periods, which would reduce our earnings.
For additional information, see the “Risk Management – Credit Risk Management” and “Critical Accounting Policies – Allowance for Credit Losses” sections in this Report.
We may have more credit risk and higher credit losses to the extent our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral.  Our credit risk and credit losses can increase if our loans are concentrated to borrowers engaged in the same or similar activities or to borrowers who individually or as a group may be uniquely or disproportionately affected by economic or market conditions. Similarly, challenging economic or market conditions, or trade policies, affecting a particular industry or geography may also impact related or dependent industries or the ability of borrowers living in such affected areas or working in such industries to meet their financial obligations. We experienced the effect of concentration risk in 2009 and 2010 when we incurred greater than expected losses in our residential real estate loan portfolio due to a housing slowdown and greater than expected deterioration in residential real estate values in many markets, including certain markets in California. As California is our largest banking state in terms of loans, deterioration in real estate values and underlying economic conditions, or external factors such as natural disasters, in California could result in materially higher credit losses. In addition, changes in consumer behavior or other market conditions may adversely affect borrowers in certain industries or sectors, which may increase our credit risk and reduce the demand by these borrowers for our products and services. Moreover, deterioration in macro-economic conditions generally across the country could result in materially higher credit losses, including for our residential real estate loan portfolio, which includes nonconforming mortgage loans we retain on our balance sheet. We may experience higher delinquencies and higher loss rates as our consumer real estate secured lines of credit reach their contractual end of draw period and begin to amortize.
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
OPERATIONAL, STRATEGIC, AND LEGAL RISKS
A failure in or breach of our operational or security systems, controls or infrastructure, or those of our third-party vendors and other service providers, could disrupt our businesses, damage our reputation, increase our costs and cause losses. As a large financial institution that serves customers through numerous physical locations, ATMs, the internet, mobile banking and other distribution channels across the U.S. and internationally, we depend on our ability to process, record and monitor a large number of customer transactions on a continuous basis. As our customer base and locations have a broad geographic footprint throughout the U.S. and internationally, as we have increasingly used the internet and mobile banking to provide products and services to our customers, as customer, public, legislative and regulatory expectations regarding operational and information security have increased, and as cyber and other information security attacks have become more prevalent and complex, our operational systems, controls and infrastructure must continue to be safeguarded and monitored for potential failures, disruptions and breakdowns. Our business, financial, accounting, data processing systems, or other operating systems and facilities may stop operating properly, become insufficient based on our evolving business needs, or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control. For example, there have been and could in the future be sudden increases in customer transaction volume; electrical or telecommunications outages; degradation or loss of internet, website or mobile banking availability; natural disasters such as earthquakes, wildfires, tornados, and hurricanes; disease pandemics such as COVID-19; events arising from local or larger scale political or social matters, including terrorist acts; and, as described below, cyberattacks or other information security incidents. The COVID-19 pandemic or any new pandemic could result in the occurrence of new, unanticipated adverse effects on us or the recurrence of adverse effects similar to those already experienced, including creating additional operational and compliance risks, such as the need to comply with rapidly changing regulatory requirements and to quickly implement new measures to protect the functionality of our systems, networks, and operations.

Wells Fargo & Company	69

Risk Factors (continued)
Furthermore, enhancements and upgrades to our infrastructure or operating systems may be time-consuming, entail significant costs, and create risks associated with implementing new systems and integrating them with existing ones. Due to the complexity and interconnectedness of our systems, the process of enhancing our infrastructure and operating systems, including their security measures and controls, could continue to create a risk of system disruptions and security issues. Similarly, we may not be able to timely recover critical business processes or operations that have been disrupted, which may further increase any associated costs and consequences of such disruptions. Although we have enterprise incident response processes, business continuity plans and other safeguards in place to help provide operational resiliency, our business operations may be adversely affected by significant and widespread disruption to our physical infrastructure or operating systems that support our businesses and customers. For example, we have experienced system issues caused by a variety of factors that have resulted in intermittent service interruptions, such as temporary disruptions to online and mobile banking services, delays in posting transactions, and customer difficulty signing into accounts.
As a result of financial institutions and technology systems becoming more interconnected and complex, any operational incident at a third party may increase the risk of loss or material impact to us or the financial industry as a whole. Furthermore, third parties on which we rely, including those that facilitate our business activities or to which we outsource operations, such as exchanges, clearing houses, financial intermediaries or vendors that provide services or security solutions for our operations, could continue to be sources of operational risk to us, including from information breaches or loss, breakdowns, disruptions or failures of their own systems or infrastructure, or any deficiencies in the performance of their responsibilities. These risks are increased to the extent we rely on a single or small number of third parties or on third parties in a single geographic area. We are also exposed to the risk that a disruption or other operational incident at a common service provider to our third parties could impede their ability to provide services or perform their responsibilities for us. In addition, we must meet regulatory requirements and expectations regarding our use of third-party service providers, and any failure by our third-party service providers to meet their obligations to us or to comply with applicable laws, rules, regulations, or Wells Fargo policies could result in fines, penalties, restrictions on our business, or other adverse consequences.
Disruptions or failures in the physical infrastructure, controls or operating or security systems that support our businesses and customers, failures of the third parties on which we rely to adequately or appropriately provide their services or perform their responsibilities, or our failure to effectively manage or oversee our third-party relationships, could continue to result in business disruptions, loss of revenue or customers, legal or regulatory proceedings, remediation and other costs, violations of applicable privacy and other laws, reputational damage, customer harm, or other adverse consequences, any of which could materially adversely affect our results of operations or financial condition.
A cyberattack or other information security incident could have a material adverse effect on our results of operations, financial condition, or reputation.  Information security risks for large financial institutions such as Wells Fargo have generally increased in recent years in part because of the proliferation of new technologies, the use of the internet, mobile devices, and cloud technologies to conduct financial transactions, the increased reliance on third parties, the increase in remote work arrangements, and the increased sophistication and activities of organized crime, hackers, terrorists, activists, and other external parties, including foreign state-sponsored parties. Those parties also may continue to attempt to misrepresent personal or financial information to commit fraud, obtain loans or other financial products from us, or attempt to fraudulently induce employees, customers, or other users of our systems to disclose confidential, proprietary, or other information to gain access to our networks, data or information belonging to our customers. Geopolitical matters may also continue to elevate the risk of an information security threat, particularly by foreign state-sponsored parties or their supporters. In addition, we continue to experience information security threats arising from the increased availability and use of artificial intelligence to conduct attacks that can be difficult to detect. As noted above, our operations rely on the secure processing, transmission and storage of confidential, proprietary, and other information in our computer systems and networks. Our banking, brokerage, investment advisory, and capital markets businesses rely on our digital technologies, computer and email systems, software, hardware, and networks to conduct their operations. In addition, to access our products and services, our customers may use computers, personal smartphones, tablets, and other mobile devices that are beyond our control systems. Our technologies, systems, software, networks, and our customers’ devices continue to be the target of cyberattacks or other information security threats, which could materially adversely affect us, including as a result of fraudulent activity, the unauthorized release, gathering, monitoring, misuse, loss or destruction of Wells Fargo’s or our customers’ confidential, proprietary and other information, or the disruption of Wells Fargo’s or our customers’ or other third parties’ business operations. For example, various retailers have reported they were victims of cyberattacks in which large amounts of their customers’ data, including debit and credit card information, was obtained. In these situations, we generally incur costs to replace compromised cards and address fraudulent transaction activity affecting our customers. We also continue to be exposed to the risk that an employee or other person acting on behalf of the Company fails to comply with applicable policies and procedures and inappropriately circumvents information security controls for personal gain or other improper purposes.
Due to the increasing interconnectedness and complexity of financial institutions and technology systems, an information security incident at a third party or a third party’s downstream service providers may increase the risk of loss or material impact to us or the financial industry as a whole. In addition, third parties (including their downstream service providers) on which we rely, including those that facilitate our business activities or to which we outsource operations, such as internet, mobile technology, hardware, software, and cloud service providers, continue to be sources of information security risk to us. We could suffer material harm, including business disruptions, losses or remediation costs, reputational damage, legal or regulatory proceedings, or other adverse consequences as a result of the failure of those third parties to adequately or appropriately safeguard their technologies, systems, networks, hardware, or software, or as a result of our or our customers’ data being compromised due to information security incidents affecting those third parties. Furthermore, any indemnification from a third party or its downstream service providers may not be sufficient to address the impact on us of an information security incident at those third parties.

70	Wells Fargo & Company

Our risk and exposure to information security threats remains heightened because of, among other things, the persistent and evolving nature of these threats, the prominent size and scale of Wells Fargo and its role in the financial services industry, our plans to continue to implement our digital and mobile banking channel strategies and develop additional remote connectivity solutions to serve our customers when and how they want to be served, our geographic footprint and international presence, our use of third parties, the outsourcing of some of our business operations, and the current global economic and political environment. For example, Wells Fargo and other financial institutions, as well as our third-party service providers, continue to be the target of various evolving and adaptive information security threats, including cyberattacks, malware, ransomware, other malicious software intended to exploit hardware or software vulnerabilities, phishing, credential validation, and distributed denial-of-service, in an effort to disrupt the operations of financial institutions, test their cybersecurity capabilities, commit fraud, or obtain confidential, proprietary or other information. Cyberattacks have also focused on targeting online applications and services, such as online banking, as well as cloud-based and other products and services provided by third parties, and have targeted the infrastructure of the internet, causing the widespread unavailability of websites and degrading website performance. As a result, information security and the continued development and enhancement of our controls, processes and systems designed to protect our networks, computers, software and data from attack, damage or unauthorized access remain a priority for Wells Fargo. We are also involved in industry cybersecurity efforts and working with other parties, including our third-party service providers and governmental agencies, to continue to enhance defenses and improve resiliency to information security threats.
As these threats continue to evolve, we expect to continue to be required to expend significant resources to develop and enhance our protective measures or to investigate and remediate any information security vulnerabilities or incidents. Because the investigation of any information security breach is inherently unpredictable and would require time to complete, we may not be able to immediately identify, assess, or remediate the harm caused by the breach, which may further increase any associated costs and consequences. In addition, any actions we take to respond to an information security breach may themselves create a risk of system disruptions or security issues. Moreover, to the extent our insurance covers aspects of information security risk, such insurance may not be sufficient to cover all liabilities or losses associated with an information security breach.
Cyberattacks or other information security incidents affecting us or third parties (including their downstream service providers) on which we rely, including those that facilitate our business activities or to which we outsource operations, or affecting the networks, systems or devices that our customers use to access our products and services, could result in business disruptions, loss of revenue or customers, legal or regulatory proceedings, compliance, remediation and other costs, violations of applicable privacy and other laws, reputational damage, or other adverse consequences, any of which could materially adversely affect our results of operations or financial condition.
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

Wells Fargo & Company	71

Risk Factors (continued)
we could suffer unexpected losses which could materially adversely affect our results of operations or financial condition.

We may be exposed to additional legal or regulatory proceedings, costs, and other adverse consequences related to instances where customers may have experienced financial harm. We have identified and may in the future identify areas or instances where customers may have experienced financial harm, including as a result of our continuing efforts to strengthen our risk and control infrastructure. For example, we identified certain issues related to past practices involving certain automobile collateral protection insurance policies and certain issues related to the unused portion of guaranteed automobile protection waiver or insurance agreements. We also previously entered into settlements to resolve inquiries or investigations by various government entities and lawsuits by non-governmental parties arising out of certain retail sales practices of the Company. Negative publicity or public opinion resulting from instances where customers may have experienced financial harm may continue to increase the risk of reputational harm to our business. Similarly, the identification of areas or instances where customers may have experienced financial harm could lead to, and in some cases has already resulted in, significant remediation costs, loss of revenue or customers, legal or regulatory proceedings, compliance and other costs, or other adverse consequences.
For additional information, see the “Overview – Customer Remediation Activities” section in this Report.
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

Reputational harm, including as a result of our actual or alleged conduct or public opinion of the financial services industry generally, could adversely affect our business, results of operations, and financial condition.  Reputation risk, or the risk to our business, earnings and capital from negative public opinion, is inherent in our business and has increased substantially because of our size and profile in the financial services industry and due to instances where customers may have experienced financial harm. Negative public opinion about the financial services industry generally or Wells Fargo specifically could adversely affect our reputation and our ability to keep and attract customers. Negative public opinion could result from our actual or alleged conduct in any number of activities, including sales practices; mortgage, auto or other consumer lending practices; loan origination or servicing activities; mortgage foreclosure actions; management of client accounts or investments; lending, investing or other business relationships; identification and management of potential conflicts of interest from transactions, obligations and interests with and among our customers; environmental, social and governance practices; regulatory compliance; risk management; incentive compensation practices; human capital management; and disclosure, sharing or inadequate protection or improper use of customer information, and from actions taken by government regulators and community or other organizations in response to that conduct. Although we have policies and procedures in place intended to detect and prevent conduct by employees and third-party service providers that could potentially harm customers or our reputation, there is no assurance that such policies and procedures will be fully effective in preventing such conduct. Furthermore, our actual or perceived failure to address or prevent any such conduct or otherwise to effectively manage our business or operations could result in significant reputational harm. In addition, because we conduct most of our businesses under the “Wells Fargo” brand, negative public opinion about one business also could affect our other businesses. Moreover, actions by the financial services industry generally or by certain members or individuals in the industry also can adversely affect our reputation. The proliferation of social media websites utilized by Wells Fargo and other third parties, as well as the personal use of social media by our employees and others, including personal blogs and social network profiles, also may increase the risk that, or broaden the extent to which, negative, inappropriate or

72	Wells Fargo & Company

unauthorized information may be posted or released publicly that could harm our reputation or have other negative consequences.
Wells Fargo and other financial institutions have been targeted from time to time by protests and demonstrations, which have included disrupting the operation of our retail banking locations, and have been subject to negative public commentary, including with respect to certain business practices and the fees charged for various products and services. Wells Fargo and other financial institutions have also been subject to negative publicity as a result of providing or reducing financial services to or making investments in industries or organizations subject to stakeholder concerns. In addition, Wells Fargo and other financial institutions have faced criticism stemming from diverging views among stakeholders, including whether companies should focus more or less on a variety of activities or strategies such as those related to environmental, social and governance practices and sustainability. There can be no assurance that continued protests or negative public opinion or criticism of the Company specifically or large financial institutions generally will not harm our reputation and adversely affect our business, results of operations, and financial condition.

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
Our operations and business could be adversely affected by the impacts of climate change. The physical effects of climate change, including an increased prevalence and severity of extreme weather events and natural disasters, could damage or interfere with our operations or those of our third-party service providers, which could disrupt our business, increase our costs, or cause losses. Climate change related impacts could also negatively affect the financial condition of our customers, increase the credit risk associated with those customers, or result in the deterioration of the value of the collateral we hold. In addition, changes in consumer behavior or other market conditions on account of climate considerations or due to a transition to a low-carbon economy may adversely affect customers in certain industries, sectors or geographies, which may increase our credit risk and reduce the demand by these customers for our products and services. Furthermore, a transition to a low-carbon economy could result in additional costs or other adverse consequences to our business operations. Legislation and/or regulation in connection with climate change, as well as stakeholder perceptions and expectations related to climate change and its impacts, could require us to change certain of our business and/or risk management practices, impose additional costs on us, reduce our revenue or business opportunities, subject us to legal or regulatory proceedings, or otherwise adversely affect our operations and business. Additionally, climate-related data, methodologies, and models may be subject to measurement uncertainties or other limitations, or may be available only from third parties, which can make them difficult to obtain, validate, or analyze, impact the effectiveness of our related models, projections, strategies, and decisions, or result in legal actions or other adverse consequences. Moreover, our reputation may be damaged and we may lose business opportunities as a result of our approach to climate change, including if we are unable or perceived to be unable to achieve our objectives or realize any anticipated benefits, or if our approach is disliked or perceived to be ineffective or insufficient. Similarly, any perceived overstatement or mislabeling of the environmental benefits of our products, services or activities may subject us to legal actions, reputational harm, or other adverse consequences. For additional information on regulatory developments related to climate change and sustainability, see the “Regulation and Supervision” section in our 2024 Form 10-K.

Wells Fargo & Company	73

Risk Factors (continued)
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
For additional information, see Note 13 (Legal Actions) to Financial Statements in this Report.
MORTGAGE BUSINESS RISKS

Our mortgage banking revenue can be volatile from quarter to quarter, including from the impact of changes in interest rates, and we rely on the GSEs to purchase our conforming loans to reduce our credit risk and provide liquidity to fund new mortgage loans.  Changes in interest rates can affect noninterest income in our mortgage business, as well as the fair value of our MSRs. When rates rise, the demand for mortgage loans usually tends to fall, reducing the revenue we receive from loan originations. Under the same conditions, revenue from our MSRs usually tends to increase due to a decline in the likelihood of prepayments, which increases the fair value of our MSRs. When rates fall, mortgage originations usually tend to increase and the value of our MSRs usually tends to decline, also with some offsetting revenue effect. Even though changes in interest rates can cause this offsetting effect, the effect is not perfect, either in amount or timing. We rely on the GSEs to purchase mortgage loans that meet their conforming loan requirements and on government insuring agencies, such as the Federal Housing Administration (FHA) and the Department of Veterans Affairs (VA), to insure or guarantee loans that meet their policy requirements. If the GSEs or government insuring agencies were to limit or reduce their purchasing, insuring or guaranteeing of loans, our ability to fund, and thus originate, new mortgage loans, could be reduced. We cannot assure that the GSEs or government insuring agencies will not materially limit their purchases, insuring or guaranteeing of conforming loans or change their criteria for what constitutes a conforming loan. Similarly, there have been various proposals to reform the housing finance market in the U.S., including the role of the GSEs, which, depending on any ultimate reforms enacted, could have an adverse impact on our mortgage banking business. In addition, to meet customer needs, we also originate loans that do not conform to either the GSEs’ or government insuring agencies’ standards, which are generally retained on our balance sheet and therefore do not generate sale proceeds that could be used to originate new loans.
For additional information, see the “Risk Management – Asset/Liability Management – Mortgage Banking Interest Rate and Market Risk” and “Critical Accounting Policies – Fair Value Measurements” sections in this Report.
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
For additional information, see the “Overview,” “Risk Management – Credit Risk Management – Mortgage Banking Activities,” and “Critical Accounting Policies – Fair Value Measurements” sections and Note 13 (Legal Actions) and
Note 17 (Guarantees and Other Commitments) to Financial Statements in this Report.

74	Wells Fargo & Company

COMPETITIVE RISKS
We face significant and increasing competition in the rapidly evolving financial services industry.  We compete with other financial institutions in a highly competitive industry that is undergoing significant changes as a result of financial regulatory reform, technological advances, increased public scrutiny, and economic conditions. Our success depends on, among other things, our ability to develop and maintain deep and enduring relationships with our customers based on the quality of our customer service, the wide variety of products and services that we can offer our customers and the ability of those products and services to satisfy our customers’ needs and preferences, the pricing of our products and services, the extensive distribution channels available for our customers, our innovation, and our reputation. Continued or increased competition in any one or all of these areas may negatively affect our customer relationships, market share and results of operations and/or cause us to increase our capital investment in our businesses in order to remain competitive. In addition, our ability to reposition or reprice our products and services from time to time may be limited and could be influenced significantly by the economic, regulatory and political environment for large financial institutions as well as by the actions of our competitors. Furthermore, any changes in the types of products and services that we offer our customers and/or the pricing for those products and services could result in a loss of customer relationships and market share and could materially adversely affect our results of operations. For example, if we are unable to successfully process payments or wire transfers as a result of technological, operational, or other reasons, this could potentially result in payment settlement delays or customer dissatisfaction, which may lead to remediation and other costs, a loss of customers, or other adverse consequences.
Continued technological advances and the growth of
e-commerce have made it possible for non-depository institutions to offer products and services that traditionally were banking products, and for financial institutions and other companies to provide electronic and internet-based financial solutions, including electronic securities trading, lending and payment solutions. In addition, technological advances, including digital currencies and alternative payment methods, may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties. Furthermore, technological advances, such as artificial intelligence, and other innovations may be leveraged by competitors to improve their products and services, efficiencies, operations, and customer service. We may not respond effectively to these and other competitive threats from existing and new competitors and may be forced to offer products and services at lower prices, increase our investment in our business to modify or adapt our existing products and services, and/or develop new products and services to respond to our customers’ needs and preferences. Moreover, we may face more difficulty responding to competitive threats if our competitors, including non-depository institutions, are subject to fewer regulatory requirements than us. To the extent we are not successful in developing and introducing new products and services or responding or adapting to the competitive landscape or to changes in customer preferences, we may lose customer relationships and our growth prospects and results of operations may be materially adversely affected.

Our ability to attract and retain qualified employees is critical to the success of our business and failure to do so could adversely affect our business performance, competitive position and future prospects.  The success of Wells Fargo is heavily dependent on the talents and efforts of our employees, including our senior leaders, and in many areas of our business, including commercial banking, brokerage, investment advisory, capital markets, risk management, and technology, the competition for highly qualified personnel is intense. We also seek to retain a pipeline of employees to provide continuity of succession for our senior leadership positions. In order to attract and retain highly qualified employees, we must provide competitive compensation, benefits and work arrangements, and effectively manage employee performance and development. Furthermore, to the extent our regulators impose restrictions on our compensation practices, our ability to attract and retain these qualified employees may be adversely affected, especially if our competitors are not subject to the same restrictions. Similarly, union organizing activity, some of which has been successful, could continue to increase our operational complexity and costs. In addition, our response to this activity could be perceived negatively and harm our reputation and business, subject us to legal actions, or adversely affect our ability to attract and retain qualified employees. If we are unable to continue to attract and retain qualified employees, including successors for senior leadership positions, our business performance, competitive position and future prospects may be adversely affected.

FINANCIAL REPORTING RISKS

Changes in accounting standards, and changes in how accounting standards are interpreted or applied, could materially affect our financial results and condition. From time to time the FASB and the SEC update the financial accounting and reporting standards that govern the preparation of our external financial statements. In addition, those who set and interpret accounting standards (such as the FASB, SEC, and banking regulators) may update their previous interpretations or positions on how these standards should be applied. Changes in financial accounting and reporting standards and changes in current interpretations are typically beyond our control, can be hard to predict, and could materially affect our financial results and condition, including requiring a retrospective restatement of prior period financial statements. Similarly, any change in our accounting policies could also materially affect our financial statements. For additional information, see the “Current Accounting Developments” section in this Report.

Our financial statements require certain assumptions, judgments, and estimates and rely on the effectiveness of our internal control over financial reporting. Pursuant to U.S. GAAP, we are required to use certain assumptions, judgments, and estimates in preparing our financial statements, including, among other items, in determining the allowance for credit losses, fair value measurements, and goodwill impairment. Several of our accounting policies are critical because they require management to make difficult, subjective, and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. If the assumptions, judgments, or estimates underlying our financial results are incorrect or different from actual results, we could experience unexpected losses or other adverse impacts, some of which could be significant. For a description of our critical accounting policies, see the “Critical Accounting Policies” section in this Report.

Wells Fargo & Company	75

Risk Factors (continued)
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

*   *   *

Any factor described in this Report or in any of our other SEC filings could by itself, or together with other factors, adversely affect our financial results and condition. Refer to our quarterly reports on Form 10-Q filed with the SEC in 2025 for material changes to the above discussion of risk factors. There are factors not discussed above or elsewhere in this Report that could adversely affect our financial results and condition.

76	Wells Fargo & Company

Controls and Procedures

Disclosure Controls and Procedures
The Company’s management evaluated the effectiveness, as of December 31, 2024, of the Company’s disclosure controls and procedures. The Company’s chief executive officer and chief financial officer participated in the evaluation. Based on this evaluation, the Company’s chief executive officer and chief financial officer concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2024.

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
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. No change occurred during fourth quarter 2024 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Management’s report on internal control over financial reporting is set forth below and should be read with these limitations in mind.

Management’s Report on Internal Control Over Financial Reporting
The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework (2013). Based on this assessment, management concluded that as of December 31, 2024, the Company’s internal control over financial reporting was effective.
KPMG LLP, the independent registered public accounting firm that audited the Company’s financial statements included in this Annual Report, issued an audit report on the Company’s internal control over financial reporting. KPMG’s audit report appears on the following page.

Wells Fargo & Company	77

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Wells Fargo & Company:

Opinion on Internal Control Over Financial Reporting
We have audited Wells Fargo & Company and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheet of the Company as of December 31, 2024 and 2023, the related consolidated statement of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes (collectively, the consolidated financial statements), and our report dated February 25, 2025 expressed an unqualified opinion on those consolidated financial statements.

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

Charlotte, North Carolina
February 25, 2025

78	Wells Fargo & Company

Financial Statements

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Income
	Year ended December 31,
(in millions, except per share amounts)	2024	2023	2022
Interest income
Debt securities	$18,042	16,108	11,781
Loans held for sale	491	363	513
Loans	57,895	57,155	37,715
Equity securities	677	682	707
Other interest income	13,672	10,810	3,308
Total interest income	90,777	85,118	54,024
Interest expense
Deposits	24,282	16,503	2,349
Short-term borrowings	5,311	3,848	582
Long-term debt	12,463	11,572	5,505
Other interest expense	1,045	820	638
Total interest expense	43,101	32,743	9,074
Net interest income	47,676	52,375	44,950
Noninterest income
Deposit and lending-related fees	6,515	6,140	6,713
Investment advisory and other asset-based fees	9,775	8,670	9,004
Commissions and brokerage services fees	2,521	2,375	2,242
Investment banking fees	2,665	1,649	1,439
Card fees	4,342	4,256	4,355
Mortgage banking	1,047	829	1,383
Net gains from trading and securities	5,434	4,368	1,461
Other	2,321	1,935	2,821
Total noninterest income	34,620	30,222	29,418
Total revenue	82,296	82,597	74,368
Provision for credit losses	4,334	5,399	1,534
Noninterest expense
Personnel	35,729	35,829	34,340
Technology, telecommunications and equipment	4,583	3,920	3,375
Occupancy	3,052	2,884	2,881
Operating losses	1,757	1,183	6,984
Professional and outside services	4,607	5,085	5,188
Advertising and promotion	869	812	505
Other	4,001	5,849	3,932
Total noninterest expense	54,598	55,562	57,205
Income before income tax expense	23,364	21,636	15,629
Income tax expense	3,399	2,607	2,251
Net income before noncontrolling interests	19,965	19,029	13,378
Less: Net income (loss) from noncontrolling interests	243	(113)	(299)
Wells Fargo net income	$19,722	19,142	13,677
Less: Preferred stock dividends and other	1,116	1,160	1,115
Wells Fargo net income applicable to common stock	$18,606	17,982	12,562
Per share information
Earnings per common share	$5.43	4.88	3.30
Diluted earnings per common share	5.37	4.83	3.27
Average common shares outstanding	3,426.1	3,688.3	3,805.2
Diluted average common shares outstanding	3,467.6	3,720.4	3,837.0
The accompanying notes are an integral part of these statements.

Wells Fargo & Company	79

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Comprehensive Income
	Year ended December 31,
(in millions)	2024	2023	2022
Net income before noncontrolling interests	$19,965	19,029	13,378
Other comprehensive income (loss), after tax:
Net change in debt securities	(292)	1,271	(10,500)
Net change in derivatives and hedging activities	(268)	411	(1,090)
Defined benefit plans adjustments	160	68	154
Other	(196)	34	(178)
Other comprehensive income (loss), after tax	(596)	1,784	(11,614)
Total comprehensive income before noncontrolling interests	19,369	20,813	1,764
Less: Other comprehensive income from noncontrolling interests	—	2	2
Less: Net income (loss) from noncontrolling interests	243	(113)	(299)
Wells Fargo comprehensive income	$19,126	20,924	2,061
The accompanying notes are an integral part of these statements.

80	Wells Fargo & Company

Wells Fargo & Company and Subsidiaries
Consolidated Balance Sheet
(in millions, except shares)	Dec 31, 2024	Dec 31, 2023
Assets
Cash and due from banks	$37,080	33,026
Interest-earning deposits with banks	166,281	204,193
Federal funds sold and securities purchased under resale agreements	105,330	80,456
Debt securities:
Trading, at fair value (includes assets pledged as collateral of $86,142 and $62,537)	121,205	97,302
Available-for-sale, at fair value (amortized cost of $170,607 and $137,155, and includes assets pledged as collateral of $3,078 and $5,055)	162,978	130,448
Held-to-maturity, at amortized cost (fair value $193,779 and $227,316)	234,948	262,708
Loans held for sale (includes $4,713 and $2,892 carried at fair value)	6,260	4,936
Loans	912,745	936,682
Allowance for loan losses	(14,183)	(14,606)
Net loans	898,562	922,076
Mortgage servicing rights (includes $6,844 and $7,468 carried at fair value)	7,779	8,508
Premises and equipment, net	10,297	9,266
Goodwill	25,167	25,175
Derivative assets	20,012	18,223
Equity securities (includes $22,322 and $19,841 carried at fair value; and assets pledged as collateral of $9,774 and $2,683)	60,644	57,336
Other assets (includes $168 and $49 carried at fair value)	73,302	78,815
Total assets (1)	$1,929,845	1,932,468
Liabilities
Noninterest-bearing deposits	$383,616	360,279
Interest-bearing deposits (includes $318 and $1,297 carried at fair value)	988,188	997,894
Total deposits	1,371,804	1,358,173
Short-term borrowings (includes $266 and $219 carried at fair value)	108,806	89,559
Derivative liabilities	16,335	18,495
Accrued expenses and other liabilities (includes $28,530 and $25,335 carried at fair value)	78,756	71,210
Long-term debt (includes $3,495 and $2,308 carried at fair value)	173,078	207,588
Total liabilities (2)	1,748,779	1,745,025
Equity
Wells Fargo stockholders’ equity:
Preferred stock – aggregate liquidation preference of $19,376 and $20,216	18,608	19,448
Common stock – $1-2/3 par value, authorized 9,000,000,000 shares; issued 5,481,811,474 shares	9,136	9,136
Additional paid-in capital	60,817	60,555
Retained earnings	214,198	201,136
Accumulated other comprehensive loss	(12,176)	(11,580)
Treasury stock, at cost – 2,192,867,645 shares and 1,882,948,892 shares	(111,463)	(92,960)
Total Wells Fargo stockholders’ equity	179,120	185,735
Noncontrolling interests	1,946	1,708
Total equity	181,066	187,443
Total liabilities and equity	$1,929,845	1,932,468
(1)Our consolidated assets at December 31 2024 and 2023, include the following assets of certain variable interest entities (VIEs) that can only be used to settle the liabilities of those VIEs: Loans, $11.2 billion and $4.9 billion; all other assets, $671 million and $435 million; and Total assets, $11.9 billion and $5.3 billion, respectively.
(2)Our consolidated liabilities at December 31, 2024 and 2023, include the following VIE liabilities for which the VIE creditors do not have recourse to Wells Fargo: Long-term debt, $2.2 billion and $0; Accrued expenses and other liabilities, $124 million and $115 million; and Total liabilities $2.4 billion and $115 million, respectively.
The accompanying notes are an integral part of these statements.

Wells Fargo & Company	81

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Changes in Equity
	Year ended December 31,
(in millions)	2024	2023	2022
Preferred stock
Balance, beginning of period	$19,448	19,448	20,057
Preferred stock issued	2,000	1,725	—
Preferred stock redeemed	(2,840)	(1,725)	(609)
Balance, end of period	$18,608	19,448	19,448

Common stock
Balance, beginning of period and end of period	$9,136	9,136	9,136

Additional paid-in capital
Balance, beginning of period	$60,555	60,319	60,196
Stock-based compensation	1,281	1,122	1,002
Stock issued for employee plans, net	(1,162)	(986)	(900)
Other	143	100	21
Balance, end of period	$60,817	60,555	60,319

Retained earnings
Balance, beginning of period	$201,136	187,968	180,146
Cumulative effect from change in accounting policy (1)	(158)	323	—
Balance, beginning of period, adjusted	200,978	188,291	180,146
Net income	19,722	19,142	13,677
Common stock dividends	(5,243)	(4,879)	(4,243)
Preferred stock dividends	(1,099)	(1,141)	(1,115)
Other	(160)	(277)	(497)
Balance, end of period	$214,198	201,136	187,968

Accumulated other comprehensive income (loss)
Balance, beginning of period	$(11,580)	(13,362)	(1,746)
Other comprehensive income (loss), after tax	(596)	1,782	(11,616)
Balance, end of period	$(12,176)	(11,580)	(13,362)

Treasury stock
Balance, beginning of period	$(92,960)	(82,853)	(79,757)
Common stock issued	1,110	1,892	2,181
Common stock repurchased	(19,630)	(11,954)	(6,033)
Common stock issued to ESOP	—	—	747
Other	17	(45)	9
Balance, end of period	$(111,463)	(92,960)	(82,853)

Unearned ESOP shares
Balance, beginning of period	$—	(429)	(646)
ESOP Preferred stock redeemed	—	—	646
Common stock issued to ESOP	—	—	(618)
Common stock released by ESOP	—	429	189
Balance, end of period	$—	—	(429)

Noncontrolling interests
Balance, beginning of period	$1,708	1,986	2,503
Net income (loss)	243	(113)	(299)
Other comprehensive income	—	2	2
Other	(5)	(167)	(220)
Balance, end of period	$1,946	1,708	1,986
Total equity	$181,066	187,443	182,213
(1)Effective January 1, 2024, we adopted ASU 2023-02 – Investments – Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method. For additional information, see Note 1 (Summary of Significant Accounting Policies). Effective January 1, 2023, we adopted ASU 2022-02 – Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures.
The accompanying notes are an integral part of these statements.

82	Wells Fargo & Company

Wells Fargo & Company and Subsidiaries
Consolidated Statement of Cash Flows
	Year ended December 31,
(in millions)	2024	2023	2022
Cash flows from operating activities:
Net income before noncontrolling interests	$19,965	19,029	13,378
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	4,334	5,399	1,534
Changes in fair value of MSRs and LHFS carried at fair value	265	851	(1,326)
Depreciation, amortization and accretion	7,558	6,271	6,832
Deferred income tax expense (benefit)	(911)	(50)	1,239
Other, net	(1,737)	7,149	(14,524)
Originations and purchases of loans held for sale	(37,992)	(30,365)	(74,910)
Proceeds from sales of and paydowns on loans originally classified as held for sale	31,824	26,793	65,418
Net change in:
Debt and equity securities, held for trading	(20,491)	3,349	31,579
Derivative assets and liabilities	(3,794)	4,155	7,850
Other assets	3,192	(6,838)	(9,162)
Other accrued expenses and liabilities	822	4,615	(860)
Net cash provided by operating activities	3,035	40,358	27,048
Cash flows from investing activities:
Net change in:
Federal funds sold and securities purchased under resale agreements	(27,022)	(12,729)	(704)
Available-for-sale debt securities:
Proceeds from sales	27,901	14,651	16,895
Paydowns and maturities	34,331	14,872	19,791
Purchases	(95,464)	(26,051)	(40,104)
Held-to-maturity debt securities:
Paydowns and maturities	27,896	18,372	27,666
Purchases	—	(4,225)	(2,360)
Equity securities, not held for trading:
Proceeds from sales and capital returns	3,812	2,244	4,326
Purchases	(8,363)	(5,811)	(6,984)
Loans:
Loans originated, net of principal collected	18,663	11,691	(73,512)
Proceeds from sales of loans originally classified as held for investment	3,631	4,275	12,446
Purchases of loans	(843)	(1,637)	(741)
Other, net	(193)	391	805
Net cash provided (used) by investing activities	(15,651)	16,043	(42,476)
Cash flows from financing activities:
Net change in:
Deposits	13,631	(25,812)	(98,494)
Short-term borrowings	18,710	38,414	16,564
Long-term debt:
Proceeds from issuance	29,014	49,071	53,737
Repayment	(55,582)	(22,886)	(19,587)
Preferred stock:
Proceeds from issuance	1,997	1,722	—
Redeemed	(2,840)	(1,725)	—
Cash dividends paid	(1,099)	(1,141)	(1,115)
Common stock:
Repurchased	(19,448)	(11,851)	(6,033)
Cash dividends paid	(5,133)	(4,789)	(4,178)
Other, net	(784)	(509)	(539)
Net cash provided (used) by financing activities	(21,534)	20,494	(59,645)
Net change in cash, cash equivalents, and restricted cash	(34,150)	76,895	(75,073)
Cash, cash equivalents, and restricted cash at beginning of period (1)	236,052	159,157	234,230
Cash, cash equivalents, and restricted cash at end of period (1)	$201,902	236,052	159,157
Supplemental cash flow disclosures:
Cash paid for interest	$43,619	30,431	8,289
Net cash paid (refunded) for income taxes	1,664	(1,786)	3,376
Significant non-cash activities:
Transfers from available-for-sale debt securities to held-to-maturity debt securities	—	3,687	50,132
Transfers from held-to-maturity debt securities to available-for-sale debt securities	—	23,919	—
Transfers from loans to loans held for sale	626	1,920	6,586
Reclassification of long-term debt to accrued expenses and other liabilities (2)	4,927	—	—
(1)Includes Cash and due from banks and Interest-earning deposits with banks on our consolidated balance sheet and excludes time deposits, which are included in Interest-earning deposits with banks.
(2)Effective January 1, 2024, we reclassified unfunded commitment liabilities for affordable housing investments in connection with the adoption of ASU 2023-02. For additional information, see
Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.
The accompanying notes are an integral part of these statements.

Wells Fargo & Company	83

Notes to Financial Statements
See the “Glossary of Acronyms” at the end of this Report for terms used throughout the Financial Statements and related Notes.

Note 1: Summary of Significant Accounting Policies
Wells Fargo & Company is a leading financial services company. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, to individuals, businesses and institutions throughout the U.S., and in countries outside the U.S. When we refer to “Wells Fargo,” “the Company,” “we,” “our” or “us,” we mean Wells Fargo & Company and Subsidiaries (consolidated). Wells Fargo & Company (the Parent) is a financial holding company and a bank holding company.
Our accounting and reporting policies conform with U.S. generally accepted accounting principles (GAAP) and practices in the financial services industry. To prepare the financial statements in conformity with GAAP, management must make estimates based on assumptions about future economic and market conditions (for example, unemployment, market liquidity, real estate prices, etc.) that affect the reported amounts of assets and liabilities at the date of the financial statements, income and expenses during the reporting period and the related disclosures. Although our estimates contemplate current conditions and how we expect them to change in the future, it is reasonably possible that actual conditions could be worse than anticipated in those estimates, which could materially affect our results of operations and financial condition. Management has made significant estimates in several areas, including:
•allowance for credit losses (Note 5 (Loans and Related Allowance for Credit Losses) and Note 3 (Available-for-Sale and Held-to-Maturity Debt Securities));
•fair value measurements (Note 6 (Mortgage Banking Activities) and Note 15 (Fair Value Measurements));
•liability for legal actions (Note 13 (Legal Actions));
•income taxes; and
•goodwill impairment (Note 7 (Intangible Assets and Other Assets)).

Actual results could differ from those estimates.

Accounting Standards Adopted in 2024
In 2024, we adopted the following new accounting guidance:
•Accounting Standards Update (ASU) 2023-02, Investments – Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method
•ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions
•ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures

ASU 2023-02 expands the use of the proportional amortization method of accounting for tax credit investments, which previously was limited to affordable housing investments that generate low-income housing tax credits. Upon adoption of the Update, an entity may elect to account for equity investments that generate income tax credits and benefits using the proportional amortization method if certain eligibility criteria are met.
The proportional amortization method amortizes the cost of a tax credit investment in proportion to the income tax credits and income tax benefits received. The amortization and related income tax credits and benefits are recorded on a net basis within income tax expense. The cost of an investment includes unfunded commitments that are either legally binding or contingent but probable of funding. Such unfunded commitments are not recognized under other methods of accounting.
We adopted the Update on January 1, 2024, on a modified retrospective basis with a cumulative effect adjustment to retained earnings. Upon adoption, we elected to account for eligible investments in our renewable energy tax credit portfolio using the proportional amortization method. These investments were previously accounted for using the equity method. We also elected to continue use of the proportional amortization method to account for our affordable housing investments. In addition, we elected to classify liabilities recognized for unfunded commitments related to proportional amortization method investments in accrued expenses and other liabilities on our consolidated balance sheet, including a change to unfunded commitments for affordable housing investments that were previously included in long-term debt. Prior period amounts were not impacted by these accounting changes.

Table 1.1 presents the transition adjustments recorded upon the adoption of ASU 2023-02 as of January 1, 2024.

Table 1.1: Transition Adjustment of ASU 2023-02

(in millions)	Dec 31, 2023	Transition adjustment upon adoption	Jan 1, 2024
Selected Balance Sheet Data
Equity securities	$57,336	1,700	59,036
Other assets	78,815	548	79,363
Accrued expenses and other liabilities	71,210	7,333	78,543
Long-term debt	207,588	(4,927)	202,661
Retained earnings	201,136	(158)	200,978

84	Wells Fargo & Company

ASU 2022-03 clarifies the guidance regarding the measurement of fair value of equity securities subject to contractual restrictions that prohibit the sale of the security. Specifically, that such restrictions are not part of the unit of account of the security and therefore are not considered when measuring fair value. We adopted the Update on January 1, 2024, on a prospective basis. The Update did not have a material impact to our consolidated financial statements.
ASU 2023-07 expands the disclosures about a public entity’s reportable segments, primarily through enhanced disclosures about significant segment expenses. Specifically, the Update requires a public entity to disclose, on an interim and annual basis, its significant expense categories and amounts for each reportable segment that are regularly provided to the chief operating decision maker (CODM) and included in each reported measure of a segment’s profit or loss. The Update requires a public entity to disclose the title and position of the individual or the name of the group or committee identified as the CODM and disclose how the CODM uses each reported measure of segment profit or loss to assess performance and allocate resources. The Update also amends current guidance by permitting a public entity to report multiple measures of a segment’s profit or loss and clarifies that single reportable segment entities are subject to Topic 280 in its entirety. Additionally, the Update expands the current interim disclosure requirements to require that nearly all of the annual segment disclosures also be made on an interim basis. We adopted the Update on December 31, 2024, on a retrospective basis and accordingly, have recast our prior period segment reporting disclosures as of the earliest period presented to conform to the current period presentation.
Consolidation
Our consolidated financial statements include the accounts of the Parent and our subsidiaries in which we have a controlling financial interest. When our consolidated subsidiaries follow specialized industry accounting, that accounting is retained in consolidation. Significant intercompany accounts and transactions are eliminated in consolidation.
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

Cash, Cash Equivalents, and Restricted Cash
Cash, cash equivalents, and restricted cash are included in cash and due from banks and interest-earning deposits from banks on our consolidated balance sheet. Amounts include cash on hand, cash items in transit, and amounts due from or held with other depository institutions. See Note 26 (Regulatory Capital Requirements and Other Restrictions) for additional information on the restrictions on cash and cash equivalents.
Trading Activities
We engage in trading activities to accommodate the investment and risk management activities of our customers. These activities predominantly occur in our Corporate and Investment Banking reportable operating segment. Trading assets and liabilities include debt securities, equity securities, loans held for sale, derivatives, structured debt liabilities, and short sales, which are reported within our consolidated balance sheet based on the accounting classification of the instrument. In addition, certain instruments that we have elected to account for under the fair value method, such as debt securities that are held for investment purposes and structured debt liabilities, are classified as trading.
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

Wells Fargo & Company	85

Note 1: Summary of Significant Accounting Policies (continued)
Available-for-Sale and Held-to-Maturity Debt Securities
Our investments in debt securities that are not held for trading purposes are classified as either available-for-sale (AFS) or held-to-maturity (HTM).
Investments in debt securities for which the Company has the positive intent and ability to hold to maturity are classified as HTM. HTM debt securities are recognized at amortized cost, net of the allowance for credit losses (ACL). Our remaining investments in debt securities not held for trading purposes are classified as AFS. AFS debt securities are recognized at fair value, with unrealized gains and losses reported in other comprehensive income (OCI). Unrealized gains and losses reported in OCI are based on the difference between amortized cost and fair value, net of the ACL and applicable income taxes. For both AFS and HTM debt securities, amortized cost is the unpaid principal amount, net of unamortized basis adjustments. Basis adjustments may include purchase premiums or discounts, fair value hedge accounting basis adjustments, fair value write-downs related to recognition of intent or required to sell impairment losses, and charge-offs or recoveries of amounts deemed uncollectible. Accrued interest receivable is not included in the amortized cost. See Note 3 (Available-for-Sale and Held-to-Maturity Debt Securities) for additional information.

INTEREST INCOME AND GAIN/LOSS RECOGNITION. Unamortized premiums and discounts are recognized in interest income over the contractual life of the security using the effective interest method, except for purchased callable debt securities carried at a premium. For purchased callable debt securities carried at a premium, the premium is amortized into interest income to the next call date using the effective interest method. As principal repayments are received on securities (e.g., mortgage-backed securities (MBS)), a proportionate amount of the related premium or discount is recognized in income such that the effective interest rate on the remaining portion of the security continues unchanged.
We recognize realized gains and losses on the sale of debt securities in net gains from trading and securities within noninterest income using the specific identification method.
IMPAIRMENT AND CREDIT LOSSES. Unrealized losses on AFS debt securities are driven by a number of factors, including changes in interest rates and credit spreads which impact most types of debt securities, and prepayment rates which impact MBS and collateralized loan obligations (CLO). Additional considerations for certain types of AFS debt securities include:
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

TRANSFERS BETWEEN CATEGORIES OF DEBT SECURITIES. Transfers of debt securities from the AFS to HTM classification are recorded at fair value, and accordingly the amortized cost of the security transferred to HTM is adjusted to fair value. Unrealized gains or losses reported in AOCI at the transfer date are amortized into earnings over the same period as the unamortized premiums and discounts using the effective interest method. Any ACL previously recorded under the AFS debt security model is reversed and an ACL under the HTM debt security model is re-established. The reversal and re-establishment of the ACL are recorded in provision for credit losses.
Transfers of debt securities from the HTM to AFS classification are recorded at fair value. The HTM amortized cost becomes the AFS amortized cost, and the debt security is remeasured at fair value with the unrealized gains and losses reported in OCI. Any ACL previously recorded under the HTM debt security model is reversed and an ACL under the AFS debt security model is re-established. The reversal and re-establishment of the ACL are recorded in provision expense. Transfers from HTM to AFS are only expected to occur under limited circumstances.

NONACCRUAL AND PAST DUE, AND CHARGE-OFF POLICIES. We generally place debt securities on nonaccrual status using factors similar to those described for loans. When we place a debt security on nonaccrual status, we reverse the accrued unpaid interest receivable against interest income and suspend the amortization of premiums and accretion of discounts. If the ultimate collectability of the principal is in doubt on a nonaccrual debt security, any cash collected is first applied to reduce the security’s amortized cost basis to zero, followed by recovery of amounts previously charged off, and subsequently to interest income. Generally, we return a debt security to accrual status when all delinquent interest and principal become current under the contractual terms of the security and collectability of remaining principal and interest is no longer doubtful.
Our debt securities are considered past due when contractually required principal or interest payments have not been made on the due dates.
Our charge-off policy for debt securities is similar to our charge-off policy for commercial loans. Subsequent to charge-off, the debt security will be designated as nonaccrual and follow the process described above for any cash received.

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

86	Wells Fargo & Company

create material credit risk given the collateral provided and the related monitoring process.
We include securities purchased under securities financing agreements in federal funds sold and securities purchased under resale agreements on our consolidated balance sheet. We include collateral other than securities purchased under resale agreements in loans on our consolidated balance sheet. We include securities sold under securities financing agreements in short-term borrowings on our consolidated balance sheet. At December 31, 2024 and 2023, short-term borrowings were predominantly federal funds purchased and securities sold under agreements to repurchase.
Assets and liabilities arising from collateralized financing transactions with a single counterparty are presented net on the balance sheet provided they meet certain criteria that permit balance sheet netting. See Note 18 (Securities Financing Activities) for additional information on our offsetting policy for collateralized financing transactions with securities collateral.

Loans Held for Sale
Loans held for sale (LHFS) generally includes originated or purchased commercial and residential mortgage loans for sale in the securitization or whole loan market. Residential mortgage LHFS are accounted for at either fair value or the lower of cost or fair value (LOCOM) and may be measured on an individual or pool level basis. Commercial LHFS are generally accounted for at LOCOM, except for certain commercial LHFS in our trading business that are used in market-making activities where we have elected the fair value option. Commercial LHFS are generally measured on an individual basis. See Note 15 (Fair Value Measurements) for additional information regarding LHFS fair value measurements. As LHFS are measured at fair value or LOCOM, these loans do not have an allowance for loan losses and are not subject to our loan charge off policies.
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

Loans
Loans are reported at amortized cost, reflecting their outstanding principal balances net of any unearned income, cumulative charge-offs, unamortized deferred fees and costs on originated loans and unamortized premiums or discounts on purchased loans.
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

NONACCRUAL AND PAST DUE LOANS. We generally place loans on nonaccrual status when:
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

Wells Fargo & Company	87

Note 1: Summary of Significant Accounting Policies (continued)
months of payments, or equivalent, inclusive of payments made prior to a modification, if applicable).
Our loans are considered past due when contractually required principal or interest payments have not been made on the due dates.

LOAN CHARGE-OFF POLICIES. For commercial loans, we generally fully charge off or charge down to net realizable value (fair value of collateral, less estimated costs to sell) for loans secured by collateral when:
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

FORECLOSED ASSETS.  Foreclosed assets obtained through our lending activities primarily include real estate and are included in other assets. Generally, loans have been written down to their net realizable value prior to foreclosure. Any further reduction to their net realizable value is recorded with a charge to the ACL at foreclosure. We allow up to 90 days after foreclosure to finalize determination of net realizable value. Thereafter, changes in net realizable value are recorded to noninterest expense. The net realizable value of these assets is reviewed and updated periodically depending on the type of property. Certain government-guaranteed mortgage loans upon foreclosure are included in accounts receivable in other assets. These receivables were loans insured by the Federal Housing Administration (FHA) or guaranteed by the Department of Veterans Affairs (VA) and are measured based on the balance expected to be recovered from the FHA or VA.

PURCHASED CREDIT DETERIORATED LOANS. Loans acquired that are of poor credit quality and with more than an insignificant evidence of credit deterioration since their origination or issuance are purchased credit deteriorated (PCD) loans. PCD loans are recorded at their purchase price plus an ACL estimated at the time of acquisition. Under this approach, there is no provision for credit losses recognized at acquisition; rather, there is a gross-up of the purchase price of the loan for the estimate of expected credit losses and a corresponding ACL recorded. Changes in estimates of expected credit losses after acquisition are recognized as provision for credit losses in subsequent periods. In general, interest income recognition for PCD loans is consistent with interest income recognition for similar non-PCD loans.

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
Our ACL amounts are influenced by a variety of factors, including changes in loan and debt security volumes, portfolio credit quality, and general economic conditions. General economic conditions are forecasted using economic variables which will create volatility as those variables change over time. See Table 1.2 for key economic variables used for our loan portfolios.
Table 1.2: Key Economic Variables

Loan Portfolio	Key economic variables
Total commercial	• Gross domestic product • Commercial real estate asset prices, where applicable • Unemployment rate
Residential mortgage	• Home price index • Unemployment rate
Other consumer (including credit card, auto, and other consumer)	• Unemployment rate

88	Wells Fargo & Company

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

COMMERCIAL LOAN PORTFOLIO SEGMENT ACL METHODOLOGY. Generally, commercial loans, which include net investments in lease financing, are assessed for estimated losses by grading each loan using various risk factors as identified through periodic reviews. Our estimation approach for the commercial portfolio reflects the estimated probability of default in accordance with the borrower’s financial strength and the severity of loss in the event of default, considering the quality of any underlying collateral. Probability of default, loss severity at the time of default, and exposure at default are statistically derived through historical observations of default and losses after default within each credit risk rating. These estimates are adjusted as appropriate for risks identified from current and forecasted economic conditions and credit quality trends. Unfunded credit commitments are evaluated based on a conversion factor to derive a funded loan equivalent amount. The estimated probability of default and loss severity at the time of default are applied to the funded loan equivalent amount to estimate losses for unfunded credit commitments.

CONSUMER LOAN PORTFOLIO SEGMENT ACL METHODOLOGY. For consumer loans, we determine the allowance using a pooled approach based on the individual risk characteristics of the loans within those pools. Quantitative modeling methodologies that estimate probability of default, loss severity at the time of default and exposure at default are typically leveraged to estimate expected loss. These methodologies pool loans, generally by product types with similar risk characteristics, such as residential real estate mortgages, auto loans and credit cards. As appropriate and to achieve greater accuracy, we may further stratify selected portfolios by sub-product, risk pool, loss type, geographic location and other predictive characteristics. We use attributes such as delinquency status, Fair Isaac Corporation (FICO) scores, and loan-to-value ratios (where applicable) in the development of our consumer loan models, in addition to home price trends, unemployment trends, and other economic variables that may influence the frequency and severity of losses in the consumer portfolio.

OTHER QUALITATIVE FACTORS. The ACL includes amounts for qualitative factors which may not be adequately reflected in our loss models. These amounts represent management’s judgment of risks related to the processes and assumptions used in establishing the ACL. Generally, these amounts are established at a granular level below our loan portfolio segments. We also consider economic environmental factors, modeling assumptions and performance, process risk, and other subjective factors, including industry trends and emerging risk assessments.

Wells Fargo & Company	89

Note 1: Summary of Significant Accounting Policies (continued)
OFF-BALANCE SHEET CREDIT EXPOSURES. Our off-balance sheet credit exposures include unfunded loan commitments (generally in the form of revolving lines of credit), financial guarantees not accounted for as insurance contracts or derivatives, including standby letters of credit, and other similar instruments. For off-balance sheet credit exposures, we recognize an ACL associated with the unfunded amounts. We do not recognize an ACL for commitments that are unconditionally cancelable at our discretion. Additionally, we recognize an ACL for financial guarantees that create off-balance sheet credit exposure, such as loans sold with credit recourse and factoring guarantees. ACL for off-balance sheet credit exposures are reported as a liability in accrued expenses and other liabilities on our consolidated balance sheet.

OTHER FINANCIAL ASSETS. Other financial assets are evaluated for expected credit losses. These other financial assets include accounts receivable for fees, receivables from government-sponsored enterprises, such as Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC), and GNMA, and other accounts receivables from high-credit quality counterparties, such as central clearing counterparties. Many of these financial assets are generally not expected to have an ACL as there is a zero loss expectation (e.g., government guarantee) based on no historical credit losses and consideration of current and forecasted conditions. Some financial assets, such as loans to employees, maintain an ACL that is presented on a net basis with the related amortized cost amounts in other assets on our consolidated balance sheet. A provision for credit losses is not recognized separately from the regular income or expense associated with these financial assets.
Securities purchased under resale agreements are generally over-collateralized by securities or cash and short-term in nature. We have elected the practical expedient for these financial assets given collateral maintenance provisions. These provisions require that we monitor the collateral value and customers are required to replenish collateral, if needed. Accordingly, we generally do not maintain an ACL for these financial assets.
See Note 5 (Loans and Related Allowance for Credit Losses) for additional information.

Leasing Activity
AS LESSOR. We lease equipment to our customers under financing or operating leases. Financing leases, which includes both direct financing and sales-type leases, are presented in loans and are recorded at the discounted amounts of lease payments receivable plus the estimated residual value of the leased asset. Leveraged leases, which are a form of financing leases, are reduced by related non-recourse debt from third-party investors. Lease payments receivable reflect contractual lease payments adjusted for renewal or termination options that we believe the customer is reasonably certain to exercise. The residual value reflects our best estimate of the expected sales price for the equipment at lease termination based on sales history adjusted for recent trends in the expected exit markets. Many of our leases allow the customer to extend the lease at prevailing market terms or purchase the asset for fair value at lease termination.
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

AS LESSEE. We enter into lease agreements to obtain the right to use assets for our business operations, which includes real estate such as office space and branches. Lease liabilities and right-of-use (ROU) assets are recognized when we enter into operating or financing leases and represent our obligations and rights to use these assets over the period of the leases and may be re-measured for certain modifications.
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
We account for maintenance or other services incurred under our leases as lease payments. We exclude certain asset classes, with original terms of less than one year from the operating lease ROU assets and lease liabilities. The related

90	Wells Fargo & Company

short-term lease expense is included in net occupancy expense. Finance lease liabilities are presented in long-term debt and the associated finance ROU assets are presented in premises and equipment.
See Note 8 (Leasing Activity) for additional information.
Deposits, Short-term Borrowings, and Long-term Debt
Customer deposits, short-term borrowings, and long-term debt are carried at amortized cost, unless we have elected the fair value option. For example, we elect the fair value option for certain structured debt liabilities. We generally report borrowings with original maturities of one year or less as short-term borrowings and borrowings with original maturities of greater than one year as long-term debt on our consolidated balance sheet. We do not reclassify long-term debt to short-term borrowings within a year of maturity.
Refer to Note 9 (Deposits) for further information on deposits, Note 10 (Long-Term Debt) for further information on long-term debt, and Note 15 (Fair Value Measurements) for additional information on fair value, including fair value option elections.

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

Mortgage Servicing Rights
We recognize mortgage servicing rights (MSRs) resulting from a sale or securitization of mortgage loans that we originate or through a direct purchase of such rights. Our residential MSRs are accounted for at fair value, with changes in fair value reported in mortgage banking income in the period in which the change occurs.
Commercial MSRs are initially recorded at fair value and are subsequently measured at LOCOM and amortized in proportion to, and over the period of, estimated net servicing income. The amortization of MSRs is reported in mortgage banking noninterest income, analyzed monthly and adjusted to reflect changes in prepayment rates, as well as other factors.
Commercial MSRs are periodically evaluated for impairment based on the fair value of those assets. For purposes of impairment evaluation, we stratify MSRs based on the predominant risk characteristics of the underlying loans, including investor and product type. If, by individual stratum, the carrying amount of these MSRs exceeds fair value, a valuation allowance is established. The valuation and sensitivity of MSRs is discussed further in Note 6 (Mortgage Banking Activities),
Note 15 (Fair Value Measurements) and Note 16 (Securitizations and Variable Interest Entities).

Premises and Equipment
Premises and equipment are carried at cost less accumulated depreciation and amortization. We use the straight-line method of depreciation and amortization. Depreciation and amortization expense for premises and equipment was $1.4 billion in 2024, $1.3 billion in 2023, and $1.2 billion in 2022. Estimated useful lives range up to 40 years for buildings and improvements, up to 10 years for furniture and equipment, and the shorter of the estimated useful life (up to 8 years) or the lease term for leasehold improvements.

Goodwill and Intangible Assets
GOODWILL. Goodwill is recorded for business combinations when the purchase price is higher than the fair value of the acquired net assets, including identifiable intangible assets.
We assess goodwill for impairment at a reporting unit level on an annual basis or more frequently in certain circumstances. We have determined that our reporting units are at the reportable operating segment level or one level below. We identify the reporting units based on how the segments and reporting units are managed, taking into consideration the economic characteristics, nature of the products and services, and customers of the segments and reporting units. We allocate goodwill to applicable reporting units at the time we acquire a business and we may reallocate goodwill when we have a significant business reorganization. If we sell a business, a portion of goodwill is included with the carrying amount of the divested business.
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

OTHER INTANGIBLES. We amortize customer relationship intangible assets on an accelerated basis over useful lives not exceeding 10 years. We review intangible assets for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Impairment is indicated if the sum of undiscounted estimated future net cash flows is less than the carrying value of the asset. Impairment is

Wells Fargo & Company	91

Note 1: Summary of Significant Accounting Policies (continued)
permanently recognized by writing down the asset to the extent that the carrying value exceeds the estimated fair value.

Derivatives and Hedging Activities
DERIVATIVES. We recognize all derivatives at fair value. On the date we enter into a derivative contract, we categorize the derivative as either an accounting hedge, economic hedge, or part of our customer accommodation trading portfolio.
Accounting hedges are either fair value or cash flow hedges. Fair value hedges represent the hedge of the fair value of a recognized asset or liability or an unrecognized firm commitment. Cash flow hedges represent the hedge of a forecasted transaction or the variability of cash flows to be paid or received related to a recognized asset or liability.
Economic hedges and customer accommodation trading derivatives do not qualify for, or we have elected not to apply, hedge accounting. Economic hedges are derivatives we use to manage interest rate, foreign currency and certain other risks associated with our non-trading activities. Our customer accommodation trading portfolio represents derivatives related to our trading business activities. We report changes in the fair values of economic hedges and customer accommodation trading derivatives in noninterest income or noninterest expense.

FAIR VALUE HEDGES. We record changes in the fair value of the derivative in earnings, except for certain derivatives in which a portion is recorded to OCI. We record basis adjustments to the amortized cost of the hedged asset or liability due to the changes in fair value related to the hedged risk, except for basis adjustments related to active portfolio layer method hedges which are maintained at a portfolio level and not allocated to the individual assets in the portfolio. The offset to fair value hedge basis adjustments is recorded in earnings. We present derivative gains or losses in the same income statement category as the hedged asset or liability, as follows:
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

CASH FLOW HEDGES. We record changes in the fair value of the derivative in OCI. We subsequently reclassify gains and losses from these changes in fair value from OCI to earnings in the same period(s) that the hedged transaction affects earnings and in the same income statement category as the hedged item. The entire gain or loss on these derivatives is included in the assessment of hedge effectiveness.

DOCUMENTATION AND EFFECTIVENESS ASSESSMENT FOR ACCOUNTING HEDGES. For fair value and cash flow hedges qualifying for hedge accounting, we formally document at inception the relationship between hedging instruments and hedged items, our risk management objective, strategy and our evaluation of effectiveness for our hedge transactions. Evaluation of hedge effectiveness assesses whether the derivative designated in each hedging relationship is expected to be and has been highly effective in offsetting changes in fair values or cash flows. We assess hedge effectiveness using regression analysis, both at inception of the hedging relationship and on an ongoing basis. For portfolio layer method fair value hedges, an assessment test is also performed at inception of the hedging relationship and on an ongoing basis to support our expectation that the hedged item is anticipated to be outstanding for the designated hedge period.

DISCONTINUING HEDGE ACCOUNTING. We are required to discontinue hedge accounting prospectively when a derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item, the forecasted transaction is no longer probable of occurring in a cash flow hedge, or the hedged item is no longer anticipated to be outstanding for the designated hedge period in a portfolio layer method hedge. We may voluntarily discontinue hedge accounting at any time. Any derivatives we continue to hold that are no longer designated as fair value or cash flow hedges are recognized as economic hedges or customer accommodation trading derivatives.
For discontinued fair value hedges, the cumulative basis adjustments to the hedged item and accumulated amounts reported in OCI are accounted for in the same manner as other components of the carrying amount of the asset or liability. For example, for financial debt instruments such as AFS debt securities, loans or long-term debt, these amounts are amortized into net interest income over the remaining life of the asset or liability similar to other amortized cost basis adjustments. Any portfolio level basis adjustments related to discontinued hedged items under the portfolio layer method are allocated to remaining securities in the portfolio on a proportionate basis. If the hedged item is derecognized, the accumulated amounts reported in OCI are immediately reclassified to net interest income.
For discontinued cash flow hedges in which the original hedged forecasted transaction will probably occur, the accumulated gains and losses reported in OCI continue to be reclassified to earnings in the same period(s) the originally forecasted transaction affects earnings at which point the related OCI amount is reclassified to net interest income. If it becomes probable that the forecasted transaction will no longer occur, the accumulated gains and losses reported in OCI are immediately reclassified to noninterest income.

EMBEDDED DERIVATIVES. We may enter into hybrid financial instruments that embody an embedded derivative and a host contract. For certain structured debt liabilities issued by our trading business, the fair value option is elected to account for the entire hybrid instrument at fair value with changes in fair value recorded to earnings. If the fair value option is not elected, we may be required to separately record the embedded derivative at fair value from the host contract where the remaining host contract is reported as the difference between

92	Wells Fargo & Company

the basis of the hybrid instrument and the fair value of the bifurcated derivative. Bifurcated derivatives are carried at fair value and accounted for in accordance with its categorization as an accounting hedge, economic hedge, or customer accommodation trading derivative. The accounting for the remaining host contract is the same as other assets and liabilities of a similar type and reported on our consolidated balance sheet based upon the accounting classification of the instrument.

COUNTERPARTY CREDIT RISK AND NETTING. By using derivatives, we are exposed to counterparty credit risk, which is the risk that counterparties to the derivative contracts do not perform as expected. If a counterparty fails to perform, our counterparty credit risk is equal to the amount reported as a derivative asset on our consolidated balance sheet. We minimize counterparty credit risk through credit approvals, limits, monitoring procedures, executing master netting arrangements and obtaining collateral, where appropriate. To the extent derivatives are subject to legally enforceable master netting arrangements with the same counterparty, derivative assets and liabilities and related cash collateral receivable or payable amounts are reported net on our consolidated balance sheet.
Cash collateral exchanged for derivatives cleared with centrally cleared counterparties is recorded as a reduction to derivative fair value asset and liability amounts. Cash collateral exchanged related to over-the-counter bilateral derivatives is recorded as separate non-derivative receivables or payables. Cash collateral related to centrally cleared derivatives, also referred to as variation margin, is exchanged based upon derivative fair value changes, typically on a one-day lag. For additional information on our derivatives and hedging activities, see Note 14 (Derivatives).

Equity Securities
Equity securities are investments that represent noncontrolling ownership interests in third-party entities, such as corporations, partnerships, or limited liability companies. Marketable equity securities have readily determinable fair values and are predominantly used in our trading activities. Marketable equity securities are carried at fair value with realized and unrealized gains and losses recognized in net gains from trading and securities in noninterest income. Dividend income from marketable equity securities is recognized in interest income.
Nonmarketable equity securities do not have readily determinable fair values and are accounted for using one of the following accounting methods:
•Fair value through net income: This method is an election. The securities are carried at fair value with unrealized gains or losses recognized in net gains from trading and securities in noninterest income;
•Equity method: This method is applied when we have the ability to exert significant influence over the investee. The securities are initially recorded at cost and adjusted for our share of the investee’s earnings or losses, less any dividends received and impairment. Equity method adjustments for our share of the investee’s earnings or losses are recognized in other noninterest income, except for venture capital investments which are recognized in net gains from trading and securities in noninterest income. Distributions received from the investee, including dividends, are recognized as a reduction of the investment carrying value;
•Proportional amortization method: This method is applied to affordable housing and renewable energy investments if certain eligibility criteria are met. The investments are initially recorded at cost plus unfunded commitments that are either legally binding or contingent but probable of funding and are amortized in proportion to the income tax credits and income tax benefits received. The amortization of the investments and the related tax impacts are recognized on a net basis in income tax expense;
•Cost method: This method is required for specific securities, such as Federal Reserve Bank stock and Federal Home Loan Bank stock. These securities are carried at cost less any impairment;
•Measurement alternative: This method is used for all remaining nonmarketable equity securities. These securities are initially recorded at cost and are remeasured to fair value upon either (1) an observable price change in an orderly transaction of the same or similar security of the same issuer; or (2) impairment.

Realized and unrealized gains and losses from nonmarketable equity securities, including impairment losses and measurement alternative fair value remeasurements, are recognized in net gains from trading and securities in noninterest income. Dividend income from nonmarketable equity securities, other than equity method securities, is recognized in interest income.
Our review for impairment for nonmarketable equity securities not carried at fair value includes an analysis of the facts and circumstances of each security, such as the expectations of the issuer’s cash flows, capital needs, and the viability of its business model, as well as our intent or requirement to sell the security. When the fair value of an equity method or cost method investment is less than its carrying value, we write-down the security to fair value when the decline in value is considered to be other than temporary. The determination of whether an impairment is other than temporary includes a number of factors including the financial condition and near-term prospects of the issuer as well as the length of time and extent of the impairment. When the fair value of an investment accounted for using the measurement alternative is less than its carrying value, we write-down the security to fair value without the consideration of anticipated recovery.
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
At year end, we re-measure our defined benefit plan liabilities and related plan assets and recognize any resulting actuarial gain or loss in OCI. We generally amortize net actuarial gain or loss in excess of a 5% corridor from AOCI into net periodic pension cost over the estimated average remaining participation period, which at December 31, 2024, is 17 years. See Note 22 (Employee Benefits) for additional information on our pension accounting.

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
See Note 23 (Income Taxes) for a further description of our provision for income taxes and related income tax assets and liabilities.

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

Fair Value Measurements
Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is based on an exit price notion that maximizes the use of observable inputs and minimizes the use of unobservable inputs.
We measure our assets and liabilities at fair value when we are required to record them at fair value, when we have elected the fair value option and to fulfill fair value disclosure requirements. Assets and liabilities are recorded at fair value on a recurring or nonrecurring basis. Assets and liabilities that are recorded at fair value on a recurring basis require a fair value measurement at each reporting period. Assets and liabilities that are recorded at fair value on a nonrecurring basis are adjusted to fair value only as required through write-downs of individual assets and the application of accounting methods such as LOCOM and the measurement alternative.
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
•Level 3 – Valuation is generated from techniques that use one or more significant assumptions that are not observable in the market. These unobservable assumptions reflect our estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of discounted cash flow models, market comparable pricing, option pricing models, and similar techniques. Significant unobservable inputs used in our Level 3 fair value measurements include discount rates, default rates, comparability adjustments, and prepayment rates.

The classification of an asset or liability within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
We monitor the availability of observable market data to assess the appropriate classification of financial instruments within the fair value hierarchy and transfers between Level 1, Level 2, and Level 3 accordingly. Observable market data includes but is not limited to quoted prices and market transactions.

94	Wells Fargo & Company

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
See Note 15 (Fair Value Measurements) for a more detailed discussion of the valuation methodologies that we apply to our assets and liabilities.

Foreign Currency Matters
Assets and liabilities of our foreign operations are recorded in their respective functional currency and subsequently translated into U.S. dollars using applicable exchange rates for consolidated financial reporting. Foreign currency translation adjustments are reported within AOCI. See Note 25 (Other Comprehensive Income) for additional information.
Foreign currency-denominated transactions are remeasured in U.S. dollars using applicable exchange rates. The resulting remeasurement gains or losses, along with any related hedges, are recognized in net gains from trading and securities within noninterest income. See Note 2 (Trading Activities) for additional information.

Subsequent Events
We have evaluated the effects of events that have occurred subsequent to December 31, 2024, and there have been no material events that would require recognition in our 2024 consolidated financial statements or disclosure in the Notes to the consolidated financial statements.

Wells Fargo & Company	95

Note 2: Trading Activities
Table 2.1 presents a summary of our trading assets and liabilities measured at fair value through earnings.

Table 2.1: Trading Assets and Liabilities

(in millions)	Dec 31, 2024	Dec 31, 2023
Trading assets:
Debt securities	$121,205	97,302
Equity securities	19,270	18,449
Loans held for sale	3,587	1,793
Gross trading derivative assets	97,696	71,990
Netting (1)	(77,926)	(54,069)
Total trading derivative assets	19,770	17,921
Total trading assets	163,832	135,465
Trading liabilities:
Short sale and other liabilities	28,744	25,471
Interest-bearing deposits	318	1,297
Long-term debt	3,495	2,308
Gross trading derivative liabilities	96,783	77,807
Netting (1)	(81,345)	(60,366)
Total trading derivative liabilities	15,438	17,441
Total trading liabilities	$47,995	46,517
(1)Represents balance sheet netting for trading derivative asset and liability balances, and trading portfolio level valuation adjustments. See Note 14 (Derivatives) for additional information.
Table 2.2 provides net interest income earned from trading assets and liabilities, and net gains and losses due to the realized and unrealized gains and losses from trading activities.
Net interest income also includes dividend income on trading securities and dividend expense on trading securities we have sold, but not yet purchased.
Table 2.2: Net Interest Income and Net Gains (Losses) from Trading Activities

	Year ended December 31,
(in millions)	2024	2023	2022
Net interest income:
Interest income (1)	$5,541	4,229	3,011
Interest expense	874	643	592
Total net interest income	4,667	3,586	2,419
Net gains (losses) from trading activities, by risk type (2):
Interest rate	823	444	456
Commodity	382	372	345
Equity	1,195	1,106	883
Foreign exchange	2,299	2,124	1,168
Credit	585	753	(736)
Total net gains from trading activities	5,284	4,799	2,116
Total trading-related net interest and noninterest income	$9,951	8,385	4,535
(1)Substantially all relates to interest income on debt and equity securities.
(2)Includes gains (losses) on trading portfolio level valuation adjustments, as well as remeasurement gains (losses) on foreign currency-denominated assets and liabilities, including related hedges. See Note 14 (Derivatives) for additional information.

96	Wells Fargo & Company

Note 3: Available-for-Sale and Held-to-Maturity Debt Securities
Table 3.1 provides the amortized cost, net of the allowance for credit losses (ACL) for debt securities, and fair value by major categories of available-for-sale (AFS) debt securities, which are carried at fair value, and held-to-maturity (HTM) debt securities, which are carried at amortized cost, net of the ACL. The net unrealized gains (losses) for AFS debt securities are reported as a component of accumulated other comprehensive income (AOCI), net of the ACL and applicable income taxes. Information on debt securities held for trading is included in Note 2 (Trading Activities). For both AFS and HTM debt securities, amortized cost is the unpaid principal amount, net of unamortized basis adjustments. Basis adjustments may include purchase premiums or discounts, fair value hedge accounting basis adjustments, fair value write-downs related to recognition of intent to sell, impairment losses, and charge-offs or recoveries of amounts deemed uncollectible.
Outstanding balances exclude accrued interest receivable on AFS and HTM debt securities, which are included in other assets. See Note 7 (Intangible Assets and Other Assets) for additional information on accrued interest receivable. Amounts considered to be uncollectible are reversed through interest income.
Table 3.1: Available-for-Sale and Held-to-Maturity Debt Securities Outstanding

(in millions)	Amortized cost, net (1)	Gross unrealized gains	Gross unrealized losses	Net unrealized gains (losses)	Fair value
December 31, 2024
Available-for-sale debt securities:
Securities of U.S. Treasury and federal agencies	$23,791	1	(507)	(506)	23,285
Securities of U.S. states and political subdivisions (2)	12,542	11	(518)	(507)	12,035
Federal agency mortgage-backed securities	129,703	84	(6,758)	(6,674)	123,029
Non-agency mortgage-backed securities (3)	1,844	3	(41)	(38)	1,806
Collateralized loan obligations	2,196	6	—	6	2,202
Other debt securities	574	50	(3)	47	621
Total available-for-sale debt securities, excluding portfolio level basis adjustments	170,650	155	(7,827)	(7,672)	162,978
Portfolio level basis adjustments (4)	(43)			43	—
Total available-for-sale debt securities	170,607	155	(7,827)	(7,629)	162,978
Held-to-maturity debt securities:
Securities of U.S. Treasury and federal agencies	3,794	—	(1,779)	(1,779)	2,015
Securities of U.S. states and political subdivisions	18,200	—	(3,342)	(3,342)	14,858
Federal agency mortgage-backed securities	193,982	—	(36,029)	(36,029)	157,953
Non-agency mortgage-backed securities (3)	1,364	50	(81)	(31)	1,333
Collateralized loan obligations	15,888	56	—	56	15,944
Other debt securities	1,720	—	(44)	(44)	1,676
Total held-to-maturity debt securities	234,948	106	(41,275)	(41,169)	193,779
Total	$405,555	261	(49,102)	(48,798)	356,757
December 31, 2023
Available-for-sale debt securities:
Securities of U.S. Treasury and federal agencies	$47,351	2	(1,886)	(1,884)	45,467
Securities of U.S. states and political subdivisions (2)	20,654	36	(624)	(588)	20,066
Federal agency mortgage-backed securities	63,741	111	(4,274)	(4,163)	59,578
Non-agency mortgage-backed securities (3)	2,892	1	(144)	(143)	2,749
Collateralized loan obligations	1,538	—	(5)	(5)	1,533
Other debt securities	1,025	46	(16)	30	1,055
Total available-for-sale debt securities, excluding portfolio level basis adjustments	137,201	196	(6,949)	(6,753)	130,448
Portfolio level basis adjustments (4)	(46)			46	—
Total available-for-sale debt securities	137,155	196	(6,949)	(6,707)	130,448
Held-to-maturity debt securities:
Securities of U.S. Treasury and federal agencies	3,790	—	(1,503)	(1,503)	2,287
Securities of U.S. states and political subdivisions	18,624	3	(2,939)	(2,936)	15,688
Federal agency mortgage-backed securities	209,170	136	(30,918)	(30,782)	178,388
Non-agency mortgage-backed securities (3)	1,276	18	(120)	(102)	1,174
Collateralized loan obligations	28,122	75	(63)	12	28,134
Other debt securities	1,726	—	(81)	(81)	1,645
Total held-to-maturity debt securities	262,708	232	(35,624)	(35,392)	227,316
Total	$399,863	428	(42,573)	(42,099)	357,764
(1)Represents amortized cost of the securities, net of the ACL of $34 million and $1 million related to AFS debt securities and $95 million and $93 million related to HTM debt securities at December 31, 2024 and 2023, respectively.
(2)Includes investments in tax-exempt preferred debt securities issued by investment funds or trusts that predominantly invest in tax-exempt municipal securities. The amortized cost, net of the ACL, and fair value of these types of securities, was $2.8 billion at December 31, 2024, and $5.5 billion at December 31, 2023.
(3)Predominantly consists of commercial mortgage-backed securities at both December 31, 2024 and 2023.
(4)Represents fair value hedge basis adjustments related to active portfolio layer method hedges of AFS debt securities, which are not allocated to individual securities in the portfolio. For additional information, see Note 14 (Derivatives).

Wells Fargo & Company	97

Note 3:  Available-for-Sale and Held-to-Maturity Debt Securities (continued)
Table 3.2 details the breakout of purchases of and transfers to HTM debt securities by major category of security. The table excludes the transfer of HTM debt securities with a fair value of
$23.2 billion to AFS debt securities in first quarter 2023 in connection with the adoption of ASU 2022-01.

Table 3.2: Held-to-Maturity Debt Securities Purchases and Transfers

	Year ended December 31,
(in millions)	2024	2023	2022
Purchases of held-to-maturity debt securities (1):
Securities of U.S. states and political subdivisions	$—	—	843
Federal agency mortgage-backed securities	$—	4,225	2,051
Non-agency mortgage-backed securities	167	94	211
Total purchases of held-to-maturity debt securities	167	4,319	3,105
Transfers from available-for-sale debt securities to held-to-maturity debt securities (2):
Federal agency mortgage-backed securities	—	3,687	50,132
Total transfers from available-for-sale debt securities to held-to-maturity debt securities	$—	3,687	50,132
(1)Inclusive of securities purchased but not yet settled and non-cash purchases from securitization of loans held for sale (LHFS).
(2)Represents fair value as of the date of the transfers. Debt securities transferred from available-for-sale to held-to-maturity had pre-tax unrealized losses recorded in AOCI of $320 million and $4.5 billion for the years ended December 31, 2023 and 2022, respectively, at the time of the transfers.
Table 3.3 shows the composition of interest income, provision for credit losses, and gross realized gains and losses from sales and impairment write-downs included in earnings related to AFS and HTM debt securities (pre-tax).

Table 3.3: Income Statement Impacts for Available-for-Sale and Held-to-Maturity Debt Securities

	Year ended December 31,
(in millions)	2024	2023	2022
Interest income (1):
Available-for-sale	$6,489	5,202	3,095
Held-to-maturity	6,512	7,118	6,220
Total interest income	13,001	12,320	9,315
Provision for credit losses:
Available-for-sale	44	(26)	1
Held-to-maturity	1	7	(11)
Total provision for credit losses	45	(19)	(10)
Realized gains and losses (2):
Gross realized gains	32	37	276
Gross realized losses	(952)	(27)	(125)
Net realized gains (losses)	$(920)	10	151
(1)Excludes interest income from trading debt securities, which is disclosed in Note 2 (Trading Activities).
(2)Realized gains and losses relate to AFS debt securities. There were no realized gains or losses from HTM debt securities in all periods presented.

98	Wells Fargo & Company

Credit Quality
We monitor credit quality of debt securities by evaluating various attributes and utilize such information in our evaluation of the appropriateness of the ACL for debt securities. The credit quality indicators that we most closely monitor include credit ratings and delinquency status and are based on information as of our financial statement date.

CREDIT RATINGS. Credit ratings express opinions about the credit quality of a debt security. We determine the credit rating of a security according to the lowest credit rating made available by national recognized statistical rating organizations (NRSROs). Debt securities rated investment grade, that is those with ratings similar to BBB-/Baa3 or above, as defined by NRSROs, are generally considered by the rating agencies and market participants to be low credit risk. Conversely, debt securities rated below investment grade, labeled as “speculative grade” by the rating agencies, are considered to be distinctively higher credit risk than investment grade debt securities. For debt securities not rated by NRSROs, we determine an internal credit grade of the debt securities (used for credit risk management purposes) equivalent to the credit ratings assigned by major credit agencies. Substantially all of our debt securities were rated by NRSROs at December 31, 2024 and 2023.
Table 3.4 shows the percentage of fair value of AFS debt securities and amortized cost of HTM debt securities determined to be rated investment grade, inclusive of securities rated based on internal credit grades.
Table 3.4: Investment Grade Debt Securities

	Available-for-Sale		Held-to-Maturity
($ in millions)	Fair value	% investment grade	Amortized cost	% investment grade
December 31, 2024
Total portfolio (1)	$162,978	99%	$235,043	99%
Breakdown by category:
Securities of U.S. Treasury and federal agencies (2)	$146,314	100%	$197,777	100%
Securities of U.S. states and political subdivisions	12,035	99	18,210	100
Collateralized loan obligations (3)	2,202	100	15,904	100
All other debt securities (4)	2,427	89	3,152	61
December 31, 2023
Total portfolio (1)	$130,448	99%	$262,801	99%
Breakdown by category:
Securities of U.S. Treasury and federal agencies (2)	$105,045	100%	$212,960	100%
Securities of U.S. states and political subdivisions	20,066	99	18,635	100
Collateralized loan obligations (3)	1,533	100	28,154	100
All other debt securities (4)	3,804	95	3,052	64
(1)99% were rated AA- and above at both December 31, 2024 and 2023.
(2)Includes federal agency mortgage-backed securities.
(3)100% were rated AA- and above at both December 31, 2024 and 2023.
(4)Includes non-U.S. government, non-agency mortgage-backed, and all other debt securities.
DELINQUENCY STATUS AND NONACCRUAL DEBT SECURITIES. Debt security issuers that are delinquent in payment of amounts due under contractual debt agreements have a higher probability of recognition of credit losses. As such, as part of our monitoring of the credit quality of the debt security portfolio, we consider whether debt securities we own are past due in payment of principal or interest payments and whether any securities have been placed into nonaccrual status.
Debt securities that are past due and still accruing or in nonaccrual status were insignificant at both December 31, 2024 and 2023. Net charge-offs on debt securities were insignificant for the years ended December 31, 2024 and 2023.

Wells Fargo & Company	99

Note 3:  Available-for-Sale and Held-to-Maturity Debt Securities (continued)
Unrealized Losses of Available-for-Sale Debt Securities
Table 3.5 shows the gross unrealized losses and fair value of AFS debt securities by length of time those individual securities in each category have been in a continuous loss position. Debt securities on which we have recorded credit impairment are categorized as being “less than 12 months” or “12 months or more” in a continuous loss position based on the point in time that the fair value declined to below the amortized cost basis, net of the allowance for credit losses.
Table 3.5: Gross Unrealized Losses and Fair Value – Available-for-Sale Debt Securities

	Less than 12 months		12 months or more		Total
(in millions)	Gross unrealized losses (1)	Fair value	Gross unrealized losses (1)	Fair value	Gross unrealized losses (1)	Fair value
December 31, 2024
Available-for-sale debt securities:
Securities of U.S. Treasury and federal agencies	$(77)	14,000	(430)	7,778	(507)	21,778
Securities of U.S. states and political subdivisions	(11)	748	(507)	7,215	(518)	7,963
Federal agency mortgage-backed securities	(1,465)	71,424	(5,293)	40,722	(6,758)	112,146
Non-agency mortgage-backed securities	(1)	22	(40)	1,307	(41)	1,329
Other debt securities	—	—	(3)	114	(3)	114
Total available-for-sale debt securities	$(1,554)	86,194	(6,273)	57,136	(7,827)	143,330
December 31, 2023
Available-for-sale debt securities:
Securities of U.S. Treasury and federal agencies	$(5)	942	(1,881)	43,722	(1,886)	44,664
Securities of U.S. states and political subdivisions	(12)	1,405	(612)	11,247	(624)	12,652
Federal agency mortgage-backed securities	(76)	7,149	(4,198)	41,986	(4,274)	49,135
Non-agency mortgage-backed securities	(1)	42	(143)	2,697	(144)	2,739
Collateralized loan obligations	—	—	(5)	979	(5)	979
Other debt securities	—	—	(16)	420	(16)	420
Total available-for-sale debt securities	$(94)	9,538	(6,855)	101,051	(6,949)	110,589
(1)Gross unrealized losses exclude portfolio level basis adjustments.
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

100	Wells Fargo & Company

Contractual Maturities
Table 3.6 and Table 3.7 show the remaining contractual maturities of AFS and HTM debt securities, respectively.
Table 3.6: Contractual Maturities – Available-for-Sale Debt Securities

By remaining contractual maturity ($ in millions)	Total	Within one year	After one year through five years	After five years through ten years	After ten years
December 31, 2024
Available-for-sale debt securities:
Securities of U.S. Treasury and federal agencies
Amortized cost, net	$23,791	1,749	9,736	10,947	1,359
Fair value	23,285	1,745	9,362	10,918	1,260
Weighted average yield	3.19%	2.76	2.33	4.23	1.44
Securities of U.S. states and political subdivisions
Amortized cost, net	$12,542	144	3,565	3,158	5,675
Fair value	12,035	143	3,514	2,888	5,490
Weighted average yield	3.29%	3.59	3.52	3.03	3.27
Federal agency mortgage-backed securities
Amortized cost, net	$129,703	20	58	522	129,103
Fair value	123,029	20	57	493	122,459
Weighted average yield	4.46%	2.80	4.23	2.55	4.47
Non-agency mortgage-backed securities
Amortized cost, net	$1,844	—	1	89	1,754
Fair value	1,806	—	1	84	1,721
Weighted average yield	4.31%	—	5.41	4.89	4.28
Collateralized loan obligations
Amortized cost, net	$2,196	—	60	792	1,344
Fair value	2,202	—	60	793	1,349
Weighted average yield	6.20%	—	6.60	6.32	6.11
Other debt securities
Amortized cost, net	$574	60	165	333	16
Fair value	621	60	175	359	27
Weighted average yield	5.05%	3.57	6.24	4.89	1.63
Total available-for-sale debt securities
Amortized cost, net (1)	$170,650	1,973	13,585	15,841	139,251
Fair value	162,978	1,968	13,169	15,535	132,306
Weighted average yield (2)	4.21%	2.77	2.68	4.06	4.40
(1)Amortized cost, net excludes portfolio level basis adjustments of $(43) million.
(2)Weighted average yields are calculated using the effective yield method and are weighted based on amortized cost, net of ACL. The effective yield method is calculated using the contractual coupon and the impact of any premiums and discounts and is shown pre-tax. We have not included the effect of any related hedging derivatives. The effective yield for mortgage-backed securities excludes unscheduled principal payments, and remaining expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations before the underlying mortgages mature.

Wells Fargo & Company	101

Note 3:  Available-for-Sale and Held-to-Maturity Debt Securities (continued)
Table 3.7: Contractual Maturities – Held-to-Maturity Debt Securities

By remaining contractual maturity ($ in millions)	Total	Within one year	After one year through five years	After five years through ten years	After ten years
December 31, 2024
Held-to-maturity debt securities:
Securities of U.S. Treasury and federal agencies
Amortized cost, net	$3,794	—	—	—	3,794
Fair value	2,015	—	—	—	2,015
Weighted average yield	1.59%	—	—	—	1.59
Securities of U.S. states and political subdivisions
Amortized cost, net	$18,200	203	497	468	17,032
Fair value	14,858	201	481	441	13,735
Weighted average yield	2.37%	1.20	2.33	2.72	2.37
Federal agency mortgage-backed securities
Amortized cost, net	$193,982	—	—	—	193,982
Fair value	157,953	—	—	—	157,953
Weighted average yield	2.35%	—	—	—	2.35
Non-agency mortgage-backed securities
Amortized cost, net	$1,364	—	49	42	1,273
Fair value	1,333	—	54	44	1,235
Weighted average yield	3.53%	—	5.45	3.08	3.47
Collateralized loan obligations
Amortized cost, net	$15,888	—	76	14,512	1,300
Fair value	15,944	—	77	14,565	1,302
Weighted average yield	6.30%	—	6.56	6.31	6.07
Other debt securities
Amortized cost, net	$1,720	—	977	743	—
Fair value	1,676	—	942	734	—
Weighted average yield	5.27%	—	4.75	5.95	—
Total held-to-maturity debt securities
Amortized cost, net	$234,948	203	1,599	15,765	217,381
Fair value	193,779	201	1,554	15,784	176,240
Weighted average yield (1)	2.64%	1.20	4.11	6.18	2.37
(1)Weighted average yields are calculated using the effective yield method and are weighted based on amortized cost, net of ACL. The effective yield method is calculated using the contractual coupon and the impact of any premiums and discounts and is shown pre-tax. We have not included the effect of any related hedging derivatives. The effective yield for mortgage-backed securities excludes unscheduled principal payments, and remaining expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations before the underlying mortgages mature.

102	Wells Fargo & Company

Note 4: Equity Securities
Table 4.1 provides a summary of our equity securities by business purpose and accounting method.
Table 4.1: Equity Securities

(in millions)	Dec 31, 2024	Dec 31, 2023
Equity securities held for trading at fair value (1)	$19,270	18,449
Not held for trading:
Equity securities at fair value	3,052	1,392
Tax credit investments (2)	21,933	20,016
Private equity (3)	12,607	12,203
Federal Reserve Bank stock and other at cost (4)	3,782	5,276
Total equity securities not held for trading	41,374	38,887
Total equity securities	$60,644	57,336
(1)Represents securities held as part of our customer accommodation trading activities. For additional information on these activities, see Note 2 (Trading Activities). Includes securities with a fair value of $590 million at December 31, 2024, subject to contractual lock-up periods restricting the sale of the securities, the majority of which expire in second quarter 2025.
(2)Includes affordable housing investments of $12.3 billion and $12.9 billion at December 31, 2024 and 2023, respectively, and renewable energy investments of $9.4 billion and $6.8 billion at December 31, 2024 and 2023, respectively. Tax credit investments are accounted for using either the proportional amortization method or the equity method. See Note 16 (Securitizations and Variable Interest Entities) for information about tax credit investments.
(3)Includes equity securities accounted for under the measurement alternative of $9.3 billion and $9.1 billion at December 31, 2024 and 2023, respectively, which were predominantly securities associated with our venture capital investments. The remaining securities are accounted for using the equity method.
(4)Includes $3.5 billion of investments in Federal Reserve Bank stock at both December 31, 2024 and 2023, and $224 million and $1.7 billion of investments in Federal Home Loan Bank stock at December 31, 2024 and 2023, respectively.
Net Gains and Losses Not Held for Trading
Table 4.2 provides a summary of the net gains and losses from equity securities not held for trading, which excludes equity method adjustments for our share of the investee’s earnings or losses that are recognized in other noninterest income. Gains and losses for securities held for trading are reported in net gains from trading and securities.
Table 4.2: Net Gains (Losses) from Equity Securities Not Held for Trading

	Year ended December 31,
(in millions)	2024	2023	2022
Net gains (losses) from equity securities carried at fair value	442	84	(307)
Net gains (losses) from equity securities not carried at fair value (1):
Impairment write-downs	(773)	(1,307)	(2,452)
Net unrealized gains (2)	679	578	1,101
Net realized gains	722	204	852
Total net gains (losses) from equity securities not carried at fair value	628	(525)	(499)
Total net gains (losses) from equity securities not held for trading	$1,070	(441)	(806)
(1)Includes amounts related to venture capital and private equity investments in consolidated portfolio companies, which are not reported in equity securities on our consolidated balance sheet.
(2)Includes unrealized gains (losses) due to observable price changes from equity securities accounted for under the measurement alternative.

Wells Fargo & Company	103

Note 4: Equity Securities (continued)

Measurement Alternative
Table 4.3 provides additional information about the impairment write-downs and observable price changes from nonmarketable equity securities accounted for under the measurement alternative. Gains and losses related to these adjustments are also included in Table 4.2.
Table 4.3: Net Gains (Losses) from Measurement Alternative Equity Securities

	Year ended December 31,
(in millions)	2024	2023	2022
Net gains (losses) recognized in earnings during the period:
Gross unrealized gains from observable price changes	$758	607	1,115
Gross unrealized losses from observable price changes	(9)	(29)	(14)
Impairment write-downs	(618)	(1,113)	(2,263)
Net realized gains from sale	227	42	98
Total net gains (losses) recognized during the period	$358	(493)	(1,064)
Table 4.4 presents cumulative carrying value adjustments to nonmarketable equity securities accounted for under the measurement alternative that were still held at the end of each reporting period presented.
Table 4.4: Measurement Alternative Cumulative Gains (Losses)

	Year ended December 31,
(in millions)	2024	2023	2022
Cumulative gains (losses):
Gross unrealized gains from observable price changes	$7,457	7,614	7,141
Gross unrealized losses from observable price changes	(53)	(44)	(14)
Impairment write-downs	(3,747)	(3,772)	(2,896)

104	Wells Fargo & Company

Note 5: Loans and Related Allowance for Credit Losses
Table 5.1 presents total loans outstanding by portfolio segment and class of financing receivable. Loans are reported at their outstanding principal balances net of any unearned income, cumulative charge-offs, unamortized deferred fees and costs on originated loans, and unamortized premiums or discounts on purchased loans. These amounts were less than 1% of our total loans outstanding at both December 31, 2024 and 2023.
Outstanding balances exclude accrued interest receivable on loans, except for certain revolving loans, such as credit card loans.
See Note 7 (Intangible Assets and Other Assets) for additional information on accrued interest receivable. Amounts considered to be uncollectible are reversed through interest income. During 2024, we reversed accrued interest receivable of $41 million for our commercial portfolio segment and $401 million for our consumer portfolio segment, compared with $39 million and $275 million, respectively, for 2023.
Table 5.1: Loans Outstanding

(in millions)	Dec 31, 2024	Dec 31, 2023
Commercial and industrial	$381,241	380,388
Commercial real estate	136,505	150,616
Lease financing	16,413	16,423
Total commercial	534,159	547,427
Residential mortgage	250,269	260,724
Credit card	56,542	52,230
Auto	42,367	47,762
Other consumer (1)	29,408	28,539
Total consumer	378,586	389,255
Total loans	$912,745	936,682
(1)Includes $21.4 billion and $18.3 billion at December 31, 2024 and 2023, respectively, of securities-based loans originated by the Wealth and Investment Management (WIM) operating segment.
Our non-U.S. loans are reported by respective class of financing receivable in the table above. Substantially all of our non-U.S. loan portfolio is commercial loans. Table 5.2 presents total non-U.S. commercial loans outstanding by class of financing receivable.

Table 5.2: Non-U.S. Commercial Loans Outstanding

(in millions)	Dec 31, 2024	Dec 31, 2023
Commercial and industrial	$62,038	72,215
Commercial real estate	5,123	6,916
Lease financing	598	697
Total non-U.S. commercial loans	$67,759	79,828
Loan Concentrations
Loan concentrations may exist when there are amounts loaned to borrowers engaged in similar activities or similar types of loans extended to a diverse group of borrowers that would cause them to be similarly impacted by economic or other conditions. Commercial and industrial loans and lease financing to borrowers in the financials except banks industry represented 17% and 16% of total loans at December 31, 2024 and 2023, respectively. At December 31, 2024 and 2023, we did not have concentrations representing 10% or more of our total loan portfolio in the commercial real estate (CRE) portfolios (real estate mortgage and real estate construction) by state or property type. Residential mortgage loans to borrowers in the state of California represented 12% of total loans at both December 31, 2024 and 2023. These California loans are generally diversified among the larger metropolitan areas in California, with no single area consisting of more than 4% of total loans at both December 31, 2024 and 2023. We continuously monitor changes in real estate values and underlying economic or market conditions for the geographic areas of our residential mortgage portfolio as part of our credit risk management process.
Some of our residential mortgage loans include an interest-only feature as part of the loan terms. These interest-only loans were approximately 2% of total loans at both December 31, 2024 and 2023. Substantially all of these interest-only loans at origination were considered to be prime or near prime. We do not offer option adjustable-rate mortgage (ARM) products, nor do we offer variable-rate mortgage products with fixed payment amounts, commonly referred to within the financial services industry as negative amortizing mortgage loans.

Wells Fargo & Company	105

Note 5: Loans and Related Allowance for Credit Losses (continued)
Loan Purchases, Sales, and Transfers
Table 5.3 presents the proceeds paid or received for purchases and sales of loans and transfers from loans held for investment to mortgages/loans held for sale. The table excludes loans for which we have elected the fair value option and government insured/guaranteed loans because their loan activity normally does not impact the ACL.
Table 5.3: Loan Purchases, Sales, and Transfers

				Year ended December 31,
	2024			2023
(in millions)	Commercial	Consumer	Total	Commercial	Consumer	Total
Purchases	$839	4	843	1,340	306	1,646
Sales and net transfers (to)/from LHFS	(2,662)	(194)	(2,856)	(3,313)	(917)	(4,230)
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
We issue commercial letters of credit to assist customers in purchasing goods or services, typically for international trade. At December 31, 2024 and 2023, we had $968 million and $1.1 billion, respectively, of outstanding issued commercial letters of credit. See Note 17 (Guarantees and Other Commitments) for additional information on issued standby letters of credit.
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
Table 5.4: Unfunded Credit Commitments

(in millions)	Dec 31, 2024	Dec 31, 2023
Commercial and industrial	$401,947	388,043
Commercial real estate	12,505	20,851
Total commercial	414,452	408,894
Residential mortgage (1)	23,872	29,754
Credit card	163,256	156,012
Other consumer	7,985	8,847
Total consumer	195,113	194,613
Total unfunded credit commitments	$609,565	603,507
(1)Includes lines of credit totaling $22.5 billion and $28.6 billion as of December 31, 2024 and 2023, respectively.

106	Wells Fargo & Company

Allowance for Credit Losses
Table 5.5 presents the ACL for loans, which consists of the allowance for loan losses and the allowance for unfunded credit commitments. Total net loan charge-offs increased $1.3 billion from December 31, 2023, reflecting higher losses in our credit card portfolio driven by higher loan balances and higher losses in our commercial real estate portfolio driven by the office property type. The ACL for loans decreased $452 million from December 31, 2023, reflecting decreases across most loan portfolios, partially offset by increases for credit card loans.
Table 5.5: Allowance for Credit Losses for Loans

	Year ended December 31,
($ in millions)	2024	2023
Balance, beginning of period	$15,088	13,609
Cumulative effect from change in accounting policy (1)	—	(429)
Balance, beginning of period, adjusted	15,088	13,180
Provision for credit losses	4,330	5,385
Loan charge-offs:
Commercial and industrial	(729)	(510)
Commercial real estate	(945)	(593)
Lease financing	(52)	(31)
Total commercial	(1,726)	(1,134)
Residential mortgage	(64)	(136)
Credit card	(2,842)	(2,009)
Auto	(652)	(832)
Other consumer	(560)	(485)
Total consumer	(4,118)	(3,462)
Total loan charge-offs	(5,844)	(4,596)
Loan recoveries:
Commercial and industrial	132	165
Commercial real estate	42	27
Lease financing	17	19
Total commercial	191	211
Residential mortgage	133	160
Credit card	387	329
Auto	296	354
Other consumer	65	72
Total consumer	881	915
Total loan recoveries	1,072	1,126
Net loan charge-offs	(4,772)	(3,470)
Other	(10)	(7)
Balance, end of period	$14,636	15,088
Components:
Allowance for loan losses	$14,183	14,606
Allowance for unfunded credit commitments	453	482
Allowance for credit losses	$14,636	15,088
Net loan charge-offs as a percentage of average total loans	0.52%	0.37
Allowance for loan losses as a percentage of total loans	1.55	1.56
Allowance for credit losses for loans as a percentage of total loans	1.60	1.61
(1)Represents the change in our allowance for credit losses for loans as a result of our adoption of ASU 2022–02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures, on January 1, 2023. For additional information, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.

Wells Fargo & Company	107

Note 5: Loans and Related Allowance for Credit Losses (continued)
Table 5.6 summarizes the activity in the ACL by our commercial and consumer portfolio segments.
Table 5.6: Allowance for Credit Losses for Loans Activity by Portfolio Segment

	Year ended December 31,
	2024			2023
(in millions)	Commercial	Consumer	Total	Commercial	Consumer	Total
Balance, beginning of period	$8,412	6,676	15,088	6,956	6,653	13,609
Cumulative effect from change in accounting policy (1)	—	—	—	27	(456)	(429)
Balance, beginning of period, adjusted	8,412	6,676	15,088	6,983	6,197	13,180
Provision for credit losses	1,079	3,251	4,330	2,365	3,020	5,385
Loan charge-offs	(1,726)	(4,118)	(5,844)	(1,134)	(3,462)	(4,596)
Loan recoveries	191	881	1,072	211	915	1,126
Net loan charge-offs	(1,535)	(3,237)	(4,772)	(923)	(2,547)	(3,470)
Other	(10)	—	(10)	(13)	6	(7)
Balance, end of period	$7,946	6,690	14,636	8,412	6,676	15,088
(1)Represents the change in our allowance for credit losses for loans as a result of our adoption of ASU 2022–02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures, on January 1, 2023. For additional information, see Note 1 (Summary of Significant Accounting Policies) to Financial Statements in this Report.
Credit Quality
We monitor credit quality by evaluating various attributes and utilize such information in our evaluation of the appropriateness of the ACL for loans. The following sections provide the credit quality indicators we most closely monitor. The credit quality indicators are generally based on information as of our financial statement date.
COMMERCIAL CREDIT QUALITY INDICATORS. We manage a consistent process for assessing commercial loan credit quality. Commercial loans are generally subject to individual risk assessment using our internal borrower and collateral quality ratings, which is our primary credit quality indicator. Our ratings are aligned to regulatory definitions of pass and criticized categories with the criticized segmented among special mention, substandard, doubtful, and loss categories.
Table 5.7 provides the outstanding balances of our commercial loan portfolio by risk category and credit quality information by origination year for term loans. Revolving loans may convert to term loans as a result of a contractual provision in the original loan agreement or if modified for a borrower experiencing financial difficulty. At December 31, 2024, we had $498.4 billion and $35.7 billion of pass and criticized commercial loans, respectively. Gross charge-offs by loan class are included in the following table for the years ended December 31, 2024 and 2023, which we monitor as part of our credit risk management practices; however, charge-offs are not a primary credit quality indicator for our loan portfolio.

108	Wells Fargo & Company

Table 5.7: Commercial Loan Categories by Risk Categories and Vintage

	Term loans by origination year						Revolving loans	Revolving loans converted to term loans	Total
(in millions)	2024	2023	2022	2021	2020	Prior
December 31, 2024
Commercial and industrial
Pass	$46,670	23,891	23,142	13,883	4,963	10,892	241,365	1,247	366,053
Criticized	909	899	1,644	803	139	774	9,990	30	15,188
Total commercial and industrial	47,579	24,790	24,786	14,686	5,102	11,666	251,355	1,277	381,241
Gross charge-offs (1)	79	107	26	39	8	7	463	—	729
Commercial real estate
Pass	22,021	11,432	25,314	21,096	8,193	23,121	5,872	179	117,228
Criticized	3,396	1,847	5,427	4,240	1,478	2,616	273	—	19,277
Total commercial real estate	25,417	13,279	30,741	25,336	9,671	25,737	6,145	179	136,505
Gross charge-offs	81	78	124	158	145	359	—	—	945
Lease financing
Pass	4,516	4,628	2,681	1,457	573	1,290	—	—	15,145
Criticized	391	382	250	103	66	76	—	—	1,268
Total lease financing	4,907	5,010	2,931	1,560	639	1,366	—	—	16,413
Gross charge-offs	3	17	14	10	5	3	—	—	52
Total commercial loans	$77,903	43,079	58,458	41,582	15,412	38,769	257,500	1,456	534,159
	Term loans by origination year						Revolving loans	Revolving loans converted to term loans	Total
	2023	2022	2021	2020	2019	Prior
December 31, 2023
Commercial and industrial
Pass	$40,966	38,756	21,702	7,252	10,024	8,342	239,456	348	366,846
Criticized	892	1,594	1,237	160	204	480	8,975	—	13,542
Total commercial and industrial	41,858	40,350	22,939	7,412	10,228	8,822	248,431	348	380,388
Gross charge-offs (1)	102	22	53	11	8	7	307	—	510
Commercial real estate
Pass	18,181	33,557	30,629	12,001	11,532	19,686	6,537	163	132,286
Criticized	2,572	4,091	4,597	1,822	2,748	2,141	359	—	18,330
Total commercial real estate	20,753	37,648	35,226	13,823	14,280	21,827	6,896	163	150,616
Gross charge-offs	20	107	32	134	197	103	—	—	593
Lease financing
Pass	5,593	3,846	2,400	1,182	798	1,518	—	—	15,337
Criticized	345	292	182	98	84	85	—	—	1,086
Total lease financing	5,938	4,138	2,582	1,280	882	1,603	—	—	16,423
Gross charge-offs	3	8	8	5	4	3	—	—	31
Total commercial loans	$68,549	82,136	60,747	22,515	25,390	32,252	255,327	511	547,427
(1) Includes charge-offs on overdrafts, which are generally charged-off at 60 days past due.

Wells Fargo & Company	109

Note 5: Loans and Related Allowance for Credit Losses (continued)
Table 5.8 provides days past due (DPD) information for commercial loans, which we monitor as part of our credit risk management practices; however, delinquency is not a primary credit quality indicator for commercial loans.
Table 5.8: Commercial Loan Categories by Delinquency Status

	Still accruing			Nonaccrual loans	Total commercial loans
(in millions)	Current-29 DPD	30-89 DPD	90+ DPD
December 31, 2024
Commercial and industrial	$379,147	794	537	763	381,241
Commercial real estate	131,794	472	468	3,771	136,505
Lease financing	16,156	173	—	84	16,413
Total commercial loans	$527,097	1,439	1,005	4,618	534,159
December 31, 2023
Commercial and industrial	$379,099	584	43	662	380,388
Commercial real estate	145,721	562	145	4,188	150,616
Lease financing	16,177	182	—	64	16,423
Total commercial loans	$540,997	1,328	188	4,914	547,427
CONSUMER CREDIT QUALITY INDICATORS.  We have various classes of consumer loans that present unique credit risks. Loan delinquency, Fair Isaac Corporation (FICO) credit scores and loan-to-value (LTV) for residential mortgage loans are the primary credit quality indicators that we monitor and utilize in our evaluation of the appropriateness of the ACL for the consumer loan portfolio segment.
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
LTV is the ratio of the outstanding loan balance divided by the property collateral value. For junior lien mortgages, we use the total combined loan balance of first and junior lien mortgages (including unused line of credit amounts). We obtain LTVs using a cascade approach which first uses values provided by automated valuation models (AVMs) for the property. If an AVM is not available, then the value is estimated using the original appraised value adjusted by the change in Home Price Index (HPI) for the property location. If an HPI is not available, the original appraised value is used. The HPI value is normally the only method considered for high value properties, generally with an original value of $1.5 million or more, as the AVM values have proven less accurate for these properties. Generally, we update LTVs on a quarterly basis. Certain loans do not have an LTV due to a lack of industry data availability and portfolios acquired from or serviced by other institutions.
Gross charge-offs by loan class are included in the following tables for the years ended December 31, 2024 and 2023, which we monitor as part of our credit risk management practices; however, charge-offs are not a primary credit quality indicator for our loan portfolio.
Credit quality information is provided with the year of origination for term loans. Revolving loans may convert to term loans as a result of a contractual provision in the original loan agreement or if modified for a borrower experiencing financial difficulty.
Table 5.9 provides the outstanding balances of our residential mortgage loans by our primary credit quality indicators.

110	Wells Fargo & Company

Table 5.9: Credit Quality Indicators for Residential Mortgage Loans by Vintage

	Term loans by origination year						Revolving loans	Revolving loans converted to term loans
(in millions)	2024	2023	2022	2021	2020	Prior			Total
December 31, 2024
By delinquency status:
Current-29 DPD	$10,780	11,611	43,482	59,206	32,964	71,302	5,910	6,319	241,574
30-89 DPD	19	15	69	55	22	636	27	142	985
90+ DPD	—	8	43	23	10	338	19	172	613
Government insured/guaranteed loans (1)	2	10	17	41	94	6,933	—	—	7,097
Total	$10,801	11,644	43,611	59,325	33,090	79,209	5,956	6,633	250,269
By updated FICO:
740+	$10,231	10,931	40,431	55,880	31,150	61,856	4,671	3,917	219,067
700-739	411	448	1,978	2,208	1,165	4,601	635	882	12,328
660-699	93	151	756	775	411	2,196	314	533	5,229
620-659	27	52	196	172	101	944	103	287	1,882
<620	2	15	139	130	56	1,209	133	449	2,133
No FICO available	35	37	94	119	113	1,470	100	565	2,533
Government insured/guaranteed loans (1)	2	10	17	41	94	6,933	—	—	7,097
Total	$10,801	11,644	43,611	59,325	33,090	79,209	5,956	6,633	250,269
By updated LTV:
0-80%	$10,360	11,089	40,341	58,434	32,727	71,821	5,874	6,521	237,167
80.01-100%	398	482	3,088	758	193	259	61	72	5,311
>100% (2)	9	38	121	53	20	49	10	17	317
No LTV available	32	25	44	39	56	147	11	23	377
Government insured/guaranteed loans (1)	2	10	17	41	94	6,933	—	—	7,097
Total	$10,801	11,644	43,611	59,325	33,090	79,209	5,956	6,633	250,269
Gross charge-offs	$—	—	—	1	2	27	2	32	64
	Term loans by origination year						Revolving loans	Revolving loans converted to term loans	Total
(in millions)	2023	2022	2021	2020	2019	Prior
December 31, 2023
By delinquency status:
Current-29 DPD	$13,192	46,065	62,529	35,124	19,364	60,391	8,044	6,735	251,444
30-89 DPD	6	70	58	28	30	724	41	151	1,108
90+ DPD	—	18	12	8	14	327	24	201	604
Government insured/guaranteed loans (1)	5	15	39	97	112	7,300	—	—	7,568
Total	$13,203	46,168	62,638	35,257	19,520	68,742	8,109	7,087	260,724
By updated FICO:
740+	$12,243	42,550	58,827	33,232	18,000	50,938	6,291	4,092	226,173
700-739	679	2,324	2,510	1,219	888	4,478	883	979	13,960
660-699	185	843	861	422	310	2,261	417	601	5,900
620-659	45	227	179	110	66	978	150	322	2,077
<620	11	122	100	64	46	1,245	174	464	2,226
No FICO available	35	87	122	113	98	1,542	194	629	2,820
Government insured/guaranteed loans (1)	5	15	39	97	112	7,300	—	—	7,568
Total	$13,203	46,168	62,638	35,257	19,520	68,742	8,109	7,087	260,724
By updated LTV:
0-80%	$12,434	39,624	61,421	34,833	19,123	61,043	7,903	6,923	243,304
80.01-100%	687	6,286	1,065	232	203	207	103	114	8,897
>100% (2)	51	193	57	33	31	38	21	24	448
No LTV available	26	50	56	62	51	154	82	26	507
Government insured/guaranteed loans (1)	5	15	39	97	112	7,300	—	—	7,568
Total	$13,203	46,168	62,638	35,257	19,520	68,742	8,109	7,087	260,724
Gross charge-offs	$—	1	—	—	2	63	4	66	136
(1)Represents residential mortgage loans whose repayments are insured or guaranteed by U.S. government agencies, such as the Federal Housing Administration (FHA) or the Department of Veterans Affairs (VA). Loans insured/guaranteed by U.S. government agencies and 90+ DPD totaled $2.8 billion and $2.6 billion at December 31, 2024 and 2023, respectively.
(2)Reflects total loan balances with LTV amounts in excess of 100%. In the event of default, the loss content would generally be limited to only the amount in excess of 100% LTV.

Wells Fargo & Company	111

Note 5: Loans and Related Allowance for Credit Losses (continued)
Table 5.10 provides the outstanding balances of our credit card loan portfolio by primary credit quality indicators.
The revolving loans converted to term loans in the credit
card loan category represent credit card loans with modified terms that require payment over a specific term.

Table 5.10: Credit Quality Indicators for Credit Card Loans

	December 31, 2024			December 31, 2023
	Revolving loans	Revolving loans converted to term loans		Revolving loans	Revolving loans converted to term loans
(in millions)			Total			Total
By delinquency status:
Current-29 DPD	$54,389	535	54,924	50,428	350	50,778
30-89 DPD	699	67	766	660	49	709
90+ DPD	815	37	852	717	26	743
Total	$55,903	639	56,542	51,805	425	52,230
By updated FICO:
740+	$21,784	28	21,812	19,153	21	19,174
700-739	12,359	74	12,433	11,727	51	11,778
660-699	11,093	132	11,225	10,592	84	10,676
620-659	5,356	117	5,473	5,273	76	5,349
<620	5,161	286	5,447	4,861	192	5,053
No FICO available	150	2	152	199	1	200
Total	$55,903	639	56,542	51,805	425	52,230
Gross charge-offs	$2,669	173	2,842	1,909	100	2,009

112	Wells Fargo & Company

Table 5.11 provides the outstanding balances of our Auto loan portfolio by primary credit quality indicators.
Table 5.11: Credit Quality Indicators for Auto Loans by Vintage

	Term loans by origination year
(in millions)	2024	2023	2022	2021	2020	Prior	Total
December 31, 2024
By delinquency status:
Current-29 DPD	$13,846	9,175	8,415	7,205	2,042	684	41,367
30-89 DPD	32	63	270	380	122	60	927
90+ DPD	2	5	25	31	7	3	73
Total	$13,880	9,243	8,710	7,616	2,171	747	42,367
By updated FICO:
740+	$8,758	6,197	4,358	3,199	841	249	23,602
700-739	2,483	1,307	1,188	1,020	307	101	6,406
660-699	1,689	864	1,028	930	280	95	4,886
620-659	623	401	667	661	198	72	2,622
<620	319	455	1,450	1,775	529	223	4,751
No FICO available	8	19	19	31	16	7	100
Total	$13,880	9,243	8,710	7,616	2,171	747	42,367
Gross charge-offs	$10	48	246	270	55	23	652
	Term loans by origination year
(in millions)	2023	2022	2021	2020	2019	Prior	Total
December 31, 2023
By delinquency status:
Current-29 DPD	$14,022	13,052	12,376	4,335	2,161	448	46,394
30-89 DPD	43	328	545	195	106	40	1,257
90+ DPD	4	34	49	14	7	3	111
Total	$14,069	13,414	12,970	4,544	2,274	491	47,762
By updated FICO:
740+	$9,460	6,637	5,487	1,853	963	176	24,576
700-739	2,232	1,969	1,861	701	347	68	7,178
660-699	1,405	1,745	1,729	623	295	61	5,858
620-659	572	1,162	1,228	425	195	46	3,628
<620	388	1,876	2,621	915	452	130	6,382
No FICO available	12	25	44	27	22	10	140
Total	$14,069	13,414	12,970	4,544	2,274	491	47,762
Gross charge-offs	$15	265	392	99	52	9	832

Wells Fargo & Company	113

Note 5: Loans and Related Allowance for Credit Losses (continued)
Table 5.12 provides the outstanding balances of our Other consumer loans portfolio by primary credit quality indicators.
Table 5.12: Credit Quality Indicators for Other Consumer Loans by Vintage

	Term loans by origination year						Revolving loans	Revolving loans converted to term loans
(in millions)	2024	2023	2022	2021	2020	Prior			Total
December 31, 2024
By delinquency status:
Current-29 DPD	$1,860	1,835	1,160	286	80	59	23,903	112	29,295
30-89 DPD	5	23	17	3	1	2	14	6	71
90+ DPD	2	9	7	2	—	1	13	8	42
Total	$1,867	1,867	1,184	291	81	62	23,930	126	29,408
By updated FICO:
740+	$1,360	868	452	119	48	26	961	41	3,875
700-739	280	368	207	50	14	10	433	17	1,379
660-699	110	304	201	44	6	8	335	17	1,025
620-659	24	114	93	29	3	5	127	11	406
<620	14	120	112	29	4	7	138	16	440
No FICO available (1)	79	93	119	20	6	6	21,936	24	22,283
Total	$1,867	1,867	1,184	291	81	62	23,930	126	29,408
Gross charge-offs (2)	$150	165	127	31	5	6	66	10	560
	Term loans by origination year						Revolving loans	Revolving loans converted to term loans	Total
(in millions)	2023	2022	2021	2020	2019	Prior
December 31, 2023
By delinquency status:
Current-29 DPD	$3,273	2,132	571	167	93	61	21,988	106	28,391
30-89 DPD	24	32	9	1	1	2	17	6	92
90+ DPD	9	14	3	1	—	1	15	13	56
Total	$3,306	2,178	583	169	94	64	22,020	125	28,539
By updated FICO:
740+	$1,911	926	265	85	36	28	1,152	27	4,430
700-739	642	409	107	27	14	10	507	16	1,732
660-699	403	365	93	16	11	8	395	16	1,307
620-659	129	166	45	6	6	5	147	11	515
<620	75	152	49	8	8	6	152	17	467
No FICO available (1)	146	160	24	27	19	7	19,667	38	20,088
Total	$3,306	2,178	583	169	94	64	22,020	125	28,539
Gross charge-offs (2)	$178	158	52	9	9	6	62	11	485
(1)Substantially all loans are revolving securities-based loans originated by the WIM operating segment and therefore do not require a FICO score.
(2)Includes charge-offs on overdrafts, which are generally charged-off at 60 days past due.

114	Wells Fargo & Company

NONACCRUAL LOANS. Table 5.13 provides loans on nonaccrual status. Nonaccrual loans may have an ACL or a negative allowance for credit losses from expected recoveries of amounts previously written off.
Table 5.13: Nonaccrual Loans

	Outstanding balance				Recognized interest income
	Nonaccrual loans		Nonaccrual loans without related allowance for credit losses (1)		Year ended December 31,
(in millions)	Dec 31, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023	2024	2023
Commercial and industrial	$763	662	2	149	29	17
Commercial real estate	3,771	4,188	41	107	25	29
Lease financing	84	64	17	10	—	—
Total commercial	4,618	4,914	60	266	54	46
Residential mortgage	2,991	3,192	1,887	2,047	177	192
Auto	89	115	—	—	14	18
Other consumer	32	35	—	—	4	4
Total consumer	3,112	3,342	1,887	2,047	195	214
Total nonaccrual loans	$7,730	8,256	1,947	2,313	249	260
(1)Nonaccrual loans may not have an allowance for credit losses if the loss expectations are zero given the related collateral value.
LOANS IN PROCESS OF FORECLOSURE. Our recorded investment in consumer mortgage loans collateralized by residential real estate property that are in process of foreclosure was $705 million and $837 million at December 31, 2024 and 2023, respectively, which included $540 million and $660 million, respectively, of loans that are government insured/guaranteed. Under the Consumer Financial Protection Bureau guidelines, we do not commence the foreclosure process on residential mortgage loans until after the loan is 120 days delinquent. Foreclosure procedures and timelines vary depending on whether the property address resides in a judicial or non-judicial state. Judicial states require the foreclosure to be processed through the state’s courts while non-judicial states are processed without court intervention. Foreclosure timelines vary according to state law.
LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING.  Certain loans 90 days or more past due are still accruing, because they are (1) well-secured and in the process of collection or (2) residential mortgage or consumer loans exempt under regulatory rules from being classified as nonaccrual until later delinquency, usually 120 days past due.
Table 5.14 shows loans 90 days or more past due and still accruing by class for loans not government insured/guaranteed.
Table 5.14: Loans 90 Days or More Past Due and Still Accruing

(in millions)	Dec 31, 2024	Dec 31, 2023
Total:	$4,802	3,751
Less: government insured/guaranteed loans (1)	2,801	2,646
Total, not government insured/guaranteed	$2,001	1,105
By segment and class, not government insured/guaranteed:
Commercial and industrial	$537	43
Commercial real estate	468	145
Total commercial	1,005	188
Residential mortgage	39	31
Credit card	852	743
Auto	71	101
Other consumer	34	42
Total consumer	996	917
Total, not government insured/guaranteed	$2,001	1,105
(1)Represents residential mortgage loans whose repayments are insured or guaranteed by U.S. government agencies, such as the FHA or the VA.

Wells Fargo & Company	115

Note 5: Loans and Related Allowance for Credit Losses (continued)
LOAN MODIFICATIONS TO BORROWERS EXPERIENCING FINANCIAL DIFFICULTY.  We may agree to modify the contractual terms of a loan to a borrower experiencing financial difficulty.
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
The following disclosures provide information on loan modifications in the form of principal forgiveness, interest rate reductions, other-than-insignificant (e.g., greater than three months) payment delays, term extensions or a combination of these modifications, as well as the financial effects of these modifications, and loan performance in the twelve months following the modification. Loans that both modify and are paid off or charged-off during the period are not included in the disclosures below. These disclosures do not include loans discharged by a bankruptcy court as the only concession, which were insignificant for the years ended December 31, 2024 and 2023.
Table 5.15 presents the outstanding balance of modified commercial loans and the related financial effects of these modifications. At the time of modification, we may require that the borrower provide additional economic support, such as partial repayment, additional collateral, or guarantees.
Table 5.15: Commercial Loan Modifications and Financial Effects

	Year ended December 31,
($ in millions)	2024	2023
Commercial and industrial modifications:
Term extension	$503	286
All other modifications and combinations	152	144
Total commercial and industrial modifications	$655	430
Total commercial and industrial modifications as a % of loan class	0.17%	0.11
Financial effects:
Weighted average term extension (months)	25	15

Commercial real estate modifications:
Term extension	$2,085	458
All other modifications and combinations	336	9
Total commercial real estate modifications	$2,421	467
Total commercial real estate modifications as a % of loan class	1.77%	0.31
Financial effects:
Weighted average term extension (months)	25	24

116	Wells Fargo & Company

Commercial loans that received a modification during the years ended December 31, 2024 and 2023, and subsequently defaulted in the period were insignificant. Defaults that occur on commercial modifications are reported based on a payment default definition of 90 days past due.
Table 5.16 provides past due information on commercial loan modifications during the years ended December 31, 2024 and 2023, and the amount of related gross charge-offs during these periods. For loan modifications that include a payment deferral, payment performance is not included in the table below until the loan exits the deferral period and payments resume.
Table 5.16: Payment Performance of Commercial Loan Modifications

	By delinquency status				Gross charge-offs
(in millions)	Current-29 DPD	30-89 DPD	90+ DPD	Total	Year ended
December 31, 2024
Commercial and industrial	$609	35	28	672	112
Commercial real estate	2,292	94	37	2,423	13
Total commercial	$2,901	129	65	3,095	125
December 31, 2023
Commercial and industrial	$308	8	8	324	45
Commercial real estate	380	87	—	467	2
Total commercial	$688	95	8	791	47
Table 5.17 presents the outstanding balance of modified consumer loans and the related financial effects of these modifications. Modified loans within the Auto and Other consumer loan classes were insignificant for the years ended December 31, 2024 and 2023, and accordingly, are excluded from the following tables and disclosures.
Loans in a trial payment period are not included in the following loan modification disclosures until the borrower has successfully completed the trial period and the loan modification is formally executed. Residential mortgage loans in a trial payment period totaled $98 million and $109 million at December 31, 2024 and 2023, respectively.
Table 5.17: Consumer Loan Modifications and Financial Effects

	Year ended December 31,
($ in millions)	2024	2023
Residential mortgage modifications (1):
Payment delay	$363	472
Term extension	35	67
Term extension and payment delay	89	88
Interest rate reduction, and term extension, and payment delay	45	80
All other modifications and combinations	39	57
Total residential mortgage modifications	$571	764
Total residential mortgage modifications as a % of loan class	0.23%	0.29
Financial effects:
Weighted average interest rate reduction	1.70%	1.65
Weighted average payments deferred (months) (2)	6	5
Weighted average term extension (years)	10.8	9.8

Credit card modifications:
Interest rate reduction	$772	459
Total credit card modifications	$772	459
Total credit card modifications as a % of loan class	1.37%	0.88
Financial effects:
Weighted average interest rate reduction	22.04%	21.63
(1)Payment delay modifications include loan modifications that defer a set amount of principal to the end of the loan term. The outstanding balance of loans with principal deferred to the end of the loan term was $344 million and $292 million for the years ended December 31, 2024 and 2023, respectively.
(2)Excludes the financial effects of loans with a set amount of principal deferred to the end of the loan term. The weighted average period of principal deferred was 24.6 years and 25.4 years for the years ended December 31, 2024 and 2023, respectively.

Wells Fargo & Company	117

Note 5: Loans and Related Allowance for Credit Losses (continued)
Consumer loans that received a modification during the years ended December 31, 2024 and 2023, and subsequently defaulted in the period totaled $212 million and $280 million, respectively. Defaults that occur on consumer modifications are reported based on a payment default definition of 60 days past due.
Table 5.18 provides past due information on consumer loan modifications during the years ended December 31, 2024 and 2023, and the amount of related gross charge-offs during these periods.
Table 5.18: Payment Performance of Consumer Loan Modifications

	By delinquency status				Gross charge-offs
(in millions)	Current-29 DPD	30-89 DPD	90+ DPD	Total	Year ended
December 31, 2024
Residential mortgage (1)	$349	126	93	568	7
Credit card (2)	644	123	87	854	180
Total consumer	$993	249	180	1,422	187
December 31, 2023
Residential mortgage (1)	$460	120	180	760	9
Credit card (2)	344	68	47	459	82
Total consumer	$804	188	227	1,219	91
(1)Loan modifications in an active payment deferral are excluded. Includes loans where delinquency status was not reset to current upon exit from the deferral period.
(2)Credit card loans that are past due at the time of the modification do not become current until they have three consecutive months of payment performance.
Commitments to lend additional funds on commercial loans modified during the years ended December 31, 2024 and 2023, were $499 million and $233 million, respectively, the majority of which were in the commercial and industrial portfolio. Commitments to lend additional funds on consumer loans modified during the years ended December 31, 2024 and 2023, were insignificant.

118	Wells Fargo & Company

TROUBLED DEBT RESTRUCTURINGS (TDRs).  In January 2023, we adopted ASU 2022-02, which eliminated the accounting and reporting guidance for TDRs. Table 5.19 and Table 5.20 present TDR information for the period ended December 31, 2022.
Table 5.19: TDR Modifications

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
(1)Amounts represent the recorded investment in loans after recognizing the effects of the TDR, if any. TDRs may have multiple types of concessions, but are presented only once in the first modification type based on the order presented in the table above. The reported amounts include loans remodified of $445 million for the year ended December 31, 2022.
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
Table 5.20: Defaulted TDRs

Recorded investment of defaults
(in millions)	Year ended December 31, 2022
Commercial and industrial	$55
Commercial real estate	14
Total commercial	69
Residential mortgage	142
Credit card	43
Auto	21
Other consumer	2
Total consumer	208
Total	$277

Wells Fargo & Company	119

Note 6: Mortgage Banking Activities
Mortgage banking activities consist of residential and commercial mortgage originations, sales and servicing.
We apply the fair value method to residential mortgage servicing rights (MSRs) and apply the amortization method to commercial MSRs. Table 6.1 presents MSRs, including the changes in MSRs measured using the fair value method and the amortization method.

Table 6.1: Mortgage Servicing Rights

	Year ended December 31,
(in millions)	2024	2023	2022
Residential MSRs at fair value, beginning of period	$7,468	9,310	6,920
Originations/purchases	94	161	1,003
Sales and other (1)	(312)	(902)	(614)
Net additions (reductions)	(218)	(741)	389
Changes in fair value:
Due to valuation inputs or assumptions:
Market interest rates (2)	538	228	3,417
Servicing and foreclosure costs	(45)	(14)	(17)
Discount rates	(73)	(149)	42
Prepayment estimates and other (3)	72	21	(188)
Net changes in valuation inputs or assumptions	492	86	3,254
Changes due to collection/realization of expected cash flows (4)	(898)	(1,187)	(1,253)
Total changes in fair value	(406)	(1,101)	2,001
Residential MSRs at fair value, end of period	6,844	7,468	9,310
Commercial MSRs at amortized cost, end of period (5)	935	1,040	1,170
Total MSRs	$7,779	8,508	10,480
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
(5)The estimated fair value of commercial MSRs was $1.5 billion, $1.6 billion, and $2.1 billion at December 31, 2024 and 2023, and 2022, respectively. In August 2024, we entered into a definitive agreement to sell the non-agency third-party servicing segment of our commercial mortgage servicing business, including the related mortgage servicing rights and servicer advances. At the closing of this transaction, we expect commercial MSRs at amortized cost to be reduced.
Table 6.2 provides key weighted-average assumptions used in the valuation of residential MSRs and sensitivity of the current fair value of residential MSRs to immediate adverse changes in those assumptions. See Note 15 (Fair Value Measurements) for additional information on key assumptions for residential MSRs.

Table 6.2: Assumptions and Sensitivity of Residential MSRs

($ in millions, except cost to service amounts)	Dec 31, 2024	Dec 31, 2023
Fair value of interests held	$6,844	7,468
Expected weighted-average life (in years)	6.4	6.3

Key assumptions:
Prepayment rate assumption (1)	8.1%	8.9
Impact on fair value from 10% adverse change	$(191)	(224)
Impact on fair value from 25% adverse change	(461)	(538)

Discount rate assumption	10.1%	9.4
Impact on fair value from 100 basis point increase	$(270)	(294)
Impact on fair value from 200 basis point increase	(519)	(565)

Cost to service assumption ($ per loan)	103	105
Impact on fair value from 10% adverse change	(134)	(148)
Impact on fair value from 25% adverse change	(334)	(369)
(1)Includes a blend of prepayment speeds and expected defaults. Prepayment speeds are influenced by mortgage interest rates as well as our estimation of drivers of borrower behavior.

120	Wells Fargo & Company

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
We present information for our managed servicing portfolio in Table 6.3 using unpaid principal balance for loans serviced and subserviced for others and carrying value for owned loans serviced.
As the servicer of loans for others, we advance certain payments of principal, interest, taxes, insurance, and default-
related expenses. The credit risk related to these advances is limited since the reimbursement is generally senior to cash payments to investors and are generally reimbursed within a short timeframe from cash flows from the trust, government-sponsored enterprise (GSEs), insurer, or borrower. We maintain an allowance for uncollectible amounts for advances on loans serviced for others that may not be reimbursed if the payments were not made in accordance with applicable servicing agreements or if the insurance or servicing agreements contain limitations on reimbursements. We also advance payments of taxes and insurance for our owned loans which are collectible from the borrower. Servicing advances on owned loans are written-off when deemed uncollectible.
Table 6.3: Managed Servicing Portfolio

	Dec 31, 2024		Dec 31, 2023
($ in billions, unless otherwise noted)	Residential mortgages	Commercial mortgages	Residential mortgages	Commercial mortgages
Serviced and subserviced for others (1)	$488	531	560	548
Owned loans serviced	252	117	262	128
Total managed servicing portfolio	740	648	822	676
Total serviced for others, excluding subserviced for others	487	522	560	539
MSRs as a percentage of loans serviced for others	1.41%	0.18	1.33	0.19
Weighted average note rate (mortgage loans serviced for others)	3.76	5.05	3.76	5.27
Servicer advances, net of an allowance for uncollectible amounts ($ in millions) (1)	$977	1,173	1,103	1,031
(1)In August 2024, we entered into a definitive agreement to sell the non-agency third-party servicing segment of our commercial mortgage servicing business, including the related mortgage servicing rights and servicer advances. At the closing of this transaction, we expect commercial mortgage loans serviced for others and commercial mortgage servicer advances to be reduced.
Table 6.4 presents the components of mortgage banking noninterest income.
Table 6.4: Mortgage Banking Noninterest Income

		Year ended December 31,
(in millions)		2024	2023	2022
Contractually specified servicing fees, late charges and ancillary fees		$1,862	2,124	2,475
Unreimbursed servicing costs (1)		(121)	(115)	(189)
Amortization for commercial MSRs (2)		(231)	(238)	(247)
Changes due to collection/realization of expected cash flows (3)	(A)	(898)	(1,187)	(1,253)
Net servicing fees		612	584	786
Changes in fair value of MSRs due to valuation inputs or assumptions (4)	(B)	492	86	3,254
Net derivative losses from economic hedges (5)		(522)	(234)	(3,507)
Market-related valuation changes to residential MSRs, net of hedge results		(30)	(148)	(253)
Total net servicing income		582	436	533
Net gains on mortgage loan originations/sales (6)		465	393	850
Total mortgage banking noninterest income		$1,047	829	1,383
Total changes in residential MSRs carried at fair value	(A)+(B)	$(406)	(1,101)	2,001
(1)Includes costs associated with foreclosures, unreimbursed interest advances to investors, other interest costs, and transaction costs associated with sales of residential MSRs.
(2)Estimated future amortization expense for commercial MSRs was $220 million, $178 million, $141 million, $121 million, and $89 million for the years ended December 31, 2025, 2026, 2027, 2028, and 2029, respectively.
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
(6)Includes net gains of $81 million, $95 million, and $2.5 billion for the years ended December 31, 2024, 2023, and 2022, respectively, related to derivatives used as economic hedges of mortgage loans held for sale and derivative loan commitments.

Wells Fargo & Company	121

Note 7: Intangible Assets and Other Assets
Intangible assets include MSRs, goodwill, and customer relationship and other intangibles. For additional information on MSRs, see Note 6 (Mortgage Banking Activities). Customer relationship and other intangibles, which are included in other assets on our consolidated balance sheet, had a net carrying value of $73 million and $118 million at December 31, 2024 and 2023, respectively.
Table 7.1 shows the allocation of goodwill to our reportable operating segments.
Table 7.1: Goodwill

(in millions)	Consumer Banking and Lending	Commercial Banking	Corporate and Investment Banking	Wealth and Investment Management	Corporate	Consolidated Company
December 31, 2022	$16,418	2,931	5,375	344	105	25,173
Foreign currency translation	—	2	—	—	—	2
December 31, 2023	16,418	2,933	5,375	344	105	25,175
Foreign currency translation	—	(8)	—	—	—	(8)
December 31, 2024	$16,418	2,925	5,375	344	105	25,167
Table 7.2 presents the components of other assets.
Table 7.2: Other Assets

(in millions)	Dec 31, 2024	Dec 31, 2023
Corporate/bank-owned life insurance (1)	$19,751	19,705
Accounts receivable (2)	19,608	30,541
Interest receivable:
AFS and HTM debt securities	1,544	1,616
Loans	3,420	3,933
Trading and other	1,371	1,211
Operating lease assets (lessor)	5,286	5,558
Operating lease ROU assets (lessee)	3,850	3,412
Other (3)	18,472	12,839
Total other assets	$73,302	78,815
(1)Corporate/bank-owned life insurance is recognized at cash surrender value.
(2)Primarily includes derivatives clearinghouse receivables, trade date receivables, and servicer advances, which are recognized at amortized cost.
(3)Predominantly includes income tax receivables, prepaid expenses, physical commodities inventory (recognized at LOCOM), and venture capital investments in consolidated portfolio companies.

122	Wells Fargo & Company

Note 8: Leasing Activity
As a Lessor
Table 8.1 presents the composition of our leasing revenue and Table 8.2 provides the components of our investment in lease financing. Noninterest income on leases, included in Table 8.1 is included in other noninterest income on our consolidated statement of income. Lease expense, included in other noninterest expense on our consolidated statement of income, was $633 million, $697 million, and $750 million for the years ended December 31, 2024, 2023, and 2022, respectively.
Table 8.1: Leasing Revenue

	Year ended December 31,
(in millions)	2024	2023	2022
Interest income on lease financing	$904	740	600
Other lease revenue:
Variable revenue on lease financing	92	97	114
Fixed revenue on operating leases	918	968	972
Variable revenue on operating leases	43	43	58
Other lease-related revenue (1)	178	129	125
Noninterest income on leases	1,231	1,237	1,269
Total leasing revenue	$2,135	1,977	1,869
(1)    Includes net gains (losses) on disposition of assets leased under operating leases or lease financings, and impairment charges.
Table 8.2: Investment in Lease Financing

(in millions)	Dec 31, 2024	Dec 31, 2023
Lease receivables	$15,290	15,142
Residual asset values	3,712	3,678
Unearned income	(2,589)	(2,397)
Lease financing	$16,413	16,423
Our net investment in financing and sales-type leases included $509 million and $640 million of leveraged leases at December 31, 2024 and 2023, respectively.
As shown in Table 7.2, included in Note 7 (Intangible Assets and Other Assets), we had $5.3 billion and $5.6 billion in operating lease assets at December 31, 2024 and 2023, respectively, which was net of $2.9 billion and $3.0 billion of accumulated depreciation for 2024 and 2023, respectively. Depreciation expense for the operating lease assets was $407 million, $453 million, and $477 million in 2024, 2023, and 2022, respectively.
Table 8.3 presents future lease payments owed by our lessees.
Table 8.3: Maturities of Lease Receivables

	December 31, 2024
(in millions)	Direct financing and sales- type leases	Operating leases
2025	$4,628	562
2026	3,562	423
2027	2,548	317
2028	1,622	222
2029	908	141
Thereafter	2,022	258
Total lease receivables	$15,290	1,923
As a Lessee
Table 8.4 presents balances for our operating leases.
Table 8.4: Operating Lease Right-of-Use (ROU) Assets and Lease Liabilities

(in millions)	Dec 31, 2024	Dec 31, 2023
ROU assets	$3,850	3,412
Lease liabilities	4,423	4,060
Table 8.5 provides the composition of our lease costs, which are included in occupancy expense.

Table 8.5: Lease Costs

	Year ended December 31,
(in millions)	2024	2023	2022
Fixed lease expense – operating leases	$971	990	1,022
Variable lease expense	271	268	277
Other (1)	(43)	(52)	(37)
Total lease costs	$1,199	1,206	1,262
(1)Includes gains recognized from sale leaseback transactions and sublease rental income.
Table 8.6 provides the future lease payments under operating leases as well as information on the remaining average lease term and discount rate as of December 31, 2024.
Table 8.6: Lease Payments on Operating Leases

(in millions, except for weighted averages)	Dec 31, 2024
2025	$889
2026	938
2027	799
2028	661
2029	473
Thereafter	1,234
Total lease payments	4,994
Less: imputed interest	571
Total operating lease liabilities	$4,423
Weighted average remaining lease term (in years)	6.6
Weighted average discount rate	3.6%
Our operating leases predominantly expire within the next 15 years, with the longest lease expiring in 2105. We do not include renewal or termination options in the establishment of the lease term when we are not reasonably certain that we will exercise them. As of December 31, 2024, we had additional operating leases commitments of $74 million, predominantly for real estate, which leases had not yet commenced. These leases are expected to commence during 2026 and have lease terms of 1 year to 18 years.

Wells Fargo & Company	123

Note 9: Deposits
Table 9.1 presents a summary of both time certificates of deposit (CDs) and other time deposits issued by domestic and non-U.S. offices.

Table 9.1: Time Deposits

	December 31,
(in millions)	2024	2023
Total time deposits	$139,865	192,267
Time deposits in excess of $250,000	29,675	57,489
The contractual maturities of time deposits are presented in
Table 9.2.

Table 9.2: Contractual Maturities of Time Deposits

(in millions)	December 31, 2024
2025	$126,470
2026	5,919
2027	3,554
2028	3,005
2029	614
Thereafter	303
Total	$139,865

124	Wells Fargo & Company

Note 10: Long-Term Debt
We issue long-term debt denominated in multiple currencies, predominantly in U.S. dollars. Our issuances, which are generally unsecured, have both fixed and floating interest rates. Principal is repaid upon contractual maturity, unless redeemed at our option at an earlier date. Interest is paid predominantly on either a semi-annual or annual basis.
As a part of our overall interest rate risk management strategy, we often use derivatives to manage our exposure to interest rate risk. We also use derivatives to manage our exposure to foreign currency risk. As a result, substantially all the long-term debt presented below is hedged in a hedge accounting relationship.
We are subject to various financial and operational covenants as part of our long-term borrowing arrangements.
Some of these arrangements have provisions that may limit the merger or sale of certain subsidiary banks and the issuance of capital stock or convertible securities by certain subsidiary banks.
Table 10.1 presents a summary of our long-term debt carrying values, which reflects unamortized debt discounts and premiums and hedge basis adjustments, unless we have elected the fair value option. See Note 14 (Derivatives) for additional information on qualifying hedge contracts and Note 15 (Fair Value Measurements) for additional information on fair value option elections. The interest rates displayed represent the range of contractual rates in effect at December 31, 2024. These interest rates do not include the effects of any associated derivatives designated in a hedge accounting relationship.

Table 10.1: Long-Term Debt

	December 31,
	2024			2023
(in millions)	Maturity date(s)	Stated interest rate(s)
Wells Fargo & Company (Parent only)
Senior
Fixed-rate notes	2025-2045	0.63-6.75%	$33,194	42,384
Floating-rate notes	2026-2048	3.90-6.51%	3,339	1,046
FixFloat notes	2026-2053	1.74-6.49%	85,130	77,958
Structured notes (1)			7,189	6,900
Total senior debt – Parent			128,852	128,288
Subordinated
Fixed-rate notes (2)	2025-2046	3.87-7.57%	17,091	18,841
Total subordinated debt – Parent			17,091	18,841
Junior subordinated
Fixed-rate notes	2029-2036	5.95-7.95%	789	828
Floating-rate notes	2027	5.41-5.92%	368	355
Total junior subordinated debt – Parent			1,157	1,183
Total long-term debt – Parent (2)			147,100	148,312
Wells Fargo Bank, N.A., and other bank entities (Bank)
Senior
Fixed-rate notes	2025-2026	4.81-5.55%	8,262	6,506
Floating-rate notes	2025-2053	4.29-6.18%	1,864	1,416
Floating-rate advances – Federal Home Loan Bank (FHLB) (3)	2025	4.83-4.85%	3,000	38,000
Structured notes (1)			2,582	1,137
Finance leases	2025-2029	1.69-4.90%	16	19
Total senior debt – Bank			15,724	47,078
Subordinated
Fixed-rate notes	2025-2038	5.85-7.74%	3,236	3,416
Total subordinated debt – Bank			3,236	3,416
Junior subordinated
Floating-rate notes	2027	5.36-5.57%	429	414
Total junior subordinated debt – Bank (4)			429	414
Credit card securitizations (5)	2027	4.29-4.94%	2,240	—
Other bank debt (6)	2025-2064	0.50-8.75%	3,080	7,558
Total long-term debt – Bank			$24,709	58,466

(continued on following page)

Wells Fargo & Company	125

Note 10: Long-Term Debt (continued)
(continued from previous page)

	December 31,
	2024			2023
(in millions)	Maturity date(s)	Stated interest rate(s)
Other consolidated subsidiaries
Senior
Structured notes (1)			$1,269	810
Total long-term debt – Other consolidated subsidiaries			1,269	810
Total long-term debt (7)			$173,078	207,588
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
(2)Includes fixed-rate subordinated notes issued by the Parent at a discount of $114 million and $118 million at December 31, 2024 and 2023, respectively, and debt issuance costs of $2 million at both December 31, 2024 and 2023, to effect a modification of Wells Fargo Bank, N.A., notes. These subordinated notes are carried at their par amount on the consolidated balance sheet of the Parent presented in Note 27 (Parent-Only Financial Statements). In addition, Parent long-term debt presented in Note 27 also includes affiliate related issuance costs of $365 million and $379 million at December 31, 2024 and 2023, respectively.
(3)We pledge certain assets as collateral to secure advances from the FHLB. For additional information, see Note 19 (Pledged Assets and Collateral).
(4)Includes $429 million and $414 million of junior subordinated debentures held by unconsolidated wholly-owned trust preferred security VIEs at December 31, 2024 and 2023, respectively. See
Note 16 (Securitizations and Variable Interest Entities) for additional information about trust preferred security VIEs.
(5)We pledge certain assets as collateral which can only be used to settle the liabilities of the consolidated VIE. For additional information about credit card securitizations, see Note 16 (Securitizations and Variable Interest Entities).
(6)Effective January 1, 2024, we reclassified $4.9 billion of unfunded commitment liabilities for affordable housing investments to accrued expenses and other liabilities in connection with the adoption of ASU 2023-02. For additional information, see Note 1 (Summary of Significant Accounting Policies).
(7)The majority of long-term debt is redeemable at our option at one or more dates prior to contractual maturity.
The aggregate carrying value of long-term debt that matures (based on contractual payment dates) as of December 31, 2024, in each of the following five years and thereafter is presented in Table 10.2.
Table 10.2: Maturity of Long-Term Debt

	December 31, 2024
(in millions)	2025	2026	2027	2028	2029	Thereafter	Total
Wells Fargo & Company (Parent Only)
Senior debt	$8,771	24,321	7,787	20,286	10,742	56,945	128,852
Subordinated debt	940	2,683	2,390	—	—	11,078	17,091
Junior subordinated debt	—	—	368	—	266	523	1,157
Total long-term debt – Parent	9,711	27,004	10,545	20,286	11,008	68,546	147,100
Wells Fargo Bank, N.A., and other bank entities (Bank)
Senior debt	7,826	7,687	3	28	2	178	15,724
Subordinated debt	150	—	26	193	—	2,867	3,236
Junior subordinated debt	—	—	429	—	—	—	429
Credit card securitizations	—	—	2,240	—	—	—	2,240
Other bank debt	110	58	71	71	47	2,723	3,080
Total long-term debt – Bank	8,086	7,745	2,769	292	49	5,768	24,709
Other consolidated subsidiaries
Senior debt	377	220	43	5	288	336	1,269
Total long-term debt – Other consolidated subsidiaries	377	220	43	5	288	336	1,269
Total long-term debt	$18,174	34,969	13,357	20,583	11,345	74,650	173,078

126	Wells Fargo & Company

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
In March 2024, we redeemed our Preferred Stock, Series R. In June 2024, we redeemed our Preferred Stock, Series S. In July 2024, we issued $2.0 billion of our Preferred Stock,
Series FF.
Table 11.1 summarizes information about our preferred stock.
Table 11.1: Preferred Stock

		December 31, 2024				December 31, 2023
(in millions, except shares)	Earliest redemption date	Shares authorized and designated	Shares issued and outstanding	Liquidation preference value	Carrying value	Shares authorized and designated	Shares issued and outstanding	Liquidation preference value	Carrying value
DEP Shares
Dividend Equalization Preferred Shares (DEP)	Currently redeemable	97,000	96,546	$—	—	97,000	96,546	$—	—
Preferred Stock:
Series L (1)
7.50% Non-Cumulative Perpetual Convertible Class A	—	4,025,000	3,967,906	3,968	3,200	4,025,000	3,967,981	3,968	3,200
Series R
6.625% Fixed-to-Floating Non-Cumulative Perpetual Class A	Redeemed	—	—	—	—	34,500	33,600	840	840
Series S
5.90% Fixed-to-Floating Non-Cumulative Perpetual Class A	Redeemed	—	—	—	—	80,000	80,000	2,000	2,000
Series U
5.875% Fixed-to-Floating Non-Cumulative Perpetual Class A	6/15/2025	80,000	80,000	2,000	2,000	80,000	80,000	2,000	2,000
Series Y
5.625% Non-Cumulative Perpetual Class A	Currently redeemable	27,600	27,600	690	690	27,600	27,600	690	690
Series Z
4.75% Non-Cumulative Perpetual Class A	3/15/2025	80,500	80,500	2,013	2,013	80,500	80,500	2,013	2,013
Series AA
4.70% Non-Cumulative Perpetual Class A	12/15/2025	46,800	46,800	1,170	1,170	46,800	46,800	1,170	1,170
Series BB
3.90% Fixed-Reset Non-Cumulative Perpetual Class A	3/15/2026	140,400	140,400	3,510	3,510	140,400	140,400	3,510	3,510
Series CC
4.375% Non-Cumulative Perpetual Class A	3/15/2026	46,000	42,000	1,050	1,050	46,000	42,000	1,050	1,050
Series DD
4.25% Non-Cumulative Perpetual Class A	9/15/2026	50,000	50,000	1,250	1,250	50,000	50,000	1,250	1,250
Series EE
7.625% Fixed-Reset Non-Cumulative Perpetual Class A	9/15/2028	69,000	69,000	1,725	1,725	69,000	69,000	1,725	1,725
Series FF
6.85% Fixed-Reset Non-Cumulative Perpetual Class A	9/15/2029	80,000	80,000	2,000	2,000	—	—	—	—
Total		4,742,300	4,680,752	$19,376	18,608	4,776,800	4,714,427	$20,216	19,448
(1)At the option of the holder, each share of Series L Preferred Stock may be converted at any time into 6.3814 shares of common stock, plus cash in lieu of fractional shares, subject to anti-dilution adjustments. If converted within 30 days of certain liquidation or change of control events, the holder may receive up to 16.5916 additional shares, or, at our option, receive an equivalent amount of cash in lieu of common stock. We may convert some or all of the Series L Preferred Stock into shares of common stock if the closing price of our common stock exceeds 130 percent of the conversion price of the Series L Preferred Stock for 20 trading days during any period of 30 consecutive trading days. We declared dividends of $298 million on Series L Preferred Stock in each of the years ended December 31, 2024, 2023, and 2022.

Wells Fargo & Company	127

Note 12: Common Stock and Stock Plans
Common Stock
Table 12.1 and Table 12.2 present information related to our common stock.

Table 12.1: Common Stock Shares

Number of shares
Shares reserved (1)	233,154,695
Shares issued	5,481,811,474
Shares not reserved or issued	3,285,033,831
Total shares authorized	9,000,000,000
(1)Shares reserved for employee stock plans (employee restricted share rights, performance share awards, 401(k), and deferred compensation plans), convertible securities, dividend reinvestment and common stock purchase plans, and director plans.
Table 12.2: Common Stock Shares Outstanding

	Number of Shares
	Year ended December 31,
(in millions)	2024	2023	2022
Balance, beginning of period	3,598.9	3,833.8	3,885.8
Issued	22.8	37.2	43.5
Repurchased	(332.8)	(272.1)	(110.4)
Issued to ESOP	—	—	14.9
Balance, end of period	3,288.9	3,598.9	3,833.8

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
Holders of RSRs and PSAs may be entitled to receive additional RSRs and PSAs (dividend equivalents) equal to the cash dividends that would have been paid had the RSRs or PSAs been issued and outstanding shares. RSRs and PSAs granted as dividend equivalents are subject to the same vesting schedule and conditions as the underlying award.
Table 12.3 summarizes the major components of stock compensation expense and the related recognized tax benefit.
Table 12.3: Stock Compensation Expense

	Year ended December 31,
(in millions)	2024	2023	2022
RSRs	$1,180	1,069	947
Performance shares	101	53	31
Total stock compensation expense	$1,281	1,122	978
Related recognized tax benefit	$317	277	242

The total number of shares of common stock available for grant under the plans at December 31, 2024, was 77 million.

128	Wells Fargo & Company

Restricted Share Rights
Holders of RSRs are entitled to the related shares of common stock at no cost generally vesting over three to five years after the RSRs are granted. A summary of the status of our RSRs at December 31, 2024, and changes during 2024 is presented in Table 12.4.

Table 12.4: Restricted Share Rights

	Number	Weighted- average grant-date fair value
Nonvested at January 1, 2024	59,547,247	$43.07
Granted	28,897,700	50.59
Vested	(23,954,867)	46.54
Canceled or forfeited	(2,448,184)	46.54
Nonvested at December 31, 2024	62,041,896	45.10

The weighted-average grant date fair value of RSRs granted during 2023 and 2022 was $44.15 and $51.80, respectively.
At December 31, 2024, there was $1.2 billion of total unrecognized compensation cost related to nonvested RSRs. The cost is expected to be recognized over a weighted-average period of 2.4 years. The total fair value of RSRs that vested during 2024, 2023 and 2022 was $1.2 billion, $954 million and $1.0 billion, respectively.

Director Awards
We granted RSRs to non-employee directors at the annual meeting of stockholders in 2024 and 2023. These stock awards vested immediately.
Performance Share Awards
Holders of PSAs are entitled to the related shares of common stock at no cost subject to the Company’s achievement of specified financial performance goals over a three-year period. The number of performance shares that vest can be adjusted downward to zero and upward to a maximum of 150% of the target. The awards vest in the quarter after the end of the three-year period with a determination of the number of shares following the certification of performance results by the Human Resources Committee of the Board.
A summary of the status of our PSAs at December 31, 2024, and changes during 2024 is in Table 12.5, based on the performance adjustments recognized as of December 2024.

Table 12.5: Performance Share Awards

	Number	Weighted- average grant-date fair value
Nonvested at January 1, 2024	4,287,823	$36.51
Granted	1,563,471	44.57
Vested	(2,403,495)	46.24
Canceled or forfeited	(8,431)	39.09
Nonvested at December 31, 2024	3,439,368	33.37
The weighted-average grant date fair value of performance awards granted during 2023 and 2022 was $44.33 and $52.80, respectively.
At December 31, 2024, there was $23 million of total unrecognized compensation cost related to nonvested performance awards. The cost is expected to be recognized over a weighted-average period of 1.4 years. The total fair value of PSAs that vested during 2024, 2023 and 2022 was $134 million, $31 million and $19 million, respectively.

Wells Fargo & Company	129

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
ADVISORY ACCOUNT CASH SWEEP MATTERS. The United States Securities and Exchange Commission (SEC) has undertaken an investigation regarding the cash sweep options that the Company provides to investment advisory clients at account opening. In January 2025, the Company entered into an agreement with the SEC pursuant to which the Company paid $35 million to resolve the SEC’s investigation. In addition, putative class actions have been filed in federal district courts alleging that the Company breached its fiduciary duties or agreements with regard to rates paid to clients in its cash sweep program.

ANTI-MONEY LAUNDERING AND ECONOMIC SANCTIONS RELATED INVESTIGATIONS. Government authorities are conducting inquiries or investigations regarding issues related to the Company’s anti-money laundering and sanctions programs. On September 12, 2024, the Company announced that Wells Fargo Bank, N.A. entered into a formal agreement with the Office of the Comptroller of the Currency (OCC) related to the bank’s anti-money laundering and sanctions risk management practices.

COMPANY 401(K) PLAN LITIGATION. On September 26, 2022, participants in the Company’s 401(k) plan filed a putative class action in the United States District Court for the District of Minnesota alleging that the Company violated the Employee Retirement Income Security Act of 1974 in connection with certain transactions associated with the Employee Stock Ownership Plan feature of the Company’s 401(k) plan, including the manner in which the 401(k) plan purchased certain securities used in connection with the Company’s contributions to the 401(k) plan.
HIRING PRACTICES MATTERS. Government agencies, including the United States Department of Justice and the SEC, have undertaken formal or informal inquiries or investigations regarding the Company’s hiring practices related to diversity. The United States Department of Justice and the SEC have since closed their investigations without taking action. A putative securities fraud class action has also been filed in the United States District Court for the Northern District of California alleging that the Company and certain of its executive officers made false or misleading statements about the Company’s hiring practices related to diversity. Allegations related to the Company’s hiring practices related to diversity are also among the subjects of a shareholder derivative lawsuit pending in the United States District Court for the Northern District of California.

HOME MORTGAGE DISCRIMINATION LITIGATION. Plaintiffs representing a class of home mortgage applicants and customers filed putative class actions against Wells Fargo alleging that Wells Fargo’s mortgage lending policies and practices resulted in disparate treatment and disparate impact against minority applicants. These actions have been consolidated in the United States District Court for the Northern District of California.
INTERCHANGE LITIGATION. Plaintiffs representing a class of merchants have filed putative class actions, and individual merchants have filed individual actions, alleging that Visa and Mastercard, as well as certain payment card issuing banks including Wells Fargo, unlawfully colluded to set interchange rates associated with Visa and Mastercard payment card transactions and that enforcement of certain Visa and Mastercard rules and alleged tying and bundling of services offered to merchants were anticompetitive. These actions have been consolidated in the United States District Court for the Eastern District of New York. Wells Fargo, along with other defendants and entities, are parties to loss and judgment sharing agreements, which provide that they, along with other entities, will share, based on a formula, in any losses or judgments from the relevant litigation. In July 2012, Visa, Mastercard, and the financial institution defendants, including Wells Fargo, agreed to pay a total of approximately $6.6 billion in order to settle the consolidated action. Several merchants opted out of the settlement and are pursuing individual actions. In June 2016, the United States Court of Appeals for the Second Circuit vacated the settlement agreement and reversed and remanded the consolidated action to the district court for further proceedings. In November 2016, the district court appointed lead class counsel for a damages class and an equitable relief class. The parties entered into a settlement agreement to resolve the damages class claims pursuant to which defendants agreed to pay a total of approximately $6.2 billion, which includes approximately $5.3 billion of funds remaining in escrow from the 2012 settlement and $900 million in additional funding. Wells Fargo’s allocated responsibility for the additional funding is approximately $94.5 million. The court granted final approval of the settlement on December 13, 2019, which was affirmed by the Second Circuit on March 15, 2023. On September 27, 2021, the district court granted the plaintiffs’ motion for class certification in the equitable relief case. On March 26, 2024, Visa and Mastercard entered into a settlement agreement to resolve the equitable relief class claims, which was denied by the district court on June 25, 2024. Some of the opt-out and direct-action cases have been settled while others remain pending.
SEMINOLE TRIBE TRUSTEE LITIGATION. The Seminole Tribe of Florida filed a complaint in Florida state court alleging that Wells Fargo, as trustee, charged excess fees in connection with the administration of a minor’s trust and failed to invest the assets of the trust prudently. The complaint was later amended

130	Wells Fargo & Company

to include three individual current and former beneficiaries as plaintiffs and to remove the Tribe as a party to the case. Trial commenced in the case in February 2025.

ZELLE LITIGATION. On December 20, 2024, the Consumer Financial Protection Bureau filed a complaint in the United States District Court for the District of Arizona against multiple financial services companies, including Wells Fargo, regarding fund transfers made through the Zelle Network.

OUTLOOK. As described above, the Company establishes accruals for legal actions when potential losses associated with the actions become probable and the costs can be reasonably estimated. The high end of the range of reasonably possible losses in excess of the Company’s accrual for probable and estimable losses was approximately $2.0 billion as of December 31, 2024. The outcomes of legal actions are unpredictable and subject to significant uncertainties, and it is inherently difficult to determine whether any loss is probable or even possible. It is also inherently difficult to estimate the amount of any loss and there may be matters for which a loss is probable or reasonably possible but not currently estimable. Accordingly, actual losses may be in excess of the established accrual or the range of reasonably possible loss. Based on information currently available, advice of counsel, available insurance coverage, and established reserves, Wells Fargo believes that the eventual outcome of the actions against Wells Fargo and/or its subsidiaries will not, individually or in the aggregate, have a material adverse effect on Wells Fargo’s consolidated financial condition. However, it is possible that the ultimate resolution of a matter, if unfavorable, may be material to Wells Fargo’s results of operations for any particular period.

Wells Fargo & Company	131

Note 14: Derivatives
We use derivatives to manage exposure to market risk, including interest rate risk, credit risk and foreign currency risk, and to assist customers with their risk management objectives. We designate certain derivatives as hedging instruments in qualifying hedge accounting relationships (fair value or cash flow hedges). Our remaining derivatives consist of economic hedges that do not qualify for, or we have elected not to apply, hedge accounting and derivatives held for customer accommodation trading purposes.

Risk Management Derivatives
Our asset/liability management approach to interest rate, foreign currency and certain other risks includes the use of derivatives, which are typically designated as fair value or cash flow hedges, or economic hedges. We use derivatives to help minimize significant, unplanned fluctuations in earnings, fair values of assets and liabilities, and cash flows caused by interest rate, foreign currency and other market risk volatility. This approach involves modifying the repricing characteristics of certain assets and liabilities so that changes in interest rates, foreign currency and other exposures, which may cause the hedged assets and liabilities to gain or lose fair value, do not have a significant adverse effect on the net interest margin, cash flows and earnings..
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
Table 14.1: Notional or Contractual Amounts and Fair Values of Derivatives

	December 31, 2024			December 31, 2023
	Notional or contractual amount	Fair value		Notional or contractual amount	Fair value
		Derivative assets	Derivative liabilities		Derivative assets	Derivative liabilities
(in millions)
Derivatives designated as hedging instruments
Interest rate contracts	$294,127	352	863	357,096	639	570
Commodity contracts	4,756	17	10	2,600	24	12
Foreign exchange contracts	3,326	12	370	4,193	60	395
Total derivatives designated as qualifying hedging instruments		381	1,243		723	977
Derivatives not designated as hedging instruments
Interest rate contracts	9,510,281	28,463	30,272	10,409,720	31,806	36,312
Commodity contracts	96,321	2,624	1,623	88,491	2,717	2,734
Equity contracts	487,097	15,201	15,606	438,458	13,305	13,810
Foreign exchange contracts	3,506,412	51,944	50,555	2,273,383	24,707	26,762
Credit contracts	47,557	96	50	60,439	113	44
Total derivatives not designated as hedging instruments		98,328	98,106		72,648	79,662
Total derivatives before netting		98,709	99,349		73,371	80,639
Netting		(78,697)	(83,014)		(55,148)	(62,144)
Total		$20,012	16,335		18,223	18,495
Balance Sheet Offsetting
We execute substantially all of our derivative transactions under master netting arrangements. When legally enforceable, these master netting arrangements give the ability, in the event of default by the counterparty, to liquidate securities held as collateral and to offset receivables and payables with the same counterparty. We reflect all derivative balances and related cash collateral subject to legally enforceable master netting arrangements on a net basis on our consolidated balance sheet. We do not net non-cash collateral that we receive or pledge against derivative balances on our consolidated balance sheet.
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
Table 14.2 provides information on the fair values of derivative assets and liabilities subject to legally enforceable master netting arrangements with the same counterparty, the balance sheet netting adjustments and the resulting net fair value amount recorded on our consolidated balance sheet, as well as the non-cash collateral associated with such arrangements. In addition to the netting amounts included in the table, we also

132	Wells Fargo & Company

have balance sheet netting related to resale and repurchase agreements that are disclosed within Note 18 (Securities Financing Activities).
Table 14.2: Offsetting of Derivative Assets and Liabilities

	December 31, 2024		December 31, 2023
(in millions)	Derivative Assets	Derivative Liabilities	Derivative Assets	Derivative Liabilities
Interest rate contracts
Over-the-counter (OTC)	$26,350	27,786	29,040	31,809
OTC cleared	961	1,126	1,581	1,397
Exchange traded	178	121	195	201
Total interest rate contracts	27,489	29,033	30,816	33,407
Commodity contracts
OTC	1,936	1,121	2,014	2,254
Exchange traded	301	327	512	356
Total commodity contracts	2,237	1,448	2,526	2,610
Equity contracts
OTC	6,139	9,977	5,375	8,501
Exchange traded	7,195	4,271	4,790	3,970
Total equity contracts	13,334	14,248	10,165	12,471
Foreign exchange contracts
OTC	51,541	50,654	24,511	26,961
Total foreign exchange contracts	51,541	50,654	24,511	26,961
Credit contracts
OTC	91	46	77	39
Total credit contracts	91	46	77	39
Total derivatives subject to enforceable master netting arrangements, gross	94,692	95,429	68,095	75,488
Less: Gross amounts offset
Counterparty netting (1)	(69,080)	(68,945)	(50,692)	(50,606)
Cash collateral netting	(9,617)	(14,069)	(4,456)	(11,538)
Total derivatives subject to enforceable master netting arrangements, net	15,995	12,415	12,947	13,344
Derivatives not subject to enforceable master netting arrangements	4,017	3,920	5,276	5,151
Total derivatives recognized in consolidated balance sheet, net	20,012	16,335	18,223	18,495
Non-cash collateral	(4,024)	(2,853)	(2,587)	(4,388)
Total Derivatives, net	$15,988	13,482	15,636	14,107
(1)Represents amounts with counterparties subject to enforceable master netting arrangements that have been offset in our consolidated balance sheet, including portfolio level valuation adjustments related to customer accommodation and other trading derivatives. These valuation adjustments were primarily related to interest rate and foreign exchange contracts. Tables 14.7 and 14.8 present information related to derivative valuation adjustments.
Fair Value and Cash Flow Hedges
For fair value hedges, we use interest rate swaps to convert certain of our fixed-rate long-term debt and time certificates of deposit to floating rates to hedge our exposure to interest rate risk. We also enter into cross-currency swaps, cross-currency interest rate swaps and forward contracts to hedge our exposure to foreign currency risk and interest rate risk associated with the issuance of non-U.S. dollar denominated long-term debt. We also enter into futures contracts, forward contracts, and swap contracts to hedge our exposure to the price risk of physical commodities included in other assets on our consolidated balance sheet. In addition, we use interest rate swaps, cross-currency swaps, cross-currency interest rate swaps and forward contracts to hedge against changes in fair value of certain investments in AFS debt securities due to changes in interest rates, foreign currency rates, or both. For certain fair value hedges of interest rate risk, we use the portfolio layer method to hedge stated amounts of closed portfolios of AFS debt securities. For certain fair value hedges of foreign currency risk, changes in fair value of cross-currency swaps attributable to changes in cross-currency basis spreads are excluded from the assessment of hedge effectiveness and recorded in other comprehensive income (OCI). See Note 25 (Other Comprehensive Income) for the amounts recognized in other comprehensive income.
For cash flow hedges, we use interest rate swaps to hedge the variability in interest payments received on certain interest-earning deposits with banks and certain floating-rate commercial loans. We also use cross-currency swaps to hedge variability in interest payments on fixed-rate foreign currency-denominated long-term debt due to changes in foreign exchange rates.
We estimate $547 million pre-tax of deferred net losses related to cash flow hedges in OCI at December 31, 2024, will be reclassified into net interest income during the next twelve months. For cash flow hedges as of December 31, 2024, we are hedging our interest rate and foreign currency exposure to the variability of future cash flows for all forecasted transactions for a maximum of approximately 8 years. For additional information on our accounting hedges, see Note 1 (Summary of Significant Accounting Policies).

Wells Fargo & Company	133

Note 14: Derivatives (continued)

Table 14.3 and Table 14.4 show the net gains (losses) related to derivatives in cash flow and fair value hedging relationships, respectively.
Table 14.3: Gains (Losses) Recognized on Cash Flow Hedging Relationships

	Net interest income			Total recorded in net income	Total recorded in OCI
(in millions)	Loans	Other interest income	Long-term debt	Derivative gains (losses)	Derivative gains (losses)
Year ended December 31, 2024
Total amounts presented in the consolidated statement of income and other comprehensive income	$57,895	13,672	(12,463)	N/A	(356)
Interest rate contracts:
Realized gains (losses) (pre-tax) reclassified from OCI into net income	(444)	(396)	—	(840)	840
Net unrealized gains (losses) (pre-tax) recognized in OCI	N/A	N/A	N/A	N/A	(1,222)
Total gains (losses) (pre-tax) on interest rate contracts	(444)	(396)	—	(840)	(382)
Foreign exchange contracts:
Realized gains (losses) (pre-tax) reclassified from OCI into net income	—	—	(7)	(7)	7
Net unrealized gains (losses) (pre-tax) recognized in OCI	N/A	N/A	N/A	N/A	(1)
Total gains (losses) (pre-tax) on foreign exchange contracts	—	—	(7)	(7)	6
Total gains (losses) (pre-tax) recognized on cash flow hedges	$(444)	(396)	(7)	(847)	(376)
Year ended December 31, 2023
Total amounts presented in the consolidated statement of income and other comprehensive income	$57,155	10,810	(11,572)	N/A	545
Interest rate contracts:
Realized gains (losses) (pre-tax) reclassified from OCI into net income	(267)	(449)	—	(716)	716
Net unrealized gains (losses) (pre-tax) recognized in OCI	N/A	N/A	N/A	N/A	(201)
Total gains (losses) (pre-tax) on interest rate contracts	(267)	(449)	—	(716)	515
Foreign exchange contracts:
Realized gains (losses) (pre-tax) reclassified from OCI into net income	—	—	(8)	(8)	8
Net unrealized gains (losses) (pre-tax) recognized in OCI	N/A	N/A	N/A	N/A	—
Total gains (losses) (pre-tax) on foreign exchange contracts	—	—	(8)	(8)	8
Total gains (losses) (pre-tax) recognized on cash flow hedges	$(267)	(449)	(8)	(724)	523
Year ended December 31, 2022
Total amounts presented in the consolidated statement of income and other comprehensive income	$37,715	3,308	(5,505)	N/A	(1,448)
Interest rate contracts:
Realized gains (losses) (pre-tax) reclassified from OCI into net income	(20)	24	—	4	(4)
Net unrealized gains (losses) (pre-tax) recognized in OCI	N/A	N/A	N/A	N/A	(1,524)
Total gains (losses) (pre-tax) on interest rate contracts	(20)	24	—	4	(1,528)
Foreign exchange contracts:
Realized gains (losses) (pre-tax) reclassified from OCI into net income	—	—	(10)	(10)	10
Net unrealized gains (losses) (pre-tax) recognized in OCI	N/A	N/A	N/A	N/A	(17)
Total gains (losses) (pre-tax) on foreign exchange contracts	—	—	(10)	(10)	(7)
Total gains (losses) (pre-tax) recognized on cash flow hedges	$(20)	24	(10)	(6)	(1,535)

134	Wells Fargo & Company

Table 14.4: Gains (Losses) Recognized on Fair Value Hedging Relationships

	Net interest income			Noninterest income		Total recorded in net income	Total recorded in OCI
(in millions)	Debt securities	Deposits	Long-term debt	Net gains from trading and securities	Other	Derivative gains (losses)	Derivative gains (losses)
Year ended December 31, 2024
Total amounts presented in the consolidated statement of income and other comprehensive income	$18,042	(24,282)	(12,463)	5,434	2,321	N/A	(356)
Interest contracts
Amounts related to cash flows on derivatives	864	(398)	(3,752)	—	—	(3,286)	N/A
Recognized on derivatives	212	(57)	(2,109)	—	—	(1,954)	—
Recognized on hedged items	(202)	47	2,072	—	—	1,917	N/A
Total gains (losses) (pre-tax) on interest rate contracts	874	(408)	(3,789)	—	—	(3,323)	—
Foreign exchange contracts
Amounts related to cash flows on derivatives	—	—	(114)	—	—	(114)	N/A
Recognized on derivatives	—	—	6	(103)	—	(97)	20
Recognized on hedged items	—	—	(19)	105	—	86	N/A
Total gains (losses) (pre-tax) on foreign exchange contracts	—	—	(127)	2	—	(125)	20
Commodity contracts
Recognized on derivatives	—	—	—	—	(372)	(372)	—
Recognized on hedged items	—	—	—	—	456	456	N/A
Total gains (losses) (pre-tax) on commodity contracts	—	—	—	—	84	84	—
Total gains (losses) (pre-tax) recognized on fair value hedges	$874	(408)	(3,916)	2	84	(3,364)	20
Year ended December 31, 2023
Total amounts presented in the consolidated statement of income and other comprehensive income	$16,108	(16,503)	(11,572)	4,368	1,935	N/A	545
Interest contracts
Amounts related to cash flows on derivatives	1,137	(346)	(3,490)	—	—	(2,699)	N/A
Recognized on derivatives	(536)	312	2,634	—	—	2,410	—
Recognized on hedged items	534	(304)	(2,631)	—	—	(2,401)	N/A
Total gains (losses) (pre-tax) on interest rate contracts	1,135	(338)	(3,487)	—	—	(2,690)	—
Foreign exchange contracts
Amounts related to cash flows on derivatives	—	—	(223)	—	—	(223)	N/A
Recognized on derivatives	—	—	75	—	108	183	22
Recognized on hedged items	—	—	(98)	—	(99)	(197)	N/A
Total gains (losses) (pre-tax) on foreign exchange contracts	—	—	(246)	—	9	(237)	22
Commodity contracts
Recognized on derivatives	—	—	—	—	34	34	—
Recognized on hedged items	—	—	—	—	45	45	N/A
Total gains (losses) (pre-tax) on commodity contracts	—	—	—	—	79	79	—
Total gains (losses) (pre-tax) recognized on fair value hedges	$1,135	(338)	(3,733)	—	88	(2,848)	22
Year ended December 31, 2022
Total amounts presented in the consolidated statement of income and other comprehensive income	$11,781	(2,349)	(5,505)	1,461	2,821	N/A	(1,448)
Interest contracts
Amounts related to cash flows on derivatives	143	65	313	—	—	521	N/A
Recognized on derivatives	3,616	(345)	(18,056)	—	—	(14,785)	—
Recognized on hedged items	(3,576)	350	17,919	—	—	14,693	N/A
Total gains (losses) (pre-tax) on interest rate contracts	183	70	176	—	—	429	—
Foreign exchange contracts
Amounts related to cash flows on derivatives	—	—	(189)	—	—	(189)	N/A
Recognized on derivatives	—	—	(1,120)	—	(1,021)	(2,141)	87
Recognized on hedged items	—	—	1,097	—	1,005	2,102	N/A
Total gains (losses) (pre-tax) on foreign exchange contracts	—	—	(212)	—	(16)	(228)	87
Commodity contracts
Recognized on derivatives	—	—	—	—	57	57	—
Recognized on hedged items	—	—	—	—	(43)	(43)	N/A
Total gains (losses) (pre-tax) on commodity contracts	—	—	—	—	14	14	—
Total gains (losses) (pre-tax) recognized on fair value hedges	$183	70	(36)	—	(2)	215	87

Wells Fargo & Company	135

Note 14: Derivatives (continued)

Table 14.5 shows the carrying amount and associated cumulative basis adjustment related to the application of hedge accounting that is included in the carrying amount of hedged assets and liabilities in fair value hedging relationships.
Table 14.5: Hedged Items in Fair Value Hedging Relationships

	Hedged items currently designated		Hedged items no longer designated
(in millions)	Carrying amount of assets/(liabilities) (1)(2)	Hedge accounting basis adjustment assets/(liabilities) (3)	Carrying amount of assets/(liabilities) (2)	Hedge accounting basis adjustment assets/(liabilities)
December 31, 2024
Available-for-sale debt securities (4)(5)	$37,410	(1,546)	10,778	312
Other assets (6)	4,787	100	—	—
Interest-bearing deposits	(54,084)	(56)	—	—
Long-term debt	(151,743)	12,858	—	—
December 31, 2023
Available-for-sale debt securities (4)(5)	$55,898	(2,384)	13,418	504
Other assets (6)	2,262	67	—	—
Interest-bearing deposits	(89,641)	(101)	—	—
Long-term debt	(146,940)	10,990	—	—
(1)Does not include the carrying amount of hedged items where only foreign currency risk is the designated hedged risk. The carrying amount excluded $260 million and $404 million for AFS debt securities where only foreign currency risk is the designated hedged risk as of December 31, 2024 and 2023, respectively.
(2)Represents the full carrying amount of the hedged asset or liability item as of the balance sheet date, except for circumstances in which only a portion of the asset or liability was designated as the hedged item in which case only the portion designated is presented.
(3)The balance includes $566 million and $731 million of long-term debt cumulative basis adjustments as of December 31, 2024 and 2023, respectively, on terminated hedges whereby the hedged items have subsequently been re-designated into existing hedges.
(4)Carrying amount represents the amortized cost.
(5)At December 31, 2024 and 2023, the amortized cost of closed portfolios of AFS debt securities using the portfolio layer method was $18.6 billion and $28.2 billion, respectively, of which $9.0 billion and $25.8 billion was designated as hedged, respectively. The balance includes cumulative basis adjustments of $(43) million and $(46) million as of December 31, 2024 and 2023, respectively, related to certain AFS debt securities designated as the hedged item in a fair value hedge using the portfolio layer method.
(6)Other assets consists of hedged physical commodity inventory.
Derivatives Not Designated as Hedging Instruments
Derivatives not designated as hedging instruments include economic hedges and derivatives entered into for customer accommodation trading purposes.

ECONOMIC HEDGES. Economic hedge derivatives do not qualify for, or we have elected not to apply, hedge accounting. We use economic hedge derivatives to manage our non-trading exposures to interest rate risk, equity price risk, foreign currency risk, and credit risk.
Table 14.6 shows the net gains (losses) related to economic hedge derivatives. Gains (losses) on customer accommodation trading derivatives are excluded from Table 14.6. For additional information, see Note 2 (Trading Activities).
Table 14.6: Gains (Losses) on Economic Hedge Derivatives

	Year ended December 31,
(in millions)	2024	2023	2022
Interest rate contracts (1)	$(633)	(321)	(2,202)
Equity contracts (2)	(17)	(177)	(1,147)
Foreign exchange contracts (3)	300	(824)	547
Credit contracts (4)	4	13	6
Net gains (losses) recognized related to economic hedge derivatives	$(346)	(1,309)	(2,796)
(1)Derivative gains and (losses) related to mortgage banking activities were recorded in mortgage banking noninterest income. These activities include hedges of residential MSRs, residential mortgage LHFS, derivative loan commitments, and other interests held. For additional information on our mortgage banking interest rate contracts, see Note 6 (Mortgage Banking Activities). Other derivative gains and (losses) not related to mortgage banking were recorded in other noninterest income.
(2)Includes derivative gains and (losses) used to economically hedge the deferred compensation plan liabilities, which were recorded in personnel noninterest expense, and derivative instruments related to our previous sales of shares of Visa Inc. Class B common stock, which were recorded in other noninterest income.
(3)Includes derivatives used to mitigate foreign exchange risk of specified foreign currency-denominated assets and liabilities. In 2024, gains and (losses) were recorded in net gains from trading and securities within noninterest income. Prior to 2024, gains and (losses) were recorded in other noninterest income.
(4)Includes credit derivatives used to mitigate credit risk associated with loans. Gains and (losses) were recorded in other noninterest income.
CUSTOMER ACCOMMODATION TRADING. For customer accommodation trading purposes, we use swaps, futures, forwards, spots and options to assist our customers in managing their own risks, including interest rate, commodity, equity, foreign exchange, and credit contracts. These derivatives are not linked to specific assets and liabilities on our consolidated balance sheet or to forecasted transactions in an accounting hedge relationship and, therefore, do not qualify for hedge accounting. Customer accommodation trading derivatives also include derivatives entered into to manage our risk exposure related to trading assets or liabilities. Changes in the fair value of customer accommodation trading derivatives are recorded in net gains from trading and securities.

136	Wells Fargo & Company

DERIVATIVE VALUATION ADJUSTMENTS. We incorporate certain adjustments in determining the fair value of our derivatives, including credit valuation adjustments (CVA) to reflect counterparty credit risk related to derivative assets, debit valuation adjustments (DVA) to reflect Wells Fargo’s own credit risk related to derivative liabilities, and funding valuation adjustments (FVA) to reflect the funding cost of uncollateralized or partially collateralized derivative assets and liabilities. CVA, which considers the effects of enforceable master netting agreements and collateral arrangements, reflects market-based views of the credit quality of each counterparty. We estimate CVA based on observed credits spreads in the credit default swap market and indices indicative of the credit quality of the counterparties to our derivatives.
Table 14.7 presents the impact of derivative valuation adjustments (excluding the effect of any related hedges), which are included in net gains (losses) from trading and securities on the consolidated statement of income. For additional information, see Note 2 (Trading Activities).
Table 14.7: Net Gains (Losses) from Derivative Valuation Adjustments

	Year ended December 31,
(in millions)	2024	2023	2022
CVA	$17	80	(88)
DVA	4	(109)	173
FVA	(85)	—	—
Total	$(64)	(29)	85
Table 14.8 presents the impact of derivative valuation adjustments on derivative fair values.
Table 14.8: Derivative Valuation Adjustments

	Contra Liability (Contra Asset)
(in millions)	Dec 31, 2024	Dec 31, 2023
CVA	$(275)	(292)
DVA	226	222
FVA, net	(85)	—
Total derivative valuation adjustments	$(134)	(70)
Sold Credit Derivatives
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
Table 14.9 provides details of sold credit derivatives.
Table 14.9: Sold Credit Derivatives

	Notional amount
(in millions)	Protection sold	Protection sold – non-investment grade
December 31, 2024
Credit default swaps	$10,516	684
Risk participation swaps	6,007	3,779
Total credit derivatives	$16,523	4,463
December 31, 2023
Credit default swaps	$18,453	1,399
Risk participation swaps	6,632	6,485
Total credit derivatives	$25,085	7,884
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
Our maximum exposure to sold credit derivatives is managed through posted collateral, which may include cash and non-cash collateral, and purchased credit derivatives with identical or similar reference positions in order to achieve our desired credit risk profile. Our credit risk management approach is designed to provide the ability to recover amounts that would be paid under sold credit derivatives.
Credit-Risk Contingent Features
Certain of our derivative contracts contain provisions whereby if the credit rating of our debt were to be downgraded by certain major credit rating agencies, the counterparty could demand additional collateral or require termination or replacement of derivative instruments in a net liability position. Table 14.10 illustrates our exposure to OTC bilateral derivative contracts with credit-risk contingent features, collateral we have posted, and the additional collateral we would be required to post if the credit rating of our debt was downgraded below investment grade.
Table 14.10: Credit-Risk Contingent Features

(in billions)	Dec 31, 2024	Dec 31, 2023
Net derivative liabilities with credit-risk contingent features	$23.8	23.7
Collateral posted	19.8	21.4
Additional collateral to be posted upon a below investment grade credit rating (1)	4.1	2.3
(1)Any credit rating below investment grade requires us to post the maximum amount of collateral.

Wells Fargo & Company	137

Note 15: Fair Value Measurements
We use fair value measurements to record fair value adjustments to certain assets and liabilities and to fulfill fair value disclosure requirements. Assets and liabilities recorded at fair value on a recurring basis, such as derivatives, residential MSRs, and trading or AFS debt securities, are presented in Table 15.1 in this Note. Additionally, from time to time, we record fair value adjustments on a nonrecurring basis. These nonrecurring adjustments typically involve application of an accounting method such as lower of cost or fair value (LOCOM) and the measurement alternative, or write-downs of individual assets. Assets recorded at fair value on a nonrecurring basis are presented in Table 15.4 in this Note. We provide in Table 15.9 estimates of fair value for financial instruments that are not recorded at fair value, such as loans and debt liabilities carried at amortized cost.

FAIR VALUE HIERARCHY. We classify our assets and liabilities recorded at fair value as either Level 1, 2, or 3 in the fair value hierarchy. The highest priority (Level 1) is assigned to valuations based on unadjusted quoted prices in active markets and the lowest priority (Level 3) is assigned to valuations that include one or more significant unobservable inputs. See Note 1 (Summary of Significant Accounting Policies) for a detailed description of the fair value hierarchy.
In the determination of the classification of financial instruments in Level 2 or Level 3 of the fair value hierarchy, we consider all available information, including observable market data, indications of market liquidity and orderliness of transactions, and our understanding of the valuation techniques and significant inputs used. This determination is ultimately based upon the specific facts and circumstances of each instrument or instrument category and judgments are made regarding the significance of the unobservable inputs to the instruments’ fair value measurement in its entirety. If one or more unobservable inputs is considered significant, the instrument is classified as Level 3.
We do not classify nonmarketable equity securities in the fair value hierarchy if we use the non-published net asset value (NAV) per share (or its equivalent) as a practical expedient to measure fair value. Marketable equity securities with published NAVs are classified in the fair value hierarchy.

Assets
TRADING DEBT SECURITIES. Trading debt securities are recorded at fair value on a recurring basis. These securities are valued using internal trader prices that are subject to independent price verification procedures, which includes comparing internal trader prices against multiple independent pricing sources, such as prices obtained from third-party pricing services, observed trades, and other approved market data. These pricing services compile prices from various sources and may apply matrix pricing for similar securities when no price is observable. We review pricing methodologies provided by pricing services to determine if observable market information is being used versus unobservable inputs. When evaluating the appropriateness of an internal trader price, compared with other independent pricing sources, considerations include the range and quality of available information and observability of trade data. These sources are used to evaluate the reasonableness of a trader price; however, valuing financial instruments involves judgments acquired from knowledge of a particular market. Substantially all of our trading debt securities are recorded using internal trader prices.

AVAILABLE-FOR-SALE DEBT SECURITIES.  AFS debt securities are recorded at fair value on a recurring basis. Fair value measurement for AFS debt securities is based upon various sources of market pricing. Where available, we use quoted prices in active markets. When instruments are traded in secondary markets and quoted prices in active markets do not exist for such securities, we use prices obtained from third-party pricing services and, to a lesser extent, may use prices obtained from independent broker-dealers (brokers), collectively vendor prices that are subject to independent price verification procedures. Substantially all of our AFS debt securities are recorded using vendor prices. See the “Level 3 Asset and Liability Valuation Processes – Vendor Developed Valuations” section in this Note for additional discussion of our processes when using vendor prices to record fair value of AFS debt securities, which includes those classified as Level 2 or Level 3 within the fair value hierarchy.
When vendor prices are deemed inappropriate, they may be adjusted based on other market data or internal models. We also use internal models when no vendor prices are available. Internal models use discounted cash flow techniques or market comparable pricing techniques and are subject to independent price verification procedures.

LOANS HELD FOR SALE (LHFS). LHFS generally includes originated or purchased commercial and residential mortgage loans for sale in the securitization or whole loan market. A significant portion of residential LHFS, and our portfolio of commercial LHFS in our trading business, are recorded at fair value on a recurring basis. The remaining LHFS are held at LOCOM which may be written down to fair value on a nonrecurring basis. Fair value for LHFS that are not part of our trading business is based on quoted market prices, where available, or the prices for other mortgage whole loans with similar characteristics. We may use securitization prices that are adjusted for typical securitization activities including servicing value, portfolio composition, market conditions and liquidity. Fair value for LHFS in our trading business is based on pending transactions when available. Where market pricing data or pending transactions are not available, we use a discounted cash flow model to estimate fair value.

LOANS. Although loans are recorded at amortized cost, we record nonrecurring fair value adjustments to reflect write-downs that are based on the observable market price of the loan or current appraised value of the collateral less costs to sell.

MORTGAGE SERVICING RIGHTS (MSRs). Residential MSRs are carried at fair value on a recurring basis. Commercial MSRs are carried at LOCOM and may be written down to fair value on a nonrecurring basis. MSRs do not trade in an active market with readily observable prices. We determine the fair value of MSRs using a valuation model that estimates the present value of expected future net servicing income. The model incorporates assumptions that market participants may use in estimating future net servicing income cash flows, including estimates of prepayment rates (including housing price volatility for residential MSRs), discount rates, and cost to service (including delinquency and foreclosure costs). See the “Level 3 Asset and Liability Valuation Processes – Internal Model Valuations” section in this Note for additional discussion of our processes when using internal models to record fair value of residential MSRs, which are classified as Level 3 within the fair value hierarchy.

138	Wells Fargo & Company

DERIVATIVES.  Derivatives are recorded at fair value on a recurring basis. Other than certain exchange-traded derivatives that are actively traded and valued using quoted market prices, derivatives are measured using internal valuation techniques that are subject to independent price verification procedures. These instruments, which include derivatives traded in over-the-counter (OTC) markets, with clearinghouses, and on exchanges, are classified as Level 2 or Level 3 of the fair value hierarchy, depending on the significance of unobservable inputs in the valuation. Valuation techniques and inputs to internal models depend on the type of derivative and nature of the underlying rate, price or index upon which the value of the derivative is based. Key inputs can include yield curves, credit curves, foreign exchange rates, prepayment rates, volatility measurements and correlation of certain of these inputs. See the “Level 3 Asset and Liability Valuation Processes – Internal Model Valuations” section in this Note for additional discussion of our processes when using internal models to record fair value of derivatives, which includes those classified as Level 2 or Level 3 within the fair value hierarchy.
We incorporate certain adjustments in determining the fair value of our derivatives, including credit valuation adjustments (CVA) to reflect counterparty credit risk related to derivative assets, debit valuation adjustments (DVA) to reflect Wells Fargo’s own credit risk related to derivative liabilities, and funding valuation adjustments (FVA) to reflect the funding cost of uncollateralized or partially collateralized derivative assets and liabilities. CVA, which considers the effects of enforceable master netting agreements and collateral arrangements, reflects market-based views of the credit quality of each counterparty. We estimate CVA based on observed credits spreads in the credit default swap market and indices indicative of the credit quality of the counterparties to our derivatives.

EQUITY SECURITIES. Marketable equity securities and certain nonmarketable equity securities that we have elected to account for at fair value are recorded at fair value on a recurring basis. Our remaining nonmarketable equity securities are accounted for using the equity method, cost method or measurement alternative and can be subject to nonrecurring fair value adjustments to record impairment. Additionally, the carrying value of equity securities accounted for under the measurement alternative is also remeasured to fair value upon the occurrence of orderly observable transactions of the same or similar securities of the same issuer.
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
OTHER ASSETS. Other assets are generally recorded at amortized cost, with the exception of market risk benefit assets which are recorded at fair value on a recurring basis and valued at the contract level using a discounted cash flow model. For the remaining other assets recorded at amortized cost, we also record nonrecurring fair value adjustments to reflect impairment or the impact of certain lease modifications. Other assets subject to nonrecurring fair value measurements include operating lease ROU assets, foreclosed assets and physical commodities inventory, and venture capital and private equity investments in consolidated portfolio companies. For these assets, fair value is generally based upon independent market prices or appraised values less costs to sell, or the use of a discounted cash flow model.

Liabilities
SHORT-SALE AND OTHER LIABILITIES. Short-sale trading liabilities in our trading business are recorded at fair value on a recurring basis and are measured using quoted prices in active markets, where available. When quoted prices for the same instruments are not available or markets are not active, fair values are estimated using recent trades of similar securities. Other liabilities include market risk benefit liabilities, which are recorded at fair value on a recurring basis and valued at the contract level using a discounted cash flow model.

INTEREST-BEARING DEPOSITS AND LONG-TERM DEBT. Although interest-bearing deposits and long-term debt are generally recorded at amortized cost, we have elected the fair value option for certain structured debt liabilities issued by our trading business. Fair values for these instruments are estimated using a discounted cash flow model that includes both the embedded derivative and debt portions of the instruments. The discount rate used in these discounted cash flow models also incorporates the impact of our credit spread, which is generally based on observable spreads in the secondary bond market.

Wells Fargo & Company	139

Note 15: Fair Value Measurements (continued)
Level 3 Asset and Liability Valuation Processes
We generally determine fair value of our Level 3 assets and liabilities by using internal models and, to a lesser extent, prices obtained from vendors. Our valuation processes vary depending on which approach is utilized.

INTERNAL MODEL VALUATIONS.  Certain Level 3 fair value estimates are based on internal models, such as discounted cash flow or market comparable pricing techniques. Some of the inputs used in these valuations are unobservable. Unobservable inputs are generally derived from or can be correlated to historic performance of similar portfolios or previous market trades in similar instruments where particular unobservable inputs may be implied. We attempt to correlate each unobservable input to historical experience and other third-party data where available. Internal models are subject to review prescribed within our model risk management policies and procedures, which include model validation. Model validation helps ensure our models are appropriate for their intended use and appropriate controls exist to help mitigate risk of invalid valuations. Model validation assesses the adequacy and appropriateness of our models, including reviewing its key components, such as inputs, processing components, logic or theory, output results and supporting model documentation. Validation also includes ensuring significant unobservable model inputs are appropriate given observable market transactions or other market data within the same or similar asset classes. We also have ongoing monitoring procedures in place for our Level 3 assets and liabilities that use internal valuation models. These procedures, which are designed to provide reasonable assurance that models continue to perform as expected, include:
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

VENDOR-DEVELOPED VALUATIONS.  We routinely obtain pricing from third-party vendors to value our assets or liabilities. In certain limited circumstances, this includes assets and liabilities that we classify as Level 3. We have processes in place to approve and periodically review third-party vendors to assess whether information obtained and valuation techniques used are appropriate. This review may consist of, among other things, obtaining and evaluating control reports issued and pricing methodology materials distributed. We monitor and review vendor prices on an ongoing basis to evaluate whether the fair values are reasonable and in line with market experience in similar asset classes. While the inputs used to determine fair value are not provided by the pricing vendors, and therefore unavailable for our review, we perform one or more of the following procedures to validate the pricing information and determine appropriate classification within the fair value hierarchy:
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

140	Wells Fargo & Company

Assets and Liabilities Recorded at Fair Value on a Recurring Basis
Table 15.1 presents the balances of assets and liabilities recorded at fair value on a recurring basis.
Table 15.1: Fair Value on a Recurring Basis

	December 31, 2024				December 31, 2023
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Trading debt securities:
Securities of U.S. Treasury and federal agencies	$38,320	3,829	—	42,149	32,178	3,027	—	35,205
Collateralized loan obligations	—	847	80	927	—	762	64	826
Corporate debt securities	—	17,341	45	17,386	—	12,859	82	12,941
Federal agency mortgage-backed securities	—	52,908	—	52,908	—	42,944	—	42,944
Non-agency mortgage-backed securities	—	1,702	1	1,703	—	1,477	10	1,487
Other debt securities	—	6,132	—	6,132	—	3,898	1	3,899
Total trading debt securities	38,320	82,759	126	121,205	32,178	64,967	157	97,302
Available-for-sale debt securities:
Securities of U.S. Treasury and federal agencies	23,285	—	—	23,285	45,467	—	—	45,467
Securities of U.S. states and political subdivisions	—	12,018	17	12,035	—	20,009	57	20,066
Federal agency mortgage-backed securities	—	123,029	—	123,029	—	59,578	—	59,578
Non-agency mortgage-backed securities	—	1,804	2	1,806	—	2,748	1	2,749
Collateralized loan obligations	—	2,202	—	2,202	—	1,533	—	1,533
Other debt securities	—	424	197	621	—	892	163	1,055
Total available-for-sale debt securities	23,285	139,477	216	162,978	45,467	84,760	221	130,448
Loans held for sale	—	4,533	180	4,713	—	2,444	448	2,892
Mortgage servicing rights (residential)	—	—	6,844	6,844	—	—	7,468	7,468
Derivative assets (gross):
Interest rate contracts	178	28,070	567	28,815	195	31,434	816	32,445
Commodity contracts	—	2,602	39	2,641	—	2,723	18	2,741
Equity contracts	19	15,074	108	15,201	71	13,041	193	13,305
Foreign exchange contracts	—	51,913	43	51,956	—	24,730	37	24,767
Credit contracts	—	90	6	96	—	74	39	113
Total derivative assets (gross)	197	97,749	763	98,709	266	72,002	1,103	73,371
Equity securities	16,931	5,344	47	22,322	10,849	8,949	43	19,841
Other assets	—	—	168	168	—	—	49	49
Total assets prior to derivative netting	$78,733	329,862	8,344	416,939	88,760	233,122	9,489	331,371
Derivative netting (1)				(78,697)				(55,148)
Total assets after derivative netting				$338,242				276,223
Derivative liabilities (gross):
Interest rate contracts	$(121)	(26,844)	(4,170)	(31,135)	(201)	(32,298)	(4,383)	(36,882)
Commodity contracts	—	(1,558)	(75)	(1,633)	—	(2,719)	(27)	(2,746)
Equity contracts	(4)	(14,327)	(1,275)	(15,606)	(35)	(12,108)	(1,667)	(13,810)
Foreign exchange contracts	—	(50,886)	(39)	(50,925)	—	(27,138)	(19)	(27,157)
Credit contracts	—	(43)	(7)	(50)	—	(39)	(5)	(44)
Total derivative liabilities (gross)	(125)	(93,658)	(5,566)	(99,349)	(236)	(74,302)	(6,101)	(80,639)
Short-sale and other liabilities	(21,835)	(6,909)	(52)	(28,796)	(19,695)	(5,776)	(83)	(25,554)
Interest-bearing deposits	—	(318)	—	(318)	—	(1,297)	—	(1,297)
Long-term debt	—	(3,495)	—	(3,495)	—	(2,308)	—	(2,308)
Total liabilities prior to derivative netting	$(21,960)	$(104,380)	(5,618)	(131,958)	(19,931)	(83,683)	(6,184)	(109,798)
Derivative netting (1)				83,014				62,144
Total liabilities after derivative netting				$(48,944)				(47,654)
(1)Represents balance sheet netting of derivative asset and liability balances, related cash collateral, and portfolio level valuation adjustments. See Note 14 (Derivatives) for additional information.

Wells Fargo & Company	141

Note 15: Fair Value Measurements (continued)
Level 3 Assets and Liabilities Recorded at Fair Value on a Recurring Basis
Table 15.2 presents the changes in Level 3 assets and liabilities measured at fair value on a recurring basis.
Table 15.2: Changes in Level 3 Fair Value Assets and Liabilities on a Recurring Basis

									Net unrealized gains (losses) related to assets and liabilities held at period end
(in millions)	Balance, beginning of period	Net gains/(losses) (1)	Purchases (2)	Sales	Settlements	Transfers into Level 3 (3)	Transfers out of Level 3 (4)	Balance, end of period		(5)
Year ended December 31, 2024
Trading debt securities	$157	(7)	164	(200)	(18)	66	(36)	126	(12)	(6)
Available-for-sale debt securities	221	18	24	—	(18)	1	(30)	216	20	(6)
Loans held for sale	448	(4)	119	(120)	(91)	111	(283)	180	(5)	(7)
Mortgage servicing rights (residential) (8)	7,468	(406)	94	(312)	—	—	—	6,844	492	(7)
Net derivative assets and liabilities:
Interest rate contracts	(3,567)	(2,820)	—	—	2,802	(9)	(9)	(3,603)	(563)
Equity contracts	(1,474)	(578)	—	—	857	(204)	232	(1,167)	90
Other derivative contracts	43	263	11	(4)	(302)	(47)	3	(33)	(34)
Total derivative contracts	(4,998)	(3,135)	11	(4)	3,357	(260)	226	(4,803)	(507)	(9)
Equity securities	43	9	22	(27)	—	—	—	47	4	(6)
Other assets and liabilities	(34)	150	—	—	—	—	—	116	150	(10)
Year ended December 31, 2023
Trading debt securities	$185	(14)	141	(167)	(11)	104	(81)	157	(12)	(6)
Available-for-sale debt securities	276	(8)	113	(31)	(19)	304	(414)	221	(32)	(6)
Loans held for sale	793	1	298	(373)	(120)	126	(277)	448	(17)	(7)
Mortgage servicing rights (residential) (8)	9,310	(1,101)	161	(902)	—	—	—	7,468	86	(7)
Net derivative assets and liabilities:
Interest rate contracts	(2,582)	(2,062)	3	(3)	2,548	(1,493)	22	(3,567)	93
Equity contracts	(1,224)	(801)	—	—	521	(108)	138	(1,474)	(314)
Other derivative contracts	9	(52)	14	(4)	81	(3)	(2)	43	42
Total derivative contracts	(3,797)	(2,915)	17	(7)	3,150	(1,604)	158	(4,998)	(179)	(9)
Equity securities	20	(2)	10	(8)	—	23	—	43	(1)	(6)
Other assets and liabilities	(167)	133	—	—	—	—	—	(34)	133	(10)
Year ended December 31, 2022
Trading debt securities	$241	(72)	218	(186)	(6)	22	(32)	185	(73)	(6)
Available-for-sale debt securities	186	(36)	327	(26)	(25)	460	(610)	276	(10)	(6)
Loans held for sale	1,033	(252)	389	(391)	(207)	237	(16)	793	(170)	(7)
Mortgage servicing rights (residential) (8)	6,920	2,001	1,003	(614)	—	—	—	9,310	3,254	(7)
Net derivative assets and liabilities:
Interest rate contracts	127	(3,280)	—	—	994	(435)	12	(2,582)	(2,073)
Equity contracts	(417)	35	—	(9)	718	(584)	(967)	(1,224)	276
Other derivative contracts	5	(68)	19	(9)	118	(16)	(40)	9	(16)
Total derivative contracts	(285)	(3,313)	19	(18)	1,830	(1,035)	(995)	(3,797)	(1,813)	(9)
Equity securities	8,910	4	1	(2)	—	3	(8,896)	20	(2)	(6)
Other assets and liabilities	(791)	624	—	—	—	—	—	(167)	624	(10)
(1)All amounts represent net gains (losses) included in net income except for AFS debt securities and other assets and liabilities which also included net gains (losses) in other comprehensive income. Net gains (losses) included in other comprehensive income for AFS debt securities were $21 million, $(27) million and $(37) million for the years ended December 31, 2024, 2023 and 2022, respectively. Net gains (losses) included in other comprehensive income for other assets and liabilities were $(14) million, $(12) million and $71 million for the years ended December 31, 2024, 2023 and 2022, respectively.
(2)Includes originations of mortgage servicing rights and loans held for sale.
(3)All assets and liabilities transferred into Level 3 were previously classified within Level 2.
(4)All assets and liabilities transferred out of Level 3 are classified as Level 2. During first quarter 2022, we transferred $8.9 billion of equity securities and $1.4 billion of related economic hedging derivative assets (equity contracts) out of Level 3 due to our election to measure fair value of these instruments as a portfolio. Under this election, the unit of valuation is the portfolio-level, rather than each individual instrument. The unobservable inputs previously significant to the valuation of the instruments individually are no longer significant, as those unobservable inputs offset under the portfolio election.
(5)All amounts represent net unrealized gains (losses) related to assets and liabilities held at period end included in net income except for AFS debt securities and other assets and liabilities which also included net unrealized gains (losses) related to assets and liabilities held at period end in other comprehensive income. Net unrealized gains (losses) included in other comprehensive income for AFS debt securities were $22 million, $(28) million and $(9) million for the years ended December 31, 2024, 2023 and 2022, respectively. Net unrealized gains (losses) included in other comprehensive income for other assets and liabilities were $(14) million, $(12) million and $71 million for the years ended December 31, 2024, 2023 and 2022, respectively.
(6)Included in net gains from trading and securities on our consolidated statement of income.
(7)Included in mortgage banking income on our consolidated statement of income.
(8)For additional information on the changes in mortgage servicing rights, see Note 6 (Mortgage Banking Activities).
(9)Included in mortgage banking income, net gains from trading and securities, and other noninterest income on our consolidated statement of income.
(10)Included in other noninterest income on our consolidated statement of income.

142	Wells Fargo & Company

Table 15.3 provides quantitative information about the valuation techniques and significant unobservable inputs used in the valuation of our Level 3 assets and liabilities measured at fair value on a recurring basis.
Weighted averages of inputs are calculated using outstanding unpaid principal balances of loans serviced for residential MSRs and notional amounts for derivative instruments.
Table 15.3: Valuation Techniques – Recurring Basis

($ in millions, except cost to service amounts)	Fair Value Level 3	Valuation Technique	Significant Unobservable Input	Range of Inputs				Weighted Average
December 31, 2024
Mortgage servicing rights (residential)	$6,844	Discounted cash flow	Cost to service per loan (1)	$60	-	451		103
			Discount rate	9.2	-	15.5%		10.1
			Prepayment rate (2)	6.8	-	19.4		8.1
Net derivative assets and (liabilities):
Interest rate contracts	(3,588)	Discounted cash flow	Discount rate	4.1	-	4.2		4.1
	(15)	Discounted cash flow	Default rate	0.4	-	1.1		0.5
			Loss severity	50.0	-	50.0		50.0
Equity contracts	(758)	Discounted cash flow	Conversion factor	(1.4)	-	0.0%		(0.7)
			Weighted average life	1.0	-	4.0	yrs	2.0
	(409)	Option model	Correlation factor	(70.0)	-	98.9%		65.3
			Volatility factor	6.5	-	138.0		41.1
December 31, 2023
Mortgage servicing rights (residential)	$7,468	Discounted cash flow	Cost to service per loan (1)	$52	-	527		105
			Discount rate	8.9	-	13.9%		9.4
			Prepayment rate (2)	7.3	-	24.3		8.9
Net derivative assets and (liabilities):
Interest rate contracts	(3,501)	Discounted cash flow	Discount rate	3.6	-	5.4		4.2
	(36)	Discounted cash flow	Default rate	0.4	-	5.0		1.2
			Loss severity	50.0	-	50.0		50.0
			Prepayment rate	22.0	-	22.0		22.0
Interest rate contracts: derivative loan commitments	(30)	Discounted cash flow	Fall-out factor	1.0	-	99.0		30.2
			Initial-value servicing	(5.5)	-	141.0	bps	10.0
Equity contracts	(1,020)	Discounted cash flow	Conversion factor	(6.9)	-	0.0%		(6.4)
			Weighted average life	0.5	-	2.0	yrs	1.1
	(454)	Option model	Correlation factor	(67.0)	-	99.0%		73.8
			Volatility factor	6.5	-	147.0		38.6
(1)The high end of the range of inputs is for servicing modified loans. For non-modified loans, the range is $60 - $162 at December 31, 2024, and $52 - $167 at December 31, 2023.
(2)Includes a blend of prepayment speeds and expected defaults. Prepayment speeds are influenced by mortgage interest rates as well as our estimation of drivers of borrower behavior.
The internal valuation techniques used for our Level 3 assets and liabilities, as presented in Table 15.3 and Table 15.6, are described as follows:
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

The unobservable inputs presented in Table 15.3 and
Table 15.6 are those we consider significant to the fair value of the Level 3 asset or liability. We consider unobservable inputs to be significant based on their quantitative impact to the fair value of the Level 3 asset or liability as well as qualitative factors, such as nature of the instrument, type of valuation technique used, and the significance of the unobservable inputs relative to other inputs used within the valuation. Following is a description of the significant unobservable inputs provided in these tables.
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
•Default rate – is an estimate of the likelihood of not collecting contractual amounts owed expressed as a constant default rate (CDR).

Wells Fargo & Company	143

Note 15: Fair Value Measurements (continued)
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
MORTGAGE SERVICING RIGHTS.  The discounted cash flow models used to determine fair value of Level 3 residential MSRs utilize certain significant unobservable inputs including prepayment rate, discount rate and costs to service. An increase in any of these unobservable inputs will reduce the fair value of the MSRs and alternatively, a decrease in any one of these inputs would result in the MSRs increasing in value. Generally, a decrease in discount rates increases the value of MSRs, unless accompanied by a related update to our prepayment rates. The cost to service assumption generally does not increase or decrease based on movements in the discount rate or the prepayment rate. The sensitivity to key assumptions of our residential MSRs is discussed further in Note 6 (Mortgage Banking Activities).

DERIVATIVE INSTRUMENTS.  Level 3 derivative instruments are valued using option pricing and discounted cash flow valuation techniques which use certain significant unobservable inputs to determine fair value. Such inputs consist of discount rate, prepayment rate, default rate, loss severity, initial-value servicing, fall-out factor, volatility factor, weighted average life, conversion factor, and correlation factor.
Level 3 derivative assets (liabilities) where we are long the underlying would decrease (increase) in value upon an increase (decrease) in discount rate, default rate, fall-out factor, conversion factor, or loss severity inputs. Conversely, Level 3 derivative assets (liabilities) would generally increase (decrease) in value upon an increase (decrease) in prepayment rate, initial-value servicing, weighted average life or volatility factor inputs. The inverse of the above relationships would occur for instruments when we are short the underlying. The correlation factor input may have a positive or negative impact on the fair value of derivative instruments depending on the change in fair value of the item the correlation factor references.
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

144	Wells Fargo & Company

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis
We may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from write-downs of individual assets or the application of an accounting method such as LOCOM and the measurement alternative.

Table 15.4 provides the fair value hierarchy and fair value at the date of the nonrecurring fair value adjustment for all assets that were still held as of December 31, 2024 and 2023, and for which a nonrecurring fair value adjustment was recorded during the years then ended.
Table 15.4: Fair Value on a Nonrecurring Basis

	December 31, 2024			December 31, 2023
(in millions)	Level 2	Level 3	Total	Level 2	Level 3	Total
Loans held for sale (1)	$841	287	1,128	326	297	623
Loans:
Commercial	1,376	—	1,376	1,565	—	1,565
Consumer	91	—	91	97	—	97
Total loans	1,467	—	1,467	1,662	—	1,662
Equity securities	1,451	2,570	4,021	2,086	2,354	4,440
Other assets	4,959	9	4,968	2,451	58	2,509
Total assets at fair value on a nonrecurring basis	$8,718	2,866	11,584	6,525	2,709	9,234
(1)Consists of commercial mortgages and residential mortgage – first lien loans.
Table 15.5 presents the gains (losses) on all assets held at the end of the reporting periods presented for which a nonrecurring fair value adjustment was recognized in earnings during the respective periods.
Table 15.5: Gains (Losses) on Assets with Nonrecurring Fair Value Adjustments

	Year ended December 31,
(in millions)	2024	2023	2022
Loans held for sale	$7	(9)	(120)
Loans:
Commercial	(1,139)	(716)	(96)
Consumer	(516)	(706)	(739)
Total loans	(1,655)	(1,422)	(835)
Mortgage servicing rights (commercial)	—	—	4
Equity securities (1)	57	(718)	(1,191)
Other assets (2)	306	(122)	(275)
Total	$(1,285)	(2,271)	(2,417)
(1)Includes impairment of equity securities and observable price changes related to equity securities accounted for under the measurement alternative.
(2)Includes impairment of operating lease ROU assets, valuation of physical commodities inventory, valuation losses on foreclosed real estate, and other collateral owned, and impairment of venture capital and private equity investments in consolidated portfolio companies.
Table 15.6 provides quantitative information about the valuation techniques and significant unobservable inputs used in the valuation of our Level 3 assets that are measured at fair value on a nonrecurring basis. Weighted averages of inputs for equity securities are calculated using carrying value prior to the nonrecurring fair value measurement.
Table 15.6: Valuation Techniques – Nonrecurring Basis

($ in millions)	Fair Value Level 3	Valuation Technique (1)	Significant Unobservable Input (1)	Range of Inputs Positive (Negative)			Weighted Average
December 31, 2024
Equity securities	$1,309	Market comparable pricing	Comparability adjustment	(100.0)	-	2.3%	(36.1)
	1,261	Market comparable pricing	Multiples	0.9x	-	8.9x	2.9x
December 31, 2023
Equity securities	$1,721	Market comparable pricing	Multiples	0.7x	-	27.1x	8.4x
	591	Market comparable pricing	Comparability adjustment	(100.0)	-	(11.5)%	(42.9)
	42	Discounted cash flow	Discount rate	5.0	-	5.0	5.0
(1)Refer to the narrative following Table 15.3 for a definition of the valuation technique(s) and significant unobservable inputs used in the valuation of these assets.

Wells Fargo & Company	145

Note 15: Fair Value Measurements (continued)
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

LOANS HELD FOR SALE (LHFS). LHFS measured at fair value include residential mortgage loan originations for which an active secondary market and readily available market prices exist to reliably support our valuations. We believe fair value measurement for LHFS reduces certain timing differences and better matches changes in the value of these assets with changes in the value of derivatives used as economic hedges for these assets. Loan origination fees on these loans are recorded when earned, and related direct loan origination costs are recognized when incurred. Interest income on these loans is calculated based upon the note rate of the loan and is recorded in interest income.
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

INTEREST-BEARING DEPOSITS AND LONG-TERM DEBT. We have elected to account for certain structured debt liabilities under the fair value option. These exposures relate to our trading activities and fair value accounting better aligns with our risk management practices and reduces complexity.
For interest-bearing deposits and long-term debt carried at fair value, the change in fair value attributable to instrument-specific credit risk is recorded in OCI and all other changes in fair value are recorded in earnings. Interest expense on these structured debt liabilities is calculated using the effective interest method and is recorded in interest expense.
Table 15.7 reflects differences between the fair value carrying amount of the assets and liabilities for which we have elected the fair value option and the contractual aggregate unpaid principal amount at maturity.
Table 15.7: Fair Value Option

	December 31, 2024			December 31, 2023
(in millions)	Fair value carrying amount	Aggregate unpaid principal	Fair value carrying amount less aggregate unpaid principal	Fair value carrying amount	Aggregate unpaid principal	Fair value carrying amount less aggregate unpaid principal
Loans held for sale (1)	$4,713	4,864	(151)	2,892	3,119	(227)
Interest-bearing deposits	(318)	(317)	(1)	(1,297)	(1,298)	1
Long-term debt (2)	(3,495)	(4,118)	623	(2,308)	(2,864)	556
(1)Nonaccrual loans and loans 90 days or more past due and still accruing included in LHFS for which we have elected the fair value option were insignificant at December 31, 2024 and 2023.
(2)Includes zero coupon notes for which the aggregate unpaid principal amount reflects the contractual principal due at maturity.
Table 15.8 reflects amounts included in earnings related to initial measurement and subsequent changes in fair value, by income statement line item, for assets and liabilities for which the fair value option was elected. Amounts recorded in net interest income are excluded from the table below.

Table 15.8: Gains (Losses) on Changes in Fair Value Included in Earnings

	2024			2023			2022
(in millions)	Mortgage banking noninterest income	Net gains from trading and securities	Other noninterest income	Mortgage banking noninterest income	Net gains from trading and securities	Other noninterest income	Mortgage banking noninterest income	Net gains from trading and securities	Other noninterest income
Loans held for sale	$106	35	—	230	46	(26)	(681)	6	—
Interest-bearing deposits	—	(2)	—	—	(22)	—	—	—	—
Long-term debt	—	86	—	—	(81)	—	—	52	—
For performing loans, instrument-specific credit risk gains or losses are derived principally by determining the change in fair value of the loans due to changes in the observable or implied credit spread. Credit spread is the market yield on the loans less the relevant risk-free benchmark interest rate. For nonperforming loans, we attribute all changes in fair value to instrument-specific credit risk. For LHFS accounted for under the fair value option, instrument-specific credit gains or losses were insignificant for the years ended 2024, 2023, and 2022.
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

146	Wells Fargo & Company

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
Loan commitments, standby letters of credit and commercial and similar letters of credit are not included in
Table 15.9. A reasonable estimate of the fair value of these instruments is the carrying value of deferred fees plus the allowance for unfunded credit commitments, which totaled $546 million and $575 million at December 31, 2024 and 2023, respectively.
The total of the fair value calculations presented does not represent, and should not be construed to represent, the underlying fair value of the Company.
Table 15.9: Fair Value Estimates for Financial Instruments

		Estimated fair value
(in millions)	Carrying amount	Level 1	Level 2	Level 3	Total
December 31, 2024
Financial assets
Cash and due from banks (1)	$37,080	37,080	—	—	37,080
Interest-earning deposits with banks (1)	166,281	165,903	378	—	166,281
Federal funds sold and securities purchased under resale agreements (1)	105,330	—	105,330	—	105,330
Held-to-maturity debt securities	234,948	2,015	188,756	3,008	193,779
Loans held for sale	1,547	—	1,216	384	1,600
Loans, net (2)	882,361	—	3,211	845,016	848,227
Equity securities (cost method)	3,782	—	—	3,868	3,868
Total financial assets	$1,431,329	204,998	298,891	852,276	1,356,165
Financial liabilities
Deposits (3)	$139,547	—	63,497	75,692	139,189
Short-term borrowings	108,540	—	108,547	—	108,547
Long-term debt (4)	169,567	—	171,747	2,334	174,081
Total financial liabilities	$417,654	—	343,791	78,026	421,817
December 31, 2023
Financial assets
Cash and due from banks (1)	$33,026	33,026	—	—	33,026
Interest-earning deposits with banks (1)	204,193	203,960	233	—	204,193
Federal funds sold and securities purchased under resale agreements (1)	80,456	—	80,456	—	80,456
Held-to-maturity debt securities	262,708	2,288	222,209	2,819	227,316
Loans held for sale	2,044	—	848	1,237	2,085
Loans, net (2)	905,764	—	52,127	818,358	870,485
Equity securities (cost method)	5,276	—	—	5,344	5,344
Total financial assets	$1,493,467	239,274	355,873	827,758	1,422,905
Financial liabilities
Deposits (3)	$190,970	—	127,738	62,372	190,110
Short-term borrowings	89,340	—	89,340	—	89,340
Long-term debt (4)	205,261	—	205,705	2,028	207,733
Total financial liabilities	$485,571	—	422,783	64,400	487,183
(1)Amounts consist of financial instruments for which carrying value approximates fair value.
(2)Excludes lease financing, net of allowance for credit losses, of $16.2 billion at both December 31, 2024 and 2023.
(3)Excludes deposit liabilities with no defined or contractual maturity of $1.2 trillion at both December 31, 2024 and 2023.
(4)Excludes obligations under finance leases of $16 million and $19 million at December 31, 2024 and 2023, respectively.

Wells Fargo & Company	147

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

MORTGAGE LOANS SOLD TO GOVERNMENT SPONSORED ENTERPRISES AND TRANSACTIONS WITH GINNIE MAE. In the normal course of business we sell residential and commercial mortgage loans to GSEs. These loans are generally transferred into securitizations sponsored by the GSEs, which provide certain credit guarantees to investors and servicers. We also transfer mortgage loans into securitization pools pursuant to Government National Mortgage Association (GNMA) guidelines which are insured by the FHA or guaranteed by the VA. Mortgage loans eligible for securitization with the GSEs or GNMA are considered conforming loans. The GSEs or GNMA design the structure of these securitizations, sponsor the involved VIEs, and have power over the activities most significant to the VIE.
We account for loans transferred in conforming mortgage loan securitization transactions as sales and do not consolidate the VIEs as we are not the primary beneficiary. In exchange for the transfer of loans, we typically receive securities issued by the VIEs which we sell to third parties for cash or hold for investment purposes as HTM or AFS securities. We also retain servicing rights on the transferred loans. As a servicer, we retain the option to repurchase loans from certain loan securitizations, which becomes exercisable based on delinquency status such as when three scheduled loan payments are past due. When we have the unilateral option to repurchase a loan, we recognize the loan and a corresponding liability on our balance sheet regardless of our intent to repurchase the loan, and the loans remain pledged to the securitization. At December 31, 2024 and 2023, we recorded assets and related liabilities of $1.5 billion and $1.0 billion, respectively, where we did not exercise our option to repurchase eligible loans. During the years ended December 31, 2024, 2023 and 2022, we repurchased loans of $138 million, $293 million, and $2.2 billion, respectively.
Upon transfers of loans, we also provide indemnification for losses incurred due to material breaches of contractual representations and warranties as well as other recourse arrangements. At December 31, 2024 and 2023, our liability for these repurchase and recourse arrangements was $188 million and $229 million, respectively, and the maximum exposure to loss was $13.7 billion and $13.6 billion at December 31, 2024 and 2023, respectively.
Substantially all residential servicing activity is related to assets transferred to GSE and GNMA securitizations. See Note 6 (Mortgage Banking Activities) for additional information about residential and commercial servicing rights, advances and servicing fees.

NONCONFORMING MORTGAGE LOAN SECURITIZATIONS. In the normal course of business, we sell nonconforming mortgage loans in securitization transactions that we design and sponsor. Nonconforming mortgage loan securitizations do not involve a government credit guarantee, and accordingly, beneficial interest holders are subject to credit risk of the underlying assets held by the securitization VIE. We typically originate the transferred loans and account for the transfers as sales. We also typically retain the right to service the loans and may hold other beneficial interests issued by the VIE, such as debt securities held for investment purposes. Our servicing role related to nonconforming commercial mortgage loan securitizations is limited to primary or master servicer. We do not consolidate the VIE because the most significant decisions impacting the performance of the VIE are generally made by the special servicer or the controlling class security holder. For our residential nonconforming mortgage loan securitizations accounted for as sales, we either do not hold variable interests that we consider potentially significant or are not the primary servicer for a majority of the VIE assets.

WHOLE LOAN SALE TRANSACTIONS. We may also sell whole loans to VIEs where we have continuing involvement in the form of financing. We account for these transfers as sales, and do not consolidate the VIEs as we do not have the power to direct the most significant activities of the VIEs.

Table 16.1 presents information about transfers of assets during the periods presented for which we recorded the transfers as sales and have continuing involvement with the transferred assets. In connection with these transfers, we received proceeds and recorded servicing assets and securities. Each of these interests are initially measured at fair value. Servicing rights are classified as Level 3 measurements, and generally securities are classified as Level 2. Transfers of residential mortgage loans are transactions with the GSEs or GNMA and generally result in no gain or loss because the loans are typically measured at fair value on a recurring basis. Transfers of commercial mortgage loans

148	Wells Fargo & Company

include both transactions with the GSEs or GNMA and nonconforming transactions. These commercial mortgage loans are carried at the lower of cost or market, and we recognize gains on such transfers when the market value is greater than the carrying value of the loan when it is sold.
Table 16.1: Transfers with Continuing Involvement

	Year ended December 31,
	2024		2023		2022
(in millions)	Residential mortgages	Commercial mortgages	Residential mortgages	Commercial mortgages	Residential mortgages	Commercial mortgages
Assets sold	$8,303	18,132	13,823	8,872	75,582	13,735
Proceeds from transfer (1)	8,303	18,321	13,823	9,017	75,634	13,963
Net gains (losses) on sale	—	189	—	145	52	228

Continuing involvement (2):
Servicing rights recognized	$87	81	157	73	966	128
Securities recognized (3)	—	167	—	94	2,062	189
(1)Represents cash proceeds and the fair value of non-cash beneficial interests recognized at securitization settlement.
(2)Represents assets or liabilities recognized at securitization settlement date related to our continuing involvement in the transferred assets.
(3)Represents debt securities obtained at securitization settlement held for investment purposes that are classified as available-for-sale or held-to-maturity. Excludes trading debt securities held temporarily for market-marking purposes, which are sold to third parties at or shortly after securitization settlement, of $4.2 billion, $6.0 billion, and $19.0 billion, during the years ended December 31, 2024, 2023 and 2022, respectively.
In the normal course of business, we purchase certain
non-agency securities at initial securitization or subsequently in the secondary market, which we hold for investment. We also provide seller financing in the form of loans. During the years ended December 31, 2024, 2023 and 2022, we received cash flows of $311 million, $263 million, and $456 million, respectively, related to principal and interest payments on these securities and loans, which exclude cash flows related to trading activities.
Table 16.2 presents the key weighted-average assumptions we used to initially measure residential MSRs recognized during the periods presented.
Table 16.2: Residential MSRs – Assumptions at Securitization Date

	Year ended December 31,
	2024	2023	2022
Prepayment rate (1)	16.5%	16.8	12.4
Discount rate	10.0	9.7	8.0
Cost to service ($ per loan)	$148	178	110
(1)Includes a blend of prepayment speeds and expected defaults. Prepayment speeds are influenced by mortgage interest rates as well as our estimation of drivers of borrower behavior.
See Note 15 (Fair Value Measurements) and
Note 6 (Mortgage Banking Activities) for additional information on key assumptions for residential MSRs.
RESECURITIZATION ACTIVITIES. We enter into resecuritization transactions as part of our trading activities to accommodate the investment and risk management activities of our customers. In resecuritization transactions, we transfer trading debt securities to VIEs in exchange for new beneficial interests that are sold to third parties at or shortly after securitization settlement. This activity is performed for customers seeking a specific return or risk profile. Substantially all of our transactions involve the resecuritization of conforming mortgage-backed securities issued by the GSEs or guaranteed by GNMA. We do not consolidate the resecuritization VIEs as we share in the decision-making power with third parties and do not hold significant economic interests in the VIEs other than for market-making activities. During the years ended December 31, 2024, 2023 and 2022, we transferred trading debt securities of $9.7 billion, $12.7 billion, and $17.0 billion, respectively, to resecuritization VIEs, and retained trading debt securities of $544 million, $239 million, and $428 million, respectively. These amounts are not included in Table 16.1. As of December 31, 2024 and 2023, we held $819 million and $984 million of trading debt securities, respectively. Total resecuritization VIE assets, to which we sold assets and hold an interest, were $44.1 billion and $52.0 billion at December 31, 2024 and 2023, respectively.

Wells Fargo & Company	149

Note 16: Securitizations and Variable Interest Entities (continued)
Sold or Securitized Loans Serviced for Others
Table 16.3 presents information about loans that we have originated and sold or securitized in which we have ongoing involvement as servicer. For loans sold or securitized where servicing is our only form of continuing involvement, we generally experience a loss only if we were required to repurchase a delinquent loan or foreclosed asset due to a breach in representations and warranties associated with our loan sale or servicing contracts. Table 16.3 excludes mortgage loans sold to and held or securitized by GSEs or GNMA of $528.1 billion and $592.5 billion at December 31, 2024 and 2023, respectively. Delinquent loans include loans 90 days or more past due and loans in bankruptcy, regardless of delinquency status. Delinquent loans and foreclosed assets related to loans sold to and held or securitized by GSEs and GNMA were $2.4 billion and $3.4 billion at December 31, 2024 and 2023, respectively.
Table 16.3: Sold or Securitized Loans Serviced for Others

					Net charge-offs
	Total loans		Delinquent loans and foreclosed assets (1)		Year ended December 31,
(in millions)	Dec 31, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023	2024	2023
Commercial (2)	$72,468	67,232	1,467	1,000	54	114
Residential	7,362	8,311	340	393	10	19
Total off-balance sheet sold or securitized loans	$79,830	75,543	1,807	1,393	64	133
(1)Includes $258 million and $163 million of commercial foreclosed assets and $18 million and $22 million of residential foreclosed assets at December 31, 2024 and 2023, respectively.
(2)In August 2024, we entered into a definitive agreement to sell the non-agency third-party servicing segment of our commercial mortgage servicing business, including the related mortgage servicing rights and servicer advances. At the closing of this transaction, we expect commercial loans serviced for others to be reduced.
Transactions with Unconsolidated VIEs
MORTGAGE LOAN SECURITIZATIONS. Table 16.4 includes nonconforming mortgage loan securitizations where we originate and transfer the loans to the unconsolidated securitization VIEs that we sponsor. For additional information about these VIEs, see the “Loan Sales and Securitization Activity” section within this Note. Nonconforming mortgage loan securitizations also include commercial mortgage loan securitizations sponsored by third parties where we did not originate or transfer the loans but serve as master servicer and invest in securities that could be potentially significant to the VIE.
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
COMMERCIAL REAL ESTATE LOANS. We may transfer purchased industrial development bonds and GSE credit enhancements to VIEs in exchange for beneficial interests. We may also acquire such beneficial interests in transactions where we do not act as a transferor. We own all of the beneficial interests and may also service the underlying mortgages that serve as collateral to the bonds. The GSEs have the power to direct the servicing and workout activities of the VIE in the event of a default, therefore we do not have control over the key decisions of the VIEs.

OTHER VIE STRUCTURES.  We engage in various forms of structured finance arrangements with other VIEs, including asset-backed finance structures. Collateral may include rental properties and mortgage loans. We may participate in structuring or marketing the arrangements as well as provide financing, service one or more of the underlying assets, or enter into derivatives with the VIEs. We may also receive fees for those services. We are not the primary beneficiary of these structures because we do not have power to direct the most significant activities of the VIEs.

150	Wells Fargo & Company

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
Table 16.4: Unconsolidated VIEs

		Carrying value – asset (liability)
(in millions)	Total VIE assets	Loans	Debt securities (1)	Equity securities	All other assets (2)	Debt and other liabilities	Net assets
December 31, 2024
Nonconforming mortgage loan securitizations (3)	$165,218	—	2,203	—	512	(4)	2,711
Commercial real estate loans	5,289	5,275	—	—	14	—	5,289
Other	1,186	67	—	—	10	—	77
Total	$171,693	5,342	2,203	—	536	(4)	8,077
		Maximum exposure to loss
		Loans	Debt securities (1)	Equity securities	All other assets (2)	Debt, guarantees, and other commitments	Total exposure
Nonconforming mortgage loan securitizations (3)		$—	2,203	—	512	4	2,719
Commercial real estate loans		5,275	—	—	14	695	5,984
Other		67	—	—	10	157	234
Total		$5,342	2,203	—	536	856	8,937
		Carrying value – asset (liability)
(in millions)	Total VIE assets	Loans	Debt securities (1)	Equity securities	All other assets (2)	Debt and other liabilities	Net assets
December 31, 2023
Nonconforming mortgage loan securitizations (3)	$154,730	—	2,471	—	591	(8)	3,054
Commercial real estate loans	5,588	5,571	—	—	17	—	5,588
Other	1,898	213	—	47	17	—	277
Total	$162,216	5,784	2,471	47	625	(8)	8,919
		Maximum exposure to loss
		Loans	Debt securities (1)	Equity securities	All other assets (2)	Debt, guarantees, and other commitments	Total exposure
Nonconforming mortgage loan securitizations (3)		$—	2,471	—	591	8	3,070
Commercial real estate loans		5,571	—	—	17	700	6,288
Other		213	—	47	17	158	435
Total		$5,784	2,471	47	625	866	9,793
(1)Includes $298 million and $301 million of securities classified as trading at December 31, 2024 and 2023, respectively.
(2)All other assets includes mortgage servicing rights, derivative assets, and other assets (predominantly servicing advances).
(3)In August 2024, we entered into a definitive agreement to sell the non-agency third-party servicing segment of our commercial mortgage servicing business, including the related mortgage servicing rights and servicer advances. At the closing of this transaction, we expect nonconforming mortgage loan securitizations to be reduced as we will no longer have continuing involvement in the form of servicing.

Wells Fargo & Company	151

Note 16: Securitizations and Variable Interest Entities (continued)
INVOLVEMENT WITH TAX CREDIT VIES. In addition to the unconsolidated VIEs in Table 16.4, we may invest in or provide funding to affordable housing, renewable energy or similar projects that are designed to generate a return primarily through the realization of federal income tax credits and other income tax benefits. Our affordable housing investments generate low-income housing tax credits and our renewable energy investments generate either production tax credits, investment tax credits, or both. The projects are typically managed by third-party sponsors who have the power over the VIE’s assets; therefore, we do not consolidate the VIEs. The carrying value of our equity investments in tax credit VIEs was $21.7 billion and $19.7 billion at December 31, 2024 and 2023, respectively. Additionally, we had loans to tax credit VIEs with a carrying value of $1.9 billion and $2.1 billion at December 31, 2024 and 2023, respectively.
Our maximum exposure to loss for tax credit VIEs at December 31, 2024 and 2023, was $29.1 billion and $30.6 billion, respectively. Our maximum exposure to loss included total unfunded equity and lending commitments of $5.5 billion and $8.7 billion at December 31, 2024 and 2023, respectively. Under these commitments, we are required to provide additional financial support during the investment period, at the discretion of project sponsors, or for certain renewable energy investments, on a contingent basis based on the amount of income tax credits earned. For equity investments accounted for using the proportional amortization method, a liability is recognized for unfunded commitments that are either legally binding or contingent but probable of funding. The liability recognized for these commitments at December 31, 2024 and 2023, was $6.4 billion and $4.9 billion, respectively. Substantially all of these commitments are expected to be funded within three years. See Note 1 (Summary of Significant Accounting Policies) for additional information on our adoption of ASU 2023-02 effective January 1, 2024, which impacted the accounting for our tax credit equity investments and related unfunded commitments. See also Note 17 (Guarantees and Other Commitments) for additional information about unrecognized commitments to purchase equity securities.
Table 16.5 summarizes the impacts to our consolidated statement of income related to our affordable housing and renewable energy equity investments.
Table 16.5: Income Statement Impacts for Affordable Housing and Renewable Energy Tax Credit Investments (1)

		Year ended December 31,
(in millions)		2024	2023	2022
Income (loss) before income tax expense (2)	(A)	$(66)	(634)	(473)
Income tax expense (benefit):
Proportional amortization of investments		2,971	1,650	1,549
Income tax credits and other income tax benefits		(3,990)	(3,176)	(2,854)
Net expense (benefit) recognized within income tax expense	(B)	(1,019)	(1,526)	(1,305)
Net income related to affordable housing and renewable energy tax credit investments	(A)-(B)	$953	892	832
(1)Includes the impacts for affordable housing and renewable energy tax credit investments, which are accounted for using either the proportional amortization method or the equity method. Prior period balances do not reflect accounting changes related to our adoption of ASU 2023-02, effective January 1, 2024. For additional information, see Note 1 (Summary of Significant Accounting Policies).
(2)The balance predominantly relates to equity method losses from renewable energy tax credit investments, which are recorded in other noninterest income on our consolidated statement of income.

152	Wells Fargo & Company

Consolidated VIEs
We consolidate VIEs where we are the primary beneficiary. We are the primary beneficiary of the following structure types:

COMMERCIAL AND INDUSTRIAL LOANS AND LEASES. We previously securitized dealer floor plan loans in a revolving master trust entity. As servicer and holder of all beneficial interests, we control the key decisions of the trust and consolidate the VIE. In first quarter 2024, we removed the loans held by the master trust entity by transferring them to another subsidiary of Wells Fargo, which had no impact on our consolidated balance sheet. In a separate transaction structure, we may provide the majority of debt and equity financing to an SPE that engages in lending and leasing to specific vendors and we service the underlying collateral.

CREDIT CARD SECURITIZATIONS. Beginning in first quarter 2024, we securitized a portion of our credit card loans to provide a source of funding. Credit card securitizations involve the transfer of credit card loans to a master trust that issues debt securities to third party investors that are collateralized by the transferred credit card loans. The underlying securitized credit card loans and other assets in the master trust are available only for payment of the debt securities issued by the master trust; they are not available to pay our other obligations. In addition, the investors in the debt securities do not have recourse to the general credit of Wells Fargo.
We consolidate the master trust because, as the servicer of the credit card loans, we have the power to direct the activities that most significantly impact the economic performance and hold variable interests potentially significant to the VIE. We hold a minimum of 5% seller’s interest in the transferred credit card loans and we retain subordinated securities issued by the master trust, which collectively could result in exposure to potentially significant losses or benefits from the master trust. As of December 31, 2024, we held seller’s interest of $6.5 billion in the transferred credit card loans and subordinated securities of $750 million (at par) issued by the master trust, which are both eliminated in our consolidated financial statements. The transferred credit card loans and debt securities issued to third parties are recognized on our consolidated balance sheet, and classified as loans and long-term debt, respectively.

Table 16.6 presents a summary of financial assets and liabilities of our consolidated VIEs. The carrying value represents assets and liabilities recognized on our consolidated balance sheet. “Total VIE assets” includes affiliate balances that are eliminated upon consolidation, and therefore in some instances will differ from the carrying value of assets.
On our consolidated balance sheet, we separately disclose (1) the consolidated assets of certain VIEs that can only be used to settle the liabilities of those VIEs, and (2) the consolidated liabilities of certain VIEs for which the VIE creditors do not have recourse to Wells Fargo.
Table 16.6: Transactions with Consolidated VIEs

		Carrying value – asset (liability)
(in millions)	Total VIE assets	Loans	All other assets (1)	Long-term debt	Accrued expenses and other liabilities
December 31, 2024
Commercial and industrial loans and leases	$1,737	1,570	167	—	(118)
Credit card securitizations	9,803	9,615	25	(2,240)	(5)
Other	479	—	479	—	(1)
Total consolidated VIEs	$12,019	11,185	671	(2,240)	(124)
December 31, 2023
Commercial and industrial loans and leases	$7,579	4,880	203	—	(115)
Credit card securitizations	—	—	—	—	—
Other	232	—	232	—	—
Total consolidated VIEs	$7,811	4,880	435	—	(115)
(1)All other assets includes loans held for sale and other assets.
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

Wells Fargo & Company	153

Note 17: Guarantees and Other Commitments
Guarantees are contracts that contingently require us to make payments to a guaranteed party based on an event or a change in an underlying asset, liability, rate or index. Table 17.1 shows carrying value and maximum exposure to loss on our guarantees.
Table 17.1: Guarantees – Carrying Value and Maximum Exposure to Loss

		Maximum exposure to loss
(in millions)	Carrying value of obligation	Expires in one year or less	Expires after one year through three years	Expires after three years through five years	Expires after five years	Total	Non-investment grade
December 31, 2024
Standby letters of credit (1)	$90	13,311	6,951	1,538	17	21,817	7,198
Direct pay letters of credit (1)	2	1,818	1,051	108	92	3,069	766
Loans and LHFS sold with recourse	82	593	3,089	3,969	6,223	13,874	10,660
Exchange and clearing house guarantees	—	38,852	—	—	—	38,852	—
Other guarantees and indemnifications	36	1,888	496	124	553	3,061	1,022
Total guarantees	$210	56,462	11,587	5,739	6,885	80,673	19,646
December 31, 2023
Standby letters of credit (1)	$90	14,211	5,209	2,931	105	22,456	7,711
Direct pay letters of credit (1)	8	1,446	2,268	247	5	3,966	957
Loans and LHFS sold with recourse	72	249	2,957	3,385	7,228	13,819	10,612
Exchange and clearing house guarantees	—	13,550	—	—	—	13,550	—
Other guarantees and indemnifications	22	687	854	116	463	2,120	634
Total guarantees	$192	30,143	11,288	6,679	7,801	55,911	19,914
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

STANDBY LETTERS OF CREDIT. We issue standby letters of credit, which include performance and financial guarantees, for customers in connection with contracts between our customers and third parties. Standby letters of credit are conditional lending commitments where we are obligated to make payment to a third party on behalf of a customer if the customer fails to meet their contractual obligations. Total maximum exposure to loss includes the portion of multipurpose lending facilities for which we have issued standby letters of credit under the commitments.

DIRECT PAY LETTERS OF CREDIT. We issue direct pay letters of credit to serve as credit enhancements for certain bond issuances. Beneficiaries (bond trustees) may draw upon these instruments to make scheduled principal and interest payments, redeem all outstanding bonds because a default event has occurred, or for other reasons as permitted by the agreement.

LOANS AND LHFS SOLD WITH RECOURSE. For certain sales and securitizations of loans, predominantly to GSEs, we provide recourse to the buyer for certain losses. Certain arrangements require that we share in the credit risk of the loans, substantially all of which are commercial real estate mortgage loans, where we provide recourse up to 33.33% of actual losses incurred on a pro-rata basis in the event of borrower default. The maximum exposure to loss represents the outstanding principal balance of the loans sold or securitized that are subject to recourse provisions or the maximum losses per the contractual agreements. However, we believe the likelihood of loss of the entire balance due to these recourse agreements is remote, and amounts paid can be recovered in whole or in part from the sale of collateral.

EXCHANGE AND CLEARING HOUSE GUARANTEES. We are members of several securities and derivatives exchanges and clearing houses, both in the U.S. and in countries outside the U.S., that we use to clear our trades and those of our customers, including customers for whom we act as sponsoring member. It is common that all members in these organizations are required to collectively guarantee the performance of other members of the organization. Our obligations under the guarantees are generally a pro-rata share based on either a fixed amount or a multiple of the guarantee fund we are required to maintain with these organizations. Some membership rules require members to assume a pro-rata share of losses resulting from another member’s default or from non-member default losses after applying the guarantee fund. We have not recorded a liability for these arrangements as of the dates presented in Table 17.1 because we believe the likelihood of loss is remote. As part of

154	Wells Fargo & Company

maintaining our memberships in certain clearing organizations, we are required to stand ready to provide liquidity to sustain market clearing activity in the event unforeseen events occur or are deemed likely to occur. Certain of these obligations are guarantees of other members’ performance and accordingly are included in Table 17.1 in Other guarantees and indemnifications. We may act as a sponsoring member under the Fixed Income Clearing Corporation’s (FICC) sponsored repo service, where we guarantee the performance of our clients’ obligations to the FICC. We minimize our liability under these guarantees by obtaining a secured interest in the collateral that our clients place with the FICC.

OTHER GUARANTEES AND INDEMNIFICATIONS. We have contingent performance arrangements related to various customer relationships and lease transactions. We are required to pay the counterparties to these agreements if third parties default on certain obligations.
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

WRITTEN OPTIONS. We enter into written foreign currency options and over-the-counter written equity put options that are derivative contracts that have the characteristics of a guarantee. Written put options give the counterparty the right to sell to us an underlying instrument held by the counterparty at a specified price by a specified date. While these derivative transactions expose us to risk if the option is exercised, we manage this risk by entering into offsetting trades or by taking short positions in the underlying instrument. We offset market risk related to options written to customers with cash securities or other offsetting derivative transactions. Additionally, for certain of these contracts, we require the counterparty to pledge the underlying instrument as collateral for the transaction. Our ultimate obligation under written options is based on future market conditions and is only quantifiable at settlement. The fair value of written options represents our view of the probability that we will be required to perform under the contract. The fair value of these written options was a liability of $88 million and an asset of $178 million at December 31, 2024 and 2023, respectively. The fair value may be an asset as a result of deferred premiums on certain option trades. The maximum exposure to loss represents the notional value of these derivative contracts. At December 31, 2024, the maximum exposure to loss was $34.3 billion, with $31.5 billion expiring in three years or less compared with $34.0 billion and $31.9 billion, respectively, at December 31, 2023. See Note 14 (Derivatives) for additional information regarding written derivative contracts.

MERCHANT PROCESSING SERVICES. We provide debit and credit card transaction processing services through payment networks directly for merchants and as a sponsor for merchant processing servicers, including our joint venture with a third party that is accounted for as an equity method investment. In our role as the merchant acquiring bank, we have a potential obligation in connection with payment and delivery disputes between the merchant and the cardholder that are resolved in favor of the cardholder, referred to as a charge-back transaction. If we are unable to collect the amounts from the merchant, we incur a loss for the refund to the cardholder. We are secondarily obligated to make a refund for transactions involving sponsored merchant processing servicers. We generally have a low likelihood of loss in connection with our merchant processing services because most products and services are delivered when purchased and amounts are generally refunded when items are returned to the merchant. In addition, we may reduce our risk in connection with these transactions by withholding future payments and requiring cash or other collateral. We estimate our potential maximum exposure to be the total merchant transaction volume processed in the preceding four months, which is generally the lifecycle for a charge-back transaction. As of December 31, 2024, our potential maximum exposure was approximately $477.3 billion, and related losses, including those from our joint venture entity, were insignificant.

GUARANTEES OF SUBSIDIARIES. In the normal course of business, the Parent may provide counterparties with guarantees related to its subsidiaries’ obligations. These obligations are included in the Company’s consolidated balance sheet or are reflected as off-balance sheet commitments, and therefore, the Parent has not recognized a separate liability for these guarantees.
Additionally, the Parent fully and unconditionally guarantees the payment of principal, interest, and any other amounts that may be due on securities that its 100% owned finance subsidiary, Wells Fargo Finance LLC, may issue. These securities are not guaranteed by any other subsidiary of the Parent. The guaranteed liabilities were $1.3 billion and $834 million at December 31, 2024 and 2023, respectively. These guarantees rank on parity with all of the Parent’s other unsecured and unsubordinated indebtedness.
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

Wells Fargo & Company	155

Note 17:  Guarantees and Other Commitments (continued)
creditors of that subsidiary will have a prior claim on that subsidiary’s assets. The rights of the Parent and the rights of the Parent’s creditors will be subject to that prior claim unless the Parent is also a direct creditor of that subsidiary. For additional information regarding other restrictions on the Parent’s ability to receive dividends, loan payments and other funds from its subsidiaries, see Note 26 (Regulatory Capital Requirements and Other Restrictions).

OTHER COMMITMENTS. As of December 31, 2024 and 2023, we had commitments to purchase equity securities of $6.6 billion and $9.2 billion, respectively, which predominantly included Federal Reserve Bank stock and tax credit investments accounted for using the equity method.
We have commitments to enter into resale and securities borrowing agreements as well as repurchase and securities lending agreements with certain counterparties, including central clearing organizations. The amount of our unfunded contractual commitments for resale and securities borrowing agreements was $27.3 billion and $17.5 billion as of December 31, 2024 and 2023, respectively. The amount of our unfunded contractual commitments for repurchase and securities lending agreements was $2.0 billion and $746 million as of December 31, 2024 and 2023, respectively.
Given the nature of these commitments, they are excluded from Table 5.4 (Unfunded Credit Commitments) in Note 5 (Loans and Related Allowance for Credit Losses).

156	Wells Fargo & Company

Note 18: Securities Financing Activities
We enter into resale and repurchase agreements and securities borrowing and lending agreements (collectively, “securities financing activities”) typically to finance trading positions (including securities and derivatives), acquire securities to cover short trading positions, accommodate customers’ financing needs, and settle other securities obligations. These activities are conducted through our broker-dealer subsidiaries and, to a lesser extent, through other bank entities. Our securities financing activities predominantly involve high-quality, liquid securities such as U.S. Treasury securities and government agency securities and, to a lesser extent, less liquid securities, including equity securities, corporate bonds and asset-backed securities. We account for these transactions as collateralized financings in which we typically receive or pledge securities as collateral. We believe these financing transactions generally do not have material credit risk given the collateral provided and the related monitoring processes.

OFFSETTING OF SECURITIES FINANCING ACTIVITIES. Table 18.1 presents resale and repurchase agreements subject to master repurchase agreements (MRA) and securities borrowing and lending agreements subject to master securities lending agreements (MSLA). Where legally enforceable, these master netting arrangements give the ability, in the event of default by the counterparty, to liquidate securities held as collateral and to offset receivables and payables with the same counterparty. Securities financings with the same counterparty are presented net on our consolidated balance sheet, provided certain criteria are met that permit balance sheet netting. The majority of transactions subject to these agreements do not meet those criteria and thus are not eligible for balance sheet netting.
Securities collateral we pledge is not netted on our consolidated balance sheet against the related liability. Securities collateral we receive is not recognized on our consolidated balance sheet. Collateral pledged or received may be increased or decreased over time to maintain certain contractual thresholds, as the assets underlying each arrangement fluctuate in value. For additional information on collateral pledged and received, see Note 19 (Pledged Assets and Collateral). Generally, these agreements require collateral to exceed the asset or liability recognized on the balance sheet. The following table includes the amount of collateral pledged or received related to exposures subject to enforceable MRAs or MSLAs. While these agreements are typically over-collateralized, the disclosure in this table is limited to the reported amount of such collateral to the amount of the related recognized asset or liability for each counterparty.
In addition to the amounts included in Table 18.1, we also have balance sheet netting related to derivatives that is disclosed in Note 14 (Derivatives).
Table 18.1: Offsetting – Securities Financing Activities

(in millions)	Dec 31, 2024	Dec 31, 2023
Assets:
Resale and securities borrowing agreements
Gross amounts recognized	$159,538	108,785
Gross amounts offset in consolidated balance sheet (1)	(54,208)	(28,402)
Net amounts in consolidated balance sheet (2)	105,330	80,383
Collateral received not recognized in consolidated balance sheet (3)	(104,313)	(79,473)
Net amount (4)	$1,017	910
Liabilities:
Repurchase and securities lending agreements
Gross amounts recognized	$149,427	106,060
Gross amounts offset in consolidated balance sheet (1)	(54,208)	(28,402)
Net amounts in consolidated balance sheet (5)	95,219	77,658
Collateral pledged but not netted in consolidated balance sheet (6)	(95,170)	(77,529)
Net amount (4)	$49	129
(1)Represents recognized amount of resale and repurchase agreements with counterparties subject to enforceable MRAs that have been offset within our consolidated balance sheet.
(2)Included in federal funds sold and securities purchased under resale agreements on our consolidated balance sheet. Excludes $21.8 billion and $20.5 billion classified on our consolidated balance sheet in loans at December 31, 2024 and December 31, 2023, respectively, which relates to resale agreements involving collateral other than securities as part of our commercial lending business activities.
(3)Represents the fair value of collateral we have received under enforceable MRAs or MSLAs, limited in the table above to the amount of the recognized asset due from each counterparty.
(4)Represents the amount of our exposure (assets) or obligation (liabilities) that is not collateralized and/or is not subject to an enforceable MRA or MSLA.
(5)Included in short-term borrowings on our consolidated balance sheet.
(6)Represents the fair value of collateral we have pledged, related to enforceable MRAs or MSLAs, limited in the table above to the amount of the recognized liability owed to each counterparty.

Wells Fargo & Company	157

Note 18: Securities Financing Activities (continued)
REPURCHASE AND SECURITIES LENDING AGREEMENTS. Securities sold under repurchase agreements and securities lending arrangements are effectively short-term collateralized borrowings. In these transactions, we receive cash in exchange for transferring securities as collateral and recognize an obligation to reacquire the securities for cash at the transaction’s maturity. These types of transactions create risks, including (1) the counterparty may fail to return the securities at maturity, (2) the fair value of the securities transferred may decline below the amount of our obligation to reacquire the securities, and therefore create an obligation for us to pledge additional amounts, and (3) the counterparty may accelerate the maturity on demand, requiring us to reacquire the security prior to contractual maturity. We attempt to mitigate these risks in various ways. Our collateral predominantly consists of highly liquid securities. In addition, we underwrite and monitor the financial strength of our counterparties, monitor the fair value of collateral pledged relative to contractually required repurchase amounts, and monitor that our collateral is properly returned through the clearing and settlement process in advance of our cash repayment. Table 18.2 provides the gross amounts recognized on our consolidated balance sheet (before the effects of offsetting) of our liabilities for repurchase and securities lending agreements disaggregated by underlying collateral type.
Table 18.2: Gross Obligations by Underlying Collateral Type

(in millions)	Dec 31, 2024	Dec 31, 2023
Repurchase agreements:
Securities of U.S. Treasury and federal agencies	$70,362	38,742
Securities of U.S. States and political subdivisions	648	579
Federal agency mortgage-backed securities	54,107	48,019
Non-agency mortgage-backed securities	2,397	1,889
Corporate debt securities	10,008	7,925
Asset-backed securities	2,334	2,176
Equity securities	1,584	635
Other	740	541
Total repurchases	142,180	100,506
Securities lending arrangements:
Securities of U.S. Treasury and federal agencies	214	251
Corporate debt securities	1,925	293
Equity securities	5,101	4,965
Other	7	45
Total securities lending	7,247	5,554
Total repurchases and securities lending	$149,427	106,060
Table 18.3 provides the contractual maturities of our gross obligations under repurchase and securities lending agreements. Securities lending is executed under agreements that allow either party to terminate the transaction without notice, while repurchase agreements have a term structure that matures at a point in time. The overnight agreements require an election by both parties to roll the trade, while continuous agreements require an election by either party to terminate the agreement.
Table 18.3: Contractual Maturities of Gross Obligations

(in millions)	Repurchase agreements	Securities lending agreements
December 31, 2024
Overnight/continuous	$79,560	4,096
Up to 30 days	40,318	—
30-90 days	8,909	300
>90 days	13,393	2,851
Total gross obligation	$142,180	7,247
December 31, 2023
Overnight/continuous	$54,810	4,903
Up to 30 days	13,704	—
30-90 days	23,264	200
>90 days	8,728	451
Total gross obligation	$100,506	5,554

158	Wells Fargo & Company

Note 19: Pledged Assets and Collateral
Pledged Assets
We pledge financial assets that we own to counterparties for the collateralization of securities and other collateralized financing activities, to secure trust and public deposits, and to collateralize derivative contracts. See Note 18 (Securities Financing Activities) for additional information on securities financing activities. As part of our liquidity management strategy, we may also pledge assets to secure borrowings and letters of credit from Federal Home Loan Banks (FHLBs), to maintain potential borrowing capacity with FHLBs and at the discount window of the Board of Governors of the Federal Reserve System (FRB), and for other purposes as required or permitted by law or insurance statutory requirements. The collateral that we pledge may include our own collateral as well as collateral that we have received from third parties and have the right to repledge.
Table 19.1 provides the carrying values of assets recognized on our consolidated balance sheet that we have pledged to third parties. Assets pledged in transactions where our counterparty has the right to sell or repledge those assets are presented parenthetically on our consolidated balance sheet.

VIE RELATED. We also pledge assets in connection with various types of transactions entered into with VIEs, which are excluded from Table 19.1. These pledged assets can only be used to settle the liabilities of those entities. We also have loans recorded on our consolidated balance sheet which represent certain delinquent loans that are eligible for repurchase from GNMA loan securitizations. See Note 16 (Securitizations and Variable Interest Entities) for additional information on consolidated and unconsolidated VIE assets.
Table 19.1: Pledged Assets

(in millions)	Dec 31, 2024	Dec 31, 2023
Pledged to counterparties that had the right to sell or repledge:
Debt securities:
Trading	$86,142	62,537
Available-for-sale	3,078	5,055
Equity securities	9,774	2,683
All other assets	461	495
Total assets pledged to counterparties that had the right to sell or repledge	99,455	70,770
Pledged to counterparties that did not have the right to sell or repledge:
Debt securities:
Trading	5,121	2,757
Available-for-sale	97,025	64,511
Held-to-maturity	213,829	246,218
Loans	485,701	445,092
Equity securities	2,150	1,502
All other assets	853	1,195
Total assets pledged to counterparties that did not have the right to sell or repledge	804,679	761,275
Total pledged assets	$904,134	832,045
Collateral Accepted
We receive financial assets as collateral that we are permitted to sell or repledge. This collateral is obtained in connection with securities purchased under resale agreements and securities borrowing transactions, customer margin loans, and derivative contracts. We may use this collateral in connection with securities sold under repurchase agreements and securities lending transactions, derivative contracts, and short sales. At December 31, 2024 and December 31, 2023, the fair value of this collateral received that we have the right to sell or repledge was $288.7 billion and $216.6 billion, respectively, of which $142.2 billion and $103.3 billion, respectively, were sold or repledged.

Wells Fargo & Company	159

Note 20: Operating Segments
Our management reporting is organized into four reportable operating segments: Consumer Banking and Lending; Commercial Banking; Corporate and Investment Banking; and Wealth and Investment Management. All other business activities that are not included in the reportable operating segments have been included in Corporate. We define our reportable operating segments by type of product and customer segment, and their results are based on our management reporting process. The management reporting process measures the performance of the reportable operating segments based on the Company’s management structure, and the results are regularly reviewed with our Chief Executive Officer (CEO) and relevant senior management. Our CEO is the chief operating decision maker (CODM) and reviews actual and forecasted operating segment net income for assessing performance and deciding how to allocate resources. The management reporting process is based on U.S. GAAP and includes specific adjustments, such as funds transfer pricing for asset/liability management, shared revenue and expenses, and taxable-equivalent adjustments to consistently reflect income from taxable and tax-exempt sources, which allows management to assess performance consistently across the operating segments.

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
Corporate includes corporate treasury and enterprise functions, net of expense allocations, in support of the reportable operating segments (including funds transfer pricing, capital, and liquidity), as well as our investment portfolio and venture capital and private equity investments. Corporate also includes certain lines of business that management has determined are no longer consistent with the long-term strategic goals of the Company as well as results for previously divested businesses.

Basis of Presentation
FUNDS TRANSFER PRICING. Corporate treasury manages a funds transfer pricing methodology that considers interest rate risk, liquidity risk, and other product characteristics. Operating segments pay a funding charge for their assets and receive a funding credit for their deposits, both of which are included in net interest income. The net impact of the funding charges or credits is recognized in corporate treasury.

REVENUE SHARING AND EXPENSE ALLOCATIONS. When lines of business jointly serve customers, the line of business that is responsible for providing the product or service recognizes revenue or expense with a referral fee paid or an allocation of cost to the other line of business based on established internal revenue-sharing agreements.
When a line of business uses a service provided by another line of business, expense is generally allocated based on the cost and use of the service provided. Enterprise functions, such as operations, technology, and risk management, are included in Corporate with an allocation of their applicable costs to the reportable operating segments based on the level of support provided by the enterprise function. We periodically assess and update our revenue sharing and expense allocation methodologies.
Table 20.1 includes the allocated expenses from Corporate to the reportable operating segments within the relevant personnel and non-personnel expense lines. Personnel expense is a significant expense for our reportable operating segments. Non-personnel expense includes other expense categories that are consistent with those presented in our consolidated statement of income, such as technology, telecommunications and equipment expense, occupancy expense, and professional and outside services expense.

TAXABLE-EQUIVALENT ADJUSTMENTS. Taxable-equivalent adjustments related to tax-exempt income on certain loans and debt securities are included in net interest income, while taxable-equivalent adjustments related to income tax credits for affordable housing and renewable energy investments are included in noninterest income, in each case with corresponding impacts to income tax expense (benefit). Adjustments are included in Corporate, Commercial Banking, and Corporate and Investment Banking and are eliminated to reconcile to the Company’s consolidated financial results.

160	Wells Fargo & Company

Table 20.1 presents our results by operating segment.
Table 20.1: Operating Segments

(in millions)	Consumer Banking and Lending	Commercial Banking	Corporate and Investment Banking	Wealth and Investment Management	Corporate	Reconciling Items (1)	Consolidated Company
Year ended December 31, 2024
Net interest income (2)	$28,303	9,096	7,935	3,473	(791)	(340)	47,676
Noninterest income	7,898	3,682	11,409	11,963	1,129	(1,461)	34,620
Total revenue	36,201	12,778	19,344	15,436	338	(1,801)	82,296
Provision for credit losses	3,561	290	521	(22)	(16)	—	4,334
Personnel expense	13,864	4,090	6,067	10,424	1,284	—	35,729
Non-personnel expense	9,410	2,100	2,962	2,460	1,937	—	18,869
Noninterest expense	23,274	6,190	9,029	12,884	3,221	—	54,598
Income (loss) before income tax expense (benefit)	9,366	6,298	9,794	2,574	(2,867)	(1,801)	23,364
Income tax expense (benefit)	2,357	1,599	2,456	672	(1,884)	(1,801)	3,399
Net income (loss) before noncontrolling interests	7,009	4,699	7,338	1,902	(983)	—	19,965
Less: Net income from noncontrolling interests	—	10	—	—	233	—	243
Net income (loss)	$7,009	4,689	7,338	1,902	(1,216)	—	19,722
Year ended December 31, 2023
Net interest income (2)	$30,185	10,034	9,498	3,966	(888)	(420)	52,375
Noninterest income	7,734	3,415	9,693	10,725	431	(1,776)	30,222
Total revenue	37,919	13,449	19,191	14,691	(457)	(2,196)	82,597
Provision for credit losses	3,299	75	2,007	6	12	—	5,399
Personnel expense	14,626	4,366	5,910	9,746	1,181	—	35,829
Non-personnel expense	9,398	2,189	2,708	2,318	3,120	—	19,733
Noninterest expense	24,024	6,555	8,618	12,064	4,301	—	55,562
Income (loss) before income tax expense (benefit)	10,596	6,819	8,566	2,621	(4,770)	(2,196)	21,636
Income tax expense (benefit)	2,657	1,704	2,140	657	(2,355)	(2,196)	2,607
Net income (loss) before noncontrolling interests	7,939	5,115	6,426	1,964	(2,415)	—	19,029
Less: Net income (loss) from noncontrolling interests	—	11	—	—	(124)	—	(113)
Net income (loss)	$7,939	5,104	6,426	1,964	(2,291)	—	19,142
Year ended December 31, 2022
Net interest income (2)	$27,044	7,289	8,733	3,927	(1,607)	(436)	44,950
Noninterest income	8,766	3,631	6,509	10,895	1,192	(1,575)	29,418
Total revenue	35,810	10,920	15,242	14,822	(415)	(2,011)	74,368
Provision for credit losses	2,276	(534)	(185)	(25)	2	—	1,534
Personnel expense	15,052	3,972	5,225	9,362	729	—	34,340
Non-personnel expense	11,225	2,086	2,335	2,251	4,968	—	22,865
Noninterest expense	26,277	6,058	7,560	11,613	5,697	—	57,205
Income (loss) before income tax expense (benefit)	7,257	5,396	7,867	3,234	(6,114)	(2,011)	15,629
Income tax expense (benefit)	1,816	1,366	1,989	812	(1,721)	(2,011)	2,251
Net income (loss) before noncontrolling interests	5,441	4,030	5,878	2,422	(4,393)	—	13,378
Less: Net income (loss) from noncontrolling interests	—	12	—	—	(311)	—	(299)
Net income (loss)	$5,441	4,018	5,878	2,422	(4,082)	—	13,677

(continued on following page)

Wells Fargo & Company	161

Note 20: Operating Segments (continued)

(continued from previous page)

	Consumer Banking and Lending	Commercial Banking	Corporate and Investment Banking	Wealth and Investment Management	Corporate	Reconciling Items (1)	Consolidated Company
Year ended December 31, 2024
Loans (average)	$325,163	223,057	277,039	83,005	7,112	—	915,376
Assets (average)	360,907	245,707	568,035	90,024	652,024	—	1,916,697
Deposits (average)	774,660	172,129	192,592	107,689	98,845	—	1,345,915

Loans (period-end)	321,430	223,318	278,680	84,340	4,977	—	912,745
Assets (period-end)	361,663	246,569	597,278	90,536	633,799	—	1,929,845
Deposits (period-end)	783,490	188,650	212,948	127,008	59,708	—	1,371,804
Year ended December 31, 2023
Loans (average)	$335,920	224,102	291,975	82,755	9,164	—	943,916
Assets (average)	377,434	245,520	553,722	89,797	619,002	—	1,885,475
Deposits (average)	811,091	165,235	162,062	112,069	95,825	—	1,346,282

Loans (period-end)	332,867	224,774	287,432	82,555	9,054	—	936,682
Assets (period-end)	375,484	245,568	547,203	90,138	674,075	—	1,932,468
Deposits (period-end)	782,309	162,526	185,142	103,902	124,294	—	1,358,173
(1)Taxable-equivalent adjustments related to tax-exempt income on certain loans and debt securities are included in net interest income, while taxable-equivalent adjustments related to income tax credits for affordable housing and renewable energy investments are included in noninterest income, in each case with corresponding impacts to income tax expense (benefit). Adjustments are included in Corporate, Commercial Banking, and Corporate and Investment Banking and are eliminated to reconcile to the Company’s consolidated financial results.
(2)Net interest income is interest earned on assets minus the interest paid on liabilities to fund those assets. Segment interest earned includes actual interest income on segment assets as well as a funding credit for their deposits. Segment interest paid on liabilities includes actual interest expense on segment liabilities as well as a funding charge for their assets.

162	Wells Fargo & Company

Note 21: Revenue and Expenses
Revenue
Our revenue includes net interest income on financial instruments and noninterest income. Table 21.1 presents our revenue by operating segment. For additional description of our operating segments, including additional financial information and the underlying management accounting process, see
Note 20 (Operating Segments).
Table 21.1: Revenue by Operating Segment

(in millions)	Consumer Banking and Lending	Commercial Banking	Corporate and Investment Banking	Wealth and Investment Management	Corporate	Reconciling Items (1)	Consolidated Company
Year ended December 31, 2024
Net interest income (2)	$28,303	9,096	7,935	3,473	(791)	(340)	47,676
Noninterest income:
Deposit-related fees	2,734	1,180	1,073	24	4	—	5,015
Lending-related fees (2)	92	555	842	11	—	—	1,500
Investment advisory and other asset-based fees (3)	—	84	157	9,534	—	—	9,775
Commissions and brokerage services fees	—	—	368	2,153	—	—	2,521
Investment banking fees	(4)	84	2,675	—	(90)	—	2,665
Card fees:
Card interchange and network revenue (4)	3,567	205	55	4	2	—	3,833
Other card fees (2)	509	—	—	—	—	—	509
Total card fees	4,076	205	55	4	2	—	4,342
Mortgage banking (2)	650	—	410	(13)	—	—	1,047
Net gains (losses) from trading activities (2)	—	(2)	5,091	155	40	—	5,284
Net losses from debt securities (2)	—	—	—	—	(920)	—	(920)
Net gains (losses) from equity securities (2)	(2)	21	19	15	1,017	—	1,070
Lease income (2)	—	532	122	—	577	—	1,231
Other (2)	352	1,023	597	80	499	(1,461)	1,090
Total noninterest income	7,898	3,682	11,409	11,963	1,129	(1,461)	34,620
Total revenue	$36,201	12,778	19,344	15,436	338	(1,801)	82,296
Year ended December 31, 2023
Net interest income (2)	$30,185	10,034	9,498	3,966	(888)	(420)	52,375
Noninterest income:
Deposit-related fees	2,702	998	976	22	(4)	—	4,694
Lending-related fees (2)	117	531	790	8	—	—	1,446
Investment advisory and other asset-based fees (3)	—	74	150	8,446	—	—	8,670
Commissions and brokerage services fees	—	—	317	2,058	—	—	2,375
Investment banking fees	(6)	61	1,738	—	(144)	—	1,649
Card fees:
Card interchange and network revenue (4)	3,540	223	60	4	2	—	3,829
Other card fees (2)	427	—	—	—	—	—	427
Total card fees	3,967	223	60	4	2	—	4,256
Mortgage banking (2)	512	—	329	(12)	—	—	829
Net gains (losses) from trading activities (2)	—	(10)	4,553	162	94	—	4,799
Net gains (losses) from debt securities (2)	—	25	—	—	(15)	—	10
Net losses from equity securities (2)	—	(58)	(4)	(2)	(377)	—	(441)
Lease income (2)	—	644	57	—	536	—	1,237
Other (2)	442	927	727	39	339	(1,776)	698
Total noninterest income	7,734	3,415	9,693	10,725	431	(1,776)	30,222
Total revenue	$37,919	13,449	19,191	14,691	(457)	(2,196)	82,597

(continued on following page)

Wells Fargo & Company	163

Note 21: Revenue and Expenses (continued)
(continued from previous page)

(in millions)	Consumer Banking and Lending	Commercial Banking	Corporate and Investment Banking	Wealth and Investment Management	Corporate	Reconciling Items (1)	Consolidated Company
Year ended December 31, 2022
Net interest income (2)	$27,044	7,289	8,733	3,927	(1,607)	(436)	44,950
Noninterest income:
Deposit-related fees	3,093	1,131	1,068	24	—	—	5,316
Lending-related fees (2)	129	491	769	8	—	—	1,397
Investment advisory and other asset-based fees (3)	—	42	107	8,847	8	—	9,004
Commissions and brokerage services fees	—	—	311	1,931	—	—	2,242
Investment banking fees	(3)	60	1,492	—	(110)	—	1,439
Card fees:
Card interchange and network revenue (4)	3,590	224	60	4	—	—	3,878
Other card fees (2)	477	—	—	—	—	—	477
Total card fees	4,067	224	60	4	—	—	4,355
Mortgage banking (2)	1,100	—	296	(12)	(1)	—	1,383
Net gains (losses) from trading activities (2)	—	(6)	1,886	58	178	—	2,116
Net gains from debt securities (2)	—	5	—	—	146	—	151
Net gains (losses) from equity securities (2)	(5)	64	(5)	(2)	(858)	—	(806)
Lease income (2)	—	710	15	—	544	—	1,269
Other (2)	385	910	510	37	1,285	(1,575)	1,552
Total noninterest income	8,766	3,631	6,509	10,895	1,192	(1,575)	29,418
Total revenue	$35,810	10,920	15,242	14,822	(415)	(2,011)	74,368
(1)Taxable-equivalent adjustments related to tax-exempt income on certain loans and debt securities are included in net interest income, while taxable-equivalent adjustments related to income tax credits for affordable housing and renewable energy investments are included in noninterest income, in each case with corresponding impacts to income tax expense (benefit). Adjustments are included in Corporate, Commercial Banking, and Corporate and Investment Banking and are eliminated to reconcile to the Company’s consolidated financial results.
(2)These revenue types are related to financial assets and liabilities, including loans, leases, securities and derivatives, with additional details included in other footnotes to our financial statements.
(3)We earned trailing commissions of $943 million, $904 million, and $989 million for the years ended December 31, 2024, 2023 and 2022, respectively.
(4)The cost of credit card rewards and rebates of $2.7 billion, $2.6 billion and $2.2 billion for the years ended December 31, 2024, 2023 and 2022, respectively, are presented net against the related revenue.
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

164	Wells Fargo & Company

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

Expenses
PERSONNEL EXPENSE. Personnel expense included severance expense of $666 million, $1.5 billion, and $397 million for the years ended December 31, 2024, 2023 and 2022, respectively.

OPERATING LOSSES. Operating losses consist of expenses related to:
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
Table 21.2 provides the components of our operating losses included in our consolidated statement of income.
Table 21.2: Operating Losses

	Year ended December 31,
(in millions)	2024	2023	2022
Legal actions	$290	179	3,308
Customer remediation	722	207	2,691
Other	745	797	985
Total operating losses	$1,757	1,183	6,984

Operating losses may have significant variability given the inherent and unpredictable nature of legal actions and customer remediation activities. The timing and determination of the amount of any associated losses for these matters depends on a variety of factors, some of which are outside of our control.

OTHER EXPENSES. Regulatory Charges and Assessments expense, which is included in other noninterest expense, was $1.4 billion, $3.1 billion, and $860 million in 2024, 2023, and 2022, respectively, and predominantly consisted of Federal Deposit Insurance Corporation (FDIC) deposit assessment expense.
In November 2023, the FDIC finalized a rule to recover losses to the FDIC deposit insurance fund as a result of bank failures in the first half of 2023. Under the rule, the FDIC will collect a special assessment based on an insured depository institution’s estimated amount of uninsured deposits. Upon the FDIC’s finalization of the rule, we expensed an estimated amount of our special assessment of $1.9 billion (pre-tax) in fourth quarter 2023. During 2024, the FDIC provided updates on losses to the deposit insurance fund, which resulted in an additional expense of $243 million (pre-tax) in 2024 for the estimated amount of the special assessment. We expect the ultimate amount of the special assessment may continue to change as the FDIC determines the actual net losses to the deposit insurance fund.

Wells Fargo & Company	165

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
We did not make a contribution to our Cash Balance Plan in 2024. We do not expect that we will be required to make a contribution to the Cash Balance Plan in 2025. For the nonqualified pension plans and postretirement benefit plans, there is no minimum required contribution beyond the amount needed to fund benefit payments.
We recognize settlement losses for our Cash Balance Plan based on an assessment of whether lump sum benefit payments will, in aggregate for the year, exceed the sum of its annual service and interest cost (threshold). Lump sum payments (included in the “Benefits paid” line in Table 22.1) did not exceed this threshold in either 2024 or 2023.

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
Table 22.1 presents the changes in the benefit obligation and the fair value of plan assets, the funded status, and the amounts recognized on our consolidated balance sheet. Changes in the benefit obligation for the qualified plans were driven by the amounts of benefits paid and changes in the actuarial loss (gain) amounts, which are driven by changes in the discount rates at December 31, 2024 and 2023, respectively.
Table 22.1: Changes in Benefit Obligation and Fair Value of Plan Assets

	December 31, 2024			December 31, 2023
	Pension benefits			Pension benefits
(in millions)	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Change in benefit obligation:
Benefit obligation at beginning of period	$8,126	375	287	8,141	391	309
Service cost	29	—	—	25	—	—
Interest cost	387	17	13	403	18	15
Plan participants’ contributions	—	—	33	—	—	37
Actuarial loss (gain)	(379)	(27)	(1)	191	8	(8)
Benefits paid	(679)	(40)	(66)	(634)	(42)	(66)
Settlements, Curtailments, and Amendments	(3)	—	4	—	—	—
Foreign exchange impact	(5)	—	(1)	—	—	—
Benefit obligation at end of period	7,476	325	269	8,126	375	287

Change in plan assets:
Fair value of plan assets at beginning of period	8,634	—	497	8,600	—	476
Actual return on plan assets	167	—	26	653	—	44
Employer contribution	16	40	6	15	42	6
Plan participants’ contributions	—	—	33	—	—	37
Benefits paid	(679)	(40)	(66)	(634)	(42)	(66)
Foreign exchange impact	(2)	—	—	—	—	—
Fair value of plan assets at end of period	8,136	—	496	8,634	—	497
Funded status at end of period	$660	(325)	227	508	(375)	210
Amounts recognized on the consolidated balance sheet at end of period:
Assets	$751	—	240	585	—	224
Liabilities	(91)	(325)	(13)	(77)	(375)	(14)

166	Wells Fargo & Company

Table 22.2 provides information for pension and postretirement plans with benefit obligations in excess of plan assets.
Table 22.2: Plans with Benefit Obligations in Excess of Plan Assets

	December 31, 2024		December 31, 2023
(in millions)	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
Projected benefit obligation	$473	N/A	549	N/A
Accumulated benefit obligation	424	13	511	14
Fair value of plan assets	56	—	97	—
Table 22.3 presents the components of net periodic benefit cost and OCI. Service cost is reported in personnel expense and all other components of net periodic benefit cost are reported in other noninterest expense on our consolidated statement of income.
Table 22.3: Net Periodic Benefit Cost and Other Comprehensive Income

	December 31, 2024			December 31, 2023			December 31, 2022
	Pension benefits			Pension benefits			Pension benefits
(in millions)	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Service cost	$29	—	—	25	—	—	19	—	—
Interest cost	387	17	13	403	18	15	348	12	9
Expected return on plan assets	(472)	—	(25)	(503)	—	(25)	(511)	—	(22)
Amortization of net actuarial loss (gain)	138	5	(24)	139	5	(25)	136	11	(22)
Amortization of prior service cost (credit)	—	—	(10)	—	—	(10)	1	—	(10)
Settlement loss	—	—	—	—	—	—	226	1	—
Curtailment gain	(3)	—	—	—	—	—	—	—	—
Net periodic benefit cost	79	22	(46)	64	23	(45)	219	24	(45)
Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net actuarial loss (gain)	(74)	(27)	(2)	41	8	(27)	253	(76)	(36)
Amortization of net actuarial gain (loss)	(138)	(5)	24	(139)	(5)	25	(136)	(11)	22
Prior service cost	—	—	4	—	—	—	—	—	—
Amortization of prior service credit (cost)	—	—	10	—	—	10	(1)	—	10
Settlement (loss)	—	—	—	—	—	—	(226)	(1)	—
Total recognized in other comprehensive income	(212)	(32)	36	(98)	3	8	(110)	(88)	(4)
Total recognized in net periodic benefit cost and other comprehensive income	$(133)	(10)	(10)	(34)	26	(37)	109	(64)	(49)
Table 22.4 provides the amounts recognized in AOCI
(pre-tax).

Table 22.4: Benefits Recognized in Accumulated OCI

	December 31, 2024			December 31, 2023
	Pension benefits			Pension benefits
(in millions)	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Net actuarial loss (gain)	$2,630	42	(384)	2,842	74	(406)
Net prior service credit	—	—	(92)	—	—	(106)
Total	$2,630	42	(476)	2,842	74	(512)

Wells Fargo & Company	167

Note 22: Employee Benefits (continued)
Plan Assumptions
For additional information on our pension accounting assumptions, see Note 1 (Summary of Significant Accounting Policies). Table 22.5 presents the weighted-average assumptions used to estimate the projected benefit obligation.

Table 22.5: Weighted-Average Assumptions Used to Estimate Projected Benefit Obligation

	December 31, 2024			December 31, 2023
	Pension benefits			Pension benefits
	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Discount rate	5.62%	5.48	5.49	4.99	4.87	4.90
Interest crediting rate	4.55	4.07	N/A	3.91	3.39	N/A

Table 22.6 presents the weighted-average assumptions used to determine the net periodic benefit cost, including the impact of interim re-measurements as applicable.

Table 22.6: Weighted-Average Assumptions Used to Determine Net Periodic Benefit Cost

	December 31, 2024			December 31, 2023			December 31, 2022
	Pension benefits			Pension benefits			Pension benefits
	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits	Qualified	Non- qualified	Other benefits
Discount rate	4.93%	4.85	4.86	5.12	5.04	5.06	3.93	2.34	2.11
Interest crediting rate	3.91	3.39	N/A	4.10	3.58	N/A	3.37	1.51	N/A
Expected return on plan assets	5.71	N/A	5.16	6.09	N/A	5.34	5.35	N/A	4.00
To account for postretirement health care plans, we used health care cost trend rates to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, new technology, regulatory requirements and Medicare cost shifting. In determining the end of year benefit obligation, we assumed an average annual increase of approximately 14.50% for health care costs in 2025. This rate is assumed to trend down 1.00%-1.25% per year until the trend rate reaches an ultimate rate of 4.50% in 2034. The 2024 periodic benefit cost was determined using an initial annual trend rate of 16.50%. This rate was assumed to decrease 0.30%-3.20% per year until the trend rate reached an ultimate rate of 4.50% in 2033.

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
Other benefit plan assets include (1) assets held in a 401(h) trust, which are invested with a target mix of 50%-60% equities and 40%-50% fixed income, and (2) assets held in the Retiree Medical Plan Voluntary Employees’ Beneficiary Association (VEBA) trust, which are substantially all invested in fixed income securities and cash. Members of the EBRC formally review the investment risk and performance of these assets on a quarterly basis.

Projected Benefit Payments
Future benefits that we expect to pay under the pension and other benefit plans are presented in Table 22.7.

Table 22.7: Projected Benefit Payments

	Pension benefits
(in millions)	Qualified	Non- qualified	Other benefits
Period ended December 31,
2025	$714	38	34
2026	670	37	29
2027	648	36	28
2028	631	33	26
2029	627	32	25
2030-2034	2,915	133	105

168	Wells Fargo & Company

Fair Value of Plan Assets
Table 22.8 presents the classification of the fair value of the combined pension plan and other benefit plan assets in the fair value hierarchy. See Note 15 (Fair Value Measurements) for a description of the fair value hierarchy, including a summary of valuation methodologies used for assets measured at fair value. Level 3 assets were insignificant.
Table 22.8: Pension and Other Benefit Plan Assets

(in millions)	Level 1	Level 2	Level 3	Total
December 31, 2024
Debt securities (1)	$1,581	4,561	—	6,142
Equity securities and mutual funds	983	—	—	983
Collective investment funds	—	1,062	—	1,062
Other	2	112	34	148
Total plan investments – excluding investments at NAV	$2,566	5,735	34	8,335
Investments at NAV as a practical expedient (2)				246
Net receivables				51
Total plan assets				$8,632
December 31, 2023
Debt securities (1)	$1,507	4,932	—	6,439
Equity securities and mutual funds	922	—	—	922
Collective investment funds	—	1,110	—	1,110
Other	3	128	34	165
Total plan investments – excluding investments at NAV	$2,432	6,170	34	8,636
Investments at NAV as a practical expedient (2)				264
Net receivables				231
Total plan assets				$9,131
(1)Level 1 includes securities of the U.S. Treasury and Level 2 includes corporate debt securities.
(2)Investments that are measured using the non-published net asset value (NAV) per share (or its equivalent) as a practical expedient are excluded from the fair value hierarchy.
Defined Contribution Retirement Plans
We sponsor a qualified defined contribution retirement plan, the Wells Fargo & Company 401(k) Plan (401(k) Plan). The 401(k) Plan allows eligible employees to contribute up to 50% of their certified compensation, subject to statutory limits, and to receive matching contributions from the Company, up to 6% of their certified compensation. The Company also provides a non-discretionary base contribution to the 401(k) Plan of 1% of certified compensation for eligible employees with annual compensation of less than $75,000. Eligible employees are 100% vested in their matching contributions and base contributions after three years of service. Matching and base contributions are made annually at year end.
Total defined contribution retirement plan expenses were $1.0 billion in 2024, 2023, and 2022.
The 401(k) Plan includes an Employee Stock Ownership Plan (ESOP) fund as an investment option. We have previously loaned money to the 401(k) Plan to purchase the Company's ESOP Preferred Stock that was convertible into common stock over time as the loans were repaid. The Company’s annual contribution to the 401(k) Plan, as well as dividends received on unreleased shares, were used to make payments on the loans. As the loans were repaid, shares were released from the unallocated reserve of the 401(k) Plan. Unreleased shares were reflected as unearned ESOP shares in our stockholders’ equity. Also, dividends on unreleased common stock or ESOP Preferred Stock did not reduce retained earnings, and the unreleased shares were not considered to be common stock equivalents for computing earnings per share.
In October 2022, we redeemed all outstanding shares of our ESOP Preferred Stock in exchange for shares of the Company’s common stock. At December 31, 2022, there were 10 million unreleased shares of the Company’s common stock with an estimated fair value of $427 million. In October 2023, the 401(k) Plan fully repaid all loans to the Company, which resulted in the release of the shares from the unallocated reserve of the 401(k) Plan and allocated to the 401(k) Plan participants. Dividends on these allocated common shares reduced retained earnings, and the shares are considered outstanding for computing earnings per share.

Wells Fargo & Company	169

Note 23: Income Taxes
Table 23.1 presents the components of income tax expense (benefit).
Table 23.1: Income Tax Expense (Benefit)

	Year ended December 31,
(in millions)	2024	2023	2022
Current:
U.S. Federal (1)	$3,697	2,883	888
U.S. State and local	268	(453)	(45)
Non-U.S.	345	227	169
Total current	4,310	2,657	1,012
Deferred:
U.S. Federal	(737)	(662)	767
U.S. State and local	(131)	586	481
Non-U.S.	(43)	26	(9)
Total deferred	(911)	(50)	1,239
Total	$3,399	2,607	2,251
(1)Prior period balances do not reflect accounting changes related to our adoption of ASU 2023-02, effective January 1, 2024. For additional information, see Note 1 (Summary of Significant Accounting Policies) and Note 16 (Securitizations and Variable Interest Entities).
Table 23.2 reconciles the statutory federal income tax rate to the effective income tax rate. Our effective tax rate is calculated by dividing income tax expense (benefit) by income before income tax expense (benefit) less the net income (loss) from noncontrolling interests.

Table 23.2: Effective Income Tax Expense (Benefit) and Rate

	December 31,
	2024		2023		2022
(in millions)	Amount	Rate	Amount	Rate	Amount	Rate
Statutory federal income tax expense and rate	$4,855	21.0%	$4,567	21.0%	$3,345	21.0%
Change in tax rate resulting from:
State and local taxes on income, net of federal income tax benefit	549	2.4	855	3.9	581	3.7
Tax-exempt interest	(294)	(1.3)	(308)	(1.4)	(321)	(2.0)
Tax credits, net of amortization (1)	(964)	(4.2)	(1,546)	(7.1)	(1,264)	(8.0)
Nondeductible expenses (2)	239	1.0	214	1.0	560	3.5
Changes in prior year unrecognized tax benefits, inclusive of interest	(819)	(3.5)	(1,009)	(4.6)	(503)	(3.2)
Other	(167)	(0.7)	(166)	(0.8)	(147)	(0.9)
Effective income tax expense and rate	$3,399	14.7%	$2,607	12.0%	$2,251	14.1%
(1)Includes impacts of affordable housing and renewable energy tax credit investments. Prior period balances do not reflect accounting changes related to our adoption of ASU 2023-02, effective January 1, 2024. For additional information, see Note 1 (Summary of Significant Accounting Policies) and Note 16 (Securitizations and Variable Interest Entities).
(2)Includes amounts related to nondeductible litigation and regulatory accruals in all years presented.

170	Wells Fargo & Company

The tax effects of our temporary differences that gave rise to significant portions of our deferred tax assets and liabilities are presented in Table 23.3.
Table 23.3: Net Deferred Taxes

(in millions)	Dec 31, 2024	Dec 31, 2023
Deferred tax assets
Net operating loss and tax credit carryforwards	$4,721	4,369
Allowance for credit losses	3,580	3,648
Deferred compensation and employee benefits	3,194	3,201
Net unrealized losses on debt securities	2,881	2,784
Capitalized research expenses	1,653	1,389
Accrued expenses	1,187	1,416
Lease liabilities	1,104	1,011
Basis difference in investments	720	—
Other	1,070	962
Total deferred tax assets	20,110	18,780
Deferred tax assets valuation allowance	(162)	(222)
Deferred tax liabilities
Mark to market, net	(12,235)	(12,571)
Leasing and fixed assets	(2,818)	(2,794)
Mortgage servicing rights	(1,264)	(1,552)
Right-of-use assets	(930)	(818)
Intangible assets	(899)	(874)
Basis difference in investments	—	(60)
Other	(683)	(520)
Total deferred tax liabilities	(18,829)	(19,189)
Net deferred tax asset (liability) (1)	$1,119	(631)
(1)The net deferred tax asset (liability) is included in other assets and accrued expenses and other liabilities, respectively.

Deferred taxes related to net unrealized gains (losses) on debt securities, net unrealized gains (losses) on derivatives, foreign currency translation, and employee benefit plan adjustments are recorded in accumulated OCI. See Note 25 (Other Comprehensive Income) for additional information.
We have determined that a valuation allowance is required for 2024 in the amount of $162 million, attributable to deferred tax assets in various state and non-U.S. jurisdictions where we believe it is more likely than not that these deferred tax assets will not be realized due to lack of sources of taxable income, limitations on carryback of losses or credits and the inability to implement tax planning to realize these deferred tax assets. We have concluded that it is more likely than not that the remaining deferred tax assets will be realized based on our history of earnings, sources of taxable income in carryback periods, and our ability to implement tax planning strategies.
Table 23.4 presents the components of the deferred tax assets related to net operating loss (NOL) and tax credit carryforwards at December 31, 2024. If not utilized, carryforwards mostly expire in varying amounts through December 31, 2044, with the exception of U.S. Federal corporate alternative minimum tax credits that do not expire.

Table 23.4: Deferred Tax Assets Related To Net Operating Loss and Tax Credit Carryforwards

(in millions)	Dec 31, 2024
U.S. Federal tax credits	$4,415
U.S. State NOLs and credits	237
Non-U.S. NOLs and credits	69
Total net operating loss and tax credit carryforwards	$4,721
Wells Fargo has determined that it will continue to indefinitely reinvest outside the U.S. all or a portion of the unremitted earnings of certain foreign subsidiaries. We do not intend to distribute these earnings in a manner that would be taxable in the U.S. and intend to limit distributions to non-U.S. earnings previously taxed in the U.S. or, that would qualify for the 100% dividends received deduction. Where we intend to distribute a portion of the unremitted earnings, we have accrued the applicable tax impacts. All other undistributed non-U.S. earnings will continue to be permanently reinvested outside the U.S. and the related tax liability on these earnings is insignificant.
Table 23.5 presents the change in unrecognized tax benefits.

Table 23.5: Change in Unrecognized Tax Benefits

	Year ended December 31,
(in millions)	2024	2023
Balance, beginning of period	$4,114	5,437
Additions:
For tax positions related to the current year	292	246
For tax positions related to prior years	140	352
Reductions:
For tax positions related to prior years	(1,354)	(765)
Lapse of statute of limitations	(44)	(389)
Settlements with tax authorities	(43)	(767)
Balance, end of period	$3,105	4,114
Of the $3.1 billion of unrecognized tax benefits at December 31, 2024, approximately $2.0 billion would, if recognized, affect the effective tax rate. The remaining $1.1 billion of unrecognized tax benefits relates to income tax positions on temporary differences.
We account for interest and penalties related to income tax liabilities as a component of income tax expense. As of December 31, 2024 and 2023, we have accrued receivables of approximately $53 million and $29 million, respectively, for interest and penalties. In 2024 and 2023, we recognized income tax benefit, net of tax, of $199 million and $325 million, respectively, related to interest and penalties.
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
Table 23.6 summarizes our major tax jurisdiction examination status as of December 31, 2024.

Table 23.6: Tax Examination Status

Jurisdiction	Tax Year(s)	Status
United States	2015-2016	Administrative appeals
United States	2017-2022	Field examination
California	2015-2020	Field examination
New York State	2017-2019	Field examination
New York City	2017-2019	Field examination

Wells Fargo & Company	171

Note 24: Earnings and Dividends Per Common Share
Table 24.1 shows earnings per common share and diluted earnings per common share and reconciles the numerator and denominator of both earnings per common share calculations.
See the Consolidated Statement of Changes in Equity and
Note 12 (Common Stock and Stock Plans) for information about stock and options activity.
Table 24.1: Earnings Per Common Share Calculations

	Year ended December 31,
(in millions, except per share amounts)	2024	2023	2022
Wells Fargo net income	$19,722	19,142	13,677
Less: Preferred stock dividends and other (1)	1,116	1,160	1,115
Wells Fargo net income applicable to common stock (numerator)	$18,606	17,982	12,562
Earnings per common share
Average common shares outstanding (denominator)	3,426.1	3,688.3	3,805.2
Per share	$5.43	4.88	3.30
Diluted earnings per common share
Average common shares outstanding	3,426.1	3,688.3	3,805.2
Add: Restricted share rights (2)	41.5	32.1	31.8
Diluted average common shares outstanding (denominator)	3,467.6	3,720.4	3,837.0
Per share	$5.37	4.83	3.27
(1)Includes costs associated with any preferred stock redemption.
(2)Calculated using the treasury stock method.
Table 24.2 presents the outstanding securities that were anti-dilutive and therefore not included in the calculation of diluted earnings per common share.
Table 24.2: Outstanding Anti-Dilutive Securities

	Weighted-average shares
	Year ended December 31,
(in millions)	2024	2023	2022
Convertible Preferred Stock, Series L (1)	25.3	25.3	25.3
Restricted share rights (2)	0.1	0.1	0.2
(1)    Calculated using the if-converted method.
(2)    Calculated using the treasury stock method.
Table 24.3 presents dividends declared per common share.
Table 24.3: Dividends Declared Per Common Share

	Year ended December 31,
	2024	2023	2022
Per common share	$1.50	1.30	1.10

172	Wells Fargo & Company

Note 25: Other Comprehensive Income
Table 25.1 provides the components of other comprehensive income (OCI), reclassifications to net income by income statement line item, and the related tax effects. Income tax effects are reclassified from accumulated OCI to net income in the same period as the related pre-tax amount.
Table 25.1: Summary of Other Comprehensive Income

	Twelve months ended December 31,
	2024			2023			2022
(in millions)	Before tax	Tax effect	Net of tax	Before tax	Tax effect	Net of tax	Before tax	Tax effect	Net of tax
Debt securities:
Net unrealized gains (losses) arising during the period	$(1,824)	449	(1,375)	1,136	(278)	858	(14,320)	3,526	(10,794)
Reclassification of net (gains) losses to net income	1,437	(354)	1,083	549	(136)	413	391	(97)	294
Net change	(387)	95	(292)	1,685	(414)	1,271	(13,929)	3,429	(10,500)
Derivatives and hedging activities:
Fair Value Hedges:
Change in fair value of excluded components on fair value hedges (1)	20	(5)	15	22	(6)	16	87	(21)	66
Cash Flow Hedges:
Net unrealized gains (losses) arising during the period on cash flow hedges	(1,223)	302	(921)	(201)	50	(151)	(1,541)	381	(1,160)
Reclassification of net (gains) losses to net income	847	(209)	638	724	(178)	546	6	(2)	4
Net change	(356)	88	(268)	545	(134)	411	(1,448)	358	(1,090)
Defined benefit plans adjustments:
Net actuarial and prior service gains (losses) arising during the period	99	(24)	75	(22)	5	(17)	(141)	35	(106)
Reclassification of amounts to noninterest expense (2)	109	(24)	85	109	(24)	85	343	(83)	260
Net change	208	(48)	160	87	(19)	68	202	(48)	154
Debit valuation adjustments (DVA) and other:
Net unrealized gains (losses) arising during the period	(40)	9	(31)	(38)	9	(29)	73	(15)	58
Reclassification of net (gains) losses to net income	—	—	—	—	—	—	—	—	—
Net change	(40)	9	(31)	(38)	9	(29)	73	(15)	58
Foreign currency translation adjustments:
Net unrealized gains (losses) arising during the period	(163)	(2)	(165)	65	(2)	63	(233)	(3)	(236)
Reclassification of net (gains) losses to net income	—	—	—	—	—	—	—	—	—
Net change	(163)	(2)	(165)	65	(2)	63	(233)	(3)	(236)
Other comprehensive income (loss)	$(738)	142	(596)	2,344	(560)	1,784	(15,335)	3,721	(11,614)
Less: Other comprehensive income from noncontrolling interests, net of tax			—			2			2
Wells Fargo other comprehensive income (loss), net of tax			$(596)			1,782			(11,616)
(1)Represents changes in fair value of cross-currency swaps attributable to changes in cross-currency basis spreads, which are excluded from the assessment of hedge effectiveness and recorded in other comprehensive income.
(2)These items are included in the computation of net periodic benefit cost. See Note 22 (Employee Benefits) for additional information.

Wells Fargo & Company	173

Note 25: Other Comprehensive Income (continued)
Table 25.2 provides the accumulated OCI balance activity on an after-tax basis.

Table 25.2: Accumulated OCI Balances

(in millions)	Debt securities (1)	Fair value hedges (2)	Cash flow hedges (3)	Defined benefit plans adjustments	Debit valuation adjustments (DVA) and other	Foreign currency translation adjustments	Accumulated other comprehensive income (loss)
Balance, December 31, 2021	$665	(143)	(27)	(2,055)	—	(142)	(1,702)
Transition adjustment	—	—	—	—	(44)	—	(44)
Balance, January 1, 2022	665	(143)	(27)	(2,055)	(44)	(142)	(1,746)
Net unrealized gains (losses) arising during the period	(10,794)	66	(1,160)	(106)	58	(236)	(12,172)
Amounts reclassified from accumulated other comprehensive income	294	—	4	260	—	—	558
Net change	(10,500)	66	(1,156)	154	58	(236)	(11,614)
Less: Other comprehensive loss from noncontrolling interests	—	—	—	—	—	2	2
Balance, December 31, 2022	(9,835)	(77)	(1,183)	(1,901)	14	(380)	(13,362)
Net unrealized gains (losses) arising during the period	858	16	(151)	(17)	(29)	63	740
Amounts reclassified from accumulated other comprehensive income	413	—	546	85	—	—	1,044
Net change	1,271	16	395	68	(29)	63	1,784
Less: Other comprehensive loss from noncontrolling interests	—	—	—	—	—	2	2
Balance, December 31, 2023	(8,564)	(61)	(788)	(1,833)	(15)	(319)	(11,580)
Net unrealized gains (losses) arising during the period	(1,375)	15	(921)	75	(31)	(165)	(2,402)
Amounts reclassified from accumulated other comprehensive income	1,083	—	638	85	—	—	1,806
Net change	(292)	15	(283)	160	(31)	(165)	(596)
Less: Other comprehensive income from noncontrolling interests	—	—	—	—	—	—	—
Balance, December 31, 2024	$(8,856)	(46)	(1,071)	(1,673)	(46)	(484)	(12,176)
(1)At December 31, 2024, 2023, and 2022, accumulated other comprehensive loss includes unamortized after-tax unrealized losses of $3.1 billion, $3.5 billion, and $3.7 billion, respectively, associated with the transfer of securities from AFS to HTM. These amounts are subsequently amortized into earnings over the same period as the related unamortized premiums and discounts.
(2)Substantially all of the amounts for fair value hedges are foreign exchange contracts.
(3)Substantially all of the amounts for cash flow hedges are interest rate contracts.

174	Wells Fargo & Company

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
Table 26.1: Regulatory Capital Information

	Wells Fargo & Company					Wells Fargo Bank, N.A.
	Standardized Approach			Advanced Approach		Standardized Approach			Advanced Approach
(in millions, except ratios)	Dec 31, 2024		Dec 31, 2023	Dec 31, 2024	Dec 31, 2023	Dec 31, 2024		Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Regulatory capital:
Common Equity Tier 1	$134,588		140,783	134,588	140,783	145,651		142,108	145,651	142,108
Tier 1	152,866		159,823	152,866	159,823	145,651		142,108	145,651	142,108
Total	184,638		193,061	174,446	182,726	167,936		165,634	158,021	155,560
Assets:
Risk-weighted assets	1,216,146		1,231,668	1,085,017	1,114,281	1,113,190		1,137,605	916,135	956,545
Adjusted average assets (1)	1,891,333		1,880,981	1,891,333	1,880,981	1,669,946		1,682,199	1,669,946	1,682,199
Regulatory capital ratios:
Common Equity Tier 1 capital	11.07%	*	11.43	12.40	12.63	13.08	*	12.49	15.90	14.86
Tier 1 capital	12.57	*	12.98	14.09	14.34	13.08	*	12.49	15.90	14.86
Total capital	15.18	*	15.67	16.08	16.40	15.09	*	14.56	17.25	16.26
Required minimum capital ratios:
Common Equity Tier 1 capital	9.80		8.90	8.50	8.50	7.00		7.00	7.00	7.00
Tier 1 capital	11.30		10.40	10.00	10.00	8.50		8.50	8.50	8.50
Total capital	13.30		12.40	12.00	12.00	10.50		10.50	10.50	10.50
	Wells Fargo & Company					Wells Fargo Bank, N.A.
	December 31, 2024			December 31, 2023		December 31, 2024			December 31, 2023
Regulatory leverage:
Total leverage exposure (2)	$2,267,641			2,253,933		2,033,458			2,048,633
Supplementary leverage ratio (2)	6.74%			7.09		7.16			6.94
Tier 1 leverage ratio (1)	8.08			8.50		8.72			8.45
Required minimum leverage:
Supplementary leverage ratio	5.00			5.00		6.00			6.00
Tier 1 leverage ratio	4.00			4.00		4.00			4.00
*Denotes the binding ratio under the Standardized and Advanced Approaches at December 31, 2024.
(1)Adjusted average assets consists of total quarterly average assets less goodwill and other permitted Tier 1 capital deductions. The Tier 1 leverage ratio consists of Tier 1 capital divided by total quarterly average assets, excluding goodwill and certain other items as determined under capital rule requirements.
(2)The supplementary leverage ratio consists of Tier 1 capital divided by total leverage exposure. Total leverage exposure consists of total consolidated assets adjusted for certain off-balance sheet exposures, goodwill, and other permitted Tier 1 capital deductions.
At December 31, 2024, the Common Equity Tier 1 (CET1), Tier 1 and Total capital ratio requirements for the Company included a global systemically important bank (G-SIB) surcharge of 1.50% and a countercyclical buffer of 0.00%. In addition, these ratios included a stress capital buffer of 3.80% under the Standardized Approach and a capital conservation buffer of 2.50% under the Advanced Approach. The Company is required to maintain these risk-based capital ratios and to maintain a supplementary leverage ratio (SLR) that included a supplementary leverage buffer of 2.00% to avoid restrictions on capital distributions and discretionary bonus payments. The CET1, Tier 1 and Total capital ratio requirements for the Bank included a capital conservation buffer of 2.50% under both the Standardized and Advanced Approaches. The G-SIB surcharge and countercyclical buffer are not applicable to the Bank. At December 31, 2024, the Bank and our other insured depository institutions were considered well-capitalized under the requirements of the Federal Deposit Insurance Act.
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

Wells Fargo & Company	175

Note 26: Regulatory Capital Requirements and Other Restrictions (continued)
repurchase decisions in the FRB’s SR Letter 15-18. The Parent’s ability to make certain capital distributions is subject to the requirements of the capital plan rule and is also subject to the Parent meeting or exceeding certain regulatory capital minimums.
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
Additionally, federal laws and regulations limit, and regulators can impose additional limitations on, the dividends that a national bank may pay. Dividends that may be paid by a national bank without the express approval of the Office of the Comptroller of the Currency (OCC) are generally limited to that bank’s retained net income for the preceding two calendar years plus net income up to the date of any dividend declaration in the current calendar year. Retained net income, as defined by the OCC, consists of net income less dividends declared during the period. Our national bank subsidiaries could have declared additional dividends of $5.8 billion in aggregate at December 31, 2024, without obtaining prior regulatory approval. We have elected to retain higher capital at our national bank subsidiaries to meet internal capital targets and regulatory requirements.
Our nonbank subsidiaries are also limited by certain federal and state statutory provisions and regulations covering the amount of dividends that may be paid in any given year. In addition, we have entered into a Support Agreement dated June 28, 2017, as amended and restated on June 26, 2019, among Wells Fargo & Company, the parent holding company (Parent), WFC Holdings, LLC, an intermediate holding company and subsidiary of the Parent (IHC), the Bank, Wells Fargo Securities, LLC, Wells Fargo Clearing Services, LLC, and certain other subsidiaries of the Parent designated from time to time as material entities for resolution planning purposes or identified from time to time as related support entities in our resolution plan, pursuant to which the IHC may be restricted from making dividend payments to the Parent if certain liquidity and/or capital metrics fall below defined triggers or if the Parent’s board of directors authorizes it to file a case under the U.S. Bankruptcy Code. Based on retained earnings at December 31, 2024, our nonbank subsidiaries could have declared additional dividends of $23.9 billion in aggregate at December 31, 2024, without obtaining prior regulatory approval.

Cash Restrictions
Cash and cash equivalents may be restricted as to usage or withdrawal. Table 26.2 provides a summary of restrictions on cash and cash equivalents.
Table 26.2: Nature of Restrictions on Cash and Cash Equivalents

(in millions)	Dec 31, 2024	Dec 31, 2023
Reserve balance for non-U.S. central banks	$188	230
Segregated for benefit of brokerage customers under federal and other brokerage regulations	1,035	986

176	Wells Fargo & Company

Note 27: Parent-Only Financial Statements
The following tables present Parent-only condensed financial statements.

Table 27.1: Parent-Only Statement of Income

	Year ended December 31,
(in millions)	2024	2023	2022
Income
Dividends from subsidiaries	$18,600	22,300	14,590
Interest income from subsidiaries	11,199	10,845	4,759
Other income	527	217	(51)
Total income	30,326	33,362	19,298
Expense
Interest expense:
Indebtedness to nonbank subsidiaries	2,291	2,567	1,124
Long-term debt	11,033	9,909	4,994
Noninterest expense	1,151	504	2,043
Total expense	14,475	12,980	8,161
Income before income tax benefit and equity in undistributed income of subsidiaries	15,851	20,382	11,137
Income tax benefit	(1,747)	(1,076)	(1,497)
Equity in undistributed income of subsidiaries	2,124	(2,316)	1,043
Net income	$19,722	19,142	13,677
Other comprehensive income (loss) (1)	(596)	1,782	(11,616)
Total comprehensive income	$19,126	20,924	2,061
(1)Includes other comprehensive income (loss) of subsidiaries, particularly related to debt securities.

Table 27.2: Parent-Only Balance Sheet

(in millions)	Dec 31, 2024	Dec 31, 2023
Assets
Cash, cash equivalents, and restricted cash due from subsidiary banks	$20,991	15,856
Loans to nonbank subsidiaries	185,269	187,306
Investments in subsidiaries (1)	162,913	161,698
Other	10,331	11,327
Total assets	$379,504	376,187
Liabilities and equity
Accrued expenses and other liabilities	$8,380	8,933
Long-term debt	146,851	148,053
Indebtedness to nonbank subsidiaries	45,153	33,466
Total liabilities	200,384	190,452
Stockholders’ equity	179,120	185,735
Total liabilities and equity	$379,504	376,187
(1)Includes indirect ownership of bank subsidiaries with equity of $169.6 billion and $166.3 billion at December 31, 2024 and 2023, respectively.

Wells Fargo & Company	177

Note 27: Parent-Only Financial Statements (continued)
Table 27.3: Parent-Only Statement of Cash Flows

	Year ended December 31,
(in millions)	2024	2023	2022
Cash flows from operating activities:
Net cash provided (used) by operating activities	$18,308	25,972	(4,575)
Cash flows from investing activities:
Loans:
Capital notes and term loans made to subsidiaries	(3,904)	(5,420)	(3,567)
Principal collected on notes/loans made to subsidiaries	4,510	1,730	4,062
Other, net	1	40	(268)
Net cash provided (used) by investing activities	607	(3,650)	227
Cash flows from financing activities:
Net increase (decrease) in short-term borrowings and indebtedness to subsidiaries	11,687	(14,238)	8,153
Long-term debt:
Proceeds from issuance	17,518	19,070	26,520
Repayment	(15,684)	(9,311)	(17,618)
Preferred stock:
Proceeds from issuance	1,997	1,722	—
Redeemed	(2,840)	(1,725)	—
Cash dividends paid	(1,099)	(1,141)	(1,115)
Common stock:
Repurchased	(19,448)	(11,851)	(6,033)
Cash dividends paid	(5,133)	(4,789)	(4,178)
Other, net	(778)	(374)	(344)
Net cash provided (used) by financing activities	(13,780)	(22,637)	5,385
Net change in cash, cash equivalents, and restricted cash	5,135	(315)	1,037
Cash, cash equivalents, and restricted cash at beginning of period	15,856	16,171	15,134
Cash, cash equivalents, and restricted cash at end of period	$20,991	15,856	16,171

178	Wells Fargo & Company

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Wells Fargo & Company:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and subsidiaries (the Company) as of December 31, 2024 and 2023, the related consolidated statement of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 25, 2025 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
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

Assessment of the allowance for credit losses for loans (ACL)
As discussed in Note 5 to the consolidated financial statements, the Company’s ACL as of December 31, 2024 was $14.6 billion. As discussed in Note 1, the Company estimates its current expected life-time credit losses. The ACL includes the measurement of expected credit losses on a collective basis for those loans that share similar risk characteristics and on an individual basis for those loans that do not share similar risk characteristics. The Company estimated the ACL for collectively evaluated commercial loans by applying probability of default and severity of loss estimates to an expected exposure at default. The probability of default and severity of loss estimates are statistically derived utilizing credit loss models based on historical observations of default and losses after default for each credit risk rating. The Company estimated the ACL for collectively evaluated consumer loans utilizing credit loss models which estimate expected credit losses in the portfolio based on historical experience of probability of default and severity of loss estimates to an expected exposure at default. The Company’s credit loss models utilize economic variables, including economic assumptions forecast over a reasonable and supportable forecast period. The Company forecasts multiple economic scenarios and applies weighting to the scenarios that are used to estimate expected credit losses. After the reasonable and supportable forecast period, the Company reverts over the reversion period to the long-term average for the forecasted economic variables based on historical observations over multiple economic cycles. The Company estimated the ACL for individually evaluated commercial loans using discounted cash flow (DCF) or fair value of collateral methods. A portion of the ACL is comprised of adjustments for qualitative factors which may not be adequately captured in the loss models.

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

Wells Fargo & Company	179

qualitative factors that may not be adequately captured in the loss models. The assessment included an evaluation of the conceptual soundness and performance of certain credit loss and economic forecasting models. The assessment also encompassed the evaluation of the DCF, and fair value of collateral methods and assumptions used to estimate the ACL for individually evaluated commercial real estate (CRE) loans. In addition, auditor judgment was required to evaluate the sufficiency of audit evidence obtained.

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
We evaluated the Company’s process to develop the estimate by testing certain sources of data and assumptions that the Company used and considered the relevance and reliability of such data and assumptions. In addition, we involved credit risk professionals with specialized skills and knowledge who assisted in:
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

180	Wells Fargo & Company

Assessment of the valuation of residential mortgage servicing rights (MSRs)
As discussed in Note 6 to the consolidated financial statements, the Company’s residential MSR asset as of December 31, 2024 was $6.8 billion on an underlying loan servicing portfolio of $488 billion. As discussed in Notes 1, 6, and 15, the Company carries its residential MSRs at fair value on a recurring basis. The Company recognizes MSRs when it retains servicing rights in connection with the sale or securitization of loans it originates and has elected to carry its residential MSRs at fair value with periodic changes reflected in earnings. The Company uses a valuation model for determining fair value that calculates the present value of estimated future net servicing income, which incorporates inputs and assumptions that market participants use in estimating a fair value. These inputs and assumptions include discount rates, prepayment rates (blend of prepayment speeds and expected defaults), estimated costs to service (including delinquency and foreclosure costs), escrow account earnings, contractual servicing fee income, ancillary income and late fees. The estimated fair value of MSRs is periodically benchmarked to independent appraisals.

We identified the assessment of the valuation of residential MSRs as a critical audit matter. A high degree of audit effort, including specialized skills and knowledge, and subjective and complex auditor judgment was involved in the assessment of the MSRs. Specifically, there was a high degree of subjectivity used to evaluate the valuation model and the following assumptions because they are unobservable and the sensitivity of changes to those assumptions had a significant effect on the valuation: (1) prepayment rates, (2) discount rates, and (3) costs to service. There was also a high degree of subjectivity and potential for management bias related to updates made to significant assumptions due to changes in market conditions, mortgage interest rates, or servicing standards.
The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the assessment of the valuation of residential MSRs, including controls over the:
•assessment of the valuation model
•evaluation of the significant assumptions (prepayment rates, discount rates, and costs to service) used in determining the MSR fair value
•comparison of the MSR fair value to independent appraisals and market events.

We evaluated the Company’s process to develop the MSR fair value by testing certain sources of data and assumptions that the Company used and considered the relevance and reliability of such data and assumptions. In addition, we involved valuation professionals with specialized skills and knowledge who assisted in:
•evaluating the design of the valuation model used to estimate the MSR fair value in accordance with relevant U.S. generally accepted accounting principles
•evaluating significant assumptions based on an analysis of backtesting results and a comparison of significant assumptions to available data for comparable entities and independent appraisal
•assessing significant assumption updates made during the year by considering backtesting results, market events, independent appraisal, and other circumstances that a market participant would have expected to be incorporated in the valuation.

Assessment of goodwill impairment
As discussed in Note 7 to the consolidated financial statements, the Company’s goodwill balance as of December 31, 2024 was $25.2 billion. As discussed in Note 1, the Company tests goodwill for impairment annually in the fourth quarter, or more frequently if events or circumstances indicate that the carrying value of goodwill may be impaired, by comparing the fair value of the reporting unit with its carrying amount, including goodwill. Management estimates the fair value of its reporting units using both an income approach and a market approach. The income approach is a discounted cash flow (DCF) analysis that incorporates assumptions including financial forecasts, a terminal value based on an assumed long-term growth rate, and a discount rate. The financial forecasts include future expectations of economic conditions and balance sheet changes, and considerations related to future business activities. The forecasted cash flows are discounted using a rate derived from a capital asset pricing model which produces an estimated cost of equity to the reporting unit. The market approach utilizes observable market data from comparable publicly traded companies and incorporates assumptions including the selection of comparable companies and a control premium representative of management’s expectation of a hypothetical acquisition of the reporting unit.

We identified the assessment of goodwill impairment for the Consumer Lending reporting unit, which had $7.1 billion of allocated goodwill as of December 31, 2024, as a critical audit matter. A high degree of audit effort, including specialized skills and knowledge, and subjective and complex auditor judgment was involved in the assessment. Specifically, the assessment encompassed the evaluation of certain assumptions used in the DCF analysis to estimate the fair value of the reporting unit, including (1) the future expectations of balance sheet changes and business activities used in the financial forecast and (2) the discount rate.

Wells Fargo & Company	181

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
We evaluated the reasonableness of the financial forecast assumption for the reporting unit by evaluating historical performance and economic trends. We also evaluated the consistency of the financial forecast assumption by comparing the forecast to other analyses used by the Company and inquiries performed of senior management regarding the strategic plans for the reporting unit, including future expectations of balance sheet changes and business activities. We compared historical financial forecasts to actual results to assess the Company’s ability to accurately forecast. In addition, we involved valuation professionals with specialized skills and knowledge who assisted in:
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

We have served as the Company’s auditor since 1931.

Charlotte, North Carolina
February 25, 2025

182	Wells Fargo & Company

Quarterly Financial Data
Condensed Consolidated Statement of Income – Quarterly (Unaudited)
	2024				2023
	Quarter ended				Quarter ended
(in millions, except per share amounts)	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Interest income	$22,055	22,998	22,884	22,840	22,839	22,093	20,830	19,356
Interest expense	10,219	11,308	10,961	10,613	10,068	8,988	7,667	6,020
Net interest income	11,836	11,690	11,923	12,227	12,771	13,105	13,163	13,336
Noninterest income
Deposit and lending-related fees	1,625	1,675	1,618	1,597	1,568	1,551	1,517	1,504
Investment advisory and other asset-based fees	2,566	2,463	2,415	2,331	2,169	2,224	2,163	2,114
Commissions and brokerage services fees	635	646	614	626	619	567	570	619
Investment banking fees	725	672	641	627	455	492	376	326
Card fees	1,084	1,096	1,101	1,061	1,027	1,098	1,098	1,033
Mortgage banking	294	280	243	230	202	193	202	232
Net gains from trading and securities	1,217	1,248	1,522	1,447	1,105	1,246	1,032	985
Other	396	596	612	717	562	381	412	580
Total noninterest income	8,542	8,676	8,766	8,636	7,707	7,752	7,370	7,393
Total revenue	20,378	20,366	20,689	20,863	20,478	20,857	20,533	20,729
Provision for credit losses	1,095	1,065	1,236	938	1,282	1,197	1,713	1,207
Noninterest expense
Personnel	9,071	8,591	8,575	9,492	9,181	8,627	8,606	9,415
Technology, telecommunications and equipment	1,282	1,142	1,106	1,053	1,076	975	947	922
Occupancy	789	786	763	714	740	724	707	713
Operating losses	338	293	493	633	355	329	232	267
Professional and outside services	1,237	1,130	1,139	1,101	1,242	1,310	1,304	1,229
Advertising and promotion	243	205	224	197	259	215	184	154
Other	940	920	993	1,148	2,933	933	1,007	976
Total noninterest expense	13,900	13,067	13,293	14,338	15,786	13,113	12,987	13,676
Income before income tax expense (benefit)	5,383	6,234	6,160	5,587	3,410	6,547	5,833	5,846
Income tax expense (benefit)	120	1,064	1,251	964	(100)	811	930	966
Net income before noncontrolling interests	5,263	5,170	4,909	4,623	3,510	5,736	4,903	4,880
Less: Net income (loss) from noncontrolling interests	184	56	(1)	4	64	(31)	(35)	(111)
Wells Fargo net income	$5,079	5,114	4,910	4,619	3,446	5,767	4,938	4,991
Less: Preferred stock dividends and other	278	262	270	306	286	317	279	278
Wells Fargo net income applicable to common stock	$4,801	4,852	4,640	4,313	3,160	5,450	4,659	4,713
Per share information
Earnings per common share	$1.45	1.43	1.35	1.21	0.87	1.49	1.26	1.24
Diluted earnings per common share	1.43	1.42	1.33	1.20	0.86	1.48	1.25	1.23
Average common shares outstanding	3,312.8	3,384.8	3,448.3	3,560.1	3,620.9	3,648.8	3,699.9	3,785.6
Diluted average common shares outstanding	3,360.7	3,425.1	3,486.2	3,600.1	3,657.0	3,680.6	3,724.9	3,818.7

Wells Fargo & Company	183

Glossary of Acronyms

ACL	Allowance for credit losses	GSE	Government-sponsored enterprise
AFS	Available-for-sale	G-SIB	Global systemically important bank
AOCI	Accumulated other comprehensive income	HQLA	High-quality liquid assets
ARM	Adjustable-rate mortgage	HTM	Held-to-maturity
ASU	Accounting Standards Update	LCR	Liquidity coverage ratio
AVM	Automated valuation model	LHFS	Loans held for sale
BCBS	Basel Committee on Banking Supervision	LOCOM	Lower of cost or fair value
BHC	Bank holding company	LTV	Loan-to-value
CCAR	Comprehensive Capital Analysis and Review	MBS	Mortgage-backed securities
CD	Certificate of deposit	MSR	Mortgage servicing right
CECL	Current expected credit loss	NAV	Net asset value
CET1	Common Equity Tier 1	NPA	Nonperforming asset
CFPB	Consumer Financial Protection Bureau	NSFR	Net stable funding ratio
CLO	Collateralized loan obligation	OCC	Office of the Comptroller of the Currency
CRE	Commercial real estate	OCI	Other comprehensive income
CVA	Credit valuation adjustment	OTC	Over-the-counter
DPD	Days past due	ROA	Return on average assets
DVA	Debit valuation adjustment	ROE	Return on average equity
ESOP	Employee Stock Ownership Plan	ROTCE	Return on average tangible common equity
FASB	Financial Accounting Standards Board	RWAs	Risk-weighted assets
FDIC	Federal Deposit Insurance Corporation	SEC	Securities and Exchange Commission
FHA	Federal Housing Administration	S&P	Standard & Poor’s Global Ratings
FHLB	Federal Home Loan Bank	SLR	Supplementary leverage ratio
FHLMC	Federal Home Loan Mortgage Corporation	SOFR	Secured Overnight Financing Rate
FICO	Fair Isaac Corporation (credit rating)	SPE	Special purpose entity
FNMA	Federal National Mortgage Association	TLAC	Total Loss Absorbing Capacity
FRB	Board of Governors of the Federal Reserve System	VA	Department of Veterans Affairs
FVA	Funding valuation adjustment	VaR	Value-at-Risk
GAAP	Generally accepted accounting principles	VIE	Variable interest entity
GNMA	Government National Mortgage Association	WIM	Wealth and Investment Management

184	Wells Fargo & Company